{WS087179v1 } 1 FRANCHISE DISCLOSURE DOCUMENT The Joint Corp. 16767 N. Perimeter Dr., Suite 110 Scottsdale, Arizona 85260 Telephone (480) 245-5960 Website: www.thejoint.com Email: eric.simon@thejoint.com This disclosure document is for the right to own and operate a franchise (“Location Franchise”) in which you will be responsible for operating and/or managing chiropractic clinics (“Clinic(s)”) that specialize in providing chiropractic services to the general public at a specific location under the trademarks “The Joint®”, “The Joint Chiropractic®, “The Joint…the chiropractic place®”, and other marks we authorize (“Marks”). The total investment necessary to begin operation of a The Joint® franchise ranges from $203,797 to $380,697. This includes $40,900 to $40,900 that must be paid to us or an affiliate. This disclosure document (“Disclosure Document”) summarizes certain provisions of your franchise agreement and other information in plain English. Read this Disclosure Document and all accompanying agreements carefully. You must receive this Disclosure Document at least fourteen (14) calendar days before you sign a binding agreement with, or make any payment to us or an affiliate in connection with the proposed franchise sale. Note, however that no government agency has verified the information contained in this document. You may wish to receive your Disclosure Document in another format that is more convenient for you. To discuss the availability of disclosures in different formats, contact Eric Simon at The Joint Corp., 16767 N. Perimeter Dr., Suite 110, Scottsdale, AZ 85260, telephone (480) 245-5960. The terms of your contract will govern your franchise relationship. Don’t rely on the Disclosure Document alone to understand your contract. Read your entire contract carefully. Show your contract and this Disclosure Document to an advisor, like a lawyer or accountant. Buying a franchise is a complex investment. The information in this Disclosure Document can help you make up your mind. More information on franchising, such as “A Consumer’s Guide to Buying a Franchise,” which can help you understand how to use this disclosure document is available from the Federal Trade Commission. You can contact the FTC at 1-877-FTC-HELP or by writing to the FTC at 600 Pennsylvania Avenue NW, Washington, DC 20580. You can also visit the FTC’s home page at www.ftc.gov for additional information on franchising. Call your state agency or visit your public library for other sources of information on franchising. There may be laws on franchising in your state. Ask your state agencies about them. Issuance Date: April 29, 2021 {WS087179v1 } i How to Use this Franchise Disclosure Document Here are some questions you may be asking about buying a franchise and tips on how to find more information: QUESTION WHERE TO FIND INFORMATION How much can I earn? Item 19 may give you information about outlet sales, costs, profits or losses. You should also try to obtain this information from others, like current and former franchisees. You can find their names and contact information in Item 20 or EXHIBIT F. How much will I need to invest? Items 5 and 6 list fees you will be paying to the franchisor or at the franchisor’s direction. Item 7 lists the initial investment to open. Item 8 describes the suppliers you must use. Does the franchisor have the financial ability to provide support to my business? Item 21 or EXHIBIT D includes financial statements. Review these statements carefully. Is the franchise system stable, growing, or shrinking? Item 20 summarizes the recent history of the number of company-owned and franchised outlets. Will my business be the only The Joint business in my area? Item 12 and the “territory” provisions in the franchise agreement describe whether the franchisor and other franchisees can compete with you. Does the franchisor have a troubled legal history? Items 3 and 4 tell you whether the franchisor or its management have been involved in material litigation or bankruptcy proceedings. What’s it like to be a The Joint franchisee? Item 20 or EXHIBIT F lists current and former franchisees. You can contact them to ask about their experiences. What else should I know? These questions are only a few things you should look for. Review all 23 Items and all Exhibits in this disclosure document to better understand this franchise opportunity. See the table of contents. {WS087179v1 } i What You Need To Know About Franchising Generally Continuing responsibility to pay fees. You may have to pay royalties and other fees even if you are losing money. Business model can change. The franchise agreement may allow the franchisor to change its manuals and business model without your consent. These changes may require you to make additional investments in your franchise business or may harm your franchise business. Supplier restrictions. You may have to buy or lease items from the franchisor or a limited group of suppliers the franchisor designates. These items may be more expensive than similar items you could buy on your own. Operating restrictions. The franchise agreement may prohibit you from operating a similar business during the term of the franchise. There are usually other restrictions. Some examples may include controlling your location, your access to customers, what you sell, how you market, and your hours of operation. Competition from franchisor. Even if the franchise agreement grants you a territory, the franchisor may have the right to compete with you in your territory. Renewal. Your franchise agreement may not permit you to renew. Even if it does, you may have to sign a new agreement with different terms and conditions in order to continue to operate your franchise business. When your franchise ends. The franchise agreement may prohibit you from operating a similar business after your franchise ends even if you still have obligations to your landlord or other creditors. Some States Require Registration Your state may have a franchise law, or other law, that requires franchisors to register before offering or selling franchises in the state. Registration does not mean that the state recommends the franchise or has verified the information in this document. To find out if your state has a registration requirement, or to contact your state, use the agency information in EXHIBIT “A”. Your state also may have laws that require special disclosures or amendments be made to your franchise agreement. If so, you should check the State Specific Addenda. See the Table of Contents for the location of the State Specific Addenda. {WS087179v1 } ii Special Risks to Consider About This Franchise Certain states require that the following risk(s) be highlighted: 1. Out-of-State Dispute Resolution. The franchise agreement requires you to resolve disputes with the franchisor by mediation and/or litigation only in Arizona. Out-of-state mediation or litigation may force you to accept a less favorable settlement for disputes. It may also cost more to mediate or litigate with the franchisor in Arizona than in your own state. 2. Spousal Liability. Your spouse must sign a document that makes your spouse liable for all financial obligations under the franchise agreement even though your spouse has no ownership interest in the franchise. This guarantee will place both your and your spouse’s marital and personal assets, perhaps including your house, at risk if your franchise fails. 3. Mandatory Minimum Payments. You must make minimum royalty or advertising fund payments, regardless of your sales levels. Your inability to make the payments, may result in termination of your franchise and loss of your investment. Certain states may require other risks to be highlighted. Check the “State Specific Addenda” (if any) to see whether your state requires other risks to be highlighted.

{WS087179v1 } REQUIRED BY THE STATE OF MICHIGAN The state of Michigan prohibits certain unfair provisions that are sometimes in franchise documents. If any of the following provisions are in these franchise documents, the provisions are void and cannot be enforced against you. (a) A prohibition of the right of a franchisee to join an association of franchisees. (b) A requirement that a franchisee assent to a release, assignment, novation, waiver, or estoppel which deprives a franchisee of rights and protections provided in this act. This shall not preclude a franchisee, after entering into a franchise agreement, from settling any and all claims. (c) A provision that permits a franchisor to terminate a franchise prior to the expiration of its term except for good cause. Good cause shall include the failure of the franchisee to comply with any lawful provision of the franchise agreement and to cure such failure after being given written notice thereof and a reasonable opportunity, which in no event need be more than 30 days, to cure each failure. (d) A provision that permits a franchisor to refuse to renew a franchise without fairly compensating the franchisee by repurchase or other means for the fair market value at the time of expiration of the franchisee’s inventory, supplies, equipment, fixtures, and furnishings. Personalized materials which have no value to the franchisor and inventory, supplies, equipment, fixtures, and furnishings not reasonably required in the conduct of the franchised business are not subject to compensation. This subsection applies only if (i) the term of the franchise is less than 5 years and (ii) the franchisee is prohibited by the franchise or other agreement from continuing to conduct substantially the same business under another trademark, service mark, trade name, logotype, advertising, or other commercial symbol in the same area subsequent to the expiration of the franchise or the franchisee does not receive at least 6 months’ notice of franchisor’s intent not to renew the franchise. (e) A provision that permits the franchisor to refuse to renew a franchise on terms generally available to other franchisees of the same class or type under similar circumstances. This section does not require a renewal provision. (f) A provision requiring that mediation or litigation be conducted outside this state. This shall not preclude the franchisee from entering into an agreement, at the time of mediation, to conduct mediation at a location outside this state. (g) A provision which permits a franchisor to refuse to permit a transfer of ownership of a franchise, except for good cause. This subdivision does not prevent a franchisor from exercising a right of first refusal to purchase the franchise. Good cause shall include, but is not limited to: (i) The failure of the proposed transferee to meet the franchisor’s then-current reasonable qualification or standards. (ii) The fact that the proposed transferee is a competitor of the franchisor or sub-franchisor. (iii) The unwillingness of the proposed transferee to agree in writing to comply with all lawful obligations. (iv) The failure of the franchisee or proposed transferee to pay any sums owing to the franchisor or to cure any default in the franchise agreement existing at the time of the proposed transfer. (h) A provision that requires the franchisee to resell to the franchisor items that are not uniquely identified with the franchisor. This subdivision does not prohibit a provision that grants to a franchisor a right of first refusal to purchase the assets of a franchise on the same terms and conditions as a bona fide third party willing and able to purchase those assets, nor does this subdivision prohibit a provision that grants the franchisor the right to acquire the assets of a franchise for the market or appraised value of such assets if the franchisee has breached the lawful provisions of the franchise agreement and has failed to cure the breach in the manner provided in {WS087179v1 } subdivision (c). (i) A provision which permits the franchisor to directly or indirectly convey, assign, or otherwise transfer its obligations to fulfill contractual obligations to the franchisee unless a provision has been made for providing the required contractual services. The fact that there is a notice of this offering on file with the attorney general does not constitute approval, recommendation, or endorsement by the attorney general. Any questions regarding this notice should be directed to the Attorney General’s Department for the State of Michigan, Consumer Protection Division, Franchise Section, 670 Law Building, 525 W. Ottawa Street, Lansing, Michigan 48913, (517) 373-7117. {WS087179v1 } TABLE OF CONTENTS ITEM PAGE 1. THE FRANCHISOR, AND ANY PARENTS, PREDECESSORS AND AFFILIATES 1 2. BUSINESS EXPERIENCE 7 3. LITIGATION 9 4. BANKRUPTCY 11 5. INITIAL FEES 12 6. OTHER FEES 14 7. ESTIMATED INITIAL INVESTMENT 19 8. RESTRICTIONS ON SOURCES OF PRODUCTS AND SERVICES 23 9. FRANCHISEE’S OBLIGATIONS 26 10. FINANCING 28 11. FRANCHISOR’S ASSISTANCE, ADVERTISING, COMPUTER SYSTEMS AND TRAINING 29 12. TERRITORY 40 13. TRADEMARKS 42 14. PATENTS, COPYRIGHTS AND PROPRIETARY INFORMATION 45 15. OBLIGATION TO PARTICIPATE IN THE ACTUAL OPERATION OF THE FRANCHISE BUSINESS 47 16. RESTRICTIONS ON WHAT THE FRANCHISE OWNER MAY SELL 48 17. RENEWAL, TERMINATION, TRANSFER AND DISPUTE RESOLUTION 49 18. PUBLIC FIGURES 53 19. FINANCIAL PERFORMANCE REPRESENTATIONS 54 20. OUTLETS AND FRANCHISEE INFORMATION 66 21. FINANCIAL STATEMENTS 75 22. CONTRACTS 76 23. RECEIPT 77 EXHIBITS TO DISCLOSURE DOCUMENT: A — STATE ADMINISTRATORS/AGENTS FOR SERVICE OF PROCESS B — FRANCHISE AGREEMENT FOR LOCATION FRANCHISES C — OPERATIONS MANUAL FOR LOCATION FRANCHISES: TABLE OF CONTENTS D — FINANCIAL STATEMENTS OF FRANCHISOR E — CONFIDENTIALITY AGREEMENT F — LIST OF FRANCHISEES G — FORM UCC-1 FINANCING STATEMENT H — MANAGEMENT AGREEMENT I — AMENDMENT TO WAIVE MANAGEMENT AGREEMENT J — STATE-SPECIFIC DISCLOSURES K — REQUIRED VENDOR AGREEMENTS L — FORM OF TRANSFER AGREEMENT AND GENERAL RELEASE AGREEMENT M — LETTER OF INTENT N — FORM OF ASSET AND FRANCHISE AGREEMENT PURCHASE AGREEMENT O — STATE EFFECTIVE DATES P — RECEIPTS {WS087179v1 } 1 Item 1 THE FRANCHISOR, AND ANY PARENTS, PREDECESSORS AND AFFILIATES To simplify the language in this Disclosure Document, the following terms have the meanings given to them below: “We” or “us” means The Joint Corp., the franchisor, but does not the franchisor’s officers, directors, agents or employees. “You” means the person who buys a franchise from us. “Owners” means the principal shareholders, partners or members holding an ownership interest in you if you are a corporation, partnership, limited liability company, or other business entity. “Marks” means the trademarks “The Joint®”, “The Joint Chiropractic®, “The Joint…the chiropractic place®” and any other marks we authorize for use by The Joint® chiropractic clinics. “Clinic” means any chiropractic clinic that operates under the Marks and specializes in providing chiropractic services and products to the general public through licensed chiropractic professionals, including clinics operated by us, our affiliates, you or our other franchisees. “Location Franchise” or “Franchised Business” means the franchised business offered under this Disclosure Document for the operation and/or management of a Clinic. The Franchisor, and any Parents Predecessor and Affiliates. We are a Delaware corporation that was created on March 10, 2010. On November 14, 2014, The Joint Corp. became a publicly traded company on the NASDAQ exchange. Our principal business address is 16767 N. Perimeter Dr., Suite 110, Scottsdale, Arizona 85260 and our telephone number is (480) 245-5960. Our agent for service of process is disclosed in Exhibit A. We operate under our corporate name as well as the names “The Joint” and “The Joint Chiropractic.” We do not have any parent companies or predecessors. We do not have any affiliates that offer, or have ever offered, franchises in this or any other line of business. We do not have any affiliates that provide goods or services to our franchisees. Our Business. We offer franchises for Location Franchises and franchises for Regional Developer Businesses. We have never offered franchises in any other line of business. The franchise offered under this Disclosure Document is for a Location Franchise. We have offered Location Franchises since 2010. We offer Location Franchises to persons or legal entities that meet our qualifications, and are willing to undertake the investment and effort to own and operate Franchised Businesses that will own, operate and/or manage Clinics. If you are an unlicensed person, you may own and operate a Clinic only if it is permissible under applicable law; otherwise, you may only manage a Clinic for a licensed person or entity that is authorized to own and operate a Clinic. We have also offered franchises for Regional Developer Businesses since 2011, although we temporarily discontinued offering franchises for Regional Developer Businesses from December 2013 until November 2016. As of December 31, 2020, we have sold a total of 44 franchises for Regional Developer Businesses. The franchisee that is granted the right to operate a Regional Developer Business is referred to as a “Regional Developer.” Note that the term “Regional Developer” as used in this Disclosure Document has the same definition and meaning as an

{WS087179v1 } 2 “Area Representative” under the NASAA Multi-Unit Commentary adopted in September 2014. Regional Developer Businesses are offered under a separate disclosure document. Regional Developers have a continuing right to solicit potential purchasers for our Location Franchises in a defined territory. Regional Developers also provide development and ongoing franchise support services to the Location Franchises within a defined territory. However, Regional Developers do not have any management responsibility relating to the sale or operation of franchises. Depending on your area, you may have an existing Regional Developer that assists us with your Location Franchise. If your Location Franchise is located in an area where we have Regional Developer, the Regional Developer will provide, on our behalf, certain franchise sales and support services to you. We currently own, operate and/or manage several Clinics in Arizona, California, Georgia, New Mexico, North Carolina and South Carolina. These Clinics operate under our Marks, but are not subject to the terms of any franchise agreements. However, in some instances we have entered into Management Agreements with P.C.s (see explanation below) who own the Clinics that we manage. We acquired some of these Clinics from franchisees in late 2014 and early 2015, and developed others on our own. We intend to continue to own, build, acquire, operate and/or manage Clinics throughout the U.S., and possibly other countries. We are not currently engaged in any line of business other than: (i) offering Location Franchises and franchises for Regional Developer Businesses; and (ii) owning, operating and/or managing Clinics as described above. The Franchised Business The Joint® chiropractic clinics offer chiropractic services to the general public under the Marks utilizing a membership model. The Location Franchise offered under this Disclosure Document is for ownership and/or management of a Clinic. In some cases, the franchisee owns and operates both the Franchised Business and the Clinic. This is typically the case where the franchisee is a licensed healthcare professional. If the franchisee is not a licensed healthcare professional, then applicable law may prohibit the franchisee from owning and operating the Clinic. In those cases, the franchisee owns and operates the Franchised Business but enters into a Management Agreement with a separate professional legal entity that will own and operate the Clinic. This structure is referred to as the Professional Corporation/Management Company Structure. The Professional Corporation/Management Company Structure is described in more detail below under the Section entitled “Laws and Regulations.” If we grant you a Location Franchise, you must sign a Franchise Agreement. Our current form of Franchise Agreement is attached to this Disclosure Document as Exhibit B. The Franchise Agreement grants you the right to establish and operate a Location Franchise using our Marks from a site that must be approved by us. You must operate your Location Franchise in strict compliance with: (i) all of the terms and conditions of the Franchise Agreement; (ii) all standards and procedures that we specify (the “System”); and (iii) all mandatory provisions contained within our Manual for Location Franchises, as may be changed from time to time (“the Manual”). Currently, the Clinics associated with Franchised Businesses are typically located in highly trafficked strip malls or other similarly suitable locations, or other locations, such as medical or corporate centers where chiropractic clinics are typically located. However, in the future we may offer the right to operate a Franchised Business in a “Non- Traditional Site.” For purposes of this Disclosure Document, a “Non-Traditional Site” means any site or channel that generates customer traffic flow that is independent from the general customer traffic flow of the surrounding area, including on or within the confines or premises of military bases, shopping malls or centers, stadiums, major industrial or office complexes, parking lots or structures, mobile vehicles, airports, hotels, resorts, school campuses, train stations, travel plazas, toll roads, casinos, hospitals, theme parks, and sports or entertainment venues. “Non- Traditional Sites” also may include the establishment and operation of a Clinic within a pre-existing business that does not operate under the Marks. For example, Clinics established within an urgent care center, retail store, or medical spa would qualify as Non-Traditional Sites. We would expect to grant franchises for Non-Traditional Sites in self-contained locations such as college or university campuses, airports, hospitals, or sports arenas. {WS087179v1 } 3 Market and Competition. The market for Location Franchises includes all individuals who desire chiropractic care. If you open a Franchise Business, the competition for the Clinic associated with your Franchised Business will include other businesses or professionals offering similar products and services to individuals. These competitors may include other chiropractic clinics, physical therapy specialists, hospitals and other medical facilities and franchises. Your Franchised Business may also face competition from businesses or professionals who operate multi-disciplinary medical and/or health practices, which offer chiropractic care along with other medical and health services to their clients or patients. Laws and Regulations. Professional Corporation/Management Company Structure Except where unlicensed ownership and operation of a Clinic is allowed by applicable law, each Clinic must be owned and operated by one or more licensed professionals (typically chiropractors) that will provide chiropractic services in the state in which the Clinic is located. In those states that require a Professional Corporation (“P.C.”) (or similar entity, such as a professional limited liability company structure) to own and/or operate a chiropractic Clinic. If you are not a licensed professional and your state requires a P.C., then you, as the franchisee, will supply management and general business services to the P.C., who in turn will own and operate the chiropractic Clinic. In these situations, we expect the licensed professionals (typically chiropractors) will form the “P.C.” and operate it in accordance with local and state laws. If you are not a licensed professional and your state requires a P.C., then you must sign both a Franchise Agreement with us to operate the Location Franchise and a management agreement (“Management Agreement”) with a P.C. before you begin operating the Franchised Business. Our current form of Management Agreement is attached to this Disclosure Document Exhibit H. Depending on the law of your state, if you are a licensed chiropractic professional and/or have your own P.C., you may not be required to execute a Management Agreement. Under a Management Agreement, a non-chiropractor franchisee will: (i) provide the P.C. with management, administrative services and general business and operational support consistent with the System; and (ii) generally support the P.C.’s chiropractic Clinic and its delivery of chiropractic services and related products to patients at the Clinic in compliance with all applicable laws and regulations. If you are not a licensed professional, we strongly recommend that you hire a local healthcare lawyer to advise you on healthcare laws that will apply to your Franchised Business. You must use our applicable standard form of Management Agreement. However, you should have this form reviewed by your healthcare lawyer to determine whether any changes are necessary to comply with applicable state or local laws. We provide you a generic form of Management Agreement. It is your responsibility to ensure that it complies with the laws and regulations of your state. If needed, you may negotiate the monetary terms and certain other discretionary business terms of your relationship as a management company for the P.C. that will own and operate the Clinic and deliver chiropractic services for your Location Franchise. You must obtain our written approval of the final Management Agreement prior to signing it with a P.C. Prior to entering into any agreement with a P.C., you must also submit information about the P.C. and its licensed professionals, and their credentials, for our approval. You must maintain a current, conforming and compliant Management Agreement with a valid and approved P.C. who is in regulatory good standing at all times during the operation of the Franchised Business. You must obtain a credentialing report on every chiropractor that will provide chiropractic services at the Clinic (including you, if you are a chiropractor) to ensure that the chiropractor is properly licensed and in good standing. The P.C. is responsible for employing and controlling chiropractors and any other chiropractic professionals and staff of the Clinic who provide actual chiropractic services to be delivered at the Clinic. A non-chiropractor franchisee may NOT provide nor direct the administering of any actual chiropractic services, nor supervise, direct, control or suggest to the P.C. or its licensed chiropractors the manner in which the P.C. or its licensed chiropractors {WS087179v1 } 4 provide or administer actual chiropractic services to patients (unless we enter into a “Waiver Agreement” with the franchisee as described further below). Due to various federal and state laws regarding the practice of chiropractic medicine, and the ownership and operation of chiropractic Clinics and health care businesses that provide chiropractic services, it is critical that any unlicensed franchisee does not engage in practices that are, or may appear to be, the practice of chiropractic medicine. The P.C. is responsible for, and must offer all chiropractic services in accordance with, all manner of law and regulation, a conforming Management Agreement and the System. It is your sole responsibility to operate in compliance with all applicable state and federal laws in relation to privacy and security of individually identifiable information. You must also ensure that your relationship with the P.C. complies with all laws and regulations. The P.C. who owns the Clinic must comply with all laws and regulations and secure and maintain in force all required licenses, permits and certificates relating to the operation of a Clinic. Franchisees may assist the P.C. in its effort to comply with such laws and regulations, but must do so under the direction of the P.C. Each state has medical, nursing, physician assistant, cosmetology, naturopathic, chiropractic and other boards that determine rules and regulations regarding their respective members and the scope of services that may legally be offered by their members. The laws and regulations generally include requirements for the medical providers to hold required state licenses and registrations to work as chiropractors and chiropractic assistants in the state where the Clinic is located, and to hold required certifications by, or registrations in, any applicable professional association or registry. These laws and regulations vary from state to state and may change from time to time. Ownership and Operation of Clinics By Unlicensed Persons In some states, it may be legally permissible for a non-chiropractor to both own and operate a Clinic and a Location Franchise, including hiring chiropractic and other professional personnel and providing chiropractic services to patients at the Clinic. If you are not a licensed professional and you determine that the laws applicable to chiropractic services in your state permit you to both own and operate a Clinic and a Location Franchise, you may request that we waive certain of the requirements of the Franchise Agreement related to separating the operation of the chiropractic aspects of the Clinic from the business management aspects of the Location Franchise. In particular, you: (a) may not need to enter into a Management Agreement with a P.C. that would, as a separate entity, own and operate the Clinic and provide all chiropractic services, and (b) may be able to directly hire and supervise chiropractic professionals. Any waiver, or any modification of our standards, would be subject to compliance with all applicable laws and regulations. If we agree to do a waiver, you must enter into an Amendment to Waive Management Agreement (“Waiver Agreement”) in the form attached to this Disclosure Document as Exhibit I. Under the Waiver Agreement, you agree that, instead of entering into the Management Agreement with a separate P.C., you will: (a) operate the Clinic, including performing all responsibilities and obligations of the “P.C.” under the Management Agreement; and (b) manage the Clinic as required by the Franchise Agreement and perform all of the responsibilities and obligations of the “Company” under the Management Agreement in compliance with all applicable laws and regulations. You are responsible for operating in full compliance with all laws that apply to a Location Franchise and Clinic, and you must make your own determination as to your legal compliance obligations. The laws applicable to your Clinic may change. If any new or amended law or regulation is enacted in your state that would render your operation of the Clinic through a single entity (or otherwise) unlawful, you must immediately advise us of such new or amended law or regulation as well as the measures you intend to take to bring your Locational Franchise and Clinic into compliance with such new or amended law or regulation, including (if applicable) entering into a Management Agreement with a P.C. Similarly, if we discover and notify you of any such laws, you must immediately implement any changes that are necessary to comply with the new or amended law or regulation, including (if applicable) entering into a Management Agreement with a P.C. Regardless of whether you are licensed or an unlicensed person or entity, you, as the franchisee, must not engage in the practice of chiropractic medicine, nursing, or any other profession that requires specialized training or certification, unless you are properly licensed to do so. The Franchise Agreement and Management Agreement will not interfere with, affect or limit the independent exercise of medical judgment by the P.C. and its professional staff. It will be your responsibility for researching all applicable laws, and we strongly advise that you consult with {WS087179v1 } 5 an attorney and/or contact local, state and federal agencies before signing a Franchise Agreement with us, or a Management Agreement with a P.C., to determine your legal obligations and evaluate the possible effects on your costs and operations. Other Laws and Regulations You are responsible for operating in full compliance with all laws that apply to your Franchised Business and any Clinics that you own, operate and/or manage. The medical industry is heavily regulated. These laws may include federal, state and local regulations relating to: the practice of chiropractic medicine and the operation and licensing of chiropractic services; the relationship of providers and suppliers of health care services, on the one hand, and chiropractors and clinicians on the other, including anti-kickback laws (including the Federal Medicare Anti- Kickback Statute and similar state laws); restrictions or prohibition on fee splitting; physician self-referral restrictions (including the federal “Stark Law” and similar state laws); payment systems for medical benefits available to individuals through insurance and government resources (including Medicare and Medicaid); privacy of patient records (including the Health Insurance Portability and Accountability Act of 1996); use of medical devices; and advertising of medical services. While not all of these laws and regulations will be applicable to all Clinics, depending on location and services provided, it is important to be aware of and compliant with the regulatory framework. You should ensure that all employees that will work with patients in your Franchised Business undergo a background check. You must secure and maintain in force all required licenses, permits and certificates relating to the operation of the Franchised Business and the other licenses applicable to Clinics. You must not employ any person in a position that requires a license unless that person is currently licensed by all applicable authorities and a copy of the license or permit is in your business files and displayed as may be required. You must comply with all state and local laws and regulations regarding the management of any Clinic. You must also ensure that your relationship with any P.C. for which you manage Clinics complies with all laws and regulations, and that the P.C. complies with all laws and regulations and secures and maintains in force all required licenses, permits and certificates relating to the operation of a Clinic. Each state has medical, nursing, physician assistant, cosmetology, naturopathic, chiropractic and other boards that determine rules and regulations regarding their respective members and the scope of services that may legally be offered by their members. The laws and regulations generally include requirements for the medical providers to hold required state licenses and registrations to work as chiropractors and chiropractic assistants in the state where the Clinic is located, and to hold required certifications by, or registrations in, any applicable professional association or registry. If a state or jurisdiction has such a law or regulation, these laws and regulations are likely to vary from state to state, and these may change from time to time. Based on our review of the laws of the various states, we expect that you will be required to work with a P.C. in the following states: Arkansas, California, Colorado, District of Columbia, Florida, Hawaii, Illinois, Kansas, Kentucky, Maryland, Michigan, Minnesota, New Jersey, New York, North Carolina, Oregon, Pennsylvania, Rhode Island, South Dakota, Tennessee, Washington, West Virginia, and Wyoming. However, you may be required to work with a P.C. in other states, depending on how those states interpret their own laws. Some states have not explicitly stated whether an unlicensed person can own and/or operate a chiropractic Clinic in their state. You understand that it is your responsibility to operate your Location Franchise in compliance with the laws and regulations of your state. This may mean that you may have to alter the structure of your franchise and begin working with a P.C., if the state you operate in does not allow, or decides to no longer allow, an unlicensed person from owning and/or operating a chiropractic Clinic. Some states may permit an unlicensed person from owning and operating a chiropractic Clinic, but require you to first obtain a license or permit (i.e., Alabama, Massachusetts). You understand that it is your responsibility to obtain all necessary licenses or permits to operate your Location Franchise. In addition, you must operate the Franchised Business in full compliance with all applicable laws, ordinances and regulations, including, without limitation, government regulations relating to occupational hazards, health, HIPAA,

{WS087179v1 } 6 data privacy and recordkeeping regulations and guidance, EEOC, OSHA, discrimination, employment, sexual harassment, worker's compensation and unemployment insurance and withholding and payment of federal and state income taxes, social security taxes and sales and service taxes. You agree to execute all documents, including documents with us, our agents, affiliates, etc., or others, to ensure compliance with any applicable laws, whether such laws are applicable now or in the future. You should consult with your attorney concerning those and other local laws and ordinances that may affect the operation of your Franchised Business. {WS087179v1 } 7 Item 2 BUSINESS EXPERIENCE Peter D. Holt – President and Chief Executive Officer Mr. Holt became our President and Chief Executive Officer in August 2016. From June 2016 to August 2016, Mr. Holt served as our acting Chief Executive Officer. From May 2016 to June 2016, Mr. Holt served as our Chief Operating Officer. Jake Singleton – Chief Financial Officer Mr. Singleton became Chief Financial Officer for The Joint Corp. in November 2018. From June 2015 to November 2018, Mr. Singleton served as our Corporate Controller. Amy Karroum- Vice President, Human Resources Mrs. Karroum became Vice President of The Joint Corp. in October 2017. From June 2015 to October 2017 Mrs. Karroum was Director of Human Resources for The Joint Corp. Eric Simon – Vice President of Franchise Sales and Development Mr. Simon became the Vice President of Franchise Development for The Joint Corp. in November 2016. From November 2014 to October 2016, he was the Director of Franchise Development for AAMCO Transmissions, Inc., in Horsham, PA. Jorge Armenteros – Vice President of Operations Mr. Armenteros joined The Joint as Vice President of Operations on January 16, 2017. Previously, Mr. Armenteros held positions as Sr. Vice President of Franchise Operations and Development at Campero USA Corporation in Dallas, TX, from January 2007 to May 2016. Jason Greenwood- Vice President of Marketing Mr. Greenwood started with The Joint Corp in January of 2018. From October 2014 to January 2018, Mr. Greenwood was the Chief Marketing Officer at Peter Piper, Inc. Manjula Sriram - Vice President, Information Technology Ms. Sriram joined The Joint as the Vice President of Information Technology in March 2018. Prior to joining The Joint, Ms. Sriram was Director of Customer Implementation and Support at Early Warning Services from April 2015 to March 2018. Dr. Steve Knauf – Executive Director of Chiropractic and Compliance Dr. Knauf has served as the Executive Director of Chiropractic and Compliance since August 2020. From January 2017 to July 2020, he served as our Director of Chiropractic and Compliance. He was a Senior Doctor of Chiropractic for us in Scottsdale, AZ from July 2015 to January 2017. Matthew E. Rubel- Lead Director Matthew E. Rubel has served as a director since June of 2017. From July 2018 through the present, Mr. Rubel has served as Chairman of MidOcean Private Equity Consumer Group and Chairman of KidKraft. From August 2017 to the present, Mr. Rubel has served as the Lead Director for The Joint Corp. From March 2016 to March 2017, Mr. {WS087179v1 } 8 Rubel served as CEO, President, and Board Member of Varsity Brands in Dallas, Texas. Previously, starting in June 2015, Mr. Rubel served as a Senior Advisor at Roark Capital Group in Atlanta, Georgia. Ronald DaVella – Director Mr. DaVella became a member of the Board of Directors for The Joint Corp. in November 2014. From August 2020 to the present, Mr. DaVella has served as a Board Member and Director for Delta Dental of AZ in Phoenix, Arizona. From November 2020 to the present, Mr. DaVella has served as a Board Member and Director for Mobile Holding Properties, LLC in Atlanta, Georgia. From January 2021 to the present, Mr. DaVella has served as a Board Member and Director for NorthStar Security Holdings in Phoenix, Arizona. From April 2020 to the present, Mr. DaVella has served as COO and CEO of AURA Ventures in Las Vegas, Nevada. From April 2019 to January 2020, Mr. DaVella served as the VP of Finance of The Alkaline Water Co. in Scottsdale, Arizona. From May 2017 to March 2019, Mr. DaVella served as Chief Financial Officer of NanoFlex Power Corp. in Scottsdale, Arizona. From February 2016 to May 2017, Mr. DaVella served as the Chief Financial Officer for Amazing Group, Inc. in Houston, Texas. From March 2016 to May 2017, Mr. DaVella served as the Chief Financial Officer for Amazing Lash Studios Franchise, LLC in Houston, TX. Since August 2015, Mr. DaVella has been the owner of Katherine’s Lashes, LLC in Chandler, AZ, which is a franchisee of Amazing Lash Studios. James Amos – Director Mr. Amos became a member of the Board of Directors for The Joint Corp. in September 2015. Mr. Amos has served on the Board of Mortgage Contract Services in Flower Mount Texas since January 2017. From February 2015 to July 2017, Mr. Amos served as the President and CEO of the National Center for Policy Analysis in Dallas, Texas. From February 2014 to the present, Mr. Amos has served as Principal of Eagle Alliance Investments, LLC in Dallas, Texas. From February 2009 to the present, Mr. Amos has been the Chairman of Agile Pursuits franchising a wholly owned subsidiary of Proctor and Gamble, in Cincinnati, Ohio. From January 2001 to the present, Mr. Amos has also served on the Board of Directors for the International Franchise Association in Washington, D.C. Suzanne M. Decker- Director Ms. Decker became a member of the Board of Directors for The Joint Corp. in May 2017. Since April 2017, Ms. Decker has served as the Chief Human Resource Officer for Aspen Dental management Inc. (ADMI) in Syracuse, NY. From June 2015 to April 2017, Ms. Decker served as the Senior Vice-President of Human Resources for ADMI in Syracuse, NY. Abe Hong- Director Mr. Hong became a member of the Board of Directors for The Joint Corp. in Directors June 2018. August of 2017 to February of 2020, Mr. Hong served as the Executive Vice President and Chief Information Officer of Discount Tire in Scottsdale, Arizona. From November 2012 to August 2017, Mr. Hong served as the Senior Vice President and Chief Information Officer at Red Rock Resorts in Summerlin, Nevada. Glenn Krevlin- Director Mr. Krevlin became a member of the Board of Directors for The Joint Corp. in May 2019. Since Jan. of 2001 Mr. Krevlin has served as Founder and Managing Partner of GLENHILL Capital in New York, New York. {WS087179v1 } 9 Item 3 LITIGATION Andrew Franklin v. Herman Miller, Inc., et al, Case No. 653370/2020, filed on July 7, 2020 in the Supreme Court of New York: Commercial Division. This lawsuit involves one of our Directors, Glenn Krevlin, but is unrelated to us, our System or our franchisees. The Plaintiff, Andrew Franklin, filed suit against Herman Miller, Inc., HM Catalyst, Inc., Brian Walker, Hezron Timothy Lopez, Gregory Bylsma, David Lutz, Mary Vermeer Andringa, David Brandon, Douglas French, The Estate of J. Barry Griswell, Sr., John R. Hoke III, Lisa Kro, Heidi Manheimer, Dorothy Terrell, David Ulrich, Michale Volkema, Glenhill Advisors LLC, Glenhill Capital LP, Glenhill Capital Management LLC, Glenhill Concentrated Long Master Fund LLC, Glenhill Special Opportunities Master Fund LLC, John Edelman, Glenn Krevlin, John McPhee, William Sweedler, Seth Shapiro, Lorraine Disanto, Windsong DB DWR II, LLC, Windsong DWR, LLC, Windsong Brands, LLC, Foley & Lardner LLP, Kevin Makowski, Carl Kugler, Ellenoff Grossman & Schole LLP, Douglas Ellenoff, Richard Baumann, Matthew Gray, Joshua Englard, Financo LLC, and Lee Helman (“Defendants”). The Plaintiff is a minority shareholder in Design Within Reach (“DWR”). The Plaintiff claims that, following a change of control of DWR, Mr. Krevlin and other Defendants engaged in certain misconduct and tactics to deprive DWR minority shareholders of stock issuance and stock value by: (1) approving a self-dealing, underpriced, dilutive stock issuance; (2) approving a void issuance of DWR common stock based on purported conversion of non-existent shares of preferred stock; and (3) engaging in tactics resulting in Defendant’s obtaining a disproportionate share of the value of DWR when DWR was sold in 2014. The Complaint alleges and seeks: (1) equitable accounting and erroneous closing price per share; (2) breach of fiduciary duty of loyalty: (3) fraud; (4) aiding and abetting breach of fiduciary loyalty; (5) aiding and abetting fraud; (6) rescissory damages; (7) declaratory judgments; and (8) inter alia, judgment for Plaintiff for all losses and damages sustained as a result of the wrongs alleged. The lawsuit is pending. Of note, a prior lawsuit was filed by Andrew Franklin and Charles Almond (as Trustee for the Almond Family 2001 Trust) (‘Plaintiffs’) on December 19, 2014 in the Court of Chancery of the State of Delaware (Case No. 10477-CB) against Glenhill Advisors LLC, Glenhill Capital LP, Glenhill Capital Management LLC, Glenhill Concentrated Long Master Fund LLC, Glenhill Special Opportunities Master Fund LLC, John Edelman, Glenn Krevlin, John McPhee, William Sweedler, Windsong DWR, LLC, Windsong Brands, LLC, Herman Miller, Inc., and HM Catalyst, Inc. (‘Defendants’). On August 17, 2018, the Court of Chancery issued a Memorandum Opinion, entering a judgment in favor of all Defendants and against Plaintiffs on all claims. The Plaintiff subsequently filed the suit described above. Carmel Mountain et al. v. The Joint, Case No. 01-15-0004-1604 (arbitration demand filed on July 7, 2015; dismissed with prejudice on December 20, 2016). Six former and/or current franchisees (Carmel Mountain The Joint Enterprises, Inc., Carmel Valley The Joint Enterprises, Inc., Carmel Valley The Joint Enterprises, Inc., Funny Bones, LLC, Global Family Enterprises, LLC; Menifee The Joint Enterprises, Inc., Poway The Joint Enterprises, Inc., R&D Management Solutions, LLC; Rancho Bernado The Joint Enterprises, Inc., Timothy Reed and Jamey Jacquemond, Santee The Joint Enterprises, Inc., SJD Corp., Solano Beach The Joint Enterprises, Inc., and Southern California The Joint Enterprises, Inc., ‘Claimants’) filed a Demand for Arbitration against The Joint Corp. alleging breach of contract, breach of implied covenant of good faith and fair dealing, wrongful termination, fraud, promissory fraud, negligent misrepresentation, and claims under or arising out of violations of Section 31300, 31301, 31201 and 31202 of the California Franchise Investment Law. The Joint Corp. vigorously denied liability for all of Claimants' claims and asserted counterclaims against each Claimant for breach of contract, breach of guaranty, among other claims, and sought a declaratory judgment that termination was proper because Claimants failed to adhere to the development schedules in their respective franchise agreements. The Joint Corp., through its counterclaim, sought damages for each unopened license, in accordance with the terms of the parties’ franchise agreements. The parties entered into a settlement agreement dated December 12, 2016, in which they each disclaimed any liability as to the respective claims and counterclaims, and mutually agreed that it was in their best interests to resolve their differences through settlement

{WS087179v1 } 10 rather than arbitration. Under the terms of the settlement, The Joint Corp. agreed to the following: 1) to pay the Claimants the sum of $800,000, $600,000 of which was paid by The Joint Corp.'s insurance carrier and $100,000 of which was paid through the issuance of $100,000 worth of shares of common stock in The Joint Corp. to Claimants and their counsel; and 2) to waive, for a limited time, the transfer fees that would otherwise be due to The Joint Corp. if the Claimants elect to sell any of their currently-operating franchises. The parties also agreed to exchange mutual general releases. The arbitration was subsequently dismissed with prejudice, based on the parties’ stipulation, on December 20, 2016. Except for the 2 actions listed above, no litigation is required to be disclosed in this Item. {WS087179v1 } 11 Item 4 BANKRUPTCY Eric J. Simon, our Vice President of Franchise Development, filed as an individual for protection under Chapter 7 of the U.S. Bankruptcy Code (U.S. Bankruptcy Court, Eastern District of Virginia, Case No. 14-12082-RGM) on May 31, 2014, due to the closing of a restaurant in San Diego, CA and the resulting inability to make payments on an associated lease agreement. The case was discharged on September 15, 2014. No other bankruptcy information is required to be disclosed in this Item. {WS087179v1 } 12 Item 5 INITIAL FEES Initial Franchise Fees. You must pay to us an initial fee (“Initial Franchise Fee”) of $39,900 upon signing your Franchise Agreement for each franchise you purchase. Veterans Discount. We offer a veterans discount of 15% off the Initial Franchise Fee for the first franchise you purchase if you are a veteran of the armed forces of the United States of America. Discount for Purchase of Multiple Location Franchises If you purchase multiple Locations Franchises from us at the same time, the Initial Franchise Fee will be as follows for each Location Franchise you purchase from us: First Location Franchise $39,900 (no discount) Each Additional Location Franchise $29,900 ($10,000 discount) Note that to qualify for the multiple Location Franchise discount, you must sign a separate Franchise Agreement for each Location Franchise and pay us the total Initial Franchise Fee due for all Location Franchises your purchase at the same time. Discount for DC Path to Ownership Program We offer a discount in the Initial Franchise Fee for franchisee’s and their DC’s participating in the DC Path to Ownership Program. In order to qualify, the franchisee must: (i) operate at least 1 Clinic where the DC has previously worked; and (ii) partner with the DC, as a franchise co-owner (DC must have at least a 10% ownership interest), for the development and operation of a new Clinic. The discount is only available for 1 Clinic and is not available for a franchisee’s first Clinic. The discount is $9,900 off the multiple clinic franchise fee. The Franchise Fee total is $20,000 for franchisees qualifying for the program. The discounts above may not be combined. Except as disclosed above, the Initial Franchise Fee is uniformly imposed. Initial Application Fee You must sign an Letter of Intent (“LOI”) (attached as Exhibit M), and pay an Initial Application Fee of $10,000, which will be fully credited against your Initial Franchise Fee, and pay the balance of your Initial Franchise Fee when you sign your Franchise Agreement. As stated in the LOI, the Initial Application Fee is non-refundable if your application is approved, and if at the end of the LOI term you do not for any reason timely satisfy any of our written conditions for final approval or otherwise refuse to accept a Location Franchise that we may offer you. The Initial Application Fee is uniformly imposed. {WS087179v1 } 13 Clinic Design Fee You must pay our then current Clinic Design Fee to prepare an initial clinic floor plan. Payment is due when you sign your Franchise Agreement. The current Clinic Design Fee is $1,000 in connection with your purchase of a new The Joint Chiropractic franchise. This fee is not refundable and uniformly imposed. However, in 2020 we reduced the Clinic Design Fee to $250 on one occasion. Payment of Fees. The initial fees disclosed above are fully earned and non-refundable in all or in part in consideration of administrative and other expenses incurred by us in entering into the Franchise Agreement and for our lost or deferred opportunity to enter into the Franchise Agreement with others. There is no financing available from us for the payment of the initial fees listed above. We reserve the right to modify the initial fees in the future to reflect the changing costs of doing business and changes in the value of a Location Franchise. We may also discount the Initial Franchise Fee: (i) if we are unable to locate a Franchisee in a particular area we consider desirable; or (ii) based on other subjective factors we deem important to the System.

{WS087179v1 } 14 Item 6 OTHER FEES Fee (1), (2) Amount Due Date Remarks Royalty Fee 7% of weekly Gross Revenues with a monthly minimum of $700 (3) Collected on the 1st and 16th of each month, or the next business day if the 1st or 16th fall on a weekend or holiday. Based on weekly Gross Revenues (3). You are obligated to pay us the minimum Royalty Fee of $700.00 30 days after you open your Franchise for business, or 30 days after your Opening Deadline, whichever occurs first. Contribution to the Company’s Advertising Fund Currently 2% of weekly Gross Revenues (may be increased to a maximum of 3% of weekly Gross Revenues after 30 days prior written notice) Collected on the 1st and 16th of each month, or the next business day if the 1st or 16th fall on a weekend or holiday. Based on weekly Gross Revenues (3). Local or Regional Advertising Cooperatives Varies without limitation; based on a vote of the cooperative As required by the cooperative The amounts contributed to the Advertising Cooperative may be applied towards the Local Market Advertising requirement. Each clinic in the cooperative has 1 vote. If we own the majority of clinics in a cooperative and we intend to change the fee imposed by the cooperative, we will need at least 2 other franchisees in the cooperative (or 1 other franchisee if less than 2 franchisees in operation in the cooperative) to vote in favor of the fee change. Minimum Local Advertising Requirement $3,000 or 5% of your monthly Gross Revenues whichever is greater Paid to approved vendors before the 10th day of the month following the month of reference. Based on monthly Gross Revenues (3). Interest Lesser of (i) the highest commercial contract interest rate permitted by state law, and (ii) the rate of 18% per annum. From the date payments are due, and continues until outstanding balance and accrued interest are paid in full Charged on any late payments of Royalty Fees, contributions to the Company’s advertising fund, amounts due for product purchases, or any other amounts due our affiliates or us. Audit Expenses Cost of audit and inspection, plus any reasonable accounting and legal expenses On demand Payable if you fail to timely input financial data in the Office Management Program or fail to submit required reports. Also applies if an audit reveals you have understated Gross Revenues by at least 2% for any period of time. Fee for Sale of Prohibited Products or Services $100 per day administrative fee plus the associated royalty fees due and any costs incurred by us As incurred Payable if you use, sell or distribute non-authorized products or services in your Location Franchise. {WS087179v1 } 15 Fee (1), (2) Amount Due Date Remarks Computer System/Software Fee (4) An amount set by us. Currently $599 (but may be increased up to $799 after 30 days prior written notice). Monthly Payable to cover the monthly cost of computer software and programs, and updates, necessary to operate your franchise. Product and Service Purchases (5) Vary depending on the product and service. As incurred Payable for products and services you purchase from us and/or our affiliates. Ongoing Training Fee Up to $1,000 per day (plus reimbursement of expenses for onsite training) As invoiced We may require that you attend periodic ongoing training programs. You may also request that we provide additional training (we are not required to provide this training). We may charge the ongoing training fee for any ongoing training we provide. If we agree to provide onsite training, you must also reimburse us for all reasonable expenses we incur, such as for travel, meals and lodging. You are responsible for all costs you incur (including travel, meals, lodging, wages, etc.) for any of your personnel that attend training. Owners Meeting Fee Up to $1,000 per day As invoiced We may require that the franchise owners attend periodic franchise owner meetings. We may charge you the owners meeting fee for each owner that attends. You are responsible for all costs you incur for travel, meals and lodging. Insurance (6) Amount of unpaid premiums and related costs, administrative fees and late charges On demand Payable if you fail to maintain required insurance coverage and we obtain coverage for you. Renewal Fee 25% of the then current Initial Franchise Fee Upon renewal Payable upon renewal of the Franchise Agreement. Remodeling, expansion, redecorating or refurnishing costs At least $20,000 every 4 years As incurred Payable directly to vendors when you remodel, expand, redecorate or refurnish your Location Franchise. Clinic Design Fee (7) $250, $600, or $1,000 Upon demand and always prior to commencement of our Clinic Design for you Amount varies depending on project. Transfer Fee (8) $15,000 ($2,500 for a Permitted Transfer) Before transfer completed Applies to any transfer of the Franchise Agreement or any change of ownership of the franchisee. A “Permitted Transfer” is any transfer of an ownership of less than 5% or any transfer of an interest by an owner to an immediate family member or related trust, unless the transfer results in a new person owning a controlling interest. Transfer Fee for DC Path to Ownership Program $5,000 Before transfer is completed Specifically for when a franchisee sells their clinic to their DC Relocation Fee (9) An amount set by us, currently $2,500 Before relocation is completed Applies to any relocation of the Location Franchise in the same market and as approved by us. {WS087179v1 } 16 Fee (1), (2) Amount Due Date Remarks Management Fee (10) Commercially reasonable fee plus reimbursement of expenses As incurred Payable if we manage your Clinic. Supplier review fee Our reasonable costs of inspection and actual cost of test As invoiced If you propose a new supplier or product for our approval, we may charge you the supplier review fee. Legal Costs and Attorney’s Fees All legal costs and attorneys’ fees incurred by us As incurred Payable if we must enforce the Franchise Agreement, or defend our actions related to, or against your breach of, the Franchise Agreement. Indemnification All amounts (including attorneys’ fees) incurred by us or otherwise required to be paid As incurred Payable to indemnify us, our affiliates, and our and their respective owners, officers, directors, employees, agents, successors, and assigns against all claims, liabilities, costs, and expenses related to your ownership and operation of your franchise. De-Identification All amounts incurred by us As incurred Payable if we de-identify the franchise upon its termination, relocation, or expiration. Overdraft Fee $35 per incident As incurred Payable if a check for payment is not honored by the bank upon which it is drawn (or the maximum fee as permitted by law) Termination Fee (11) 50% of then-current Initial Franchise Fee, plus our attorneys’ fees and costs On demand If you or we terminate your franchise before your franchise term expires. The tables above and accompanying notes describe the nature and amount of all other fees that you must pay to us or our affiliates, or that we or our affiliates impose or collect in whole or in part for a third party, whether on a regular periodic basis or as infrequent anticipated expenses, in carrying on your Location Franchise: Explanatory Notes: (1) Except for some product and service purchases and advertising cooperative payments, all fees are uniform, and are imposed by, collected by, and payable to us. We have in the past, and may in the future, waive or defer some of the fees set forth in the table. However, we will not do so unless we determine in our sole and absolute discretion that it is in the best interest of the franchise system as a whole. All fees are non- refundable. (2) You must pay all amounts due to us by automatic debit. After you sign the documents we require to debit your business checking account automatically for the amounts due, we will debit your bank account for the Royalty Fee, Advertising Fee, and other amounts you owe us, including administrative fees. You must make funds available for withdrawal from your account before each due date. If you do not report accurately your Location Franchise’s gross revenues for any week, then we may debit your account for 120% of the Royalty Fee and Advertising Fee amounts that we debited during the previous week. If the Royalty Fee and Advertising Fee amounts we debit are less than the Royalty Fee and Advertising Fee amounts you actually owe us (once we determine the franchise’s actual gross revenues for the week), then we will debit your account for the balance on the day we specify. If the Royalty Fee and Advertising Fee amount we debit is greater than the Royalty Fee and Advertising Fee amount you actually owe us, then we will credit the excess amount, without interest, against the amount we otherwise would debit from your account during the following week. {WS087179v1 } 17 (3) “Gross revenues” means the total of all revenue and receipts derived from the operation of the franchise, including all amounts received at or away from the Location Franchise, or through the business the Location Franchise conducts (such as fees for chiropractic care, fees for the sale of any service or product, gift certificate sales, and revenue derived from products sales, whether in cash or by check, credit card, debit card, barter or exchange, or other credit transactions); and excludes only sales taxes collected from customers and paid to the appropriate taxing authority, and all customer refunds and credits the franchise actually makes. For Franchisees that operate as the management company for a P.C. and any of its clinics under a Management Agreement, “gross revenues” is the total of all revenue and receipts derived from the operation of the Location Franchise, before any reductions related to the total amount of any chargebacks, collections, credit card or payment disputes, or other customer debts, and also includes all revenues and receipts of the P.C. and any of its clinics, even if those revenues are not recognized on your books. (4) The monthly charge of our proprietary office management software, and other required software necessary to operate your franchise, is currently $599. We reserve the right to increase this fee up to $799 after giving you 30 days prior written notice. This fee allows the Franchisee to access the contents of our site and resources and to use our proprietary PCI compliant software. (5) In addition to products and services that you are required to purchase from us, we or our affiliates may offer you products and services to assist you in connection with the operation of your franchise. Some of these services are included as part of the initial franchise fee (such as site location assistance) while others are currently free (such as assistance with recruiting and/or HR services). However, we or our affiliates, as applicable, may charge you a fee if you choose to use us or our affiliates in connection with other optional services. The optional service fee would not exceed $1,000 per day. (6) If you fail to pay the premiums for insurance required to operate your franchise, including but not limited to, general or professional liability insurance, or to include us as an additional insured on such insurance, we may obtain such insurance coverage for you and you will be required to reimburse us within 10 days of receipt of a demand for reimbursement from us, together with a $500 administrative fee per event, and any other fees, including attorneys’ fees, incurred by us. We will have the right to debit your account the amounts owed to us for such premiums and fees if you fail to pay us within 10 days of our request for reimbursement. (7) If you renew your franchise rights, you must pay us $600 Design Fee for any changes in the clinic's general design. In all other situations, the Design Fee currently is $1,000. If we prepared the design for the clinic (for which you already paid our Design Fee) and you want to change any aspect of the design, you must pay us an additional $250 for each change in the design plans. In all instances, the Design Fee is non- refundable. (8) You must reimburse us for reasonable expenses incurred by us in investigating and processing any proposed new owner where a transfer is not finalized, for any reason, and you will be responsible for all expenses we incur including but not limited to attorneys’ fees we incur, up to a total of $5,000. If you are in default of your Franchise Agreement, or any other agreement with us, we may deny you the right to transfer the License and/or in addition to the Transfer Fee, should we permit the transfer, we may require you to pay any amounts we deem necessary, in our sole discretion, to cure the default(s), provided that the default(s) is/are curable. For transfers of an ownership interest of less than 5% or transfers of any ownership interest to a spouse, child, sibling, or parent, or a trust or similar entity, which do not result in creation of a controlling ownership stake, you must pay an administrative fee of $2,500 (which is paid in lieu of the $15,000 transfer fee). You may not transfer or sell an unopened License unless we permit the transfer or sale in writing, and in accordance with the terms of your franchise agreement. (9) Any Location Franchise relocation site needs to be approved by the Company in the same manner as the approval of the Location Franchise’s initial site and must be within the same trading areas as the previous Clinic location, as same is determined by us in our sole and absolute discretion. The relocation fee is due to the Company within a week after the site approval by the Company.

(10) If the franchise owners dies or becomes permanently disabled, the owner's interest must be transferred in accordance with the Franchise Agreement. While the transfer is pending, we have the option to manage and operate the Clinic on your behalf for up to 12 months. In addition, if you are in default and we have the right to terminate your franchise, we have the option to manage and operate the Clinic on your behalf for up to 24 months. If we manage your Clinic, you must reimburse us for all expenses that we incur, including travel, lodging and living expenses. In addition, we may charge you a commercially reasonable management fee for the management services rendered. The management fee will be a flat monthly fee that is reasonable in light of the services to be performed and the management rate typically paid in your market for a comparable position.

(11) You must pay the termination fee, plus any costs and attorneys' fees incurred by us, if you improperly attempt to terminate or close your Location Franchise or Franchise Agreement before your term expires, or we terminate your Franchise Agreement for any reason set forth in the Franchise Agreement. We may also recover from you any damages suffered by us (e.g., lost future revenues) resulting from your improper or wrongful termination of the franchise. Termination fees may be unenforceable in certain states.

{WS087179v1 } 18

Item 7

ESTIMATED INITIAL INVESTMENT

YOUR ESTIMATED INITIAL INVESTMENT *					
Type of Expenditure	Amount		Method of Payment	When Due	To Whom Payment is to be Made
	Low	High			
Initial Franchise Fee (1)	$39,900	$39,900	Lump sum	Upon Signing Franchise Agreement	Us
Security and Utility Deposits (2)	$3,700	$5,800	As agreed	Before opening	Landlord and /or utility companies
Base Lease Rent – 3 months (3)	$9,000	$27,000	As agreed	As agreed	Landlord
Clinic Design Fee	$1,000	$1,000	Lump Sum	Upon signing the Franchise Agreement	Us
Architectural	$8,500	$12,000	As agreed	Before opening	Architect
Leasehold Improvements (4)	$63,600	$150,000	As agreed	Before opening	Landlord or construction contractors
Signage (5)	$5,600	$9,000	As agreed	Before opening	Vendors
Office Equipment, including furniture and fixtures (6)	$5,000	$7,000	As agreed	Before opening	Vendors
Chiropractic or other Professional Equipment	$5,800	$22,200	As Agreed	Before opening	Vendors
Computer Hardware, Tablets, Software, Supplies and Installation (7)	$5,000	$10,000	As agreed	Before opening	Vendors and us for Office Management Software
Business Licenses and Permits (8)	$750	$3,800	As required	Before opening	Governmental agencies
Professional Fees and Services (9)	$3,000	$6,200	As agreed	Before opening	Attorneys, accountants, and other professionals
Insurance (10)	$4,000	$8,000	As agreed	Before opening	Insurer
Chiropractor Credentialing (11)	$400	$2,000	As required	Before opening	Vendors
Initial Training Expenses, including travel (12)	$2,500	$5,000	As agreed	As incurred	Vendors
Start-up supplies – Uniforms, contracts, invoices, and other office supplies	$1,250	$2,000	As agreed	As incurred	Telephone company or other third party

{WS087179v1 } 19

YOUR ESTIMATED INITIAL INVESTMENT *					
Type of Expenditure	Amount		Method of Payment	When Due	To Whom Payment is to be Made
	Low	High			
Local Advertising Fees – 3 months	$9,000	$9,000	As incurred	As incurred	Vendors
Grand Opening (13)	$14,000	$14,000	As agreed	As incurred	Vendors
Office Management Software Fee – 3 months	$1,797	$1,797	As agreed	As incurred	Us
Additional Funds – 3 months (14)	$20,000	$45,000	As agreed	As incurred	Landlords, Vendors, Employees
TOTAL ESTIMATED INITIAL INVESTMENT (15)	$203,797	$380,697			

Explanatory Notes:

*These estimated initial expenses are our best estimate of the range of costs you may incur in establishing and operating your franchise. Our estimates are based on our experience (see Items 1 and 2), and our current requirements for Franchised Businesses. The factors underlying our estimates may vary depending on a number of variables, and the actual investment you make in developing and opening your franchise may be greater or less than the estimates given, depending upon the location of your franchise, specific cost structure and current relevant market conditions, especially those for occupancy costs, marketing expenses and labor costs. Your costs will also depend on factors such as how well you follow our methods and procedures; your management skills; your business experience and capabilities; local economic conditions; the local market for our products and services; the prevailing wage rates; competition; and sales levels and the rate of sales growth that you are able to achieve during your initial phase of business operations and thereafter.

** None of the fees or costs paid to us listed in the table above are refundable.

(1) See Item 5 for more information about the Initial Franchise Fee for Location Franchises. This includes a credit of the $10,000 Initial Application Fee paid when you sign the LOI.

(2) This estimate includes security deposits commonly required by the landlord and utility companies, but not your telecommunications service.

(3) Your actual rent payments may vary, depending upon your location, its size and your market's retail lease rates and negotiated terms. We recommend that you lease a space of no less than 1,000 square feet with access to bathrooms, and provisions for telecommunication equipment and office furniture. We estimate your initial expenses for leasing space during the first three months may range from $9,000 to $27,000 depending on the size and location of the Location Franchise.

If you purchase instead of lease the Premises for your Location Franchise, then the purchase price, down payment, interest rates, and other financing terms will determine the amount of your monthly mortgage payments.

(4) This estimate does not include any construction allowances that may be offered by your landlord or presume a specific delivery condition. Building and construction costs will vary depending upon the condition of the Premises for the Location Franchise, the size of the Premises, and local construction costs. The estimate does not take into account any tenant improvement allowances or enhanced delivery conditions that may be given by the landlord.

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(5) These estimates assume you will purchase your signage. The type and size of the signage you actually install will be based upon the zoning and property use requirements and restrictions. There could be an occasion where signage is not permitted because of zoning or use restrictions. You may have the opportunity to purchase additional signs for your location, which may increase your required initial investment for exterior signage.

(6) You will need to purchase office furniture for the operation of your Location Franchise, including workstations and chairs, file cabinets, shelving, and an initial inventory of forms, stationary and other items.

(7) See Item 11 for more details about computer systems and software.

(8) You may be required to obtain business licenses from the local government agency to operate your Franchised Business and/or enter into a Management Agreement with a PC in those states that require a PC to own the chiropractic practice. We have estimated these costs will be between $750 and $1,800 just for business licenses depending upon the jurisdiction. Management agreements and affiliations with PCs and any associated legal and/or accounting or set-up fees are variable depending upon state laws and regulations and the negotiated arrangement with the PC.

(9) You may incur legal fees, accounting fees and other professional fees in order to incorporate your business, set up a PC, review agreements relating to the operation of the franchise, to perform background checks and personality profiles of potential employees and medical professionals, and to perform all necessary tax filings and to set up a small business or a PC, including a general ledger, tax reports, payroll deposits, etc.

(10) We estimate that your annual cost of insurance will range from $4,000 to $8,000. You must purchase all insurance necessary to operate your franchise, including but not limited to, professional liability insurance for all chiropractors who work in or supervise each clinic, as outlined in our Manual. We may periodically increase the amounts of coverage required under these insurance policies and/or require different or additional insurance coverage to reflect inflation, identification of new risks, changes in law or standards of liability, higher damage awards, changing economic conditions, or other relevant changes in circumstances. All insurance policies you purchase must name us and any affiliate we designate as additional insureds, and provide for 30 days' prior written notice to us of a policy's material modification or cancellation. If you fail to obtain or maintain the insurance we specify, we may (but need not) obtain the insurance for you and the Location Franchise on your behalf (see Item 6). The cost of your premiums will depend on the insurance carrier's charges, terms of payment, and your insurance and payment histories. Our insurance requirements are in set forth in Item 8, and may be updated from time to time by way of updates to our Manual or other written communications.

(11) We estimate that your travel expenses for initial training will be $2,500 to $5,000. While the Company does not charge for training, the Franchisee is required to pay his transportation to and from our training site and pay for his/her living arrangements and food during the time of training. The Company estimates costs of $250 per day, per person, for lodging, food and other miscellaneous expenses, plus travel expenses to and from Franchisee's personal residence.

(12) You must obtain a credentialing report on every chiropractor that will provide chiropractic services at the Clinic (including you, if you are a chiropractor). You must obtain updated credentialing reports on at least an annual basis (or more frequently if there are lawsuits, complaints, etc. involving the chiropractor). You must provide us with copies of all credentialing reports that you obtain. The purpose of the credentialing report is to ensure that the chiropractor is properly licensed and in good standing. The reports include background checks, education verification, license verification, liability insurance verification and ongoing monitoring of state board sanctions. You may not allow any chiropractor to provide chiropractic services at the Clinic or access your computer system (or other related franchise systems) unless he or she has a "clean" credentialing report (as further described in the Manual). We estimate the cost of the credentialing

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{WS087179v1 } 22 report will be approximately $100 per report. You are solely responsible for obtaining these reports and paying the associated costs. This item estimates the costs for obtaining credentialing reports on the initial chiropractors who will provide chiropractic services at the Clinic. (13) We estimate that a separate Grand Opening startup advertising expense (excluding your Minimum Local Advertising Requirement and any pre-opening marketing expenses) will be $14,000. You must spend this amount in accordance with the Manual during the 120-day period that begins 60 days prior to the opening of your Franchise, and ends 60 days after the opening of your Franchise. (14) The estimate of additional funds is based on an owner-operated business and does not include any allowance for an owner’s draw or account for charges for their applied labor. The estimate of $20,000 to $45,000 is for a period of at least 3 months. The Company estimates that, in general, you should expect to put additional cash into the business until you achieve sales and incur operating expenses that allow you to achieve monthly operating break-even at your Location Franchise. Those rates and dollar amounts will vary depending upon your circumstances and performance. (15) We have relied on our experience in this industry in compiling these estimates. You should review these figures carefully with a business advisor, lawyer and/or accountant and financial advisor before making any decision to purchase this franchise opportunity. As set forth in Item 10, we do not offer direct or indirect financing for the initial investment. {WS087179v1 } 23 Item 8 RESTRICTIONS ON SOURCES OF PRODUCTS AND SERVICES Required Purchases of Goods and Services You must purchase certain products, supplies, insurance, inventory, signage, fixtures, furniture, equipment, décor software and other specified items under specifications and standards that we periodically establish in our Manual or other notices we send to you from time to time. These specifications are established to provide standards for performance, durability, design and appearance and support the System. You must purchase such products, supplies, insurance, etc. required for the operation of your Franchised Business solely from suppliers (including distributors, manufacturers, and other sources) who have been approved in writing by the Company, as set forth in the Manual. You are not allowed to purchase any item from an unapproved supplier. When selecting suppliers, we consider all relevant factors, including the quality of goods and services, service history, years in business, capacity of supplier, financial condition, terms and other requirements consistent with other supplier relationships. We maintain written lists of approved items of equipment, fixtures, inventory, and supplies (by brand name and/or by standards and specifications) and lists of approved suppliers for those items. All such suppliers and approved vendors will be listed in the Manual, which must always be followed, even as modified and updated by the Company. We will notify you whenever we establish or revise any of our standards or specifications, or if we designate approved suppliers for products, equipment or services at least 30 days prior to the effective date of the change. We may notify you of these changes electronically by email. We are currently an approved supplier of computer hardware, software and supplies. There are no approved suppliers in which any of our officers owns an interest. We may designate ourselves or a third party to be the exclusive supplier for digital marketing and advertising services in the future. If we do, you will be required to discontinue using other suppliers for these services. You must comply with our requirements to purchase or lease real estate, goods, and services according to our specifications and/or from approved suppliers to be eligible to renew your franchise. Failure to comply with these requirements will render you ineligible for renewal, and may be a default allowing us to terminate your franchise. Approval of Alternative Suppliers The Company does not have any specific written criteria for supplier selection and does not intend at this time to prepare one. Therefore, the Company will not furnish its criteria for supplier approval to Franchisees. If you would like to purchase any items from any unapproved supplier, then you must submit to us a written request for approval of the proposed supplier. We have the right to inspect the proposed supplier’s facilities, and require that product samples from the proposed supplier be delivered, at our option, either directly to us, or to any independent, certified laboratory that we may designate, for testing. We may charge you a supplier evaluation fee (not to exceed the reasonable cost of the inspection and the actual cost of the test) to make the evaluation. We reserve the right to periodically re-inspect the facilities and products of any approved supplier, and revoke our approval if the supplier does not continue to meet any of our criteria. If we revoke our approval of a supplier, we will notify you by email and the change will become effective immediately upon notice from us. Revenue from Franchisee Purchases In 2020, we received revenue from Franchisee required purchases from 2 vendor/suppliers: 1) Paysafe group (merchant credit card services); and 2) 3form, LLC (hardware vendor). We did not generate revenue from Franchisee purchases of required products or services from any other vendors/suppliers. In 2020, we received a rebate equal to 37 basis points (0.37%) on each credit card transaction. We receive a rebate from 3form in the amount of 5% net on sales of products to our Franchisees. In 2020, we received gross revenues of $769,599, or approximately 1.3% of our total revenues of $58,682.975 from Franchisee-required purchases of computer hardware, software and related services from us. Our gross revenue from these required purchases does not take into account labor, equipment and shipping charges we incurred in {WS087179v1 } 24 providing this equipment. All Franchisees are required to sign an agreement with our required vendors for credit card services (Paysafe group) and for music (Spectrio, LLC). A copy of each of these agreements is attached in Exhibit K. The exact form of these agreements may change from time to time. The cost of purchasing required products and services to our specifications will represent approximately 5% of your total purchases in establishing your franchise and approximately 30% of your total purchases during the operation of your franchise. We may receive revenue or other consideration from any other suppliers for goods and services that we require or advise you to purchase. In the event we enter agreements with any such suppliers, we anticipate that any revenue or other consideration received will include certain promotional allowances, rebates, volume discounts, and other payments, that may range from 0-10% of the amount of the goods or services you purchase from the supplier. We expect that at least some of these arrangements will generally allow us to obtain discounts from standard pricing, and that it may facilitate our ability to pass along a portion of the savings to you. Negotiated Prices, Cooperatives and Material Benefits We negotiate price terms and other purchase arrangements with suppliers for you for some items that we require you to lease or purchase in developing and operating your Location Franchise. There currently are no purchasing and distribution cooperatives. We do not provide any material benefits to you if you buy from sources we approve. Advertising Specifications. You must obtain our approval before you use any advertising and promotional materials, signs, forms and stationary unless we have prepared or approved them during the 12 months prior to their proposed use. You must purchase certain advertising and promotional materials, brochures, fliers, forms, business cards and letterhead from approved vendors only. Further, you must not engage in any advertising of your Franchised Business unless we have previously approved the medium, content, method and provider. Price Restrictions. To the extent permitted by applicable law, we may periodically establish maximum and/or minimum prices for services and products that Franchise locations offer, including without limitation, prices for promotions in which all or certain Location Franchises participate. If we establish such prices for any services or products, you cannot exceed or reduce that price, but will charge the price for the service or product that we establish. You will apply any pricing matrix or schedule established by us. However, in states where you must enter a Management Agreement this provision will be modified, to the extent legally permissible, to conform to the laws of the state where your Franchise location will be located. Records. All of your bookkeeping and accounting records, financial statements, and all reports you submit to us must conform to our requirements. All reports must be submitted in a timely manner in accordance with the dates we set from time to time. Chiropractor Credentialing Reports You must purchase and provide us with copies of credentialing reports on all chiropractors before they may provide chiropractic services at the Clinic. You must obtain updated credentialing reports on an annual basis (or on a more frequent basis depending on whether there are lawsuits, complaints, etc. involving the chiropractor). You must obtain these reports from reporting agencies that we designate or approve. Computer-Related Equipment and Software. You must purchase for each Location Franchise a computer system and operating software that we specify from time to time. See Item 7 regarding the estimated initial cost of this equipment. You will also be required to purchase from our approved supplier our proprietary office management software and other required software necessary for the operation of your franchise. You will also be required to pay a monthly fee of $599 for the continuing use of our proprietary office management software and other required software. We reserve the right to increase this fee up to $799 after giving you 30 days prior written notice. You will also be required to have access to a broadband Internet connection with staticIP at all times. {WS087179v1 } 25 Insurance Requirements. Before you open the Franchise and during any Term of this Agreement, you must maintain in force, under policies of insurance written on an occurrence basis issued by carriers with an A.M. Best rating of A-VIII or better approved by us, and in such amounts as we may determine from time to time: (1) comprehensive public, sexual harassment, professional, product, medical malpractice and motor vehicle liability insurance against claims for bodily and personal injury, death and property damage caused by or occurring in conjunction with the operation of the Franchise or otherwise in conjunction with your conduct of the Franchise Business pursuant to this Agreement, under one or more policies of insurance containing minimum liability coverage amounts as set forth in the Manual; (2) general casualty insurance, including theft, cash theft, fire and extended coverage, vandalism and malicious mischief insurance, for the replacement value of the Franchise and its contents, and any other assets of the Franchise; (3) worker’s compensation and employer’s liability insurance as required by law, with limits equal to or in excess of those required by statute; (4) business interruption insurance for a period adequate to reestablish normal business operations, but in any event not less than 6 months; (5) any other insurance required by applicable law, rule, regulation, ordinance or licensing requirements; and (6) umbrella liability coverage with limits of not less than $1,000,000/$3,000,000 or such other amounts that we may establish. (7) Medical Malpractice occurrence based coverage with limits of not less than $1,000,000/$3,000,000 obtained from our required and approved vendors as established in the Operations Manual. We may periodically increase or decrease the amounts of coverage required under these insurance policies, and/or require different or additional kinds of insurance, including excess liability insurance, to reflect inflation, identification of new risks, changes in law or standards of liability, higher damage awards, or other relevant changes in circumstances.

{WS087179v1 } 26 Item 9 FRANCHISEE’S OBLIGATIONS This table lists your principal obligations under the Franchise Agreement and other agreements. It will help you find more detailed information about your obligations in these agreements and in other items of this Disclosure Document. Obligations Section in Franchise Agreement Disclosure Document Item a. Site selection and acquisition/lease Sections 2.5 and 3.1 Items 7 and 11 b. Pre-opening purchases/leases Sections 3.1, 3.2, 3.3, 3.4 and 3.5 Item 7 c. Site development and other pre-opening requirements Sections 2.5 and 3. Items 7 and 11 d. Initial and ongoing training Sections 4 and 5.1 Item 11 e. Opening Sections 3.1, 3.3 and 3.6; Exhibit 1 of Franchise Agreement Items 7 and 11 f. Fees Sections 2.6, 3.4, 4.2, 5.1, 5.2, 6, 10.1, 10.3, 10.8, 11.1, 11.2, 11.3, 12, 13.2, 14.5, 15, 16.1, 16.6, and 16.8 Items 5, 6, 7, 8 and 11 g. Compliance with standards and policies/operating manual Sections 2.3, 2.4, 3, 5.2, 5.3 and 10 Items 8, 11, and 12 h. Trademarks and proprietary information Sections 7 and 9 Items 13 and 14 i. Restrictions on products/services offered Section 10.2 and 10.3 Item 16 j. Warranty and customer service requirements Sections 10.6 and 10.7 None k. Territorial development and sales quotas Sections 2.5 and 3 Item 12 l. On-going product/service purchases Section 3.4, 3.5, 5.1, 10.2, 10.3, 10.8, 10.9 and 11 Items 7, 8 and 11 m. Maintenance, appearance, and remodeling requirements Sections 10.1 and 10.5 Items 7, 8 and 11 n. Insurance Section 10.8 Items 6, 7 and 8 o. Advertising Sections 6.3, 6.4, 6.5 and 11 Items 6, 7, and 11 p. Indemnification Section 8.3 Items 6 and 13 {WS087179v1 } 27 Obligations Section in Franchise Agreement Disclosure Document Item q. Owner’s participation/ management and staffing Sections 4.1 and 10.7 Items 11 and 15 r. Records/reports Sections 12, 13.2 Item 6 s. Inspections/audits Section 13 Item 6 t. Transfer Section 14 Items 6 and 17 u. Renewal Section 2.4 Items 6 and 17 v. Post-termination obligations Section 16 Item 17 w. Non-competition covenants Section 9.3 Item 17 x. Dispute resolution Section 17.11, 17.12 and 17.13 Item 17 y. Owners/ Shareholders/ Spousal Guarantee Section 2.7; Exhibit 2 of Franchise Agreement Item 15 {WS087179v1 } 28 Item 10 FINANCING We do not offer direct or indirect financing. We do not guarantee your note, lease or obligations. {WS087179v1 } 29 Item 11 FRANCHISOR’S ASSISTANCE, ADVERTISING, COMPUTER SYSTEMS AND TRAINING Except as listed below, we are not required to provide you with any assistance. Pre-Opening Obligations: Before you open your Location Franchise for business, we or our designee will: 1. Review and accept or reject the proposed site for your Location Franchise (“Premises”). Unless we agree otherwise, you must locate and select a proposed site for the Premises that is acceptable to us as suitable for the operation of a Location Franchise. Your proposed site must be submitted in accordance with our policies and procedures and must be reviewed and approved by us. In reviewing a proposed site, we will consider factors such as parking, size, traffic counts, general location, existence and location of competitive businesses, general character of the neighborhood and various economic indicators. Acceptance of a proposed site shall be at our sole and absolute discretion and shall not constitute, nor be deemed, a judgment as to the likelihood of success of a Location Franchise at such location, or a judgment as to the relative desirability of such location in comparison to other locations. We will accept or reject any proposed site within 15 business days of receipt of a completed site submission package, as same may be defined and modified by us from time to time in its sole and absolute discretion. Your failure to submit a completed site acceptance package and request and secure our acceptance of a proposed site in a timely manner shall not be reason for extending the date for opening set forth in your Franchise Agreement. We do not typically own the premises for franchised Location Franchises and lease them to the franchisee. (Franchise Agreement – Section 3.1) 2. You must obtain lawful possession of the Premises by executing a lease for the Premises (“the Lease”) after our acceptance of the Premises associated with the site submittal package and accepted site. The Lease for the Premises must include the form of Addendum to Lease, attached as Exhibit 3 to the Franchise Agreement. Before executing a lease, you should have it reviewed by an attorney of your choice. Your lease must state, among other things, that its terms are subject to our acceptance. (Franchise Agreement – Section 3.1) 3. (Not applicable to renewing franchises or purchasers of existing franchised Clinics.) After we receive the completed pre-construction forms and as-built drawings for your Clinic location, we will provide you with a clinic floor plan design. (Franchise Agreement, Section 3.2). These initial floor plans provided by The Joint Corp are not for construction use; they must be converted by a licensed Architect and engineer to permit drawings to ensure city/state code is met. 4. Identify the products, materials, supplies, and services you must use to develop and operate your Location Franchise, the minimum standards and specifications that you must satisfy in developing and operating the franchise, and the designated and approved suppliers from whom you must or may buy or lease these items (which might be limited to or include us and/or our affiliates). (Franchise Agreement – Section 3.1; see Item 8 for additional information. 5. Grant you access to our primary operations manual for Location Franchises along with other materials which contains our mandatory and suggested specifications, standards and procedures for operating your Location Franchise (collective referred to as our “Manual”). (Franchise Agreement – Section 5.1-5.2). Exhibit C to this Disclosure Document sets forth the Table of Contents for Manual, which consists of approximately 348 pages. Our Manual contains our System Standards and information about your other obligations under the Franchise Agreement. The following documents and resources are considered a part of our Manual:   • Operations Manual for Location Franchises • DC Recruiting Toolkit • Grand Opening Workbook • Grand Opening Toolkit and Marketing Toolkit

{WS087179v1 } 30 • Patient Experience Assessment • Brand Guidelines • Recruiting Resources Guide • Training Toolkit We may modify the contents of the Manual periodically to reflect changes in System Standards, or send out other electronic communications to you about changes or updates to the System, the Manual, and our policies and procedures. You are required to be in compliance with the most current version of our Manual, as well as our most current policies and procedures. The Manual is confidential, and you may not copy, duplicate, record or otherwise reproduce any part of it. You may ask to view our Manual at our corporate headquarters before purchasing your Location Franchise, but must first sign a nondisclosure agreement (Exhibit E of this Disclosure Document) promising not to reveal any of the information contained in the Manual without our permission. 6. Provide you with specifications for the computer system for your Location Franchise (Franchise Agreement – Section 3.4). See below for additional information about these specifications. 7. Guide and assist you with the development and implementation of a local grand opening program, which will include parameters that must be met before you obtain our approval to open your Location Franchise, including the collection of at least 200 leads from prospective new patients (Franchise Agreement – Section 3.1(d)). 8. No later than 30 days before your Location Franchise opens for business, provide to you, other members of your management team, and any agents you employ our initial training program for Location Franchises (Franchise Agreement – Section 5.1). You (if you are an individual) or at least one of your Owners as defined in your Franchise Agreement (if you are a legal entity) must complete this initial training program to our satisfaction. Your general manager must be approved by us and complete this initial training program to our satisfaction. The training program includes classroom instruction at our headquarters in Scottsdale, Arizona, and on-the-job training at either a training facility or a location we designate. There will be no tuition charge for these training programs for any persons who attend, but you must pay any wages or compensation owed to, and all travel, lodging, meal, and transportation expenses incurred by, all of your personnel who attend the training programs. All persons who attend our initial training program must complete it to our satisfaction. 9. Provide at the Company’s expense an opening supervisor to assist you with the Location Franchise’s operational efficiency, staff training, Location Franchise setup and opening of your Location Franchise for 1 day before the opening of your first Location Franchise and for 1 day after the opening of your first Location Franchise (Franchise Agreement – Section 3.6). Time to Open: We will agree on the time you must open your Location Franchise for business when you sign your Franchise Agreement, but we typically will require you to open no more than 240 days after you sign your Franchise Agreement. Factors affecting this length of time before you open include locating a site for the Premises and signing a lease, construction or remodeling of the site (if required), completion of required training, financing arrangements, local ordinance and building code compliance, delivery and installation of equipment, and hiring and training of your staff, securing of all manner of permits and operational licenses and approvals. We do not provide you with assistance in conforming the Premises to local ordinances and building codes, obtaining any required permits, constructing, remodeling or decorating the Premises. We also do not provide you with assistance in the hiring or training of employees. You will be exclusively responsible for the terms of your employees’ and independent contractors’ employment and compensation, and for the proper training of your employees and independent contractors in the operation of the Location Franchise. If you are delayed from opening your Location Franchise by the opening deadline in your Franchise Agreement, you must provide us with a written request to extend the deadline, which we may or withhold in our sole discretion. The request must state: (1) that a delay is anticipated; (2) the reasons which caused the delay; (3) the efforts that you are making to proceed with the opening; and (4) an anticipated opening date. In considering the request, we will not unreasonably withhold our consent to a delay if you have been diligently pursuing the opening. {WS087179v1 } 31 Unless we agree to extend the opening deadline, if you do not open your Franchise for business by the deadline, you will be considered in default of your Franchise Agreement. Upon receipt of written notice from us of your default, you must cure your default by opening your Franchise for business no more than 90 days after receipt of notice of the default, or 180 days after the original opening deadline, whichever occurs first. If you fail to cure your default, we have the right to terminate your Franchise. (Franchise Agreement – Section 3.1 and 15). Regardless of whether you open your Franchise for business by the opening deadline, you will be required to pay us the minimum royalty fee of $700 starting 30 days after the original opening deadline. (Franchise Agreement – Sections 3.1 and 6.2). Post-Opening Obligations: After your Location Franchise opens for business, we or our designee will: 1. Provide you with guidance and assistance in the following areas: (a) the products and services authorized for sale by the Location Franchise, and specifications, standards, and operating procedures used by Location Franchises; (b) purchasing approved equipment, furniture, furnishings, signs, products, operating materials, and supplies; (c) development and implementation of local advertising and promotional programs; (d) administrative, bookkeeping, accounting, inventory control and general operating and management procedures; (e) establishing and conducting employee training programs at the Location Franchise; (f) changes in any of the above that occur from time to time; and (g) specify any approved brands, types and/or models of equipment, furniture, fixtures, and signs (Franchise Agreement – Section 5.1). 2. Continue lending to you a copy of our Manual (Franchise Agreement – Sections 5.1-5.2). 3. Allow you to use our Marks and confidential information in operating your Location Franchise (Franchise Agreement – Sections 7 and 9). You must use the Marks and confidential information only as authorized in the Franchise Agreement and our Manual. 4. Indemnify you against damages for which you are held liable in any proceeding arising out of your use of our Marks in compliance with the Franchise Agreement, and reimburse you for costs you incur in defending against any such claim (Franchise Agreement – Section 7.5). 5. As we deem appropriate, provide you with supplemental training programs (Franchise Agreement – Section 4.2). We may hold training programs for you and your staff regarding new techniques, services or products, and other appropriate subjects. We may decide to hold these training programs at our own initiative, or in response to your request for additional or special training. We will determine the location, frequency, and instructors of these training programs. We may, but do not currently, charge you a daily attendance fee in an amount to be set by us for each owner, officer, director, manager, or employee of yours who attends any mandatory or optional training program (not to exceed $1,000 per day). You must pay this fee to us in a lump sum before the training program begins. You must pay for all travel, lodging, meal, and personal expenses related to your attendance and the attendance of your personnel. 6. Review and approve or disapprove your advertising, marketing, and promotional materials (Franchise Agreement – Section 11.2). 7. As we deem advisable, conduct inspections and/or audits of your Location Franchise, including evaluations of its training methods, techniques, and equipment; its staff; and the services rendered to its customers (Franchise Agreement – Section 13.1). We may provide you with additional guidance and training based on the results of these inspections and/or audits. 8. If requested by you, we may provide you with a Company’s employee or agent to assist you with the operation of your Location Franchise (“Store Assistance”). You will be responsible to pay to the Company a daily fee (currently set at $300) - the Company reserves the right to adjust this fee as it deems appropriate) in addition to the actual costs (including but not limited to travel, meals, lodging, car rental, etc.) for the Store {WS087179v1 } 32 Assistance (Franchise Agreement – Section 5.1). Advertising and Marketing: Advertising by You (Franchise Agreement – Section 11.2) You are required to contribute to the advertising of your Location Franchise in your local market area, in the minimum amount of $3,000 per month or 5% of your monthly Gross Revenue, whichever is greater (“Minimum Local Advertising Requirement”). This is separate from the amounts you will spend for your Grand Opening and the National Marketing Fund. You will be responsible for the local marketing of your Location Franchise. You may only use advertising material that is approved by us. We have the right to require you to use one or more required suppliers for your local advertising. We may require you to spend all or a portion of the Minimum Local Advertising Requirement with such required suppliers. We reserve the right to collect such amounts directly from you via EFT to pay such required suppliers. You must provide us (in a form we approve or designate) evidence of your required local advertising, marketing and promotional expenditures by the 30th day of each month, for the preceding calendar month, along with a year-to-date report of the total amount spent on local advertising. We may require, at our sole discretion, that you submit an annual marketing plan with details on planned expenditures of local advertising dollars. Any advertising or marketing material that you intend to use must receive prior written approval from us. If you do not receive our written disapproval within 15 days from the date the materials are delivered to us, then the materials will be deemed approved. The approval of the marketing or advertising material is valid for one year. Advertising Cooperatives (Franchise Agreement – Section 11.3) You are required to join and participate in any Advertising Cooperative (“Co-op”) encompassing your Franchise Location that may be established. A Co-op is an association of all Franchisees whose Franchised Businesses are located within a Designated Market Area (“DMA”). A DMA is a geographic area around a county in which the radio and television stations based in that county account for a greater proportion of the listening/viewing public than those based in the neighboring counties. We reserve the right to form, change, dissolve or merge Co-ops. One function of the Co-op is to establish a local advertising fund, of which the funds must be used for Location Franchises’ advertising and promotion only and for the mutual benefit of each Co-op member. We have the right to establish a Co-op and specify the manner in which any Co-ops are organized and governed, and require any and all Co-ops to be legal entities of the state where they are located. Co-ops must operate according to written bylaws which have been approved by us. Co-ops must provide us a copy of their organizational documents and bylaws prior to commencing any marketing or other activities. The Co-op will be administered by the members of the Co- op according to the governing documents. Copies of the Co-ops’ bylaws and other organizational documents will be made available to you upon request. Currently, each Franchisee must contribute to a Co-op according to the Co-op’s rules and regulations, and bylaws, as determined by its members. Amounts contributed to Co-ops may be considered as spent for local advertising, if appropriately documented and spent according to our defined criteria for local advertising, and therefore may be applied towards the Minimum Local Advertising Requirement. We also reserve the right to determine the amount to be contributed by each member of the Co-op, as necessary. Any company-owned clinic operated by us or our affiliates that is located in a Co-op will contribute to the fund on the same basis as other franchisees in the Co-op. Co-ops will prepare annual unaudited financial statements that will be available, upon request, to franchisees that are members of the Co-op. Advertising by Us (Franchise Agreement – Section 11.1) We may create one or several national and/or regional advertising funds (the “Ad Fund(s)”) for our Location Franchises (both Franchisee-owned and Company-owned) to accomplish those advertising and promotional programs we deem necessary or appropriate for the Location Franchises. However, we may choose to use only one Ad Fund to meet the needs of regional, multi-regional, and national advertising and promotional programs. As of {WS087179v1 } 33 the date of this Disclosure Document, we have only created 1 national advertising fund and there are no regional advertising funds. Each Location Franchise must contribute to the Ad Funds for their area in such amounts that we periodically require. The current contribution amount is 2% of Gross Sales. The maximum contribution to the Ad Funds we may require from you is 3% of Gross Sales. Any Location Franchise owned by us will contribute to the Ad Funds on the same basis as you. We currently require that all new franchisees contribute to the Ad Funds on a uniform basis. However, 4 franchised Clinics that have been operating for years contribute on a different basis than all other franchisees (3 Clinics pay 1% of Gross Sales and 1 does not contribute). We will direct all marketing programs financed by the Ad Funds, and will have sole discretion over the creative concepts, materials and endorsements used by the Ad Funds, and the geographic, market, and media placement and allocation of the Ad Funds. We have the sole discretion to use the Ad Funds to pay the costs of administering regional, multi-regional, and/or national advertising programs, including purchasing direct mail and other media advertising; employing advertising agencies and supporting public relations, market research, and other advertising and marketing firms; and paying for advertising and marketing activities that we deem appropriate, including the costs of participating in any national or regional trade shows. We may in our discretion use Ad Funds to engage in advertising and promotional programs that benefit only one or several regions, and not necessarily all Location Franchises. We will not use the Ad Funds for advertising that is principally a solicitation for the sale of franchises. The Ad Funds will be accounted for separately from our other funds, and will not be used to pay any of our general operating expenses, except for salaries, administrative costs, and overhead that we incur in activities reasonably related to the administration of the Ad Funds and their marketing programs, including preparing advertising, public relations, social media content and marketing communications and materials, and collecting and accounting for contributions to the Ad Funds. We may spend in any fiscal year an amount greater or less than the aggregate contributions to the Ad Fund in that year, and the Ad Funds may borrow from us or other lenders to cover the Ad Funds’ deficits, or invest any surplus for future use by the Ad Funds. We will not charge any interest for amounts that we loan to an Ad Fund. We do not know the interest rate that would be charged by a third-party lender although it would be based on then-current market conditions and interest rates. We will prepare an annual statement of monies collected and costs incurred by each Ad Fund, and will provide it to you upon written request. We do not prepare or provide audited financial statements for the Ad Funds. During our fiscal year ending December 31, 2020, disbursements from the Ad Fund were spent as follows: 12% for production, 23% for media placement, 13% for administrative expenses and 52% on “Other” (other includes digital marketing and SEO, public relations, marketing research, chiropractor recruiting marketing and clinic/employee contests). We may cause any Ad Fund to be incorporated or operated through an entity separate from us when we deem appropriate, and the entity will have the same rights and duties as we do under the Franchise Agreement. If established, the Ad Funds will be intended to enhance recognition of the Marks and to enhance the franchise opportunities available through our franchises. Although we will endeavor to use the Ad Funds to develop advertising and marketing materials and programs and place advertising that will benefit all Location Franchises, we do not have to ensure that the Ad Funds’ expenditures in or affecting any geographic area are proportionate or equivalent to the contributions made by Location Franchises in that geographic area, or that any Location Franchise will benefit from the development of advertising and marketing materials or the placement of advertising by the Ad Funds directly or in proportion to the Location Franchise’s contribution to the Ad Funds. We assume no direct or indirect liability or obligation to you or any other Location Franchise in connection with the establishment of an Ad Fund, or the collection, administration, or disbursement of monies paid into any Ad Fund. We may suspend contributions to, and the operations of, any Ad Fund for any period we deem appropriate, and may terminate the Ad Fund upon 30 days’ written notice to you. All unspent monies held by the Ad Fund on the date of termination will be distributed to us, our affiliates, and you and our other Franchisees in proportion to each party’s respective contributions to the Ad Fund during the preceding 12-month period. We may reinstate a terminated Ad Fund upon the same terms and conditions set forth in the Franchise Agreement upon 30 days’

{WS087179v1 } 34 advance written notice to you. As of December 31, 2020, we had 38 Advertising Co-ops located throughout the U.S. The Company has the right to create additional Co-ops and to decide how they will be run. Currently, each Advertising Co-op is operating according to their respective bylaws. We have the right to specify the manner in which all Co-ops are organized and governed, and may require all Co-ops to be legal entities of the state where they are located. As of the date of December 31, 2020, we had 1 Advisory Board, the National Franchise Advisory Board (“NFAB”), which is currently comprised of 11 Franchisees. Nine of the 11 NFAB board members are elected by other Franchisees, and are not selected by us. The remaining 2 NFAB board members are “at large” and selected by us. NFAB serves only in an advisory function and does not have any operational or decision-making authority. We may, in our sole discretion, change or dissolve NFAB, or any other advisory councils or similar organizations we have formed or organized. On March 29, 2019, we received notification from attorney Robert Salkowski regarding the creation of The JYNT Independent Franchisee Association. The notification did not specify the number or identity of the constituent Franchisees. The JYNT Independent Franchisee Association does not have any operational or decision-making authority. We, or our designated supplier, may become the required supplier of some or all digital marketing and advertising services. If we do, you will be required to discontinue using any of your current suppliers for this service upon expiration of any existing contracts for these services, or within 30 days after receiving notice from us that we will be providing these services, whichever occurs first. Any amounts paid to us as the required supplier of digital marketing and advertising services may be applied towards the Minimum Local Advertising Requirement. We are not required to spend any amount on advertising in your territory. Computer System (Franchise Agreement – Sections 3.4 and 6.6) You must use the computer hardware and software (collectively, “Computer System”) that we periodically designate to operate your Location Franchise. You must obtain the Computer System, software licenses, maintenance and support services, and other related services from the suppliers we specify (which may include or be limited to us and/or our affiliates). You are responsible for all costs and monthly fees associated with any such software licenses or programs, including any updates. We may periodically modify the specifications for, and components of, the Computer System. These modifications and/or other technological developments or events may require you to purchase, lease, and/or obtain by license new or modified computer hardware and/or software, and obtain service and support for the Computer System. The Franchise Agreement does not limit the frequency or cost of these changes, upgrades, or updates. We have no obligation to reimburse you for any Computer System costs. Within 60 days after you receive notice from us, you must obtain the components of the Computer System that we designate and ensure that your Computer System, as modified, is functioning properly. We may charge you a reasonable fee for installing, providing, supporting, modifying, and enhancing any proprietary software or hardware that we develop and license to you; and (ii) other Computer System-related maintenance and support services that we or our affiliates provide to you. If we or our affiliates license any proprietary software to you or otherwise allow you to use similar technology that we develop or maintain, then you must sign any software license agreement or similar instrument that we or our affiliates may require. You will have sole responsibility for: (1) the acquisition, operation, maintenance, and upgrading of your Computer System; (2) the manner in which your Computer System interfaces with our computer system and those of other third parties; (3) any and all consequences that may arise if your Computer System is not properly operated, maintained and upgraded; and (4) complying with all required antivirus protocols. Unless otherwise disclosed above: (i) neither we nor any other party has any obligation to provide ongoing maintenance, repairs, upgrades or updates to your computer system; and (ii) we are not aware of any optional or {WS087179v1 } 35 required maintenance, updating, upgrading or support contracts relating to your computer system. Your Computer System must be capable of supporting our required software, with Internet capability, and accessible by us remotely. You may also be required to purchase certain customer contact software and financial software, and to pay monthly charges associated with your Computer System. The specification regarding the required hardware and software for your Computer System are contained in the Manual. We estimate the cost of purchasing the Computer System and related software and associated equipment will range from $5,000 to $10,000. In addition, you will be required to pay a recurring monthly charge for the use of our proprietary office management software and other required software. Currently this fee is $599 per month ($7,188 per year), but is subject to change. You will also be required to pay the monthly cost of maintaining verifiable high-speed Internet and static IP address access at your site. We estimate that this cost will be approximately $100- $350 per month ($1,200 to $4,200 per year). You must pay our required tablet vendor a tablet security fee of up to $15 per tablet per year ($180 per tablet per year). We are currently evaluating a new Computer System and anticipate transitioning to the new Computer System before the end of 2021. If we do make this transition, we estimate the cost of the new Computer System will range from $1,000 to $5,000. For franchisees that purchase the Computer System in effect as of the issuance date of this Disclosure Document, we estimate the additional costs to convert to the new Computer System will range from $750 to $3,000. The Payment Card Industry (“PCI”) Data Security Standard (“DSS”) is a comprehensive set of requirements that applies to all merchants who accept credit cards that is designed to ensure the safe handling of payment cardholder data. Knowledge of as well as compliance with the PCI DSS is the responsibility of the Location. You must meet the requirements of the PCI DSS and maintain PCI compliance with the current version of the PCI DSS. You must make periodic efforts to maintain awareness of enhancements and changes to the PCI DSS. With the exception of the specific services provided by us in consideration for the technology fee you pay to us, you have complete responsibility for using all required tools and vendors to complete the ongoing PCI requirements, including, but not limited to, quarterly external security scans and annual Self-Assessment Questionnaires. You are responsible for all costs relating to PCI compliance and data security issues, such as security threats, breaches, and malware. It is your responsibility to alert the Head of Technology within 24 hours of suspected or confirmed data security breach so appropriate action can be taken to protect customer data. Your computer system will collect and store various data pertaining to your patients, including name, contact information, employment information, insurance information, medical history, diagnostic information, treatment information and payment information. Your computer system will also collect credit card information and sales data. We will have independent access to all of this information and there are no contractual restrictions on our right to access this data. Subject to applicable laws and in addition to the rights of you as a chiropractor (if applicable) and the rights of the applicable professional chiropractic corporation with whom you may work or manage, we will serve as a custodian of all medical information pertaining to your patients and we will comply with applicable privacy laws with respect to our collection, storage, sharing and use of this data. Your computer system may also collect clinic employee data and marketing data, although we will not have independent access to this data stored locally on your hard drive. Table of Contents of the Operating Manual The Table of Contents of our Manual is attached to this Franchise Disclosure Documents as Exhibit C. Training Program (Franchise Agreement – Section 4.2) Our initial training program currently includes the following: {WS087179v1 } 36 TRAINING PROGRAM Subject Hours of Classroom Training Hours of On-the-Job Training Location Introduction to The Joint® 1.0 Scottsdale, AZ System/Compliance Protocols 1.0 Scottsdale, AZ SMO/PC awareness .75 Scottsdale, AZ Real Estate/ Site Location .5 Location site Clinic Construction 1.0 Scottsdale, AZ Human Resources 1.0 Scottsdale, AZ Compliance 1.0 1.0 Scottsdale, AZ/ Location site Patient Acquisition/Marketing 2.0 4.0 Scottsdale, AZ/ Location site Clinic Operations/Customer Service/roles & responsibilities 10.0 20.0 Scottsdale, AZ/ Location site POS Software 4.0 Scottsdale, AZ/ Location site Technology 1.0 2.0 Scottsdale, AZ/ Location site Financial Management & Business Analytics 5.0 2.0 Scottsdale, AZ/ Location site Quizzes and Exams 2.0 2.0 Scottsdale, AZ Total 26.25 hours 35 hours Explanatory Notes: (1) Most of these subjects are integrated throughout the training program (comprised of 26.25 hours of classroom/online training and 35 hours of initial on the job training). The training program must be completed to our satisfaction before the opening of the Location Franchise. On-the-job training will occur at a certified training clinic prior to classroom training. You will also receive training at your Location Franchise site within a few days before and after the opening of your Location Franchise. (2) The Company also may offer additional or refresher training courses from time to time. Some of these courses may be mandatory, and some may be optional. These courses may be conducted at the Company’s headquarters or at any other locations selected by the Company. (3) You will be responsible for all out-of-pocket expenses in connection with all training programs, including the transportation, lodging, meals, wages and employee benefits costs you incur for your training, and the training of management and employees that you have attend the training. The Company reserves the right to impose reasonable charges for training classes and materials in connection with such training courses. The Company will notify you of any additional charges before you or your designated employees enroll in a course. While there is no cost to take such training, we require you and your management staff to pass our training program to our satisfaction before you may begin operating your Location Franchise. (4) All classes are scheduled by advance written notice to all Franchisees. The Company’s class cancellation {WS087179v1 } 37 policies will be included in the written notice of class schedules. (5) The instruction materials for our training programs include handouts, our Manual, on-line programs, and lectures. (6) The initial training program is held on a monthly basis. (7) At least 1 owner of the franchise as well as your general manager must attend and successfully complete initial training to our satisfaction. Your other owners and managers may attend initial training but it is not required. (8) Although the individual instructors of the training program may vary, all of our instructors have significant experience in their designated subject area. The following are our training instructors: Name Title Background Laurie Coté Manager of Franchise Onboarding and Training Laurie Coté joined The Joint in March 2020 at the height of the pandemic in a newly-created patient service role. She has since transitioned into a new position focused on the on-boarding of new franchisees, leading our Regional Training Clinic program, and providing training support in the field. She has over 15 years of experience in the hospitality and restaurant industries, supporting both corporate and multi-unit franchise locations in marketing and creative development, expansion and store design, event planning and project management. Dr. Steven Knauf Executive Director of Chiropractic & Compliance Dr. Steven Knauf joined The Joint in January, 2015 and now serves as our Executive Director of Chiropractic & Compliance. In his tenure with The Joint he has held both clinical and administrative positions, and teaches a wide variety of topics related to chiropractic and compliance. Steve Knauf, DC has been a practicing chiropractor since 2010 with a current practicing license in Arizona. Dr. Knauf has approximately 9 years of experience in this field. Roxanne Nichols Director of Operations Services & Training Roxanne Nichols joined The Joint in August, 2018 and serves as our Director of Operations Services & Training. Roxanne focuses her instruction on process improvement and operational excellence. Roxanne has a B.S. in Business Management from ASU and a Lean Six Sigma Green Belt from the University of La Verne. Roxanne has over 11 years of experience and discipline managing large scale projects and in the field generally. Michele Ribar Kuechler Director of Risk & Compliance Services Michele Ribar Kuechler joined The Joint in August of 2015 as the Corporate Recruiter. In January of 2016 she was promoted to SR. Manager of Talent Acquisition. In January of 2019, Michele ws promoted to Director of Risk & Compliance Services. Michele brings over 15 years of experience as a healthcare consultant driving acquisitions, mergers and managing compliance programs. Michele has a bachelor's degree in Business Communication, a Master’s in Business Administration, an executive Juris Doctorate in healthcare law and certification as a black belt in Lean Six Sigma for Healthcare.

Name	Title	Background
Greg Collins	Director of Analytics & Strategy	Greg Collins joined The Joint in April, 2014 as our Director of Analytics & Strategy. He is focused on understanding the data that drives our business and developing simple tools for franchisees that help turn data into actionable information. Prior to The Joint, Greg has finance and analytics work experience across several industries (Retail, Manufacturing, Private Equity, Consulting, etc.). Greg earned is bachelors in Econometrics and Statistics in 2001 and his MBA in 2008. Greg has approximately 20 years of experience in this field.
Joe Aeppli	Director of Digital Marketing & Content	Joe Aeppli joined The Joint in March, 2010 and is our Director of Digital Marketing & Content. Joe focuses on driving patient growth and retention through strategic marketing. Prior to The Joint, Joe worked in multichannel advertising, digital marketing strategy, customer acquisition and lead generation, search engine optimization (SEO), search engine marketing (SEM), social media marketing, marketing automation, website design and development, website optimization, content development and marketing, user experience design (UX, UI, IA, IxDA), usability and testing, web analytics, consumer insights, creative direction, and creative fulfillment. Joe has over 16 years of experience in this field.
Josh Grove	Director of Clinic Marketing	Josh Grove joined The Joint in March 2016 and is our Director of Clinic Marketing. Josh assists co-ops and individual clinics with developing local advertising and promotional plans, deploying our marketing toolkit and creating marketing training programs. Prior to working with The Joint, Josh was employed by Great Clips as a Marketing and Operational Business Consultant. Josh has approximately 20 years of experience in the marketing field.
Richard Matthews	Director of Real Estate	Richard Matthews joined The Joint in December 2014 and serves as our Director of Real Estate. Richard's primary role is to evaluate potential clinic locations through the use of statistical modelling based on trade area demographics and site characteristics. Prior to joining The Joint, he helped locate 700 PetSmart stores over ten years. He was also a Professor of Geography at The University of South Carolina. He holds a Ph.D. in Economic Geography, which is the science of the location of business and industry. Richard has approximately 22 years of experience in the field.
Jack Colmar	Design and Construction Manager	Jack Colmar joined The Joint in August 2012 and serves as our Design and Construction Manager. Jack's focus is to build and maintain Corporate clinics, vendor/supplier relations, and support the development of Franchisee owned units. Jack has approximately 8 years of experience in the field.
Sloan Taub	Director of Technical Operations	Sloan Taub joined The Joint in October 2017 and serves as our Director of Technical Operations. He has 23 years of information technology and operations experience. Sloan served 17 of his 23 years' worth of experience in the United States Marine Corps.

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Name	Title	Background
Dr. Connie Thieson	Manager of Chiropractic Training	Dr. Connie joint The Joint in November 2020 and holds a high passion for chiropractic, coaching and entrepreneurship. Growing up with 4 older brothers also makes her appreciate some fun-loving humor. Upon receiving her Doctor of Chiropractic degree in 2001, she opened her first clinic and 5 years later started a second office. She loves being a continual learner. Along with operating a wellness center for 19 years, she also acquired her certification as a Functional Medicine Practitioner and became certified in a coaching and personal growth program resulting in becoming the leader of the Minneapolis chapter.

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Item 12

TERRITORY

Location of Your Business

You will select for our approval the location of the Premises for your Location Franchise according to the requirements and within the time specified in the Franchise Agreement. We must approve any relocation of the Premises for your Location. We will apply the same criteria for the relocation of a franchised business as we apply when determining the location of a new franchise.

Your Territory

We will grant you a protected territory ("the Protected Territory"). We will define the Protected Territory in an addendum to the Franchise Agreement after you select and we accept the site for your Location Franchise. Typically, the Protected Territory will include between 10,000 to 30,000 households as defined by the natural traffic and trade patterns of your approved site. We will describe the Protected Territory using either longitude and latitude coordinates or a map that will show in general terms the fixed geographical boundaries (such as rivers, streets or highways). The geographic size of the Protected Territory will vary based upon population density and a variety of demographic factors. In dense urban areas, the Protected Territory may encompass a city block or less, and at Non-Traditional Sites we might limit your Protected Territory to the site of your Location Franchise. In less dense suburban areas, the Protected Territory could include an entire municipality.

We will not modify your Protected Territory during the franchise term. If you intend to renew or transfer the franchise, and your Protected Territory is larger than our then-current standard size for territories or the then-current demographics of your Protected Territory have changed, then we may reduce the size of your Protected Territory on renewal or require your transferee to operate the Location Franchise in a smaller territory. If we reduce the Protected Territory, we will give you or your transferee the option (as applicable) to develop the remaining territory.

You will not receive an exclusive territory. You may face competition from other Franchisees, from outlets that we own, or from other channels of distribution or competitive brands that we control. However, if you are in full compliance with the Franchise Agreement, then during the Franchise Agreement term, neither we nor our affiliates will operate or grant a franchise for the operation of another Location Franchise or Company-owned The Joint® outlet located within your Protected Territory that offers the same or similar goods or services under the same or similar trademarks, except as otherwise permitted below under "Reserved Rights".

Reserved Rights

We and our affiliates reserve the right to engage in any activities we deem appropriate that your Franchise Agreement does not expressly prohibit, whenever and wherever we desire, including the right to: (1) own, acquire, site build, or operate, for our own account, or grant to others the right to operate, Location Franchise on terms and conditions and at locations we deem appropriate outside of your Protected Territory; (2) to grant Regional Developer franchises which may encompass the area where your site is located; (3) provide or grant other persons the right to provide goods and services that are similar to and/or competitive with those provided by Location Franchises through any distribution channel, including, but not limited to, sales via mail order, catalog, toll-free telephone numbers, and electronic means, including the Internet under the Marks or trademarks and services marks other than the Marks; (4) engage in an Acquisition, including an Acquisitions that results in 1 or more competitive businesses operating within your Protected Territory using the Marks; and (5) establish and operate, or grant others the right to establish and operate, Clinics that are located within Non-Traditional Sites that are located anywhere, including within your Protected Territory. You will not receive compensation if we solicit or accept orders from inside your Protected Territory.

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For purposes of the preceding paragraph, a "Non-Traditional Site" means any site or channel that generates customer traffic flow that is independent from the general customer traffic flow of the surrounding area, including on or within the confines or premises of military bases, shopping malls or centers, stadiums, major industrial or office complexes, parking lots or structures, mobile vehicles, airports, hotels, resorts, school campuses, train stations, travel plazas, toll roads, casinos, hospitals, theme parks, and sports or entertainment venues. A "Non-Traditional Site" also includes the establishment and operation of a Clinic within a pre-existing business that does not operate under the Marks. For example, Clinics established within an urgent care center, retail store, or medical spa would qualify as Non-Traditional Sites.

For purpose of the preceding paragraph, an "Acquisition" means either (i) a competitive or non-competitive company, franchise system, network or chain directly or indirectly acquiring us, whether in whole or in part, including by asset or stock purchase, change of control, merger, affiliation or otherwise or (ii) us directly or indirectly acquiring another competitive or non-competitive company, franchise system, network or chain, whether in whole or in part, including by asset or stock purchase, change of control, merger, affiliation or otherwise.

Right to Acquire Additional Territories or Franchises

The Franchise Agreement does not grant you any options, rights of first refusal, or similar rights to acquire additional territories or franchises.

Restrictions on Your Sales and Marketing Activities

We do not restrict you from accepting clients who live outside your territory. Similarly, clients who live in your territory may visit clinics outside of your territory. You are permitted to market your Clinic outside of your territory. However, you are not permitted to market or sell through alternative channels of distribution (such as the Internet, catalog sales, telemarketing or other direct marketing), either within or outside of your territory, without our prior written approval. You may not establish your own website or engage in any online or digital marketing without our prior written approval. If approved, your website and/or online or digital marketing must meet all of our standards, specifications and other requirements. There are no other restrictions on your right to solicit customers, whether from inside or outside of your territory.

Competitive Businesses Under Different Marks

Currently, neither we nor any affiliate of ours intends to operate or franchise another business under a different trademark that sells products or services similar to the products or services offered at a The Joint® clinic. However, we reserve the right to do so in the future.

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Item 13

TRADEMARKS

The Company grants you the right and license to use the Marks and the System solely in connection with your Franchised Business. You may use our trademarks "The Joint®", "The Joint Chiropractic®, "The Joint… the chiropractic place®" and design and such other Marks as are designated in writing by the Company for your use. In addition, you may use them only in the manner authorized and permitted by the Company and you may not directly or indirectly contest the Company's ownership of or rights in the Marks.

We have applied for registration of the following Marks with the U.S. Patent and Trademark Office ("USPTO") on the Principal Register. At the appropriate times, we intend to renew the registrations and to file all appropriate affidavits.

Mark	Serial Number	Application Date	Registration Number	Registration Date (Renewal Date)	Register
THE JOINT®	86438936	October 29, 2014	4723892	April 21, 2015	Principal
The Joint… the chiropractic place®	85055984	June 7, 2010	3922558	February 22, 2011 (July 29, 2020)	Principal
THE JOINT CHIROPRACTIC®	86389922	September 9, 2014	5095943	December 6, 2016	Principal
THE JOINT® …the chiropractic place	85714193	August 27, 2012	4323810	April 23, 2013	Principal
RELIEF. ON SO MANY LEVELS.®	86436250	October 27, 2014	4871809	December 15, 2015	Principal
WHAT LIFE DOES TO YOUR BODY, WE UNDO.®	87530923	07-17-2017	5396012	Feb. 06, 2018	Principal
RELIEF RECOVERY WELLNESS®	87530845	July 17, 2017	5398367	February 6, 2018	Principal
PAIN RELIEF IS AT HAND®	87530813	July 17, 2017	5395995	February 6, 2018	Principal
YOU'RE BACK, BABY®	88365744	April 1, 2019	5940161	December 17, 2019	Principal
YOU'RE BACK, BABY®	88594960	August 27, 2019	6131833	August 18,	Principal

{WS087179v1 }

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Mark	Serial Number	Application Date	Registration Number	Registration Date (Renewal Date)	Register
				2020	
BE CHIRO-PRACTICAL®	87316382	January 27, 2017	5313693	October 17, 2017	Principal
BACK-TOBER®	87530975	July 17, 2017	5571732	September 25, 2018	Principal
THE JOINT chiropractic	88846194	March 24, 2020	Pending	Pending	Principal
THE JOINT chiropractic	88867510	April 10, 2020	Pending	Pending	Principal
THE JOINT chiropractic	88867833	April 10, 2020	Pending	Pending	Principal
DON'T DO PAIN. DO YOU.	90522324	February 10, 2021	Pending	Pending	Principal
FEEL GOOD. LIVE GREAT.	90522314	February 10, 2021	Pending	Pending	Principal

All required affidavits have been filed.

There are no agreements currently in effect that significantly limit the Company's right to use or license the use of

{WS087179v1 } 43

the Marks in a manner material to the franchise. The logo is part of the Company's Marks. With respect to the Marks, there are currently no effective material determinations of the USPTO, the Trademark Trial and Appeal Board, or any state trademark administrator or court, or any pending infringement, opposition, or cancellation proceeding.

We reserve the right to change the Marks you must use at any time. If this happens, you must comply with the change at your expense within a reasonable time after we notify you of the change.

The Company will indemnify against or reimburse for expenses you incur in defending claims of infringement or unfair competition arising out of your use of the Marks. You are required to notify the Company immediately when you become aware of the use, or claim of right to, a Mark identical or confusingly similar to our Marks. If litigation involving the Marks is instituted or threatened against you, you must notify the Company promptly and cooperate fully with the Company in defending or settling the litigation. The Company, at its option, may defend and control the defense of any proceeding relating to any Marks.

The Company has no actual knowledge of either superior prior rights or infringing uses that could materially affect a Franchisee's use of the Marks in any state.

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Item 14

PATENTS, COPYRIGHTS AND PROPRIETARY INFORMATION

Patents Rights

The Company owns no rights in or to any patents that are material to the franchise.

Copyrights

The Company claims a copyright and treats the information in the Manual as confidential trade secrets, but you are permitted to use the material as part of the franchise. You must promptly tell us when you learn about unauthorized use of our copyright. We are not obligated to act, but will respond to this information as we deem appropriate. We have the exclusive right to control any proceeding or litigation alleging the unauthorized use of our copyrights. We have no obligation to: (i) indemnify you for any expenses or damages arising from any proceeding or litigation involving our copyrights; or (ii) participate in your defense if you are a party to an administrative or judicial proceeding involving our copyrights. At any time we may change our copyrighted items and you must comply with these changes at your expense within a reasonable time after notice from us. There are no infringements that are known by us at this time.

Confidential Operations Manual

Under the Franchise Agreement, you must operate the Franchised Business in accordance with the standards, methods, policies, and procedures specified in the Manual. You will be loaned a copy of the Manual for the term of the Franchise Agreement, when you have completed the initial training program to our satisfaction. You must operate your Location Franchise strictly in accordance with the Manual, as it may be revised by the Company from time to time.

You must at all times, treat the Manual and the information in it, as well as any other materials created for or approved by use for the operation of your Franchised Business, as confidential, as required by the Franchise Agreement. You must use all reasonable efforts to maintain this information as secret and confidential. You must not copy, duplicate, record or otherwise make them available to any unauthorized person. The Manual will remain our sole property and must be returned in the event that you cease to be a Location Franchise Owner.

We may from time to time revise the contents of the Manual, and you must comply with each new or changed provision. You must ensure that the Manual is kept current at all times. In the event of any dispute as to the contents of the Manual, the terms of the master copies maintained by us at Company's home office will be controlling.

Confidential Information

The Franchise Agreement requires you to maintain all Confidential Information of the Company as confidential both during and after the term of the Agreement. "Confidential Information" includes all information, data, techniques and know-how designated or treated by the Company as confidential and includes the Manual. You may not at any time disclose, copy or use any Confidential Information except as specifically authorized by the Company.

Under the Agreement, you agree that all information, data, techniques and know-how developed or assembled by you or your employees or agents during the term of the Franchise Agreement and relating to the System will be deemed a part of the Confidential Information protected under the Franchise Agreement. If you, your employees, or Principal Owners develop any new concept, process or improvement in the operation or promotion of a The Joint® Franchise (an "Improvement"), you agree to promptly notify us and provide us with all necessary related information, without compensation. Any Improvement shall become our sole property and we shall be the sole owner of all related patents, patent applications, and other intellectual property rights. Improvements will be

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considered "Confidential Information". You and your Principal Owners agree to assist us in obtaining and enforcing the intellectual property rights to any Improvement in any and all countries and agree to execute and provide us with all necessary documentation for obtaining and enforcing such rights.

See Item 15 below concerning your obligation to obtain confidentiality and non-competition agreements from persons involved in the Franchise Business.

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Item 15

OBLIGATION TO PARTICIPATE IN THE ACTUAL OPERATION OF THE FRANCHISE BUSINESS

Franchisees are expected to participate in the direct operation of their franchise on a full-time basis. If they cannot, then they are obligated to have a fully trained Manager operate the franchise. However, we believe that a person with an equity interest can best ensure that our standards of quality and competence are maintained. The Franchise Agreement requires that you, or a designated Manager, be directly involved in the day-to-day operations and utilize your best efforts to promote and enhance the performance of the Franchised Business. While in most cases Franchisees will seek additional assistance for the labor-intensive portions of the business, we have built our reputation on Franchisee participation and believe it is crucial for continued success. In any case, when making decisions relating to the operation of the Location, the Franchisees should keep in mind that at least one licensed chiropractor must be present in the Location Franchise at all times, during the hours of business of the Location Franchise.

Any Manager you employ at the launching of your franchise operations must complete the initial management-training course required by the Company. All subsequent Managers must be trained fully according to our standards by either the Franchisee or the Company. However, the Company may charge a fee for this additional training.

Each Principal Owner who holds an interest in the Franchisee must personally guarantee all of the obligations of the Franchisee under the Franchise Agreement. (See Exhibit 2 to the Franchise Agreement for the form of Guaranty and Assumption of Obligations.) The Guaranty and Assumption of Obligations must be executed by the spouse(s) of the Franchisee, and all its owners, partners, etc. You must submit your operating agreement and statement of legal formation if you are an LLC and the appropriate corporate documents if you are incorporated. You are obligated to maintain them in good standing and submit copies of the by-laws and resolutions as may be required.

At the Company's request, you must obtain and deliver executed covenants of confidentiality and non-competition (See Exhibit E) from any persons who have or may have an ownership interest in the Franchisee or in the franchise, any Managers, or any other persons who receive or have access to training and other Confidential Information under the System. The covenants must be in a form satisfactory to us, and must provide that we are a third party beneficiary of, and have the independent right to enforce the covenants. You may not transfer any interest in the Franchise, the franchise agreement, or the lease for the Premises of the Franchise, without our prior written consent.

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Item 16

RESTRICTIONS ON WHAT THE FRANCHISE OWNER MAY SELL

You must operate the Franchised Business in strict conformity with all prescribed methods, procedures, policies, standards, and specifications of the System, as set forth in the Manual and in other writings by the Company from time to time. You must use the Premises only for the operation of your Franchised Business and may not operate any other business at or from the Premises without the express prior written consent of the Company.

The Company requires you to offer and sell only those goods and services that the Company has approved. The Company maintains a written list of approved goods and services in its Manual, which the Company may change from time to time. If you sell unapproved goods or services or fail to report them, we have the right to charge you fees, and if you continue to do so after written notice is given to you, the Company may terminate your franchise.

You must offer all goods and services that the Company designates as required for all franchises. In addition, the Company may require you to comply with other requirements (such as state or local licenses, training, marketing, insurance) before the Company will allow you to offer certain services.

We reserve the right to designate additional required or optional goods and services in the future and to withdraw any of our previous approvals. In that case, you must comply with the new requirements. There are no express limitations on our right to designate additional or operational goods and services; however, such goods and services will be reasonably related to our franchise system or model.

We do not currently have any restrictions or conditions that limit access to customers to whom the Franchisee may sell goods or services

You, the Franchisee, are specifically prohibited and not authorized to offer products of services identical or similar to the products or services offered by us through any means or through any other entity in which you may have an interest, other than your franchise.

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Item 17

RENEWAL, TERMINATION, TRANSFER
AND DISPUTE RESOLUTION

This table lists certain important provisions of the Franchise Agreement and related agreements. You should read these provisions in the agreements attached to this Disclosure Document.

THE FRANCHISE RELATIONSHIP		
Provision	Section in Franchise or Other Agreement	Summary
a. Length of the franchise term	Section 2.1	10 years
b. Renewal or extension	Section 2.4	Your renewal rights permit you to remain a Franchisee after the initial term of your Franchise Agreement expires. If you wish to do so, and you satisfy the required pre-conditions to renewal, we will offer you the right to 1 renewal term of 10 years.
c. Requirements for franchisee to renew or extend	Section 2.4	You must: have substantially complied with your Franchise Agreement; given notice to us of your intent to renew between 12 and 24 months before the expiration of the initial term of the franchise; sign a new Franchise Agreement in our then current form which may include terms and conditions materially different from those in the original Franchise Agreement; sign general release of claims (in a form substantially similar to that attached in Exhibit L) against us and related parties (subject to state law); pay the applicable renewal fee; cure any defaults; and pay all amounts owed to us.
d. Termination by franchisee	None	You may terminate under any grounds permitted by law.
e. Termination by franchisor without cause	None	None
f. Termination by franchise with cause	Section 15	Various breaches of Franchise Agreement.
g. "Cause" defined – curable defaults	Section 15	1) you fail to maintain a valid license to practice and/or fail to comply with any state and federal regulations, other than those covered by subsection Section 15(f), and do not cure the failure within 20 days after written notice is given to you; or 2) you do not pay when due any monies owed to us or our affiliates, and do not make payment within 10 days after written notice is given to you; or 3) you fail to procure or maintain the required credentialing reporting for chiropractors and any and all insurance coverage that we require, or otherwise fail to name us as an additional insured on any required insurance policies and failure to do so within 10 days after written notice is given to you; 4) you or any of your Principal Owners fail to comply with any other provision of this Agreement or any mandatory specification, requirement, standard, or operating procedure, including those in our Manual, and you fail to make the required changes or to comply with such provision, specification, requirement, standard or operating procedure, within 30 days after written notice of your failure to comply is given to you.

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THE FRANCHISE RELATIONSHIP		
Provision	Section in Franchise or Other Agreement	Summary
h. "Cause" defined – non-curable defaults	Section 15	1) you fail to open your Franchise for business by the Opening Deadline, subject to the extension set forth in Section 3.1(c); or 2) you abandon, surrender, transfer control of, lose the right to occupy the Premises of, or do not actively operate, the Franchise, or your lease for or purchase of the location of the Franchise is terminated for any reason; or 3) you or your Principal Owners assign or Transfer this Agreement, any Interest, the Franchise, or assets of the Franchise without complying with the provisions of Section 14; or 4) You make an assignment for the benefit of creditors or admit in writing your insolvency or inability to pay your debt generally as they become due; your consent to the appointment of a receiver, trustee or liquidator of all or the substantial part of your property; your Location Franchise is attached, seized, subjected to a writ of distress, warrant, or levied upon; 5) you use, sell, distribute or give away any unauthorized services or products on three or more occasions within any consecutive 12 month period; or 6) you or any of your employees or independent contractors fail to maintain any licenses or permits necessary for the treatment of patients or the operation of the Franchise and/or fail to comply with any state and federal regulations which is reasonably likely to adversely affect the reputation of the Company, the Franchise, and/or the goodwill associated with the Marks; or 7) you, any of your Principal Owners, or any of your employees or independent contractors are convicted of or plead no contest to a felony or are convicted or plead no contest to any crime, offense, or regulatory violation, which is reasonably likely to adversely affect the reputation of the Company, the Franchise, and/or the goodwill associated with the Marks; or 8) you or any of your employees or independent contractors are involved in any action or activity, including but not limited to dishonest, unethical, or illegal actions or activities, which is reasonably likely to adversely affect the reputation of the Company, the Franchise, and/or the goodwill associated with the Marks; or 9) You (or any of your owners) have made or knowingly make a material false or incomplete statement, or false or incomplete representation, in any report, document, statement, or agreement submitted to us; 10) We discover that you knowingly made a material false or incomplete statement, or false or incomplete representation, to us to obtain the Franchise, or through the submission of any documentation required to be submitted to us or a third party as required by the terms of the Franchise Agreement; 11) You (or any of your owners) participate in in-term competition contrary to Section 9.3; 12) you fail to timely notify of any event, action or other action identified in Section 10.6, which is reasonably likely to adversely affect the reputation of the Company, the Franchise, and/or the goodwill associated with the Marks; or 13) you or any of your employees violate any health or safety law, ordinance or regulation, or operate the Franchise in a manner that presents a health or safety threat, hazard or danger to your customers or the public, which hazard, threat or danger you acknowledge is determined by our commercial business judgment; or 14) you or any of your Principal Owners receive 3 or more written notices of default from us, within any period of 12 consecutive months, concerning any material breach by you, whether or not such breaches shall have been cured.

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THE FRANCHISE RELATIONSHIP		
Provision	Section in Franchise or Other Agreement	Summary
i. Franchisee's obligations on termination/non-renewal	Section 16	Includes payment of money owed to us, return of printed copies of the Manual, cancellation of assumed names and transfer of phone numbers, cease using Marks, cease operating Franchised Business, no confusion with Marks, our option to purchase your inventory and equipment, your modification of the premises and our option to purchase your Franchised Business.
j. Assignment of contract by franchisor	Section 14.3	No restriction on right to transfer.
k. "Transfer" by franchisee – defined	Section 14	Includes assignment of Franchise Agreement, sale or merger of business entities, transfer of corporate stock, death of Franchisee or change of ownership of Franchisee.
l. Our approval of transfer by you	Section 14.4	You need the Company's approval to transfer Location ownership or any fractional ownership interest.
m. Conditions for our approval of transfer by you	Section 14.5	New owner must have sufficient business experience, aptitude and financial resources to operate the franchise; you must pay all amounts due us or our affiliates; new owner and its director must successfully complete our initial training program; the new Franchisee and its owners and spouses must execute a guaranty in our favor; your landlord must consent to transfer of the lease, if any; you must pay us the applicable transfer fee; you and your Principal Owners must sign a general release in favor of us, our affiliates, and our and their officers, directors, employees and agents (subject to state law); if applicable, the new owner must agree to remodel to bring the franchise to current standards; new owner must assume all obligations under your Franchise Agreement or, at our option, sign a new Franchise Agreement using our then-current form; the new Franchisee and its owners and spouses must execute a guaranty in our favor; you and your Principal Owners must sign a non-competition agreement agreeing not to engage in a competitive business for 24 months within 25 miles of your Location Franchise or any other Location Franchise. We also have a right of first refusal and may approve or disapprove the material terms of the transfer, and require that you subordinate any installment payments to the new owners' obligation to pay us. You and the new Franchisee, and all your and its owners and spouses, must execute a transfer agreement in a form substantially similar to that attached as Exhibit L.
n. Our right of first refusal to acquire your business	Section 14.6	We have the option to match any offer for your Franchised Business.
o. Our option to purchase your business	Section 16.6	We have the option to purchase your Franchised Business upon termination or non-renewal and you must sign our standard form of asset purchase agreement (attached to this Disclosure Document as Exhibit N)
p. Death or disability of you	Section 14.7	Franchise must be assigned by estate to approved buyer within 45 days.

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THE FRANCHISE RELATIONSHIP		
Provision	Section in Franchise or Other Agreement	Summary
q. Non-compete covenants during the term of the franchise	Section 9.3	You cannot be involved in a competitive business during the term of the Agreement.
r. Non-compete covenants after the franchise is terminated or expires	Section 9.3	No involvement in competing business for 24 months within a 25 mile radius of any Location Franchise. This restriction only applies to the operation of a non-insurance based chiropractic businesses that operates under a membership model and that is not part of a franchise system. It does not otherwise restrict you or your owners from operating a chiropractic business.
s. Modification of the agreement	Section 20	Must be in writing by both sides.
t. Integration/merger clause	Section 20	Only the terms of the Franchise Agreement are binding. Any other promises are unenforceable. However, nothing in the Franchise Agreement will have the effect of disclaiming any of the representations made in this FDD or any of its attachments or addenda.
u. Dispute resolution by arbitration or mediation	Section 17.9	Except for certain claims, we and you must mediate all disputes in Maricopa County, Arizona (subject to state law)
v. Choice of forum	Section 17.11	Subject to state law, mediation will take place at the American Arbitration Association offices nearest to our principal place of business, except actions for monies owed, injunctive relief, or relief related to real property, the Marks or confidentiality information. Subject to state law, venue for any litigation is the state courts in Maricopa County, Arizona, and Federal Courts for the U.S. District Court for the District of Arizona.
w. Choice of law	Section 17.11	Arizona law governs, except for matters regulated by the United States Trademark Act (subject to state law).

Applicable state law might require additional disclosures or requirements related to the information contained in this Disclosure Document. These additional disclosures, if any, appear in Exhibit J of this Disclosure Document.

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Item 18

PUBLIC FIGURES

The Company does not use any public figure to promote its franchise.

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{WS087179v1 } 54 Item 19 FINANCIAL PERFORMANCE REPRESENTATIONS The FTC’s Franchise Rule permits a franchisor to provide information about the actual or potential financial performance of its franchised and/or franchisor-owned outlets, if there is a reasonable basis for the information, and if the information is included in the Disclosure Document. Financial performance information that differs from that included in Item 19 may be given only if: (1) a franchisor provides the actual records of an existing outlet you are considering buying; or (2) a franchisor supplements the information provided in this Item 19, for example by providing information about possible performance at a particular location or under particular circumstances. Defined Terms For purposes of this financial performance representation, the following terms have the meanings given to them below. “Advertising Fund Contribution” means the required contribution to the national advertising fund imposed on franchisees that is calculated as 2% of Gross Sales. In the profit and loss statements submitted by franchisees, the Contribution to Advertising Fund was included in “Operating Expenses”. We have calculated the Contribution to Advertising Fund as a separate line item by applying 2% to the Gross Sales reported and then subtracting that amount from the Operating Expenses reported in the profit and loss statements. “Cost of Goods” means the direct cost attributable to the production of the goods sold at a Clinic. Because Clinics do not sell any goods or acquire any inventory items for resale, the Cost of Goods is $0. “Facilities Expense” includes the following costs: rent, CAM’s, utilities, music, telephone, internet and property taxes. We have not included reported expenses for maintenance, janitorial or trash because numerous Clinics reported abnormally high costs resulting from Clinic “refreshes” conducted during the year (“refreshes” normally take place at the time of renewal). The costs associated with these refreshes skewed the results in a manner that did not accurately reflect the ongoing costs incurred by a franchised Clinic for maintenance, janitorial or trash. “Gross Sales” means the total gross sales minus refunds. “Gross Sales” is the total of all revenue and receipts derived from the operation of the Clinic, before any reductions related to the total amount of any chargebacks, collections, credit card or payment disputes, or other customer debts. Because no goods are sold at Clinics, franchisees generally do not pay any sales tax. However, a few states like Minnesota impose a healthcare tax (2% of gross sales) that is reflected in the Operating Expenses below for the small minority of Qualifying Clinics that are subject to the tax. “Insurance” includes the cost of general liability insurance and professional liability insurance. The cost of property insurance is reflected in the Facilities Expense line item. For franchisees operating under the PC model, the franchisee reimburses the PC for malpractice insurance premiums paid on behalf of the PC entity (or the franchisee pays these premiums directly) so the total expenditure is the same under both models. “Labor” includes chiropractor doctor wages, wellness coordinator wages, payroll taxes, payroll expenses, bonuses, employee health insurance, malpractice insurance and workers compensation costs. Note that some franchisees reported payroll expenses as an Operating Expense while others reported it as a Labor expense. For franchisees operating under the PC model, the franchisee pays the PC for compensation paid to chiropractors (the PC is the employer of record) so the total amounts paid for labor is the same under both models. “Net Profit” means Gross Sales minus Cost of Goods, Labor, Facilities Expense, Insurance, Operating Expense, Royalty Fees and Contributions to the Advertising Fund. {WS087179v1 } 55 “Operating Expenses” includes the costs for software fees, merchant fees, business licenses and permits, local and Co-op marketing, healthcare taxes (where applicable), dues and subscriptions, postage and delivery. Note that some franchisees reported payroll expenses as an Operating Expense while others reported it as a Labor expense. “Royalty Fee” means the royalty fee imposed on franchisees that is calculated as 7% of Gross Sales. In the profit and loss statements submitted by franchisees, the Royalty Fee was included in “Operating Expenses”. We have calculated the Royalty Fee as a separate line item by applying 7% to the Gross Sales reported and then subtracting that amount from the Operating Expenses reported in the profit and loss statements. System Statistics & Subsets Utilized This financial performance representation includes a variety of performance data, including Gross Sales, Net Profit, weekly patient visits, weekly new patient visits, active members and Gross Sales ramp up. The information is based solely upon Clinics operating in the United States. We do not provide data for any Clinics that are located outside of the United States. We do not provide any data for affiliate-owned Clinics. All of the operating Clinics included in this financial performance representation are comparable to the franchise opportunity we offer in this FDD, in that they use the prototypical business format and operating procedures we prescribe for all Clinics. a. Gross Sales, Weekly Patient Visits (Total), Weekly Patient Visits (New Patients) and Active Members The financial performance representations based on Gross Sales, weekly patient visits (total), weekly patient visits (new patients) and active members include data from the 448 franchised Clinics in the United States that reported sales during each month from January 1, 2020 through December 31st, 2020, excluding any months in which the Clinic was closed due to COVID-19. Each Clinic meeting this criteria is referred to as a “Qualifying Clinic”. We excluded data from: (i) 67 Clinics that opened during 2020 and did not report sales for 1 or more months for 2020; and (ii) 8 Clinics that closed or were reacquired during 2020 and did not report sales for 1 or more months for 2020. In 3 instances, we included data for Clinics that opened after January 1, 2020 because they reported gross sales for the month of January 2020. We provide the data for the overall system (448 Qualifying Clinics) and we also break down the data into “quartile” subsets that are determined based on the total annual Gross Sales reported by each Qualifying Clinic for 2020, with Quartile 1 being the highest performing quartile and Quartile 4 being the lowest performing quartile. In addition to providing Gross Sales data for 2020, we have also included the same Gross Sales data for 2019 for the 381 Clinics that were Qualifying Clinics with respect to the 2019 calendar year. We have provided this data to demonstrate that the COVID-19 pandemic did not result in any material adverse effect on annual 2020 Gross Sales as compared with 2019 annual Gross Sales. For purposes of the 2019 Gross Sales data, we have excluded data from: (i) 70 Clinics that opened during 2019 and did not report sales for 1 or more months for 2019; and (ii) 12 Clinics that closed or were reacquired during 2019 and did not report sales for 1 or more months for 2019. In 1 instance, we include data for a Clinic that opened after January 1, 2019 because the Clinic reported gross sales for the month of January 2019. The financial performance representation regarding 2020 Gross Sales, weekly patient visits (total), weekly patient visits (new patients) and average active members includes data for all 448 Qualifying Clinics that reported sales during each month of 2020 (other than any months during which the Clinic was temporarily closed due to COVID- 19). The financial performance representations regarding 2019 Gross Sales includes data for all 381 Qualifying Clinics that reported sales during each month of 2019. The following table identifies the number of franchised Clinics open for the full measuring period of 2019 and 2020 as well as the number of Clinics within each Quartile. {WS087179v1 } 56 FRANCHISE CLINIC STATISTICS FOR GROSS SALES FINANCIAL PERFORMANCE REPRESENTATION Quartile 2020 (Open January 1, 2020 to December 31, 2020) 2019 (Open January 1, 2019 to December 31, 2019) Number of Qualifying Clinics Percentage of Total System Number of Qualifying Clinics Percentage of Total System 1 112 25% 95 25% 2 112 25% 95 25% 3 112 25% 95 25% 4 112 25% 96 25% Total 448 100% 381 100% b. Net Profit The Net Profit financial performance representation is based upon data from 246 franchised Clinics in the United States that (i) reported sales during each month in 2020 (other than any months during which the Clinic was temporarily closed due to COVID-19); and (ii) provided us with profit and loss statements for the 2020 calendar year on or prior to March 12, 2021, which is the date we compiled the data for the financial performance representation. We excluded data from: (i) 67 Clinics that opened during 2020 and did not report sales for 1 or more months for 2020; (ii) 8 Clinics that closed or were reacquired during 2020 and did not report sales for 1 or more months for 2020; and (iii) 202 Clinics that reported sales during each month in 2020 but failed to provide us with a 2020 profit and loss statement on or prior to March 12, 2021. We provide the Net Profit data for all 246 franchised Clinics that met the criteria above and we also break down the data into “quartile” subsets, with Quartile 1 being the highest performing quartile and Quartile 4 being the lowest performing quartile. The table below lists the number of franchised Clinics in each quartile for purposes of the Net Profit financial performance representation. The quartiles were determined based upon the 2020 Gross Sales figures of the various outlets. Specifically, if an outlet was included in Quartile 2 for purposes of the Gross Sales financial performance representation for the 2020 calendar year, then it was included in Quartile 2 for purposes of the Net Profit financial performance representation. As a result, the number of outlets in each quartile varies for the Net Profit financial performance representation. The average period of operation for the 246 franchised Clinics in 2020 whose Net Profit data has been provided was 62.5 months (see table below). The average period of operations for the 448 franchised Clinics whose data was provided closely approximates the average period of operation was 61.2 months. Of the 448 Qualifying Clinics, the average period of operation was 61.2 months, with 221 of these Clinics (or 49.3%) operating for the average period or longer. {WS087179v1 } 57 STATISTICS AND PERIOD OF OPERATION FOR 2020 NET PROFIT FINANCIAL PERFORMANCE REPRESENTATION Quartile Number of Clinics Average Period of Operation (Months) Number and Percent that Operated Longer than Average Median Period of Operation (Months) Longest Period of Operation (Months) Shortest Period of Operation (Months) 1 70 77 42 of 70 (60%) 81 months 151 months 18 months 2 68 69 40 of 68 (59%) 72 months 122 months 14 months 3 58 56 28 of 58 (48%) 53 months 122 months 12 months 4 50 41 19 of 50 (38%) 27 months 93 months 12 months Total 246 63 127 of 246 (52%) 64 months 151 months 12 months c. Gross Sales Ramp Up The Gross Sales ramp up financial performance representation presents the average monthly Gross Sales for the initial 12 months of operation for all franchised Clinics that opened during 2020, 2019, 2018 or 2017. There were: (i) 70 franchised Clinics that opened in 2020; (ii) 71 franchised Clinics that opened in 2019; (iii) 47 franchised Clinics that opened in 2018; and (iv) 41 franchised Clinics that opened in 2017. The Gross Sales Ramp Up financial performance representation includes Gross Sales data for all 229 franchised Clinics that opened in 2017, 2018, 2019 and 2020. Financial Performance Representation Gross Sales Part A includes: (i) 2020 annual Gross Sales for January 1, 2020 through December 31, 2020; and (ii) 2019 annual Gross Sales for January 1, 2019 through December 31, 2019. The data includes the average, median, highest and lowest Gross Sales and is broken down into Quartiles. The data is based on the actual historical Gross Sales figures for these outlets. The data is presented in the following 2 tables:  Table A-1 - Gross Sales for 2020 (448 Franchised Clinics)  Table A-2 - Gross Sales for 2019 (381 Franchised Clinics) Net Profit Part B includes 2020 Net Profit data for January 1, 2020 through December 31, 2020. The data includes the average, median, highest and lowest Net Profit and is broken down into Quartiles. The data is based on the actual historical Net Profit figures for these outlets. The data is presented in the following 5 tables:  Table B-1 - Net Profit for 2020: All Qualifying Outlets (246 Franchised Clinics)  Table B-2 - Net Profit for 2020: Quartile 1 (70 Franchised Clinics)  Table B-3 - Net Profit for 2020: Quartile 2 (68 Franchised Clinics)  Table B-4 - Net Profit for 2020: Quartile 3 (58 Franchised Clinics)  Table B-5 - Net Profit for 2020: Quartile 4 (50 Franchised Clinics) The expenses in the Net Profit tables cover certain customary and typical expenses of The Joint Chiropractic Clinics operating in the normal course of business throughout the United States. The Net Profit financial performance data is based upon the profit and loss statements from franchisees and includes all operating expense information. However, for purposes of the Net Profit financial performance representation, we have excluded (i) any labor costs that were designated as owner compensation and (ii) any labor costs for an operations manager. An operations manager position is necessary only for franchisees that operate a significant number of Clinics. The operations manager oversees all of the Clinics owned by the multi-unit franchisee, although each Clinic must still have a dedicated manager. As a result, the operations manager compensation is not representative of the labor costs incurred by a franchisee that only owns a small number of Clinics.

Weekly Patient Visits

Part C includes 2020 weekly patient visits statistics for January 1, 2020 through December 31, 2020. We have separately provided data for: (i) all patient visits; and (ii) new patient visits. The data includes the average, median, highest and lowest number of weekly patient visits and is broken down into Quartiles. The data is based on the actual historical weekly patient visits figures for these outlets. The data is presented in the following 2 tables:

- Table C-1 - Weekly Patient Visits (Total Patients) for 2020 (448 Franchised Clinics)
- Table C-2 - Weekly Patient Visits (New Patients) for 2020 (448 Franchised Clinics)

Active Members

Part D includes 2020 monthly "active member" data for January 1, 2020 through December 31, 2020. An "active member" refers to a patient that has signed a membership agreement and paid the monthly membership fee for the applicable month. The data includes the average, median, highest and lowest number of monthly active members and is broken down into Quartiles. The data is based on the actual active member figures for these outlets. The data is presented in the following table:

- Table D-1 - Active Members for 2020 (448 Franchised Clinics)

Gross Sales Ramp Up

Part E includes data regarding the average monthly Gross Sales generated by new Clinics during their first 12 months of operation. The data includes:

- Monthly Gross Sales for the initial 12 months of operation by each of the 70 franchised Clinics that opened in 2020
- Monthly Gross Sales for the initial 12 months of operation by each of the 71 franchised Clinics that opened in 2019
- Monthly Gross Sales for the initial 12 months of operation by each of the 47 franchised Clinics that opened in 2018
- Monthly Gross Sales for the initial 12 months of operation by each of the 41 franchised Clinics that opened in 2017

The 12-month Gross Sales ramp up period for each Clinic is a rolling 12-month period commencing with the month in which the Clinic opened. With respect to Clinics that opened in 2020, we measured their monthly Gross Sales from the opening month through December 31, 2020. As a result, we did not provide a full 12 months of Gross Sales data for any Clinic that opened on or after February 1, 2020.

For purposes of this financial performance representation, "Month 1" Gross Sales includes the total Gross Sales generated by the Clinic during the month in which the Clinic opened, regardless of the total number of days the Clinic was open during that month. The data is based on the actual historical Gross Sales figures for these outlets. The data is presented in the following table:

- Table E-1 – Gross Sales Ramp Up (229 Franchised Clinics)

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Part A: Gross Sales Financial Performance Representation

TABLE A-1 - GROSS SALES FOR 2020 (448 FRANCHISED CLINICS)							
Quartile	Number of Clinics	Percent of Network (sample)	Average	Median	Highest	Lowest	Number and Percentage that Attained or Exceeded Average
1	112	25%	$777,608	$745,799	$1,511,654	$601,157	46 of 112 (41%)
2	112	25%	$523,218	$524,177	$599,211	$461,487	57 of 112 (51%)
3	112	25%	$398,723	$399,917	$461,484	$342,585	57 of 112 (51%)
4	112	25%	$255,534	$265,999	$338,950	$72,884	60 of 112 (54%)
Total	448	100%	$488,771	$461,485	$1,511,654	$72,884	199 of 448 (44%)

TABLE A-2 - GROSS SALES FOR 2019 (381 FRANCHISED CLINICS)							
Quartile	Number of Clinics	Percent of Network (sample)	Average	Median	Highest	Lowest	Number and Percentage that Attained or Exceeded Average
1	95	25%	$759,805	$715,424	$1,587,140	$607,847	37 of 95 (39%)
2	95	25%	$521,188	$515,558	$602,839	$447,752	43 of 95 (45%)
3	95	25%	$398,244	$402,982	$446,162	$345,716	49 of 95 (52%)
4	96	25%	$263,823	$281,563	$344,511	$109,798	53 of 96 (55%)
Total	381	100%	$485,182	$446,956	$1,587,140	$109,798	162 of 381 (43%)

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Part B: Net Profit Financial Performance Representation

TABLE B-1 - NET PROFIT FOR 2020: ALL QUALIFYING OUTLETS (246 FRANCHISED CLINICS)						
	Average	Achieved or Surpassed Average	Percentage of Gross Sales	Median	Highest	Lowest
Average Gross Sales	$509,682	109 of 246 (44%)	100%	$488,226	$1,495,991	$107,695
Cost of Goods	$0	246 of 246 (100%)	0.0%	$0	$0	$0
Labor Expense	$209,956	98 of 246 (40%)	41.3%	$195,174	$700,541	$9,131
Facilities Expense	$57,806	117 of 246 (48%)	11.3%	$56,744	$154,740	$24,182
Insurance	$6,848	113 of 246 (46%)	1.3%	$6,248	$43,991	($60.75)
Operating Expense	$56,688	119 of 246 (48%)	11.1%	$54,564	$133,865	$4,429
Royalty Fee	$35,678	109 of 246 (44%)	7.0%	$34,176	$104,719	$7,539
Advertising Fund Contribution	$10,194	91 of 246 (54%)	2.0%	$9,765	$29,920	$2,154
Net Profit	$132,513	120 of 246 (49%)	26.0%	$130,838	$575,060	($104,757)

TABLE B-2 - NET PROFIT FOR 2020: QUARTILE 1 (70 FRANCHISED CLINICS)						
	Average	Achieved or Surpassed Average	Percentage of Gross Sales	Median	Highest	Lowest
Average Gross Sales	$761,984	27 of 70 (39%)	100%	$731,385	$1,495,991	$557,893
Cost of Goods	$0	70 of 70 (100%)	0.0%	$0	$0	$0
Labor Expense	$289,458	29 of 70 (41%)	37.9%	$276,882	$700,541	$154,742
Facilities Expense	$62,403	24 of 70 (34%)	8.2%	$58,512	$154,740	$30,514
Insurance	$9,612	24 of 70 (34%)	1.3%	$8,949	$43,991	$0
Operating Expense	$66,126	28 of 70 (40%)	8.7%	$63,715	$108,374	$20,259
Royalty Fee	$53,339	27 of 70 (39%)	7.0%	$51,197	$104,719	$39,052
Advertising Fund Contribution	$15,250	27 of 70 (39%)	2.0%	$14,628	$29,920	$11,158
Net Profit	$265,807	30 of 70 (43%)	34.9%	$252,362	$575,060	$111,765

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TABLE B-3 - NET PROFIT FOR 2020: QUARTILE 2 (68 FRANCHISED CLINICS)						
	Average	Achieved or Surpassed Average	Percentage of Gross Sales	Median	Highest	Lowest
Average Gross Sales	$520,995	35 of 68 (52%)	100.0%	$521,469	$598,785	$409,967
Cost of Goods	$0	68 of 68 (100%)	0.0%	$0	$0	$0
Labor Expense	$204,172	33 of 68 (49%)	39.2%	$202,752	$381,748	$110,868
Facilities Expense	$57,032	33 of 68 (49%)	10.9%	$56,890	$97,690	$28,814
Insurance	$6,037	27 of 68 (40%)	1.2%	$5,042	$30,064	$0
Operating Expense	$57,920	34 of 68 (50%)	11.1%	$57,894	$118,917	$11,883
Royalty Fee	$36,470	35 of 68 (52%)	7.0%	$36,503	$41,915	$28,698
Advertising Fund Contribution	$10,420	35 of 68 (52%)	2.0%	$10,429	$11,976	$8,199
Net Profit	$148,943	37 of 68 (54%)	28.6%	$158,309	$279,890	$18,030

TABLE B-4 - NET PROFIT FOR 2020: QUARTILE 3 (58 FRANCHISED CLINICS)						
	Average	Achieved or Surpassed Average	Percentage of Gross Sales	Median	Highest	Lowest
Average Gross Sales	$405,934	30 of 58 (52%)	100%	$407,229	$555,366	$323,596
Cost of Goods	$0	40 of 58 (100%)	0.0%	$0	$0	$0
Labor Expense	$182,051	23 of 58 (40%)	44.7%	$172,176	$286,459	$119,822
Facilities Expense	$56,227	28 of 58 (48%)	13.9%	$55,214	$91,727	$24,182
Insurance	$5,951	28 of 58 (48%)	1.5%	$5,445	$15,383	($60.75)
Operating Expense	$52,660	25 of 58 (43%)	13.0%	$51,600	$123,946	$4,428
Royalty Fee	$28,415	30 of 58 (52%)	7.0%	$28,506	$38,876	$22,652
Advertising Fund Contribution	$8,119	30 of 58 (52%)	2.0%	$8,145	$11,107	$6,472
Net Profit	$72,510	33 of 58 (57%)	17.9%	$81,233	$160,381	($34,958)

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TABLE B-5 - NET PROFIT FOR 2020: QUARTILE 4 (50 FRANCHISED CLINICS)						
	Average	Achieved or Surpassed Average	Percentage of Gross Sales	Median	Highest	Lowest
Average Gross Sales	$263,066	26 of 50 (52%)	100.0%	$266,094	$ 369,738	$107,695
Cost of Goods	$0	33 of 50 (100%)	0.0%	$0	$0	$0
Labor Expense	$139,486	24 of 50 (48%)	53.0%	$138,661	$199,845	$9,131
Facilities Expense	$54,364	27 of 50 (54%)	20.7%	$56,152	$88,121	$24,248
Insurance	$5,116	20 of 50 (40%)	1.9%	$4,436	$15,410	$0
Operating Expense	$46,614	16 of 50 (36%)	17.7%	$44,385	$133,865	$20,095
Royalty Fee	$18,415	26 of 50 (52%)	7.0%	$18,627	$25,882	$7,539
Advertising Fund Contribution	$5,261	26 of 50 (52%)	2.0%	$5,322	$7,395	$2,154
Net Profit	($6,189)	26 of 50 (52%)	-2.3%	($53)	$140,005	($104,757)


Net Profit
$900,000
$800,000
$700,000
$600,000
$500,000
$400,000
$300,000
$200,000
$100,000
$-
$509,682
$132,513
$377,169
$520,995
$148,943
$372,052
$761,984
$265,807
$496,177
All clinics
Quartile 2
Quartile 1
Expenses
Net Profit

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Part C: Weekly Patient Visits

TABLE C-1 – WEEKLY PATIENT VISITS (TOTAL PATIENTS) FOR 2020 (448 FRANCHISED CLINICS)							
Quartile	Number of Clinics	Percent of Network (sample)	Average	Median	Highest	Lowest	Number and Percentage that Attained or Exceeded Average
1	112	25%	454	407	895	254	44 of 112 (39%)
2	112	25%	319	350	416	231	53 of 112 (47%)
3	112	25%	252	226	333	173	54 of 112 (48%)
4	112	25%	164	162	275	52	56 of 112 (50%)
Total	448	100%	297	278	895	52	191 of 448 (43%)

TABLE C-2 – WEEKLY PATIENT VISITS (NEW PATIENTS) FOR 2020 (448 FRANCHISED CLINICS)							
Quartile	Number of Clinics	Percent of Network (sample)	Average	Median	Highest	Lowest	Number and Percentage that Attained or Exceeded Average
1	112	25%	30	24	98	13	45 of 112 (40%)
2	112	25%	21	14	58	10	47 of 112 (42%)
3	112	25%	18	15	46	9	40 of 112 (36%)
4	112	25%	13	15	34	6	50 of 112 (45%)
Total	448	100%	20	18	98	6	187 of 448 (42%)

Part D: Active Members

TABLE D-1 – ACTIVE MEMBERS FOR 2020 (448 FRANCHISED CLINICS)							
Quartile	Number of Clinics	Percent of Network (sample)	Average	Median	Highest	Lowest	Number and Percentage that Attained or Exceeded Average
1	112	25%	894	866	1,620	437	50 of 112 (45%)
2	112	25%	602	594	818	421	48 of 112 (43%)
3	112	25%	451	450	642	271	54 of 112 (48%)
4	112	25%	275	279	447	53	59 of 112 (53%)
Total	448	100%	555	519	1,620	53	195 of 112 (44%)

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Part E: <u>Gross Sales Ramp Up</u>

TABLE E-1 – GROSS SALES RAMP UP (229 FRANCHISED CLINICS)								
Month	Clinics Opened in 2020		Clinics Opened in 2019		Clinics Opened in 2018		Clinics Opened in 2017	
	Sample	Gross Sales	Sample	Gross Sales	Sample	Gross Sales	Sample	Gross Sales
1	70	$7,197	71	$6,093	47	$4,216	41	$3,404
2	62	$13,533	71	$12,848	47	$10,423	41	$8,913
3	54	$17,425	71	$16,294	47	$13,701	41	$11,954
4	49	$19,618	71	$18,123	47	$15,875	41	$14,372
5	41	$22,451	71	$18,768	47	$17,702	41	$15,788
6	34	$25,788	71	$19,899	47	$20,046	41	$17,371
7	28	$28,017	71	$21,284	47	$22,006	41	$18,214
8	21	$28,276	71	$22,102	47	$23,355	41	$19,159
9	16	$29,316	71	$23,964	47	$24,273	41	$21,010
10	16	$29,581	71	$25,296	47	$25,937	41	$21,594
11	8	$36,969	71	$26,590	47	$27,191	41	$22,923
12	4	$32,476	71	$27,288	47	$28,292	41	$23,566



Changes in The Joint Ramp, 2017 - 2020
35000
30000
25000
20000
15000
10000
5000
0
1 2 3 4 5 6 7 8 9 10 11 12
The Joint 2017 Ramp
The Joint 2018 Ramp
The Joint 2019 Ramp
The Joint 2020 Ramp

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Some The Joint® Clinics have earned the amounts and achieved the results set forth above. Your individual results may differ. There is no assurance that you will earn as much.

You are strongly encouraged to consult with your own financial advisors in reviewing the tables and, in particular, in estimating your gross sales (and the revenue of the outlet) as well as the types and amounts of costs and expenses that you will or may incur in operating your own Franchised Business.

We recommend that you make your own independent judgment investigation about your Franchised Business' potential financial performance, and that you consult with your attorney and other advisors before signing any Franchise Agreement.

Written substantiation for the financial performance representation will be made available to you upon reasonable request.

Other than the preceding financial performance representation, we do not make any financial performance representations about a Franchisee's future financial performance or the past financial performance of company-owned or franchised outlets. We also do not authorize our employees or representatives to make any such representations either orally or in writing. If you are purchasing an existing outlet, however, we may provide you with the actual records of that outlet. If you receive any other financial performance information or projections of your future income, you should report it to the franchisor's management by contacting Eric Simon, VP of Franchise Sales and Development (16767 N. Perimeter Dr., Suite 110, Scottsdale, Arizona 85260, Telephone: (480) 245-5960), Email: eric.simon@thejoint.com, the Federal Trade Commission, and the appropriate state regulatory agencies.

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Item 20

OUTLETS AND FRANCHISEE INFORMATION

TABLE 1 - SYSTEM-WIDE OUTLET SUMMARY FOR YEARS 2018 TO 2020				
Outlet Type	Year	Outlets at the Start of the Year	Outlets at the End of the Year	Net Change
Franchisee	2018	352	394	+42
	2019	394	453	+59
	2020	453	515	+62
Company Owned	2018	47	48	+1
	2019	48	60	+12
	2020	60	64	+4
Total Outlets	2018	399	442	+43
	2019	442	513	+71
	2020	513	579	+66

TABLE 2 - TRANSFERS OF OUTLETS FROM FRANCHISEES TO NEW OWNERS (OTHER THAN THE FRANCHISOR) FOR YEARS 2018 TO 2020		
State	Year	Number of Transfers
Arizona	2018	0
	2019	2
	2020	0
California	2018	1
	2019	1
	2020	6
Colorado	2018	0
	2019	0
	2020	0
Florida	2018	0
	2019	4
	2020	3
Georgia	2018	5

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TABLE 2 - TRANSFERS OF OUTLETS FROM FRANCHISEES TO NEW OWNERS (OTHER THAN THE FRANCHISOR) FOR YEARS 2018 TO 2020		
State	Year	Number of Transfers
	2019	2
	2020	0
Minnesota	2018	0
	2019	1
	2020	0
Missouri	2018	2
	2019	0
	2020	0
New York	2018	0
	2019	1
	2020	0
North Carolina	2018	0
	2019	1
	2020	1
Ohio	2018	2
	2019	0
	2020	0
South Carolina	2018	0
	2019	0
	2020	1
Tennessee	2018	1
	2019	0
	2020	0
Texas	2018	5
	2019	2
	2020	1
Utah	2018	0
	2019	1
	2020	0

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TABLE 2 - TRANSFERS OF OUTLETS FROM FRANCHISEES TO NEW OWNERS (OTHER THAN THE FRANCHISOR) FOR YEARS 2018 TO 2020		
State	Year	Number of Transfers
Virginia	2018	7
	2019	0
	2020	0
Washington	2018	1
	2019	0
	2020	1
Total Outlets	2018	24
	2019	15
	2020	13

TABLE 3 - STATUS OF FRANCHISED OUTLETS FOR YEARS 2018 TO 2020								
State	Year	Outlets at Start of Year	Outlets Opened	Termination	Non-Renewals	Reacquired by Franchisor	Ceased Operations Other Reasons	Outlets at End of the Year
Alabama	2018	0	0	0	0	0	0	0
	2019	0	1	0	0	0	0	1
	2020	1	3	0	0	0	0	4
Arizona	2018	21	2	0	0	0	0	23
	2019	23	1	0	0	1	0	23
	2020	23	1	0	0	1	0	23
Arkansas	2018	1	1	0	0	0	0	2
	2019	2	0	0	0	0	0	2
	2020	2	1	0	0	0	0	3
California	2018	40	4	0	0	2	0	44
	2019	44	8	0	0	3	0	49
	2020	49	4	0	0	0	0	53
Colorado	2018	25	0	0	0	0	0	25
	2019	25	3	0	0	0	0	28
	2020	28	0	0	0	0	0	28
Florida	2018	15	4	0	0	0	0	19

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TABLE 3 - STATUS OF FRANCHISED OUTLETS FOR YEARS 2018 TO 2020								
State	Year	Outlets at Start of Year	Outlets Opened	Termination	Non-Renewals	Reacquired by Franchisor	Ceased Operations Other Reasons	Outlets at End of the Year
	2019	19	11	0	0	0	0	30
	2020	30	13	0	0	0	0	43
Georgia	2018	34	3	0	0	0	0	37
	2019	37	4	0	0	2	1	38
	2020	38	3	0	0	0	0	41
Idaho	2018	1	1	0	0	0	0	2
	2019	2	0	1	0	0	0	1
	2020	1	2	1	0	0	0	2
Illinois	2018	9	1	0	0	0	0	10
	2019	10	4	0	0	0	1	13
	2020	13	4	0	0	0	0	17
Indiana	2018	5	0	0	0	0	0	5
	2019	5	0	0	0	0	0	5
	2020	5	0	0	0	0	2	3
Kansas	2018	1	1	0	0	0	0	2
	2019	2	1	0	0	0	0	3
	2020	3	0	0	0	0	0	3
Louisiana	2018	5	0	0	0	0	0	5
	2019	5	0	0	0	0	0	5
	2020	5	2	0	0	0	0	7
Maryland	2018	0	1	0	0	0	0	1
	2019	1	3	0	0	0	0	4
	2020	4	1	0	0	0	0	5
Massachusetts	2018	0	0	0	0	0	0	0
	2019	0	1	0	0	0	0	1
	2020	1	0	0	0	0	1	0
Minnesota	2018	8	1	0	0	0	0	8
	2019	8	0	0	0	0	0	8

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TABLE 3 - STATUS OF FRANCHISED OUTLETS FOR YEARS 2018 TO 2020								
State	Year	Outlets at Start of Year	Outlets Opened	Termination	Non-Renewals	Reacquired by Franchisor	Ceased Operations Other Reasons	Outlets at End of the Year
	2020	8	1	0	0	0	0	9
Missouri	2018	8	0	0	0	0	0	8
	2019	8	1	0	0	0	0	9
	2020	9	2	0	0	0	0	11
Nebraska	2018	1	0	0	0	0	0	1
	2019	1	0	0	0	0	0	1
	2020	1	0	0	0	0	0	1
Nevada	2018	11	1	0	0	0	0	12
	2019	12	1	0	0	0	0	13
	2020	13	2	0	0	0	0	15
New Hampshire	2018	2	0	0	0	0	0	2
	2019	2	0	0	0	0	0	2
	2020	2	0	0	0	0	0	2
New Jersey	2018	5	0	0	0	0	2	3
	2019	3	1	0	0	0	0	4
	2020	4	1	0	0	0	1	4
New York	2018	1	0	0	0	0	0	1
	2019	1	0	0	0	0	0	1
	2020	1	0	0	0	0	0	1
North Carolina	2018	21	1	0	0	0	0	22
	2019	22	4	0	0	0	0	26
	2020	26	4	0	0	0	0	30
Ohio	2018	3	3	0	0	0	0	6
	2019	6	4	0	0	0	0	10
	2020	10	0	0	0	0	0	10
Oklahoma	2018	0	2	0	0	0	0	2
	2019	2	1	0	0	0	0	3
	2020	3	2	0	0	0	0	5

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TABLE 3 - STATUS OF FRANCHISED OUTLETS FOR YEARS 2018 TO 2020								
State	Year	Outlets at Start of Year	Outlets Opened	Termination	Non-Renewals	Reacquired by Franchisor	Ceased Operations Other Reasons	Outlets at End of the Year
Oregon	2018	10	0	0	0	0	0	10
	2019	10	0	0	0	0	1	9
	2020	9	0	0	0	0	1	8
Pennsylvania	2018	2	1	0	0	0	0	3
	2019	3	0	0	0	0	0	3
	2020	3	0	0	0	0	0	3
South Carolina	2018	17	1	0	0	0	0	18
	2019	18	0	0	0	2	0	16
	2020	16	1	0	0	0	0	17
Tennessee	2018	7	0	0	0	0	0	7
	2019	7	4	0	0	0	0	11
	2020	11	7	0	0	0	0	18
Texas	2018	72	13	0	0	0	0	85
	2019	85	14	0	0	0	0	99
	2020	99	13	0	0	0	0	112
Utah	2018	11	0	0	0	0	0	11
	2019	11	4	0	0	0	0	15
	2020	15	2	0	0	0	0	17
Virginia	2018	8	0	0	0	0	0	8
	2019	8	0	0	0	0	0	8
	2020	8	0	0	0	0	0	8
Washington	2018	5	4	0	0	0	0	9
	2019	9	0	0	0	0	0	9
	2020	9	0	0	0	0	1	8
Wisconsin	2018	3	0	0	0	0	0	3
	2019	3	0	0	0	0	0	3
	2020	3	1	0	0	0	0	4
Total Outlets	2018	352	47	0	0	2	3	394

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TABLE 3 - STATUS OF FRANCHISED OUTLETS FOR YEARS 2018 TO 2020								
State	Year	Outlets at Start of Year	Outlets Opened	Termination	Non-Renewals	Reacquired by Franchisor	Ceased Operations Other Reasons	Outlets at End of the Year
	2019	394	71	1	0	8	3	453
	2020	453	70	1	0	1	6	515

* If multiple events occurred affecting an outlet, this table shows the event that occurred last in time.

TABLE 4 - STATUS OF COMPANY-OWNED OUTLETS FOR YEARS 2018 TO 2020							
State	Year	Outlets at Start of Year	Outlets Opened	Outlets Re-Acquired from Franchisees	Outlets Closed	Outlets Sold to Franchisees	Outlets at End of the Year
Arizona	2018	10	0	0	0	0	10
	2019	10	1	1	0	0	12
	2020	12	0	1	0	0	13
California	2018	34	0	2	1	0	35
	2019	35	4	3	1	0	41
	2020	41	3	0	0	0	44
Georgia	2018	0	0	0	0	0	0
	2019	0	0	2	0	0	2
	2020	2	0	0	0	0	2
New Mexico	2018	3	0	0	0	0	3
	2019	3	0	0	0	0	3
	2020	3	0	0	0	0	3
South Carolina	2018	0	0	0	0	0	0
	2019	0	0	2	0	0	2
	2020	2	0	0	0	0	2
Total Outlets	2018	47	0	2	1	0	48
	2019	48	5	8	1	0	60
	2020	60	3	1	0	0	64

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TABLE 5 - PROJECTED OPENINGS AS OF DECEMBER 31, 2020			
State	Franchise Agreements Signed but Outlet Not Open	Projected New Franchised Outlets in the Next Fiscal Year	Projected New Company-Owned Outlets in the Next Fiscal Year
Alabama	8	4	0
Arizona	2	2	5
Arkansas	5	2	0
California	10	8	8
Colorado	2	1	0
District of Columbia	1	1	0
Florida	26	19	0
Georgia	17	7	1
Idaho	4	4	0
Iowa	1	1	0
Illinois	1	7	0
Indiana	2	2	0
Kentucky	6	4	0
Louisiana	4	3	0
Maryland	2	1	0
Michigan	1	2	0
Minnesota	3	4	0
Mississippi	4	2	0
Missouri	6	3	0
Nebraska	2	1	0
Nevada	1	1	0
New Hampshire	1	1	0
New Jersey	4	1	0
New Mexico	0	0	2
North Carolina	13	8	0
Ohio	9	9	0
Oklahoma	7	4	0
Oregon	1	1	0
South Carolina	3	3	0
Tennessee	9	13	0
Texas	42	15	0
Utah	5	4	0
Virginia	2	2	6
Washington	6	3	0
Wisconsin	2	2	0

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TABLE 5 - PROJECTED OPENINGS AS OF DECEMBER 31, 2020			
State	Franchise Agreements Signed but Outlet Not Open	Projected New Franchised Outlets in the Next Fiscal Year	Projected New Company-Owned Outlets in the Next Fiscal Year
Total	212	145	22

Notes:

1. During 2020, 2 outlets in California were transferred twice during the course of 2020. 1 outlet in Texas was transferred twice during the course of 2020.

2. During 2020, the following occurred:

- 1 franchisee in Georgia terminated their Franchise Agreement for 1 outlet prior to opening.
- 1 franchisee in Illinois terminated their Franchise Agreement for 1 outlet prior to opening.
- 1 franchisee in Virginia terminated their Franchise Agreement for 1 outlet prior to opening.

Exhibit F lists the names of all of our operating Franchisees and their addresses and telephone numbers as of December 31, 2020. Exhibit F lists the Franchisees who have signed Franchise Agreements for outlets which were not yet operational as of December 31, 2020, and also lists the name, city and state, and business telephone number (or, if unknown, the last known home telephone number) of every Franchisee who had an outlet terminated, cancelled, not renewed, or otherwise voluntarily or involuntarily ceased to do business under a Franchise Agreement during the most recently completed fiscal year, or who has not communicated with us within 10 weeks of the issuance date of this disclosure document. If you buy this franchise, your contact information may be disclosed to other buyers when you leave the franchise system.

In the last 3 fiscal years, some current and former Franchisees sign provisions restricting their ability to speak openly about their experience with The Joint. You may wish to speak with current and former Franchisees, but be aware that not all of those franchisees will be able to communicate with you.

We have endorsed the National Franchise Advisory Board, which is staffed by franchisees. You may contact the NFAB by emailing its President, Rita Sellers, at rita.sellers@thejoint.com.

Except for the National Franchise Advisory Board, there are no (i) trademark-specific franchisee organizations associated with the franchise system being offered that we have created, sponsored or endorsed or (ii) independent franchisee organizations that have asked to be included in this Disclosure Document.

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Item 21

FINANCIAL STATEMENTS

Attached to this Disclosure Document as Exhibit D are: 1) our consolidated audited financial statements for the fiscal years ended December 31, 2020 and 2019, which have been taken from Item 8 of our 10-K Annual Report for 2020; 2) our consolidated audited financial statements for the fiscal years ended December 31, 2019 and 2018, which have been taken from Item 8 of our 10-K Annual Report for 2019.

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Item 22

CONTRACTS

Attached are copies of the following agreements relating to the offer of the franchise:

Exhibit B Franchise Agreement with the following exhibits:

Exhibit 1 - Franchise Agreement Opening Deadline/ Expiration Date
Exhibit 2 - Owner's Guaranty and Assumption of Obligations
Exhibit 3 - Addendum to Lease Agreement
Exhibit 4 - Ownership Interests in Franchisee
Exhibit 5 – Franchisee Compliance Questionnaire
Exhibit 6 – EFT Authorization Form
Exhibit 7 - State-Specific Addenda

Exhibit E Confidentiality Agreement

Exhibit G Form UCC-1 Financing Statement

Exhibit K Required Vendor Agreements

Exhibit L Form of Transfer Agreement and General Release Agreement

Exhibit M Letter of Intent

Exhibit N Form of Asset Purchase Agreement

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Item 23

RECEIPT

Two copies of an acknowledgement of your receipt of this Disclosure Document appear at the end of this Disclosure Document. The Receipts are detachable and one copy must be signed by you and given to us. The other copy may be retained by you for your records. If this page or any other pages or exhibits are missing from your copy, please contact the Company at the address or phone number noted in Item 1.

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EXHIBIT A

STATE ADMINISTRATORS/AGENTS FOR SERVICE OF PROCESS

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STATE ADMINISTRATORS/AGENTS FOR SERVICE OF PROCESS

Following is information about our agents for service of process, as well as state agencies and administrators whom you may wish to contact with questions about The Joint Corp.

Our agent for service of process in the State of Delaware is:

THE CORPORATION TRUST COMPANY
CORPORATION TRUST CENTER, 1209 ORANGE STREET
WILMINGTON, DE 19801

We intend to register the franchises described in this Disclosure Document in some or all of the following states in accordance with applicable state law. If and when we pursue franchise registration (or otherwise comply with the franchise investment laws) in these states, we will designate the designated state offices or officials as our agents for service of process in those states:

State	State Agency	Agent for Service of Process
CALIFORNIA	Commissioner of Financial Protection & Innovation Department of Financial Protection & Innovation Suite 750 320 West 4th Street Los Angeles, CA 90013 (213) 576-7505	California Commissioner of Financial Protection & Innovation Department of Financial Protection & Innovation Suite 750 320 West 4th Street Los Angeles, CA 90013
HAWAII	Business Registration Division Department of Commerce and Consumer Affairs 335 Merchant Street, Room 203 Honolulu, HI 96812 (808) 586-2727	Commissioner of Securities of the Department of Commerce and Consumer Affairs 335 Merchant Street, Room 203 Honolulu, HI 96812
ILLINOIS	Office of Attorney General Franchise Division 500 South Second Street Springfield, IL 62706 (217) 782-4465	Illinois Attorney General Franchise Division 500 South Second Street Springfield, IL 62706
INDIANA	Indiana Secretary of State Securities Division Room E-1 11 302 West Washington Street Indianapolis, IN 46204 (317) 232-6681	Indiana Secretary of State State Securities Division Room E-1 11 302 West Washington Street Indianapolis, IN 46204
MARYLAND	Office of the Attorney General Division of Securities 200 St. Paul Place Baltimore, MD 21202-2020 (410) 576-6360	Maryland Securities Commissioner 200 St. Paul Place Baltimore, MD 21202-2020

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MICHIGAN	Michigan Department of Attorney General Consumer Protection Division Antitrust and Franchise Unit 670 Law Building Lansing, MI 48913 (517) 373-7117	Michigan Department of Commerce, Corporations and Securities Bureau Antitrust and Franchise Unit 670 Law Building Lansing, MI 48913
MINNESOTA	Minnesota Department of Commerce 85 7th Place East, Suite 500 St. Paul, MN 55101-2198 (651) 296-4026	Minnesota Commissioner of Commerce 85 7th Place East Suite 500 St. Paul, MN 55101-2198
NEW YORK	NYS Department of Law Investor Protection Bureau 28 Liberty St. 21st Fl New York, NY 10005 212-416-8222	Secretary of State State of New York 99 Washington Avenue Albany, New York 12231
NORTH DAKOTA	Office of Securities Commissioner Fifth Floor 600 East Boulevard Bismarck, ND 58505-0510 (701) 328-4712	North Dakota Securities Commissioner Fifth Floor 600 East Boulevard Bismarck, ND 58505-0510
RHODE ISLAND	Department of Business Regulation Division of Securities 1511 Pontiac Avenue Cranston, RI 02920 (401) 462-9527	Director of Rhode Island Department of Business Regulation Floor Division of Securities 1511 Pontiac Avenue Cranston, RI 02920
SOUTH DAKOTA	Department of Labor and Regulation Division of Insurance Securities Regulation 124 South Euclid Suite 104 Pierre, SD 57501 (605) 773-3563	Department of Labor and Regulation Division of Insurance Securities Regulation 124 South Euclid Suite 104 Pierre, SD 57501 (605) 773-3563
VIRGINIA	State Corporation Commission Division of Securities and Retail Franchising 1300 East Main Street, 9th Floor Richmond, VA 23219 (804) 371-9051	Clerk of State Corporation Commission 1300 East Main Street, 1st Floor Richmond, VA 23219 And United Corporate Services, Inc. 700 East Main Street, Suite 1700 Richmond, VA 23218
WASHINGTON	Department of Financial Institutions Securities Division 150 Israel Road Tumwater, Washington 98501 (360) 902-8760	Director of Washington Financial Institutions Securities Division 150 Israel Road Tumwater, Washington 98501 (360) 902-8760
WISCONSIN	Wisconsin Securities Commissioner Securities and Franchise Registration 345 W. Washington Avenue Madison, WI 53703 (608) 266-8559	Commissioner of Securities of Wisconsin Securities and Franchise Registration 345 W. Washington Avenue Madison, WI 53703 (608) 266-8559

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EXHIBIT B

FRANCHISE AGREEMENT

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{WS087179v1 } 1 THE JOINT CORP. FRANCHISE AGREEMENT {WS087179v1 } 1 TABLE OF CONTENTS SECTION PAGE 1. INTRODUCTION……………………………………………………………………………………4 2. GRANT OF FRANCHISE…………………………………………………………………………...5 2.1 Term; Reference to Exhibit 1………………………………………………………………………5 2.2 Full Term Performance…………………………………………………………………………….6 2.3 Management Agreement with Professional Corporation – Non-Licensed Franchisees…………...6 2.4 Waiver of Management Agreement………………………………………………………………..7 2.5 Selection of Premises; Protected Territory; Reservation of Rights………………………………..8 2.6 Renewal of Franchise………………………………………………………………………………9 2.7 Personal Guaranty by Owners; Reference to Exhibit 2……………………………………………10 3. DEVELOPMENT AND OPENING OF THE FRANCHISE……………………………………….10 3.1 Site Approval; Lease or Purchase of Premises; Opening Timeline; Reference to Exhibit 3……...10 3.2 Prototype and Construction Plans and Specifications…………………………………………….11 3.3 Development of the Franchise…………………………………………………………………….12 3.4 Computer System………………………………………………………………………………...13 3.5 Equipment, Furniture, Fixtures, Furnishings and Signs………………………………………….14 3.6 Franchise Opening………………………………………………………………………………..14 4. TRAINING………………………………………………………………………………………….14 4.1 General Manager………………………………………………………………………………….14 4.2 Training…………………………………………………………………………………………...15 5. GUIDANCE; OPERATIONS MANUAL………………………………………………………….16 5.1 Guidance and Assistance…………………………………………………………………………16 5.2 Operations Manual……………………………………………………………………………….16 5.3 Modifications to System………………………………………………………………………… 17 5.4 Advisory Councils………………………………………………………………………………..17 6. FEES AND COSTS………………………………………………………………………………...17 6.1 Initial Franchise Fee………………………………………………………………………………17 6.2 Royalty Fee……………………………………………………………………………………….17 6.3 Regional and National Advertising Fee…………………………………………………………..18 6.4 Local Advertising…………………………………………………………………………………19 6.5 Grand Opening Costs……………………………………………………………………………..19 6.6 Software and Programing Fees…………………………………………………………………...20 6.7 Relocation Fee……………………………………………………………………………………20 6.8 Late Payments…………………………………………………………………………………….20 6.9 Electronic Funds Transfer………………………………………………………………………...21 6.10 Application of Payments………………………………………………………………………….21 6.11 Modification of Payments………………………………………………………………………...21 7. MARKS……………………………………………………………………………………………..22 7.1 Ownership and Goodwill of Marks……………………………………………………………….22 7.2 Limitations on Franchisee’s Use of Marks……………………………………………………….22 7.3 Notification of Infringements and Claims………………………………………………………..22 7.4 Discontinuance of Use of Marks…………………………………………………………………23 7.5 Indemnification of Franchisee……………………………………………………………………23 8. RELATIONSHIP OF THE PARTIES; INDEMNIFICATION……………………………………23 8.1 Independent Contractor; No Fiduciary Relationship…………………………………………….23 {WS087179v1 } 2 8.2 No Liability, No Warranties……………………………………………………………………..23 8.3 Indemnification…………………………………………………………………………………..24 9. CONFIDENTIAL INFORMATION; NON-COMPETITION…………………………………….24 9.1 Types of Confidential Information………………………………………………………………24 9.2 Non-Disclosure Agreement……………………………………………………………………...25 9.3 Non-Competition Agreement……………………………………………………………………26 10. THE JOINT CORP. FRANCHISE OPERATING STANDARDS………………………………..26 10.1 Condition and Appearance of the Franchise…………………………………………………….26 10.2 Franchise Services and Products………………………………………………………………...27 10.3 Approved Products, Distributors and Suppliers…………………………………………………28 10.4 Hours of Operation………………………………………………………………………………29 10.5 Specifications, Standards and Procedures……………………………………………………….29 10.6 Compliance with Laws and Good Business Practices…………………………………………...29 10.7 Management and Personnel of the Franchise……………………………………………………31 10.8 Insurance…………………………………………………………………………………………31 10.9 Credit Cards and Other Methods of Payment……………………………………………………33 10.10 Pricing……………………………………………………………………………………………33 11. ADVERTISING…………………………………………………………………………………….34 11.1 By Company……………………………………………………………………………………...34 11.2 By Franchisee…………………………………………………………………………………….35 11.3 Local and Regional Advertising Cooperatives…………………………………………………...36 11.4 Websites and Other Forms of Advertising Media………………………………………………..36 12. ACCOUNTING, REPORTS AND FINANCIAL STATEMENTS………………………………...37 13. INSPECTIONS AND AUDITS…………………………………………………………………….37 13.1 Company’s Right to Inspect the Franchise……………………………………………………….37 13.2 Company’s Right to Audit………………………………………………………………………..38 14. TRANSFER REQUIREMENTS……………………………………………………………………38 14.1 Transfer by Us…………………………………………………………………………………….38 14.2 Transfer by Franchisee……………………………………………………………………………38 14.3 Transfer to Franchisee’s Legal Entity…………………………………………………………….38 14.4 Our Right of First Refusal………………………………………………………………………...41 14.5 Transfer on Death, Permanent Incapacity or Dissolution...............................................................41 14.6 Interim Operation of Location Franchise on Death or Permanent Disabilty..................................41 14.7 Non-Waiver of Claims....................................................................................................................41 14.8 Effect of Consent to Transfer……………………………………………………………………..43 14.9 Consent Not Unreasonably Delayed……………………………………………………………...43 15. TERMINATION OF THE FRANCHISE…………………………………………………………..43 16. RIGHTS AND OBLIGATIONS OF COMPANY AND FRANCHISEE UPON TERMINATION OR EXPIRATION OF THE FRANCHISE……………………………………………………………….45 16.1 Payment of Amounts Owed to Company………………………………………………………...45 16.2 Marks and Other Information…………………………………………………………………….46 16.3 De-Identification………………………………………………………………………………….46 16.4 Confidential Information…………………………………………………………………………46 16.5 Joint Software…………………………………………………………………………………….46 16.6 Company’s Option to Purchase Franchise Assets and Assumption of Lease……………………46 16.7 Continuing Obligations…………………………………………………………………………..47 16.8 Management of the Franchise……………………………………………………………………47 {WS087179v1 } 3 17. ENFORCEMENT…………………………………………………………………………………..48 17.1 Invalid Provisions; Substitution of Valid Provisions……………………………………………..48 17.2 Unilateral Waiver of Obligations…………………………………………………………………48 17.3 Written Consents from Company………………………………………………………………...48 17.4 Lien……………………………………………………………………………………………….49 17.5 No Guarantees…………………………………………………………………………………….49 17.6 No Waiver………………………………………………………………………………………...49 17.7 Cumulative Remedies…………………………………………………………………………….50 17.8 Specific Performance; Injunctive Relief………………………………………………………….50 17.9 Mediation and Litigation………………………………………………………………………….50 17.10 Waiver of Punitive Damages and Jury Trial; Limitations of Actions…………………………….51 17.11 Governing Law/Consent To Jurisdiction…………………………………………………………52 17.12 Binding Effect…………………………………………………………………………………….52 17.13 No Liability to Others; No Other Beneficiaries…………………………………………………..52 17.14 Construction………………………………………………………………………………………52 17.15 Joint and Several Liability………………………………………………………………………..53 17.16 Multiple Originals………………………………………………………………………………...53 17.17 Timing Is Important………………………………………………………………………………53 17.18 Independent Provisions…………………………………………………………………………...53 18. NOTICES AND PAYMENTS……………………………………………………………………...54 19. INDEPENDENT PROFESSIONAL JUDGMENT OF YOU AND YOUR GENERAL MANAGER……………………………………………………………………………………………….54 20. ENTIRE AGREEMENT……………………………………………………………………………54 Exhibit 1 - Franchise Agreement Opening Deadline/ Expiration Date Exhibit 2 - Owner’s Guaranty and Assumption of Obligations Exhibit 3 - Addendum to Lease Agreement Exhibit 4 - Ownership Interests in Franchisee Exhibit 5 - Franchisee Compliance Questionnaire Exhibit 6 – EFT Authorization Form Exhibit 7 - State-Specific Addenda

{WS087179v1 } 4 THE JOINT CORP. FRANCHISE AGREEMENT This Franchise Agreement (this or the “Agreement”) is being entered into effective as of the _____ day of _______________, 202__ (the “Agreement Date”). The parties to this Agreement are The Joint Corp., a Delaware corporation (“we,” “us,” the “Company,” or “The Joint®”); _________________________________________, (“you” or “Franchisee”), and, if you are a partnership, corporation, or limited liability company, your “ Owners” (defined below). 1. INTRODUCTION. This Agreement has been written in an informal style in order to make it more easily readable and to be sure that you become thoroughly familiar with all of the important rights and obligations the Agreement covers before you sign it. This Agreement includes several exhibits, all of which are legally binding and are an integral part of the complete Franchise Agreement. If you are a corporation, partnership or limited liability company, you will notice certain provisions that are applicable to those principal shareholders, partners or members on whose business skill, financial capability and personal character we are relying in entering into this Agreement. Those individuals will be referred to in this Agreement as “Owners.” Through the expenditure of considerable time, effort and money, we and our affiliates have devised a system for the establishment and operation of a The Joint® franchise business model, at chiropractic location that specializes in affordable, convenient, and accessible chiropractic care. It is our mission “to improve the quality of life through affordable, routine Chiropractic care.” The clinic environment is intended to be inviting, approachable and the atmosphere intended to be welcoming and where no appointments are necessary (all of these characteristics, amongst others, are referred to in this Agreement as the “System”). This business model includes a location model that offers all of our franchised services and products (individually, a “Location Franchise” and collectively, “Location Franchises”). We refer to the owner(s) of Location Franchise(s) generally as a “franchisee(s)”. We are a private pay model and currently do not accept insurance. We identify the System by the use of certain trademarks, service marks and other commercial symbols, including the marks “The Joint ®”, “The Joint…the chiropractic place®” “The Joint Chiropractic®” and certain associated designs, artwork and logos, which we may change or add to from time to time (the “Marks”). From time to time we grant to persons who meet our qualifications, franchises to own and operate a Location Franchise business that will operate and/or manage clinics (as allowed by applicable law) that specialize in providing chiropractic services and products to the general public through licensed chiropractic professionals (referred to as “Clinic(s)”). This Agreement is being presented to you because of the desire you have expressed to obtain the right to develop, own, and be franchised to operate a Location Franchise (we will refer to your Location Franchise as the “Franchise” or the “Franchised Business”). You may purchase and operate your Franchise as a new, start-up (a “Start-up Location Franchise“), or may convert an existing chiropractic practice (a “Conversion Location Franchise“). In signing this Agreement, you acknowledge that you have conducted an independent investigation of The Joint’s franchise business model, and recognize and acknowledge that, like any other business, the nature of it may evolve and change over time, AND that an investment in a The Joint® franchise involves business risks, and that the success of this business venture is primarily dependent on YOUR business abilities and efforts. We expressly disclaim making, and you acknowledge that you have not received nor have you relied on, nor consider any of the information supplied to be any guarantee, express or implied, as to your potential revenues, profits, performance or likelihood of success of The Joint® franchise business venture contemplated by this Agreement. You acknowledge that there have been no representations by us or our affiliates or our or their respective officers, directors, members, employees, or agents that are inconsistent with the statements made in our current Franchise Disclosure Document concerning the Franchised Business, or the provisions of this Agreement. You further represent to us, that as an inducement of our entering into this Agreement with you, there have been no misrepresentations to us in your application for the rights granted by this Agreement, or in the financial information provided by you and your Owners. {WS087179v1 } 5 2. GRANT OF FRANCHISE. 2.1 Term; Reference to Exhibit 1. You have applied for a franchise to own and operate a Location Franchise, and we have approved your application in reliance on all of the representations you made in that application. As a result, and subject to the provisions of this Agreement, we grant to you a Franchise to operate a Location Franchise that offers the products, services, and proprietary programs of ours, all to be used in accordance with all elements, rules and regulations of the System, that we may require for Location Franchises and in accordance with all manner of law and applicable regulations as relate to the chiropractic profession. You must operate the Franchise at a mutually agreeable site (the “Premises”) that is approved by the Company and which is to be identified and secured by you after the signing of this Agreement, and to thereafter use the System and the Marks in the operation of that Franchise, for a term of ten (10) years (the “Initial Term”) in strict accordance with its terms. The Initial Term will begin on the Agreement Date. (For convenience, the expiration date of the Initial Term is listed on Exhibit 1.) Termination or expiration of this Agreement will constitute a termination or expiration of your Franchise. (All references to the “term” of this Agreement refer to the period from the Agreement Date to the date on which this Agreement actually terminates or expires.) 2.2 Full Term Performance. You specifically agree to be obligated to operate the Franchise, perform the obligations of this Agreement, and continuously exert your best efforts to promote and enhance the business of the Franchise for the full term of this Agreement. 2.3 Management Agreement with Professional Corporation – Non-Licensed Franchisees. If you are not a licensed chiropractor, prior to commencing operations of the Franchised Business, you must enter into a management agreement (“Management Agreement”) with a duly formed and licensed chiropractic professional corporation (or a professional limited liability company, if permitted in the state in which the Clinic is located), (a “P.C.”), whereby you will provide to the P.C., non-chiropractic directive management and administrative services and support, consistent with the System and the lawful operation of a P.C., all of which shall at all times be in compliance with all applicable laws and regulations as relates to the practice of chiropractic medicine. A form of Management Agreement, is included as an Exhibit to our Disclosure Document, which must be reviewed and revised by your local attorney to ensure compliance with all local and state legal specifications. The P.C. shall employ and control the chiropractors and other chiropractic personnel that will provide the actual chiropractic services required to be delivered at and through the Clinic. You shall not provide any actual chiropractic services, nor shall you, direct, control or suggest to the P.C. or its chiropractors or employees the manner in which the P.C. provides or may provide actual chiropractic services to its patients or market to the public that anyone other than the P.C. is the owner/operator of the chiropractic practice to whom you provide management and business services. Due to various federal and state laws regarding the practice of chiropractic medicine, and the ownership and operation of chiropractic practices and health care businesses that provide chiropractic services, you understand and acknowledge that you, as a non-chiropractor Franchisee, shall not engage in any practice that is, or may appear to be, the practice of chiropractic medicine. You acknowledge that the P.C. must offer all chiropractic services in accordance with all manner of law and regulation and that the Management Agreement and your relationship with the P.C. shall also be in accordance with all law and regulation and the System. It is your sole responsibility to operate in compliance with all applicable state and federal laws in relation to privacy and security of individually identifiable information. It is your responsibility to, promptly and timely, source a duly formed and licensed P.C. for your Franchise location and enter into an approved Management Agreement with that P.C. Failure to do so will result in your inability to open your Franchise location. You must submit the duly formed P.C. and the credentials of the chiropractor or other authorized professionals of the licensed P.C. for our review and approval. You must enter into a management agreement with the P.C. for your Franchise location using our standard form of Management Agreement. While you must use our standard form of Management Agreement with the P.C., you may negotiate the monetary terms, and with our written consent, certain other terms of the agreement with the P.C. We will not unreasonably withhold our approval to request changes in the Management Agreement if such changes are consistent with applicable law and regulation and the System. You must obtain our written approval of the final Management Agreement prior to your execution. You shall ensure that the P.C. offers all chiropractic services in accordance with the Management Agreement and the System and is compliant with all manner of law and regulation. You must {WS087179v1 } 6 have a Management Agreement in effect with a P.C. at all times during the operation of the Franchised Business and during the Initial Term of this Agreement. If you are a licensed chiropractor, or part of a P.C. owned by licensed chiropractors, you do not need to execute a Management Agreement. However, you are still responsible for compliance with all manner of law and regulation applicable to the operation of a chiropractic Clinic and your Location Franchise. 2.4 Waiver of Management Agreement. In certain states, it may be permissible under existing law applicable to chiropractic professionals and/or practices or chiropractic clinics, for a non-chiropractor to both own and operate a Clinic and a Location Franchise. Certain of those laws may also allow a non-chiropractor or non-P.C. to hire chiropractic and other professional personnel to provide chiropractic services to patients at the Clinic in accordance with chiropractic regulation. If you determine that the laws that would apply to a Clinic in your state would permit you to do so, you may request that we waive certain of the requirements of the Franchise Agreement related to the separating of the ownership and/or operation of the chiropractic aspects of the Clinic from the general business management aspects. In particular, you, under those circumstances (i) would not enter into a Management Agreement with a P.C. that, as a separate entity, would otherwise operate the Clinic and provide all chiropractic services, and (ii) you would not be restricted from hiring and supervising chiropractic professionals in accordance with that state’s regulation. Please be advised that any waiver, or modification of any of the other referenced requirements, will remain subject to compliance with all applicable laws and regulations. In such an event, and if we agree that such a waiver is appropriate, you must enter into an Amendment to Waive Management Agreement (“Waiver Agreement”), a copy of which is attached as an exhibit to our Disclosure Document. Under the Waiver Agreement, you will agree that, in lieu of entering into the Management Agreement with a P.C., you will (a) cause the Clinic to operate in accordance with all manner of law and regulation as relates to the practice of chiropractic and the standards for operating a chiropractic clinic, and (b) manage the Clinic as required in this Agreement, the System, and by performing all the responsibilities and obligations of the “Company” under the Management Agreement. You are responsible for operating in full and complete compliance with all laws that apply to operating/managing a chiropractic Clinic in the state of your Franchise location. You must conduct your own diligence and make your own determination as to the required regulatory standards to be legally compliant to own or manage or operate a chiropractic clinic at your location. Please be advised, the laws applicable to your Clinic may change. If there are any chiropractic regulations or other laws that would render your operation of the Clinic through a single entity (or otherwise) in violation of any applicable medical or chiropractic regulation, you must immediately advise us of such change and of your proposed corrective action to comply with current chiropractic or applicable medical regulation, including (if applicable), but not limited to, entering into a Management Agreement with a P.C. Similarly, if we discover a change in any such law or regulation applicable to your Clinic, upon providing you notice of such law or regulation,, you agree to immediately make such changes as are necessary to comply with the applicable medical or chiropractic regulation, including (if applicable), but not limited to, entering into a Management Agreement with a P.C.. 2.5 Selection of Premises; Protected Territory; Reservation of Rights. You and we will mutually select the location of the Premises upon or after the signing of this Agreement. You acknowledge that the Franchise granted by this Agreement gives you the right to operate your Franchise only at the Premises. We will grant you a protected territory (“the Protected Territory”). We will define the Protected Territory in an addendum to this Agreement after you select and we approve the site for your Location Franchise. Typically, the Protected Territory will include between 10,000 to 30,000 households as defined by the natural traffic and trade patterns of your approved site. We will describe the Protected Territory using either longitude and latitude coordinates or a map that will show in general terms the fixed geographical boundaries (such as rivers, streets or highways). The geographic size of the Protected Territory will vary based upon population density and a variety of demographic factors. In dense urban areas, the Protected Territory may encompass a city block or less, and at Non-Traditional Sites, we might limit your Protected Territory to the site of your Location Franchise. In less dense suburban areas, the Protected Territory could include an entire municipality. For purposes of this Agreement, a “Non-Traditional Site” means any site or channel that generates customer traffic flow that is independent from the general customer traffic flow of the surrounding area, including on or within the confines or premises of military bases, shopping malls or centers, airports, stadiums, major industrial or office complexes, parking lots or structures, mobile vehicles, airports, hotels, resorts, school campuses, train stations, travel plazas, toll roads, casinos, hospitals, theme {WS087179v1 } 7 parks, and sports or entertainment venues. A “Non-Traditional Site” also includes the establishment and operation of a Clinic within a pre-existing business that does not operate under the Marks. For example, Clinics established within an urgent care center, retail store, or medical spa would qualify as Non-Traditional Sites. We would expect to grant franchises for Non-Traditional Sites in self-contained locations such as college or university campuses, airports, hospitals, or sports arenas. We will not modify your Protected Territory during the franchise term. If you intend to renew or transfer the franchise, and your Protected Territory is larger than our then-current standard size for territories or the then-current demographics of your Protected Territory have changed, then we may reduce the size of your Protected Territory on renewal or require your transferee to operate the Location Franchise in a smaller territory. If we reduce the Protected Territory, we will give you or your transferee the option (as applicable) to develop the remaining territory. If you are in full compliance with the Franchise Agreement, then during the Franchise Agreement term, neither we nor our affiliates will operate or grant a franchise for the operation of another Location Franchise or a Company- owned outlet located within your Protected Territory (except for Location Franchises at Non-Traditional Sites and Location Franchises that result from an Acquisition) that offers the same or similar goods or services under the same or similar trademarks. Because we retain the ability to operate or grant others the right to operate Location Franchises at Non-Traditional Sites in your Protected Territory, you will not receive an exclusive territory. You may face competition from other Franchisees, from outlets that we own, or from other channels of distribution or competitive brands that we control. We and our affiliates reserve the right to engage in any activities we deem appropriate that your Franchise Agreement does not expressly prohibit, whenever and wherever we desire, including the right to (1) own, acquire, site build, or operate, for our own account, or grant to others the right to operate Location Franchises on terms and conditions and at locations we deem appropriate outside of your Protected Territory; (2) to grant Regional Developer franchises which may encompass the area where your site is located; (3) provide or grant other persons the right to provide goods and services that are similar to and/or competitive with those provided by Location Franchises through any distribution channel, including, but not limited to, sales via mail order, catalog, toll-free telephone numbers, and electronic means, including the Internet under the Marks or trademarks and services marks other than the Marks; (4) engage in an Acquisition, including an Acquisition that results in one (1) or more competitive businesses operating under the Marks within the Protected Territory; and (5) establish and operate, or grant others the right to establish and operate, Clinics that are located within Non-Traditional Sites that are located anywhere, including within your Protected Territory. For purposes of the this Section, an “Acquisition” means either (i) a competitive or non-competitive company, franchise system, network or chain directly or indirectly acquiring us, whether in whole or in part, including by asset or stock purchase, change of control, merger, affiliation or otherwise or (ii) us directly or indirectly acquiring another competitive or non-competitive company, franchise system, network or chain, whether in whole or in part, including by asset or stock purchase, change of control, merger, affiliation or otherwise. 2.6 Renewal of Franchise. (a) Franchisee’s Right to Renew. Subject to the provisions of Section 2.6(b) below, and provided you are not in default of any material terms of this Agreement or any other agreement(s) you may have with us, and if you have substantially complied with all provisions of this Agreement and all other agreements between us, then upon the expiration of the Initial Term, you will have the right to renew the Franchise for one (1) additional term of ten (10) years (the “Renewal Term”). Notwithstanding the foregoing, such right of renewal is expressly conditioned upon your having refreshed and refurbished the Premises, including the replacement of fixtures, furnishings, wall decor, furniture, equipment, and signs and otherwise modify the Franchise to be in compliance with current specifications and standards then applicable for Location Franchises within thirty (30) days prior to the commencement of the Renewal Term. In addition, we have the right, in our sole discretion, to withhold our consent in the event you have received any email or letter from us notifying you of a breach of this Agreement, the Operations Manual or any other agreement with us (or similar reporting email or letter communications) and have failed to timely or satisfactorily cure the applicable breach in accordance with our instructions. (b) Notice of Deficiencies and Other Requirements. At least one (1) year before the expiration of the

{WS087179v1 } 8 Initial Term, we agree to give you written notice of any deficiencies in your operation or in the historical performance, marketing and revenue generation of the Franchise that could cause us not to renew the Franchise. Such notice will state what actions, if any, you must take to correct the deficiencies in your operation of the Franchise or of the Premises, and will specify the time period in which those deficiencies must be corrected or other requirements satisfied so that we may grant a renewal. Renewal of the Franchise will be conditioned upon your correction of the cited deficiencies and on your compliance with all the terms and conditions of this Agreement up to the date of expiration. If you are in default of any provisions of the Agreement or related agreements, you will not be granted a right to renew your Franchise. If we send a notice of non-renewal, it will state the reasons for our refusal to renew. (c) Renewal Agreement. Should you choose to seek to renew the Franchise, you must provide us with written notice of that intent no earlier than two (2) years and no later than one (1) year before the expiration of the Initial Term. Should you be granted a right to renew the Franchise as set forth above, the Company, you and your Owners must execute the then current form of Franchise Agreement and any ancillary agreements with appropriate modification memorializing that a renewal fee will be due and payable and not the current, initial franchise fee. Said renewal fee shall equal 25% of the then-current initial franchise fee for a Location Franchise. 2.7 Personal Guaranty by Owners; Reference to Exhibit 2. Each of the Owners and their spouses (where applicable), will be required to execute a personal guaranty (the “Guaranty”), guaranteeing the Franchise’s liabilities and obligations to the Company. A copy of the Guaranty and Assumption of Obligations is incorporated herein as Exhibit 2. 3. DEVELOPMENT AND OPENING OF THE FRANCHISE 3.1 Site Approval; Lease or Purchase of Premises; Opening Timeline; Reference to Exhibit 3. (a) You must locate and select a proposed site for the Premises that is acceptable and approved by us as suitable for the operation of a Location Franchise. Your proposed site must be submitted with the required documentation in accordance with our policies and procedures, and must be reviewed and approved by us. Acceptance of a proposed site shall be at our sole and absolute discretion and shall not constitute, nor be deemed, a judgment as to the likelihood of success of a Location Franchise at such location, or a judgment as to the relative desirability of such location in comparison to other locations. We will accept or reject a proposed site within fifteen business (15) days of receipt of a completed site submission package, as same may be defined and modified by us from time to time in our sole and absolute discretion. Your failure to submit a completed site approval package with the required information, and/or failure to secure an acceptance from us for a proposed Site for the Premises in a timely manner shall NOT be reason for extending the Opening Deadline set forth in this Franchise Agreement. (b) Following our acceptance of your site submittal package, you must obtain lawful possession of the Premises by executing a lease for the Premises (“the Lease”). Prior to your executing the Lease, and as a condition of our acceptance, be advised that the Lease for the Premises MUST include the form of Addendum to Lease, attached as Exhibit 3 to the Franchise Agreement, and which provides us amongst other things, requisite notice from the Landlord to the Franchisor for any defaults under your lease, and expressly permits us to take possession of the Premises under certain conditions and/or if this Agreement is terminated or if you violate the terms of the Lease. Before executing a lease, you must submit it to us for review. You agree that you will not execute a lease without our advance written approval of the lease terms which must specifically include the designated form of Franchisor rider or additional required lease language. (c) Unless we agree otherwise, you must open your franchise for business no later than the Opening Deadline set forth in Exhibit 1 to this Agreement. If no Opening Deadline is set forth in Exhibit 1, then the Opening Deadline shall be deemed to be two-hundred and forty (240) days from the Agreement Date. If you are delayed from opening your Location Franchise by the Opening Deadline, you must immediately provide us with a written request to extend the deadline, which we may grant or withhold in our sole discretion. The request must state: (1) that a delay is anticipated; (2) the reasons which caused the delay; (3) the efforts that you are making to proceed with the opening; and (4) an anticipated opening date. In considering the request, we will not unreasonably withhold our consent to a delay if you have been diligently pursuing the opening. {WS087179v1 } 9 (d) You must commence pre-opening marketing and promotional activities at least sixty (60) days prior to opening your Location Franchise, and collect at least two hundred (200) leads from prospective new patients during such sixty (60) day period. You may not opening your Location Franchise prior to meeting these requirements. Unless we agree to extend the Opening Deadline, if you do not open your Franchise for business by the Opening Deadline, you will be considered in default of your Franchise Agreement. Upon receipt of written notice from us of such default, you must cure such default by opening your Franchise for business no more than one ninety (90) days after receipt of such notice, or one hundred and eighty (180) days after the Opening Deadline, whichever occurs first. If you fail to cure your default, we have the right to immediately terminate your Franchise. Regardless of whether you open your Franchise for business by the Opening Deadline, you are obligated to pay us the minimum Royalty Fee of $700 due under Section 6.2 of this Agreement, thirty (30) days after the Opening Deadline. If you open your Franchise for business earlier than the Opening Deadline, you are obligated to pay us the minimum Royalty Fee of $700 due under Section 6.2 of this Agreement on the first day of the month following the partial month you opened your Franchise for business. If you fail to pay the minimum Royalty Fee due during the time you are in default of this Section 3.1(c), and do not cure such default after receipt of ten (10) days written notice from us of such default, we may immediately terminate your Franchise. 3.2 Prototype and Construction Plans and Specifications. Upon receipt from you of completed pre- construction forms and as-built drawings of the Location, we shall provide to Franchisee a Clinic floor plan design for the Location containing floor plan, demising and interior wall locations, flooring specification, ceiling specification, furnishing, fixture, and equipment location and specification (hereby known as "Clinic Schematic"). The Franchisee will receive the Joint’s design requirements, including building specifications (locations of walls, counters, retail displays, fixtures, and equipment) (the “Clinic Design”). We do not represent or warrant design compliance with Applicable Laws, including the Americans with Disabilities Act (“ADA”). Franchisee shall, at its sole cost and expense, ensure that the Clinic Design complies with all Applicable Laws (including the ADA), and Franchisee shall obtain any required architectural seals, engineering seals and other required approvals. The cost of any leasehold improvements, equipment, fixtures and displays, and of any architectural and engineering drawings, are Franchisee’s sole responsibility. Franchisee must utilize The Joint’s design department to prepare and complete all construction drawings for new Centers, remodels, relocations, Kiosks and upgrades, which services shall be subject to The Joint’s then-current fees, as described in the Operations Manual. In order to address and adapt to ever-changing economic and marketplace conditions and consumer expectations and demands, we may throughout the Term consider and test, and in its sole judgment implement, modifications to the design, appearance, branding, and/or layout of The Joint Clinics. Franchisee therefore acknowledges that, after construction and development of its Clinics, we might choose to implement modifications to the design, appearance, branding, and/or layout of The Joint Clinics, as a result of which Franchisee’s Clinic Design may no longer be the latest design specification for The Joint Clinics. Whether or not Franchisee is required or chooses to modify its Clinic Design during the Term to the new design, as provided elsewhere in this Agreement, nothing in this Agreement prevents The Joint at any time from implementing modifications to the design, appearance, branding, and/or layout of The Joint’s Clinics in its sole judgment, and Franchisee agrees it will have no claim against The Joint or any Affiliate of The Joint if Franchisee’s Clinic Design is not then the latest design for The Joint Chiropractic Clinic. 3.3 Development of the Franchise. You agree at your own expense to do the following by the Opening Deadline defined in Exhibit 1: (1) secure all financing required operating and development capital to fully develop, fund and operate the Franchise in accordance with this Agreement and the System; (2) obtain all required building, utility, sign, health, sanitation and business permits and licenses and any other required permits and licenses necessary to operate a Clinic at the location; (3) construct the Franchise location according to the approved construction plans and specifications; (4) decorate the Franchise location in compliance with the approved plans and specifications; (5) purchase and install all required equipment, furniture, furnishings and signs; (6) cause the training requirements of Section 4 to be completed; (7) purchase an opening inventory of products and other supplies and materials; (8) provide proof, in a form satisfactory to us, that your operation of the Franchise at the Franchise location does not violate any applicable state or local zoning or land use laws, ordinances, or regulations, {WS087179v1 } 10 or any restrictive covenants that apply to such location; (9) provide proof, in a form satisfactory to us, that you (and/or your General Manager, as defined in Section 4.1, if any) are legally authorized and have all licenses necessary to perform all of the services to be offered by your Franchise, and that your organizational structure is consistent with all legal requirements, including but not limited to any required affiliation with a P.C. and/or management company; (10) provide proof, in a format satisfactory to us, that you have obtained all required insurance policies, and have named us, as an additional insurance under all such policies; (11) submit to us a completed copy of the grand opening checklist we provide to you; (12) do any other acts necessary to open the Franchise for business; (13) obtain our approval to open the Franchise for business; and (14) open the Franchise for business. 3.4 Computer System. (a) General Requirements. You agree to exclusively use in the development and operation of the Franchise the computer terminals/billing systems and operating software (“Computer System”) that we specify from time to time. You acknowledge that we may modify such specifications and the components of the Computer System from time to time. As part of the Computer System, we may require you to obtain specified computer hardware and/or software, including without limitation a license to use proprietary software developed by us or others. Our modification of such specifications for the components of the Computer System may require you to incur costs to purchase, lease and/or obtain by license new or modified computer hardware and/or software, and to obtain service and support for the Computer System during the term of this Agreement. You acknowledge that we cannot estimate the future costs of the Computer System (or additions or modifications thereto), and that the cost to you of obtaining the Computer System (or additions or modifications thereto), including software, may not be fully amortizable over the remaining term of this Agreement. Nonetheless, you agree to incur such costs in connection with obtaining the computer hardware and software comprising the Computer System (or additions or modifications thereto). Within sixty (60) days after you receive notice from us, you agree to obtain the components of the Computer System that we designate and require and, where applicable, contract with all third-party vendors that we require for purposes of providing one or more components of the Computer System on a one-time or an ongoing basis. You further acknowledge and agree that we and our affiliates have the right to charge a reasonable systems fee for software or systems installation services; modifications and enhancements specifically made for us or our affiliates that are licensed to you; and other maintenance and support Computer System-related services that we or our affiliates furnish to you. You will have sole responsibility for: (1) the acquisition, operation, maintenance, and upgrading of your Computer System; (2) the manner in which your Computer System interfaces with our computer system and those of third parties; and (3) any and all consequences that may arise if your Computer System is not properly operated, maintained, and upgraded. (b) Software. As a Franchisee of The Joint®, we will provide to you our proprietary office management software (the “Joint Software”), which you must either install onto the Computer System or stream from a third-party vendor or platform, as applicable, and use in the daily operation of the Franchise. In addition, we may, at any time and from time to time, contract with one or more software providers, business service providers, or other third parties (individually, a “Service Provider”) to develop, license, or otherwise provide to or for the use and benefit of you and other Location Franchises, certain software, software applications, and software maintenance and support services related to the Computer System that you must or may use in accordance with our instructions with respect to your Computer System. 3.5 Equipment, Furniture, Fixtures, Furnishings and Signs. You agree to use in the development and operation of the Franchise only those brands, types, and/or models of equipment, furniture, fixtures, furnishings, and signs we have approved. 3.6 Franchise Opening. You agree not to open the Franchise for business until: (1) all of your obligations under Sections 3.1 through 3.4 of this Section have been fulfilled; (2) we determine that the Franchise has been constructed, decorated, furnished, equipped, and stocked with materials and supplies in accordance with plans and specifications we have provided or approved; (3) you and any of your Franchise’s employees whom we require complete our pre-opening Initial Training (as defined herein) to our satisfaction; (4) the Initial Franchise Fee (as defined herein) and all other amounts due to us have been paid; (5) you have furnished us with copies of all insurance policies required by Section 10.8 of this Agreement, or have provided us with appropriate alternative evidence of insurance coverage and payment of premiums as we have requested; (6) You have, if required, entered {WS087179v1 } 11 into a management agreement relationship with a duly formed and licensed P.C. and (7) we have approved any marketing, advertising, and promotional materials you desire to use, as provided in Section 11.2 of this Agreement. The Company will provide, at our expense, an opening supervisor to be on site at your Location Franchise to assist you with your operational efficiency, staff training, Location Franchise setup and grand opening. The opening supervisor will be on site one (1) day before the opening of your first Location Franchise and for one (1) day after the opening of your first Location Franchise. 4. TRAINING. 4.1 General Manager. At your request, we may, but are not obligated to, agree for you to employ a general manager to operate the Franchise (“General Manager”). The term “General Manager” means an individual with primary day-to-day responsibility for the Franchise’s operations, and may or may not be you (if you are an individual) or an Owner, officer, director, or employee of yours (if you are other than an individual). We may or may not require that the General Manager have an equity interest in the Franchise. The General Manager will be obligated to devote his or her full time, best efforts, and constant personal attention to the Franchise’s operations, and must have full authority from you to implement the System at the Franchise. You must not hire any General Manager or successor General Manager without first receiving our written approval of such General Manager’s qualifications. Each General Manager and successor General Manager must attend and complete our Initial Training (as defined herein). No General Manager may have any interest in or business relationship with any business competitor of your franchise. Each General Manager must sign a written agreement, in a form approved by us, to maintain confidential our Confidential Information described in Section 9.1, and to abide by the covenants not to compete described in Section 9.3. You must forward to us a copy of each such signed agreement. If we determine, in our sole discretion, during or following completion of the Initial Training program, that your General Manager (if any) is not qualified to act as General Manager of the Franchise, then we have the right to require you to choose (and obtain our approval of) a new individual for that position. 4.2 Training. You acknowledge that it is very important to the operation of the Franchise that you and your employees receive appropriate training. To that end, you agree as follows: (a) No later than thirty (30) days before the Franchise opens for business, you must attend our initial training program for your Franchise (the “Initial Training”) at the time and place we designate. You (if you are an individual) or at least one of your Owners (if you are a legal entity) must complete the Initial Training to our satisfaction. If you employ a General Manager other than yourself or one of your Owners, that General Manager must also complete the Initial Training to our satisfaction. Other employees may complete the Initial Training at your sole discretion and expense, provided you first obtain our approval and subject to availability of facilities and materials. The Initial Training may include classroom instruction and Location Franchise operation training, and will be furnished at our training facility in Scottsdale, Arizona, your Franchise Location, and/or at another certified training location we designate. Our Initial Training programs may be different for each employee depending on their responsibilities at the Franchise. There will be no tuition charge for the persons whom we require to attend any Initial Training program or for any additional personnel of your choosing. All persons who attend our Initial Training must attend and complete the Initial Training to our satisfaction. If we, in our sole discretion, determine that any General Manager or employee who attends any Initial Training program is unable to satisfactorily complete such program, then you must not allow that person to work at your Location Franchise, and must identify a substitute General Manager or employee who must enroll in the Initial Training program within fifteen (15) days thereafter, and complete the Initial Training to our satisfaction. (b) You agree to attend, and have your General Manager (if applicable and desired) and/or other employees who you have had attend our Initial Training, complete such additional training programs at places and times as we may request from time to time during the term of this Agreement. (c) In addition to providing the Initial Training described above, we reserve the right to offer and hold such additional ongoing training programs and Franchisee meetings regarding such topics and at such times and locations as we may deem necessary or appropriate. We also reserve the right to make any of these training programs mandatory for you and/or designated owners, and/or representatives of yours, including your General Manager (if any). We reserve the right to charge you a daily attendance fee in an amount to be set by us for each attendee of yours who attends any mandatory or optional training program or owners meeting. If we offer any such

{WS087179v1 } 12 mandatory training programs, then you or your designated personnel must attend. (d) You agree to pay all wages and compensation owed to, and travel, lodging, meal, transportation, and personal expenses incurred by, all of your personnel who attend our Initial Training and/or any mandatory or optional training we provide. (e) We may require your employees to periodically and on an ongoing basis take and pass an online computer training course and/or exam. While there is no cost to take such training, we may require all employees and staff to pass such training to our satisfaction before they may begin working at your Franchise location. (f) The Franchisee’s General Manager (if any) and other employees shall obtain all certifications and licenses required by law in order to perform their responsibilities and duties for the Franchise. 5. GUIDANCE; OPERATIONS MANUAL. 5.1 Guidance and Assistance. During the term of this Agreement, we may from time to time furnish you guidance and assistance with respect to: (1) specifications, standards, and operating procedures used by Location Franchises; (2) purchasing approved equipment, furniture, furnishings, signs, materials and supplies; (3) development and implementation of local advertising and promotional programs; (4) general operating and management procedures; (5) establishing and conducting employee training programs for your Franchise; and (6) changes in any of the above that occur from time to time. This guidance and assistance may, in our discretion, be furnished in the form of bulletins, written reports and recommendations, operations manuals and other written materials (the “Operations Manual”), and/or telephone consultations and/or personal consultations at our offices or your Franchise. If you request—and if we agree to provide—any additional, special on-premises training of your personnel or other assistance in operating your Franchise, then you agree to pay a daily training fee in an amount to be set by us, and all expenses we incur in providing such training or assistance, including any wages or compensation owed to, and travel, lodging, transportation, and living expenses incurred by, our Company personnel. 5.2 Operations Manual. The Operations Manual we lend to you will contain mandatory and suggested specifications, standards, and operating procedures that we prescribe from time to time for your Franchise, as well as information relative to other obligations you have in the operation of the Franchise. The Operations Manual may be composed of or include audio recordings, video recordings, computer disks, compact disks, and/or other written or intangible materials. We may make all or part of the Manual available to you through various means, including the Internet. A previously delivered Operations Manual may be superseded from time to time with replacement materials to reflect changes in the specifications, standards, operating procedures and other obligations in operating the Franchise, you must keep your copy of the Operations Manual current. If you and we have a dispute over the contents of the Operations Manual, then our master copy of the Operations Manual will control. You agree that you will not at any time copy any part of the Operations Manual, permit it to be copied, disclose it to anyone not having a need to know its contents for purposes of operating your Franchise, or remove it from the Franchise location without our permission. 5.3 Modifications to System. We will continually be reviewing and analyzing developments in the healthcare, and chiropractic industries, as well as developments in fields related to small-business management, and based upon our evaluation of this information, may make changes in the System, including but not limited to, adding new components to services offered and equipment used by Location Franchises. Moreover, changes in laws regulating the services offered by Location Franchises may (a) require us to restructure our franchise program, (b) require your General Manager (if any) and employees to obtain additional licenses or certifications, (c) require you to retain or establish relationships with additional professionals and specialists in the chiropractic and/or healthcare industries, and/or (d) require you to modify your ownership or organizational structure. You agree, at our request, to modify the operation of the Franchise to comply with all such changes, and to be solely responsible for all related costs. 5.4 Advisory Councils. You agree to participate in, and, if required, become a member of any advisory councils or similar organizations we form or organize for Location Franchises. We may, in our sole discretion, change or dissolve any advisory councils or similar organization we have formed or organized. {WS087179v1 } 13 6. FEES AND COSTS. 6.1 Initial Franchise Fee. You agree to pay us the initial franchise fee of Thirty-Nine Thousand and Nine Hundred Dollars ($39,900.00) (the “Initial Franchise Fee”) when you sign this Agreement. In recognition of the expenses we incur in furnishing assistance and services to you, you agree that we will have fully earned the Initial Franchise Fee, and that is due and non-refundable when you sign this Agreement. 6.2 Royalty Fee. You agree to pay us a continuing franchise royalty fee (“Royalty Fee”) in the amount of seven percent (7%) of the gross revenues of the Franchise for all periods, with a minimum monthly amount of Seven Hundred and No/100 Dollars ($700.00). This fee will be payable on the 1st and 16th of each month based on the Franchise’s gross revenues. If the 1st or 16th of the month fall on a weekend or holiday, then the fee is payable on the next business day. If, at the end of any calendar month, the total Royalty Fee collected for the preceding month is less than $700.00, the difference between the amount collected and $700.00 shall be due on the tenth (10th) day of the following month. You are obligated to pay us the minimum Royalty Fee of $700.00 due under this Section, thirty (30) days after you open your Franchise for business, or thirty (30) days after your Opening Deadline, whichever occurs first. If you open your Franchise for business prior to the Opening Deadline you are obligated to pay us the minimum Royalty Fee on the first day of the month following the partial month in which you opened your Franchise for business. If you fail to open your Franchise for business by the Opening Deadline, you will be obligated to pay us the minimum Royalty Fee thirty (30) days after your Opening Deadline. The terms “gross revenues” shall, for purposes of this Agreement, mean the total of all revenue and receipts derived from the operation of the Franchise, including all amounts received at or away from the site of the Franchise, or through the business the Franchise conducts (such as fees for chiropractic care, fees for the sale of any service or product, gift certificate sales, and revenue derived from products sales, whether in cash or by check, credit card, debit card, barter or exchange, or other credit transactions); and excludes only sales taxes collected from customers and paid to the appropriate taxing authority, and all customer refunds and credits the Franchise actually makes. For the avoidance of doubt, you specifically acknowledge that “gross revenues” is the total of all revenue and receipts derived from the operation of the Franchise, before any reductions related to the total amount of any chargebacks, collections, credit card or payment disputes, or other customer debts, and also includes the gross revenues of any P.C. or any of P.C.’s clinics that are managed by you pursuant to a Management Agreement, even if those revenues are not recognized on your books, and that you are responsible for determining those revenues and paying the Royalty Fee as if those revenues were recognized on your books. You and we acknowledge and agree that the Royalty Fee represents compensation paid by you to us for the guidance and assistance we provide and for the use of our Marks, Confidential Information (as defined herein), know-how, and other intellectual property we allow you to use under the terms of this Agreement. The Royalty Fee does not represent payment for the referral of customers to you, and you acknowledge and agree that the services we offer to you and our other The Joint® franchisees do not include the referral of customers. 6.3 Regional and National Advertising Fee. Recognizing the value of advertising to the goodwill and public image of Location Franchises, we may, in our sole discretion, establish, maintain and administer one or more regional and/or national advertising funds (the “Ad Fund(s)”) for such advertising, as we may deem necessary or appropriate in our sole discretion. However, we may choose to use only one Ad Fund to meet the needs of regional, multi-regional, and national advertising and promotional programs. You agree to contribute to the Ad Fund a percentage of gross revenues of the Franchise in an amount we designate, up to a maximum of three percent (3%) of the gross revenues of the Franchise. As of the date of this Agreement, the current required contribution to the Ad Fund is two percent (2%) of the gross revenues of the Franchise. These advertising fees (”Advertising Fees”) will be payable with and at the same time as your Royalty Fees payable under Section 6.2 above. A further description of the Ad Fund and your obligations with respect to advertising and promoting the Franchise is found in Section 11 of this Agreement. 6.4 Local Advertising. (a) By Franchisee. In addition to the Advertising Fees set forth in Section 6.3, which will be used by us to promote The Joint® on a regional and national level, you agree to spend a certain amount on advertising in your local market area. This amount must equal the greater of (a) Three Thousand and No/100 Dollars ($3,000.00) or (b) five percent (5%) of the Franchise’s gross revenues for each month during the term of this Agreement (the “Minimum Local Advertising Requirement”). We may require you to use one or more required {WS087179v1 } 14 suppliers or vendors for your local advertising. All proposed local advertising must be submitted to and approved by us before you enter into any advertising agreements. You must provide us (in a form we approve or designate) evidence of your required local advertising, marketing and promotional expenditures by the thirtieth (30th) day of each month, for the preceding calendar month, along with a year-to-date report of the total amount spent on local advertising. We may require, at our absolute and sole discretion, that you submit an annual marketing plan with details on planned expenditures of local advertising dollars. (b) Local and Regional Advertising Cooperative. In the event that more than one Location Franchise is located in a Designated Market Area (“DMA”), we reserve the right to form, or require you and the other The Joint® franchisees in the DMA to form, a local or regional advertising cooperative (the “Ad Co-op”). A DMA is a geographic area around a county in which the radio and television stations based in that county account for a greater proportion of the listening/viewing public than those based in the neighboring cities. We may require you to join any Ad Co-op and contribute to its funding. The amount you pay to your Ad Co-op is determined by the Co-op members. Amounts contributed to any Ad Co-op may be applied towards your Minimum Local Advertising Requirement set forth in Sections 6.4(a) and 11.2. 6.5 Grand Opening Costs. During the one hundred and twenty days (120) day period that begins sixty (60) days prior to the opening of your Franchise, and ends sixty (60) days after the opening of your Franchise (the “Grand Opening Period”), you will be required to expend at least Fourteen Thousand and No/100 Dollars ($14,000.00) in verifiable marketing costs to publicize the grand opening of your Franchise. These costs may include, but are not limited to, temporary signage, local advertising, flyers, promotions, digital advertising, giveaways and other promotions. You must submit for approval a plan for spending your Grand Opening advertising dollars, in advance of the Grand Opening Period. Upon conclusion of the Grand Opening Period, you must send to us a report detailing the amounts spent and that allocated to the particular medium to publicize the grand opening of your franchise during the Grand Opening Period. All proposed grand opening advertising must be submitted to and approved by us. At our request, you must provide us with any documentation we request showing that you have met the required spend for your Grand Opening. 6.6 Software and Programing Fees. You are responsible for all costs associated with the purchase and installation of our proprietary software (“The Joint® Software”). For each month during the term of this Agreement, the on-going license fee for The Joint Software is Five Hundred and Ninety-Nine and No/100 Dollars ($599.00), which will be debited from the Account on the fifth (5th) day of each month for the preceding month. We reserve the right to increase the license fee for The Joint® Software to Seven Hundred and Ninety-Nine and No/100 Dollars ($799.00) a month. We will give you thirty (30) days prior written notice prior to increasing the cost of The Joint® Software fee, after which time, the new amount will be automatically debited from your account. You are responsible for the cost to purchase and maintain any other software licenses or programs that we may require you to use in connection with your franchise. 6.7 Relocation Fee. If you must relocate the Premises of your Location Franchise for any reason, you must pay to us a Franchise Relocation Fee (the “Relocation Fee”) of Two Thousand Five Hundred and No/100 Dollars ($2,500.00). The Relocation Fee will help the Company defray the costs of approving a new location, reviewing and approving plans for the new location, and updating Company records and marketing materials to reflect the new location. 6.8 Late Payments. All Royalty Fees, Advertising Fees, amounts due from you for purchases from us or our affiliates, and other amounts which you owe us or our affiliates (unless otherwise provided for in a separate agreement between us or our affiliates) will begin to accrue interest after their respective due dates at the lesser of (i) the highest commercial contract interest rate permitted by state law, and (ii) the rate of eighteen percent (18%) per annum. Payments due us or our affiliates will not be deemed received until such time as funds from the deposit of any check by us or our affiliates is collected from your account. You acknowledge that the inclusion of this Section in this Agreement does not mean we agree to accept or condone late payments, nor does it indicate that we have any intention to extend credit to, or otherwise finance your operation of the Franchise. We have the right to require that any payments due us or our affiliates be made by certified or cashier’s check in the event that any payment by check is not honored by the bank upon which the check is drawn. We also reserve the right to charge {WS087179v1 } 15 you a fee of Thirty-Five and No/100 Dollars ($35.00) for any payment by check that is not honored by the bank upon which it is drawn or the maximum as permitted by law. 6.9 Electronic Funds Transfer. We have the right to require you to participate in an electronic funds transfer program under which Royalty Fees, Advertising Fees, and any other amounts payable or owed to us or our affiliates, including any administrative fees, are deducted or paid electronically from your bank account (the “Account”). In the event you are required to authorize us to initiate debit entries, you agree to deliver to us an EFT Authorization Agreement Form allowing us to automatically debit the Account, and to make the funds available in the Account for withdrawal by electronic transfer no later than the payment due date. Our current form of EFT Authorization Agreement Form is attached to this Agreement as Exhibit 6. The amount actually transferred from the Account to pay Royalty Fees and Advertising Fees will be based on the Franchise’s gross revenues as reported in the Franchise’s practice management software. If you have not properly input the Franchise’s gross revenues for any reporting period, then we will be authorized to debit the Account in an amount equal to one hundred twenty percent (120%) of the Royalty Fee, Advertising Fee, and other amounts transferred from the Account for the last reporting period for which a report of the Franchise’s gross revenues was provided to us. If at any time we determine that you have under-reported the Franchise’s gross revenues or underpaid any Royalty Fee or Advertising Fee due us under this Agreement, then we will be authorized to initiate immediately a debit to the Account in the appropriate amount, plus applicable interest, in accordance with the foregoing procedure. Any overpayment will be credited, without interest, against the Royalty Fee, Advertising Fee, and other amounts we otherwise would debit from your account during the following reporting period. Our use of electronic funds transfers as a method of collecting Royalty Fees and Advertising Fees due us does not constitute a waiver of any of your obligations to provide us with weekly reports as provided in Section 12, nor shall it be deemed a waiver of any of the rights and remedies available to us under this Agreement. 6.10 Application of Payments. When we receive a payment from you, we have the right in our sole discretion to apply it as we see fit to any past due indebtedness of yours due to us or our affiliates, whether for Royalty Fees, Advertising Fees, purchases, interest, or for any other reason, regardless of how you may designate a particular payment should be applied. 6.11 Modification of Payments. If, by operation of law or otherwise, any fees contemplated by this Agreement cannot be based upon gross revenues, then you and we agree to negotiate in good faith an alternative fee arrangement. If you and we are unable to reach an agreement on an alternative fee arrangement, then the Company reserves the right to terminate this Agreement upon notice to you, in which case all of the post-termination obligations set forth in Section 16 shall apply. 7. MARKS. 7.1 Ownership and Goodwill of Marks. You acknowledge that your right to use the Marks is derived solely from this Agreement, and is limited to your operation of the Franchise pursuant to and in compliance with this Agreement and all applicable standards, specifications, and operating procedures we prescribe from time to time during the term of the Franchise. You understand and acknowledge that our right to regulate the use of the Marks includes, without limitation, any use of the Marks in any form of electronic media, such as Websites (as defined herein) or web pages, or as a domain name or electronic media identifier. If you make any unauthorized use of the Marks, it will constitute a breach of this Agreement and an infringement of our rights in and to the Marks. You acknowledge and agree that all your usage of the Marks and any goodwill established by your use will inure exclusively to our benefit and the benefit of our affiliates, and that this Agreement does not confer any goodwill or other interests in the Marks on you (other than the right to operate the Franchise in compliance with this Agreement). All provisions of this Agreement applicable to the Marks will apply to any additional trademarks, service marks, commercial symbols, designs, artwork, or logos we may authorize and/or license you to use during the term of this Agreement. 7.2 Limitations on Franchisee’s Use of Marks. You agree to use the Marks as the sole trade identification of the Franchise, except that you will display at the Franchise location a notice, in the form we prescribe, stating that you are the independent owner of the Franchise pursuant to a Franchise Agreement with us. You agree not to use any Mark as part of any corporate or trade name or with any prefix, suffix, or other modifying words, terms, designs, or symbols (other than logos and additional trade and service marks licensed to you under

{WS087179v1 } 16 this Agreement), or in any modified form. You also shall not use any Mark or any commercial symbol similar to the Marks in connection with the performance or sale of any unauthorized services or products, or in any other manner we have not expressly authorized in writing. You agree to display the Marks in the manner we prescribe at the Franchise and in connection with advertising and marketing materials, and to use, along with the Marks, any notices of trade and service mark registrations we specify. You further agree to obtain any fictitious or assumed name registrations as may be required under applicable law. 7.3 Notification of Infringements and Claims. You agree to immediately notify us in writing of any apparent infringement of or challenge to your use of any Mark, or claim by any person of any rights in any Mark or similar trade name, trademark, or service mark of which you become aware. You agree not to communicate with anyone except us and our counsel in connection with any such infringement, challenge, or claim. We have the right to exclusively control any litigation or other proceeding arising out of any actual or alleged infringement, challenge, or claim relating to any Mark. You agree to sign any documents, render any assistance, and do any acts that our attorneys say is necessary or advisable in order to protect and maintain our interests in any litigation or proceeding related to the Marks, or to otherwise protect and maintain our interests in the Marks. 7.4 Discontinuance of Use of Marks. If it becomes advisable at any time in our sole judgment for the Franchise to modify or discontinue the use of any Mark, or use one or more additional or substitute trade or service marks, including the Marks used as the name of the Franchise, then you agree, at your sole expense, to comply with our directions to modify or otherwise discontinue the use of the Mark, or use one or more additional or substitute trade or service marks, within a reasonable time after our notice to you. 7.5 Indemnification of Franchisee. We agree to indemnify you against, and reimburse you for, all damages for which you are held liable in any trademark infringement proceeding arising out of your use of any Mark pursuant to and in compliance with this Agreement, and for all costs you reasonably incur in the defense of any such claim in which you are named as a party, so long as you have timely notified us of the claim, and have otherwise complied with this Agreement. We have the right, but not the obligation to control the defense of any such claim, and you agree that you may not settle, compromise, discharge or admit any liability with respect to such claim without our prior written consent. 8. RELATIONSHIP OF THE PARTIES; INDEMNIFICATION. 8.1 Independent Contractor; No Fiduciary Relationship. This Agreement does not create a fiduciary relationship between you and us. You and we are independent contractors, and nothing in this Agreement is intended to make either party a general or special agent, joint venture, partner, or employee of the other for any purpose whatsoever. You agree to conspicuously identify yourself in all your dealings with customers, suppliers, public officials, Franchise personnel, and others as the owner of the Franchise pursuant to a Franchise Agreement with us, and to place any other notices of independent ownership on your forms, business cards, stationery, advertising, and other materials as we may require from time to time. 8.2 No Liability, No Warranties. We have not authorized or empowered you to use the Marks except as provided by this Agreement, and you agree not to employ any of the Marks in signing any contract, check, purchase agreement, negotiable instrument or legal obligation, application for any license or permit, or in a manner that may result in liability to us for any indebtedness or obligation of yours. Except as expressly authorized by this Agreement, neither you nor we will make any express or implied agreements, warranties, guarantees or representations, or incur any debt, in the name of or on behalf of the other, or represent that your and our relationship is other than that of franchisor and Franchisee. 8.3 Indemnification. We will not assume any liability or be deemed liable for any agreements, representations, or warranties you make that are not expressly authorized under this Agreement, nor will we be obligated for any damages to you or any person or property directly or indirectly arising out of, or related to, the Franchise Agreement, the Franchised Business or operation of the business you conduct pursuant to this Agreement, whether or not caused by your negligent or willful action or failure to act (or such acts or omissions by your employees or agents). We will have no liability for any sales, use, excise, income, gross receipts, property, or other taxes levied against you or your assets, or on us, in connection with the business you conduct, or any payments you make to us pursuant to this Agreement (except for our own income taxes). We will not assume any {WS087179v1 } 17 liability or be deemed liable for any agreements you enter with any third parties, whether or not they are an approved or required vendor. You agree to indemnify, defend, and hold us, our affiliates and our and their respective owners, directors, officers, employees, agents, successors, and assigns (individually, an “Indemnified Party,” and collectively, the “Indemnified Parties”), harmless against, and to reimburse such Indemnified Parties for, your breach of this Agreement, any noncompliance or alleged noncompliance with any ordinance, law or rule or regulations concerning or related to this Agreement or the Franchised Business, and all such obligations, damages, and taxes for which any Indemnified Party may be held liable, and for all costs the Indemnified Party reasonably may incur in the defense of any such claim brought against the Indemnified Party, or in any such action in which the Indemnified Party may be named as a party, including without limitation actual and consequential damages; reasonable attorneys’, accountants’, and/or expert witness fees; cost of investigation and proof of facts; court costs; other litigation expenses; and travel and living expenses. Each Indemnified Party has the right to defend any such claim against the Indemnified Party. You further agree to hold us harmless and indemnify and defend us for all costs, expenses, and/or losses we incur in enforcing the provisions of this Agreement, defending our actions taken relating to this Agreement, or resulting from your breach of this Agreement, including without limitation reasonable attorneys’ fees (including those for appeal), unless, after legal proceedings are completed, you are found to have fulfilled and complied with all of the terms of this Agreement. Your indemnification obligations described above will continue in full force and effect after, and notwithstanding, the expiration or termination of this Agreement. 9. CONFIDENTIAL INFORMATION; NON-COMPETITION. 9.1 Types of Confidential Information. We possess certain unique confidential and proprietary information and trade secrets consisting of the following categories of information, methods, techniques, products, and knowledge developed by us, including but not limited to: (1) services and products offered and sold at Location Franchises; (2) knowledge of sales and profit performance of any one or more Location Franchises; (3) knowledge of sources of products sold at Location Franchises, advertising and promotional programs, and image and decor; (4) the Joint Software; (5) methods, techniques, formats, specifications, procedures, information, systems, and knowledge of, and experience in, the development, operation, and franchising of Location Franchises; (6) customer lists, records, membership agreements and/or contracts; (7) the selection and methods of training employees; and (8) certain proprietary and confidential information that relates to our status as a publicly-traded company in accordance with state and federal laws. We will disclose much of the above-described information to you in advising you about site selection, providing our Initial Training, the Operations Manual, the Joint Software, and providing guidance and assistance to you under this Agreement. If you, your employees, or Owners develop any new concept, process or improvement in the operation or promotion of a The Joint® Franchise (an “Improvement”), you agree to promptly notify us and provide us with all necessary related information, without compensation. Any such Improvement shall become our sole property and we shall be the sole owner of all related patents, patent applications, and other intellectual property rights. Such Improvements shall be deemed “Confidential Information”. You and your Owners hereby assign to us any rights you or they may have or acquire in the Improvements, including the right to modify the Improvement, and waive and/or release all rights of restraint and moral rights therein and thereto. You and your Owners agree to assist us in obtaining and enforcing the intellectual property rights to any such Improvement in any and all countries and further agree to execute and provide us with all necessary documentation for obtaining and enforcing such rights. You and your Owners hereby irrevocably designate and appoint us as your and their agent and attorney-in-fact to execute and file any such documentation and to do all other lawful acts to further the prosecution and issuance of patents or other intellectual property right related to any such Improvement. In the event that the foregoing provisions of this section are found to be invalid or otherwise unenforceable, you and your Owners hereby grant to us a worldwide, perpetual, non-exclusive, fully-paid license to use and sublicense the use of the Improvement to the extent such use or sublicense would, absent this Agreement, directly or indirectly infringe your or their rights therein. 9.2 Non-Disclosure Agreement. You agree that your relationship with us does not vest in you any interest in the Confidential Information, other than the right to use it in the development and operation of the Franchise, and that the use or duplication of the Confidential Information in any other business would constitute an unfair method of competition. You acknowledge and agree that the Confidential Information belongs to us, may contain trade secrets belonging to us, and is disclosed to you or authorized for your use solely on the condition that {WS087179v1 } 18 you agree, and you therefore do agree, that you (1) will not use the Confidential Information in any other business or capacity, , including without limitation, communicating any of the Confidential Information to any trade, stock or research groups, companies or organizations; (2) will maintain the absolute confidentiality of the Confidential Information during and after the term of this Agreement; (3) will not make unauthorized copies of any portion of the Confidential Information disclosed in written form or another form that may be copied or duplicated; and (4) will adopt and implement all reasonable procedures we may prescribe from time to time to prevent unauthorized use or disclosure of the Confidential Information, including without limitation restrictions on disclosure to your employees, and the use of non-disclosure and non-competition agreements we may prescribe or approve for your shareholders, partners, members, officers, directors, employees, independent contractors, or agents who may have access to the Confidential Information. 9.3 Non-Competition Agreement. You agree that we would be unable to protect the Confidential Information against unauthorized use or disclosure, and would be unable to encourage a free exchange of ideas and information among Location Franchises, if The Joint® franchisees were permitted to hold interests in any competitive businesses (as described below). Therefore, during the term of this Agreement, neither you, nor any Owner, nor any member of your immediate family or of the immediate family of any Owner, shall perform services for, or have any direct or indirect interest as a disclosed or beneficial owner, investor, partner, director, officer, employee, manager, consultant, representative, or agent in, any business that offers products or services the same as or similar to those offered or sold at Location Franchises. For chiropractic services, this is specific to a non-chain, non-franchised, independent chiropractic clinic where service fees are based on a non-insurance/membership model. The ownership of one percent (1%) or less of a publicly traded company will not be deemed to be prohibited by this Section. Upon expiration or termination of this Agreement for any reason, you agree not to engage in a competitive business for a period of two (2) years after the termination or expiration and within twenty- five (25) miles of your Franchise Premises or any other Location Franchise. 10. THE JOINT CORP. FRANCHISE OPERATING STANDARDS. 10.1 Condition and Appearance of the Franchise. You agree that: (a) neither the Franchise nor the Premises will be used for any purpose other than the operation of the Franchise in compliance with this Agreement; (b) you will maintain the condition and appearance of the Franchise; its equipment, furniture, furnishings, and signs; and the Premises in accordance with our standards and consistent with the image of a Location Franchise as an efficiently operated business offering high quality services, and observing the highest standards of cleanliness, sanitation, efficient, courteous service and pleasant ambiance, and in that connection will take, without limitation, the following actions during the term of this Agreement: (1) thorough cleaning, repainting and redecorating of the interior and exterior of the Premises at reasonable intervals; (2) interior and exterior repair of the Premises; and (3) repair or replacement of damaged, worn out or obsolete equipment, furniture, furnishings and signs; (c) you will not make any material alterations to the Premises or the appearance of the Franchise, as originally developed, without our advance written approval. If you do so, we have the right, at our option and at your expense, to rectify alterations we have not previously approved; (d) you will promptly replace or add new equipment when we reasonably specify in order to meet changing standards or new methods of service; (e) you will expend at least Twenty Thousand and No/100 Dollars ($20,000.00) every four (4) years in remodeling, expansion, redecorating and/or refurnishing of the Premises and the Franchise, if deemed necessary by us (any changes to the decoration or furnishing of the Premises must be approved by us); (f) on notice from us, you will engage in remodeling, expansion, redecorating and/or refurnishing of the Premises and the Franchise to reflect changes in the operations of Location Franchises that we prescribe and require of new The Joint® franchisees, provided that (1) no material changes will be required unless there are at least two (2) years remaining on the Initial Term of the Franchise (any changes to the decoration or furnishing of {WS087179v1 } 19 the Premises must be approved by us); and (2) we have required the proposed change in at least twenty-five percent (25%) of all similarly situated Company and affiliate-owned Location Franchises, and have undertaken a plan to make the proposed change in the balance of such Company and affiliate-owned Location Franchises (any expenditures incurred pursuant to this Section 10.1(f) shall apply to the requirement in Section 10.1(e)); (g) you will place or display at the Premises (interior and exterior) only those signs, emblems, designs, artwork, lettering, logos, and display and advertising materials that we from time to time approve; and (h) if at any time in our reasonable judgment, the general state of repair, appearance, or cleanliness of the premises of the Franchise or its fixtures, equipment, furniture, or signs do not meet our standards, then we shall have the right to notify you specifying the action you must take to correct the deficiency. If you do not initiate action to correct such deficiencies within ten (10) days after receipt of our notice, and then continue in good faith and with due diligence, a bona fide program to complete any required maintenance or refurbishing, then we shall have the right, in addition to all other remedies available to us at law or under this Agreement, to enter the Premises or the Franchise and perform any required maintenance or refurbishing on your behalf, and you agree to reimburse us on demand. 10.2 Franchise Services and Products. You agree that (a) the Franchise will offer for sale all services and products that we from time to time specify for Location Franchises, (b) the Franchise will offer and sell approved services and products only in the manner we have prescribed; (c) you will not offer for sale or sell at the Franchise, the Premises, or any other location any services or products we have not approved; (d) all products will be offered at retail prices, and you will not offer or sell any products at wholesale prices; (e) you will not use the Premises for any purpose other than the operation of the Franchise; and (f) you will discontinue selling and offering for sale any services or products that we at any time decide (in our sole discretion) to disapprove in writing. In the event that you use, sell or distribute unauthorized products or services or fail to report the sale of any unauthorized products or services, we may, in addition to any other rights we may have, you will be responsible to pay us an administrative fee of one hundred and No/100 dollars ($100) per day, any royalty due to us, and any amounts we incur due to or as a result of your sale of unapproved services or products if you do not cure such default within ten (10) days of receipt of notice from us of your violation. You understand and agree that we may debit such amounts directly from your bank account via EFT. However, we reserve the right to terminate your Location Franchise and this Agreement if you use, sell, distribute or give away unauthorized services or products on three or more occasions within any consecutive (12) month period, after being provided written notice to cease such activities. You agree to maintain an inventory of approved products sufficient in quantity and variety to realize the full potential of the Franchise. We may, from time to time, conduct market research and testing to determine consumer trends and the saleability of new services and products. You agree to cooperate by participating in our market research programs, test marketing new services and products in the Franchise, and providing us with timely reports and other relevant information regarding such market research. In connection with any such test marketing, you agree to offer a reasonable quantity of the products or services being tested, and effectively promote and make a reasonable effort to sell them. 10.3 Approved Products, Distributors and Suppliers. We have developed or may develop various unique products or services that may be prepared according to our formulations. We have approved, and will continue to periodically approve, specifications for suppliers and distributors (which may include us and/or our affiliates) for products or services required to be purchased by, or offered and sold at, Location franchises, that meet our standards and requirements, including without limitation standards and requirements relating to product quality, prices, consistency, reliability, and customer relations. You understand and acknowledge we will not be liable to you or anyone else for any damages or claims arising out of or resulting from the acts or omissions any supplier and distributor of products or services, whether or not such supplier or distributor is an approved or required supplier or distributor of products or services. You agree that the Franchise will: (1) purchase any required products or services in such quantities as we designate; (2) utilize such formats, formulae, and packaging for products or services as we prescribe; and (3) purchase all designated products and services only from distributors and other suppliers we have approved. In the event we designate a required supplier or distributor during the term of this Agreement, or any subsequent franchise agreement, you must begin to use such required supplier or distributor with thirty (30) days of the date we notify you that you must use such supplier or distributor, unless we designate a longer period for you to switch or convert over to such supplier or distributor. Your failure or refusal to do so shall constitute a breach of this Agreement.

{WS087179v1 } 20 We may approve a single distributor or other supplier (collectively “supplier”) for any product, and may approve a supplier only as to certain products. We may concentrate purchases with one or more suppliers to obtain lower prices or the best advertising support or services for any group of Location Franchises or The Joint® outlets operated by us or our affiliates. Approval of a supplier may be conditioned on requirements relating to the frequency of delivery, concentration of purchases, standards of service (including prompt attention to complaints), or other criteria, and may be temporary, pending our continued evaluation of the supplier from time to time. If you would like to purchase any items from any unapproved supplier, then you must submit to us a written request for approval of the proposed supplier. We have the right to inspect the proposed supplier’s facilities, and require that product samples from the proposed supplier be delivered, at our option, either directly to us, or to any independent, certified laboratory that we may designate, for testing. We may charge you a supplier evaluation fee (not to exceed the reasonable cost of the inspection and the actual cost of the test) to make the evaluation. We reserve the right to periodically re-inspect the facilities and products of any approved supplier, and revoke our approval if the supplier does not continue to meet any of our criteria. We and/or our affiliates may be an approved supplier of certain products or services to be purchased by you for use and/or sale by the Franchise. We and our affiliates reserve the right to charge any licensed manufacturer engaged by us or our affiliates a royalty to manufacture products for us or our affiliates, or to receive commissions or rebates from vendors that supply goods or services to you. We or our affiliates may also derive income from our sale of products or services to you, and may sell these items at prices exceeding our or their costs in order to make a profit on the sale. 10.4 Hours of Operation. You agree to keep the Franchise open for business at such times and during such hours as we may prescribe from time to time. 10.5 Specifications, Standards and Procedures. You agree to comply with all mandatory specifications, standards, and operating procedures relating to the appearance, function, cleanliness, sanitation and operation of the Franchise. Any mandatory specifications, standards, and operating procedures that we prescribe from time to time in the Operations Manual, or otherwise communicate to you in writing, will constitute provisions of this Agreement as if fully set forth in this Agreement. All references to “this Agreement” include all such mandatory specifications, standards, and operating procedures. 10.6 Compliance with Laws and Good Business Practices. You agree to secure and maintain in force in your name all required licenses, permits and certificates relating to the operation of the Franchise. You also agree to operate the Franchise in full compliance with all applicable laws, ordinances, and regulations, including without limitation all government regulations relating to worker’s compensation insurance, Medicare, HIPAA, state data privacy and recordkeeping regulations and guidance, unemployment insurance, and withholding and payment of federal and state income taxes, social security taxes, and sales taxes. You agree that at all time during the term of this Agreement, that you will maintain sufficient working capital to fulfill your obligations under this Agreement. You agree to execute any and all documents, including documents with us, our agents, affiliates, etc., or others, that we may require from time to time, to ensure compliance with any applicable laws, whether such laws are applicable now or in the future. All advertising you employ must be completely factual, in good taste (in our judgment), and conform to the highest standards of ethical advertising and all legal requirements. You acknowledge that chiropractic is a regulated profession and that certain marketing requirements need to be engaged in a manner that conforms to state and/or local regulation or code. You shall be required to inform yourself of those requirements and strictly comply with their protocols. You agree that in all dealings with us and any of our affiliates, other franchisees, your customers, your suppliers, and public officials, you will adhere to all manner of code, regulation and law and the highest standards of honesty, integrity, fair dealing and ethical conduct. You further agree to refrain from any business or advertising practice that may be legally non-compliant or harmful to the business of the Company, the Franchise, and/or the goodwill associated with the Marks and other Location Franchises. You must notify us in writing within 5 days of any of the following: (1) the commencement of any action, investigation, suit, or proceeding, and/or of the issuance of any order, writ, injunction, award, or decree of any court, agency, or other governmental unit of the Franchise or any Owner, that may adversely affect the Franchise’s operations, financial condition, or reputation; or the reputation of the Company and/or the goodwill associated with {WS087179v1 } 21 the Marks; (2) your receipt or knowledge any notice of violation of any law, ordinance, or regulation relating to any health, safety, medical, healthcare, or chiropractic rules or laws, as well as any inquires that may lead to a notice of violation of any such rules or laws; (3) any activity or action, involving your Franchise, the Franchisee, or any Owner, which may the operations of the Franchise, the reputation of the Franchise or the Company, or the goodwill associated with the Marks; or (4) whether you or any of your Owners are indicted for, convicted of, or plead no contest to a felony, or are indicted for, convicted or plead no contest to any crime or offense, which may adversely affect the reputation of the Company, the Franchise, and/or the goodwill associated with the Marks. You agree that Company shall have the right to conduct periodic background and/or credit checks on you or any of your Owners. You agree to cooperate by providing any necessary information or authorizations necessary to conduct such background or credit checks. You understand and acknowledge that the purpose of such background and credit checks is verify compliance with your duty to report adverse legal or financial changes that may adversely affect the operation of the Franchise, the reputation of the Franchise or the Company, and/or the goodwill associated with the Marks or the validity of the Agreement. You agree that any third party you retain (or you as applicable), to engage in or assist you in the payment and/or processing of credit card transactions during the operation of your Franchise, shall comply with the Payment Card Industry Data Security Standards ("PCI DSS") and any amendments or restatements of the PCI DSS during the term of your Franchise Agreement. You further agree, subject to availability by providers of Internet access at your Franchise business, to use a high speed, private, password-protected and encoded Internet network for Internet access at your Franchise business. 10.7 Management and Personnel of the Franchise. Unless we approve your employment of a General Manager to operate the Franchise as provided in Section 4.1, you must actively participate in the actual, on-site, day-to-day operation of the Franchise, and devote as much of your time as is reasonably necessary for the efficient operation of the Franchise. If you are other than an individual, then at least one (1) Owner, director, officer, or other employee of you whom we approve must comply with the this requirement. If we agree that you may employ a General Manager, then the General Manager must fulfill this requirement. Any General Manager shall each obtain all licenses and certifications required by law before assuming his or her responsibilities at the Franchise. You will ensure that your employees and independent contractors of the Franchise have any licenses as may be required by law, and hold or are pursuing any licenses, certifications, and/or degrees required by law or by us in the Operations Manual, as updated from time to time. You will be exclusively responsible for the terms of your employees’ and independent contractors’ employment and compensation, and for the proper training of your employees and independent contractors in the operation of the Franchise. You must establish any training programs for your employees and/or independent contractors that we may prescribe in writing from time to time. In order to protect and maintain the goodwill of the Marks and the system, you must require all employees and independent contractors to maintain a neat and clean appearance, and conform to the standards of dress that we specify in the Operations Manual, as updated from time to time. Each of your employees and independent contractors must sign a written agreement, in a form approved by us, to maintain confidential our Confidential Information, proprietary information, and trade secrets as described in Section 9.1, and to abide by the covenants not to compete described in Section 9.3. You must forward to us a copy of each such signed agreement. In order to protect and maintain the goodwill of the Marks and the system, all of your employees and independent contractors must render prompt, efficient and courteous service to all customers of the Franchise. Notwithstanding the foregoing, you understand that we will not have any duty or obligation to operate your Franchised Business, to direct or supervise your employees, or to oversee your employment policies or practices, and that you shall be solely responsible for such activities, as well as all other day-to-day activities and operations relating to your Franchised Business. 10.8 Insurance and Credentialing. Before you open the Franchise and during any Term of this Agreement, you must maintain in force, under policies of insurance written on an occurrence basis issued by carriers with an A.M. Best rating of A-VIII or better approved by us, and in such amounts as we may determine from time to time: (1) comprehensive public, professional, product, sexual harassment, medical malpractice and motor vehicle liability insurance against claims for bodily and personal injury, death and property damage caused by or occurring in conjunction with the operation of the Franchise or otherwise in conjunction with your conduct of the Franchise Business pursuant to this Agreement, under one or more policies of insurance containing minimum {WS087179v1 } 22 liability coverage amounts as set forth in the Operations Manual; (2) general casualty insurance, including theft, cash theft, fire and extended coverage, vandalism and malicious mischief insurance, for the replacement value of the Franchise and its contents, and any other assets of the Franchise; (3) worker’s compensation and employer’s liability insurance as required by law, with limits equal to or in excess of those required by statute; (4) business interruption insurance for a period adequate to reestablish normal business operations, but in any event not less than six (6) months; (5) any other insurance required by applicable law, rule, regulation, ordinance or licensing requirements; and (6) umbrella liability coverage with limits of not less than $1,000,000/$3,000,000 or such other amounts that we may establish in the Operations Manual. You must purchase such insurance coverage(s) only from our approved or designated supplier(s). (7) Medical Malpractice occurrence based coverage with limits of not less than $1,000,000/$3,000,000 obtained from our required and approved vendors as established in the Operations Manual. We may periodically increase or decrease the amounts of coverage required under these insurance policies, and/or require different or additional kinds of insurance, including excess liability insurance, to reflect inflation, identification of new risks, changes in law or standards of liability, higher damage awards, or other relevant changes in circumstances. Each insurance policy must name us (and, if we so request, our members, directors, employees, agents, and affiliates) as additional insureds, and must provide us with thirty (30) days’ advance written notice of any material modification, cancellation, or expiration of the policy. Deductibles must be in reasonable amounts, and are subject to review and written approval by us. You must provide us with copies of policies evidencing the existence of such insurance concurrently with execution of this Agreement and prior to each subsequent renewal date of each insurance policy, along with certificates evidencing such insurance. You are responsible for any and all claims, losses or damages, including to third persons, originating from, in connection with, or caused by your failure to name us as an additional insured on each insurance policy. You agree to defend, indemnify and hold us harmless of, from, and with respect to any such claims, loss or damage arising out of your failure to name us as additional insured, which indemnity shall survive the termination or expiration and non-renewal of this Agreement. Prior to the expiration of the term of each insurance policy, you must furnish us with a copy of a renewal or replacement insurance policy and appropriate certificates of insurance. If you at any time fail or refuse to maintain any insurance coverage required by us, or to furnish satisfactory evidence thereof, or to name us as an additional insured under any such policies, then we, at our option and in addition to our other rights and remedies under this Agreement, may, but need not, obtain such insurance coverage on your behalf. You shall immediately reimburse us on demand for any costs or premiums paid or incurred by us, and pay an administrative fee of Five Hundred and No/100 Dollars ($500) plus any others fees, including attorneys’ fees, which we may incur. If you fail to pay us within ten (10) days of our demand for reimbursement, we reserve the right to debit your account the amounts owed to us for any premiums paid on your behalf for such insurance coverage along with any other administrative fees, costs, surcharges expenses and fees we incur to obtain such coverage on your behalf or on behalf of your franchise. We reserve the right to require you to provide us with an application for insurance (in a form acceptable to our required supplier for insurance) for any medical professional that has been offered a position to work in a Franchise location so that we may, if you fail to do so, procure any necessary insurance coverage for such medical professional. Nothing in this Section 10.8 or elsewhere in this Agreement shall negate or otherwise effect our right to terminate this Agreement for failure to meet all applicable insurance requirements pertaining to your Franchise. Notwithstanding the existence of such insurance, you are and will be responsible for all loss or damage and contractual liability to third persons originating from or in connection with the operation of the Franchise, and for all claims or demands for damages to property or for injury, illness or death of persons directly or indirectly resulting therefrom; and you agree to defend, indemnify and hold us harmless of, from, and with respect to any such claims, loss or damage, which indemnity shall survive the termination or expiration and non-renewal of this Agreement. In addition to the requirements of the foregoing paragraphs of this Section 10.8, you must maintain any and all insurance coverage in such amounts and under such terms and conditions as may be required in connection with your lease or purchase of the Premises. Your obligation to maintain insurance coverage as described in this Agreement will not be reduced in any manner by reason of any separate insurance we maintain on our own behalf, nor will our maintenance of that insurance relieve you of any obligations under Section 7 of this Agreement. {WS087179v1 } 23 Before any chiropractor is employed by you and is authorized to practice in your Franchised Business, and during any Term of this Agreement, you must credential the applicable chiropractors in accordance with the policy established in the Operations Manual. In the event you provide management services to a professional chiropractic corporation, you must, during any Term of this Agreement, include in your applicable management agreement that credentialing is one of the management services that you will provide to the professional corporation for all chiropractors and that you will pay such credentialing fees. The Company may prohibit your chiropractors from accessing the Computer System (or other related Franchise systems) prior to the full and timely completion of such credentialing requirements. 10.9 Credit Cards and Other Methods of Payment. You must at all times have arrangements in existence with Visa, Master Card, American Express, Discover and any other credit and debit card issuers or sponsors, check verification services, and electronic fund transfer systems that we designate from time to time, in order that the Franchise may accept customers’ credit and debit cards, checks, and other methods of payment. We may require you to obtain such services through us or our affiliates. 10.10 Pricing. To the extent permitted by applicable law, we may periodically establish maximum and/or minimum prices for services and products that the Franchise location offers, including without limitation, prices for promotions in which all or certain Location Franchises participate. If we establish such prices for any services or products, you agree not to exceed or reduce that price, but will charge the price for the service or product that we establish. You hereby agree to apply any pricing matrix or schedule established by us. If you wish to offer an alternate pricing matrix, you must obtain our prior written approval, which approval we may withhold in our sole and absolute discretion. In states where you must enter a Management Agreement (Section 2.3), this provision shall be modified, to the extent legally permissible, and/or legally construed to conform to the laws of the state where your Franchise location will be located. 11. ADVERTISING. 11.1 By Company. As stated in Section 6.3, due to the value of advertising and the importance of promoting the public image of Location Franchises (both franchisee- and Company-owned outlets), we will establish, maintain, and administer one or more Ad Funds to support and pay for national, regional, and/or local marketing programs that we deem necessary, desirable, or appropriate to promote the goodwill and image of all Location Franchises. You will contribute to the Ad Fund the Advertising Fee set forth in Section 6.3. We agree that any The Joint® outlets owned by us or our affiliates will contribute to the Ad Fund on at least the same basis as you do. We will be entitled to direct all advertising programs financed by the Ad Fund, with sole discretion over the creative concepts, materials, and endorsements used in them, and the geographic, market, and media placement and allocation of the programs. We will have the sole discretion to use the Ad Fund to pay the costs of preparing and producing video, audio, and written advertising materials; administering regional, multi-regional and/or national advertising programs; including purchasing direct mail and other media advertising; employing advertising agencies and supporting public relations, market research, contests and sweepstakes, and other advertising and marketing firms; and paying for advertising and marketing activities that we deem appropriate, including the costs of participating in any national or regional trade shows. and providing advertising and marketing materials to Location Franchises. We may in our discretion use the Ad Fund to engage in advertising and promotional programs that benefit only one or several regionals, and not necessarily all Location Franchises. The Ad Fund will furnish you with approved advertising materials at its direct cost of producing those advertising materials. The amounts you contribute to the Ad Fund will not be used for collective media placement of advertising in television, radio, newspaper or other media for the benefit of franchisees in a local or regional market. Rather, any collective media placement for the benefit of franchisees in a local or regional market will be conducted through the local and regional advertising cooperatives described in Section 11.3. The Ad Fund will be accounted for separately from other funds of the Company, and will not be used to defray any of our general operating expenses, except for any reasonable salaries, administrative costs, and overhead we may incur in activities related to the administration of the Ad Fund and its advertising programs (including without limitation conducting market research, preparing advertising, public relations, social media content and marketing communications and materials, and collecting and accounting for contributions to the Ad Fund). We may spend in

{WS087179v1 } 24 any fiscal year an amount greater or less than the total contributions to the Ad Fund in that year. We may cause the Ad Fund to borrow from us or other lenders to cover deficits of the Ad Fund, or to invest any surplus for future use by the Ad Fund. You authorize us to collect for remission to the Ad Fund any advertising monies or credits offered by any supplier to you based upon purchases you make. We will prepare an annual statement of monies collected and costs incurred by the Ad Fund and will make it available to you on written request. You understand and acknowledge that the Ad Fund will be intended to maximize recognition of the Marks and patronage of Location Franchises (both franchisee-owned and Company-owned outlets) that are using the Marks. Although we will endeavor to use the Ad Fund to develop advertising and marketing materials, and to place advertising in a manner that will benefit Location Franchises that are using the Marks, we undertake no obligation to ensure that expenditures by the Ad Fund in or affecting any geographic area are proportionate or equivalent to contributions to the Ad Fund by Location Franchises operating in that geographic area, or that any Location Franchise will benefit directly or in proportion to its contribution to the Ad Fund from the development of advertising and marketing materials or the placement of advertising. Except as expressly provided in this Section, we assume no direct or indirect liability or obligation to you with respect to the maintenance, direction, or administration of the Ad Fund. We will have the right to terminate the Ad Fund by giving you thirty (30) days’ advance written notice. All unspent monies on date of termination will be divided between the Company and the contributing franchisees in proportion to our and their respective contributions. At any time thereafter, we will have the right to reinstate the Ad Fund under the same terms and conditions as described in this Section (including the rights to terminate and reinstate the Ad Fund) by giving you thirty (30) days’ advance written notice of reinstatement. 11.2 By Franchisee. You must spend, in addition to any contributions to the Ad Fund, a minimum of the greater of (a) Three Thousand and No/100 Dollars ($3,000.00); or (b) five percent (5%) of the Franchise’s gross revenues for each month during the term of this Agreement, as outlined in Section 6.4, for local advertising, promotion and marketing. We may require you to use one or more required suppliers or vendors for your local advertising. You must provide us (in a form we approve or designate) evidence of your required local advertising, marketing and promotional expenditures, by the thirtieth (30th) day of each month, for the preceding calendar month, along with a year-to-date report of the total amount spent on local advertising. We may require, at our sole discretion, that you submit an annual marketing plan with details on planned expenditures of local advertising dollars. You agree to list and advertise the Franchise within your market area, in those business classifications as we prescribe from time to time, using any standard form of advertisement we may provide. On each occasion before you use them, samples of all local advertising and promotional materials not prepared or previously approved by us must be submitted to us for approval. If you do not receive our written disapproval within fifteen (15) days from the date we receive the materials, the materials will be deemed to have been approved. You agree not to use any advertising or promotional materials that we have disapproved. You will be solely responsible and liable to ensure that all advertising, marketing, and promotional materials and activities you prepare comply with applicable federal, state, and local law, and the conditions of any agreements or orders to which you may be subject. 11.3 Local and Regional Advertising Cooperatives. You are required to join and participate in any Ad Co-ops (as defined in Section 6.4) covering your Location Franchise. One function of the Co-op is to establish a local or regional advertising fund, of which the funds must be used for local or regional advertising purposes, and for the mutual benefit of each Co-op member. All Ad Co-ops must operate according to their bylaws. We have the right to establish an Ad Co-op and specify the manner in which any Ad Co-ops are organized and governed, and may require any and all Ad Co-ops to be legal entities of the state where they are located. You must contribute to the Ad Co-op according to the Ad Co-op’s rules and regulations, and bylaws, as determined by the Co-op members. Amounts contributed to any Ad Co-op may be applied towards your Minimum Local Advertising Requirement set forth in Sections 6.4(a) and 11.2 11.4 Websites and Other Forms of Advertising Media. You acknowledge and agree that any Website or Other Forms of Advertising Media (as defined below) will be deemed “advertising” under this Agreement, and will be subject to, among other things, the need to obtain our prior written approval in accordance with Sections 7.2 and {WS087179v1 } 25 11.2. As used in this Agreement, the term or reference to “Website or Other Forms of Advertising Media” means any interactive system, including but not limited to all types of online communications, virtual applications, social media, or the like, including but not limited to Groupon, Living Social, Facebook, Instagram, Twitter, etc., that you operate or use, or authorize others to operate or use, and that refer to the Franchise, the Marks, us, and/or the System. The term or reference Website or Other Forms of Advertising Media includes, but is not limited to, Internet and World Wide Web home pages. In connection with any Website or Other Forms of Advertising Media, you agree to the following: (a) Before establishing any Website or Other Form of Advertising Media, you will submit to us a sample of such Website or Other Form of Advertising Media format and information in the form and manner we may require. (b) You will not establish or use any Website or Other Forms of Advertising Media without our prior written approval. (c) In addition to any other applicable requirements, you must comply with our standards and specifications for Website or Other Forms of Advertising Media as we prescribe in the Operations Manual or otherwise in writing, including any specifications relating to the use of organic and paid search engine optimization, keyword and landing page management. If we require, you will establish a website as part of our corporate website and/or establish electronic links to our corporate website. (d) If you propose any material revision to Website or Other Forms of Advertising Media or any of the information contained therein, you will submit each such revision to us for our prior written approval. 12. ACCOUNTING, REPORTS AND FINANCIAL STATEMENTS. You agree to maintain, at your own expense, the Joint Software and other accounting software, to act as a bookkeeping, accounting, and record keeping system for the Franchise. The Joint® Software includes the capability of being polled by our central computer system, which you agree to permit. With respect to the operation and financial condition of the Franchise, we will pull from The Joint Software (if available), or require you to provide from your accounting software (in a form we designate) or in accordance with General Acceptably Accounting Principles (“GAAP”), as the case may be, the following: (1) by Tuesday of each week, an electronic report of the Franchise’s gross revenues for the preceding week ending on, and including, Sunday, and any other data, information, and supporting records that we may require; (2) by the thirtieth (30th) day of each month, a profit and loss statement for the preceding calendar month, and a year-to-date profit and loss statement and balance sheet; (3) within ninety (90) days after the end of your fiscal year, a fiscal year-end balance sheet, and an annual profit and loss statement for that fiscal year, reflecting all year-end adjustments; and (4) such other reports as we require from time to time (collectively, all of the above are referred to as “Reports”). You agree to input all Franchise transactions into the Joint Software and your accounting software in a timely manner to ensure that all Reports are accurate. You agree to maintain and furnish upon our request complete copies of federal and state income tax returns you file with the Internal Revenue Service and state tax departments, reflecting revenues and income of the Franchise or the corporation, partnership, or limited liability company that holds the Franchise. You agree to retain hard copies of all records for a minimum of four (4) years. 13. INSPECTIONS AND AUDITS. 13.1 Company’s Right to Inspect the Franchise. To determine whether you and the Franchise are complying with this Agreement and the specifications, standards, and operating procedures we prescribe for the operation of the Franchise, we or our agents have the right, at any reasonable time and without advance notice to you, to: (1) inspect the Premises; (2) observe the operations of the Franchise for such consecutive or intermittent periods as we deem necessary; (3) interview personnel of the Franchise; (4) interview customers of the Franchise; and (5) inspect and copy any books, records and documents relating to the operation of the Franchise. You agree to fully cooperate with us in connection with any of those inspections, observations and interviews. You agree to present to your customers any evaluation forms we periodically prescribe, and agree to participate in, and/or request that your customers participate in, any surveys performed by or on our behalf. Based on the results of any such inspections and audits and your other reports, we may provide to you such guidance and assistance in operating your Franchise as we deem appropriate. {WS087179v1 } 26 13.2 Company’s Right to Audit. We have the right at any time during business hours, and without advance notice to you, to inspect and audit, or cause to be inspected and audited, the business records, bookkeeping and accounting records, sales and income tax records and returns and other records of the Franchise, and the books and records of any corporation, limited liability company, or partnership that holds the Franchise. You agree to fully cooperate with our representatives and any independent accountants we may hire to conduct any inspection or audit. If the inspection or audit is necessary because of your failure to furnish any reports, supporting records, other information or financial statements as required by this Agreement, or to furnish such reports, records, information, or financial statements on a timely basis, or if an understatement of gross revenues for any period is determined by an audit or inspection to be greater than two percent (2%), then you agree to pay us all monies owed, plus interest of one and one-half percent (1.5%) per month, and reimburse us for the cost of such inspection or audit, including without limitation any attorneys’ fees and/or accountants’ fees we may incur, and the travel expenses, room and board, and applicable per diem charges for our employees or contractors. The above remedies are in addition to all our other remedies and rights under this Agreement or under applicable law. 14. TRANSFER REQUIREMENTS. 14.1 Transfer by Us. We may sell, assign, transfer, convey, give away, pledge, hypothecate, mortgage or otherwise encumber (“transfer”) all or any part of our rights, interests or obligations in this Agreement to any person or entity, who expressly assumes our obligations under this Agreement. After our transfer of this Agreement to a third party who expressly assumes the obligations under this Agreement, we no longer have any performance or other obligations under this Agreement. 14.2 Transfer by Franchisee. (a) Your rights and obligations under this Agreement are personal to you, and we have granted the Location Franchise in reliance on your and/or your principal owners’ skills, financial capacity, personal character, and reputation for honesty, integrity and fair dealing. Accordingly, you and your successors, assigns, shareholders, partners and members, may not transfer any interest in you, in this Agreement or any related agreement, in the Location Franchise (or if unopened, in the Franchise), without our prior written consent. Any purported transfer not having our prior written consent will be void. You may not transfer or sell an unopened license unless we permit the transfer or sale in writing, and in accordance with the terms of your franchise agreement. (b) We will not unreasonably withhold our consent to a transfer of any interest in you, this Agreement, any related agreement, or the Location Franchise, but if a transfer, alone or together with other previous, simultaneous or proposed transfers, has the effect of transferring either a controlling interest in or operating control of you, this Agreement, any related agreement, or the Location Franchise, we may, in our sole discretion, require as conditions to our consent that, except in the event of a Permitted Transfer (defined below) these do not apply: (i) You are in substantial compliance with the terms of this Agreement; provided , however, that we may without our consent if you have received any email or letter from us notifying you of a breach of this Agreement, the Operations Manual or any other agreement with us (or similar reporting email or letter communications) and have failed to timely or satisfactorily cure the applicable breach in accordance with our instructions; (ii) The transferee (including any person with a beneficial interest in the transferee if it is a legal entity) has demonstrated to our satisfaction that it meets the then-current standards which we would normally apply to any prospective franchisee; including, but not limited to, meeting our educational, personal, managerial and Location Franchise standards; possesses a good moral character and a good business reputation; has the aptitude and ability to operate the Location Franchise (as may be shown by prior related experience); has adequate financial resources and capital to operate the Location Franchise; is financially responsible and has a good credit rating; will be likely in our sole and absolute judgment to comply with the terms of the then-current standard franchise agreement and Operations Manual; and has no direct or indirect connection with any actual or potential competitor of us or any of our franchisees; (iii) Your debts to us and others relating to the Location Franchise have been satisfied; {WS087179v1 } 27 (iv) You and the transferor have signed a general release, in a form we prescribe or that is satisfactory to us, of any claims against us and our partners, shareholders, officers, directors, employees and agents, in their corporate and individual capacities; (v) The transferee (including any person with a beneficial interest in the transferee if it is a legal entity) has entered into a written consent to transfer agreement, in a form satisfactory to us; (vi) The transferee (including any person with a beneficial interest in the transferee if it is a legal entity) executes our then-current standard franchise agreement for a term equal to the remaining portion of the term on the transferor’s franchise agreement and signs all related agreements (including any guaranty agreements). The then-current franchise agreement may contain terms substantially different from those in this Agreement, including different fees (all then-current fees, except as stated herein must be paid by transferee), advertising contributions, training requirements and territory. Transferee will not pay the Grand Opening fee. Depending on the then-current demographics of the Territory, and on our then-current standards for territories, if the Territory is larger than our then- current standard territory, we may require the transferee to accept a transfer territory smaller than the Territory. (vii) The transferee and its general manager, if any, have agreed to successfully complete (at the transferee’s expense and to our satisfaction) any then-current initial training programs; (viii) You or the transferor has paid us a transfer fee equal to $15,000. You must reimburse us for reasonable expenses incurred by us in investigating and processing any proposed new transferee where the transfer is not consummated for any reason, including but not limited to any attorneys' fees we incur (not to exceed $5,000) plus costs and expenses. If you are in default of this Agreement, or any other agreement with us, in addition to the transfer fee, we may require you to pay any amounts we deem necessary, in our sole discretion, to cure the default, provided that the default is curable; (ix) We have decided not to exercise our right of first refusal, if any, under Section 14.4; (x) You have updated your equipment and Premises to our then-current specifications in the Operations Manual; (xi) We have determined that the material terms of the transfer, including the price and terms of payment, will not be so burdensome as to adversely affect the operation of the Location Franchise by the transferee; and (xii) If any part of the sale price of any transferred interest is to be financed, the transferor will have agreed that all obligations of the transferee under any promissory notes, agreements or security interests reserved by the transferor in the assets of the Location Franchise will be subordinate to the obligations of the transferee to pay marketing and consulting fees, advertising contributions, and other amounts due to us and our affiliates, and to comply with the franchise agreement signed by the transferee. (c) No transfer in the nature of a grant of a security interest in you, this Agreement, any related agreement, the Location Franchise or the Premises will be permitted without our prior written consent, which we may grant or withhold in our sole discretion. If we consent to a transfer in the nature of a grant of a security interest, and if the holder of the security interest later seeks to exercise your right or assume the interest of you in the Location Franchise, this Agreement, any related agreement, you or the Premises due to a default under any documents related to the security interest, we will have the option to purchase the rights of the secured party by paying all sums then due to the secured party, and the secured party will sign an agreement to that effect before any transfer takes place. (d) A “Permitted Transfer,” under Section 14.2 is defined as either (i) a transfer of an ownership interest in you or your entity of less than five percent (5%), or (ii) a transfer of any ownership interest in you or your entity to a spouse, child, sibling, or parent, or a trust or similar entity created for the benefit of any of the foregoing persons, provided that neither (i) nor (ii) may result in the creation of a controlling ownership stake in the transferee, whether through one or an aggregated series of such transfers. You must provide us written notice of any Permitted Transfer in you or your entity. Any individual who becomes an owner in you due to a Permitted Transfer must (if they have not already) sign a personal guaranty agreement (“Guaranty”) in the form found in

{WS087179v1 } 28 Exhibit 2 to this Agreement. You and any owners who previously signed a Guaranty will not be released from a signed Guaranty upon a Permitted Transfer, unless otherwise agreed to by us in writing. You and we will amend Exhibit 4 of this Agreement if a Permitted Transfer occurs. You must pay an administrative fee of $2,500 for any Permitted Transfer. 14.3 Transfer to Franchisee’s Legal Entity. If a proposed transfer is to a legal entity you control, our consent to the transfer may, in our sole discretion, be conditioned on the following requirements: (a) The legal entity’s activities will be confined exclusively to operating the Location Franchise; (b) You will own a majority stock interest, partnership or membership interest in the legal entity, and will act as its principal operating officer, partner or member; (c) Each stock certificate or certificate of interest in the legal entity will have conspicuously endorsed on its face a statement in a form satisfactory to us that it is held subject to, and that further transfer is subject to, all restrictions on transfers in this Agreement; (d) All shareholders, partners, or members will jointly and severally guarantee the legal entity’s performance and will bind themselves to the terms of this Agreement and any related agreements (e) You will maintain a then-current list of all partners, members or shareholders and beneficial owners of any class of stock, and furnish the list to us on request; and (f) Copies of the transferee’s Certificate and Articles of Incorporation, Certificate and Articles of Organization, Certificate and Agreement of Partnership, By-Laws, Operating Agreement and resolution authorizing entry into this Agreement and any other significant governing documents, promptly will be furnished to us. 14.4 Our Right of First Refusal. (a) If you or any other person or entity at any time determines to sell an interest in you, the Franchise Agreement, the Location Franchise or the Premises, you agree to immediately submit to us a true and complete copy of the offer (and any proposed ancillary agreements). The offer must apply only to an interest in you, the Franchise Agreement, the Location Franchise or the Premises. It must not include the purchase of any of your other property or rights (or those of your shareholder, partner, or member), but if the offeror proposes to buy any other of your property or rights (or those of a shareholder, partner or member) under a separate, contemporaneous offer, the price and terms of purchase offered to you (or to your shareholder, partner or member) for the interest in you, the Franchise or the Premises will reflect the bona fide price offered and will not reflect any value for any other property or rights. To be a valid, bona fide offer, (i) the proposed purchase price must be in a dollar amount and the proposed buyer must submit with its offer an earnest money deposit equal to five percent (5%) or more of the offering price, (ii) the offer must constitute the only bona fide offer and purchase agreement (or, constitutes the total number of offers in the event that you have submitted multiple bona fide offers to us), and (iii) the offer must include (1) all payment terms and timing (including any financing terms) and closing date, (2) any material terms such as costs in excess of $5,000 to be borne by the buyer or seller; contingent or non-contingent, (3) any employment agreements, promises or representations, and (4) any other material terms upon which a reasonable buyer would rely or deem material in assessing the proposed offer. We will have the right, exercisable by written notice delivered to you, or the person or entity involved, within thirty (30) days after receipt of the copy of the offer, to purchase the interest for the price and on the terms in the offer, but we may substitute cash, a cash equivalent or marketable securities of equal value for any form of payment proposed in the offer. Our credit will be deemed equal to the credit of any proposed purchaser, and we will have not less than sixty (60) days to prepare for closing. We will have the right during such thirty (30) day period to request documentation related to the offer, including, without limitation, financial and legal information related to the purchase of the interest. The thirty (30) day period shall be extended in the event you fail to provide us with the requested documentation. In addition, upon prior written notice to you, you agree to grant your consent to our communicating with the landlord of the subject lease of the Premises in order to negotiate additional lease term or options. We will be entitled to purchase the interest through the use of our standard form of asset purchase agreement, subject to all customary representations and warranties given by the seller of the assets of a business or voting stock of an incorporated {WS087179v1 } 29 business, as applicable, including representations and warranties as to ownership, condition and title to stock and/or assets, liens and encumbrances relating to the stock and/or assets, validity of contracts, and liabilities, contingent or otherwise, of any corporation whose stock is purchased. Our purchase of interest may require financial accounting audits of the interest to ensure our compliance with state and federal financial reporting requirements. If we do not exercise our right of first refusal, you or the person or entity involved may complete the sale to the purchaser under the terms of the offer subject to our consent to the transfer under Section 14.2(b), but if the sale to the purchaser is not completed within one hundred twenty (120) days after receipt of the offer by us, or if there is a material change in the terms of the sale, you are obligated to notify us in writing of such material change within five (5) days, and we will have an additional right of first refusal of the revised bona fide offer for thirty (30) days on the same terms in this Section as were applicable to our initial right of first refusal. If we do not exercise our right of first refusal, we have the right, upon ten (10) day written notice to you, to demand copies of all executed agreements, instruments, checks, bank transfers or wire statements, and other documentation arising from or related to the bona fide offer and its closing and completion. Your failure to remit all bona fide offers and requested documentation in accordance with the requirements as set forth in this Section shall constitute a breach of Section 15(i) or (j) of this Agreement. (b) If the transfer is a Franchise Agreement modification, we will not have any right of first refusal as provided in Section 14.4(a), unless the proposed transferee has a direct or indirect connection with any actual or potential competitor of us or any of our franchisees. However, written notification of this type of transfer must be provided to us by the transferor at least thirty (30) days before consummation of that transfer. 14.5 Transfer On Death, Permanent Incapacity or Dissolution. On the death or permanent incapacity of any person with an interest in you, this Agreement, any related agreement, the Franchise or the Premises, or on your dissolution if you are a legal entity, the executor, administrator, personal representative or trustee (“personal representative”) of that person or entity will transfer his, her or its interest to a third party reasonably acceptable to us within one hundred eighty (180) days after assuming that capacity. Any transfer of this type, including a transfer by devise or inheritance, will be subject to the same requirements as other transfers under this Agreement, but if the transfer is to a spouse, child or parent, the fee required under Section 14.2(b) (viii) will not be required. If the personal representative has, in good faith, proposed a transferee and we, in good faith, do not approve the proposed transferee, the personal representative will be given additional time, not to exceed one hundred eighty (180) days, to propose another transferee for our approval. If the personal representative is unable to meet these conditions, the personal representative of that deceased person will have an additional sixty (60) days to dispose of the interest, which disposition will be subject to the requirements for transfers in this Agreement, including the requirements of this Section 14. If the interest is not disposed of within the additional sixty (60) days (or such additional time as we otherwise agree), we may terminate this Agreement. 14.6 Interim Operation of Location Franchise on Death or Permanent Disability. Pending transfer on your death or permanent incapacity (or your principal operating officer, partner or member, if you are a legal entity), we will have the option to operate the Location Franchise on your behalf until an approved transferee is able to assume the operation of the Location Franchise, for a period of up to twelve (12) months without the consent of you, your personal representative or your successor in interest. All funds from the operation of the Location Franchise during the period of operation by us will be kept in a separate fund, and all expenses we incur, including compensation, other costs and travel and living expenses (the “Management Expenses”), will be charged to the fund. As compensation for services provided, we will charge the fund the full amount of the Management Expenses incurred during the period of our operation. We will only have a duty to utilize reasonable efforts in operating the Location Franchise, and will not be liable to you or your principals for any debts, losses or obligations incurred by the Location Franchise, or to any creditor for any equipment, inventory, products, supplies or services purchased for the Location Franchise during any period in which it is operated by us. 14.7 Non-Waiver of Claims. Our consent to a transfer of any interest in you, this Agreement, any related agreement, the Franchise or the Premises will not be a waiver of any claims we may have against the transferring party, nor will it be a waiver of our right to demand the transferee’s compliance with the terms of this Agreement. 14.8 Effect of Consent to Transfer. Our consent to a proposed Transfer pursuant to this Section 14 will not constitute a waiver of any claims we may have against you or any Owner, nor will it be deemed a waiver of our {WS087179v1 } 30 right to demand exact compliance with any of the terms or conditions of this Agreement by the Proposed New Owner. 14.9 Consent Not Unreasonably Delayed. If all the conditions are met to transfer the FA or any interest therein, we will not unreasonably delay granting our consent to the transfer. 15. TERMINATION OF THE FRANCHISE. We have the right to terminate this Agreement effective immediately upon delivery of notice of termination to you, if: (a) you fail to open your Franchise for business by the Opening Deadline, subject to the extension set forth in Section 3.1(c); or (b) you abandon, surrender, transfer control of, lose the right to occupy the Premises of, or do not actively operate, the Franchise, or your lease for or purchase of the location of the Franchise is terminated for any reason; or (c) you or your Principal Owners assign or Transfer this Agreement, any Interest, the Franchise, or assets of the Franchise without complying with the provisions of Section 14; or (d) you make an assignment for the benefit of creditors or admit in writing your insolvency or inability to pay your debt generally as they become due; your consent to the appointment of a receiver, trustee or liquidator of all or the substantial part of your property; your Location Franchise is attached, seized, subjected to a writ of distress, warrant, or levied upon, unless the attachment seizure, writ, warrant or levy is vacated within thirty (30) days, or any order appointing a receiver, trustee or liquidator of you or your Location Franchise is not vacated within thirty (30) days following the order and entry; (e) you use, sell, distribute or give away any unauthorized services or products on three or more occasions within any consecutive (12) month period; or (f) you or any of your employees or independent contractors fails to maintain any licenses or permits necessary for the treatment of patients or the operation of the Franchise and/or fails to comply with any state and federal regulations which is reasonably likely to adversely affect the reputation of the Company, the Franchise, and/or the goodwill associated with the Marks; or (g) you, any of your Principal Owners, or any of your employees or independent contractors, are convicted of or plead no contest to a felony or are convicted or plead no contest to any crime, offense or regulatory violation, which is reasonably likely to adversely affect the reputation of the Company, the Franchise, and/or the goodwill associated with the Marks; or (h) you or any of your employees or independent contractors are involved in any action or activity, including but not limited to dishonest, unethical, or illegal actions or activities, which is reasonably likely to adversely affect the reputation of the Company, the Franchise, and/or the goodwill associated with the Marks; or (i) you (or any of your owners) have made or knowingly make a material false or incomplete statement, or false or incomplete representation, in any report, document, statement or agreement submitted to us; (j) we discover that you (or any of your owners) knowingly made a material false or incomplete statement, or false or incomplete representation, to us to obtain the Franchise, or through the submission of any documentation required to be submitted to us or a third party as required by the terms of this Agreement; (k) you (or any of your owners) participate in in-term competition contrary to Section 9.3; (l) you fail to timely notify of any event, action or other action identified in Section 10.6, which is reasonably likely to adversely affect the reputation of the Company, the Franchise, and/or the goodwill associated with the Marks; or (m) you or any of your employees or independent contractors violate any health or safety law, ordinance or regulation, or operate the Franchise in a manner that presents a health or safety threat, hazard or {WS087179v1 } 31 danger to your customers or the public, which hazard, threat or danger you acknowledge is determined by our commercial business judgment; or (n) you fail to maintain a valid license to practice and/or fail to comply with any with state and federal regulations, other than those covered by subsection (f), and do not cure the failure within twenty (20) days after written notice is given to you; or (o) you do not pay when due any monies owed to us or our affiliates, and do not make payment within ten (10) days after written notice is given to you; or (p) you fail to procure or maintain the required credentialing reporting and/or any and all insurance coverage that we require, or otherwise fail to name us as an additional insured on any required insurance policies and failure to do so within ten (10) days after written notice is given to you; or (q) you or any of your Principal Owners receive three (3) or more written notices of default from us, within any period of twelve (12) consecutive months, concerning any material breach by you. Whether or not such breaches shall have been cured, such repeated course of conduct shall itself be grounds for termination of this Agreement without further notice or opportunity to cure; or (r) you or any of your Principal Owners fail to comply with any other provision of this Agreement or any mandatory specification, requirement, standard, or operating procedure, including those in our Operations Manual, and you fail to make the required changes or to comply with such provision, specification, requirement, standard or operating procedure, within thirty (30) days after written notice of your failure to comply is given to you. In addition, if, in the opinion of our legal counsel, any provision of this Agreement is contrary to law, then you and we agree to negotiate in good faith an amendment that would make this Agreement conform to the applicable legal requirements. If you and we are unable to reach an agreement on the applicable legal requirements, or if fundamental changes to this Agreement are required to make it conform to the legal requirements, then we reserve the right to terminate this Agreement upon notice to you, in which case all of the post-termination obligations set forth in Section 16 shall apply. In the event that we terminate this Agreement under this Section or other applicable provisions of this Agreement, we shall be entitled, in those states in which termination fees are enforceable, to receive from you a termination fee in the amount equal to one-half (1/2) of our then-current initial franchise fee for new Location Franchises (the “Termination Fee”). The Termination Fee shall be payable by you in addition to any damages payable to us, including loss of future revenues, resulting from your improper or wrongful breach or other termination of this Agreement. We shall be entitled to recover all costs, including attorneys’ fees, incurred in connection with the termination and collection of the Termination Fee. 16. RIGHTS AND OBLIGATIONS OF COMPANY AND FRANCHISEE UPON TERMINATION OR EXPIRATION OF THE FRANCHISE. 16.1 Payment of Amounts Owed to Company. You agree to pay us within five (5) days after the effective date of termination or expiration of the Franchise, or any later date that the amounts due to us are determined, all amounts owed to us or our affiliates which are then unpaid. 16.2 Marks and Other Information. You agree that after the termination or expiration of the Franchise you will: (a) not directly or indirectly at any time identify any business with which you are associated as a current or former Location Franchise or The Joint® franchisee; (b) not use any Mark or any colorable imitation of any Mark in any manner or for any purpose, or use for any purpose any trademark or other commercial symbol that suggests or indicates an association with us; (c) return to us all customer lists, records, membership agreements and/or contracts, forms and materials containing any Mark or otherwise relating to a Location Franchise or our network of Location Franchises;

{WS087179v1 } 32 (d) remove all Marks affixed to uniforms or, at our direction, cease to use those uniforms; and (e) take any action that may be required to cancel all fictitious or assumed name or equivalent registrations relating to your use of any Mark. 16.3 De-Identification. Following termination, if you lawfully retain possession of the Premises, you agree to completely remove or modify, at your sole expense, any part of the interior and exterior decor that we deem necessary to fully disassociate the Premises with the image of a Location Franchise, including any signage bearing the Marks. If you do not take the actions we request within thirty (30) days after notice from us, we have the right to enter the Premises and make the required changes at your expense, and you agree to reimburse us for those expenses on demand. 16.4 Confidential Information. You agree that on termination or expiration of the Franchise you will immediately cease to use any of the Confidential Information, and agree not to use it in any business or for any other purpose. You further agree to immediately return to us all copies of the Operations Manual and any written Confidential Information or other confidential materials that we have loaned or provided to you. 16.5 Joint Software. You agree that on termination or expiration of the Franchise, you will immediately cease to use the Joint Software and will uninstall it from all computer systems owned by the Franchise. 16.6 Company’s Option to Purchase Franchise Assets and Assumption of Lease. (a) Upon the expiration of the Franchise, we have the option, but not the obligation, exercisable for ten (10) days upon written notice to you, to purchase at fair market value, as same may be depreciated any or all of the furniture, inventory, or equipment used in or associated with the Franchise, as well as any and all supplies, materials, and other items imprinted with any of our Marks. If we cannot agree on a fair market value for the furniture or equipment or other items, within a reasonable time, we will designate an independent appraiser to determine the fair market items of these items. The appraiser’s determination of value shall be binding upon the parties. For purposes of this Section 16.6(a), the fair market of any purchased items shall not include any value attributable to any of the following: 1) the Franchise or any rights granted under this Agreement or the Lease; 2) goodwill attributable to the Marks; or 3) our brand image and other intellectual property; and 3) any patient lists. In no event shall we be obligated or required to assume any liabilities, debts or obligations of the Franchise in connection with our purchase of any items pursuant to this Section 16.6(a), and you will indemnify us from any and all claims made against us arising out of the sale of these items. (b) Upon the termination or expiration of the Franchise, we shall have the option, but not the obligation, exercisable for thirty (30) days upon written notice, to take an assignment of the lease for the Premises and any other lease agreement necessary for the operation of the Franchise. (c) In the event we elect, upon termination of the Franchise, to assume the lease pursuant to Section 16.6(b), unless otherwise required or prohibited by law, we shall have the right to retain possession of any and all furniture, fixtures, inventory, and equipment associated with the Franchise. If we are required by law to purchase from you any equipment, supplies, signs, advertising materials or items bearing our name or Marks, and/or any inventory associated with the Franchise, we will pay you the fair market value of these items (less the amount of any outstanding liens or encumbrances and less the amount of any liabilities we assume on your behalf, such as your future lease payments). If we cannot agree on a fair market value for the items to be purchased within a reasonable time, we will designate an independent appraiser to determine the fair market items of these items. The appraiser’s determination of value shall be binding upon the parties. For purposes of this Section 16.6(c), the fair market of any purchased items shall not include any value attributable to any of the following: 1) the Franchise or any rights granted under this Agreement or the Lease; 2) goodwill attributable to the Marks; or 3) our brand image and other intellectual property. 16.7 Continuing Obligations. All obligations of this Agreement (whether yours or ours) that expressly or by their nature survive the expiration or termination of this Agreement will continue in full force and effect after and notwithstanding its expiration or termination until they are satisfied in full or by their nature expire. 16.8 Management of the Franchise. In the event that we are entitled to terminate this Agreement in accordance with Section 15 above, or any other provision of this Agreement, and in addition to any other rights or {WS087179v1 } 33 remedies available to us in the event of termination, we may, but need not, assume the management of the Franchise. In the event we assume the management of the Franchise, we may charge you (in addition to the Royalty Fee and Advertising Fee contributions due under this Agreement), all expenses we incur, including compensation, other costs and travel and living expenses, along with a reasonable management fee in an amount that we may specify, equal to up to ten percent (10%) of the Franchise’s gross revenues during the period we are managing the Franchise, plus our direct out-of-pocket costs and expenses, as compensation for our management services. We have a duty to utilize only our reasonable efforts in managing the Franchise, and will not be liable to you for any debts, losses, or obligations the Franchise incurs, or to any of your creditors for any products or services the Franchise purchases, while we manage it pursuant to this Section. 17. ENFORCEMENT. 17.1 Invalid Provisions; Substitution of Valid Provisions.To the extent that the non-competition provisions of Sections 9.3 and 14.5 are deemed unenforceable because of their scope in terms of area, business activity prohibited, or length of time, you agree that the invalid provisions will be deemed modified or limited to the extent or manner necessary to make that particular provisions valid and enforceable to the greatest extent possible in light of the intent of the parties expressed in that such provisions under the laws applied in the forum in that we are seeking to enforce such provisions. If any lawful requirement or court order of any jurisdiction (1) requires a greater advance notice of the termination or non-renewal of this Agreement than is required under this Agreement, or the taking of some other action which is not required by this Agreement, or (2) makes any provision of this Agreement or any specification, standard, or operating procedure we prescribed invalid or unenforceable, then the advance notice and/or other action required or revision of the specification, standard, or operating procedure will be substituted for the comparable provisions of this Agreement in order to make the modified provisions enforceable to the greatest extent possible. You agree to be bound by the modification to the greatest extent lawfully permitted. 17.2 Unilateral Waiver of Obligations. Either you or we may, by written notice, unilaterally waive or reduce any obligation or restriction of the other under this Agreement. The waiver or reduction may be revoked at any time for any reason on ten (10) days’ written notice. 17.3 Written Consents from Company. Whenever this Agreement requires our advance approval or consent, you agree to make a timely written request for it. Our approval or consent will not be valid unless it is in writing. 17.4 Lien. To secure your performance under this Agreement and indebtedness for all sums due us or our affiliates, we shall have a lien upon, and you hereby grant us a security interest in, the following collateral and any and all additions, accessions, and substitutions to or for it and the proceeds from all of the same: (a) all inventory now owned or after-acquired by you and the Franchise, including but not limited to all inventory and supplies transferred to or acquired by you in connection with this Agreement; (b) all accounts of you and/or the Franchise now existing or subsequently arising, together with all interest in you and/or the Franchise, now existing or subsequently arising, together with all chattel paper, documents, and instruments relating to such accounts; (c) all contract rights of you and/or the Franchise, now existing or subsequently arising; and (d) all general intangibles of you and/or the Franchise, now owned or existing, or after-acquired or subsequently arising. You agree to execute such financing statements, instruments, and other documents, in a form satisfactory to us, that we deem necessary so that we may establish and maintain a valid security interest in and to these assets. 17.5 No Guarantees. If in connection with this Agreement we provide to you any waiver, approval, consent, or suggestion, or if we neglect or delay our response or deny any request for any of those, then we will not be deemed to have made any warranties or guarantees upon which you may rely, and will not assume any liability or obligation to you. 17.6 No Waiver. If at any time we do not exercise a right or power available to us under this Agreement or do not insist on your strict compliance with the terms of the Agreement, or if there develops a custom or practice that is at variance with the terms of this Agreement, then we will NOT be deemed to have waived our right to demand or exact compliance with any of the terms of this Agreement at a later time. Similarly, any failure to act as to any particular breach or series of breaches under this Agreement by us, or of any similar term in any other {WS087179v1 } 34 agreement between us and any other The Joint® franchisee will not affect our rights with respect to any later breach or to assert our rights as to that or any subsequent or ongoing breach. It will also not be deemed to be a waiver of any breach of this Agreement for us to accept payments that are past due to us under this Agreement. The parties to this Agreement will not be considered to be in default of any obligations hereunder, other than the obligation of a party to make payment of amounts due to the other party, if the failure of performance is due to a force majeure, including drought, flood, earthquake, storm, fire, lightening, epidemic, war, riot, civil disturbance, sabotage, theft, vandalism, strike or labor difficulty, or casualty to equipment. If any party is affected by a force majeure event, such party will give written notice within fourteen (14) days to the other party stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance will be of no greater scope and no longer duration than is required, and the non-performing party will use its best efforts to remedy its inability to perform. The obligation to pay any amount in a timely manner is absolute and will not be subject to these force majeure provisions, except to the extent prohibited by governmental rule or regulation. 17.7 Cumulative Remedies. The rights and remedies specifically granted to either you or us by this Agreement will not be deemed to prohibit either you or us from exercising any other right or remedy provided under this Agreement, or permitted by law or equity. 17.8 Specific Performance; Injunctive Relief. Provided we give you the appropriate notice, we will be entitled, without being required to post a bond, to the entry of temporary and permanent injunctions and orders of specific performance to (1) enforce the provisions of this Agreement relating to your use of the Marks and non- disclosure and non-competition obligations under this Agreement; (2) prohibit any act or omission by you or your employees that constitutes a violation of any applicable law, ordinance, or regulation; constitutes a danger to the public; or may impair the goodwill associated with the Marks or Location Franchises or outlets operating under or using the Marks; or (3) prevent any other irreparable harm to our interests. If we obtain an injunction or order of specific performance, then you shall pay us an amount equal to the total of our costs of obtaining it, including without limitation reasonable attorneys’ and expert witness fees, costs of investigation and proof of facts, court costs, other litigation expenses and travel and living expenses, and any damages we incur as a result of the breach of any such provision. You further agree to waive any claims for damage in the event there is a later determination that an injunction or specific performance order was issued improperly. 17.9 MEDIATION AND LITIGATION. (a) MEDIATION. DURING THE TERM OF THIS AGREEMENT CERTAIN DISPUTES MAY ARISE THAT YOU AND WE ARE UNABLE TO RESOLVE, BUT THAT MAY BE RESOLVABLE THROUGH MEDIATION. TO FACILITATE SUCH RESOLUTION, YOU AND WE AGREE TO SUBMIT ANY CLAIM, CONTROVERSY OR DISPUTE BETWEEN US OR ANY OF OUR AFFILIATES (AND THEIR RESPECTIVE OWNERS, OFFICERS, DIRECTORS, AGENTS, REPRESENTATIVES AND/OR EMPLOYEES) AND YOU (AND YOUR OWNERS, AGENTS, OFFICERS, DIRECTORS, REPRESENTATIVES AND/OR EMPLOYEES) ARISING OUT OF OR RELATED TO (a) THIS AGREEMENT OR ANY OTHER AGREEMENT BETWEEN US AND YOU, (b) OUR RELATIONSHIP WITH YOU, OR (c) THE VALIDITY OF THIS AGREEMENT OR ANY OTHER AGREEMENT BETWEEN US AND YOU, TO MEDIATION BEFORE EITHER OF US MAY BRING ANY SUCH CLAIM, CONTROVERSY OR DISPUTE IN COURT. (1) THE MEDIATION SHALL BE CONDUCTED BY A MEDIATOR THAT YOU AND WE MUTUALLY SELECT FROM THE THEN CURRENT PANEL APPROVED BY THE AMERICAN ARBITRATION ASSOCIATION (“AAA”) FOR PHOENIX, ARIZONA OR AS WE AND YOU OTHERWISE AGREE. IN THE EVENT WE ARE UNABLE TO REACH AGREEMENT ON A MEDIATOR WITHIN FIFTEEN (15) DAYS AFTER EITHER PARTY HAS NOTIFIED THE OTHER OF ITS DESIRE TO SEEK MEDIATION, YOU AND WE AGREE THAT THE MEDIATOR MAY BE SELECTED BY THE AAA BASED ON SELECTION CRITERIA THAT YOU OR WE SUPPLY TO THE AAA. THE COSTS AND EXPENSES OF THE MEDIATION, INCLUDING THE MEDIATOR’S COMPENSATION AND EXPENSES (BUT EXCLUDING ATTORNEYS’ FEES INCURRED BY EITHER PARTY), SHALL BE BORNE BY THE PARTIES EQUALLY. {WS087179v1 } 35 (2) NOTWITHSTANDING THE FOREGOING PROVISIONS OF THIS SECTION 17.9(a), YOUR AND OUR AGREEMENT TO MEDIATE SHALL NOT APPLY TO ANY CONTROVERSIES, DISPUTES OR CLAIMS RELATED TO OR BASED ON THE MARKS OR THE CONFIDENTIAL INFORMATION. MOREOVER, REGARDLESS OF YOUR AND OUR AGREEMENT TO MEDIATE, YOU AND WE EACH HAVE THE RIGHT TO SEEK TEMPORARY RESTRAINING ORDERS AND TEMPORARY OR PRELIMINARY INJUNCTIVE RELIEF IF WARRANTED BY THE CIRCUMSTANCES OF THE DISPUTE. (b) JURISDICTION AND FORUM SELECTION. WITH RESPECT TO ANY CONTROVERSIES, DISPUTES OR CLAIMS THAT ARE NOT FULLY RESOLVED THROUGH MEDIATION AS PROVIDED IN SECTION 17.9(a) ABOVE, THE PARTIES IRREVOCABLY AGREE TO SUBMIT THEMSELVES TO THE JURISDICTION OF THE SUPERIOR COURT OF MARICOPA COUNTY, ARIZONA OR THE U.S. DISTRICT COURT FOR THE DISTRICT OF ARIZONA AND HEREBY WAIVE ANY AND ALL OBJECTIONS TO PERSONAL OR SUBJECT MATTER JURISDICTION IN THESE COURTS. YOU AND WE FURTHER AGREE THAT VENUE FOR ANY PROCEEDING RELATING TO OR ARISING OUT OF THIS AGREEMENT SHALL BE THE COURTS OF MARICOPA COUNTY, ARIZONA. 17.10 Waiver of Punitive Damages and Jury Trial; Limitations of Actions. Except with respect to your obligations to indemnify us and claims that we may bring under Sections 7, 9, 15, or 16 of this Agreement, and except for claims arising from your non-payment or underpayment of any amounts owed to us or our affiliates, (1) any and all claims arising out of or related to this Agreement or the relationship between you and us shall be barred, by express agreement of the parties, unless an action or proceeding is commenced within two (2) years from the date the cause of action accrues; and (2) you and we hereby waive to the fullest extent permitted by law, any right to or claim for any punitive or exemplary damages against the other, and agree that, except to the extent provided to the contrary in this Agreement, in the event of a dispute between you and us, each party will be limited to the recovery of any actual damages sustained by it. You and we irrevocably waive trial by jury in any action, proceeding or counterclaim, whether at law or in equity, brought by either you or us. 17.11 Governing Law/Consent To Jurisdiction. Except to the extent governed by the United States Trademark Act of 1946 (Lanham Act, 15 U.S.C. §§ 1051 et seq.), this Agreement and the Franchise will be governed by the internal laws of the State of Arizona (without reference to its choice of law and conflict of law rules), except that the provisions of any Arizona law relating to the offer and sale of business opportunities or franchises or governing the relationship of a franchisor and its franchisees will not apply unless their jurisdictional requirements are met independently without reference to this Section. You agree that we may institute any action against you arising out of or relating to this Agreement (which is not required to be mediated hereunder or as to which mediation is waived) in any state or federal court of general jurisdiction in Maricopa County, Arizona, and you irrevocably submit to the jurisdiction of such courts and waive any objection you may have to either the jurisdiction or venue of such court. 17.12 Binding Effect. This Agreement is binding on and will inure to the benefit of our successors and assigns and, subject to the Transfers provisions contained in this Agreement, will be binding on and inure to the benefit of your successors and assigns, and if you are an individual, on and to your heirs, executors, and administrators. 17.13 No Liability to Others; No Other Beneficiaries. We will not, because of this Agreement or by virtue of any approvals, advice or services provided to you, be liable to any person or legal entity that is not a party to this Agreement, and no other party shall have any rights because of this Agreement. 17.14 Construction. All headings of the various Sections of this Agreement are for convenience only, and do not affect the meaning or construction of any provision. All references in this Agreement to masculine, neuter or singular usage will be construed to include the masculine, feminine, neuter or plural, wherever applicable. Except where this Agreement expressly obligates us to reasonably approve or not unreasonably withhold our approval of any of your actions or requests, we have the absolute right to refuse any request by you or to withhold our approval of any action or omission by you. The term “affiliate” as used in this Agreement is applicable to any company directly or indirectly owned or controlled by you or your Owners, or any company directly or indirectly

{WS087179v1 } 36 owned or controlled by us that sells products or otherwise transacts business with you. 17.15 Joint and Several Liability. If two (2) or more persons are the Franchisee under this Agreement, their obligation and liability to us shall be joint and several. 17.16 Multiple Originals. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto. This Agreement, once executed by a party, may be delivered to the other parties hereto by facsimile transmission or other electronic means of a copy of this Agreement bearing the signature of the party so delivering this Agreement. 17.17 Timing Is Important. Time is of the essence of this Agreement. “Time is of the essence” is a legal term that emphasizes the strictness of time limits. In this case, it means it will be a material breach of this Agreement to fail to perform any obligation within the time required or permitted by this Agreement. 17.18 Independent Provisions. The provisions of this Agreement are deemed to be severable. In other words, the parties agree that each provision of this Agreement will be construed as independent of any other provision of this Agreement. 17.19 Cross-Default. Any default by Franchisee under any other agreement between Franchisor or its affiliates as one party, and Franchisee or any of Franchisee's owners or affiliates as the other party, shall be deemed to be a default of this Agreement, and Franchisor shall have the right, at its option, to terminate this Agreement and/or any other agreement between the Franchisee and the Franchisor or its affiliates, without affording Franchisee an opportunity to cure, effective immediately upon notice to Franchisee. 17.20 Conflicts with Applicable Laws and Regulations. The Parties acknowledge that if there is a conflict between the terms and conditions of this Agreement, our Operations Manual, or any other specifications, standards, or operating procedure we require in connection with the operation of your franchise, and any applicable federal or state laws or regulations which you, or any licensed professionals working for or with the Franchise must observe or follow, including those relating to the practice of chiropractic, such laws or regulations shall control. 18. NOTICES AND PAYMENTS. All written notices, reports and payments permitted or required under this Agreement or by the Operations Manual will be deemed delivered: (a) at the time delivered by hand; (b) one (1) business day after transmission by telecopy, facsimile or other electronic system; (c) one (1) business day after being placed in the hands of a reputable commercial courier service for next business day delivery; or (d) three (3) business days after placed in the U.S. mail by Registered or Certified Mail, Return Receipt Requested, postage prepaid; and addressed to the party to be notified or paid at its most current principal business address of which the notifying party has been advised, or to any other place designated by either party. Any required notice, payment or report which we do not actually receive during regular business hours on the date due (or postmarked by postal authorities at least two (2) days before it is due) will be deemed delinquent. 19. INDEPENDENT PROFESSIONAL JUDGMENT OF YOU AND YOUR GENERAL MANAGER. You and we acknowledge and agree that the specifications, standards and operating procedures related to the services offered by the Franchise are not intended to limit or replace your or your General Manager’s (if any) professional judgment in supervising and performing the services offered by your Franchise. The specifications, standards, and operating procedures represent only the minimum standards, and you and your General Manager (if any) are solely responsible for ensuring that the Franchise performs services in accordance with all applicable requirements and standards of care. Nothing in this Agreement shall obligate you or your General Manager (if any) to perform any act that is contrary to your or your General Manager’s (if any) professional judgment; provided, however, that you must notify us immediately upon your determination that any specification, standard or operating procedure is contrary to your or your General Manager’s (if any) professional judgment. 20. ENTIRE AGREEMENT. This Agreement, together with the introduction and exhibits to it, constitutes the entire agreement between us, and there are no other oral or written understandings or agreements between us concerning the subject matter of this {WS087179v1 } 37 Agreement. This Agreement may be modified only by written agreement signed by both you and us, except that we may modify the Operations Manual at any time as provided herein. However, nothing in this Agreement or any addendum shall have the effect of disclaiming any of the representations made in the Franchise Disclosure Document or any of its exhibits. {WS087179v1 } 38 IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the Agreement Date. “COMPANY” THE JOINT CORP., a Delaware corporation By: ____________________________ Name: ____________________________ Title: ____________________________ “FRANCHISEE” ___________________, a_________________ By: ____________________________ Name: ____________________________ Title: ____________________________ {WS087179v1 } 39 EXHIBIT 1 TO FRANCHISE AGREEMENT FRANCHISING OPENING DEADLINE AND EXPIRATION DATE You must open the Franchise to which this Agreement corresponds by the deadline set forth below (the “Opening Deadline”), subject to the requirements of Sections 3.3 and 3.6, and any other applicable provision of the Agreement: If no Opening Deadline is set forth above, then the Opening Deadline shall be deemed to be two-hundred and forty (240) days from the Agreement Date. The Expiration Date of this Agreement is: . ______________________ Franchisee’s Initials

{WS087179v1 } 40 EXHIBIT 2 TO THE JOINT CORP. FRANCHISE AGREEMENT OWNER’S GUARANTY AND ASSUMPTION OF OBLIGATIONS In consideration of, and as an inducement to, the execution of the Franchise Agreement, dated as of this _____ day of ____________________, 202__ (the “Agreement”), by and between The Joint Corp., a Delaware corporation (“us”) and (the “Franchisee”), each of the undersigned owners of the Franchisee and their respective spouses (“you,” for purposes of this Guaranty only), hereby personally and unconditionally agree to perform and keep during the terms of the Agreement, each and every covenant, obligation, payment, agreement, and undertaking on the part of Franchisee contained and set forth in the Agreement. Each of you agree that all provisions of the Agreement relating to the obligations of Franchisees, including, without limitation, the covenants of confidentiality and non-competition and other covenants set forth in the Agreement, shall be binding on you. Each of you waives (1) protest and notice of default, demand for payment or nonperformance of any obligations guaranteed by this Guaranty; (2) any right you may have to require that an action be brought against Franchisee or any other person as a condition of your liability; (3) all right to payment or reimbursement from, or subrogation against, the Franchisee which you may have arising out of your guaranty of the Franchisee’s obligations; and (4) any and all other notices and legal or equitable defenses to which you may be entitled in your capacity as guarantor. Each of you consents and agrees that (1) your direct and immediate liability under this Guaranty shall be joint and several; (2) you will make any payment or render any performance required under the Agreement on demand if Franchisee fails or refuses to do so when required; (3) your liability will not be contingent or conditioned on our pursuit of any remedies against Franchisee or any other person; (4) your liability will not be diminished, relieved or otherwise affected by any extension of time, credit or other indulgence which we may from time to time grant to Franchisee or to any other person, including without limitation, the acceptance of any partial payment or performance, or the compromise or release of any claims; and (5) this Guaranty will continue and be irrevocable during the term of the Agreement and afterward for so long as the Franchisee has any obligations under the Agreement. If we are required to enforce this Guaranty in a judicial proceeding, and prevail in such proceeding, we will be entitled to reimbursement of our costs and expenses, including, but not limited to, reasonable accountants’, attorneys’, attorneys’ assistants’, mediation, arbitrators’ and expert witness fees, costs of investigation and proof of facts, court costs, other litigation expenses and travel and living expenses, whether incurred prior to, in preparation for or in contemplation of the filing of any such proceeding. If we are required to engage legal counsel in connection with any failure by you to comply with this Guaranty, you agree to reimburse us for any of the above- listed costs and expenses incurred by us. This Guaranty is now executed as of the Agreement Date. OWNER: OWNER’S SPOUSE: ____________________________________ ____________________________________ Name: ______________________________ Name: ______________________________ OWNER: OWNER’S SPOUSE: ____________________________________ ____________________________________ Name: ______________________________ Name: ______________________________ OWNER: OWNER’S SPOUSE: ____________________________________ ____________________________________ Name: ______________________________ Name: ______________________________ {WS087179v1 } 41 EXHIBIT 3 TO FRANCHISE AGREEMENT ADDENDUM TO LEASE AGREEMENT This Addendum to Lease Agreement (this “Addendum”), is entered into effective on this ______ day of _______________, 20___, (the “Effective Date”) by and between __________________, a ________________________ (the “Lessor”), and __________________, a ________________________ (the “Lessee”) (each a “Party” and collectively, the “Parties”). RECITALS WHEREAS, the Parties hereto have entered into a certain Lease Agreement, dated on the ______ day of _______________, 20___ (the “Agreement”), and pertaining to the premises located at _____________________________ (the “Premises”); WHEREAS, Lessor acknowledges that Lessee intends to operate The Joint franchise from the Premises pursuant to a Franchise Agreement (the “Franchise Agreement”) with The Joint Corp. (“Franchisor”) under the name The Joint or other name designated by Franchisor (“Franchised Business”); and WHEREAS, the Parties now desire to amend the Lease Agreement in accordance with the terms and conditions contained herein. NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth and each act done and to be done pursuant hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby represent, warrant, covenant and agree as follows: 1. Remodeling and Decor. The above recitals are hereby incorporated by reference. Lessor agrees that Lessee shall have the right to remodel, equip, paint and decorate the interior of the Premises and to display the proprietary marks (“Marks”) and signs on the interior and exterior of the Premises as Lessee is reasonably required to do pursuant to the Franchise Agreement and any successor Franchise Agreement under which Lessee may operate a Franchised Business on the Premises. 2. Assignment. Lessee shall have the right to assign all of its right, title and interest in and to the Lease Agreement to Franchisor or its parent, subsidiary, or affiliate, (including another franchisee) at any time during the term of the Lease, including any extensions or renewals thereof, without first obtaining Lessor’s consent, pursuant to the terms of the Collateral Assignment of Lease attached hereto as Exhibit A. However, no assignment shall be effective until such time as Franchisor or its designated affiliate gives Lessor written notice of its acceptance of the assignment, and nothing contained herein or in any other document shall constitute Franchisor or its designated subsidiary or affiliate a party to the Lease Agreement, or guarantor thereof, and shall not create any liability or obligation of Franchisor or its parent unless and until the Lease Agreement is assigned to, and accepted in writing by, Franchisor or its parent, subsidiary or affiliate. In the event of any assignment, Lessee shall remain liable under the terms of the Lease. Franchisor shall have the right to reassign the Lease to another franchisee without the Landlord’s consent in accordance with Section 4(a). 3. Default and Notice. (a) In the event there is a default or violation by Lessee under the terms of the Lease Agreement, Lessor shall give Lessee and Franchisor written notice of the default or violation within ten (10) days after Lessor receives knowledge of its occurrence. If Lessor gives Lessee a default notice, Lessor shall contemporaneously give Franchisor a copy of the notice. Franchisor shall have the right, but not the obligation, to cure the default. Franchisor will notify Lessor whether it intends to cure the default and take an automatic assignment of Lessee’s interest as provided in Paragraph 4(a). Franchisor will have an additional fifteen (15) days from the expiration of Lessee’s cure period in which it may exercise the option to cure, but is not obligated to cure the default or violation. (b) All notices to Franchisor shall be sent by registered or certified mail, postage prepaid, to {WS087179v1 } 42 the following address: The Joint Corp. Attention: Eric Simon, VP of Franchise Sales and Development 16767 N. Perimeter Dr., Suite 110 Scottsdale, AZ 85260 Attention: Property Management E-mail: eric.simon@thejoint.com Franchisor may change its address for receiving notices by giving Lessor written notice of the new address. Lessor agrees that it will notify both Lessee and Franchisor of any change in Lessor’s mailing address to which notices should be sent. (c) Following Franchisor’s approval of the Lease Agreement, Lessee agrees not to terminate, or in any way alter or amend the same during the Initial Term of the Franchise Agreement or any Interim Period thereof without Franchisor’s prior written consent, and any attempted termination, alteration or amendment shall be null and void and have no effect as to Franchisor’s interests thereunder; and a clause to the effect shall be included in the Lease. 4. Termination or Expiration. (a) Upon Lessee’s default and failure to cure the default within the applicable cure period, if any, under either the Lease Agreement or the Franchise Agreement, Franchisor will, at its option, have the right, but not the obligation, to take an automatic assignment of Lessee’s interest in the Lease Agreement and at any time thereafter to re-assign the Lease Agreement to a new franchisee without Lessor’s consent and to be fully released from any and all liability to Lessor upon the reassignment, provided the franchisee agrees to assume Lessee’s obligations and the Lease Agreement. Upon notice from Franchisor to Lessor requesting an automatic assignment, Lessor will, at the cost of Franchisor, take appropriate actions to secure the leased premises including but not limited changing the locks and granting Franchisor sole rights to the Premises. (b) Upon the expiration or termination of either the Lease Agreement or the Franchise Agreement (attached), Lessor will cooperate with and assist Franchisor in securing possession of the Premises and if Franchisor does not elect to take an assignment of the Lessee’s interest, Lessor will allow Franchisor to enter the Premises, without being guilty of trespass and without incurring any liability to Lessor, to remove all signs, awnings, and all other items identifying the Premises as a Franchised Business and to make other modifications (such as repainting) as are reasonably necessary to protect The Joint marks and system, and to distinguish the Premises from a Franchised Business. In the event Franchisor exercises its option to purchase assets of Lessee or has rights to those through the terms and conditions any agreement between Lessee and Franchisor, Lessor shall permit Franchisor to remove all the assets being purchased by Franchisor. 5. Consideration; No Liability. (a) Lessor hereby acknowledges that the provisions of this Addendum are required pursuant to the Franchise Agreement under which Lessee plans to operate its business and Lessee would not lease the Premises without this Addendum. Lessor also hereby consents to the Collateral Assignment of Lease from Lessee to Franchisor as evidenced by Exhibit A. (b) Lessor further acknowledges that Lessee is not an agent or employee of Franchisor and Lessee has no authority or power to act for, or to create any liability on behalf of, or to in any way bind Franchisor or any affiliate of Franchisor, and that Lessor has entered into this Addendum with full understanding that it creates no duties, obligations or liabilities of or against Franchisor or any affiliate of Franchisor. 6. Sales Reports. If requested by Franchisor, Lessor will provide Franchisor with whatever information Lessor has regarding Lessee’s sales from its Franchised Business. 7. Amendments. No amendment or variation of the terms of the Lease or this Addendum shall be valid unless made in writing and signed by the Parties hereto. {WS087179v1 } 43 8. Reaffirmation of Lease. Except as amended or modified herein, all of the terms, conditions and covenants of the Lease Agreement shall remain in full force and effect and are incorporated herein by reference and made a part of this Addendum as though copied herein in full. 9. Beneficiary. Lessor and Lessee expressly agree that Franchisor is a third party beneficiary of this Addendum. IN WITNESS WHEREOF, the Parties have duly executed this Addendum as of the Effective Date. LESSOR: , a _____________________________ By: Name: Its: LESSEE: , a _____________________________ By: Name: Its:

{WS087179v1 } 44 EXHIBIT A COLLATERAL ASSIGNMENT OF LEASE This COLLATERAL ASSIGNMENT OF LEASE (this “Assignment”) is entered into effective as of the ___ day of _____, 20___ (the “Effective Date”), the undersigned, __________________________________, (“Assignor”) hereby assigns, transfers and sets over unto The Joint Corp., a Delaware corporation (“Assignee”) all of Assignor’s right, title and interest as tenant, in, to and under that certain lease, a copy of which is attached hereto as Exhibit 1 (the “Lease Agreement”) with respect to the premises located at _______________________________________________________________ (the “Premises”). This Assignment is for collateral purposes only and except as specified herein, Assignee shall have no liability or obligation of any kind whatsoever arising from or in connection with this Assignment unless Assignee shall take possession of the Premises demised by the Lease Agreement pursuant to the terms hereof and shall assume the obligations of Assignor thereunder. Assignor represents and warrants to Assignee that it has full power and authority to so assign the Lease Agreement and its interest therein and that Assignor has not previously, and is not obligated to, assign or transfer any of its interest in the Lease Agreement nor the Premises demised thereby. Upon a default by Assignor under the Lease Agreement or under that certain franchise agreement for The Joint between Assignee and Assignor (“Franchise Agreement”), or in the event of a default by Assignor under any document or instrument securing the Franchise Agreement, Assignee shall have the right and is hereby empowered to take possession of the Premises, expel Assignor therefrom, and, in the event, Assignor shall have no further right, title or interest in the Lease Agreement. Assignor agrees it will not suffer or permit any surrender, termination, amendment or modification of the Lease Agreement without the prior written consent of Assignee. Through the Initial Term of the Franchise Agreement and any Renewal Period thereof (as defined in the Franchise Agreement), Assignor agrees that it shall elect and exercise all options to extend the term of or renew the Lease Agreement not less than thirty (30) days before the last day that said option must be exercised, unless Assignee otherwise agrees in writing. Upon failure of Assignee to otherwise agree in writing, and upon failure of Assignor to so elect to extend or renew the Lease Agreement as stated herein, Assignor hereby irrevocably appoints Assignee as its true and lawful attorney-in-fact, which appointment is coupled with an interest, to exercise the extension or renewal options in the name, place and stead of Assignor for the sole purpose of effecting the extension or renewal. IN WITNESS WHEREOF, Assignor and Assignee have duly executed this Collateral Assignment of Lease as of the Effective Date. ASSIGNOR: , a _____________________________ By: Name: Its: ASSIGNEE: THE JOINT CORP., a Delaware corporation By: Name: Its: {WS087179v1 } 45 EXHIBIT 4 TO FRANCHISE AGREEMENT OWNERSHIP INTERESTS IN FRANCHISEE 1. Form of Franchisee’s Ownership. (a) Individual Proprietorship. Your owner(s) (is) (are) as follows:           (b) Corporation, Limited Liability Company, or Partnership. You were incorporated or formed on _ , under the laws of the State of _ . You have not conducted business under any name other than your corporate, limited liability company, or partnership name and _ _ . The following is a list of your directors, if applicable, and officers as of the effective date shown above: Name of Each Director/Officer Position(s) Held 2. Owners. The following list includes the full name of each person who is one of your owners (as defined in the Franchise Agreement), or an owner of one of your owners, and fully describes the nature of each owner’s interest (attach additional pages if necessary). Owner’s Name Percentage/Description of Interest {WS087179v1 } 46 3. Name and Address of Person to Receive Notice for Owners. (a) Name: (b) Postal Address: _ _ (c) E-mail Address: _ 4. Identification of Location Franchise General Manager. Your Location Franchise’s general manager as of the Effective Date is . You must notify us if this manager changes. FRANCHISEE: , a By: Date: Name: Its: THE JOINT CORP., a Delaware corporation By: Date: Name: Its: {WS087179v1 } 47 EXHIBIT 5 TO FRANCHISE AGREEMENT FRANCHISEE COMPLIANCE QUESTIONNAIRE

{WS087179v1 } 48 FRANCHISEE COMPLIANCE QUESTIONNAIRE The Joint Corp. (the “Franchisor”) and you are preparing to enter into a Franchise Agreement. The purpose of this Franchisee Compliance Questionnaire (“Questionnaire”) is to determine whether any statements or promises were made to you that the Franchisor has not authorized and that may be untrue, inaccurate or misleading. Please understand that your responses to these questions are important to us and that we will rely on them. Please review each of the following questions and statements carefully and provide honest and complete responses to each. By signing this Questionnaire, you are representing that you have responded truthfully to the following questions. 1. I had my first face-to-face (or by phone or email communication) meeting with a representative of the Franchisor on the date of _______________. 2. I received and personally reviewed the Franchisor’s Franchise Disclosure Document (“FDD”) for The Joint Chiropractic® unit franchises that was provided to me. For purposes of this document, a The Joint Chiropractic® unit franchise shall be referred to as a “Franchise Business”. Yes _______ No _______ 3. Did you sign a receipt or acknowledge through electronic means a receipt for the FDD indicating the date you received it? Yes _______ No _______ 4. Do you understand all of the information in the FDD and any state-specific Addendum to the FDD? Yes _______ No _______ If no, what parts of the FDD and/or Addendum do you not understand? (Attach additional pages, if necessary.) 5. Have you received and personally reviewed the Franchise Agreement and each Addendum and related agreement attached to it? Yes _______ No _______ 6. Do you understand all of the information in the Franchise Agreement, each Addendum and related agreement provided to you? Yes _______ No _______ {WS087179v1 } 49 If no, what parts of the Franchise Agreement, Addendum, and/or related agreement do you not understand? (Attach additional pages, if necessary.) _ _ 7. Have you entered into any binding agreement with the Franchisor for the purchase of this Franchise Business before being provided a copy of the FDD for fourteen (14) calendar days? Yes _______ No _______ 8. Have you paid any money to the Franchisor for the purchase of a Franchise Business before being provided a copy of the FDD for fourteen (14) calendar days? Yes _______ No _______ 9. Have you discussed the benefits and risks of establishing and operating a Franchise Business with your counsel or advisor? Yes _______ No _______ If no, do you wish to have more time to do so? Yes _______ No _______ 10. Do you understand that the success or failure of your Franchise Business depends in large part on your skills and abilities, competition from other businesses, interest rates, inflation labor and supply costs, lease terms and other economic and business factors? Yes _______ No _______ Except as disclosed in Item 19 of its FDD, the Franchisor does not make information available to prospective Franchisees concerning actual, average, projected or forecasted sales, profits or earnings for a Franchise Business. The Franchisor does not furnish, or authorize its salespersons to furnish, any oral or written information concerning the actual, average, projected, forecasted sales, costs, income or profits of a Franchise Business. Franchisor specifically instructs its sales personnel, agents, employees and other officers that they are not permitted to make any claims or statements as to the earnings, sales, or profits, or prospects, or chances of success, nor are they authorized to represent or estimate dollar figures as to a Franchise Business’ operations. Actual results vary and are dependent on a variety of internal and external factors, some of which neither Franchisee, nor Franchisor can estimate. To ensure that Franchisor’s policies have been followed, please answer the following questions: 11. Has any employee, or other person speaking for the Franchisor, made any statement or promise to you regarding the total revenues a Franchise Business will generate that is contrary to the information in the FDD? Yes _______ No _______ 12. Has any employee, or other person speaking for the Franchisor, made any statement or promise of the amount of money or profit you may earn in operating a Franchise Business that is contrary to the information in the FDD? Yes _______ No _______ {WS087179v1 } 50 13. Has any employee, or other person speaking for the Franchisor, promised you that you will be successful in operating a Franchise Business? Yes _______ No _______ 14. Has any employee, or other person speaking for the Franchisor, made any statement, promise or verbal agreement of about advertising, marketing, training, support service or other assistance that the Franchisor will furnish to you that is contrary to, or different from, the information in the FDD? Yes _______ No _______ 15. If you have answered “Yes” to any one of questions 11-14, please provide a full explanation of each “yes” answer. (Attach additional pages, if necessary, and refer to them below.) If you have answered “no” to each of questions 11-14, please leave the following lines blank. _ _ 16. I signed the Franchise Agreement and Addendum (if any) on ________________ and acknowledge that no Agreement or Addendum is effective until signed and dated by the Franchisor. I certify that my answers to the foregoing questions are true, correct and complete. These acknowledgments are not intended to act, nor shall they act, as a release, estoppel or waiver of any liability incurred under any state’s franchise registration and/or disclosure laws. FRANCHISEE (“you”) By: Title: Date Received: Date Signed: {WS087179v1 } 51 EXHIBIT 6 TO FRANCHISE AGREEMENT EFT AUTHORIZATION FORM [See Attached]

EFT AUTHORIZATION AGREEMENT FORM

THE JOINT. chiropractic

CLINIC NAME: ____________________

EFT AUTHORIZATION AGREEMENT

Through this EFT Authorization Agreement, I hereby authorize The Joint Corp., d/b/a *The Joint Chiropractic* to initiate automatic electronic funds transfers, withdrawals or deposits to my account at the financial institution named below for the fees and expenses as required by the terms of my franchise agreement (including without limitation; software fees, late fees, royalty draws (which consists of corporate royalty and Ad Fund contributions) and settlement of net inter-clinic activity). Any banking fees incurred by The Joint Corp. due to insufficient funds or outdated banking information will be my responsibility.

This EFT Authorization Agreement will remain in effect until The Joint Corp. receives a written notice of cancellation from me, or until I submit a new form to The Joint Corp. Accounting Department.

ACCOUNT INFORMATION

☐ Add ☐ Change

Name of Financial Institution: ____________________

Routing Number: ____________________

Account Number: ____________________ ☐ Checking ☐

SIGNATURE

Authorized Signature: ____________________ Date: ____________________

Print Name: ____________________

Please attach a voided check and return this form to the Accounting Department

(accounting.services@thejoint.com)

16767 N. Perimeter Dr., Suite 110 | Scottsdale, AZ 85260 | t: (480) 245-5960 | f: (480) 513-7989 | thejoint.com

© 2017 The Joint Corp. LLC.

{WS087179v1 }

52

EXHIBIT 7 TO FRANCHISE AGREEMENT

STATE-SPECIFIC ADDENDA

{WS087179v1 } 53

CALIFORNIA ADDENDUM TO FRANCHISE AGREEMENT

1. If any of the provisions of the Agreement concerning termination are inconsistent with either the California Franchise Relations Act or with the Federal Bankruptcy Code (concerning termination of the Agreement on certain bankruptcy-related events), then such laws will apply.

2. The Agreement requires that it be governed by Arizona law. This requirement may be unenforceable under California law.

3. You must sign a general release if you renew or transfer your franchise. California Corporations Code 31512 voids a waiver of your rights under the Franchise Investment Law (California Corporations Code 31000 through 31516). Business and Professions Code 20010 voids a waiver of your rights under the Franchise Relations Act (Business and Professions Code 20000 through 20043).

IN WITNESS WHEREOF, the parties hereto have duly executed, sealed and delivered this California Addendum to the Franchise Agreement on the same date as the Franchise Agreement was executed.

THE JOINT CORP.,
a Delaware corporation,

By: ____________________________________

Print Name: ______________________________

Title:____________________________________

FRANCHISEE

By:

Title:

By:

Title:

{WS087179v1 } 54

HAWAII ADDENDUM TO FRANCHISE AGREEMENT

1. The Franchise Agreements contain a provision requiring a general release as a condition of renewal and transfer of the franchise. Such release will exclude claims arising under the Hawaii Franchise Investment Law.

2. Any provisions of the Franchise Agreement that relate to non-renewal, termination, and transfer are only applicable if they are not inconsistent with the Hawaii Franchise Investment Law. Otherwise, the Hawaii Franchise Investment Law will control.

3. The Franchise Agreement permits us to terminate the Agreement on the bankruptcy of you and/or your affiliates. This Article may not be enforceable under federal bankruptcy law. (11 U.S.C. § 101, et seq.).

4. Each provision of this Addendum will be effective only to the extent, with respect to such provision, that the jurisdictional requirements of the Hawaii Franchise Investment Law are met independently without reference to this Addendum.

IN WITNESS WHEREOF, the parties hereto have duly executed, sealed, and delivered this Hawaii Addendum to the Franchise Agreement on the same date as the Franchise Agreement was executed.

THE JOINT CORP.,
a Delaware corporation,

By: ______________________________

Print Name: ________________________

Title:______________________________

FRANCHISEE

By:

Title:

By:

Title:

{WS087179v1 }

55

{WS087179v1 } 56 ILLINOIS ADDENDUM TO FRANCHISE AGREEMENT 1. Any provisions of the Agreement requiring a general release as a condition of renewal and transfer of the franchise shall be limited to exclude claims arising under the Illinois Franchise Disclosure Act. 2. If any of the provisions of Section 15 of the Agreement concerning termination are inconsistent with Section 705/19 of the Illinois Franchise Disclosure Act of 1987, the provisions of Section 705/19 shall apply. 3. The Illinois Franchise Disclosure Act will govern the Agreement with respect to Illinois Franchisees. The provisions of the Agreement concerning governing law, jurisdiction, and venue will not constitute a waiver of any right conferred on you by the Illinois Franchise Disclosure Act. Consistent with the foregoing, any provision in the Agreement which designates jurisdiction and venue in a forum outside of Illinois is void with respect to any cause of action which is otherwise enforceable in Illinois. 4. In conformance with Section 41 of the Illinois Franchise Disclosure Act, any condition, stipulation or provision purporting to bind any person acquiring any franchise to waive compliance with the Illinois Franchise Disclosure Act or any other law of Illinois is void. 5. Illinois law governs the Franchise Agreement(s). 6. Your rights upon Termination and Non-Renewal are set forth in sections 19 and 20 of the Illinois Franchise Disclosure Act. 7. Each provision of this Addendum will be effective only to the extent, with respect to such provision, that the jurisdictional requirements of the Illinois law applicable to the provision are met independently without reference to this Addendum. 8. If any of the provisions of this Section 17.10 of the Agreement concerning waivers is inconsistent with Section 705/41 of the Illinois Franchise Disclosure Act of 1987, the provisions of Section 705/41 shall apply. 9. To the extent that Section 17.11 of the Agreement concerning periods of limitation is inconsistent with Section 705/27 of the Illinois Franchise Disclosure Act of 1987, the provisions of Section 705/27 shall apply. 10. All fees referenced in the Franchise Agreement are subject to deferral pursuant to order of the Illinois Attorney General’s Office based upon their review of our financial condition as reflected in our financial statements. Accordingly, you will pay no fees to us until we have completed all of our material pre-opening responsibilities to you and you commence operating the franchised business. IN WITNESS WHEREOF, the parties hereto have duly executed, sealed, and delivered this Illinois Addendum to the Franchise Agreement on the same date as the Franchise Agreement was executed. THE JOINT CORP., a Delaware corporation, By: Print Name: Title: FRANCHISEE By: _______________________________ By: _____________________________ Title: ______________________________ Title: ___________________________ {WS087179v1 } 57 INDIANA ADDENDUM TO FRANCHISE AGREEMENT 1. Articles 2.6 and 14.5 each contain a provision requiring a general release as a condition of renewal and transfer of the franchise. Such provision is inapplicable under the Indiana Deceptive Franchise Practices Law, IC 23-2-2.7 § 1(5). 2. Under Article 8.3, you will not be required to indemnify us for any liability imposed on us as a result of your reliance on or use of procedures or products which were required by us, if such procedures were utilized by you in the manner required by us. 3. Article 17.9 is amended to provide that mediation between you and us will be conducted at a mutually agreed-on location. 4. Article 17.11 is amended to provide that in the event of a conflict of law, the Indiana Franchise Disclosure Law, I.C. 23-2-2.5, and the Indiana Deceptive Franchise Practices Law, I.C. 23-2-2.7, will prevail. 5. Nothing in the Agreement will abrogate or reduce any rights you have under Indiana law. 6. Each provision of this Addendum will be effective only to the extent, with respect to such provision, that the jurisdictional requirements of the Indiana Franchise Disclosure Law, Indiana Code §§ 23-2-2.5-1 to 23-2-2.5-51, and the Indiana Deceptive Franchise Practices Act, Indiana Code §§ 23-2-2.7-1 to 23-2-2.7-10, are met independently without reference to this Addendum. IN WITNESS WHEREOF, the parties hereto have duly executed, sealed, and delivered this Indiana Addendum to the Franchise Agreement on the same date as the Franchise Agreement was executed. THE JOINT CORP., a Delaware corporation, By: Print Name: Title: FRANCHISEE By: Title: By: Title: {WS087179v1 } 58 MARYLAND ADDENDUM TO FRANCHISE AGREEMENT a. Notwithstanding anything to the contrary set forth in the Agreement, the following provisions will supersede and apply to all franchises offered and sold in the State of Maryland: b. The provision in the Franchise Agreement which provides for termination upon bankruptcy of the franchisee may not be enforceable under federal bankruptcy law (11 U.S.C. Section 101 et seq.). c. The general release required as a condition of renewal, sale, and/or assignment/transfer shall not apply to any liability under the Maryland Franchise Registration and Disclosure Law. d. A franchisee may bring an action in Maryland for claims arising under the Maryland Franchise Registration and Disclosure Law. e. Any limitation on the period of time litigation claims may be brought shall not act to reduce the 3 year statute of limitations afforded a franchisee for bringing a claim arising under the Maryland Franchise Registration and Disclosure Law. Any claims arising under the Maryland Franchise Registration and Disclosure Law must be brought within 3 years after the grant of the franchise. f. The acknowledgements and representations of the franchisee made in the franchise agreement which disclaim the occurrence and/or acknowledge the non-occurrence of acts that would constitute a violation of the Franchise Law are not intended to nor shall they act to release, estoppel or waive any liability incurred under the Maryland Franchise Registration and Disclosure Law. g. Based upon the franchisor's financial condition, the Maryland Securities Commissioner has required a financial assurance. Therefore, all initial fees and payments owed by franchisees shall be deferred until the franchisor completes its pre-opening obligations under the Franchise Agreement. h. The Franchisee Compliance Questionnaire, which is attached to the Agreement as Exhibit 5, is amended as follows: All representations requiring prospective franchisees to assent to a release, estoppel or waive of liability are not intended to nor shall they act as a release, estoppel or waiver of any liability incurred under the Maryland Franchise Registration and Disclosure Law. THE JOINT CORP., a Delaware corporation, By: Print Name: Title: FRANCHISEE By: ___________________________________ Title: __________________________________ By: ___________________________________ Title: _________________________________ {WS087179v1 } 59 MINNESOTA ADDENDUM TO FRANCHISE AGREEMENT 1. Article 8 is amended to add the following: “We will protect your right to use the Marks and/or indemnify you from any loss, costs or expenses arising out of any claim, suit or demand regarding the use of the Marks.” 2. Articles 2.6 and 14.5 each contain a provision requiring a general release as a condition of renewal and transfer of the franchise. Such release will exclude claims arising under the Minnesota Franchise Law. 3. Article 15 is amended to add the following: With respect to franchises governed by Minnesota law, we will comply with Minn. Stat. Sec. 80C. 14, Subds. 3, 4 and 5, which require, except in certain specified cases, that a franchisee be given 90 days’ notice in advance of termination (with 60 days to cure) and 180 days’ notice for nonrenewal of the Franchise Agreement. 4. Article 17.10 is amended as follows: Pursuant to Minn. Stat. § 80C.17, Subd. 5, the parties agree that no civil action pertaining to a violation of a franchise rule or statute can be commenced more than three years after the cause of action accrues. 5. Articles 17.8, and 17.9 are each amended to add the following: Minn. Stat. Sec. 80C.2 1 and Minn. Rule 2860.4400J prohibit us from requiring litigation or mediation to be conducted outside Minnesota. In addition, nothing in the Disclosure Document or Franchise Agreement can abrogate or reduce any of your rights as provided for in Minnesota Statutes, Chapter 80C, or your rights to any procedure, forum or remedies provided for by the laws of the jurisdiction. Under this statute and rule, franchisor cannot require you to consent to inunction relief; however, franchisor may seek injunctive relief from the Court. 6. Article 17.10 is amended to add the following: Minn. Rule Part 2860.4400J prohibits us from requiring you to waive your rights to a jury trial or waive your rights to any procedure, forum, or remedies provided for by the laws of the jurisdiction, or consenting to liquidated damages, termination penalties or judgment notes. 7. Each provision of this Agreement will be effective only to the extent, with respect to such provision, that the jurisdictional requirements of the Minnesota Franchises Law or the Rules and Regulations promulgated thereunder by the Minnesota Commissioner of Commerce are met independently without reference to this Addendum to the Agreement. IN WITNESS WHEREOF, the parties hereto have duly executed, sealed, and delivered this Minnesota Addendum to the Franchise Agreement on the same day as the Franchise Agreement was executed. THE JOINT CORP., a Delaware corporation, By: Print Name: Title: _ FRANCHISEE By: Title:

{WS087179v1 } 60 NEW YORK ADDENDUM TO FRANCHISE AGREEMENT THIS ADDENDUM (the “Addendum”) is made and entered into as of this _____ day of ___________________________, 20___ (the “Effective Date”), by and between The Joint Corp., a Delaware corporation, with its principal business address at 16767 N. Perimeter Dr., Suite 110, Scottsdale, Arizona 85260 (“we,” or “us”), and ________________________________________, whose principal business address is _________________________________________________ (“you”). RECITALS WHEREAS, you and we are parties to that certain Franchise Agreement dated _____________, 20__ (the "Franchise Agreement") that has been signed concurrently with the signing of this Addendum; WHEREAS, the New York Franchise laws and regulations (the “New York Franchise Law”) apply to the franchise relationship between you and us because one or more of the following apply: (i) you are a resident of New York and the franchise that you will operate under the Franchise Agreement will be located or operated in New York; or (ii) any of the offering or sales activity relating to the Franchise Agreement originated in or was directed to New York; WHEREAS, the New York Franchise Law imposes certain requirements and limitations on franchise agreements that are subject to the New York Franchise Law and these requirements and limitations are set forth in this Addendum; and WHEREAS, you and we agree to amend the Franchise Agreement to comply with the New York Franchise Law. NOW, THEREFORE, you and we agree that the Franchise Agreement shall be amended in accordance with the terms of this Addendum. 1. Amendments to Franchise Agreement. The Franchise Agreement is hereby amended to incorporate the following provisions: (a) We will not require that you prospectively assent to a release, assignment, novation, waiver, or estoppel that purports to relieve any person from liability imposed by the New York Franchise Law. (b) We will not place any condition, stipulation, or provision in the Franchise Agreement that requires you to waive compliance with any provision of the New York Franchise Law. (c) Any provision in the Franchise Agreement that limits the time period in which you may assert a legal claim against us under the New York Franchise Law is amended to provide for a three (3) year statute of limitations for purposes of bringing a claim arising under the New York Franchise Law. (d) Notwithstanding the transfer provision in the Franchise Agreement, we will not assign the Franchise Agreement except to an assignee who, in our good faith judgment, is willing and able to assume our obligations under the Franchise Agreement. 2. Miscellaneous. (a) Modification. This Addendum and the Franchise Agreement when executed constitute the entire agreement and understanding between the parties with respect to the subject matter contained herein and therein. Any and all prior agreements and understandings between the parties and relating to the subject matter contained in this Addendum and the Franchise Agreement, whether written or verbal, other than as contained within the executed Addendum and Franchise Agreement, are void and have no force and effect. In order to be binding between the parties, any subsequent modifications must be in writing signed by the parties. (b) Effect on Agreement. Except as specifically modified or supplemented by this Addendum, all {WS087179v1 } 61 terms, conditions, covenants and agreements set forth in the Franchise Agreement shall remain in full force and effect. This Addendum shall not apply unless the jurisdictional requirements of the New York Franchise Law are met independently and without reference to this Addendum. (c) Inconsistency. In the event of any inconsistency between the executed Franchise Agreement and this Addendum, this Addendum shall prevail. (d) Counterparts. This Addendum may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same document. IN WITNESS WHEREOF, the parties have executed and delivered this Addendum effective on the date stated on the first page above. FRANCHISOR The Joint Corp., a Delaware corporation By: Name: Title: ______________________________________ [Date] FRANCHISEE [Signature] [Print Name] ______________________________________ [Date] {WS087179v1 } 62 NORTH DAKOTA ADDENDUM TO FRANCHISE AGREEMENT 1. Articles 2.6 and 14.5 each contain a provision requiring a general release as a condition of renewal or transfer of the franchise. Such release is subject to and will exclude claims arising under the North Dakota Franchise Investment Law. 2. Article 17.9 will be amended to state that mediation involving a franchise purchased in North Dakota must be held in a location mutually agreed on prior to the mediation, or if the parties cannot agree on a location, at a location to be determined by the mediation. 3. Article 9.3 is amended to add that covenants not to compete on termination or expiration of a Franchise Agreement are generally not enforceable in the State of North Dakota except in limited circumstances provided by North Dakota law. 4. Article 17.9 will be amended to add that any claim or right arising under the North Dakota Franchise Investment Law may be brought in the appropriate state or federal court in North Dakota, subject to the mediation provision of the Agreement. 5. Article 17.11 will be amended to state that, in the event of a conflict of law, to the extent required by the North Dakota Franchise Investment Law, North Dakota law will prevail. 6. Article 17.10 requires the franchisee to waive a trial by jury, as well as exemplary and punitive damages. These requirements are not enforceable in North Dakota pursuant to Section 51-19-09 of the North Dakota Franchise Investment Law, and are therefore not part of the Franchise Agreement. 7. Article 17.10 requirement that the franchise consent to a limitation of claims period of one year is not consistent with North Dakota law. The limitation of claims period under the Franchise Agreement shall therefore be governed by North Dakota law. 8. Each provision of this Addendum will be effective only to the extent, with respect to such provision, that the jurisdictional requirements of the North Dakota Franchise Investment Law, N.D. Cent. Code §§ 51-19-01 through 51-19-17, are met independently without reference to this Addendum. IN WITNESS WHEREOF, the parties hereto have duly executed, sealed, and delivered this North Dakota Addendum to the Franchise Agreement on the same day as the Franchise Agreement was executed. THE JOINT CORP., a Delaware corporation, By: Print Name: Title: _ FRANCHISEE By: Title: {WS087179v1 } 63 RHODE ISLAND ADDENDUM TO FRANCHISE AGREEMENT 1. Articles 2.6 and 14.5 each contain a provision requiring a general release as a condition of renewal and transfer of the franchise. Such release will exclude claims arising under the Rhode Island Franchise Investment Act. 2. This Agreement requires that it be governed by Arizona law. To the extent that such law conflicts with Rhode Island Franchise Investment Act, it is void under Sec. 19-28.1-14. 3. Article 17.11 of the Agreement will each be amended by the addition of the following, which will be considered an integral part of this Agreement: “§ 19-28.1-14 of the Rhode Island Franchise Investment Act provides that ‘A provision in an Franchise Agreement restricting jurisdiction or venue to a forum outside this state or requiring the application of the laws of another state is void with respect to a claim otherwise enforceable under this Act.’” 4. Each provision of this Addendum will be effective only to the extent, with respect to such provision, that the jurisdictional requirements of Rhode Island Franchise Investment Act, §§ 19- 28-1.1 through 19- 28.1-34, are met independently without reference to this Addendum. IN WITNESS WHEREOF, the parties hereto have duly executed, sealed, and delivered this Rhode Island Addendum to the Franchise Agreement on the same date as the Franchise Agreement was executed. THE JOINT CORP., a Delaware corporation, By: Print Name: Title: _ FRANCHISEE By: Title: By: Title:

{WS087179v1 } 64 VIRGINIA ADDENDUM TO FRANCHISE AGREEMENT Pursuant to Section 13.1-564 of the Virginia Retail Franchising Act, it is unlawful for a franchise to cancel a franchise without reasonable cause. If any grounds for default or terminated stated in the franchise agreement does not constitute “reasonable cause,” as that term may be defined in the Virginia Retail Franchising Act or the laws of Virginia, that provision may not be enforceable. Pursuant to Section 13.1-564 of the Virginia Retail Franchising Act, it is unlawful for a franchise to use undue influence to induce a franchisee to surrender any rights given to him under the franchise. If any provision of the franchise agreement involved the use of undue influence by the franchisor to induce the franchisee to surrender any rights given to him under the franchise, that provision may not be enforceable. IN WITNESS WHEREOF, the parties hereto have duly executed, sealed, and delivered this Virginia Addendum to the Franchise Agreement on the same date as the Franchise Agreement was executed. THE JOINT CORP., a Delaware corporation, By: Print Name: Title: _ FRANCHISEE By: Title: By: Title: {WS087179v1 } 65 WASHINGTON ADDENDUM TO FRANCHISE AGREEMENT 1. We will not require that you prospectively assent to a release, assignment, novation, or waiver that purports to relieve any person from liability imposed by the Washington Franchise Investment Protection Act. 2. We will not require you to agree to any condition, stipulation, or provision, including a choice of law provision, that binds any person to waive compliance with any provision of the Washington Franchise Investment Protection Act. This provision does not apply to a release or waiver executed by any person pursuant to a negotiated settlement. In the event of a conflict of laws, the provisions of the Washington Franchise Investment Protection Act shall prevail. 3. Unless you and we mutually agree otherwise, arbitration will be conducted in the State of Washington. 4. We will not unreasonably restrict your rights and remedies under the Washington Franchise Investment Protection Act, including, but not limited to, the right to a jury trial. 5. We will not unreasonably restrict or limit the statute of limitations period for claims under the Washington Franchise Investment Protection Act. 6. Any provision in the Franchise Agreement that limits the time period in which you may assert a legal claim against us under the Washington Franchise Investment Protection Act is amended to toll the statute of limitations for purposes of bringing an action within one (1) year after the final judgment or order in any civil, criminal, or administrative proceedings brought by the federal or Washington state governments or any of their agencies relating to anti-trust or franchising laws, including the Washington Franchise Investment Protection Act. 7. Transfer fees are collectable to the extent that they reflect the franchisor’s reasonable estimated or actual costs in effecting a transfer. 8. Section 19.100.180 of the Washington Franchise Investment Protection Act may supersede the Franchise Agreement in your relationship with us, including the areas of termination and renewal of your franchise. There may also be court decisions which may supersede the Franchise Agreement in your relationship with us including the areas of termination and renewal of your franchise. IN WITNESS WHEREOF, the parties hereto have duly executed, sealed, and delivered this Washington Addendum to the Franchise Agreement on the same date as the Franchise Agreement was executed. THE JOINT CORP., a Delaware corporation, By: Print Name: Title: _ FRANCHISEE By: Title: {WS087179v1 } 66 EXHIBIT C OPERATIONS MANUAL TABLE OF CONTENTS {WS087179v1 } 67 Operations Manual

FRANCHISE OPERATIONS MANUAL

TABLE OF CONTENTS

SECTION			# OF PAGES EACH SUBJECT
A.	Primary Operations Manual		
	1.	INTRODUCTION TO THE JOINT CHIROPRACTIC	10
	2.	OPENING A NEW CLINIC	18
	3.	OPERATING POLICIES & PROCEDURES	56
	4.	SMO/P.C.	11
	5.	FORMS	2
	6.	CLINIC JOB AIDES	20
	7.	CONSTRUCTION MANUAL	75
	8.	OPERATING STANDARDS	86
	Subtotal:		278
B.	Franchise Training Manual		33
C.	Grand Opening Workbook		9
D.	Business Plan Template – excel workbook		N/A
E.	New Clinic Opening Guide		14
F.	Atlas User videos – electronic		N/A
G.	Patient Experience Assessment		N/A
H.	Brand Guide		14
I.	New Program Implementation Guides		N/A
J.	Recruiting Resources Guide – electronic		N/A
K.	Monthly Communication Bulletins – 2-3 pages each month		N/A
L.	Doctor of Chiropractic Onboarding Training – electronic		N/A

Total Pages (Approximate) – 348

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EXHIBIT D

FINANCIAL STATEMENTS

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The Joint Corp. 10-K -Annual Report, Item 8

Financial Statements and Supplementary Data

For the Fiscal Years Ended

December 31, 2020 and 2019

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Plante & Moran, PLLC
Suite 600
8181 E. Tufts Avenue
Denver, CO 80237
Tel: 303.740.9400
Fax: 303.740.9009
plantemoran.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Plante & Moran, PLLC consents to the use in the Franchise Disclosure Document issued by The Joint Corp. ("Franchisor") on April 29, 2021, as it may be amended, of our report dated March 5, 2021 relating to the consolidated financial statements of Franchisor for the years ended December 31, 2020 and 2019 and of our report dated March 6, 2020 for the years ended December 31, 2019 and 2018.

Plante & Moran, PLLC

Plante & Moran, PLLC

Denver, Colorado
April 29, 2021

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{WS087179v1 } 100 The Joint Corp. 10-K -Annual Report, Item 8 Financial Statements and Supplementary Data For the Fiscal Years Ended December 31, 2019 and 2018 {WS087179v1 } 101 {WS087179v1 } 102 {WS087179v1 } 103

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Table of Contents

Note 14:Subsequent Events

On February 28, 2020, the Company entered into a Credit Agreement (the "Credit Agreement"), with JPMorgan Chase Bank, N.A., individually, and as Administrative Agent and Issuing Bank ("JPMorgan Chase" or the "Lender"). The Credit Agreement provides for senior secured credit facilities (the "Credit Facilities") in the amount of $7,500,000, including a $2,000,000 revolver (the "Revolver") and $5,500,000 development line of credit (the "Line of Credit"). The Revolver includes amounts available for letters of credit of up to $1,000,000 and an uncommitted additional amount of $2,500,000 All outstanding principal and interest on the Revolver are due on February 28, 2022. Principal and interest outstanding on the Line of Credit at the end of the first year are converted to a term loan payable in 36 monthly payments with a final maturity date of March 31, 2024. Principal and interest outstanding on the Line of Credit at the end of the second year are converted to a second term loan payable in 36 monthly payments with a final maturity date of March 31, 2025. Borrowings under the Credit Facilities bear interest at a rate equal to an applicable margin, which is a one-, three- or six-month reserve adjusted Eurocurrency rate plus 2.00% or, at the election of the Company, an alternative base rate, plus 1.00%. The alternative base rate is the greatest of the prime rate, the Federal Reserve Bank of New York rate plus 0.50% and the one-month reserve adjusted Eurocurrency plus 1.00%. Unused portions of the Credit Facilities bear interest at a rate equal to 0.25% per annum. If the current Eurocurrency rate is no longer available or representative, the loan agreement provides a mechanism for replacing that benchmark rate. The Credit Facilities are pre-payable at any time without penalty, other than customary breakage fees, and any voluntary repayments made by the Company would reduce the future required repayment amounts.

The Credit Facilities contain customary events of default, including but not limited to nonpayment; material inaccuracy of representations and warranties; violations of covenants; certain bankruptcies and liquidations; cross-default to material indebtedness; certain material judgments; and certain fundamental changes such as a merger or sale of substantially all assets (as further defined in the Credit Facilities). The Credit Facilities require the Company to comply with customary affirmative, negative and financial covenants, including minimum interest coverage and maximum net leverage. A breach of any of these operating or financial covenants would result in a default under the Credit Facilities. If an event of default occurs and is continuing, the lenders could elect to declare all amounts then outstanding, together with accrued interest, to be immediately due and payable. The Credit Facilities are collateralized by substantially all of the Company's assets, including the assets in the Company's company-owned or managed clinics. The Company intends to use the Revolver for general working capital needs and the Line of Credit for acquiring and developing new chiropractic clinics.

The Company granted a security interest to the Lender in all assets of the Company, including the assets in the Company's company-owned or managed clinics, and all proceeds thereof, pursuant to a pledge and security agreement.

74

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EXHIBIT E

CONFIDENTIALITY/NONDISCLOSURE AGREEMENT

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CONFIDENTIALITY/NONDISCLOSURE AGREEMENT

THIS AGREEMENT, made and entered into this ______ day of _________________, 202___, by and between The Joint Corp., a Delaware corporation, (hereinafter referred to as "the Company") and ____, whose address is ____ (hereinafter referred to as "Prospective Franchisee").

WITNESSETH THAT:

WHEREAS, Prospective Franchisee desires to obtain certain confidential and proprietary information from the Company for the sole purpose of inspecting and analyzing said information in an effort to determine whether to purchase a franchise from the Company; and

WHEREAS, the Company is willing to provide such information to Prospective Franchisee for the limited purpose and under the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

1. DEFINITION. "Confidential Information" is used herein to mean all information, documentation and devices disclosed to or made available to Prospective Franchisee by the Company, whether orally or in writing, as well as any information, documentation or devises heretofore or hereafter produced by Prospective Franchisee in response to or in reliance on said information, documentation and devises made available by the Company.

2. TERM. The parties hereto agree that the restrictions and obligations of Paragraph 3 of this Agreement shall be deemed to have been in effect from the commencement on the ______ day of __________________, 202____, of the ongoing negotiations between Prospective Franchisee and the Company and continue in perpetuity until disclosed by the Company.

3. TRADE SECRET ACKNOWLEDGEMENT. Prospective Franchisee acknowledges and agrees the Confidential Information is a valuable trade secret of the Company and that any disclosure or unauthorized use thereof will cause irreparable harm and loss to the Company.

4. TREATMENT OF CONFIDENTIAL INFORMATION. In consideration of the disclosure to Prospective Franchisee of Confidential Information, Prospective Franchisee agrees to treat Confidential Information in confidence and to undertake the following additional obligations with respect thereto:

(a) To use Confidential Information for the sole purpose of inspecting and analyzing the information in an effort to determine whether to purchase a franchise from the Company and solely in its operation of the Company Franchise;

(b) Not to disclose Confidential Information to any third party;

(c) To limit dissemination of Confidential Information to only those of Prospective Franchisee's officers, directors and employees who have a need to know to perform the limited tasks set forth in Item 4 (a) above; and who have agreed to the terms and obligations of this Agreement by affixing their signatures hereto;

(d) Not to copy Confidential Information or any portions thereof; and

(e) To return Confidential Information and all documents, notes or physical evidence thereof, to the Company upon a determination that Prospective Franchisee no longer has a need therefore, or a request

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therefore, from the Company, whichever occurs first.

5. SURVIVAL OF OBLIGATIONS. The restrictions and obligations of this Agreement shall survive any expiration, termination or cancellation of this Agreement and shall continue to bind Prospective Franchisee, his heirs, successors and assigns in perpetuity.

6. NEGATION OF LICENSES. Except as expressly set forth herein, no rights to licenses, expressed or implied, are hereby granted to Prospective Franchisee as a result of or related to this Agreement.

7. APPLICABLE LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Arizona.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed.

THE JOINT CORP.

BY:____________________________________
ITS:____________________________________

____
(Signature of Prospective Franchisee)

____
Print Name of Prospective Franchisee

{WS087179v1 }

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EXHIBIT F

LIST OF FRANCHISEES

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Opened Franchisee Outlets as of December 31, 2020

State	City	Zip	Address	Phone	Owner Name
AL	Huntsville	35802	4800 Whitesburg Drive, Suite 41	(256) 254-5667	Mary Catherine Cantrell
AL	Madison	35758	419 John Henry Way, Suite 200	(256) 325-0788	Mary Catherine Cantrell
AL	Montgomery	36117	7244 Halcyon Park Drive	(334) 676-2290	Artresha Brown
AL	Mountain Brook	35243	2800 Cahaba Village Plaza , Suite 270	(205) 460-1395	Atul "Ash" Kumar
AR	Fayetteville	72704	3484 W. Wedington Dr. , Suite 8	(479) 332-4778	Dylan Breeding
AR	Little Rock	72227	10121 N. Rodney Parham Rd. Suite B1	(501) 812-3153	Don E. Fowler
AR	North Little Rock	72116	2607 McCain Blvd.	(501) 353-2150	Don E. Fowler
AZ	Avondale	85392	9925 West McDowell Road, Suite #102	(623) 455-6776	Tony Di Giuseppe
AZ	Buckeye	85326	825 S Watson Rd, Ste 105	(602) 612-5170	Tony Di Giuseppe
AZ	Casa Grande	85122	1609 E. Florence Blvd., Suite 3	(520) 340-4808	Anthony Fertitta
AZ	Chandler	85226	7131 W. Ray Rd. suite 39	(480) 247-9336	Stacie Shakarian
AZ	Gilbert	85295	2765 S. Market St., Ste 105	(480) 963-1363	Craig Peterson, DC
AZ	Gilbert	85296	1084 S. Gilbert Rd. #103	(480) 659-5573	David Lee, DC
AZ	Goodyear	85395	1468 N Litchfield Road, Suite M-6	(623) 321-5121	Tony Di Giuseppe
AZ	Mesa	85215	6626 E. McKellips Road, Suite #103	(480) 830-9120	Greg Sarandi
AZ	Mesa	85209	1946 S. Signal Butte Rd., Suite A105	(480) 550-7590	Stacie Shakarian
AZ	Peoria	85382	7369 W. Bell Road, Suite #103	(623) 486-4616	Tony Di Giuseppe
AZ	Peoria	85345	9744 W. Northern Avenue, Suite #1335	(623) 806-1255	Tony Di Giuseppe
AZ	Peoria	85383	9947 W. Happy Valley Road, Suite #105	(623) 806-1258	Tony Di Giuseppe
AZ	Phoenix	85016	1650 E. Camelback Road, Suite #170	(602) 535-4745	Christina Ybanez
AZ	Phoenix	85032	12603 N. Tatum Blvd, Suite A112	(602) 569-6026	Christina Ybanez
AZ	Phoenix	85029	3121 W. Peoria Avenue #103	(623) 748-8565	Peter Darvas, DC
AZ	Phoenix	85042	2340 E. Baseline Rd. Suite #170	(602) 889-5060	Erica Lopez
AZ	Phoenix	85050	21001 N. Tatum Blvd, Ste 1085	(480) 405-3973	Erica Lopez
AZ	Queen Creek	85142	21582 S. Ellsworth Loop Road, Suite #120	(480) 987-5091	Sue Peterson
AZ	Scottsdale	85250	6107 N. Scottsdale Road, Suite C-102	(480) 245-7844	Chris Judge, DC
AZ	Scottsdale	85260	15035 N. Thompson Peak Parkway, Suite E103	(480) 314-4949	Tim Roth
AZ	Surprise	85374	14155 W Bell Road, Suite #107	(623) 432-7075	Tony Di Giuseppe
AZ	Surprise	85379	13953 W Waddell Rd, Ste 102	(623) 219-4420	Tony Di Giuseppe
AZ	Tempe	85281	2010 E. Rio Salado Parkway, Ste 112	(480) 405-5823	Stacie Shakarian
CA	Anaheim	92806	2146 E. Lincoln Ave	(714) 635-6468	Timothy Gallo, DC
CA	Auburn	95603	2935 Bell Rd	(530) 203-6291	Chris O'Neal
CA	Berkeley	94704	2628 Telegraph Avenue	(510) 845-6468	Laurent Colvin, DC
CA	Brea	92821	477 S. Associated Road, Suite #C - 1	(714) 990-5646	Anthony Tran

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State	City	Zip	Address	Phone	Owner Name
CA	Brentwood	94513	5421 Lone Tree Way, Suite #120	(925) 392-1600	Chris O'Neal
CA	Chino Hills	91709	13920 City Center Drive, Suite 4003	(909) 696-6225	Aruna Chabra
CA	Citrus Heights	95610	7925 Madison Ave., Suite 2	(916) 945-2795	Chris O'Neal
CA	Culver City	90230	10992 Jefferson Blvd.	(310) 893-5948	Stephanie McRae
CA	Danville	94526	413 Railroad Ave.	(925) 892-3425	Sean Maxwell
CA	Davis	95616	1411 W. Covell Blvd., Suite 103	(530) 341-3800	Chris O'Neal
CA	Downey	90242	12050 Lakewood Blvd	(562) 392-8203	Anthony Tran
CA	Elk Grove	95757	9620 Bruceville Road, Suite #102	(916) 233-0909	Chris O'Neal
CA	Folsom	95630	2756 East Bidwell Street, Suite #300	(916) 365-9797	Chris O'Neal
CA	Fontana	92336	16155 Sierra Lakes Parkway, Suite 120	(909) 854-3268	Sherril Hein
CA	Glendale	91206	350 N. Glendale Avenue, Unit A	(818) 242-6001	Adam Campos
CA	Gold River	95670	2095 Gold Center Lane, Suite #40	(916) 318-9460	Chris O'Neal
CA	Goleta	93117	5741 Calle Real	(805) 845-1187	Brian Brownley, DC
CA	Hayward	94544	251 W Jackson St.	(510) 800-6793	Reginald Lal
CA	Livermore	94551	2050 Portola Avenue, Suite E	(925) 344-6373	Chris O'Neal
CA	Los Angeles	90036	5001 Wilshire Blvd #114	(323) 424-7787	Shawn Lee, DC
CA	Milpitas	95035	125 Ranch Dr.	(408) 758-9270	Chris O'Neal
CA	National City	92950	1430 E Plaza Blvd Suite E6	(619) 259-2213	John Laperchia
CA	Pasadena	91107	3653 E Foothill Blvd.	(626) 351-0253	Adam Campos
CA	Pinole	94564	2782 Pinole Valley Road	(510) 854-9200	Chris O'Neal
CA	Point Loma	92110	3555 Rosecrans Street, Suite #110A	(619) 255-5650	Shahram "Shah" Soleimani, DC
CA	Riverside	92506	3639 Riverside Plaza Drive #510	(951) 222-2216	Melissa Stubbs
CA	Rocklin	95677	5430 Crossings Drive, Suite 102	(916) 304-6720	Chris O'Neal
CA	Rosemead	91770	3680 Rosemead Blvd.	(626) 872-3388	Allen Hua
CA	Roseville	95661	8680 Sierra College Blvd, Suite #190	(916) 367-0790	Chris O'Neal
CA	Roseville	95678	731 Pleasant Grove Blvd, Suite #180	(916) 546-5050	Chris O'Neal
CA	Sacramento	95825	521 Munroe Street	(916) 233-0909	Chris O'Neal
CA	Sacramento	95832	8144 Delta Shores Circle South, Suite 120	(916) 318-9850	Chris O'Neal
CA	Sacramento	95834	2850 Del Paso Rd., Suite 200	(916) 250-1030	Chris O'Neal
CA	Sacramento	95811	1809 S Street, Suite 102	(916) 238-0530	Chris O'Neal
CA	Sacramento	95818	3700 Crocker Dr., Suite 120	(916) 727-6514	Chris O'Neal
CA	San Diego	92108	2245 Fenton Pkwy, Suite #109	(619) 624-2424	Steve Donnelly
CA	San Diego	92111	7061 Clairemont Mesa Blvd. Suite 206	(619) 373-1480	John Laperchia
CA	San Jose	95124	2079 Camden Avenue	(408) 657-4040	Chris O'Neal
CA	San Jose	95125	111 Curtner Avenue, Suite #40	(408) 414-7802	Chris O'Neal
CA	San Jose	95131	1098 Brokaw Road, Suite 40	(408) 906-0160	Chris O'Neal
CA	San Jose	95118	5130 Cherry Ave., Suite 20	(408) 980-9677	Chris O'Neal
CA	San Jose	95129	5259 Prospect Rd.	(408) 669-4835	Chris O'Neal

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State	City	Zip	Address	Phone	Owner Name
CA	San Ramon	94583	21001 San Ramon Valley Blvd., Ste. C-4	(925) 364-7488	Reginald Lal
CA	Santa Rosa	95403	2360 Mendocino Ave, Ste. A5	(707) 708-4033	Carrie Crowder
CA	Santee	92071	9836 Mission Gorge Rd. Suite 19D	(619) 328-5628	Gabriel Latino
CA	Simi Valley	93065	2941 Cochran Street #5	(805) 624-7371	Aaron Shakarian
CA	South Gate	90280	4753 Firestone Blvd	(11) 111-1111	Anthony Tran
CA	Thousand Oaks	91320	520 N Ventu Park Road, Suite 130	(805) 375-8500	Aaron Shakarian
CA	Upland	91784	1902 N. Campus Ave, Ste. I	(909) 326-2799	Reginald Lal
CA	Vacaville	95688	1610 E. Monte Vista Ave. Ste. 103	(707) 474-4828	Chris O'Neal
CA	Ventura	93003	5722 Telephone Road, #19	(805) 535-4460	Stacie Shakarian
CA	Walnut Creek	94598	2866 Ygnacio Valley Rd.	(925) 495-2511	David Gilligan DC
CA	West Sacramento	95691	2455 Jefferson Blvd., Suite 115	(916) 229-6955	Chris O'Neal
CO	Arvada	80003	7957 Wadsworth Blvd.	(303) 467-7749	David Stamler
CO	Arvada	80007	15570 W 64th Ave # B	(303) 420-5788	Joe Forte
CO	Arvada	80002	5324 Wadsworth Blvd., Suite B	(303) 424-0250	David Stamler
CO	Aurora	80012	10600 E. Garden Drive, Suite #103	(303) 369-7575	Brad Remington
CO	Aurora	80016	24300 E. Smokey Hill Road	(303) 341-8010	Phil Davis
CO	Aurora	80016	15405 E. Briarwood Circle, Suite A	(303) 680-1970	Phil Davis
CO	Aurora	80013	18886 E. Hampden Avenue	(303) 680-3339	Phil Davis
CO	Boulder	80302	2525 Arapahoe Avenue, Suite C2	(303) 440-8019	Brad Remington
CO	Castle Rock	80104	4991 Factory Shops Blvd., Suite 140	(720) 532-8912	Phil Davis
CO	Colorado Springs	80907	3272 Centennial Blvd.	(719) 268-1424	Andrew Slater, DC
CO	Colorado Springs	80922	6044 Stetson Hills Blvd.	(719) 634-5557	Andrew Slater, DC
CO	Colorado Springs	80906	2008 Southgate Rd.	(719) 630-2139	Beth Slater, DC
CO	Colorado Springs	809021	13465 Voyager Parkway, Suite 100	(719) 622-6110	Beth Slater, DC
CO	Denver	80222	2730 S Colorado Blvd #110	(303) 484-8464	Phil Davis
CO	Denver	90220	945 N. Albion Street	(720) 738-6488	Phil Davis
CO	Fort Collins	80521	1015 S. Taft Hill Road, Unit F	(970) 631-8622	Scott K. Heiser, DC
CO	Greenwood Village	80111	6570 S. Yosemite Street, Suite #102	(303) 771-5044	Phil Davis
CO	Highlands Ranch	80129	1519 Park Central Drive, Ste. 200	(720) 650-7523	Phil Davis
CO	Lakewood	80226	7100 W. Alaska Drive	(303) 935-1900	Phil Davis
CO	Lakewood	80401	14680 W. Colfax, Suite F-120	(720) 457-6620	Joe Forte
CO	Littleton	80123	8555 West Belleview Avenue	(303) 730-6980	Phil Davis
CO	Lone Tree	80124	9996 Commons Street, Suite #330	(303) 799-3438	Phil Davis
CO	Longmont	80501	210 Ken Pratt Blvd, Suite #245	(303) 774-7674	Joe Forte
CO	Loveland	80537	1117 Eagle Drive	(970) 203-0707	Scott K. Heiser, DC
CO	Parker	80134	17051 Lincoln Avenue, Suite K	(303) 963-9414	Phil Davis
CO	Sheridan	80110	3702 River Point Parkway, Unit D	(303) 781-5859	Joe Forte
CO	Thornton	80233	1281 E. 120th Avenue, Unit D	(720) 974-3492	Joe Forte
CO	Westminster	80020	5160 W. 120th Ave., Suite I	(720) 887-4900	Joe Forte
FL	Apopka	32703	608 S Hunt Club Blvd	(321) 972-8708	Jory Lara Sullivan
FL	Aventura	33180	18841 Biscayne Blvd. Suite #135	(305) 853-9487	Eric Snyder
FL	Boca Raton	33434	9560 Glades Road, Suite 105	(561) 465-2719	Todd Bogos DC

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{WS087179v1 } 144 State City Zip Address Phone Owner Name FL Boynton Beach 33435 520 E. Woolbright Rd. (561) 777-7376 Anjan Patel, MD FL Brandon 33511 2948 Providence Lake Blvd. Unit 5 (813) 296-5188 Alexandros Pierroutsakos FL Cape Coral 33991 2311 Santa Barbara Blvd, Suite 114 (239) 599-8401 Jeff McGinty FL Clearwater 33764 5020 E Bay Drive, Ste. 500 (727) 475-7683 Richard van De Steeg FL Coral Springs 33073 4392 N State Road 7 (754) 755-9494 Kevin Hua FL Davie 33328 5810 S. University Dr., Suite 112 (954) 866-8092 Kevin Hua FL Fort Lauderdale 33305 1586 N. Federal Highway C (954) 639-4459 Kevin Hua FL Fort Myers 33966 7977 Dani Dr #120 (239) 277-0080 Jeff McGinty FL Jacksonville 32225 13475 Atlantic Blvd., Unit 14 (904) 221-7799 Carlton Jones FL Jacksonville 32246 4413 Town Center Parkway Ste. 205 (904) 800-2945 Carlton Jones FL Jacksonville 32223 10991 San Jose Blvd, Unit 1B (904) 374-1413 Carlton Jones FL Jacksonville Beach 32250 3968 South Third Street (904) 746-7129 Carlton Jones FL Lake Mary 32746 242 Wheelhouse Lane, Suite 1210 (407) 502-4867 Todd Stewart FL Lake Worth 33467 6169 3A Jog Rd (561) 366-7973 Anjan Patel, MD FL Melbourne 32934 3016 Lake Washington Road (321) 254-2828 Dr. Daniel Weber FL Melbourne 32940 6431 Lake Andrew Dr Suite 104 (321) 507-4032 Dr. Daniel Weber FL Miami Gardens 33015 8587 NW 186th St. (305) 705-4733 Kevin Hua FL Orange Park 32073 410 Blanding Blvd (904) 293-1265 Carlton Jones FL Orlando 32826 12231 E. Colonial Dr. Ste 110 (321) 274-1315 Linda Lampasso FL Orlando 32819 8081 Turkey Lake Road, ste. 630 (407) 605-5070 Kathy Bhatt FL Orlando 32806 3155 S Orange Avenue, Suite 109 (407) 993-1154 Samuel “Toby” Hines FL Pace 32571 4795 Highway 90 (850) 792-5500 Cliff Haigler FL Palm Beach Gardens 33408 11648 US Highway One Suite 140- 145 (561) 508-4837 Anjan Patel, MD FL Palm Harbor 34685 312 E. Lake Rd (727) 276-8229 Richard van De Steeg FL Pensacola 32504 7175 North Davis Highway (850) 792-7700 Cliff Haigler FL Plantation 33322 8267 W Sunrise Boulevard (954) 400-0990 Kevin Hua FL Port Orange 32128 1652 Taylor Road, Ste 303 (386) 855-8911 Todd Stewart FL Sarasota 34243 257 N. Cattlemen Rd. Suite 88 (941) 924-4300 Ernest 'Ernie" Arellano FL Seminole 33772 11201 Park Blvd. North, Suite D (727) 999-1909 Richard van De Steeg FL St. Petersburg 33702 7787 9th St. North (727) 217-0124 Dr. Edward Leonard FL Tampa 33629 3409 W. Bay to Bay Blvd., Suite B (813) 839-8039 Dr. Edward Leonard FL Tampa 33618 15215 N. Dale Mabry Hwy (813) 264-1100 Dr. Edward Leonard FL Tampa 33647 19014 Bruce B Downs Blvd (813) 995-7380 Alex Pierroutsakos FL Wellington 33414 2615 S. State Road 7, Suite 540 (561) 249-7724 Anjan Patel, MD FL West Melbourne 32904 225 Palm Bay Rd, #173 (321) 617-5349 Dr. Daniel Webster FL Weston 33326 1364 Weston Road (954) 870-4601 Kevin Hua FL Windermere 35786 4750 The Grove Drive, Suite 172 (407) 605-5070 Kathy Bhatt FL Winter Garden 34787 16055 New Independence Pkwy, Suite 120 (407) 605-5070 x3 Kathy Bhatt FL Winter Park 32789 501 N Orlando Ave, Suite 311 (407) 637-5511 Samuel "Toby" Hines FL Winter Springs 32708 5685 Red Bug Lake Rd. (321) 274-1315 Linda Lampasso GA Acworth 30101 3384 Cobb Parkway NW, Suite #450 (678) 574-5959 Maurice Taylor {WS087179v1 } 145 State City Zip Address Phone Owner Name GA Alpharetta 30004 5665 Atlanta Highway (770) 292-9292 Lawrence Rich GA Alpharetta 30004 5530 Windward Parkway, Building G Suite 1055 (770) 212-2395 Jeff McGinty GA Atlanta 30305 3330 Piedmont Road, Suite #4 (404) 584-2323 Jeff McGinty GA Atlanta 30319 305 Brookhaven Avenue, Building 1100, Suite B-1165 (404) 262-1515 Jeff McGinty GA Atlanta 30308 650 Ponce De Leon Avenue, Suite #0650B (404) 249-8800 Patrick Greco, DC GA Atlanta 30345 2490 Briarcliff Road NE Suite #49 (404) 315-6468 Randy Merrill GA Atlanta 30316 790 Glenwood Ave SE, suite 220 (404) 736-6577 Patrick Greco, DC GA Atlanta 30331 3755 Carmia Drive Suite 440 (404) 913-0926 Traci Stafford GA Augusta 30909 2907 Washington Road (706) 733-4148 Dejan Djolic GA Buford 30519 3350 Buford Drive, Suite A-130 (770) 904-2224 Randy Merrill GA Cartersville 30121 220 Cherokee Place (470) 315-2900 Dan Kjaergaard GA Columbus 31909 6770 Veteran's Parkway, Space L (762) 821-1503 Richard Burke GA Covington 30014 3168 US-278 NW, Suite #2 (770) 728-1221 Patrick Greco, DC GA Cumming 30041 2305 Market Place Blvd. (770) 292-9292 Lawrence Rich GA Cumming 30041 410 Peachtree Parkway Suite 4122 (770) 857-3038 Lawrence Rich GA Dacula 30019 2515 Fence Road, Suite #130 (770) 682-9900 Don McMahon GA Dawsonville 30534 4130 Dawson Forest Rd. at GA Hwy 400 (770) 292-9292 Lawrence Rich GA Decatur 30033 2501 Blackmon Dr, Suite 620 (678) 846-2225 Randy Merrill GA Douglasville 30135 2911 Chapel Hill Rd Suite 145 (470) 938-6860 Shaun Caldwell GA Duluth 30097 2220 Peachtree Industrial Blvd Suite A-120 (470) 410-2225 Kevin Minter GA Evans 30809 4237 Washington Rd. (706) 860-1995 Dejan Djolic GA Flowery Branch 30542 5900 Spout Springs Road, Suite W- 1 (470) 407-2225 Randy Merrill GA Gainesville 30501 821 Dawsonville Hwy Suite 230 (678) 400-2297 Lawrence Rich GA Hiram 30141 5140 Jimmy Lee Smith Pkwy., Suite 103 (470) 744-0707 Shaun Caldwell GA Johns Creek 30022 3000 Old Alabama Road, Suite #115-A (770) 475-9577 Jeff McGinty GA Kennesaw 30144 745 Chastain Road, Suite #1050 (678) 766-1444 Lawrence Rich GA Lawrenceville 30043 1860 Duluth Hwy, Suite 403 (770) 741-2225 Randy Merrill GA Loganville 30052 4743 Atlanta Highway (770) 615-8303 Randy Merrill GA Marietta 30068 1205 Johnson Ferry Road, Suite #125 (678) 766-1441 Lawrence Rich GA Marietta 30067 1453 Terrell Mill Road SE, Suite #115 (770) 644-0001 Lawrence Rich GA Newnan 30265 328 Newnan Crossing Bypass (770) 252-2222 Sean Callahan GA Peachtree City 30269 1264 N. Peachtree Parkway (678) 216-3211 Sean Callahan GA Peachtree Corners 30092 5185 Peachtree Parkway, Suite 104-B (470) 280-2225 Kevin Minter GA Roswell 30075 885 Woodstock Road (770) 299-1999 Jeff McGinty GA Sandy Springs 30328 6623 Roswell Road, Suite E (404) 763-2266 Jeff McGinty GA Smyrna 30080 4500 West Village Place, Suite 1011 (770) 805-9977 Anne Michaud (Gerretzen) GA Snellville 30078 1630 Scenic Highway, Suite 4 (770) 691-2225 Randy Merrill {WS087179v1 } 146 State City Zip Address Phone Owner Name GA Sugar Hill 30518 5885 Cumming Highway, Suite 403 (470) 401-2225 Joe Bass Burum GA Suwanee 30024 3630 Peachtree Parkway #310 (770) 292-9292 Lawrence Rich GA Woodstock 30189 1428 Towne Lake Pkwy Ste. 28102 (678) 214-4449 Maurice Taylor ID Boise 83705 3359 S Federal Way (208) 369-2500 Tony Di Giuseppe ID Nampa 83687 1275 N. Happy Valley Rd. (208) 615-8200 Tony Di Giuseppe IL Aurora 60506 1480 North Orchard Rd. #110 (630) 907-9097 Coreen Cammarano IL Bloomingdale 60108 148 S. Gary Ave., Suite 101 (630) 529-5979 Coreen Cammarano IL Chicago 60647 2711 N. Elston Ave. (773) 360-8456 Don Daniels, DC IL Chicago 60661 334 Desplaines St. , Unit 408D (312) 929-2878 James Fender IL Downers Grove 60515 307 Ogden Ave. (630) 515-0025 Don Daniels, DC IL Elgin 60123 819 S. Randall Road, Unit E (847) 429-0212 Coreen Cammarano IL Glen Carbon 62034 3000 South State Route 159 (618) 655-0800 Julie Hermann IL Glen Ellyn 60137 878 Roosevelt Rd (360) 547-3714 Philip Olasa IL Glenview 60062 3812 Willow Road (224) 415-3779 Donald Daniels, DC IL Machesney Park 61115 1089 West Lane Rd (815) 885-8526 Anthony Fertitta IL Mt Prospect 60056 104 W Rand Rd, Suite A (847) 348-8110 Philip Olasa IL Oakbrook Terrace 60181 17W699 Roosevelt Rd (630) 785-3350 Victoria Ciabattari IL Rockford 61108 6139 E State St (815) 977-4316 Jonathan Chesak IL Schaumburg 60173 1426 North Meacham Rd. (847) 648-7982 Don Daniels, DC IL Shiloh 62269 3264 Green Mount Crossing Drive (618) 726-2555 Julie Hermann IL Shorewood 60404 924 Brook Forest Ave, A5 (815) 230-5272 James Fender IL Wheaton 60189 280 Danada Square West (630) 221-0880 Don Daniels, DC IN Avon 46123 10944 East US 36 (317) 762-4476 Bree Emsweller IN Carmel 46032 1412 S. Rangeline Road (317) 810-1333 Bree Emsweller IN Indianapolis 46220 6155 N. Keystone Ave ste. 700 (317) 762-4476 Bree Emsweller KS Derby 67037 2151 N. Rock Road, Suite 100 (316) 788-7777 Roger & Monique Haynes-Robertson KS Wichita 67205 2755 N. Maize Rd. Ste. 107 (316) 722-7000 Roger & Monique Haynes-Robertson KS Wichita 67226 2564 N Greenwich Rd., Suite 600 (316) 636-9999 Roger & Monique Haynes-Robertson LA Baton Rouge 70809 6555 Siegen Lane, Suite 12 (225) 442-1862 Dani Bidros, MD LA Baton Rouge 70820 640 Arlington Creek Centre Blvd. Suite D (225) 256-2867 Dani Bidros, MD LA Bossier City 71111 2634 Beene Blvd. (318) 741-2001 Virgil Bryant, DC LA Harahan 70123 5359 Mounes Street, Suite E (504) 766-6932 David Evans, PharmaD LA Lafayette 70508 4302 Ambassador Caffery Parkway (337) 981-3418 Virgil Bryant, DC LA Monroe 71201 1870 Forsythe Avenue (318) 737-7682 Dallas Humble, DC LA Shreveport 71105 1661 E. 70th St. Suite 6 (318) 670-3318 Vitus Bryant MD Annapolis 21401 2077 Somerville Road, Suite 157 (410) 934-3400 Stacey Armstead MD Baltimore 21224 3973 Boston Street (410) 314-1180 Gordon Thornton MD Baltimore 21211 711 W. 40th St., Suite 156 (410) 235-2906 Raymond Thornton MD Owings Mills 21117 10010 Reisterstown Road, Suite 30 (443) 272-1018 Vivian Armstrong MD Rockville 20850 10036 Darnestown Rd. (240) 599-7030 Vivian Armstrong MN Apple Valley 55124 15050 Cedar Avenue, Suite #104 (651) 964-1010 Angie Selander {WS087179v1 } 147 State City Zip Address Phone Owner Name MN Bloomington 55431 7913 Southtown Center, #308 (651) 964-1010 Angie Selander MN Burnsville 55337 722 County Rd. 42 West (651) 964-1013 Angie Selander MN Eagan 55123 1380 Duckwood Drive, Suite #102 (651) 964-1010 Angie Selander MN Maple Grove 55369 7799 Main Street (651) 964-1010 Angie Selander MN Minneapolis 55416 3208 W Lake St. (651) 964-1010 Angela Selander MN Plymouth 55447 3500 Vicksburg Lane North, Suite 201 (763) 392-1799 Christopher Gleize MN Roseville 55113 1603 W. County Road C (612) 294-9568 Gary Meyers MN Woodbury 55125 8446 Tamarack Village, Suite #203 (651) 705-8018 Gary Meyers MO Arnold 63010 836 Arnold Commons Drive (636) 333-5153 Jason Collier MO Chesterfield 63017 1636 Clarkson Road (636) 536-4200 Greg Busch MO Columbia 29206 4710 Forest Drive, Suite C (803) 790-6800 Lon Bernstein MO Creve Coeur 63141 11475 Olive Boulevard (314) 736-1770 Greg Busch MO Des Peres 63131 13315 Manchester Road (314) 965-8800 Mike Klearman MO Saint Peters 63304 6227 Mid Rivers Mall Drive (636) 922-7177 Greg Busch MO Springfield 65804 3422 South Glenstone Avenue, Suite H3 (417) 350-1314 Lon Bernstein MO St. Charles 63301 2000 First Capitol Dr. #1982 (636) 757-3744 Kristian Hammond, DC MO St. Louis 63127 10759 Sunset Hills Plaza (314) 965-6000 Mike Klearman MO St. Louis 63124 8853 Ladue Road (314) 862-6000 Mike Klearman MO Wentzville 63385 1968 Wentzville Parkway (636) 887-2007 Steven Barnhart NC Apex 27502 1459 Kelly Road (919) 372-8049 Heather Sefried, DC NC Asheville 28803 1863 Hendersonville Road, Suite 108 (828) 277-5626 Chad Eads NC Asheville 28801 182 Merrimon Ave. (828) 552-3762 Chad Eads NC Asheville 28806 275 Smokey Park Hwy Suite 291 (828) 318-5331 Chad Eads NC Cary 27518 302 Colonades Way suite 106 (919) 977-1337 Ron Wilson NC Chapel Hill 27514 1726 Fordham Boulevard, Suite A (919) 590-9399 Ron Wilson NC Charlotte 28277 7918 B Rea Road (704) 544-4919 Gordon Thornton NC Charlotte 28277 8040 Providence Road, Suite #500 (704) 544-5646 Gordon Thornton NC Charlotte 28262 2121 East Arbors Drive (704) 626-2515 Alexander Klaus NC Charlotte 28209 1730 E Woodlawn Rd Suite J (704) 586-2700 Deborah Hemmingsen NC Charlotte 28216 9510 Riverbend Village Drive, Suite K2 (704) 595-7370 Michael Leatherman NC Charlotte 28273 12806 S Tryon Street, Suite 210 (704) 583-3400 Sharon Ledford NC Charlotte 28277 16631 Lancaster Hwy, Suite 108 (980) 875-9476 Susan Train DC State City Zip Address Phone Owner Name NC Concord 28027 350 George W Liles Pkwy., Suite 150 (980) 781-4698 Alexander Klaus NC Durham 27713 8202 Renaissance Pkwy, Suite 108 (919) 316-7957 Ron Wilson NC Fayetteville 28314 5075 Morganton Rd. Suite #6 (910) 703-8465 Paul Trindel NC Greensboro 27410 3354 W. Friendly Avenue, Suite #144 (336) 292-2888 Paul Trindel NC Holly Springs 27540 246 Grand Hill Place (919) 577-6325 Heather Sefried, DC NC Huntersville 28078 16735 Cranlyn Road, Suite A (704) 892-5252 Gordon Thornton

{WS087179v1 } 148 State City Zip Address Phone Owner Name NC Jacksonville 28546 3040 Western Boulevard, Unit 300 (910) 968-0054 Paul Trindel NC Knightdale 27545 4001 Widewaters Parkway, Suite A (919) 373-8117 Cherese Scotton Bratcher, DC NC Mint Hill 28227 6820 Matthews-Mint Hill Rd., Ste 202 (980) 229-2528 Deborah Hemmingsen NC Morrisville 27560 1012 Market Center Drive (919) 377-2303 Ron Wilson NC Raleigh 27615 8511 Colonnade Center Drive, Unit #132 (919) 848-7774 Rose Boyd, DC NC Raleigh 27617 8531 Brier Creek Parkway Suite 113 (919) 316-3090 Ron Wilson NC Raleigh 27609 3004 Wake Forest Rd #104 (919) 977-1717 Ron Wilson NC Raleigh 27615 9630 Falls of Neuse Rd., Suite 103 (984) 212-2425 Nathan and Tina Cambio NC Wake Forest 27587 1000 Forestville Road, Suite 108 (919) 554-2536 Bryan Osborne, DC NC Wilmington 28405 6801 Parker Farm Dr. Ste 130 (910) 239-9074 Alexander Klaus NC Winston-Salem 27103 1011 Hanes Mall Blvd (336) 837-6650 Glenn Wilson NE Lincoln 68510 3302 O Street, Suite D (402) 817-3770 Dr. Kyle Norman NH Nashua 3060 219 Daniel Webster Highway (603) 791-4900 Scott Goodrich NH Salem 3079 236 N. Broadway (603) 206-9961 Scott Goodrich NJ Hoboken 07030 325 Washington Street (201) 942-9882 Victor Chu NJ Jersey City 07302 140 Bay St. (201) 533-9883 Victor Chu NJ River Edge 7661 1043 Main St. (551) 278-5770 Anthony Fava, DC NJ West Caldwell 7006 758 Bloomfield Ave (862) 702-8929 Eric Seward NV Henderson 89014 1311 Sunset Road, Suite #105 (702) 359-0199 Chris O'Neal NV Henderson 89074 1000 N. Green Valley Marketplace (702) 843-0682 Chris O'Neal NV Las Vegas 89139 4150 Blue Diamond Road, Suite #107 (702) 384-1005 Phil Davis NV Las Vegas 89117 8820 West Charleston Blvd, Suite #103 (702) 759-0190 Phil Davis NV Las Vegas 89149 7120 N. Durango, Suite H-170 (702) 384-1004 Phil Davis NV Las Vegas 89123 9500 S. Eastern Avenue, Suite #120 (702) 430-7361 Phil Davis NV Las Vegas 89130 6171 N. Decatur Blvd, Suite #103 (702) 487-4144 Phil Davis NV Las Vegas 89148 5060 South Fort Apache Rd., Suite 100 (702) 254-6009 Phil Davis NV Las Vegas 89128 7175 W. Lake Mead Blvd., Suite 180 (702) 228-6004 Phil Davis NV Las Vegas 89113 7385 S. Rainbow Blvd. #140 (702) 899-2941 Phil Davis NV North Las Vegas 89301 5515 Camino Al Norte , Suite 105 (702) 749-9199 Philip Davis NV Reno 89509 6395 S. McCarren Blvd, Suite C (775) 200-0017 Chris O'Neal NV Reno 89523 5110 Mae Anne Ave., Suite 507 (775) 209-9830 Chris O'Neal NV Reno 89521 537 S Meadows Parkway, Suite 110 (775) 384-8401 Chris O'Neal NV Sparks 89434 1560 E Lincoln Way Suite #110 (775) 432-6020 Chris O'Neal NY Clifton Park 12065 5 Southside Drive (518) 557-2627 Gordon Thornton OH Avon 44011 35966 Detroit Road (440) 695-0326 Brock Thompson OH Blue Ash 45241 11255 Reed Hartman Hwy, Suite G (513) 247-0777 Catherine Abrams OH Canton 44718 4615 Everhard Rd NW (234) 714-5010 Stanley Gilreath OH Columbus 43214 845 Bethel Road (614) 273-0000 Chad Warner {WS087179v1 } 149 State City Zip Address Phone Owner Name OH Columbus 43212 1286 W 5th Avenue (614) 824-5518 Clifford Thorniley OH Fairview Park 44126 3560 Westgate (440) 799-8000 Brock Thompson OH Gahanna 43230 4685 Morse Road, Suite #3270 (614) 451-2800 Chad Warner OH Parma 44129 7713 W. Ridgewood Dr. Unit 924 (440) 345-5678 Brock Thompson OH Pickerington 43147 10709 Blacklick-Eastern Rd NW Suite 200 (614) 604-7914 Clifford Thorniley OH Toledo 43606 3504 Secor Road, Ste 325 (419) 517-6750 Michael Brubaker OK Edmond 73034 1193 East 2nd Street (405) 531-9222 Kevin Hua OK Midwest City 73110 7199 SE 29th Street, Ste. 111 (405) 724-2488 Kevin Hua OK Quail Springs 73120 13006 N Pennsylvania Avenue (405) 446-8884 Kevin Hua OK Tulsa 74133 10824 E 71st St (918) 957-5990 Coreen Cammarano OK Tulsa 74135 5510-B East 41st Street S (918) 576-7427 Coreen Cammarano OR Beaverton 97007 14600 SW Murray Scholls Drive #102 (503) 590-0777 Chris O'Neal OR Beaverton 97005 2905 SW Cedar Hills Blvd. Suite 115 (971) 217-8806 Chris O'Neal OR Happy Valley 97086 9363 SE 82nd Avenue (503) 882-0500 Chris O'Neal OR Happy Valley 97015 17105 SE Sunnyside Rd Ste. 148 (503) 479-5333 Chris O'Neal OR Hillsboro 97124 7162 NE Cornell Road (503) 966-1444 Chris O'Neal OR Portland 97227 3346 N. Vancouver Ave., Suite A (503) 926-5140 Chris O'Neal OR Portland 97209 1525 NW 21st Ave. (971) 202-9310 Chris O'Neal OR Portland 97214 930 SE 11th Avenue (503) 928-5920 Chris O'Neal PA Huntingdon Valley 19006 2162 County Line Rd (215) 322-9400 Gene Fish, DC PA Newtown Square 19073 3520 West Chester Pike (267) 678-2225 Heather Sefried, DC PA Pittsburgh 15237 8874 Covenant Ave. (412) 364-1329 David Duffy SC Aiken 29803 258 Eastgate Drive, Suite #5 (803) 641-3848 L.S. Carper SC Anderson 29621 3501 Clemson Blvd, Suite #11 (864) 716-2117 Mici Fluegge SC Charleston 29407 975 Savannah Highway (843) 212-5566 L.S. Carper SC Columbia 29206 4710 Forest Drive, Suite C (803) 790-6800 Robert Keen SC Columbia 29212 252 Harbison Blvd, Suite O (803) 798-8844 Robert Keen SC Columbia 29203 961 Roberts Branch Parkway, Suite 103 (803) 888-7770 Robert Keen SC Fort Mill 29708 1751 Pleasant Road, Suite #103 (803) 548-4200 C. Kyle Curtis SC Greenville 29601 500 E. McBee Avenue, Suite #102 (864) 241-8228 Rob Bousquet SC Greenville 29607 1140 Woodruff Road (864) 288-7001 Mici Fluegge SC Lexington 29072 5454 Sunset Boulevard, suite B (803) 957-9000 Robert Keen SC Mt. Pleasant 29464 1113 Market Center Blvd. (843) 884-2690 Mici Fluegge SC North Charleston 29485 9500 Dorchester Road, Suite #182 (843) 832-6655 L.S. Carper SC North Myrtle Beach 29582 1236 Hwy 17 North (843) 823-3673 Alexander Klaus SC Rock Hill 29732 2674 Celanese Road, Suite 105 (803) 324-4200 C. Kyle Curtis SC Spartanburg 29301 127 E. Blackstock Road, Suite #500 (864) 576-9919 Mici Fluegge SC Summerville 29483 464 D Azalea Square Blvd. (843) 873-3666 L.S. Carper SC Taylors 29687 6015 Wade Hampton Blvd. Suite D (864) 655-5850 Rob Bousquet, DC TN Brentwood 37027 782 Old Hickory Blvd, Suite #111 (615) 953-9310 Chris Kemper TN Chattanooga 37405 313 Manufacturers Road suite C- 113 (423) 803-6888 Timothy Vitullo {WS087179v1 } 150 State City Zip Address Phone Owner Name TN Clarksville 37043 920 US Hwy 76, Unit 70 (931) 820-1072 Christina Judon DC TN Cleveland 37312 698 Paul Huff Parkway (423) 790-0070 Timothy Vitullo TN Collierville 38017 3592 S. Houston Levee Rd. Suite 104 (901) 286-8720 Pat Kolwaite, DC TN Franklin 37067 545 Cool Springs Blvd #125 (615) 953-9379 Chris Kemper TN Goodlettsville 37072 324 Long Hollow Pike, suite 205 (615) 756-4372 William Thomason TN Hendersonville 37075 1006 Glenbrook Way, Ste. 120 (615) 757-3091 Atul "Ash" Kumar TN Hixson 37343 5928 Hixson Pike, Ste. 116 (423) 541-7200 Timothy Vitullo TN Knoxville 2443 Callahan Drive (865) 859-0654 Kathryn Jessie TN Knoxville 37919 5508 Kingston Pike, Suite 150 (865) 500-8896 William Ronald Nichols TN Knoxville 37934 11015 Parkside Drive (865) 671-0272 William Ronald Nichols TN Memphis 38016 2200 N. Germantown Parkway, Suite #15 (901) 386-0811 Pat Kolwaite, DC TN Memphis 38119 5955 Poplar Avenue, Suite 104 (901) 800-8452 Pat Kolwaite, DC TN Mt. Juliet 37122 401 S Mt. Juliet Road Suite 245 (615) 754-2200 Barry Goldman TN Murfreesboro 37129 536 N. Thompson Ln. Suite B (615) 469-7999 Chris Kemper TN Nashville 37203 2817 West End Avenue, Suite #136 (615) 209-9587 Chris Kemper TN Nashville 37217 2290 Murfreesboro Rd. (615) 412-1635 Christopher Kemper TX Allen 75013 816 W McDermott Dr. Ste. 324 (469) 773-4752 Phil Davis TX Amarillo 79109 2221 Georgia St. S (806) 414-3894 Ronald Bostick TX Arlington 76018 4001 Arlington Highlands, Suite #161 (817) 375-0600 Vincent Mai TX Arlington 76011 1707 N Collins St. Suite 131 (817) 987-1218 Phil Davis TX Arlington 76017 5335 W. Sublett Rd, Suite141 (817) 890-9009 Vincent Mai TX Austin 78735 4970 W. Highway 290, Suite #480 (512) 891-9989 Larry D. Maddalena, DC TX Austin 78759 10710 Research Blvd, Suite #112 (512) 345-5656 Don Daniels, DC TX Austin 78717 14028 N. Hwy 183, #150 (512) 257-0767 Kevin Stutz TX Austin 78748 9500 South IH-35, Suite L-725 (512) 292-3500 Catherine DeLoof TX Austin 78723 1801 E. 51st Street, Building A, Suite #130 (512) 236-1444 Catherine DeLoof TX Austin 78756 5720B Burnet Rd. (512) 494-6219 Kevin Stutz TX Austin 78749 9600 Escarpment Blvd. Suite 930 (512) 953-5765 Larry D. Maddalena, DC TX Austin 78727 2501 W Parmer Ln., Suite #600 (512) 276-2479 Larry D. Maddalena, DC TX Austin 78732 7301 North Ranch Road 620 Suite 125 (512) 494-4040 Kevin Stutz TX Austin 78719 3600 Presidential Blvd (512) 361-4376 Kevin Stutz TX Austin 78702 1011 E 5th Street Suite 110 (512) 551-2936 Russell Kriewald TX Baytown 77521 6503 Garth Road, Suite 120 (281) 660-1515 Andres Augusta Perez, DC TX Brownsville 78526 3230 Pablo Kisel Blvd Suite E-108 (956) 517-1310 Jorge Talamas TX Carrollton 75010 3400 East Hebron Parkway, Suite #112 (214) 446-3838 Phil Davis TX Cedar Hill 75104 428 E FM 1382, Suite B (972) 895-9397 Kevin Hua TX Cedar Park 78613 2800 E. Whitestone Blvd, Suite #220 (512) 260-2225 Kevin Stutz TX College Station 77845 11671 FM 2154 Suite 150 (979) 325-8132 Drew Perkins DC TX Coppell 75019 106 North Denton Tap Road, Ste 270 (972) 393-2618 Phil Davis {WS087179v1 } 151 State City Zip Address Phone Owner Name TX Corpus Christi 78411 5425 South Padre Island Drive, Suite #146 (361) 985-9898 Larry D. Maddalena, DC TX Cypress 77429 25626 Northwest Freeway Suite 700 (281) 758-0077 Stacey Lee TX Dallas 75204 3699 McKinney Avenue, Building D, Suite #404 (972) 584-1800 Phil Davis TX Dallas 75225 7700 W. Northwest Highway, Suite #200 (214) 393-9966 Phil Davis TX Dallas 75218 9440 Garland Road ste 166 (972) 863-3800 Phil Davis TX Dallas 75248 15212 Montfort Dr, Ste 318 (469) 374-4900 Phil Davis TX Dallas 75231 7150 Skillman #130 (214) 503-9000 Phil Davis TX Dallas 75244 3797 Forest Lane Suite 111A (972) 685-3314 Phil Davis TX Denton 76205 2430 S. I35E, Suite #128 (940) 435-0505 Dr. Justin Tomblin TX Euless 76039 2131 State Highway 121, Suite 300 (817) 508-8299 Phil Davis TX Flower Mound 75028 3750 Long Prairie Road, Suite #110 (972) 691-2222 Phil Davis TX Fort Worth 76177 2916 Texas Sage Trail (682) 200-1101 Phil Davis TX Fort Worth 76107 4601 West Freeway, Suite #204 (817) 732-2070 Vincent Mai TX Fort Worth 76132 4825 Overton Ridge Blvd Suite 316 (682) 312-0444 Vincent Mai TX Fort Worth 76244 12584 N. Beach Street, Suite 114 (817) 431-2080 Phil Davis TX Fort Worth 76179 4540 Bailey Boswell Rd., Suite 170 (817) 236-0038 Phil Davis TX Fort Worth 76107 2600 W 7th St., Suite #140 (817) 373-5112 Kevin Hua TX Fort Worth 76123 9660 Ten Gallon Drive (817) 813-2225 Kevin Hua TX Georgetown 78626 900 North Austin Ave., Suite 502 (512) 688-5331 Russell Kriewald TX Grand Prairie 75052 3148 State Hwy 161, Ste. 430 (817) 373-5076 Kevin Hua TX Harlingen 78552 2205 W Lincoln Street (956) 230-1715 Jorge Enrique Talamas Tafich TX Houston 77098 2621 S. Shepherd, Suite #145 (713) 520-5030 Ben Crawford TX Houston 77055 9778 Katy Freeway, Suite #325 (713) 461-5030 Ben Crawford TX Houston 77065 12020 FM 1960 West, Suite #980 (281) 517-0800 Stacey Lee TX Houston 77094 19740 Katy Freeway (281) 398-3700 Stacey Lee TX Houston 77025 3177 W. Holcombe Blvd. (713) 588-0858 Dr. Barrett Terry TX Houston 77007 174 Yale Street, Suite #500 (713) 588-0859 Ben Crawford TX Houston 77079 14008 Memorial Drive, Unit E (281) 497-1400 Charlie Rice TX Houston 77063 9650 Westheimer Road, Unit #300 (713) 787-6500 Vincent Mai TX Houston 77096 360 Meyerland Plaza Mall (713) 588-0871 Ben Crawford TX Houston 77070 10927 Louetta Road, Suite #220 (281) 378-7631 Noah Stone TX Houston 77056 5885 San Felipe, Suite 275 (713) 782-5030 Ben Crawford TX Houston 77095 7037 Highway 6 North (832) 539-4448 Stacey Lee TX Houston 77081 5409 Rice Blvd (713) 664-5030 Ben Crawford TX Houston 77008 2105 Yale Street (713) 239-2392 Ben Crawford TX Houston 77007 5801 Memorial Drive Suite D (713) 434-6930 Ben Crawford TX Houston 77006 120 Westheimer Rd, Suite B (832) 849-0955 Ben Crawford TX Houston 77092 11350 Northwest Fwy, Suite D (713) 492-0334 Ben Crawford TX Humble 77346 7116 FM1960 E (281) 603-9628 Gayland Lee TX Hurst 76053 760 W. Pipeline Rd, Suite 202 (817) 616-5009 Phil Davis TX Hutto 78634 2098 Muirfield Bend Dr. Suite 125 (737) 210-5701 James Fender

State	City	Zip	Address	Phone	Owner Name
TX	Irving	75039	6761 N. Macarthur Blvd., Suite 100	(972) 831-1111	Phil Davis
TX	Katy	77494	6725 S. Fry Road, Suite #500	(281) 395-0500	Stacey Lee
TX	Katy	77494	27120 Fulshear Bend Dr., Suite 300	(346) 707-3000	Dr. Volkan Guzel
TX	Katy	77449	22720 Morton Ranch Rd., Suite #120	(832) 271-4234	Gayland Lee
TX	Killeen	76549	1103 West Stan Schlueter Loop, Building B, Suite 500	(254) 781-2003	Drew Perkins
TX	Kingwood	77345	4521 Kingwood Dr. suite 160	(832) 644-5916	Gayland Lee
TX	League City	77573	1620 W. FM 646, Suite C	(281) 724-0088	Barbot McNabb
TX	Lubbock	79407	1901 Quaker Avenue, Suite #104	(806) 785-2300	Ronald Bostick
TX	Magnolia	77354	6519 FM 1488, Suite #513	(936) 447-9232	Noah Stone
TX	Mansfield	76063	1560 E Debbie Ln, suite 104	(817) 453-8190	Vincent Mai
TX	McKinney	75070	6150 West Eldorado Parkway	(972) 540-7807	Phil Davis
TX	McKinney	75071	1871 N. Lake Forest Drive, Suite 300	(972) 848-6295	Phil Davis
TX	Mesquite	75150	1519 N. Town East Blvd. Suite 200	(214) 617-1230	Phil Davis
TX	Midland	79707	4400 N Midland Drive Suite 401	(432) 218-7600	William Lee Hilliard DC
TX	Mission	78572	2401 E. Expressway 83, Suite #300	(956) 584-3311	Leo Thatcher Jr., DC
TX	Murphy	75094	222 E FM 544, Suite 204	(972) 426-9396	Phil Davis
TX	New Braunfels	78132	1659 State Hwy 46 West, Suite 170	(830) 224-2654	Reginald Lal
TX	North Richland Hills	76182	9120 North Tarrant Pkwy, Suite 140	(817) 605-9355	Phil Davis
TX	Oak Cliff	75211	1515 N. Cockrell Hill Rd. #104	: (972) 736-9710	Phil Davis
TX	Pasadena	77505	5681 Fairmont Parkway, Suite A	(832) 672-5212	Timothy McKinley, DC
TX	Pearland	77584	2810 Business Center Drive, Suite #134	(281) 205-0077	Barbot McNabb
TX	Pearland	77581	2680 Pearland Pkwy Suite 140	(346) 229-5810	Barbot McNabb
TX	Plano	75024	8240 Preston Road, Suite #165	(214) 872-4988	Phil Davis
TX	Prosper	75078	4740 West University, suite 140	(469) 481-6496	Phil Davis
TX	Red Oak	75154	278 E. Ovilla Road	(972) 617-7700	Jack Nunn, DC
TX	Richardson	75082	1415 E. Renner Rd. #220	(972) 234-4333	Phil Davis
TX	Rosenberg	77469	4130 FM 762 Suite 300	(281) 232-4040	Dr. Volkan Guzel
TX	Round Rock	78664	1700 E. Palm Valley Road, Suite # 400	(512) 248-1234	Larry D. Maddalena, DC
TX	Round Rock	78664	737 Louis Henna Blvd., Suite 200	(512) 953-5800	Larry D. Maddalena, DC
TX	Rowlett	75088	3005 Lakeview Pkwy #101	(972) 475-0025	Phil Davis
TX	San Antonio	78231	10003 NW Military Highway, Suite #2110	(210) 614-2556	Reginald Lal
TX	San Antonio	78249	5238 DeZavala Road, Suite #116	(210) 614-2557	Reginald Lal
TX	San Antonio	78249	9110 N. Loop 1604 W. Suite 109	(210) 521-2183	Larry D. Maddalena, DC
TX	San Antonio	78253	5519 N. W. Loop 1604, Suite 103	(210) 816-3620	Russell Kriewald
TX	San Antonio	78232	1724 N. Loop 1604 E., Suite 120	(210) 375-3042	Donald Daniels, DC
TX	San Antonio	78247	2935 Thousand Oaks Dr., Suite 1	(210) 396-7669	Donald Daniels, DC
TX	Southlake	76092	1161 E. Southlake Blvd., Suite 210	(817) 488-8845	Phil Davis
TX	Spring	77379	8701 Spring Cypress Road, Suite B	(832) 559-5546	Noah Stone
TX	Spring	77379	21212 Kuykendahl Road, Suite J	(832) 843-7640	Noah Stone

{WS087179v1 } 152

State	City	Zip	Address	Phone	Owner Name
TX	Sugar Land	77478	15870 Southwest Freeway, Suite #100	(281) 265-1005	Joseph Craft
TX	Sugar Land	77479	18841 University Blvd, STE 410	(281) 888-0197	Joseph Craft
TX	Temple	76502	3038 South 31st Street	(254) 239-5302	Drew Perkins
TX	The Woodlands	77380	9595 Six Pines Drive, Suite #1470	(281) 465-8555	Noah Stone
TX	The Woodlands	77389	26400 Kuykendahl suite A #115	(281) 255-2440	Noah Stone
TX	Universal City	78148	902 Kitty Hawk, St. 180	(210) 741-8472	Donald Daniels, DC
TX	Waco	76711	2324 Marketplace Dr. Suite 115	(254) 300-5538	Drew Perkins DC
TX	Webster	77598	19431 Gatebrook Drive, #2	(281) 823-9281	Barbot McNabb
TX	West Lake Hills	78646	701 S Capital of Texas Hwy Suite D475	(512) 494-5444	Kevin Stutz
UT	American Fork	84003	356 North 750 West, Unit D-1	(801) 528-7138	Chris O'Neal
UT	Cottonwood Heights	84121	6910 Highland Drive	(801) 943-3163	Bradley J. Hendricks, DC
UT	Draper	84020	213 E 12300 S H-2	(385) 213-7990	Dr. Paul Davis
UT	Farmington	84025	158 N. Central Ave	(385) 220-2100	Chris O'Neal
UT	Layton	84041	210 South Fort Ln., Suite 4	(385) 236-0738	Chris O'Neal
UT	Logan	84341	1430 N Main St., Suite 120	(435) 799-3905	Jason Kenney
UT	Orem	84097	575 E. University Parkway, Suite M222	(385) 203-7100	Chris O'Neal
UT	Park City	84098	1570 Newpark Blvd. Suite D-3	(435) 602-1316	Thaddeus Jacobs
UT	Riverdale	84405	1061 W. Riverdale Rd.	(385) 240-0850	Chris O'Neal
UT	Salt Lake City	84106	1126 E. 2100 S.	(801) 467-8683	Dr. Ryan Rowell
UT	Sandy	84070	9192 South Village Shop Drive	(801) 849-9930	Paul Davis, DC
UT	South Jordan	84095	11463 S. District Drive, Suite #100	(385) 275-0600	Chris O'Neal
UT	Spanish Fork	84660	409 E 1000 N	(801) 894-9110	Mike Starkey
UT	St. George	84790	599 South Mall Drive, Space K-4	(435) 248-0676	Julie Cluff
UT	West Bountiful	84010	255 North 500 West, Suite A1	(385) 217-6946	Chris O’Neal
UT	West Jordan	84084	7643 S Jordan Landing Blvd, #140	(801) 508-4853	Julie Cluff
UT	West Valley City	84120	5567 West High Market Dr, Suite K-300	(385) 252-4476	Julie Cluff
VA	Alexandria	22302	3690M King Street	(571) 312-0624	Gordon Thornton
VA	Alexandria	22315	6454 Old Beulah Street	(703) 372-5371	Gordon Thornton
VA	Fairfax	22033	13037-B Lee Jackson Memorial Hwy.	(703) 996-4391	Jarod Rehmann, DC
VA	Glen Allen	23060	11301 West Broad St #107	(804) 684-8008	Gordon Thornton
VA	Midlothian	23114	136 Charter Colony Pkwy.	(804) 894-9200	Gordon Thornton
VA	Richmond	23230	1601 Willow Lawn Dr. 304D	(804) 545-1022	Gordon Thornton
VA	Stafford	22554	325 Garrisonville Road, Suite #102	(540) 416-1104	Wegayehu Gizaw
VA	Sterling	20166	22000 Dulles Retail Center, Suite 108	(703) 318-3147	Gordon Thornton
WA	Bellevue	98007	70 148TH Avenue SE	(425) 449-8429	Witta "Wynn" Payackapan
WA	Bothell	98021	1427 228th St. SE, STE D2	(425) 908-7923	Witta "Wynn" Payackapan
WA	Lynnwood	98036	6208 196th Street SW, Suite #103	(425) 967-8898	Chris O'Neal
WA	Mukilteo	98275	11700 Mukilteo Speedway, Suite 203	(425) 405-3923	Richard Greenwell

{WS087179v1 } 153

State	City	Zip	Address	Phone	Owner Name
WA	Redmond	98052	17875 Redmond Way, Suite #160	(425) 256-3074	Witta "Wynn" Payackapan
WA	Renton	98055	10705 SE Carr Rd.	(425) 264-5092	Witta "Wynn" Payackapan
WA	Vancouver	98683	305 SE Chkalov Drive, Suite 160	(360) 718-7410	Chris O'Neal
WA	Vancouver	98665	7901 NE 6th St., Suite 105	(360) 975-4151	Chris O'Neal
WI	Brookfield	53005	17000 W. Bluemound Road, Unit #105	(262) 649-2075	John Gawronski
WI	Fitchburg	53711	6317 McKee Road, suite 400	(608) 807-5913	Jeffrey Bosco
WI	Madison	53719	728 S. Gammon Rd.	(608) 216-2841	Jeffrey Bosco
WI	Madison	53704	4706 E. Towne Blvd.	(608) 561-4207	Jeffrey Bosco

Franchisees With Signed Franchise Agreements
But Outlet Not Yet Opened as of December 31, 2020

State	City	Address	Phone	Owner Name
AL	Birmingham	To Be Determined	(615) 293-7723	Atul "Ash" Kumar
AL	Daphne	To Be Determined	(256) 590-9326	James Wesson
AL	Fairhope	To Be Determined	(256) 590-9326	James Wesson
AL	Hoover	To Be Determined	(615) 293-7723	Atul "Ash" Kumar
AL	Mobile	To Be Determined	(256) 590-9326	James Wesson
AL	Prattville	To Be Determined	(334) 685-0323	Artresha Brown
AL	To Be Determined	To Be Determined	(404) 797-6088	Patrick Greco, DC
AL	To Be Determined	To Be Determined	(205) 393-4308	Bryan McDonald
AR	Bentonville	To Be Determined	(205) 901-3502	Dylan Breeding
AR	Rogers	To Be Determined	(205) 901-3502	Dylan Breeding
AR	Springdale	To Be Determined	(205) 901-3502	Dylan Breeding
AR	To Be Determined	To Be Determined	(205) 901-3502	Dylan Breeding
AR	To Be Determined	To Be Determined	(205) 901-3502	Dylan Breeding
AZ	Apache Junction	To Be Determined	(310) 467-6524	Aaron Shakarian
AZ	Litchfield Park	To Be Determined	(602) 405-0558	Tony Di Giuseppe
CA	Castro Valley	20633 Rustic Drive Castro Valley CA 94546	(415) 515-0493	Brian Lancaster
CA	Concord	To Be Determined	(415) 515-0493	Brian Lancaster
CA	Fremont	35650 Fremont Blvd. Unit #4 Fremont CA 94536	(760) 383-1862	Reginald Lal
CA	Fresno	To Be Determined	(480) 392-2810	Daniel Rae D.C.
CA	Hawthorne	To Be Determined	(602) 330-2744	Stephanie McRae
CA	Pleasanton	Rosewood Dr Suite 1B Pleasanton CA 94588	(760) 383-1862	Reginald Lal
CA	Port Hueneme	To Be Determined	(310) 467-6524	Aaron Shakarian
CA	Riverside	To Be Determined	(310) 721-9331	Melissa Stubbs
CA	Sacramento	8798 Calvine Road (Suite TBD) Sacramento CA 95828	(805) 451-3281	Chris O'Neal
CA	San Rafael	To Be Determined	(760) 383-1862	Reginald Lal
CO	Denver	To Be Determined	(303) 594-9333	Jason Hatfield
CO	Greeley	4239 Centerplace Dr., Unit 1D Greeley CO 80634	(303) 918-0370	Jeremy Casagrande, DC
DC	Washington D.C.	To Be Determined	(704) 575-3632	Gordon Thornton

{WS087179v1 } 154

State	City	Address	Phone	Owner Name
FL	Altamonte Springs	To Be Determined	(407) 341-3792	Samuel "Toby" Hines
FL	Bradenton	To Be Determined	(720) 275-0974	Ernest 'Ernie" Arellano
FL	Bradenton	To Be Determined	(720) 275-0974	Ernest 'Ernie" Arellano
FL	Clearwater	To Be Determined	(727) 424-9747	Richard van De Steeg
FL	Coral Springs	To Be Determined	(469) 223-8983	Kevin Hua
FL	DeLand	To Be Determined	(407) 408-7283	Todd Stewart
FL	Hialaiah	To Be Determined	(469) 223-8983	Kevin Hua
FL	Hialaiah Gardens	To Be Determined	(469) 223-8983	Kevin Hua
FL	Kendal	To Be Determined	(469) 223-8983	Kevin Hua
FL	Lauderdale	To Be Determined	(469) 223-8983	Kevin Hua
FL	Miami	To Be Determined	(469) 223-8983	Kevin Hua
FL	Miami	To Be Determined	(469) 223-8983	Kevin Hua
FL	Miami	To Be Determined	(469) 223-8983	Kevin Hua
FL	Miami	To Be Determined	(469) 223-8983	Kevin Hua
FL	Miami	To Be Determined	(469) 223-8983	Kevin Hua
FL	Miramar	To Be Determined	(404) 457-4552	Kevin Minter
FL	Naples	To Be Determined	(404) 316-1038	Jeff McGinty
FL	Orlando	To Be Determined	(407) 341-3792	Samuel "Toby" Hines
FL	Orlando	To Be Determined	(407) 341-3792	Samuel "Toby" Hines
FL	Pensacola	To Be Determined	(713) 660-9000	Cliff Haigler
FL	Pompano Beach	To Be Determined	(469) 223-8983	Kevin Hua
FL	Port St. Lucie	To Be Determined	(314) 540-7371	Lon Bernstein
FL	Sarasota	To Be Determined	(720) 275-0974	Ernest 'Ernie" Arellano
FL	To Be Determined	To Be Determined		Timothy O'Grady
FL	Valrico	To Be Determined	(314) 498-2558	Alexandros Pierroutsakos
FL	West Palm Beach	801 Village Blvd, Suite 207 West Palm Beach FL 33409	(856) 981-0068	Todd Bogos DC
GA	Athens	To Be Determined	(512) 914-4253	Ketan Bhagat
GA	Canton or Rome	To Be Determined	(404) 539-4469	Dan Kjaergaard
GA	Carrollton	To Be Determined	(770) 318-9404	Randall "Randy" Hanscom
GA	Fayetteville	To Be Determined	(770) 328-3706	Paul Kaiser
GA	McDonough	To Be Determined	(770) 328-3706	Paul Kaiser
GA	Ooltewah	To Be Determined	(480) 861-6899	Timothy Vitullo
GA	Rome	To Be Determined	(404) 539-4469	Dan Kjaergaard
GA	Savannah	To Be Determined	(912) 667-7585	Robyn Meglin
GA	TBD	To Be Determined	(404) 663-5686	Kenneth Michaud
GA	TBD	To Be Determined	(404) 797-6088	Patrick Greco, DC
GA	TBD	To Be Determined	(404) 797-6088	Patrick Greco, DC
GA	TBD	To Be Determined	(678) 770-3436	Shriniwas Dulori
GA	TBD	To Be Determined	(678) 770-3436	Shriniwas Dulori
GA	To Be Determined	To Be Determined	(404) 759-7204	Lawrence Rich
GA	To Be Determined	To Be Determined	(404) 759-7204	Lawrence Rich
GA	Tucker	To Be Determined	(404) 274-1437	Randy Merrill
GA	West Cobb	To Be Determined	(404) 759-7204	Lawrence Rich
IA	Cedar Rapids	To Be Determined	(319) 929-7853	Jerry Akers

{WS087179v1 } 155

State	City	Address	Phone	Owner Name
ID	Ammon	To Be Determined	(801) 913-7560	David Essuman
ID	Boise	To Be Determined	(602) 405-0558	Tony Di Giuseppe
ID	Coeur d'Alene	To Be Determined	(602) 405-0558	Tony Di Giuseppe
ID	Meridian	To Be Determined	(602) 405-0558	Tony Di Giuseppe
IL	Bolingbrook	To Be Determined	(512) 415-6405	Donald Daniels, DC
IN	Greenwood	To Be Determined	(317) 441-4862	Bree Emsweller
IN	TBD	To Be Determined	(270) 860-7099	Jennifer Rutherford
KY	Bowling Green	To Be Determined	(615) 429-8245	Barry Goodman
KY	Florence	To Be Determined	(423) 987-6980	Catherine Abrams
KY	tbd	To Be Determined	(618) 704-8070	Jonathan Stampfli
KY	tbd	To Be Determined	(618) 704-8070	Jonathan Stampfli
KY	tbd	To Be Determined	(618) 704-8070	Jonathan Stampfli
KY	TBD	To Be Determined	(217) 413-8155	Maira Dawood
LA	Denham Springs	To Be Determined	(318) 401-1340	Erich Crawford
LA	TBD	To Be Determined	(318) 401-1340	Erich Crawford
LA	TBD	To Be Determined	(870) 918-7424	James Black
LA	TBD	To Be Determined	(870) 918-7424	James Black
MD	Lanham	To Be Determined	(301) 442-3859	Imari Niles
MD	Laurel	To Be Determined	(301) 442-3859	Imari Niles
MI	To Be Determined	To Be Determined	(516) 659-8920	Jeffrey Rosenberg D.C.
MN	Coon Rapids	To Be Determined	(612) 481-1161	Aaron Reed
MN	Minneapolis	To Be Determined	(612) 618-1349	Gary Meyers
MN	St. Paul	To Be Determined	(612) 730-9842	Chad Johnson
MO	Eureka	To Be Determined	(314) 322-9365	Matthew Wise
MO	Florissant	To Be Determined	(314) 495-4930	Dr. Mark Holland
MO	O' Fallon	To Be Determined	(314) 368-4059	Greg Busch
MO	St. Louis	To Be Determined	(314) 495-4929	Dr. Mark Holland
MO	St. Louis	To Be Determined	(314) 495-4928	Dr. Mark Holland
MO	St. Louis	To Be Determined	(708) 369-5145	Kristian Hammond, DC
MS	Southaven Miss.	To Be Determined	(901) 921-4811	Pat Kolwaite, DC
MS	To Be Determined	To Be Determined	(256) 348-8341	Richard MacNealy
MS	To Be Determined	To Be Determined	(256) 348-8341	Richard MacNealy
MS	To Be Determined	To Be Determined	(256) 348-8341	Richard MacNealy
NC	Cary	To Be Determined	(919) 744-1975	Heather Sefried, DC
NC	Charlotte	To Be Determined	(704) 906-7922	Susan Train DC
NC	Charlotte	To Be Determined	(704) 841-2852	Deborah Hemmingsen
NC	Garner	To Be Determined	(919) 744-1975	Heather Sefried, DC
NC	Gastonia	To Be Determined	(704) 975-8352	Alexander Klaus
NC	Greensboro or Fayetteville, NC	To Be Determined	(336) 601-2926	Paul Trindel
NC	Greensboro or Fayetteville, NC	To Be Determined	(336) 601-2926	Paul Trindel
NC	Greenville	To Be Determined	(919) 744-1974	David Sefried, DC
NC	Mooresville	To Be Determined	(704) 975-8352	Alexander Klaus
NC	Southern Pine	To Be Determined	(910) 639-4712	John Cole
NC	To Be Determined	To Be Determined	(414) 419-0880	Ahmed Migdadi

{WS087179v1 }

156

State	City	Address	Phone	Owner Name
NC	To Be Determined	To Be Determined	(414) 419-0880	Ahmed Migdadi
NC	Wilmington	To Be Determined	(704) 975-8352	Alexander Klaus
NE	Omaha	To Be Determined	(402) 917-8236	Thomas Fitzpatrick
NE	To Be Determined	To Be Determined	(402) 917-8236	Thomas Fitzpatrick
NH	Bedford	To Be Determined	(617) 590-1000	Scott Goodrich
NJ	Bloomfield	To Be Determined	(914) 907-1963	Eric Seward
NJ	Hasbrouck Heights	To Be Determined	(914) 907-1963	Eric Seward
NJ	Livingston	To Be Determined	(914) 907-1963	Eric Seward
NJ	Wall Township	To Be Determined	(732) 998-1942	Jason Bowers D.C.
NV	Carson City	5110 Mae Anne Ave., Suite 507 Reno NV 89523	(805) 451-3281	Chris O'Neal
OH	Beaver Creek	To Be Determined	(803) 414-6888	Michael Brubaker
OH	Cincinnati	To Be Determined	(360) 521-8680	Dr. Peter Phillips
OH	Mayfield Heights	To Be Determined	(360) 521-8680	Dr. Peter Phillips
OH	Mentor	To Be Determined	(360) 521-8680	Dr. Peter Phillips
OH	Middleburg Heights	To Be Determined	(360) 521-8680	Dr. Peter Phillips
OH	Strongsville	To Be Determined	(440) 840-1278	Brock Thompson
OH	University Heights	13916 Cedar Rd., University Heights OH 4418	(440) 840-1278	Brock Thompson
OH	University Heights	To Be Determined	(360) 521-8680	Dr. Peter Phillips
OH	West Chester	To Be Determined	(360) 521-8680	Dr. Peter Phillips
OK	Broken Arrow	To Be Determined	(630) 209-0532	Coreen Cammarano
OK	Moore	To Be Determined	(469) 223-8983	Kevin Hua
OK	Norman	To Be Determined	(469) 223-8983	Kevin Hua
OK	Oklahoma City	To Be Determined	(405) 408-1222	Brent Siemens
OK	Owasa	To Be Determined	(630) 209-0532	Coreen Cammarano
OK	Tulsa	To Be Determined	(630) 209-0532	Coreen Cammarano
OK	Yukon	To Be Determined	(469) 223-8983	Kevin Hua
OR	Portland	To Be Determined	(805) 451-3281	Chris O'Neal
SC	Greenville	To Be Determined	(864) 415-4191	Mici Fluegge
SC	Greenwood	To Be Determined	(843) 607-2481	Michael Spivey
SC	North Augusta	To Be Determined	(843) 607-2481	Michael Spivey
TN	East Nashville	To Be Determined	(858) 692-4590	Christopher Kemper
TN	Hamilton	To Be Determined	(480) 861-6899	Timothy Vitullo
TN	Hermitage	To Be Determined	(615) 293-7723	Atul "Ash" Kumar
TN	Jackson	To Be Determined	(615) 429-8245	Barry Goodman
TN	Melrose	To Be Determined	(858) 692-4590	Christopher Kemper
TN	Murfreesboro	To Be Determined	(858) 692-4590	Christopher Kemper
TN	Nashville	7630 Highway 70 South Suite 302, Nashville, TN 37221	(615) 429-8245	Barry Goodman
TN	Smyrna	To Be Determined	(615) 293-7723	Atul "Ash" Kumar
TN	Spring Hill	To Be Determined	(615) 293-7723	Atul "Ash" Kumar
TX	Abilene	To Be Determined	(575) 791-8268	William Lee Hilliard DC
TX	Beltway 8 and W Lake Houston Pkwy and Channelview	To Be Determined	(214) 274-1078	Vincent Mai

{WS087179v1 } 157

State	City	Address	Phone	Owner Name
TX	Beltway 8 and W Lake Houston Pkwy and Channelview	To Be Determined	(214) 274-1078	Vincent Mai
TX	Conroe	To Be Determined	(832) 527-4119	Noah Stone
TX	East Woodlands	To Be Determined	(832) 527-4119	Noah Stone
TX	El Paso	To Be Determined	(806) 441-9094	Ronald Bostick
TX	El Paso	To Be Determined	(806) 441-9094	Ronald Bostick
TX	El Paso	To Be Determined	(806) 441-9094	Ronald Bostick
TX	El Paso	To Be Determined	(806) 441-9094	Ronald Bostick
TX	Friendswood	To Be Determined	(360) 220-1832	Barbot McNabb
TX	Friendswood	To Be Determined	(360) 220-1832	Barbot McNabb
TX	Frisco	To Be Determined	(215) 594-9166	Philip Davis
TX	Houston	To Be Determined	(832) 643-5636	Dr. Volkan Guzel
TX	Houston	To Be Determined	(832) 659-5913	Brian Maguire
TX	Irving	To Be Determined	(215) 594-9166	Philip Davis
TX	Lake Worth	To Be Determined	(214) 274-1078	Vincent Mai
TX	Lakeway	To Be Determined	(512) 970-5979	Kevin Stutz
TX	Laredo	To Be Determined	(512) 431-2275	Glen Shillinglaw
TX	Lubbock	To Be Determined	(806) 441-9094	Ronald Bostick
TX	MacAllen	To Be Determined	(956) 600-5195	Leo Thatcher Jr., DC
TX	Odessa	To Be Determined	(575) 791-8268	William Lee Hilliard DC
TX	Plano	To Be Determined	(630) 803-1541	Phil Davis
TX	Rockwall	To Be Determined	(469) 223-8983	Kevin Hua
TX	San Angelo	To Be Determined	(325) 656-9752	Benjamin Storey
TX	San Antonio	To Be Determined	(512) 415-6405	Donald Daniels, DC
TX	San Antonio	To Be Determined	(512) 415-6405	Donald Daniels, DC
TX	San Antonio	To Be Determined	(760) 383-1862	Reginald Lal
TX	San Antonio	To Be Determined	(760) 383-1862	Reginald Lal
TX	San Marcos	To Be Determined	(760) 383-1862	Reginald Lal
TX	To Be Determined	To Be Determined	(432) 557-1955	Billy Perkins
TX	To Be Determined	To Be Determined	(214) 876-3777	Jody O'Donnell - all docs to list LLC
TX	To Be Determined	To Be Determined	(214) 876-3777	Jody O'Donnell - all docs to list LLC
TX	To Be Determined	To Be Determined	(214) 876-3777	Jody O'Donnell - all docs to list LLC
TX	To Be Determined	To Be Determined	(214) 876-3777	Jody O'Donnell - all docs to list LLC
TX	To Be Determined	To Be Determined	(214) 274-1078	Vincent Mai
TX	To Be Determined	To Be Determined	(214) 274-1078	Vincent Mai
TX	To Be Determined	To Be Determined	(214) 274-1078	Vincent Mai
TX	Tomball	To Be Determined	(832) 527-4119	Noah Stone
TX	Weatherford, Lake Worth, South Arlington, Crowley Duncanville	To Be Determined	(214) 274-1078	Vincent Mai
TX	Weatherford, Lake Worth, South Arlington, Crowley Duncanville	To Be Determined	(214) 274-1078	Vincent Mai

{WS087179v1 } 158

State	City	Address	Phone	Owner Name
TX	Weatherford, Lake Worth, South Arlington, Crowley Duncanville	To Be Determined	(214) 274-1078	Vincent Mai
TX	Wichita Falls	To Be Determined	(575) 791-8268	William Lee Hilliard DC
UT	Holladay	To Be Determined	(775) 313-4448	Dr. Ryan Rowell
UT	Ogden	To Be Determined	(805) 451-3281	Chris O'Neal
UT	Salt Lake City	To Be Determined	(775) 313-4448	Dr. Ryan Rowell
UT	Saratoga Springs	To Be Determined	(805) 451-3281	Chris O'Neal
UT	Taylorsville	To Be Determined	(805) 451-3281	Chris O'Neal
VA	Fredericksburg	To Be Determined	(540) 642-2976	Andrew Collins
VA	Woodbridge	To Be Determined	(570) 497-9478	Wegayehu Gizaw
WA	Federal Way	To Be Determined	(408) 315-4651	Jason Kenney
WA	Kent	To Be Determined	(408) 315-4651	Jason Kenney
WA	Spokane	To Be Determined	(602) 405-0558	Tony Di Giuseppe
WA	Spokane	To Be Determined	(602) 405-0558	Tony Di Giuseppe
WA	Spokane	To Be Determined	(602) 405-0558	Tony Di Giuseppe
WA	Tacoma	To Be Determined	(408) 315-4651	Jason Kenney
WI	Madison	To Be Determined	(608) 234-3955	Jeffrey Bosco
WI	To Be Determined	To Be Determined	(715) 498-9184	Melanie Gawronski

The following lists the name, city and state, and the current business telephone number (or, if unknown, the last known home telephone number) of Franchisees who had an opened outlet terminated, canceled, not renewed, or otherwise voluntarily or involuntarily ceased to do business under the franchise agreement with us during our most recently completed fiscal year or who had not communicated with us within 10 weeks of the issuance date of this Disclosure Document:

State	City	Phone	Owner Name
Idaho	Meridian	(208) 391-3534	Britney Stokes
Indiana	Noblesville	(317) 773-3133	Charlie Marsh
Massachusetts	Burlington	(781) 365-0620	David Wood
New Jersey	Englewood	(201) 568-5968	James Metcalfe
Georgia*	Atlanta	(404) 892-1004	Brian Veal
Virginia*	Manassas	(404) 316-1038	Jarod Rehmann, DC
Illinois*	Oswego	(773) 230-8087	Aleksander Ciupek

*These outlets were terminated prior to opening.

{WS087179v1 }

159

{WS087179v1 } 160 EXHIBIT G FORM OF UCC-1 FINANCING STATEMENT {WS087179v1 } 161 UCC FINANCING STATEMENT FOLLOW INSTRUCTIONS (front and back) CAREFULLY A. NAME & PHONE OF CONTACT AT FILER [optional] B. SEND ACKNOWLEDGMENT TO: (Name and Address) THE ABOVE SPACE IS FOR FILING OFFICE USE ONLY 1. DEBTOR’S EXACT FULL LEGAL NAME - insert only one debtor name (1a or 1b) – do not abbreviate or combine names OR 1a. ORGANIZATION’S NAME 1b. INDIVIDUAL’S LAST NAME FIRST NAME MIDDLE NAME SUFFIX 1c. MAILING ADDRESS TOWN STATE POSTAL CODE COUNTRY 1d. TAX ID #: SSN OR EIN ADD’L INFO RE ORGANIZATION DEBTOR 1e. TYPE OF ORGANIZATION 1f. JURISDICTION OF ORGANIZATION 1g. ORGANIZATIONAL ID #, if any ◻ NONE 2. ADDITIONAL DEBTOR’S EXACT FULL LEGAL NAME - insert only one debtor name (2a or 2b) – do not abbreviate or combine names OR 2a. ORGANIZATION’S NAME 2b. INDIVIDUAL’S LAST NAME FIRST NAME MIDDLE NAME SUFFIX 2c. MAILING ADDRESS TOWN STATE POSTAL CODE COUNTRY 2d. TAX ID #: SSN OR EIN ADD’L INFO RE ORGANIZATION DEBTOR 2e. TYPE OF ORGANIZATION 2f. JURISDICTION OF ORGANIZATION 2g. ORGANIZATIONAL ID #, if any ◻ NONE 3. SECURED PARTY’S NAME (or NAME of TOTAL ASSIGNEE of ASSIGNOR S/P) - insert only one secured party name (3a or 3b) OR 3a. ORGANIZATION’S NAME 3b. INDIVIDUAL’S LAST NAME FIRST NAME MIDDLE NAME SUFFIX 3c. MAILING ADDRESS TOWN STATE POSTAL CODE COUNTRY {WS087179v1 } 162 4. This FINANCING STATEMENT covers the following collateral: All of Debtor’s inventory, equipment, furnishings, fixtures, and supplies now owned or after-acquired; all of Debtor’s accounts now existing or subsequently arising, together with all interest of Debtor, now existing or subsequently arising, together with all chattel paper, documents, and instruments relating to such accounts; all of Debtor’s contract rights, now existing or subsequently arising; and all of Debtor’s general intangibles, now owned or existing, or after- acquired or subsequently arising. 5. ALTERNATIVE DESIGNATION [if applicable]: □ LESSEE/LESSOR □ CONSIGNEE/CONSIGNOR □ BAILEE/BAILOR □ SELLER/BUYER □ AG. LIEN □ NON-UCC FILING 6. □This FINANCING STATEMENT is to be filed [for record] (or recorded) in the REAL ESTATE RECORDS. Attach Addendum [if applicable] 7. Check to REQUEST SEARCH REPORT(S) on Debtor(s) □ All Debtors □ Debtor 1 □ Debtor 2 [ADDITIONAL FEE] [optional] 8. OPTIONAL FILER REFERENCE DATA FILING OFFICER COPY – NATIONAL UCC FINANCING STATEMENT (FORM UCC1) (REV. 07/29/98) Instructions for National UCC Financing Statement (Form UCC1) Please type or laser-print this form. Be sure it is completely legible. Read all Instructions, especially Instruction 1; correct Debtor name is crucial. Follow Instructions completely. Fill in form very carefully; mistakes may have important legal consequences. If you have questions, consult your attorney. Filing office cannot give legal advice. Do not insert anything in the open space in the upper portion of this form; it is reserved for filing office use. When properly completed, send Filing Office Copy, with required fee, to filing office. If you want an acknowledgment, complete item B and, if filing in a filing office that returns an acknowledgment copy furnished by filer, you may also send Acknowledgment Copy; otherwise detach. If you want to make a search request, complete item 7 (after reading instruction 7 below) and send Search Report Copy, otherwise detach. Always detach Debtor and Secured Party Copies. If you need to use attachments, use 8-1/2 X 11 inch sheets and put at the top of each sheet the name of the first Debtor, formatted exactly as it appears in item 1 of this form; you are encouraged to use Addendum (Form UCC1Ad). A. To assist filing offices that might wish to communicate with filer, filer may provide information in item A. This item is optional. B. Complete item B if you want an acknowledgment sent to you. If filing in a filing office that returns an acknowledgment copy furnished by filer, present simultaneously with this form a carbon or other copy of this form for use as an acknowledgment copy. 1. Debtor name: Enter only one Debtor name in item 1, an organization’s name (1a) or an individual’s name (1b). Enter Debtor’s exact full legal name. Don’t abbreviate. 1a. Organization Debtor. “Organization” means an entity having a legal identity separate from its owner. A partnership is an organization; a sole proprietorship is not an organization, even if it does business under a trade name. If Debtor is a partnership, enter exact full legal name of partnership; you need not enter names of partners as additional Debtors. If Debtor is a registered organization (e.g., corporation, limited partnership, limited liability company), it is advisable to examine Debtor’s current filed charter documents to determine Debtor’s correct name, organization type, and jurisdiction of organization. 1b. Individual Debtor. “Individual” means a natural person and a sole proprietorship, whether or not operating under a trade name. Don’t use prefixes (Mr., Mrs., Ms.). Use suffix box only for titles of lineage (Jr., Sr., III) and not for other suffixes or titles (e.g., M.D.). Use married woman’s personal name (Mary Smith, not Mrs. John Smith). Enter individual Debtor’s family name (surname) in Last Name box, first given name in First Name box, and all additional given names in Middle Name box. For both organization and individual Debtors: Don’t’ use Debtor’s trade name, DBA, AKA, FKA, Division name, etc. in place of or combined with Debtor’s legal name; you may add such other names as additional Debtors if you wish (but this is neither required nor recommended. 1c. An address is always required for the Debtor named in 1a or 1b. 1d. Debtor’s taxpayer identification number (tax ID #) – social security number or employer identification number – may be required in some states. 1e,f,g. “Additional information re organization Debtor” is always required. Type of organization and jurisdiction of organization as well as Debtor’s exact legal name can be determined from Debtor’s current filed charter document. Organizational ID #, if any, is assigned by the agency where the charter document was filed; this is different from taxpayer ID #; this should be entered preceded by the 2-character U.S. Postal identification of state of organization if one of the United States (e.g., CA12345, for a California corporation whose organizational ID # is 12345); if agency does not assign organizational ED #, check box in item 1g indicating {WS087179v1 } 163 “none.” Note: If Debtor is a trust or a trustee acting with respect to property held in trust, enter Debtor’s name in item 1 and attach Addendum (Form UCC1Ad) and check appropriate box in item 17. If Debtor is a decedent’s estate, enter name of deceased individual in item 1b and attach Addendum (Form UCC1Ad) and check appropriate box in item 17. If Debtor is a transmitting utility or this Financing Statement is filed in connection with a Manufactured-Home Transaction or a Public-Finance Transaction as defined in applicable Commercial Code, attach Addendum (Form UCC1Ad) and check appropriate box in item 18. 2. If an additional Debtor is included, complete item 2, determined and formatted per Instruction 1. To include further additional Debtors, or one or more additional Secured Parties, attach either Addendum (Form UCC1Ad) or other additional page(s), using correct name format. Follow Instruction 1 for determining and formatting additional names. 3. Enter information for Secured Party or Total Assignee, determined and formatted per Instruction 1. If there is more than one Secured Party, see Instruction 2. If there has been a total assignment of the Secured Party’s interest prior to filing this form, you may either (1) enter Assignor S/P’s name and address in item 3 and file an Amendment (Form UCC3) [see item 5 of that form]; or (2) enter Total Assignee’s name and address in item 3 and, if you wish, also attaching Addendum (Form UCC1Ad) giving Assignor S/Ps name and address in item 12. 4. Use item 4 to indicate the collateral covered by this Financing Statement. If space in item 4 is insufficient, put the entire collateral description or continuation of the collateral description on either Addendum (Form UCC1Ad) or other attached additional page(s). 5. If filer desires (at filer’s option) to use titles of lessee and lessor, or consignee and consignor, or seller and buyer (in the case of accounts or chattel paper), or bailee and bailor instead of Debtor and Secured Party, check the appropriate box in item 5. If this is an agricultural lien (as defined in applicable Commercial Code) filing or is otherwise not a UCC security interest filing (e.g., a tax lien, judgment lien, etc.), check the appropriate box in item 5, complete items 1-7 as applicable and attach any other items required under other law. 6. If this Financing Statement is filed as a fixture filing or if the collateral consists of timber to be cut or as-extracted collateral, complete items 1-5, check the box in item 6, and complete the required information (items 13, 14 and/or 15 on Addendum (Form UCC1Ad).. 7. This item is optional. Check appropriate box in item 7 to request Search Report(s) on all or some of the Debtors named in this Financing Statement. The Report will list all Financing Statements on file against the designated Debtor on the date of the Report, including this Financing Statement. There is an additional fee for each Report. If you have checked a box in item 7, file Search Report Copy together with Filing Officer Copy (and Acknowledgment Copy). Note: Not all states do searches and not all states will honor a search request made via this form; some states require a separate request form. 8. This item is optional and is for filer’s use only. For filer’s convenience of reference, filer may enter in item 8 any identifying information (e.g., Secured Party’s loan number, law firm file number, Debtor’s name or other identification, state in which form is being filed, etc.) that filer may find useful.

UCC FINANCING STATEMENT ADDENDUM

FOLLOW INSTRUCTIONS (front and back) CAREFULLY

9. NAME OF FIRST DEBTOR (1a or 1b) ON RELATED FINANCING STATEMENT

	9a. ORGANIZATION'S NAME		
OR	9b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME, SUFFIX

10. MISCELLANEOUS:

THE ABOVE SPACE IS FOR FILING OFFICE USE ONLY

11. ADDITIONAL DEBTOR'S EXACT FULL LEGAL NAME - insert only one name (11a or 11b) – do not abbreviate or combine names

	11a. ORGANIZATIONS' NAME				
OR	11b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME		SUFFIX
11c. MAILING ADDRESS		TOWN	STATE	POSTAL CODE	COUNTRY

11d. TAX ID #: SSN OR EIN	ADD'L INFO RE ORGANIZATION DEBTOR	11e. TYPE OF ORGANIZATION	11f. JURISDICTION OF ORGANIZATION	11g. ORGANIZATIONAL ID #, if any ☐ NONE

12. ☐ADDITIONAL SECURED PARTY'S or ☐ASSIGNOR S/P'S NAME - insert only one name (12a or 12b)

	12a. ORGANIZATION'S NAME				
OR	12b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME		SUFFIX
12c. MAILING ADDRESS		TOWN	STATE	POSTAL CODE	COUNTRY

13. This FINANCING STATEMENT covers ☐ timber to be cut or ☐ as-extracted collateral, or is filed as a ☐ fixture filing.

14. Description of real estate:

15. Name and address of a RECORD OWNER of above-described real estate (if Debtor does not have a record interest):

16. Additional collateral description:

17. Check only if applicable and check only one box.

Debtor is a ☐ Trust or ☐ Trustee acting with respect to property held in trust or ☐ Decedent's Estate

18. Check only if applicable and check only one box.

☐ Debtor is a TRANSMITTING UTILITY

☐ Filed in connection with a Manufactured-Home Transaction – effective 30 years

☐ Filed in connection with a Public-Finance Transaction – effective 30 years

6. REQUIRED SIGNATURE(S)

FILING OFFICE COPY – NATIONAL UCC FINANCING STATEMENT ADDENDUM (FORM UCC1Ad) (REV. 07/29/98)

Instructions for National UCC Financing Statement Addendum (Form UCC1Ad)

9. Insert name of first Debtor shown on Financing Statement to which this Addendum s related, exactly as shown in item 1 of Financing Statement.

10. Miscellaneous: Under certain circumstances, additional information not provided on Financing Statement may be required. Also, some states have non-uniform requirements. Use this space to provide such additional information or to comply with such requirements; otherwise, leave blank.

11. If this Addendum adds an additional Debtor, complete item 11 in accordance with Instruction 1 on Financing Statement. To add more than one additional Debtor, either use an additional Addendum form for each additional Debtor or replicate for each additional Debtor the formatting of Financing Statement item 1 on an 8-1/2 X 11 inch sheet (showing at the top of the sheet the name of the first Debtor shown on

{WS087179v1 } 164

the Financing Statement), and in either case give complete information for each additional Debtor in accordance with Instruction 1 on Financing Statement. All additional Debtor information, especially the name, must be presented in proper format exactly identical to the format of item 1 of Financing Statement.

12. If this Addendum adds an additional Secured Party, complete item 12 in accordance with Instruction 3 on Financing Statement. In the case of a total assignment of the Secured Party's interest before the filing of this Financing Statement, if filer has given the name and address of the Total Assignee in item 3 of the Financing Statement, filer may give the Assignor S/P's name and address in item 12.

13-15. If collateral is timber to be cut or as-extracted collateral, or if this Financing Statement is filed as a fixture filing, check appropriate box in item 13; provide description of real estate in item 14; and, if Debtor is not a record owner of the described real estate, also provide, in item 15, the name and address of a record owner. Also provide collateral description in item 4 of Financing Statement. Also check box 6 on Financing Statement. Description of real estate must be sufficient under the applicable law of the jurisdiction where the real estate is located.

16. Use this space to provide continued description of collateral, if you cannot complete description in item 4 of Financing Statement.

17. If Debtor is a trust or a trustee acting with respect to property held in trust or is a decedent's estate, check the appropriate box.

18. If Debtor is a transmitting utility or if the Financing Statement relates to a Manufactured-Home Transaction or a Public-Finance Transaction as defined in the applicable Commercial Code, check the appropriate box.

{WS087179v1 } 165

EXHIBIT H

MANAGEMENT AGREEMENT

(Form May Vary Based on State Requirements)

THE FORMS OF MANAGEMENT AGREEMENT INCLUDED AS PART OF THIS EXHIBIT ARE PROVIDED FOR YOUR CONVENIENCE TO USE AS A STARTING POINT. YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL TO REVIEW AND CHANGE THE MANAGEMENT AGREEMENT, AS NECESSARY, TO ENSURE THAT IT MEETS THE LEGAL REQUIREMENTS OF YOUR STATE.

{WS087179v1 } 166

MANAGEMENT AGREEMENT

(Most States)

THIS MANAGEMENT AGREEMENT ("Agreement") is made effective as of ________ by and between____, a [State] [corporation/limited liability company], having its principal place of business at ____________________________ ("the Company"), and ____, a ________ [State] professional service corporation, having its principal place of business at _______________________________ (the "P.C.") [This defined term may be adapted to correspond to the applicable business form (i.e., P.L.L.C.).].

WHEREAS, the P.C. has been incorporated under the laws of the State of _________________ to render chiropractic services to patients of the P.C.;

WHEREAS, the P.C. desires to establish and operate a chiropractic clinic and provide chiropractic services (the "Clinic") at ________ (the "Premises") and to obtain certain equipment, furnishings, office space and management services for the P.C. from the Company; and

WHEREAS, the Company is ready, willing, and able to provide furnishings, equipment, office space and management services to the P.C. in connection with the Clinic.

NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Representations and Warranties.

1.1 Representations and Warranties of the Company. The Company represents and warrants to the P.C. that at all times during the term of this Agreement, the Company is a corporation [limited liability company] duly organized, validly existing and in good standing under the laws of the State of ______________.

1.2 Representations and Warranties of the P.C. The P.C. hereby represents and warrants to the Company that at all times during the term of this Agreement:

(a) The P.C. is a professional service corporation duly organized, validly existing and in good standing under the laws of the State of ___________ and is duly licensed and qualified under all applicable laws and regulations to engage in the practice of chiropractic medicine in the State of _______________________.

(b) Each of the professionals employed or engaged by the P.C. to render services at the Clinic is duly licensed, certified, or registered, to render the professional services for which he or she has been employed or engaged by the P.C.

(c) The P.C. will establish and enforce procedures to ensure that proper and complete patient records are maintained regarding all patients of the P.C. as required by Section 4.10 below, applicable law and by the rules and regulations of any applicable governmental agency (collectively "Laws").

2. Furnishings and Equipment, Use of Premises, Trade Name

2.1 Title and Maintenance. During the term of this Agreement, the Company grants to the P.C. the exclusive right to use the Equipment and Furnishings specified in Exhibit A hereto, and as may be amended from time to time, on the terms and conditions hereinafter set forth. The P.C. shall use, and shall cause its Providers (as defined in Section 4.2, below) to use, the Equipment and Furnishings in connection with the Clinic in a manner that the P.C. determines is in the best interest of its patients. Title to the Equipment and Furnishings,

{WS087179v1 }

167

{WS087179v1 } 168 including any improvements thereto, shall be and remain in the Company at all times. The P.C. agrees to take no action that would adversely affect the Company’s title to or interest in the Equipment and Furnishings. During the term of this Agreement, the P.C. shall be responsible for maintaining the Equipment and Furnishings in good condition and repair, reasonable wear and tear from normal use excepted, including, where necessary, the replacement or substitution of parts. All maintenance, repair and replacement, if necessary, of the Equipment and Furnishings shall be performed by the Company on behalf of the P.C., in accordance with Section 3.1 of this Agreement. The P.C. agrees to assume the cost and expense of all supplies used in connection with the Equipment and Furnishings, and the P.C. agrees to make the Equipment and furnishings available for inspection by the Company or its designee at any reasonable time. 2.2 Liens, Encumbrances, Etc. The P.C. shall not directly or indirectly create or suffer to exist any mortgage, security interest, attachment, writ or other lien or encumbrance on the Furnishings or Equipment, and will promptly and at its own expense, discharge any such lien or encumbrance which shall arise, unless the same shall have been created or approved by the Company. 2.3 Use of Premises. The Company will provide as a license to use space, the use of the Premises in which the P.C. shall conduct and provide its chiropractic services at the Clinic during the term of this Agreement. This Agreement shall not be construed as a lease or sublease of the Premises, and shall not be deemed to create a relationship between a landlord and a tenant. The P.C. shall have no rights as a lessee of or any other possessory or occupancy rights to or any interest in the Premises except for the right to perform professional chiropractic services on the Premises as expressly set forth in this Agreement. 2.4 Return of Equipment and Furnishings. Upon the termination or expiration, as applicable of this Agreement, the Company shall retain all Furnishings and Equipment and the P.C. will relinquish control thereof free and clear of all liens, encumbrances, and right of others (save those created or approved by the Company). 2.5 Assignment. The P.C. shall not assign any of its rights hereunder to the use of the furnishings and Equipment to any third party, without the prior written consent of the Company. 2.6 Reporting. . In addition to P.C.’s right to approve the initial Equipment identified in Exhibit A, the P.C. shall advise the Company with respect to the selection of additional and replacement equipment or furnishings for the Clinic, and with respect to any proposed additions or improvements to the Equipment or Furnishings. The P.C. may refer the patient for consultation or treatment elsewhere, if the P.C. deems such to be in the best interest of its patient(s). The P.C. hereby approves the use of the Equipment identified in Exhibit A hereto. The Equipment in Exhibit A will be furnished by the Company at no additional expense to the P.C. However, if P.C. chooses to use different therapeutic equipment, this will be treated as an additional expense of the P.C. The P.C. will ensure that all Equipment and Furnishings are used in a safe and appropriate manner. The P.C. shall promptly notify the Company of any defective Equipment or Furnishings. 2.7 Use of Trade Name. The Company shall provide P.C. with a revocable license to use the name “The Joint®”, “The Joint Chiropractic®, or “The Joint…the chiropractic place®”, for the Clinic (the “Name”), and the Name shall be used by the P.C. in conformity with all applicable Laws. 3. General Responsibilities of the Company. Except as otherwise provided in this Agreement, the Company shall have responsibility for general management and administration of the day-to-day business operations of the P.C., exclusive of chiropractic, professional and ethical aspects of the P.C.’s chiropractic Clinic, and whose activities shall in all respects be subject to and act in compliance with applicable Laws and regulation related thereto. 3.1 Maintenance, Repair and Servicing of Furnishings and Equipment. During the term of this Agreement, the P.C. engages the Company and the Company agrees to perform, or subcontract for the performance of, all maintenance, repair, and servicing as may be necessary for the Equipment and furnishings to be maintained in good working condition, reasonable wear and tear excepted. {WS087179v1 } 169 3.2 Administrative and Management Services (a) The Company shall provide, or arrange for the provision of, certain business, management and administrative services of a non-clinical nature necessary or appropriate for the proper operation of the P.C. (“the Management Services”), as described below. The Company shall be the exclusive provider to the P.C. of such Management Services. The P.C. shall not obtain any Management Services from any source other than the Company, except with the prior written consent of the Company. Subject to P.C.’s oversight and ultimate authority over all issues, Company is expressly authorized to take such actions that Company, in the exercise of reasonable discretion, deems necessary and/or appropriate to fulfill its obligations under this Agreement and meet the day-to-day requirements of P.C., including the responsibility and commensurate authority to provide full service management services for P.C. as set forth in this Agreement, including supplies, support services, third party contracting, quality assurance, educational activities, risk management, billing and collection services, management, administration, financial record keeping and reporting, and other business services as provided in this Agreement. The Company is authorized to contract with third parties, including one or more of its affiliates, for the provision of services, equipment and personnel needed to perform its obligations under this Agreement. Any contracts with such affiliates shall be arms’ length agreements on terms reasonably available from reasonably efficient competing vendors. Nothing herein shall be construed to interfere with P.C.’s or its licensed providers’ professional judgment or actions with respect to the diagnosis and treatment of any of their patients. (b) The Management Services to be provided by the Company for the Clinic shall include, but not be limited to, the following: (i) business planning; (ii) financial management, including causing annual financial statements to be prepared for the P.C., providing to the P.C. the data necessary for the P.C. to prepare and file its tax returns and make any other necessary governmental filings, paying on behalf of the P.C., the P.C.’s Monthly Obligations (as defined in Section 4.4(d) hereof); (iii) bookkeeping, accounting, and data processing services; (iv) maintenance of patient records in accordance with procedures established by the P.C. pursuant to Section 1.2(c) above; (v) materials management, including purchase and stock of office supplies and maintenance of equipment and facilities, subject to the P.C.’s approval of the selection of chiropractic equipment for the Clinic; (vi) administering or causing to be administered any welfare, benefit or insurance plan or arrangement of the P.C.; (vii) coordinate human resources management, including primary direction of recruitment, training, and management of all Administrative Staff (defined in Section 3.3 below); (viii) billing to and collection from all payors, accounts receivable and accounts payable processing, all in accordance with the P.C.’s decisions made in consultation with the Company; (ix) administering utilization, cost and quality management systems that are established in accordance with Section 4.3; (x) subject to the P.C.’s approval of all materials that become public, developing a marketing program which includes the design, procurement, and monitoring of electronic and print advertising of the Clinic, in conformity with the requirements of applicable Laws; {WS087179v1 } 170 (xi) arrange for the P.C. to obtain and maintain malpractice and other agreed upon insurance coverages; (xii) providing administrative services in connection with the P.C.’s advertising, marketing and promotional activities of the Clinic, in accordance with applicable laws; (xiii) arranging for necessary legal services except with respect to any legal dispute between the P.C. and the Company; (xiv) performing credentialing support services such as application processing and information verification; (xv) developing and providing OSHA compliance programs and consulting; (xvi) developing and providing P.C. with consulting services regarding pricing and membership plan strategies for the Clinic, subject to the requirements of applicable provisions of Law. Notwithstanding the foregoing, the parties expressly acknowledge and agree that all policies and decisions relating to pricing, credit, refunds and warranties shall be established in compliance with applicable Laws; and (xvii) to the extent not included in any of the services listed in Section 3.2(b)(i) – (xv) providing: (a) relationship development with Chiropractic schools; (b) personnel training and orientation in non-Chiropractic areas; (c) monitoring of industry developments and strategic planning; (d) payroll processing; (e) public relations; (f) facilities management; (g) coordination and negotiation of clinic financing efforts; (h) clinic remodels; (i) continuing education programs; (j) client scheduling design software; (k) coordinate client service and complaint handling, provided that any clinical complaints shall be directed to the P.C. or its providers; (l) clinic management analysis; (m) internal publications development and distribution; (n) conference and travel coordination; and (o) administration of committees. (c) The Company shall not provide any of the following services to the Clinic: {WS087179v1 } 171 (i) the assignment of Providers to treat patients; (ii) assumption of responsibility for the care of patients; (iii) serving as the party to whom bills and charges are made payable; (iv) any activity that involves the practice of chiropractic medicine and the provision of chiropractic services or that would cause the Clinic to be subject to licensure under applicable laws and regulations in ___________ (State). 3.3 Administrative Staff. Subject to P.C.’s oversight and ultimate authority (including ratification of all non-chiropractic personnel who indirectly are involved in patient care), Company may recommend for employment and termination the employment of all Non-Chiropractic Personnel as Company will deem necessary or advisable, and will be responsible for the supervision, direction, training and assigning of duties of all Non-Chiropractic Personnel, with the exception of activities, if any, carried on by Non-Chiropractic Personnel which must be under the direction or supervision of licensed chiropractors in accordance with applicable law and regulations. Unless otherwise specifically agreed in writing, Company shall administer compensation, benefits, and scheduling of all Non-Chiropractic Personnel providing any services for or on behalf of P.C., and such personnel will be employees or independent contractors employed or engaged by Company. 3.4 Patient Records. The Company shall preserve the confidentiality of any patient records that it stores on behalf of the P.C., including the restriction of access to such records by its own personnel to only those whose specific job description requires access to such information on a routine basis. 3.5 Performance Standards. All Management Services provided hereunder shall be subject to commercially reasonable performance standards agreed to by the parties from time to time. 4. Responsibilities of the P.C. 4.1 Professional Services. During the term of this Agreement, the P.C. shall be solely responsible for all aspects of the diagnostic, therapeutic and related professional services delivered by the Providers at the Clinic, and for the selection, training, professional direction, supervision, employment or engagement of all Providers. Company will provide assistance to P.C. in recruiting and evaluating prospective chiropractors and support personnel as employees or independent contractors of P.C. P.C. will make all decisions relating to hiring, training, managing, and termination of Chiropractic Personnel. At the request of P.C., Company will administer compensation, benefits, and scheduling of Chiropractic Personnel on behalf of the P.C. as directed by P.C., which shall exclusively oversee and direct all clinical and patient care activities. In addition, the P.C. shall be solely responsible for the following determining what diagnostic tests are appropriate for a particular condition; determining the need for referrals to or consultation with another chiropractor/specialist; and the overall care of the patient, including the treatment options available. 4.2 Time Commitment. The P.C. shall employ or engage and make available to the Clinic, sufficient chiropractors and other professionals, authorized to engage to the extent permitted by law in the chiropractic services provided by the Clinic (collectively referred to as “Providers”) in adequate numbers to meet the chiropractic needs of the patients of the Clinic. The P.C. shall provide such services during normal business hours, as established in consultation with the Company. The P.C. shall ensure that all work and coverage schedules meet the needs of patients of the P.C. in a competent, timely and responsive manner. The P.C. shall determine how many patients a chiropractor must see in a given period of time or how many hours a chiropractor must work. 4.3 Quality of Service. The P.C. shall establish and enforce procedures to assure the appropriateness, necessity, consistency, quality, cost effectiveness and efficacy of all chiropractic services provided to patients of the Clinic. The P.C. shall require each of its Providers who are licensed, registered or certified to perform professional services to participate in and cooperate with any utilization management, quality assurance,

{WS087179v1 } 172 risk management, patient care assessment, continuous quality improvement, accreditation or other similar program or study to review the performance such Providers as may be required by the P.C., governmental agencies, professional review organizations, accrediting bodies, or health care entities or other third parties with which the P.C. may contract or affiliate. 4.4 Billing and Collection. (a) The Company shall bill and use its best efforts to collect for all services rendered by the P.C. and its Providers hereunder and for all access and membership fees as agent for the P.C. in accordance with P.C.’s decisions made in consultation with the Company regarding billing procedures for professional services provided by the P.C. All of the payments with respect to such services shall be made by cash or by check, electronic funds transfer, or credit card payable to the P.C. and shall be deposited into a bank account of the P.C. (the “Concentration Account”) with a bank mutually agreed to by the Company and the P.C. (the “Account Bank”). The Company shall prepare and make available to the P.C. an accounting of receipts attributable to services provided by the P.C., and receipts attributable to services provided by the Company. (b) The P.C. shall, and shall cause its Providers to, promptly endorse and deliver to the Company all payments, notes, checks, money orders, remittances and other evidences of indebtedness or payment received by the P.C. or its Providers, with respect to all accounts, contract rights, instruments, documents, or other rights to payment from time to time arising from the rendering of chiropractic services by the P.C. and its Providers, for access or membership fees, or otherwise relating to the business of the P.C., together with any guarantees thereof or securities therefore which are generated during the term of this Agreement. The Company is hereby granted a special power of attorney with respect to the Concentration Account and shall have the power and authority to deposit into, and withdraw funds from, all such accounts as may be required to pay P.C.’s Expenses (as defined in Section 4.13 below). The P.C. shall notify the banking institution of the concentration Account, and shall cause one or more employees or agents designated by the Company to be listed as a signatory on that account. (c) With respect to funds deposited in the Concentration Account (the “P.C.’s revenues”), the Company shall direct the Account Bank to transfer all amounts in the Concentration Account, at the end of each day, to an operating account maintained by and in the name of the Company (the “Operating Account”). The Company shall hold the P.C.’s Revenues in the Operating Account as the P.C.’s agent, and shall administer such Revenues on the P.C.’s behalf. The Company shall separately and accurately account for the receipt, use, disposition, and interest gained on the P.C.’s Revenues. (d) On at least a monthly basis, the Company shall pay, from the P.C.’s Revenue in the Operating Account, all of the current month’s P.C. Expenses, as defined in Section 4.13 hereof and the current month’s Management Fee as defined in Section 5 hereof (collectively, the “P.C.’s Monthly Obligations”). In the event that the P.C.’s Revenue (including the current month’s interest earned on the P.C.’s Revenue) is insufficient to pay fully the P.C.’s Monthly Obligations, the Company may advance to the P.C. an amount equal to the deficit (the “Deficit Advance”) by depositing such amount in the Concentration Account or the Operating Account. The amounts of the Deficit Advances shall accrue and the P.C. shall be obligated to pay such amounts upon the termination of this Agreement. In the event that there is a monthly profit that exceeds the P.C.’s Monthly Obligations (the “Monthly Profits”), then the Company shall use such amount to repay any prior Deficit Advances made by the Company (if any) together with interest accrued thereof. 4.5 Licensure. The P.C. shall ensure that each Provider associated with P.C. maintains, if applicable, an unrestricted license to practice chiropractic or other health care profession, or to be engaged in his or her particular field of expertise in the State of ___________ and, to the extent that Providers provide professional services in other states, that such individuals maintain comparable unrestricted licensure in such other jurisdictions. Each Provider shall have a level of competence, experience and skill comparable to that prevailing in the community where such Provider provides professional services. 4.6 Continuing Education. The P.C. shall ensure that each Provider shall obtain the required continuing professional education for his or her specialty in each state where such Provider provides professional {WS087179v1 } 173 services and shall provide documentation of the same to the Company. 4.7 Disciplinary Actions. The P.C. shall, and shall cause each of its Providers to, disclose to the Company during the term of this Agreement: (i) the existence of any proceeding against any Provider instituted by any plaintiff, governmental agency, health care facility, peer review organization or professional society which involves any allegation of substandard care or professional misconduct raised against any Provider, and (ii) any allegation of substandard care or professional misconduct raised against any Provider by any person or agency during the term of this Agreement. 4.8 Outside Activities. (a) The P.C. and its Providers shall devote their best efforts to fulfill their obligations hereunder. The P.C. and its Providers shall not engage in any other professional activities, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage, which would interfere with the performance of the P.C.’s duties hereunder, without the prior written consent of the Company, which consent shall not be unreasonably withheld. The P.C. shall assure that each of its Providers shall not provide chiropractic services other than on behalf of the P.C., unless such activity is disclosed in writing to and is expressly authorized in writing by the Company. In the event that any of the P.C.'s Providers shall violate any provision of this Section 4.8(a), the P.C.'s President shall immediately notify the Company of such activity and the P.C. shall immediately take all necessary and appropriate corrective action to cease such activity. (b) Except as otherwise approved in advance by the Company, and to the extent permitted by law, all amounts collected by the P.C. for chiropractic services, regardless of the source of payment, shall be assigned and belong to the Company including honoraria, royalties, revenues from patents, copyrights or other licensable intellectual property, revenues from teaching and supervising licensees-in-training and revenues from other professional activities (“Outside Income”). 4.9 Patient Records. (a) The P.C. and its Providers shall maintain, in a timely manner, complete, accurate and legible records for all patients of the Clinic, and all such patient records shall be the property of the P.C. The P.C. and its Providers shall comply with all applicable laws, regulations and ethical principles concerning confidentiality of patient records. (b) The P.C. shall own and control all patient chiropractic records, including determining the contents thereof. The P.C. shall grant the Company access to the information contained in the patient records owned by the P.C. and completed by the Providers to the extent that access to such information is permitted by applicable Laws and is required in connection with the Company’s administrative responsibilities hereunder. The P.C. agrees that, upon the termination of this Management Agreement (as permitted by applicable laws), the P.C. will transfer the original, or at PC’s discretion, complete copies of all of the P.C.’s patient records to a successor P.C. or a licensed chiropractor identified by the Company who will provide chiropractic services at the Premises or ensure that such records are transferred to a successor P.C. that will provide chiropractic services at the Premises. Notwithstanding the foregoing, such successor P.C. or chiropractor shall be obligated to transfer a patient’s record in accordance with the patient’s request. (c) As required by the privacy regulations issue under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), the parties shall comply with the terms of the Business Associate Addendum attached as Exhibit B of this Agreement. 4.10 Credentialing. The P.C. shall participate and cooperate in and comply with any credentialing program established from time to time by the Company. 4.11 Fees for Professional Services. The P.C. shall be solely responsible for legal, accounting, and other professional service fees it incurs, except as otherwise provided herein. {WS087179v1 } 174 4.12 Standards of Care. The P.C. and its Providers shall render services to patients hereunder in a competent and professional manner, in compliance with generally accepted and prevailing standards of care and in compliance with applicable statutes, regulations, rules, policies and directives of federal, state and local governmental, regulatory and accrediting agencies. 4.13 P.C. Expenses. The following expenses of the P.C. that are related to the Clinic (“P.C. Expenses”) shall be paid by the Management Company, on behalf of the P.C. and at the direction of the P.C.: (a) Salaries, wages, benefits, (including health, life, and disability insurance coverage and all contributions under employee benefit plans), vacation and sick pay, employment and payroll taxes; and the cost of payroll administration and administration of benefits, for Providers employed by the P.C.; (b) Cost of all new chiropractic and non-chiropractic equipment and supplies obtained for use in the operation of the Clinic, and depreciation cost of all capital equipment and items obtained for use in the operation of the Clinic in accordance with federal tax depreciation schedules for such equipment and items; (c) Expenses of comprehensive professional liability insurance, professional liability insurance for each Provider of the P.C. to the extent the P.C. is required to pay for such insurance pursuant to the terms of the Provider’s employment agreement, comprehensive general liability insurance and property insurance coverage for the P.C.’s facility and operations, and worker’s compensation and unemployment insurance coverage for all P.C. employees; (d) Interest expense on indebtedness (including capitalized leases) incurred with respect to debt obligations to fund the operation of, or the acquisition of capital assets for, the P.C.; (e) State and local business license taxes, professional licensure and board certification fees, sales and use taxes, income, franchise and excise taxes and other similar taxes, fees and charges assessed against the P.C. or the Providers; (f) Expenses incurred in the course of recruiting chiropractors, chiropractic receptionists and other professional staff to work for and/or join the P.C.; and (g) Any federal income taxes, including the cost of preparation of the annual income tax returns of the P.C. and its Providers. The P.C. shall promptly notify the Company of all P.C. Expenses incurred, and shall provide the Company with all invoices, bills, statements and other documents evidencing such P.C. Expenses. 5. Management Fee. (a) In consideration of the Company (i) licensing to the P.C. the use of Equipment, Furnishings and the Name; (ii) permitting the P.C. to operate the Clinic and perform professional chiropractic services at the Premises; (iii) granting to the P.C. the right to use the personal property and leasehold improvement at the Premises; and (iv) providing all other services described in this Agreement, the P.C. hereby agrees to pay to the Company a monthly Management Fee that shall be equal to all revenues received by the P.C., less the expenses of the P.C. that the Company pays on behalf of the P.C. (b) The portion of the Management Fee (i) allocable to the P.C.’s use of the Equipment, Furnishings and Name has been determined by the parties to equal the fair market value of the use of the Equipment, Furnishings and name, respectively, and (ii) allocable to the provisions of all other services hereunder has been determined by the parties to equal the fair market value of such other services without taking into account the volume or value of any referrals of business from the Company (or its affiliates) to the P.C. or the Providers, or from the P.C. or the Providers to the Company (or its affiliates). {WS087179v1 } 175 (c) The Management Fee paid by the P.C. to the Company hereunder has been determined by the parties through good-faith and arm’s length bargaining. No amount paid hereunder is intended to be, nor shall it be construed to be, an inducement or payment for referral of, or recommending referral of, patients by the P.C. to the Company (or its affiliates) or by the Company (or its affiliates) to the P.C. In addition, the Management Fee charged hereunder does not include any discount, rebate, kickback, or other reduction in charge, and the Management Fee charged hereunder is not intended to be, nor shall it be construed to be, an inducement or payment for referral, or recommendation of referral, of patients by the P.C. to the Company (or its affiliates) or by the Company (or its affiliates) to the P.C. 6. Regulatory Matters. (a) The P.C.’s Providers shall at all times be free, in their sole discretion, to exercise their professional judgment on behalf of patients of the P.C. No provision of this Agreement is intended, nor shall it be construed, to permit the Company to affect or influence the professional judgment of any member of the P.C.’s Providers. To the extent that any act or service required or permitted of the Company by any provision of this Agreement may be construed or deemed to constitute the practice of chiropractic, the ownership or control of a chiropractic practice, or the operation of a clinic, said provision of this Agreement shall be void ab initio and the performance of said act or service by the Company shall be deemed waived by the P.C. (b) The parties agree to cooperate with one another in the fulfillment of their respective obligations under this Agreement, and to comply with the requirements of applicable Laws and with all ordinances, statutes, regulations, directives, orders, or other lawful enactments or pronouncements of any federal, state, municipal, local or other lawful authority applicable to the Clinic, and of any insurance company insuring the Clinic or the parties against liability for accident or injury in or upon the premises of the Clinic. 7. Insurance. 7.1 General Comprehensive Liability Insurance. During the term of this agreement, the Company shall obtain and maintain, at the P.C.’s expense, a comprehensive general liability insurance policy and such other insurances as may be required, in such amounts, with such coverages and with such companies as the Company may reasonably determine to be necessary and appropriate, as required by law or as are usual and customary. These insurance policies must name The Joint Corp., the Company, and any of their respective affiliates that the Company or The Joint Corp. designates as additional named insureds, and provide for third (30) days’ prior written notice to the Company and The Joint Corp. and of a policy’s material modification, cancellation or expiration. 7.2 Equipment Insurance. The Company shall cause to be carried and maintained, at its own expense, insurance against all risks of physical loss or damage to the Equipment in an amount not less than the original purchase price or the replacement cost with like kind and quality at the time of loss, with such companies and as the Company shall reasonably determine. These insurance policies must name The Joint Corp., the Company, and any of their respective affiliates that the Company or The Joint Corp. designates as additional named insureds, and provided for thirty (30) days’ prior written notice to the Company and The Joint Corp. and of a policy’s material modification, cancellation or expiration. 7.3 Malpractice Insurance. During the term of this Agreement, the Company shall arrange for the P.C. to obtain and maintain, at the P.C.’s expense, professional liability insurance covering the P.C. and its Providers, as an occurrence-based policy with limits of not less than [one million dollars ($1,000,000) per occurrence and three million dollars ($3,000,000) in the aggregate], which the parties hereby agree are adequate amounts of coverage, or such other amount as required by law. In the event the P.C. has no other option but to obtain a “claims made” form of insurance in effect at any time during the term of this Agreement, the Company shall obtain, at P.C.’s expense, full “tail” coverage to cover any event that may have occurred during the term of this Agreement. The P.C. shall provide to the Company any information with respect to the P.C. or the Providers necessary for the Company to secure such professional liability insurance. These insurance policies must name The

{WS087179v1 } 176 Joint Corp., the Company, and any of their respective affiliates that the Company or The Joint Corp. designates as additional name insureds, and provide for thirty (30) days’ prior written notice to the Company and The Joint Corp. and of a policy’s material modification, cancellation or expiration. 8. Indemnification by the P.C. The P.C. hereby agrees to indemnify, defend, and hold harmless the Company, and each of the Company’s officers, directors, shareholders, agents and employees, from and against any and all claims, demands, losses, liabilities, actions, lawsuits and other proceedings judgments and awards, and costs and expenses (including court costs, and reasonable attorneys’ and consultancy fees), arising directly or indirectly, in whole or in part out of any breach by the p.c. OF This Agreement or any acts or omissions by the P.C. or its Providers in their performance of this Agreement, including, but not limited to, negligence of the P.C. or its Providers arising form or related to any of their professional acts or omissions to the extent that such is not paid or covered by the proceeds of insurance. The P.C. shall immediately notify the Company of any lawsuits or actions, or any threat thereof, against P.C. or any Provider, or the Company, which may become known to the P.C. 9. Indemnification by the Company. The Company hereby agrees to indemnify, defend, and hold harmless the P.C., and each of its officers, managers, members, agents and employees, from and against any and all claims, demands, losses, liabilities, actions, lawsuits and other proceedings, judgments and awards, and costs and expenses (including court costs, and reasonable attorneys’ and consultancy fees), arising directly or indirectly, in whole or in part, out of any breach by the Company of this Agreement or any willful or grossly negligent act or omission by the Company in its performance of this Agreement, to the extent that such is not paid or covered by the proceeds of insurance. The company shall immediately notify the P.C. of any lawsuits or actions, or any threat thereof, against the Company, P.C. or any Provider that may become known to the Company. 10. Security Interest. As security for Practice’s obligations set forth in this Agreement, Shareholder, who is owner of 100% of P.C.’s shares of common stock, hereby pledges, and as inducement to Company to enter into this Agreement, grants a security interest in, assigns, transfers, and delivers to Company (or Company’s qualifying designee) P.C.’s shares to Company as collateral security for the performance of P.C.’s obligations hereunder. In the event of a breach by or default of P.C. of this Agreement, or upon termination of this Agreement for any reason, and as further provided below, Shareholder shall cooperate as reasonably requested in the transfer of P.C.’s shares to a chiropractor independently determined to be competent designated by Company. In connection with this grant of a security interest, Shareholder represents and warrants that Shareholder owns the pledged shares free and clear of any material liens, claims, encumbrances, or security interests of any kind or nature whatsoever; that Shareholder is not precluded, by agreement or operation of law or otherwise, from making this pledge, and needs no further authority or authorization for this pledge; and that the pledge of the shares as collateral creates a valid first priority lien on and a first priority perfected security interest and lien in the collateral and proceeds thereof, securing the performance of P.C.’s obligations under this Agreement. 11. Actions Requiring Company’s Consent. As inducement to Company to enter into this Agreement, P.C. agrees that it shall not take certain governance actions without Manager’s consent. Therefore, notwithstanding anything in this Agreement to the contrary, P.C. agrees that the following actions by P.C. shall be void unless undertaken with the prior written consent of Manager: (a) The issuance, reclassification, recapitalization, redemption of capital stock of P.C. or of any security convertible into shares of capital stock of P.C., without prior consultation and written consent of Manager; (b) The payment of any dividends on the capital stock of P.C. or other distribution to the shareholders of P.C., without prior consultation and written consent of Manager; (c) Any consolidation, conversion, merger or stock/share exchange of P.C. without prior consultation and written consent of Manager; (d) Any sale, assignment, pledge, lease, exchange, transfer or other disposition (without prior consultation and written consent of Manager), excluding salaries, but including without limitation a mortgage or {WS087179v1 } 177 other security device, of assets, including P.C.’s accounts receivable, constituting in the aggregate five percent (5%) or more (in any transaction or series of transactions over any consecutive five (5) year period) of the total assets of P.C. at the end of its most recent fiscal year ending prior to such disposition; and (e) The dissolution or liquidation of P.C. 12. Non-Solicitation. (a) Intentionally Omitted. (b) To the extent permitted by law, during the term of any Provider’s employment with the P.C. and for a period of one (1) year after the termination or expiration of any such Provider’s employment agreement with the P.C., such Provider shall not, without the express written consent of the P.C., solicit verbally or in writing, any patient or former patient of the P.C., or otherwise interfere with such patient or former patient’s relationship with the P.C. in connection with the provisions of chiropractic services. Upon termination of any Provider’s employment with the P.C., the P.C. shall promptly notify the Provider’s patients of how and where to contact the Provider. (c) In the event that any of the P.C.’s Providers shall violate any provision of this Section 12, the P.C.’s President shall immediately notify the Company of such activity and the P.C. shall immediately take all necessary and appropriate corrective action. (d) Company agrees to waive any outstanding Management Fees owed by the P.C. at termination of this agreement, pursuant to Section 4.4(d), as consideration for the non-solicitation provision set forth in Section 12 (b) above. 13. Proprietary Rights. The P.C. recognizes and acknowledges that all records, files, reports, protocols, polities, manuals, data bases, processes, procedures, computer systems, materials and other documents used by the Company (or its affiliates) in rendering services hereunder, or relating to the operations of the company (or its affiliates), belong to and shall remain the property of the Company, and constitute proprietary information and trade secrets that are valuable, special, and unique assets of the Company’s business (“Confidential Information”). The P.C. shall not, and shall assure that each of its Providers shall not, during or after the term of this Agreement, disclose any Confidential Information of the Company (or its affiliates), or the terms and conditions of this Agreement to any other firm, person, corporation, association, or other entity for any reason or purpose whatsoever, without the written consent of the Company or its respective affiliates. 14. Enforcement. (a) The P.C. recognizes and acknowledges that all records, files, reports, protocols, policies, manuals, data bases, processes, procedures, computer systems, materials and other documents used by the Company (or its affiliates) in rendering services hereunder, or relating to the operations of the Company (or its affiliates), belong to and shall remain the property of the Company, and constitute proprietary information and trade secrets that are valuable, special, and unique assets of the Company's business (“Confidential Information”). The P.C. shall not, and shall assure that each of its Providers shall not, during or after the term of this Agreement, disclose any Confidential Information of the Company (or its affiliates), or the terms and conditions of this Agreement to any other firm, person, corporation, association, or other entity for any reason or purpose whatsoever, without the written consent of the Company or its respective affiliates. (b) All works, discoveries and developments, whether or not copyrightable, relating to the Company's present, past or prospective activities, services and products (“Inventions”) which are at any time conceived or reduced to practice by P.C. and/or any of its Providers, acting alone or in conjunction with others, in connection with the Company's management of the P.C. or, during the course of the P.C.'s employment or engagement of Providers (or, if based on or related to any Confidential Information, made by P.C. and/or any {WS087179v1 } 178 Provider during or after such management by the Company or employment or engagement by the P.C.) and all concepts and ideas known to P.C. or any Provider at any time during the Company's management of the P.C. which relate to the Company's present, past or prospective activities, services and products (“Concepts and Ideas”) or any modifications thereof held by or known to P.C. and/or any Provider on the date of this Agreement or acquired by P.C: and/or any Provider during the term of this Agreement shall be the property of the Company, free of any reserved or other rights of any kind on P.C. and/or 'any Provider's part in respect thereof, and P.C. and/or any such Provider hereby assign all rights therein to the Company. (c) P.C. and/or its Providers shall promptly make full disclosure of any such Inventions, Concepts and Ideas or modifications thereof to the Company. Further, P.C. and/or its Providers shall, at the Company's cost and expense, promptly execute formal applications for copyrights and also do all other acts and things (including, among others, executing and delivering instruments of further assurance or confirmation) deemed by the Company to be necessary or desirable at any time or times in order to effect the full assignment to the Company of P.C. and/or its Providers' rights and title to such Inventions, Concepts and Ideas or modifications, without payment therefor and without further compensation. In order to confirm the Company's rights, P.C. and/or its Providers will also assign to the Company any and all copyrights and reproduction rights to any written material prepared by P.C. and/or its Providers in connection with the Company's management of the P.C. or the Providers' employment or engagement by the P.C. P.C. and/or its Providers further understand that the absence of a request by the Company for information, or for the making of an oath, or for the execution of any document, shall in no way be construed to constitute a waiver of the rights of the Company under this Agreement. This Agreement shall not be construed to limit in any way any “shop rights” or other common law or contractual rights of the P.C. or the Company in or to any Inventions, Concepts and Ideas or modifications which the Company has or may have by virtue of the Company's management activities hereunder or the P.C.'s engagement of its Providers. (d) The P.C. agrees that the restrictive covenants set forth in Sections 12 and 13 are reasonable in nature, duration and geographical scope. The P.C. further acknowledges that any violation of those restrictive covenants will cause the Company irreparable damage, which a monetary award would be inadequate to remedy, and that a court or arbitrator of competent jurisdiction may, in addition to monetary awards, enjoin any breach of, and enforce, such restrictive covenants by temporary restraining order, and preliminary and permanent injunctive relief without the need for the moving party to post any bond or surety. If a court or arbitrator of competent jurisdiction determines that any of the restrictive covenants set forth in Section 12 or 13 are unreasonable in nature, duration or geographic scope, then the P.C. agrees that such court or arbitrator shall reform such restrictive covenant so that such restrictive covenant is enforceable to the maximum extent permitted by law for a restrictive covenant of that nature, and such court shall enforce the restrictive covenant to that extent. If any court or arbitrator finds that the P.C. and/or any Provider has breached the restrictive covenants set forth in Sections 12 or 13 above, then such restrictive covenants shall be extended for an additional period equal to the period of such breach. 15. Employment Agreements. The P.C. agrees that it shall impose by contract on each of its Providers the obligation to abide by the applicable terms and conditions of this Agreement, including the restrictive covenants specified above. The Company and its affiliates are intended to be third-party beneficiaries of such contracts and the Company may, in its sole discretion, be a signatory to such contracts for purposes of enforcing against Providers the terms and conditions of this Agreement. Any liquidated damages pad to the P.C. by Providers pursuant to contracts between the P.C. and such Providers shall be assigned by the P.C. and paid over to the Company. 16. Term and Termination. (a) The term of this Agreement shall be for [coterminous with franchise agreement] years commencing on the date first written above, unless sooner terminated as set forth herein, and shall automatically renew for successive one (1) year terms unless either party gives the other at least ninety (90) days prior written notice of its intention not to renew prior to the expiration of then current term. {WS087179v1 } 179 (b) Either party may terminate this Agreement immediately upon the occurrence of any of the following events with regard to the other party: (i) the making of a general assignment for the benefit of creditors; (ii) the filing of a voluntary petition or the commencement of any proceeding by either party for any relief under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustments of indebtedness, reorganization, composition or extension; (iii) the filing of any involuntary petition or the commencement of any proceeding by or against either party for any relief under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness, reorganization, composition or extension, which such petition or proceeding is not dismissed within ninety (90) days of the date on which it is filed or commenced; or (iv) suspension of the transaction of the usual business of either party for a period in excess of thirty (14) days. (c) The Company may terminate this Agreement immediately upon any of the following events: (i) The date of death of [Name of sole shareholder]; (ii) The date [Name of sole shareholder] is determined by a court of competent jurisdiction to be incompetent, or permanently disabled so as to be unable to render any professional services (iii) The date [Name of sole shareholder] becomes disqualified under the Bylaws of the P.C. or applicable law to be a shareholder of the P.C.; (iv) The date upon which any of the shares of stock in the P.C. held by [Name of sole shareholder] are transferred or attempted to be transferred voluntarily, by operation of law or otherwise to any person; (v) The date upon which [Name of sole shareholder] ceases to provide chiropractic services in connection with the P.C.; or (vi) The merger, consolidation, reorganization, sale, liquidation, dissolution, or other disposition of all or substantially all of the stock or assets of the P.C. (d) The Company may terminate this Agreement if the P.C. fails, within seven (7) days after receiving written notice from the Company, to remove from the Clinic any Provider who the Company determines has materially disrupted or interfered with the performance of the P.C.’s obligations hereunder. This provision shall not be construed as permitting the Company to control or impair the P.C.’s or the Providers’ chiropractic judgment, professional performance or patient of care. (e) The Company may terminate this Agreement immediately upon written notice to the P.C. in the event of termination for any reason of any of the following agreements: the Company’s operating agreement and/or the employment agreement between the P.C. and ________________ [Doctor’s Name]. (f) The Company may terminate this Agreement at any time with or without cause, by giving the P.C. forty-five (45) days’ prior written notice. (g) Either party may terminate this Agreement upon thirty (30) days’ prior written notice to the other party in the event of a material breach by the other party of any material term or condition hereof, if such breach is not cured to the reasonable satisfaction of the non-breaching party within thirty (30) days after the non- breaching party has given notice thereof to the other party. (h) Upon termination or expiration of this agreement by either party, the P.C. shall pay the Company any amounts owed to the Company under paragraph 5 hereof as of the date of termination or expiration. (i) Upon termination or expiration of this Agreement, the P.C. shall return to the Company

{WS087179v1 } 180 any and all property of the Company which may be in the P.C.’s possession or under the P.C.’s control. (j) If, in the opinion (the “Opinion”) of nationally recognized health care counsel selected by the Company, it is determined that it is more likely than not that applicable Laws in effect or to become effective as of a date certain, or if the Company or the P.C. receives notice (the “Notice”) of an actual or threatened decision, finding or action by any governmental or private agency or court (collectively referred to herein as “Action”), which Laws or Action, if or when implemented, would have the effect of subjecting either party to civil or criminal prosecution under state and/or federal laws, or other material adverse proceeding on the basis of their participation herein, then the Company or the P.C. shall provide such Opinion or Notice to the other party. The parties shall attempt in good faith to amend this Agreement to the minimum extent necessary in order to comply with such Laws or to avoid the Action, as applicable, and shall utilize mutually agreed upon joint legal counsel to the extent practicable. If, within ninety (90) days of providing written notice of such Opinion or such Notice to the other party, the parties hereto acting in good faith are unable to mutually agree upon and make amendments or alterations to this Agreement to meet the requirements in question, or alternatively, the parties mutually determine in good faith that compliance with such requirements is impossible or unfeasible, then this Agreement shall be terminated without penalty, charge or continuing liability upon the earlier of the following: the date one hundred and eight (180) days subsequent to the date upon which any party gives written notice to the other party, or the effective date upon which the Law or Action prohibits the relationship of the parties pursuant to this Agreement. In the event of a termination of this Agreement in accordance with this Section 16(j), then the restrictions contained in 10 and 11 of this Agreement shall be waived and shall be of no further effect. 17. Obligations After Termination. Except as otherwise provided herein or in any amendment hereto, following the effective date of termination of this Agreement: (a) The Company shall continue to permit the P.C. or its authorized representatives to conduct financial audits relating to the period this Agreement was in effect; (b) The P.C. shall cooperate with the Company to assure the appropriate transfer of patient cases and patient records; (c) Both the Company and the P.C. shall cooperate in connection with the termination or assignment of provider contracts and other contractual arrangements; and (d) Both the Company and the P.C. shall cooperate in the preparation of final financial statements and the final reconciliation of fees paid hereunder, which shall be calculated by the Company six (6) months after termination of this agreement; provided that in the event of a termination of this Agreement by the Company pursuant to Section 17(b), (c), or (d), the P.C. and any such Provider shall forfeit its (or his/her) rights to any future payment from the Company under this or any other agreement between the parties, except as may otherwise be agreed to by the Company in its discretion. 18. Return of Proprietary Property and Confidential Information. All documents, procedural manuals, guides, specifications, plans, drawings, designs, copyrights, service marks and trademark rights, computer programs, program descriptions and similar materials, lists of present, past or prospective patients, proposals, marketing and public relations materials, invitations to submit proposals, fee schedules and data relating to patients and the pricing of the Company’s products and services, records, notebooks and similar repositories of or containing Confidential Information and Inventions (including all copies thereof) that come into P.C. and/or its Providers possession or control, whether prepared by P.C., its Providers, or others: (a) are the property of the Company, (b) will not be used by P.C. or its Providers in any way adverse to the Company or to the benefit of P.C. and/or its Providers, (c) will not be removed from the Company’s premises (except as P.C. and/or its Providers’ duties hereunder require) and (d) at the termination of this Agreement or engagement of such Providers, will be left with, or forthwith returned and/or restored to the Company, and P.C. and such Providers shall discontinue use of such materials. 19. Status of Parties. In the performance of the work duties and obligations under this Agreement, it {WS087179v1 } 181 is mutually understood and agreed that each party is at all times acting and performing as an independent contractor with respect to the other and that no relationship of partnership, joint venture or employment is created by this Agreement. 20. Force Majeure. Neither party shall be deemed to be in default of this Agreement if prevented from performing any obligation hereunder for any reason beyond its control, including but not limited to, Acts of God, war, civil commotion, fire, flood or casualty, labor difficulties, shortages of or inability to obtain labor, materials or equipment, governmental regulations or restrictions, or unusually severe weather. In any such case, the parties agree to negotiate in good faith with the goal of preserving this Agreement and the respective rights and obligations of the parties hereunder, to the extent reasonably practicable. It is agreed that financial inability shall not be a matter beyond a party’s reasonable control. 21. Notices. Any notices to be given hereunder by either party to the other shall be deemed to be received by the intended recipient (a) when delivered personally, (b) the first business day following delivery to a nationally recognized overnight courier service with proof of delivery, or (c) three (3) days after mailing by certified mail, postage prepaid with return receipt requested, in each case addressed to the parties at the addresses set forth on page 1 above or at any other address designated by the parties in writing. 22. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter of this Agreement. This Agreement may not be changed orally, and may only be amended by an agreement in writing signed by both parties. 23. No Rights in Third Parties. Except as provided in Section 15, hereof, this Agreement is not intended to, nor shall it be construed to, create any rights in any third parties, including, without limitation, in any Providers employed or engaged by the P.C. in connection with the Clinic. 24. Governing Law. This Agreement shall be construed and enforced under and in accordance with the laws of the State of __________________, and venue for the commencement of any action or proceeding brought in connection with this agreement shall be exclusively in the federal or state court in the State of __________________, County of _________________. [Insert State where franchisee and P.C. are located.] 25. Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be contrary to law, that provision will be enforced to the maximum extent permissible, and the remaining provisions of this Agreement will remain in full force and effect, unless to do so would result in either party not receiving the benefit of its bargain. 26. Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to that term or any other term of this Agreement. 27. Rights Unaffected. No amendment, supplement or termination of this Agreement shall affect or impair any right or obligations which shall have theretofore matured hereunder. 28. Interpretation of Syntax. All references made and pronouns used herein shall be construed in the singular or plural, and in such gender, as the sense and circumstances require. 29. Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties, their respective heirs, executors, administrators and assigns. 30. Further Actions. Each of the parties agrees that it shall hereafter execute and deliver such further instruments and do such further acts and things as may be required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof. {WS087179v1 } 182 31. Non-Assignment. The P.C. may not assign this Agreement except with the prior written approval of the Company. The Company may assign this Agreement. 32. Access of the Government to Records. To the extent that the provisions of Section 1861(v)(1)(I) of the Social Security Action [42 U.S.C. § 1395x(v)(1)(I)] are applicable to this Agreement, the parties agree to make available, upon the written request of the Secretary of the Department of Health and Human Services or upon the request of the Comptroller General, or any of their duly authorized representatives, this Agreement, and other books, records and documents that are necessary to certify the nature and extent of costs incurred by them for services furnished under this Agreement. The obligations hereunder shall extent for four (4) years after furnishing of such services. The parties shall notify each other of any such request for records. {WS087179v1 } 183 IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto affix their signatures below and execute this Agreement under seal. [P.C.] [JOINT FRANCHISEE/ “Company”] By:__________________________________ By:______________________________ Its: President Its:______________________________

{WS087179v1 } 184 EXHIBIT A TO JOINT MANAGEMENT AGREEMENT EQUIPMENT/FURNISHINGS [Insert “Supply List” for each Clinic] {WS087179v1 } 185 EXHIBIT B TO JOINT MANAGEMENT AGREEMENT BUSINESS ASSOCIATE ADDENDUM This Business Associate Addendum (the “Addendum”) to the Management Agreement (the “Agreement”) dated _____________________, by and between the P.C. and the Company (for purposes of this addendum, the “Business Associate”), is entered into for the purpose of complying with the Health Insurance Portability and Accessibility Act of 1996, as amended by the Health Information Technology Act of 2009 (the “HITECH Act”), and the regulations promulgated under HIPAA and the HITECH Act (all of the foregoing collectively referred to as “HIPAA”). I. Definitions. For purposes of this addendum, the following capitalized terms shall have the meanings ascribed to them below: A. “Protected Health Information” shall mean Individually Identifiable Health Information (as defined below) that is (a) transmitted by electronic media; (b) maintained in any electronic medium; or (c) transmitted or maintained in any other form or medium. “Protected Health Information” does not include Individually Identifiable health information in (x) education records covered by the Family Educational Right and Privacy Act, as amended (20 USC §1232(g) or (y) records described in 20 USC §1231g(a)(4)(B)(iv). For purposes of this definition, Individually Identifiable Health Information shall mean health information, including demographic information collected from an individual, that: (aa) is created or received by a health care provider (including the P.C.), health plan, employer or health care clearing house; and (bb) relates to the past. present or future physical or mental health or condition of an individual, the provision of health care to an individual, or the past, present or future payment for the provision of health care to an individual and that (1) identifies the individual or (2) with respect to which there is a reasonable basis to believe the information can be used to identify the individual. B. “Required by Law” shall mean a mandate contained in law that compels the use or disclosure of Protected Health Information and that is enforceable in a court of law. “Required by Law” includes, but is not limited to, court orders and court-ordered warrants; subpoenas or summons issued by a court, grand jury, a governmental or tribal inspector general, or an administrative body authorized to require the production of information; a civil or an authorized investigative demand; Medicare conditions or participation with respect to health care providers participating in the program; and statutes or regulations that require such information if payment is sought under a government program providing public benefits. Any terms used but not otherwise defined in this Addendum shall have the same meaning as the meaning ascribed to those terms in HIPAA. II. Permitted Uses and Disclosures. Business Associate may use or disclose Protected Health Information received or created by Business Associate pursuant to the Agreement solely for the following purposes: A. Business Associate may use or disclose Protected Health Information as necessary to carry out Business Associate’s responsibilities and duties under the Agreement. B. Business Associate may use or disclose Protected Health Information for Business Associate’s proper management and administration ore to fulfill any present or future legal responsibilities of Business Associate; provided, however, that if Business Associate discloses Protected Health Information to a third party under this Section II(b), Business Associate shall Ii) obtain reasonable assurances from the person to whom the Protected Health Information is disclosed that it will be {WS087179v1 } 186 held confidentially and used or further disclosed only as Required by Law or for the purpose for which it was disclosed and (ii) obligate such person to notify Business Associate of any instances of which it is aware in which the confidentiality of the Protected Health Information has been breached. C. Business Associate may use or disclose protected Information as Required by Law. D. Any use or disclosure of Protected Health Information permitted hereunder shall be limited to the minimum amount necessary to accomplish the intended purpose of the use, disclosure or request and shall otherwise be accordance with HIPAA. III. Disclosure to Agent. In the event Business Associate disclosed to any agent, including a subcontractor, Protected Health Information received from, or created or received by Business Associate on behalf of, the P.C., Business Associate shall obligate each such agent to agree to the same restrictions and conditions regarding the use and disclosure of Protected Health Information as are applicable to Business Associate under this Addendum. IV. Safeguards. Business Associate shall employ appropriate administrative, technical and physical safeguards, consistent with the size and complexity of Business Associate’s operations, to prevent the use or disclosure of Protected Health Information in any manner inconsistent with the terms of this Addendum. Business Associate shall maintain a written security program describing such safeguards, a copy of which shall be available to the P.C. upon request. V. Reporting of Improper Disclosures. Business Associate shall report to the P.C. any unauthorized or improper use or disclosure of Protected Health Information within one (1) business day of the date on which Business Associate becomes aware of such use or disclosure. VI. Reporting of Disclosures of Security Incidents. Business Associate shall report to the P.C. any Security Incident of which it becomes aware. For purposes of this Addendum, “Security Incident” means the attempted or successful unauthorized access, use, disclosure, modification, or destruction of information or interference with system operations in an information system; provided, however, that Business Associate shall not have any obligation to notify P.C. of any unsuccessful attempts to (i) obtain unauthorized access to P.C.’s information in Business Associate’s possession, or (ii) interfere with Business Associate’s system operations in an information system, where such unsuccessful attempts are extremely numerous and common to all users of electronic information systems (e.g., attempted unauthorized access to information systems, attempted modification or destruction of data files and software, attempted transmission of a computer virus). VII. Mitigation. Business Associate agrees to mitigate, to the extent practicable, any harmful effect that is known to Business Associate of a use or disclosure of Protected Health Information by Business Associate in violation of the requirements of this Addendum. VIII. Access to protected health information by the P.C. A. Within (10) days of a request by the P.C., Business Associate shall provide to the P.C. all Protected Health Information in Business Associate’s possession necessary for the P.C. to provide patients or their representatives with access to or copies thereof in accordance with 45 CFR §§ 164.524. B. Within ten (10) days of a request by the P.C., Business Associate shall provide to the P.C. all information and records in Business Associate’s possession necessary for the P. C. to provide patients or their representatives with an accounting of disclosures thereof in accordance with 45 C.F.R § 164.528. C. Within ten (10) days of a request by the P.C. Business Associate shall provide to the P.C. all protected Health Information in Business Associate’s possession necessary for the P.C. to respond {WS087179v1 } 187 to a request by a patient to amend such Protected Health Information in accordance with 45 C.F.R. § 164.526. At the P.C.'s direction, Business Associate shall incorporate any amendments to a patient’s Protected Health Information made by the P.C. into the copies of such information maintained by Business Associate. IX. Access of HHS. Business Associate shall make its internal practices, books and records relating to the use and disclosure of Protected Health Information received from the P.C., or created or received by Business Associate on behalf of the P.C., to HHS in accordance with HIPAA and the regulations promulgated thereunder. X. Return of Protected Health Information Upon Termination. Upon termination of the Agreement, Business Associate shall: (a) if feasible, return or destroy all Protected Health Information received from, or created or received by Business Associate on behalf of, the P.C. that Business Associate still maintains in any form, and Business Associate shall retain no copies of such information; or (b) if Business Associate reasonably determines that such return or destruction is not feasible, extend the protections of this Addendum to such information and limit further uses and disclosures to those purposes that make the return or destruction of the Protected Health Information infeasible. XI. Obligations of P.C. A. Upon request of Business Associate, P.C. shall provide Business Associate with the notice of privacy practices that P.C. produces in accordance with 45 CFR §164.520. B. P.C. shall provide Business Associate with any changes in, or revocation of, permission by an individual to use or disclose Protected Health Information, if such changes affect Business Associate’s permitted or required uses and disclosures. C. P.C. shall notify Business Associate of any restriction on the use or disclosure of Protected Health Information to which P.C. has agreed in accordance with 45 CFR §164.522 to the extent that such restriction may affect Business Associate’s use or disclosure of PHI. XII. Amendment. If any of the regulations promulgated under HIPAA are amended or interpreted in a manner that renders this Addendum inconsistent therewith, the P.C. may, on thirty (30) days written notice to Business Associate, amend this Addendum to the extent necessary to comply with such amendments or interpretations.

{WS087179v1 } 188 XIII. Indemnification. Each of the parties shall indemnify, defend and hold harmless the other and its directors, officers, employees and agents from and against any and all third party liabilities, costs, claims and losses including, without limitation, the imposition of civil penalties by HHS under HIPAA, arising from or relating to the breach by either party or any of its directors, officers, employees or agents (including subcontractors) of the terms of this Addendum. XIV. Conflicting Terms. In the event of any terms of this Addendum conflict with any terms of the Agreement, the terms of this Addendum shall govern and control. {WS087179v1 } 189 MANAGEMENT AGREEMENT (For Use in CA) THIS MANAGEMENT AGREEMENT (“Agreement”) is made effective as of ________ by and between___________________________________________________, a [State] [corporation/limited liability company], having its principal place of business at ___________________________ (“the Company”), and ______________________________________, a ________ [State] professional service corporation, having its principal place of business at ______________________________ (the “P.C.”) [This defined term may be adapted to correspond to the applicable business form (i.e., P.L.L.C.).]. WHEREAS, the P.C. has been incorporated under the laws of the State of _________________ to render chiropractic services to patients of the P.C.; WHEREAS, the P.C. desires to establish and operate a chiropractic clinic and provide chiropractic services (the “Clinic”) at ________ (the “Premises”) and to obtain certain equipment, furnishings, office space and management services for the P.C. from the Company; and WHEREAS, the Company is ready, willing, and able to provide furnishings, equipment, office space and management services to the P.C. in connection with the Clinic. NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows: 1. Representations and Warranties. 1.1 Representations and Warranties of the Company. The Company represents and warrants to the P.C. that at all times during the term of this Agreement, the Company is a corporation [limited liability company] duly organized, validly existing and in good standing under the laws of the State of ______________. 1.2 Representations and Warranties of the P.C. The P.C. hereby represents and warrants to the Company that at all times during the term of this Agreement: (a) The P.C. is a professional service corporation duly organized, validly existing and in good standing under the laws of the State of ___________ and is duly licensed and qualified under all applicable laws and regulations to engage in the practice of chiropractic medicine in the State of _______________________. (b) Each of the professionals employed or engaged by the P.C. to render services at the Clinic is duly licensed, certified, or registered, to render the professional services for which he or she has been employed or engaged by the P.C. (c) The P.C. will establish and enforce procedures to ensure that proper and complete patient records are maintained regarding all patients of the P.C. as required by Section 4.10 below, applicable law and by the rules and regulations of any applicable governmental agency (collectively “Laws”). 2. Furnishings and Equipment, Use of Premises, Trade Name 2.1 Title and Maintenance. During the term of this Agreement, the Company grants to the P.C. the exclusive right to use the Equipment and Furnishings specified in Exhibit A hereto, and as may be amended from time to time, on the terms and conditions hereinafter set forth. All Equipment selected for use at the Clinic and identified in Exhibit A must be reviewed and approved by the P.C. The P.C. shall use, and shall cause its Providers (as defined in Section 4.2, below) to use, the Equipment and Furnishings in connection with the Clinic {WS087179v1 } 190 in a manner that the P.C. determines is in the best interest of its patients. Title to the Equipment and Furnishings, including any improvements thereto, shall be and remain in the Company at all times. The P.C. agrees to take no action that would adversely affect the Company’s title to or interest in the Equipment and Furnishings. During the term of this Agreement, the P.C. shall be responsible for maintaining the Equipment and Furnishings in good condition and repair, reasonable wear and tear from normal use excepted, including, where necessary, the replacement or substitution of parts. All maintenance, repair and replacement, if necessary, of the Equipment and Furnishings shall be performed by the Company on behalf of the P.C., in accordance with Section 3.1 of this Agreement. The P.C. agrees to assume the cost and expense of all supplies used in connection with the Equipment and Furnishings, and the P.C. agrees to make the Equipment and furnishings available for inspection by the Company or its designee at any reasonable time. 2.2 Liens, Encumbrances, Etc. The P.C. shall not directly or indirectly create or suffer to exist any mortgage, security interest, attachment, writ or other lien or encumbrance on the Furnishings or Equipment, and will promptly and at its own expense, discharge any such lien or encumbrance which shall arise, unless the same shall have been created or approved by the Company. 2.3 Use of Premises. The Company will provide as a license to use space, the use of the Premises in which the P.C. shall conduct and provide its chiropractic services at the Clinic during the term of this Agreement. This Agreement shall not be construed as a lease or sublease of the Premises, and shall not be deemed to create a relationship between a landlord and a tenant. The P.C. shall have no rights as a lessee of or any other possessory or occupancy rights to or any interest in the Premises except for the right to perform professional chiropractic services on the Premises as expressly set forth in this Agreement. 2.4 Return of Equipment and Furnishings. Upon the termination or expiration, as applicable of this Agreement, the Company shall retain all Furnishings and Equipment and the P.C. will relinquish control thereof free and clear of all liens, encumbrances, and right of others (save those created or approved by the Company). 2.5 Assignment. The P.C. shall not assign any of its rights hereunder to the use of the furnishings and Equipment to any third party, without the prior written consent of the Company. 2.6 Reporting. In addition to P.C.’s right to approve the initial Equipment identified in Exhibit A, the P.C. shall advise the Company with respect to the selection of additional and replacement equipment or furnishings for the Clinic, and with respect to any proposed additions or improvements to the Equipment or Furnishings. The P.C. may refer the patient for consultation or treatment elsewhere, if the P.C. deems such to be in the best interest of its patient(s). The P.C. hereby approves the use of the Equipment identified in Exhibit A hereto. The Equipment in Exhibit A will be furnished by the Company at no additional expense to the P.C. However, if P.C. chooses to use different therapeutic equipment, this will be treated as an additional expense of the P.C. The P.C. will ensure that all Equipment and Furnishings are used in a safe and appropriate manner. The P.C. shall promptly notify the Company of any defective Equipment or Furnishings. 2.7 Use of Trade Name. The Company shall provide P.C. with a revocable license to use the name “The Joint®”, “The Joint Chiropractic®, or “The Joint…the chiropractic place®” for the Clinic (the “Name”), and the Name shall be used by the P.C. in conformity with all applicable Laws. 3. General Responsibilities of the Company. Except as otherwise provided in this Agreement, the Company shall have responsibility for general management and administration of the day-to-day business operations of the P.C., exclusive of chiropractic, professional and ethical aspects of the P.C.’s chiropractic Clinic, in all respects subject to applicable Laws. 3.1 Maintenance, Repair and Servicing of Furnishings and Equipment. During the term of this Agreement, the P.C. engages the Company and the Company agrees to perform, or subcontract for the performance of, all maintenance, repair, and servicing as may be necessary for the Equipment and furnishings to be maintained in good working condition, reasonable wear and tear excepted. {WS087179v1 } 191 3.2 Administrative and Management Services (a) The Company shall provide, or arrange for the provision of, certain business, management and administrative services of a non-clinical nature necessary or appropriate for the proper operation of the P.C. (“the Management Services”), as described below. The Company shall be the exclusive provider to the P.C. of such Management Services. The P.C. shall not obtain any Management Services from any source other than the Company, except with the prior written consent of the Company. Subject to P.C.’s oversight and ultimate authority over all issues, Company is expressly authorized to take such actions that Company, in the exercise of reasonable discretion, deems necessary and/or appropriate to fulfill its obligations under this Agreement and meet the day-to-day requirements of P.C., including the responsibility and commensurate authority to provide full service management services for P.C. as set forth in this Agreement, including supplies, support services, third party contracting, quality assurance, educational activities, risk management, billing and collection services, management, administration, financial record keeping and reporting, and other business services as provided in this Agreement. The Company is authorized to contract with third parties, including one or more of its affiliates, for the provision of services, equipment and personnel needed to perform its obligations under this Agreement. Any contracts with such affiliates shall be arms’ length agreements on terms reasonably available from reasonably efficient competing vendors. Nothing herein shall be construed to interfere with P.C.’s or its licensed providers’ professional judgment or actions with respect to the diagnosis and treatment of any of their patients. (b) The Management Services to be provided by the Company for the Clinic shall include, but not be limited to, the following: (i) business planning; (ii) financial management, including causing annual financial statements to be prepared for the P.C., providing to the P.C. the data necessary for the P.C. to prepare and file its tax returns and make any other necessary governmental filings, paying on behalf of the P.C., the P.C.’s Monthly Obligations (as defined in Section 4.4(d) hereof); (iii) bookkeeping, accounting, and data processing services; (iv) maintenance of patient records owned and maintained by the P.C. in accordance with procedures established by the P.C. pursuant to Section 1.2(c) above; (v) materials management, including purchase and stock of office supplies and maintenance of equipment and facilities, subject to the P.C.’s approval of the selection of chiropractic equipment for the Clinic; (vi) administering or causing to be administered any welfare, benefit or insurance plan or arrangement of the P.C.; (vii) coordinate human resources management, including primary direction of recruitment, training, and management of all Administrative Staff (defined in Section 3.3 below); (viii) billing to and collection from all payors, on behalf of and in the name of the P.C., accounts receivable and accounts payable processing, all in accordance with the P.C.’s instructions and final approval made in consultation with the Company; (ix) administering utilization, cost and quality management systems that are established in accordance with Section 4.3; (x) developing a marketing program which includes the design, procurement, and monitoring of electronic and print advertising of the Clinic, in conformity with the requirements of applicable

{WS087179v1 } 192 Laws; (xi) arrange for the P.C. to obtain and maintain malpractice and other agreed upon insurance coverages; (xii) providing administrative services in connection with the P.C.’s advertising, marketing and promotional activities of the Clinic, subject to the P.C.’s approval of the materials used to advertise, market and promote the Clinic; (xiii) arranging for necessary legal services except with respect to any legal dispute between the P.C. and the Company; (xiv) performing credentialing support services such as application processing and information verification; (xv) developing and providing OSHA compliance programs and consulting; (xvi) developing and providing P.C. with consulting services regarding pricing and membership plan strategies for the Clinic, subject to the requirements of applicable provisions of Law. Notwithstanding the foregoing, the parties expressly acknowledge and agree that all policies and decisions relating to pricing, credit, refunds and warranties shall be established in compliance with applicable Laws; and (xvii) to the extent not included in any of the services listed in Section 3.2(b)(i) – (xv) providing: (a) relationship development with Chiropractic schools; (b) personnel training and orientation in non-Chiropractic areas; (c) monitoring of industry developments and strategic planning; (d) payroll processing; (e) public relations; (f) facilities management; (g) coordination and negotiation of clinic financing efforts; (h) clinic remodels; (i) continuing education programs; (j) client scheduling design software; (k) coordinate client service and complaint handling, provided that any clinical complaints shall be directed to the P.C. or its providers; (l) clinic management analysis; (m) internal publications development and distribution; (n) conference and travel coordination; and (o) administration of committees. {WS087179v1 } 193 (c) The Company shall not provide any of the following services to the Clinic: (i) the assignment of Providers to treat patients, including determining how many patients a chiropractor must see in a given period or how many hours a chiropractor must work; (ii) assumption of responsibility for the care of patients including the treatment options available; (iii) serving as the party to whom bills and charges are made payable; (iv) determining what diagnostic tests are appropriate for a particular condition; (v) determining the need for referrals to or consultation with another healthcare provider; and (vi) any activity that involves the practice of chiropractic medicine and the provision of chiropractic services or that would cause the Clinic to be subject to licensure under applicable laws and regulations in ___________ (State). 3.3 Administrative Staff. Subject to P.C.’s oversight and ultimate authority (including ratification of all non-chiropractic personnel who indirectly are involved in patient care), Company may recommend for employment and termination the employment of all Non-Chiropractic Personnel as Company will deem necessary or advisable, and will be responsible for the supervision, direction, training and assigning of duties of all Non-Chiropractic Personnel, with the exception of activities, if any, carried on by Non-Chiropractic Personnel which must be under the direction or supervision of licensed chiropractors in accordance with applicable law and regulations. Unless otherwise specifically agreed in writing, Company shall administer compensation, benefits, and scheduling of all Non-Chiropractic Personnel providing any services for or on behalf of P.C., and such personnel will be employees or independent contractors employed or engaged by Company. 3.4 Patient Records. The Company shall preserve the confidentiality of any patient records that it stores on behalf of the P.C., including the restriction of access to such records by its own personnel to only those whose specific job description requires access to such information on a routine basis. 3.5 Performance Standards. All Management Services provided hereunder shall be subject to commercially reasonable performance standards agreed to by the parties from time to time. 4. Responsibilities of the P.C. 4.1 Professional Services. During the term of this Agreement, the P.C. shall be solely responsible for all aspects of the diagnostic, therapeutic and related professional services delivered by the Providers at the Clinic, and for the selection, training, professional direction, supervision, employment or engagement, and termination of all Providers. Company will provide assistance to P.C. in recruiting and evaluating prospective chiropractors and support personnel as employees or independent contractors of P.C.. P.C. will make all decisions relating to hiring, training, managing, and termination of Chiropractic Personnel. At the request of P.C., Company will administer compensation, benefits, and scheduling of Chiropractic Personnel on behalf of the P.C. as directed by P.C., which shall exclusively oversee and direct all clinical and patient care activities. In addition, the P.C. shall be solely responsible for the following determining what diagnostic tests are appropriate for a particular condition; determining the need for referrals to or consultation with another chiropractor/specialist; and the overall care of the patient, including the treatment options available. {WS087179v1 } 194 4.2 Time Commitment. The P.C. shall employ or engage and make available to the Clinic, sufficient chiropractors and other professionals, authorized to engage to the extent permitted by law in the chiropractic services provided by the Clinic (collectively referred to as “Providers”) in adequate numbers to meet the chiropractic needs of the patients of the Clinic. The P.C. shall establish the Clinic’s hours of operation and provide such services during normal business hours, as established in consultation with the Company. The P.C. shall ensure that all work and coverage schedules meet the needs of patients of the P.C. in a competent, timely and responsive manner. The P.C. shall determine how many patients a chiropractor must see in a given period of time or how many hours a chiropractor must work. 4.3 Quality of Service. The P.C. shall establish and enforce procedures to assure the appropriateness, necessity, consistency, quality, cost effectiveness and efficacy of all chiropractic services provided to patients of the Clinic. The P.C. shall require each of its Providers who are licensed, registered or certified to perform professional services to participate in and cooperate with any utilization management, quality assurance, risk management, patient care assessment, continuous quality improvement, accreditation or other similar program or study to review the performance such Providers as may be required by the P.C., governmental agencies, professional review organizations, accrediting bodies, or health care entities or other third parties with which the P.C. may contract or affiliate. 4.4 Billing and Collection. (a) The Company shall bill and use its best efforts to collect for all services rendered by the P.C. and its Providers hereunder and for all access and membership fees as agent for the P.C. in accordance with P.C.’s instructions and final approval made in consultation with the Company regarding coding and billing procedures for professional services provided by the P.C. All of the payments with respect to such services shall be made by cash or by check, electronic funds transfer, or credit card payable to the P.C. and shall be deposited into a bank account of the P.C. (the “Concentration Account”) with a bank mutually agreed to by the Company and the P.C. (the “Account Bank”). The Company shall prepare and make available to the P.C. an accounting of receipts attributable to services provided by the P.C., and receipts attributable to services provided by the Company. (b) The P.C. shall, and shall cause its Providers to, promptly endorse and deliver to the Company all payments, notes, checks, money orders, remittances and other evidences of indebtedness or payment received by the P.C. or its Providers, with respect to all accounts, contract rights, instruments, documents, or other rights to payment from time to time arising from the rendering of chiropractic services by the P.C. and its Providers, for access or membership fees, or otherwise relating to the business of the P.C., together with any guarantees thereof or securities therefore which are generated during the term of this Agreement. The Company is hereby granted a special power of attorney with respect to the Concentration Account and shall have the power and authority to deposit into, and withdraw funds from, all such accounts as may be required to pay P.C.’s Expenses (as defined in Section 4.13 below). The P.C. shall notify the banking institution of the concentration Account, and shall cause one or more employees or agents designated by the Company to be listed as a signatory on that account. (c) With respect to funds deposited in the Concentration Account (the “P.C.’s revenues”), the Company shall direct the Account Bank to transfer all amounts in the Concentration Account, at the end of each day, to an operating account maintained by and in the name of the Company (the “Operating Account”). The Company shall hold the P.C.’s Revenues in the Operating Account as the P.C.’s agent, and shall administer such Revenues on the P.C.’s behalf. The Company shall separately and accurately account for the receipt, use, disposition, and interest gained on the P.C.’s Revenues. (d) On at least a monthly basis, the Company shall pay, from the P.C.’s Revenue in the Operating Account, all of the current month’s P.C. Expenses, as defined in Section 4.13 hereof and the current month’s Management Fee as defined in Section 5 hereof (collectively, the “P.C.’s Monthly Obligations”). In the event that the P.C.’s Revenue (including the current month’s interest earned on the P.C.’s Revenue) is insufficient to pay fully the P.C.’s Monthly Obligations, the Company may advance to the P.C. an amount equal to the deficit (the “Deficit Advance”) by depositing such amount in the Concentration Account or the Operating Account. The {WS087179v1 } 195 amounts of the Deficit Advances shall accrue and the P.C. shall be obligated to pay such amounts upon the termination of this Agreement. In the event that there is a monthly profit that exceeds the P.C.’s Monthly Obligations (the “Monthly Profits”), then the Company shall use such amount to repay any prior Deficit Advances made by the Company (if any) together with interest accrued thereof. 4.5 Licensure. The P.C. shall ensure that each Provider associated with P.C. maintains, if applicable, an unrestricted license to practice chiropractic or other health care profession, or to be engaged in his or her particular field of expertise in the State of ___________ and, to the extent that Providers provide professional services in other states, that such individuals maintain comparable unrestricted licensure in such other jurisdictions. Each Provider shall have a level of competence, experience and skill comparable to that prevailing in the community where such Provider provides professional services. 4.6 Continuing Education. The P.C. shall ensure that each Provider shall obtain the required continuing professional education for his or her specialty in each state where such Provider provides professional services and shall provide documentation of the same to the Company. 4.7 Disciplinary Actions. The P.C. shall, and shall cause each of its Providers to, disclose to the Company during the term of this Agreement: (i) the existence of any proceeding against any Provider instituted by any plaintiff, governmental agency, health care facility, peer review organization or professional society which involves any allegation of substandard care or professional misconduct raised against any Provider, and (ii) any allegation of substandard care or professional misconduct raised against any Provider by any person or agency during the term of this Agreement. 4.8 Reserved.

{WS087179v1 } 196 4.9 Patient Records. (a) The P.C. and its Providers shall maintain, in a timely manner, complete, accurate and legible records for all patients of the Clinic, and all such patient records shall be the property of the P.C. The P.C. and its Providers shall comply with all applicable laws, regulations and ethical principles concerning confidentiality of patient records. (b) The P.C. shall own and control all patient chiropractic records, including determining the contents thereof. The P.C. shall grant the Company access to the information contained in the patient records owned by the P.C. and completed by the Providers to the extent that access to such information is permitted by applicable Laws and is required in connection with the Company’s administrative responsibilities hereunder. The P.C. agrees that, upon the termination of this Management Agreement (as permitted by applicable laws), the P.C. will transfer the original, or at P.C.’s discretion, complete copies of all of the P.C.’s patient records to a successor P.C. or a licensed chiropractor identified by the Company who will provide chiropractic services at the Premises or ensure that such records are transferred to a successor P.C. that will provide chiropractic services at the Premises. Notwithstanding the foregoing, such successor P.C. or chiropractor shall be obligated to transfer a patient’s record in accordance with the patient’s request. (c) As required by the privacy regulations issue under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), the parties shall comply with the terms of the Business Associate Addendum attached as Exhibit B of this Agreement. 4.10 Credentialing. The P.C. shall participate and cooperate in and comply with any credentialing program established from time to time by the Company. 4.11 Fees for Professional Services. The P.C. shall be solely responsible for legal, accounting, and other professional service fees it incurs, except as otherwise provided herein. 4.12 Standards of Care. The P.C. and its Providers shall render services to patients hereunder in a competent and professional manner, in compliance with generally accepted and prevailing standards of care and in compliance with applicable statutes, regulations, rules, policies and directives of federal, state and local governmental, regulatory and accrediting agencies. 4.13 P.C. Expenses. The following expenses of the P.C. that are related to the Clinic (“P.C. Expenses”) shall be paid by the Management Company, on behalf of the P.C. and at the direction of the P.C.: (a) Salaries, wages, benefits, (including health, life, and disability insurance coverage and all contributions under employee benefit plans), vacation and sick pay, employment and payroll taxes; and the cost of payroll administration and administration of benefits, for Providers employed by the P.C.; (b) Cost of all new chiropractic and non-chiropractic equipment and supplies obtained for use in the operation of the Clinic, and depreciation cost of all capital equipment and items obtained for use in the operation of the Clinic in accordance with federal tax depreciation schedules for such equipment and items; (c) Expenses of comprehensive professional liability insurance, professional liability insurance for each Provider of the P.C. to the extent the P.C. is required to pay for such insurance pursuant to the terms of the Provider’s employment agreement, comprehensive general liability insurance and property insurance coverage for the P.C.’s facility and operations, and worker’s compensation and unemployment insurance coverage for all P.C. employees; (d) Interest expense on indebtedness (including capitalized leases) incurred with respect to debt obligations to fund the operation of, or the acquisition of capital assets for, the P.C.; (e) State and local business license taxes, professional licensure and board certification fees, sales and use taxes, income, franchise and excise taxes and other similar taxes, fees and charges {WS087179v1 } 197 assessed against the P.C. or the Providers; (f) Expenses incurred in the course of recruiting chiropractors, chiropractic receptionists and other professional staff to work for and/or join the P.C.; and (g) Any federal income taxes, including the cost of preparation of the annual income tax returns of the P.C. and its Providers. The P.C. shall promptly notify the Company of all P.C. Expenses incurred, and shall provide the Company with all invoices, bills, statements and other documents evidencing such P.C. Expenses. 5. Management Fee. (a) In consideration of the Company (i) licensing to the P.C. the use of Equipment, Furnishings and the Name; (ii) permitting the P.C. to operate the Clinic and perform professional chiropractic services at the Premises; (iii) granting to the P.C. the right to use the personal property and leasehold improvement at the Premises; and (iv) providing all other services described in this Agreement, the P.C. hereby agrees to pay to the Company a monthly Management Fee that shall be equal to [__________ Dollars ($______)]. The Management Fee will be adjusted annually by the parties. The Management Fee shall be paid in accordance with Section 4.4(d). In the event that in any month the P.C.s Revenue (including the current month’s interest earned on the P.C.’s Revenue) is insufficient to pay fully the monthly Management Fee, the unpaid amount of the Management Fee shall accrue each month, and the P.C. shall be obligated to pay such amount until fully paid in accordance with Section 4.4(d). The parties agree that the Management Fee represents the fair market value of the items and services provided under this Agreement. Further, the parties acknowledge that the Management Fee is not based upon, or in no way take into account, the volume or value of referrals to the Clinic or is intended to constitute remuneration for referrals, or the influencing of such referrals, to the Clinic. (b) The portion of the Management Fee (i) allocable to the P.C.’s use of the Equipment, Furnishings and Name has been determined by the parties to equal the fair market value of the use of the Equipment, Furnishings and name, respectively, and (ii) allocable to the provisions of all other services hereunder has been determined by the parties to equal the fair market value of such other services without taking into account the volume or value of any referrals of business from the Company (or its affiliates) to the P.C. or the Providers, or from the P.C. or the Providers to the Company (or its affiliates). (c) The Management Fee paid by the P.C. to the Company hereunder has been determined by the parties through good-faith and arm’s length bargaining. No amount paid hereunder is intended to be, nor shall it be construed to be, an inducement or payment for referral of, or recommending referral of, patients by the P.C. to the Company (or its affiliates) or by the Company (or its affiliates) to the P.C. In addition, the Management Fee charged hereunder does not include any discount, rebate, kickback, or other reduction in charge, and the Management Fee charged hereunder is not intended to be, nor shall it be construed to be, an inducement or payment for referral, or recommendation of referral, of patients by the P.C. to the Company (or its affiliates) or by the Company (or its affiliates) to the P.C. {WS087179v1 } 198 6. Regulatory Matters. (a) The P.C.’s Providers shall at all times be free, in their sole discretion, to exercise their professional judgment on behalf of patients of the P.C. No provision of this Agreement is intended, nor shall it be construed, to permit the Company to affect or influence the professional judgment of any member of the P.C.’s Providers. To the extent that any act or service required or permitted of the Company by any provision of this Agreement may be construed or deemed to constitute the practice of chiropractic, the ownership or control of a chiropractic practice, or the operation of a clinic, said provision of this Agreement shall be void ab initio and the performance of said act or service by the Company shall be deemed waived by the P.C. (b) The parties agree to cooperate with one another in the fulfillment of their respective obligations under this Agreement, and to comply with the requirements of applicable Laws and with all ordinances, statutes, regulations, directives, orders, or other lawful enactments or pronouncements of any federal, state, municipal, local or other lawful authority applicable to the Clinic, and of any insurance company insuring the Clinic or the parties against liability for accident or injury in or upon the premises of the Clinic. 7. Insurance. 7.1 General Comprehensive Liability Insurance. During the term of this agreement, the Company shall obtain and maintain, at the P.C.’s expense, a comprehensive general liability insurance policy and such other insurances as may be required, in such amounts, with such coverages and with such companies as the Company may reasonably determine to be necessary and appropriate, as required by law or as are usual and customary. These insurance policies must name The Joint Corp., the Company, and any of their respective affiliates that the Company or The Joint Corp. designates as additional named insureds, and provide for third (30) days’ prior written notice to the Company and The Joint Corp. and of a policy’s material modification, cancellation or expiration. 7.2 Equipment Insurance. The Company shall cause to be carried and maintained, at its own expense, insurance against all risks of physical loss or damage to the Equipment in an amount not less than the original purchase price or the replacement cost with like kind and quality at the time of loss, with such companies and as the Company shall reasonably determine. These insurance policies must name The Joint Corp., the Company, and any of their respective affiliates that the Company or The Joint Corp. designates as additional named insureds, and provided for thirty (30) days’ prior written notice to the Company and The Joint Corp. and of a policy’s material modification, cancellation or expiration. 7.3 Malpractice Insurance. During the term of this Agreement, the Company shall arrange for the P.C. to obtain and maintain, at the P.C.’s expense, professional liability insurance covering the P.C. and its Providers, with limits of not less than [one million dollars ($1,000,000) per occurrence and three million dollars ($3,000,000) in the aggregate], which the parties hereby agree are adequate amounts of coverage, or such other amount as required by law. In the event the P.C. has a “claims made” form of insurance in effect at any time during the term of this Agreement, the Company shall obtain, at P.C.’s expense, full “tail” coverage to cover any event that may have occurred during the term of this Agreement. The P.C. shall provide to the Company any information with respect to the P.C. or the Providers necessary for the Company to secure such professional liability insurance. These insurance policies must name The Joint Corp., the Company, and any of their respective affiliates that the Company or The Joint Corp. designates as additional name insureds, and provide for thirty (30) days’ prior written notice to the Company and The Joint Corp. and of a policy’s material modification, cancellation or expiration. 8. Indemnification by the P.C. The P.C. hereby agrees to indemnify, defend, and hold harmless the Company, and each of the Company’s officers, directors, shareholders, agents and employees, from and against any and all claims, demands, losses, liabilities, actions, lawsuits and other proceedings judgments and awards, and costs and expenses (including court costs, and reasonable attorneys’ and consultancy fees), arising directly or indirectly, in whole or in part out of any breach by the P.C. of this Agreement or any acts or omissions by the P.C. or its Providers in their performance of this Agreement, including, but not limited to, negligence of the P.C. or its Providers arising form or related to any of their professional acts or omissions to the extent that such is not paid or {WS087179v1 } 199 covered by the proceeds of insurance. The P.C. shall immediately notify the Company of any lawsuits or actions, or any threat thereof, against P.C. or any Provider, or the Company, which may become known to the P.C. 9. Indemnification by the Company. The Company hereby agrees to indemnify, defend, and hold harmless the P.C., and each of its officers, managers, members, agents and employees, from and against any and all claims, demands, losses, liabilities, actions, lawsuits and other proceedings, judgments and awards, and costs and expenses (including court costs, and reasonable attorneys’ and consultancy fees), arising directly or indirectly, in whole or in part, out of any breach by the Company of this Agreement or any willful or grossly negligent act or omission by the Company in its performance of this Agreement, to the extent that such is not paid or covered by the proceeds of insurance. The company shall immediately notify the P.C. of any lawsuits or actions, or any threat thereof, against the Company, P.C. or any Provider that may become known to the Company. 10. Security Interest. As security for Practice’s obligations set forth in this Agreement, Shareholder, who is owner of 100% of P.C.’s shares of common stock, hereby pledges, and as inducement to Company to enter into this Agreement, grants a security interest in, assigns, transfers, and delivers to Company (or Company’s qualifying designee) P.C.’s shares to Company as collateral security for the performance of P.C.’s obligations hereunder. In the event of a breach by or default of P.C. of this Agreement, or upon termination of this Agreement for any reason, and as further provided below, Shareholder shall cooperate as reasonably requested in the transfer of P.C.’s shares to a chiropractor independently determined to be competent designated by Company. In connection with this grant of a security interest, Shareholder represents and warrants that Shareholder owns the pledged shares free and clear of any material liens, claims, encumbrances, or security interests of any kind or nature whatsoever; that Shareholder is not precluded, by agreement or operation of law or otherwise, from making this pledge, and needs no further authority or authorization for this pledge; and that the pledge of the shares as collateral creates a valid first priority lien on and a first priority perfected security interest and lien in the collateral and proceeds thereof, securing the performance of P.C.’s obligations under this Agreement. 11. Actions Requiring Company’s Consent. As inducement to Company to enter into this Agreement, P.C. agrees that it shall not take certain governance actions without Manager’s consent. Therefore, notwithstanding anything in this Agreement to the contrary, P.C. agrees that the following actions by P.C. shall be void unless undertaken with the prior written consent of Manager: (a) The issuance, reclassification, recapitalization, redemption of capital stock of P.C. or of any security convertible into shares of capital stock of P.C., without prior consultation and written consent of Manager; (b) The payment of any dividends on the capital stock of P.C. or other distribution to the shareholders of P.C., without prior consultation and written consent of Manager; (c) Any consolidation, conversion, merger or stock/share exchange of P.C. without prior consultation and written consent of Manager; (d) Any sale, assignment, pledge, lease, exchange, transfer or other disposition (without prior consultation and written consent of Manager), excluding salaries, but including without limitation a mortgage or other security device, of assets, including P.C.’s accounts receivable, constituting in the aggregate five percent (5%) or more (in any transaction or series of transactions over any consecutive five (5) year period) of the total assets of P.C. at the end of its most recent fiscal year ending prior to such disposition; and (e) The dissolution or liquidation of P.C. 12. Non-Solicitation. (a) Intentionally Omitted. (b) To the extent permitted by law, during the term of any Provider’s employment with the

{WS087179v1 } 200 P.C. and for a period of one (1) year after the termination or expiration of any such Provider’s employment agreement with the P.C., such Provider shall not, without the express written consent of the P.C., solicit verbally or in writing, any patient or former patient of the P.C., or otherwise interfere with such patient or former patient’s relationship with the P.C. in connection with the provisions of chiropractic services. Upon termination of any Provider’s employment with the P.C., the P.C. shall promptly notify the Provider’s patients of how and where to contact the Provider. (c) In the event that any of the P.C.’s Providers shall violate any provision of this Section 12, the P.C.’s President shall immediately notify the Company of such activity and the P.C. shall immediately take all necessary and appropriate corrective action. (d) Company agrees to waive any outstanding Management Fees owed by the P.C. at termination of this agreement, pursuant to Section 5(a), as consideration for the non-solicitation provisions set forth in Section 12 (b) above. 13. Proprietary Rights. The P.C. recognizes and acknowledges that all records, files, reports, protocols, polities, manuals, data bases, processes, procedures, computer systems, materials and other documents used by the Company (or its affiliates) in rendering services hereunder, or relating to the operations of the company (or its affiliates), belong to and shall remain the property of the Company, and constitute proprietary information and trade secrets that are valuable, special, and unique assets of the Company’s business (“Confidential Information”). The P.C. shall not, and shall assure that each of its Providers shall not, during or after the term of this Agreement, disclose any Confidential Information of the Company (or its affiliates), or the terms and conditions of this Agreement to any other firm, person, corporation, association, or other entity for any reason or purpose whatsoever, without the written consent of the Company or its respective affiliates. Nothing herein is intended to refer to a patient health or treatment records. 14. Enforcement. The P.C. agrees that the restrictive covenants set forth in Sections 12 and, 13 are reasonable in nature, duration and geographical scope. The P.C. further acknowledges that any violation of those restrictive covenants will cause the Company irreparable damage, which a monetary award would be inadequate to remedy, and that a court or arbitrator of competent jurisdiction may, in addition to monetary awards, enjoin any breach of, and enforce, such restrictive covenants by temporary restraining order, and preliminary and permanent injunctive relief without the need for the moving party to post any bond or surety. If a court or arbitrator of competent jurisdiction determines that any of the restrictive covenants set forth in Section 12 or 13 are unreasonable in nature, duration or geographic scope, then the P.C. agrees that such court or arbitrator shall reform such restrictive covenant so that such restrictive covenant is enforceable to the maximum extent permitted by law for a restrictive covenant of that nature, and such court shall enforce the restrictive covenant to that extent. If any court or arbitrator finds that the P.C. and/or any Provider has breached the restrictive covenants set forth in Sections 12 or 13 above, then such restrictive covenants shall be extended for an additional period equal to the period of such breach. 15. Employment Agreements. The P.C. agrees that it shall impose by contract on each of its Providers the obligation to abide by the applicable terms and conditions of this Agreement, including the restrictive covenants specified above. The Company and its affiliates are intended to be third-party beneficiaries of such contracts and the Company may, in its sole discretion, be a signatory to such contracts for purposes of enforcing against Providers the terms and conditions of this Agreement. Any liquidated damages pad to the P.C. by Providers pursuant to contracts between the P.C. and such Providers shall be assigned by the P.C. and paid over to the Company. 16. Term and Termination. (a) The term of this Agreement shall be for [coterminous with franchise agreement] years commencing on the date first written above, unless sooner terminated as set forth herein, and shall automatically renew for successive one (1) year terms unless either party gives the other at least ninety (90) days prior written notice of its intention not to renew prior to the expiration of then current term. {WS087179v1 } 201 (b) Either party may terminate this Agreement immediately upon the occurrence of any of the following events with regard to the other party: (i) the making of a general assignment for the benefit of creditors; (ii) the filing of a voluntary petition or the commencement of any proceeding by either party for any relief under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustments of indebtedness, reorganization, composition or extension; (iii) the filing of any involuntary petition or the commencement of any proceeding by or against either party for any relief under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness, reorganization, composition or extension, which such petition or proceeding is not dismissed within ninety (90) days of the date on which it is filed or commenced; or (iv) suspension of the transaction of the usual business of either party for a period in excess of thirty (14) days. (c) The Company may terminate this Agreement immediately upon any of the following events: (i) The date of death of [Name of sole shareholder]; (ii) The date [Name of sole shareholder] is determined by a court of competent jurisdiction to be incompetent, or permanently disabled so as to be unable to render any professional services (iii) The date [Name of sole shareholder] becomes disqualified under the Bylaws of the P.C. or applicable law to be a shareholder of the P.C.; (iv) The date upon which any of the shares of stock in the P.C. held by [Name of sole shareholder] are transferred or attempted to be transferred voluntarily, by operation of law or otherwise to any person; (v) The date upon which [Name of sole shareholder] ceases to provide chiropractic services in connection with the P.C.; or (vi) The merger, consolidation, reorganization, sale, liquidation, dissolution, or other disposition of all or substantially all of the stock or assets of the P.C. (d) The Company may terminate this Agreement if the P.C. fails, within seven (7) days after receiving written notice from the Company, to remove from the Clinic any Provider who the Company determines has materially disrupted or interfered with the performance of the P.C.’s obligations hereunder. This provision shall not be construed as permitting the Company to control or impair the P.C.’s or the Providers’ chiropractic judgment, professional performance or patient of care. (e) The Company may terminate this Agreement immediately upon written notice to the P.C. in the event of t (f) termination for any reason of any of the following agreements: the Company’s operating agreement and/or the employment agreement between the P.C. and ________________ [Doctor’s Name]. (g) The Company may terminate this Agreement at any time with or without cause, by giving the P.C. forty-five (45) days’ prior written notice. (h) Either party may terminate this Agreement upon thirty (30) days’ prior written notice to the other party in the event of a material breach by the other party of any material term or condition hereof, if such breach is not cured to the reasonable satisfaction of the non-breaching party within thirty (30) days after the non- breaching party has given notice thereof to the other party. (i) Upon termination or expiration of this agreement by either party, the P.C. shall pay the Company any amounts owed to the Company under paragraph 5 hereof as of the date of termination or expiration. {WS087179v1 } 202 (j) Upon termination or expiration of this Agreement, the P.C. shall return to the Company any and all property of the Company which may be in the P.C.’s possession or under the P.C.’s control. (k) If, in the opinion (the “Opinion”) of nationally recognized health care counsel selected by the Company, it is determined that it is more likely than not that applicable Laws in effect or to become effective as of a date certain, or if the Company or the P.C. receives notice (the “Notice”) of an actual or threatened decision, finding or action by any governmental or private agency or court (collectively referred to herein as “Action”), which Laws or Action, if or when implemented, would have the effect of subjecting either party to civil or criminal prosecution under state and/or federal laws, or other material adverse proceeding on the basis of their participation herein, then the Company or the P.C. shall provide such Opinion or Notice to the other party. The parties shall attempt in good faith to amend this Agreement to the minimum extent necessary in order to comply with such Laws or to avoid the Action, as applicable, and shall utilize mutually agreed upon joint legal counsel to the extent practicable. If, within ninety (90) days of providing written notice of such Opinion or such Notice to the other party, the parties hereto acting in good faith are unable to mutually agree upon and make amendments or alterations to this Agreement to meet the requirements in question, or alternatively, the parties mutually determine in good faith that compliance with such requirements is impossible or unfeasible, then this Agreement shall be terminated without penalty, charge or continuing liability upon the earlier of the following: the date one hundred and eight (180) days subsequent to the date upon which any party gives written notice to the other party, or the effective date upon which the Law or Action prohibits the relationship of the parties pursuant to this Agreement. In the event of a termination of this Agreement in accordance with this Section 16(k), then the restrictions contained in 12 and 13 of this Agreement shall be waived and shall be of no further effect. 17. Obligations After Termination. Except as otherwise provided herein or in any amendment hereto, following the effective date of termination of this Agreement: (a) The Company shall continue to permit the P.C. or its authorized representatives to conduct financial audits relating to the period this Agreement was in effect; (b) The P.C. shall cooperate with the Company to assure the appropriate transfer of patient cases and patient records; (c) Both the Company and the P.C. shall cooperate in connection with the termination or assignment of provider contracts and other contractual arrangements; and (d) Both the Company and the P.C. shall cooperate in the preparation of final financial statements and the final reconciliation of fees paid hereunder, which shall be calculated by the Company six (6) months after termination of this agreement; provided that in the event of a termination of this Agreement by the Company pursuant to Section 17(b), (c), or (d), the P.C. and any such Provider shall forfeit its (or his/her) rights to any future payment from the Company under this or any other agreement between the parties, except as may otherwise be agreed to by the Company in its discretion. 18. Return of Proprietary Property and Confidential Information. All documents, procedural manuals, guides, specifications, plans, drawings, designs, copyrights, service marks and trademark rights, computer programs, program descriptions and similar materials, lists of present, past or prospective patients, proposals, marketing and public relations materials, invitations to submit proposals, fee schedules and data relating to patients and the pricing of the Company’s products and services, records, notebooks and similar repositories of or containing Confidential Information and Inventions (including all copies thereof) that come into P.C. and/or its Providers possession or control, whether prepared by P.C., its Providers, or others: (a) are the property of the Company, (b) will not be used by P.C. or its Providers in any way adverse to the Company or to the benefit of P.C. and/or its Providers, (c) will not be removed from the Company’s premises (except as P.C. and/or its Providers’ duties hereunder require) and (d) at the termination of this Agreement or engagement of such Providers, will be left with, or forthwith returned and/or restored to the Company, and P.C. and such Providers shall discontinue use of such materials. {WS087179v1 } 203 19. Status of Parties. In the performance of the work duties and obligations under this Agreement, it is mutually understood and agreed that each party is at all times acting and performing as an independent contractor with respect to the other and that no relationship of partnership, joint venture or employment is created by this Agreement. 20. Force Majeure. Neither party shall be deemed to be in default of this Agreement if prevented from performing any obligation hereunder for any reason beyond its control, including but not limited to, Acts of God, war, civil commotion, fire, flood or casualty, labor difficulties, shortages of or inability to obtain labor, materials or equipment, governmental regulations or restrictions, or unusually severe weather. In any such case, the parties agree to negotiate in good faith with the goal of preserving this Agreement and the respective rights and obligations of the parties hereunder, to the extent reasonably practicable. It is agreed that financial inability shall not be a matter beyond a party’s reasonable control. 21. Notices. Any notices to be given hereunder by either party to the other shall be deemed to be received by the intended recipient (a) when delivered personally, (b) the first business day following delivery to a nationally recognized overnight courier service with proof of delivery, or (c) three (3) days after mailing by certified mail, postage prepaid with return receipt requested, in each case addressed to the parties at the addresses set forth on page 1 above or at any other address designated by the parties in writing. 22. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter of this Agreement. This Agreement may not be changed orally, and may only be amended by an agreement in writing signed by both parties. 23. No Rights in Third Parties. Except as provided in Section 15, hereof, this Agreement is not intended to, nor shall it be construed to, create any rights in any third parties, including, without limitation, in any Providers employed or engaged by the P.C. in connection with the Clinic. 24. Governing Law. This Agreement shall be construed and enforced under and in accordance with the laws of the State of __________________, and venue for the commencement of any action or proceeding brought in connection with this agreement shall be exclusively in the federal or state court in the State of __________________, County of _________________. [Insert State where franchisee and P.C. are located.] 25. Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be contrary to law, that provision will be enforced to the maximum extent permissible, and the remaining provisions of this Agreement will remain in full force and effect, unless to do so would result in either party not receiving the benefit of its bargain. 26. Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to that term or any other term of this Agreement. 27. Rights Unaffected. No amendment, supplement or termination of this Agreement shall affect or impair any right or obligations which shall have theretofore matured hereunder. 28. Interpretation of Syntax. All references made and pronouns used herein shall be construed in the singular or plural, and in such gender, as the sense and circumstances require. 29. Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties, their respective heirs, executors, administrators and assigns. 30. Further Actions. Each of the parties agrees that it shall hereafter execute and deliver such further instruments and do such further acts and things as may be required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.

{WS087179v1 } 204 31. Non-Assignment. The P.C. may not assign this Agreement except with the prior written approval of the Company. The Company may assign this Agreement. 32. Access of the Government to Records. To the extent that the provisions of Section 1861(v)(1)(I) of the Social Security Action [42 U.S.C. § 1395x(v)(1)(I)] are applicable to this Agreement, the parties agree to make available, upon the written request of the Secretary of the Department of Health and Human Services or upon the request of the Comptroller General, or any of their duly authorized representatives, this Agreement, and other books, records and documents that are necessary to certify the nature and extent of costs incurred by them for services furnished under this Agreement. The obligations hereunder shall extent for four (4) years after furnishing of such services. The parties shall notify each other of any such request for records. {WS087179v1 } 205 IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto affix their signatures below and execute this Agreement under seal. [P.C.] [JOINT FRANCHISEE/ “Company”] By:__________________________________ By:______________________________ Its: President Its:______________________________ {WS087179v1 } 206 EXHIBIT A TO JOINT MANAGEMENT AGREEMENT EQUIPMENT/FURNISHINGS [Insert “Supply List” for each Clinic] {WS087179v1 } 207 EXHIBIT B TO JOINT MANAGEMENT AGREEMENT BUSINESS ASSOCIATE ADDENDUM This Business Associate Addendum (the “Addendum”) to the Management Agreement (the “Agreement”) dated _____________________, by and between the P.C. and the Company (for purposes of this addendum, the “Business Associate”), is entered into for the purpose of complying with the Health Insurance Portability and Accessibility Act of 1996, as amended by the Health Information Technology Act of 2009 (the “HITECH Act”), and the regulations promulgated under HIPAA and the HITECH Act (all of the foregoing collectively referred to as “HIPAA”). I. Definitions. For purposes of this addendum, the following capitalized terms shall have the meanings ascribed to them below: A. “Protected Health Information” shall mean Individually Identifiable Health Information (as defined below) that is (a) transmitted by electronic media; (b) maintained in any electronic medium; or (c) transmitted or maintained in any other form or medium. “Protected Health Information” does not include Individually Identifiable health information in (x) education records covered by the Family Educational Right and Privacy Act, as amended (20 USC §1232(g) or (y) records described in 20 USC §1231g(a)(4)(B)(iv). For purposes of this definition, Individually Identifiable Health Information shall mean health information, including demographic information collected from an individual, that: (aa) is created or received by a health care provider (including the P.C.), health plan, employer or health care clearing house; and (bb) relates to the past. present or future physical or mental health or condition of an individual, the provision of health care to an individual, or the past, present or future payment for the provision of health care to an individual and that (1) identifies the individual or (2) with respect to which there is a reasonable basis to believe the information can be used to identify the individual. B. “Required by Law” shall mean a mandate contained in law that compels the use or disclosure of Protected Health Information and that is enforceable in a court of law. “Required by Law” includes, but is not limited to, court orders and court-ordered warrants; subpoenas or summons issued by a court, grand jury, a governmental or tribal inspector general, or an administrative body authorized to require the production of information; a civil or an authorized investigative demand; Medicare conditions or participation with respect to health care providers participating in the program; and statutes or regulations that require such information if payment is sought under a government program providing public benefits. Any terms used but not otherwise defined in this Addendum shall have the same meaning as the meaning ascribed to those terms in HIPAA. II. Permitted Uses and Disclosures. Business Associate may use or disclose Protected Health Information received or created by Business Associate pursuant to the Agreement solely for the following purposes: A. Business Associate may use or disclose Protected Health Information as necessary to carry out Business Associate’s responsibilities and duties under the Agreement. B. Business Associate may use or disclose Protected Health Information for Business Associate’s proper management and administration ore to fulfill any present or future legal responsibilities of Business Associate; provided, however, that if Business Associate discloses Protected Health Information to a third party under this Section II(b), Business Associate shall Ii) obtain reasonable assurances from the person to whom the Protected Health Information is disclosed that it will be

{WS087179v1 } 208 held confidentially and used or further disclosed only as Required by Law or for the purpose for which it was disclosed and (ii) obligate such person to notify Business Associate of any instances of which it is aware in which the confidentiality of the Protected Health Information has been breached. C. Business Associate may use or disclose protected Information as Required by Law. D. Any use or disclosure of Protected Health Information permitted hereunder shall be limited to the minimum amount necessary to accomplish the intended purpose of the use, disclosure or request and shall otherwise be accordance with HIPAA. III. Disclosure to Agent. In the event Business Associate disclosed to any agent, including a subcontractor, Protected Health Information received from, or created or received by Business Associate on behalf of, the P.C., Business Associate shall obligate each such agent to agree to the same restrictions and conditions regarding the use and disclosure of Protected Health Information as are applicable to Business Associate under this Addendum. IV. Safeguards. Business Associate shall employ appropriate administrative, technical and physical safeguards, consistent with the size and complexity of Business Associate’s operations, to prevent the use or disclosure of Protected Health Information in any manner inconsistent with the terms of this Addendum. Business Associate shall maintain a written security program describing such safeguards, a copy of which shall be available to the P.C. upon request. V. Reporting of Improper Disclosures. Business Associate shall report to the P.C. any unauthorized or improper use or disclosure of Protected Health Information within one (1) business day of the date on which Business Associate becomes aware of such use or disclosure. VI. Reporting of Disclosures of Security Incidents. Business Associate shall report to the P.C. any Security Incident of which it becomes aware. For purposes of this Addendum, “Security Incident” means the attempted or successful unauthorized access, use, disclosure, modification, or destruction of information or interference with system operations in an information system; provided, however, that Business Associate shall not have any obligation to notify P.C. of any unsuccessful attempts to (i) obtain unauthorized access to P.C.’s information in Business Associate’s possession, or (ii) interfere with Business Associate’s system operations in an information system, where such unsuccessful attempts are extremely numerous and common to all users of electronic information systems (e.g., attempted unauthorized access to information systems, attempted modification or destruction of data files and software, attempted transmission of a computer virus). VII. Mitigation. Business Associate agrees to mitigate, to the extent practicable, any harmful effect that is known to Business Associate of a use or disclosure of Protected Health Information by Business Associate in violation of the requirements of this Addendum. {WS087179v1 } 209 VIII. Access to protected health information by the P.C. A. Within (10) days of a request by the P.C., Business Associate shall provide to the P.C. all Protected Health Information in Business Associate’s possession necessary for the P.C. to provide patients or their representatives with access to or copies thereof in accordance with 45 CFR §§ 164.524. B. Within ten (10) days of a request by the P.C., Business Associate shall provide to the P.C. all information and records in Business Associate’s possession necessary for the P. C. to provide patients or their representatives with an accounting of disclosures thereof in accordance with 45 C.F.R § 164.528. C. Within ten (10) days of a request by the P.C. Business Associate shall provide to the P.C. all protected Health Information in Business Associate’s possession necessary for the P.C. to respond to a request by a patient to amend such Protected Health Information in accordance with 45 C.F.R. § 164.526. At the P.C.'s direction, Business Associate shall incorporate any amendments to a patient’s Protected Health Information made by the P.C. into the copies of such information maintained by Business Associate. IX. Access of HHS. Business Associate shall make its internal practices, books and records relating to the use and disclosure of Protected Health Information received from the P.C., or created or received by Business Associate on behalf of the P.C., to HHS in accordance with HIPAA and the regulations promulgated thereunder. X. Return of Protected Health Information Upon Termination. Upon termination of the Agreement, Business Associate shall: (a) if feasible, return or destroy all Protected Health Information received from, or created or received by Business Associate on behalf of, the P.C. that Business Associate still maintains in any form, and Business Associate shall retain no copies of such information; or (b) if Business Associate reasonably determines that such return or destruction is not feasible, extend the protections of this Addendum to such information and limit further uses and disclosures to those purposes that make the return or destruction of the Protected Health Information infeasible. XI. Obligations of P.C. A. Upon request of Business Associate, P.C. shall provide Business Associate with the notice of privacy practices that P.C. produces in accordance with 45 CFR §164.520. B. P.C. shall provide Business Associate with any changes in, or revocation of, permission by an individual to use or disclose Protected Health Information, if such changes affect Business Associate’s permitted or required uses and disclosures. C. P.C. shall notify Business Associate of any restriction on the use or disclosure of Protected Health Information to which P.C. has agreed in accordance with 45 CFR §164.522 to the extent that such restriction may affect Business Associate’s use or disclosure of PHI. XII. Amendment. If any of the regulations promulgated under HIPAA are amended or interpreted in a manner that renders this Addendum inconsistent therewith, the P.C. may, on thirty (30) days written notice to Business Associate, amend this Addendum to the extent necessary to comply with such amendments or interpretations. XIII. Indemnification. Each of the parties shall indemnify, defend and hold harmless the other and its directors, officers, employees and agents from and against any and all third party liabilities, costs, claims and losses {WS087179v1 } 210 including, without limitation, the imposition of civil penalties by HHS under HIPAA, arising from or relating to the breach by either party or any of its directors, officers, employees or agents (including subcontractors) of the terms of this Addendum. XIV. Conflicting Terms. In the event of any terms of this Addendum conflict with any terms of the Agreement, the terms of this Addendum shall govern and control. {WS087179v1 } 211 MANAGEMENT AGREEMENT (For Use in FL, IL, NY and Other States Requiring Flat Fee for Management Services) THIS MANAGEMENT AGREEMENT (“Agreement”) is made effective as of ________ by and between___________________________________________________, a [State] [corporation/limited liability company], having its principal place of business at ___________________________ (“the Company”), and ______________________________________, a ________ [State] professional service corporation, having its principal place of business at ______________________________ (the “P.C.”) [This defined term may be adapted to correspond to the applicable business form (i.e., P.L.L.C.).]. WHEREAS, the P.C. has been incorporated under the laws of the State of _________________ to render chiropractic services to patients of the P.C.; WHEREAS, the P.C. desires to establish and operate a chiropractic clinic and provide chiropractic services (the “Clinic”) at ________ (the “Premises”) and to obtain certain equipment, furnishings, office space and management services for the P.C. from the Company; and WHEREAS, the Company is ready, willing, and able to provide furnishings, equipment, office space and management services to the P.C. in connection with the Clinic. NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows: 1. Representations and Warranties. 1.1 Representations and Warranties of the Company. The Company represents and warrants to the P.C. that at all times during the term of this Agreement, the Company is a corporation [limited liability company] duly organized, validly existing and in good standing under the laws of the State of ______________. 1.2 Representations and Warranties of the P.C. The P.C. hereby represents and warrants to the Company that at all times during the term of this Agreement: (a) The P.C. is a professional service corporation duly organized, validly existing and in good standing under the laws of the State of ___________ and is duly licensed and qualified under all applicable laws and regulations to engage in the practice of chiropractic medicine in the State of _______________________. (b) Each of the professionals employed or engaged by the P.C. to render services at the Clinic is duly licensed, certified, or registered, to render the professional services for which he or she has been employed or engaged by the P.C. (c) The P.C. will establish and enforce procedures to ensure that proper and complete patient records are maintained regarding all patients of the P.C. as required by Section 4.10 below, applicable law and by the rules and regulations of any applicable governmental agency (collectively “Laws”). 2. Furnishings and Equipment, Use of Premises, Trade Name 2.1 Title and Maintenance. During the term of this Agreement, the Company grants to the P.C. the exclusive right to use the Equipment and Furnishings specified in Exhibit A hereto, and as may be amended from time to time, on the terms and conditions hereinafter set forth. The P.C. shall use, and shall cause its Providers (as defined in Section 4.2, below) to use, the Equipment and Furnishings in connection with the Clinic in

{WS087179v1 } 212 a manner that the P.C. determines is in the best interest of its patients. Title to the Equipment and Furnishings, including any improvements thereto, shall be and remain in the Company at all times. The P.C. agrees to take no action that would adversely affect the Company’s title to or interest in the Equipment and Furnishings. During the term of this Agreement, the P.C. shall be responsible for maintaining the Equipment and Furnishings in good condition and repair, reasonable wear and tear from normal use excepted, including, where necessary, the replacement or substitution of parts. All maintenance, repair and replacement, if necessary, of the Equipment and Furnishings shall be performed by the Company on behalf of the P.C., in accordance with Section 3.1 of this Agreement. The P.C. agrees to assume the cost and expense of all supplies used in connection with the Equipment and Furnishings, and the P.C. agrees to make the Equipment and furnishings available for inspection by the Company or its designee at any reasonable time. 2.2 Liens, Encumbrances, Etc. The P.C. shall not directly or indirectly create or suffer to exist any mortgage, security interest, attachment, writ or other lien or encumbrance on the Furnishings or Equipment, and will promptly and at its own expense, discharge any such lien or encumbrance which shall arise, unless the same shall have been created or approved by the Company. 2.3 Use of Premises. The Company will provide as a license to use space, the use of the Premises in which the P.C. shall conduct and provide its chiropractic services at the Clinic during the term of this Agreement. This Agreement shall not be construed as a lease or sublease of the Premises, and shall not be deemed to create a relationship between a landlord and a tenant. The P.C. shall have no rights as a lessee of or any other possessory or occupancy rights to or any interest in the Premises except for the right to perform professional chiropractic services on the Premises as expressly set forth in this Agreement. 2.4 Return of Equipment and Furnishings. Upon the termination or expiration, as applicable of this Agreement, the Company shall retain all Furnishings and Equipment and the P.C. will relinquish control thereof free and clear of all liens, encumbrances, and right of others (save those created or approved by the Company). 2.5 Assignment. The P.C. shall not assign any of its rights hereunder to the use of the furnishings and Equipment to any third party, without the prior written consent of the Company. 2.6 Reporting. . In addition to P.C.’s right to approve the initial Equipment identified in Exhibit A, the P.C. shall advise the Company with respect to the selection of additional and replacement equipment or furnishings for the Clinic, and with respect to any proposed additions or improvements to the Equipment or Furnishings. The P.C. may refer the patient for consultation or treatment elsewhere, if the P.C. deems such to be in the best interest of its patient(s). The P.C. hereby approves the use of the Equipment identified in Exhibit A hereto. The Equipment in Exhibit A will be furnished by the Company at no additional expense to the P.C. However, if P.C. chooses to use different therapeutic equipment, this will be treated as an additional expense of the P.C. The P.C. will ensure that all Equipment and Furnishings are used in a safe and appropriate manner. The P.C. shall promptly notify the Company of any defective Equipment or Furnishings. 2.7 Use of Trade Name. The Company shall provide P.C. with a revocable license to use the name “The Joint®”, “The Joint Chiropractic®, or “The Joint…the chiropractic place®” for the Clinic (the “Name”), and the Name shall be used by the P.C. in conformity with all applicable Laws. 3. General Responsibilities of the Company. Except as otherwise provided in this Agreement, the Company shall have responsibility for general management and administration of the day-to-day business operations of the P.C., exclusive of chiropractic, professional and ethical aspects of the P.C.’s chiropractic Clinic, in all respects subject to applicable Laws. 3.1 Maintenance, Repair and Servicing of Furnishings and Equipment. During the term of this Agreement, the P.C. engages the Company and the Company agrees to perform, or subcontract for the performance of, all maintenance, repair, and servicing as may be necessary for the Equipment and furnishings to be maintained in good working condition, reasonable wear and tear excepted. {WS087179v1 } 213 3.2 Administrative and Management Services (a) The Company shall provide, or arrange for the provision of, certain business, management and administrative services of a non-clinical nature necessary or appropriate for the proper operation of the P.C. (“the Management Services”), as described below. The Company shall be the exclusive provider to the P.C. of such Management Services. The P.C. shall not obtain any Management Services from any source other than the Company, except with the prior written consent of the Company. Subject to P.C.’s oversight and ultimate authority over all issues, Company is expressly authorized to take such actions that Company, in the exercise of reasonable discretion, deems necessary and/or appropriate to fulfill its obligations under this Agreement and meet the day-to-day requirements of P.C., including the responsibility and commensurate authority to provide full service management services for P.C. as set forth in this Agreement, including supplies, support services, third party contracting, quality assurance, educational activities, risk management, billing and collection services, management, administration, financial record keeping and reporting, and other business services as provided in this Agreement. The Company is authorized to contract with third parties, including one or more of its affiliates, for the provision of services, equipment and personnel needed to perform its obligations under this Agreement. Any contracts with such affiliates shall be arms’ length agreements on terms reasonably available from reasonably efficient competing vendors. Nothing herein shall be construed to interfere with P.C.’s or its licensed providers’ professional judgment or actions with respect to the diagnosis and treatment of any of their patients. (b) The Management Services to be provided by the Company for the Clinic shall include, but not be limited to, the following: (i) business planning; (ii) financial management, including causing annual financial statements to be prepared for the P.C., providing to the P.C. the data necessary for the P.C. to prepare and file its tax returns and make any other necessary governmental filings, paying on behalf of the P.C., the P.C.’s Monthly Obligations (as defined in Section 4.4(d) hereof); (iii) bookkeeping, accounting, and data processing services; (iv) maintenance of patient records in accordance with procedures established by the P.C. pursuant to Section 1.2(c) above; (v) materials management, including purchase and stock of office supplies and maintenance of equipment and facilities, subject to the P.C.’s approval of the selection of chiropractic equipment for the Clinic; (vi) administering or causing to be administered any welfare, benefit or insurance plan or arrangement of the P.C.; (vii) coordinate human resources management, including primary direction of recruitment, training, and management of all Administrative Staff (defined in Section 3.3 below); (viii) billing to and collection from all payors, accounts receivable and accounts payable processing, all in accordance with the P.C.’s decisions made in consultation with the Company; (ix) subject to the P.C.’s approval of all materials that become public, administering utilization, cost and quality management systems that are established in accordance with Section 4.3; (x) developing a marketing program which includes the design, procurement, and monitoring of electronic and print advertising of the Clinic, in conformity with the requirements of applicable Laws; (xi) arrange for the P.C. to obtain and maintain malpractice and other agreed {WS087179v1 } 214 upon insurance coverages; (xii) providing administrative services in connection with the P.C.’s advertising, marketing and promotional activities of the Clinic, in accordance with applicable laws; (xiii) arranging for necessary legal services except with respect to any legal dispute between the P.C. and the Company; (xiv) performing credentialing support services such as application processing and information verification; (xv) developing and providing OSHA compliance programs and consulting; (xvi) developing and providing P.C. with consulting services regarding pricing and membership plan strategies for the Clinic, subject to the requirements of applicable provisions of Law. Notwithstanding the foregoing, the parties expressly acknowledge and agree that all policies and decisions relating to pricing, credit, refunds and warranties shall be established in compliance with applicable Laws; and (xvii) to the extent not included in any of the services listed in Section 3.2(b)(i) – (xv) providing: (a) relationship development with Chiropractic schools; (b) personnel training and orientation in non-Chiropractic areas; (c) monitoring of industry developments and strategic planning; (d) payroll processing; (e) public relations; (f) facilities management; (g) coordination and negotiation of clinic financing efforts; (h) clinic remodels; (i) continuing education programs; (j) client scheduling design software; (k) coordinate client service and complaint handling, provided that any clinical complaints shall be directed to the P.C. or its providers; (l) clinic management analysis; (m) internal publications development and distribution; (n) conference and travel coordination; and (o) administration of committees. (c) The Company shall not provide any of the following services to the Clinic: (i) the assignment of Providers to treat patients; {WS087179v1 } 215 (ii) assumption of responsibility for the care of patients; (iii) serving as the party to whom bills and charges are made payable; (iv) any activity that involves the practice of chiropractic medicine and the provision of chiropractic services or that would cause the Clinic to be subject to licensure under applicable laws and regulations in ___________ (State). 3.3 Administrative Staff. Subject to P.C.’s oversight and ultimate authority (including ratification of all non-chiropractic personnel who indirectly are involved in patient care), Company may recommend for employment and termination the employment of all Non-Chiropractic Personnel as Company will deem necessary or advisable, and will be responsible for the supervision, direction, training and assigning of duties of all Non-Chiropractic Personnel, with the exception of activities, if any, carried on by Non-Chiropractic Personnel which must be under the direction or supervision of licensed chiropractors in accordance with applicable law and regulations. Unless otherwise specifically agreed in writing, Company shall administer compensation, benefits, and scheduling of all Non-Chiropractic Personnel providing any services for or on behalf of P.C., and such personnel will be employees or independent contractors employed or engaged by Company. 3.4 Patient Records. The Company shall preserve the confidentiality of any patient records that it stores on behalf of the P.C., including the restriction of access to such records by its own personnel to only those whose specific job description requires access to such information on a routine basis. 3.5 Performance Standards. All Management Services provided hereunder shall be subject to commercially reasonable performance standards agreed to by the parties from time to time. 4. Responsibilities of the P.C. 4.1 Professional Services. During the term of this Agreement, the P.C. shall be solely responsible for all aspects of the diagnostic, therapeutic and related professional services delivered by the Providers at the Clinic, and for the selection, training, professional direction, supervision, employment or engagement of all Providers. Company will provide assistance to P.C. in recruiting and evaluating prospective chiropractors and support personnel as employees or independent contractors of P.C. P.C. will make all decisions relating to hiring, training, managing, and termination of Chiropractic Personnel. At the request of P.C., Company will administer compensation, benefits, and scheduling of Chiropractic Personnel on behalf of the P.C. as directed by P.C., which shall exclusively oversee and direct all clinical and patient care activities. In addition, the P.C. shall be solely responsible for the following determining what diagnostic tests are appropriate for a particular condition; determining the need for referrals to or consultation with another chiropractor/specialist; and the overall care of the patient, including the treatment options available. 4.2 Time Commitment. The P.C. shall employ or engage and make available to the Clinic, sufficient chiropractors and other professionals, authorized to engage to the extent permitted by law in the chiropractic services provided by the Clinic (collectively referred to as “Providers”) in adequate numbers to meet the chiropractic needs of the patients of the Clinic. The P.C. shall provide such services during normal business hours, as established in consultation with the Company. The P.C. shall ensure that all work and coverage schedules meet the needs of patients of the P.C. in a competent, timely and responsive manner. The P.C. shall determine how many patients a chiropractor must see in a given period of time or how many hours a chiropractor must work. 4.3 Quality of Service. The P.C. shall establish and enforce procedures to assure the appropriateness, necessity, consistency, quality, cost effectiveness and efficacy of all chiropractic services provided to patients of the Clinic. The P.C. shall require each of its Providers who are licensed, registered or certified to perform professional services to participate in and cooperate with any utilization management, quality assurance, risk management, patient care assessment, continuous quality improvement, accreditation or other similar program or study to review the performance such Providers as may be required by the P.C., governmental agencies, professional review organizations, accrediting bodies, or health care entities or other third parties with which the

{WS087179v1 } 216 P.C. may contract or affiliate. 4.4 Billing and Collection. (a) The Company shall bill and use its best efforts to collect for all services rendered by the P.C. and its Providers hereunder and for all access and membership fees as agent for the P.C. in accordance with P.C.’s decisions made in consultation with the Company regarding billing procedures for professional services provided by the P.C. All of the payments with respect to such services shall be made by cash or by check, electronic funds transfer, or credit card payable to the P.C. and shall be deposited into a bank account of the P.C. (the “Concentration Account”) with a bank mutually agreed to by the Company and the P.C. (the “Account Bank”). The Company shall prepare and make available to the P.C. an accounting of receipts attributable to services provided by the P.C., and receipts attributable to services provided by the Company. (b) The P.C. shall, and shall cause its Providers to, promptly endorse and deliver to the Company all payments, notes, checks, money orders, remittances and other evidences of indebtedness or payment received by the P.C. or its Providers, with respect to all accounts, contract rights, instruments, documents, or other rights to payment from time to time arising from the rendering of chiropractic services by the P.C. and its Providers, for access or membership fees, or otherwise relating to the business of the P.C., together with any guarantees thereof or securities therefore which are generated during the term of this Agreement. The Company is hereby granted a special power of attorney with respect to the Concentration Account and shall have the power and authority to deposit into, and withdraw funds from, all such accounts as may be required to pay P.C.’s Expenses (as defined in Section 4.13 below). The P.C. shall notify the banking institution of the concentration Account, and shall cause one or more employees or agents designated by the Company to be listed as a signatory on that account. (c) With respect to funds deposited in the Concentration Account (the “P.C.’s revenues”), the Company shall direct the Account Bank to transfer all amounts in the Concentration Account, at the end of each day, to an operating account maintained by and in the name of the Company (the “Operating Account”). The Company shall hold the P.C.’s Revenues in the Operating Account as the P.C.’s agent, and shall administer such Revenues on the P.C.’s behalf. The Company shall separately and accurately account for the receipt, use, disposition, and interest gained on the P.C.’s Revenues. (d) On at least a monthly basis, the Company shall pay, from the P.C.’s Revenue in the Operating Account, all of the current month’s P.C. Expenses, as defined in Section 4.13 hereof and the current month’s Management Fee as defined in Section 5 hereof (collectively, the “P.C.’s Monthly Obligations”). In the event that the P.C.’s Revenue (including the current month’s interest earned on the P.C.’s Revenue) is insufficient to pay fully the P.C.’s Monthly Obligations, the Company may advance to the P.C. an amount equal to the deficit (the “Deficit Advance”) by depositing such amount in the Concentration Account or the Operating Account. The amounts of the Deficit Advances shall accrue and the P.C. shall be obligated to pay such amounts upon the termination of this Agreement. In the event that there is a monthly profit that exceeds the P.C.’s Monthly Obligations (the “Monthly Profits”), then the Company shall use such amount to repay any prior Deficit Advances made by the Company (if any) together with interest accrued thereof. 4.5 Licensure. The P.C. shall ensure that each Provider associated with P.C. maintains, if applicable, an unrestricted license to practice chiropractic or other health care profession, or to be engaged in his or her particular field of expertise in the State of ___________ and, to the extent that Providers provide professional services in other states, that such individuals maintain comparable unrestricted licensure in such other jurisdictions. Each Provider shall have a level of competence, experience and skill comparable to that prevailing in the community where such Provider provides professional services. 4.6 Continuing Education. The P.C. shall ensure that each Provider shall obtain the required continuing professional education for his or her specialty in each state where such Provider provides professional services and shall provide documentation of the same to the Company. 4.7 Disciplinary Actions. The P.C. shall, and shall cause each of its Providers to, disclose to {WS087179v1 } 217 the Company during the term of this Agreement: (i) the existence of any proceeding against any Provider instituted by any plaintiff, governmental agency, health care facility, peer review organization or professional society which involves any allegation of substandard care or professional misconduct raised against any Provider, and (ii) any allegation of substandard care or professional misconduct raised against any Provider by any person or agency during the term of this Agreement. 4.8 Outside Activities. (a) The P.C. and its Providers shall devote their best efforts to fulfill their obligations hereunder. The P.C. and its Providers shall not engage in any other professional activities, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage, which would interfere with the performance of the P.C.’s duties hereunder, without the prior written consent of the Company, which consent shall not be unreasonably withheld. The P.C. shall assure that each of its Providers shall not provide chiropractic services other than on behalf of the P.C., unless such activity is disclosed in writing to and is expressly authorized in writing by the Company. In the event that any of the P.C.'s Providers shall violate any provision of this Section 4.8(a), the P.C.'s President shall immediately notify the Company of such activity and the P.C. shall immediately take all necessary and appropriate corrective action to cease such activity. (b) Except as otherwise approved in advance by the Company, and to the extent permitted by law, all amounts collected by the P.C. for chiropractic services, regardless of the source of payment, shall be assigned and belong to the Company including honoraria, royalties, revenues from patents, copyrights or other licensable intellectual property, revenues from teaching and supervising licensees-in-training and revenues from other professional activities (“Outside Income”). 4.9 Patient Records. (a) The P.C. and its Providers shall maintain, in a timely manner, complete, accurate and legible records for all patients of the Clinic, and all such patient records shall be the property of the P.C. The P.C. and its Providers shall comply with all applicable laws, regulations and ethical principles concerning confidentiality of patient records. (b) The P.C. shall own and control all patient chiropractic records, including determining the contents thereof. The P.C. shall grant the Company access to the information contained in the patient records owned by the P.C. and completed by the Providers to the extent that access to such information is permitted by applicable Laws and is required in connection with the Company’s administrative responsibilities hereunder. The P.C. agrees that, upon the termination of this Management Agreement (as permitted by applicable laws), the P.C. will transfer the original, or at P.C.’s discretion, complete copies of all of the P.C.’s patient records to a successor P.C. or a licensed chiropractor identified by the Company who will provide chiropractic services at the Premises or ensure that such records are transferred to a successor P.C. that will provide chiropractic services at the Premises. Notwithstanding the foregoing, such successor P.C. or chiropractor shall be obligated to transfer a patient’s record in accordance with the patient’s request. (c) As required by the privacy regulations issue under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), the parties shall comply with the terms of the Business Associate Addendum attached as Exhibit B of this Agreement. 4.10 Credentialing. The P.C. shall participate and cooperate in and comply with any credentialing program established from time to time by the Company. 4.11 Fees for Professional Services. The P.C. shall be solely responsible for legal, accounting, and other professional service fees it incurs, except as otherwise provided herein. 4.12 Standards of Care. The P.C. and its Providers shall render services to patients hereunder in a competent and professional manner, in compliance with generally accepted and prevailing standards of care {WS087179v1 } 218 and in compliance with applicable statutes, regulations, rules, policies and directives of federal, state and local governmental, regulatory and accrediting agencies. 4.13 P.C. Expenses. The following expenses of the P.C. that are related to the Clinic (“P.C. Expenses”) shall be paid by the Management Company, on behalf of the P.C. and at the direction of the P.C.: (a) Salaries, wages, benefits, (including health, life, and disability insurance coverage and all contributions under employee benefit plans), vacation and sick pay, employment and payroll taxes; and the cost of payroll administration and administration of benefits, for Providers employed by the P.C.; (b) Cost of all new chiropractic and non-chiropractic equipment and supplies obtained for use in the operation of the Clinic, and depreciation cost of all capital equipment and items obtained for use in the operation of the Clinic in accordance with federal tax depreciation schedules for such equipment and items; (c) Expenses of comprehensive professional liability insurance, professional liability insurance for each Provider of the P.C. to the extent the P.C. is required to pay for such insurance pursuant to the terms of the Provider’s employment agreement, comprehensive general liability insurance and property insurance coverage for the P.C.’s facility and operations, and worker’s compensation and unemployment insurance coverage for all P.C. employees; (d) Interest expense on indebtedness (including capitalized leases) incurred with respect to debt obligations to fund the operation of, or the acquisition of capital assets for, the P.C.; (e) State and local business license taxes, professional licensure and board certification fees, sales and use taxes, income, franchise and excise taxes and other similar taxes, fees and charges assessed against the P.C. or the Providers; (f) Expenses incurred in the course of recruiting chiropractors, chiropractic receptionists and other professional staff to work for and/or join the P.C.; and (g) Any federal income taxes, including the cost of preparation of the annual income tax returns of the P.C. and its Providers. The P.C. shall promptly notify the Company of all P.C. Expenses incurred, and shall provide the Company with all invoices, bills, statements and other documents evidencing such P.C. Expenses. 5. Management Fee. (a) In consideration of the Company (i) licensing to the P.C. the use of Equipment, Furnishings and the Name; (ii) permitting the P.C. to operate the Clinic and perform professional chiropractic services at the Premises; (iii) granting to the P.C. the right to use the personal property and leasehold improvement at the Premises; and (iv) providing all other services described in this Agreement, the P.C. hereby agrees to pay to the Company a monthly Management Fee that shall be equal to [__________ Dollars ($______)]. The Management Fee will be adjusted annually by the parties. The Management Fee shall be paid in accordance with Section 4.4(d). In the event that in any month the P.C.s Revenue (including the current month’s interest earned on the P.C.’s Revenue) is insufficient to pay fully the monthly Management Fee, the unpaid amount of the Management Fee shall accrue each month, and the P.C. shall be obligated to pay such amount until fully paid in accordance with Section 4.4(d). The parties agree that the Management Fee represents the fair market value of the items and services provided under this Agreement. Further, the parties acknowledge that the Management Fee is not based upon, or in no way take into account, the volume or value of referrals to the Clinic or is intended to constitute remuneration for referrals, or the influencing of such referrals, to the Clinic. (b) The portion of the Management Fee (i) allocable to the P.C.’s use of the Equipment, Furnishings and Name has been determined by the parties to equal the fair market value of the use of the {WS087179v1 } 219 Equipment, Furnishings and name, respectively, and (ii) allocable to the provisions of all other services hereunder has been determined by the parties to equal the fair market value of such other services without taking into account the volume or value of any referrals of business from the Company (or its affiliates) to the P.C. or the Providers, or from the P.C. or the Providers to the Company (or its affiliates). (c) The Management Fee paid by the P.C. to the Company hereunder has been determined by the parties through good-faith and arm’s length bargaining. No amount paid hereunder is intended to be, nor shall it be construed to be, an inducement or payment for referral of, or recommending referral of, patients by the P.C. to the Company (or its affiliates) or by the Company (or its affiliates) to the P.C. In addition, the Management Fee charged hereunder does not include any discount, rebate, kickback, or other reduction in charge, and the Management Fee charged hereunder is not intended to be, nor shall it be construed to be, an inducement or payment for referral, or recommendation of referral, of patients by the P.C. to the Company (or its affiliates) or by the Company (or its affiliates) to the P.C. 6. Regulatory Matters. (a) The P.C.’s Providers shall at all times be free, in their sole discretion, to exercise their professional judgment on behalf of patients of the P.C. No provision of this Agreement is intended, nor shall it be construed, to permit the Company to affect or influence the professional judgment of any member of the P.C.’s Providers. To the extent that any act or service required or permitted of the Company by any provision of this Agreement may be construed or deemed to constitute the practice of chiropractic, the ownership or control of a chiropractic practice, or the operation of a clinic, said provision of this Agreement shall be void ab initio and the performance of said act or service by the Company shall be deemed waived by the P.C. (b) The parties agree to cooperate with one another in the fulfillment of their respective obligations under this Agreement, and to comply with the requirements of applicable Laws and with all ordinances, statutes, regulations, directives, orders, or other lawful enactments or pronouncements of any federal, state, municipal, local or other lawful authority applicable to the Clinic, and of any insurance company insuring the Clinic or the parties against liability for accident or injury in or upon the premises of the Clinic. 7. Insurance. 7.1 General Comprehensive Liability Insurance. During the term of this agreement, the Company shall obtain and maintain, at the P.C.’s expense, a comprehensive general liability insurance policy and such other insurances as may be required, in such amounts, with such coverages and with such companies as the Company may reasonably determine to be necessary and appropriate, as required by law or as are usual and customary. These insurance policies must name The Joint Corp., the Company, and any of their respective affiliates that the Company or The Joint Corp. designates as additional named insureds, and provide for third (30) days’ prior written notice to the Company and The Joint Corp. and of a policy’s material modification, cancellation or expiration. 7.2 Equipment Insurance. The Company shall cause to be carried and maintained, at its own expense, insurance against all risks of physical loss or damage to the Equipment in an amount not less than the original purchase price or the replacement cost with like kind and quality at the time of loss, with such companies and as the Company shall reasonably determine. These insurance policies must name The Joint Corp., the Company, and any of their respective affiliates that the Company or The Joint Corp. designates as additional named insureds, and provided for thirty (30) days’ prior written notice to the Company and The Joint Corp. and of a policy’s material modification, cancellation or expiration. 7.3 Malpractice Insurance. During the term of this Agreement, the Company shall arrange for the P.C. to obtain and maintain, at the P.C.’s expense, professional liability insurance covering the P.C. and its Providers, with limits of not less than [one million dollars ($1,000,000) per occurrence and three million dollars ($3,000,000) in the aggregate], which the parties hereby agree are adequate amounts of coverage, or such other amount as required by law. In the event the P.C. has a “claims made” form of insurance in effect at any time during

{WS087179v1 } 220 the term of this Agreement, the Company shall obtain, at P.C.’s expense, full “tail” coverage to cover any event that may have occurred during the term of this Agreement. The P.C. shall provide to the Company any information with respect to the P.C. or the Providers necessary for the Company to secure such professional liability insurance. These insurance policies must name The Joint Corp., the Company, and any of their respective affiliates that the Company or The Joint Corp. designates as additional name insureds, and provide for thirty (30) days’ prior written notice to the Company and The Joint Corp. and of a policy’s material modification, cancellation or expiration. 8. Indemnification by the P.C. The P.C. hereby agrees to indemnify, defend, and hold harmless the Company, and each of the Company’s officers, directors, shareholders, agents and employees, from and against any and all claims, demands, losses, liabilities, actions, lawsuits and other proceedings judgments and awards, and costs and expenses (including court costs, and reasonable attorneys’ and consultancy fees), arising directly or indirectly, in whole or in part out of any breach by the P.C. of this Agreement or any acts or omissions by the P.C. or its Providers in their performance of this Agreement, including, but not limited to, negligence of the P.C. or its Providers arising form or related to any of their professional acts or omissions to the extent that such is not paid or covered by the proceeds of insurance. The P.C. shall immediately notify the Company of any lawsuits or actions, or any threat thereof, against P.C. or any Provider, or the Company, which may become known to the P.C. 9. Indemnification by the Company. The Company hereby agrees to indemnify, defend, and hold harmless the P.C., and each of its officers, managers, members, agents and employees, from and against any and all claims, demands, losses, liabilities, actions, lawsuits and other proceedings, judgments and awards, and costs and expenses (including court costs, and reasonable attorneys’ and consultancy fees), arising directly or indirectly, in whole or in part, out of any breach by the Company of this Agreement or any willful or grossly negligent act or omission by the Company in its performance of this Agreement, to the extent that such is not paid or covered by the proceeds of insurance. The company shall immediately notify the P.C. of any lawsuits or actions, or any threat thereof, against the Company, P.C. or any Provider that may become known to the Company. 10. Security Interest. As security for Practice’s obligations set forth in this Agreement, Shareholder, who is owner of 100% of P.C.’s shares of common stock, hereby pledges, and as inducement to Company to enter into this Agreement, grants a security interest in, assigns, transfers, and delivers to Company (or Company’s qualifying designee) P.C.’s shares to Company as collateral security for the performance of P.C.’s obligations hereunder. In the event of a breach by or default of P.C. of this Agreement, or upon termination of this Agreement for any reason, and as further provided below, Shareholder shall cooperate as reasonably requested in the transfer of P.C.’s shares to a chiropractor independently determined to be competent designated by Company. In connection with this grant of a security interest, Shareholder represents and warrants that Shareholder owns the pledged shares free and clear of any material liens, claims, encumbrances, or security interests of any kind or nature whatsoever; that Shareholder is not precluded, by agreement or operation of law or otherwise, from making this pledge, and needs no further authority or authorization for this pledge; and that the pledge of the shares as collateral creates a valid first priority lien on and a first priority perfected security interest and lien in the collateral and proceeds thereof, securing the performance of P.C.’s obligations under this Agreement. 11. Actions Requiring Company’s Consent. As inducement to Company to enter into this Agreement, P.C. agrees that it shall not take certain governance actions without Manager’s consent. Therefore, notwithstanding anything in this Agreement to the contrary, P.C. agrees that the following actions by P.C. shall be void unless undertaken with the prior written consent of Manager: (a) The issuance, reclassification, recapitalization, redemption of capital stock of P.C. or of any security convertible into shares of capital stock of P.C., without prior consultation and written consent of Manager; (b) The payment of any dividends on the capital stock of P.C. or other distribution to the shareholders of P.C., without prior consultation and written consent of Manager; (c) Any consolidation, conversion, merger or stock/share exchange of P.C. without prior consultation and written consent of Manager; {WS087179v1 } 221 (d) Any sale, assignment, pledge, lease, exchange, transfer or other disposition (without prior consultation and written consent of Manager), excluding salaries, but including without limitation a mortgage or other security device, of assets, including P.C.’s accounts receivable, constituting in the aggregate five percent (5%) or more (in any transaction or series of transactions over any consecutive five (5) year period) of the total assets of P.C. at the end of its most recent fiscal year ending prior to such disposition; and (e) The dissolution or liquidation of P.C. 12. Non-Solicitation. (a) Intentionally Omitted. (b) To the extent permitted by law, during the term of any Provider’s employment with the P.C. and for a period of one (1) year after the termination or expiration of any such Provider’s employment agreement with the P.C., such Provider shall not, without the express written consent of the P.C., solicit verbally or in writing, any patient or former patient of the P.C., or otherwise interfere with such patient or former patient’s relationship with the P.C. in connection with the provisions of chiropractic services. Upon termination of any Provider’s employment with the P.C., the P.C. shall promptly notify the Provider’s patients of how and where to contact the Provider. (c) In the event that any of the P.C.’s Providers shall violate any provision of this Section 12, the P.C.’s President shall immediately notify the Company of such activity and the P.C. shall immediately take all necessary and appropriate corrective action. (d) Company agrees to waive any outstanding Management Fees owed by the P.C. at termination of this agreement, pursuant to Section 4.4(d), as consideration for the non-solicitation provisions set forth in Section 12 (b) above. 13. Proprietary Rights. The P.C. recognizes and acknowledges that all records, files, reports, protocols, polities, manuals, data bases, processes, procedures, computer systems, materials and other documents used by the Company (or its affiliates) in rendering services hereunder, or relating to the operations of the company (or its affiliates), belong to and shall remain the property of the Company, and constitute proprietary information and trade secrets that are valuable, special, and unique assets of the Company’s business (“Confidential Information”). The P.C. shall not, and shall assure that each of its Providers shall not, during or after the term of this Agreement, disclose any Confidential Information of the Company (or its affiliates), or the terms and conditions of this Agreement to any other firm, person, corporation, association, or other entity for any reason or purpose whatsoever, without the written consent of the Company or its respective affiliates. 14. Enforcement. (a) The P.C. recognizes and acknowledges that all records, files, reports, protocols, policies, manuals, data bases, processes, procedures, computer systems, materials and other documents used by the Company (or its affiliates) in rendering services hereunder, or relating to the operations of the Company (or its affiliates), belong to and shall remain the property of the Company, and constitute proprietary information and trade secrets that are valuable, special, and unique assets of the Company's business (“Confidential Information”). The P.C. shall not, and shall assure that each of its Providers shall not, during or after the term of this Agreement, disclose any Confidential Information of the Company (or its affiliates), or the terms and conditions of this Agreement to any other firm, person, corporation, association, or other entity for any reason or purpose whatsoever, without the written consent of the Company or its respective affiliates. {WS087179v1 } 222 (b) All works, discoveries and developments, whether or not copyrightable, relating to the Company's present, past or prospective activities, services and products (“Inventions”) which are at any time conceived or reduced to practice by P.C. and/or any of its Providers, acting alone or in conjunction with others, in connection with the Company's management of the P.C. or, during the course of the P.C.'s employment or engagement of Providers (or, if based on or related to any Confidential Information, made by P.C. and/or any Provider during or after such management by the Company or employment or engagement by the P.C.) and all concepts and ideas known to P.C. or any Provider at any time during the Company's management of the P.C. which relate to the Company's present, past or prospective activities, services and products (“Concepts and Ideas”) or any modifications thereof held by or known to P.C. and/or any Provider on the date of this Agreement or acquired by P.C: and/or any Provider during the term of this Agreement shall be the property of the Company, free of any reserved or other rights of any kind on P.C. and/or 'any Provider's part in respect thereof, and P.C. and/or any such Provider hereby assign all rights therein to the Company. (c) P.C. and/or its Providers shall promptly make full disclosure of any such Inventions, Concepts and Ideas or modifications thereof to the Company. Further, P.C. and/or its Providers shall, at the Company's cost and expense, promptly execute formal applications for copyrights and also do all other acts and things (including, among others, executing and delivering instruments of further assurance or confirmation) deemed by the Company to be necessary or desirable at any time or times in order to effect the full assignment to the Company of P.C. and/or its Providers' rights and title to such Inventions, Concepts and Ideas or modifications, without payment therefor and without further compensation. In order to confirm the Company's rights, P.C. and/or its Providers will also assign to the Company any and all copyrights and reproduction rights to any written material prepared by P.C. and/or its Providers in connection with the Company's management of the P.C. or the Providers' employment or engagement by the P.C. P.C. and/or its Providers further understand that the absence of a request by the Company for information, or for the making of an oath, or for the execution of any document, shall in no way be construed to constitute a waiver of the rights of the Company under this Agreement. This Agreement shall not be construed to limit in any way any “shop rights” or other common law or contractual rights of the P.C. or the Company in or to any Inventions, Concepts and Ideas or modifications which the Company has or may have by virtue of the Company's management activities hereunder or the P.C.'s engagement of its Providers. (d) The P.C. agrees that the restrictive covenants set forth in Sections 12 and 13 are reasonable in nature, duration and geographical scope. The P.C. further acknowledges that any violation of those restrictive covenants will cause the Company irreparable damage, which a monetary award would be inadequate to remedy, and that a court or arbitrator of competent jurisdiction may, in addition to monetary awards, enjoin any breach of, and enforce, such restrictive covenants by temporary restraining order, and preliminary and permanent injunctive relief without the need for the moving party to post any bond or surety. If a court or arbitrator of competent jurisdiction determines that any of the restrictive covenants set forth in Section 12 or 13 are unreasonable in nature, duration or geographic scope, then the P.C. agrees that such court or arbitrator shall reform such restrictive covenant so that such restrictive covenant is enforceable to the maximum extent permitted by law for a restrictive covenant of that nature, and such court shall enforce the restrictive covenant to that extent. If any court or arbitrator finds that the P.C. and/or any Provider has breached the restrictive covenants set forth in Sections 12 or 13 above, then such restrictive covenants shall be extended for an additional period equal to the period of such breach. 15. Employment Agreements. The P.C. agrees that it shall impose by contract on each of its Providers the obligation to abide by the applicable terms and conditions of this Agreement, including the restrictive covenants specified above. The Company and its affiliates are intended to be third-party beneficiaries of such contracts and the Company may, in its sole discretion, be a signatory to such contracts for purposes of enforcing against Providers the terms and conditions of this Agreement. Any liquidated damages pad to the P.C. by Providers pursuant to contracts between the P.C. and such Providers shall be assigned by the P.C. and paid over to the Company. 16. Term and Termination. (a) The term of this Agreement shall be for [coterminous with franchise agreement] years commencing on the date first written above, unless sooner terminated as set forth herein, and shall automatically {WS087179v1 } 223 renew for successive one (1) year terms unless either party gives the other at least ninety (90) days prior written notice of its intention not to renew prior to the expiration of then current term. (b) Either party may terminate this Agreement immediately upon the occurrence of any of the following events with regard to the other party: (i) the making of a general assignment for the benefit of creditors; (ii) the filing of a voluntary petition or the commencement of any proceeding by either party for any relief under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustments of indebtedness, reorganization, composition or extension; (iii) the filing of any involuntary petition or the commencement of any proceeding by or against either party for any relief under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness, reorganization, composition or extension, which such petition or proceeding is not dismissed within ninety (90) days of the date on which it is filed or commenced; or (iv) suspension of the transaction of the usual business of either party for a period in excess of thirty (14) days. (c) The Company may terminate this Agreement immediately upon any of the following events: (i) The date of death of [Name of sole shareholder]; (ii) The date [Name of sole shareholder] is determined by a court of competent jurisdiction to be incompetent, or permanently disabled so as to be unable to render any professional services (iii) The date [Name of sole shareholder] becomes disqualified under the Bylaws of the P.C. or applicable law to be a shareholder of the P.C.; (iv) The date upon which any of the shares of stock in the P.C. held by [Name of sole shareholder] are transferred or attempted to be transferred voluntarily, by operation of law or otherwise to any person; (v) The date upon which [Name of sole shareholder] ceases to provide chiropractic services in connection with the P.C.; or (vi) The merger, consolidation, reorganization, sale, liquidation, dissolution, or other disposition of all or substantially all of the stock or assets of the P.C. (d) The Company may terminate this Agreement if the P.C. fails, within seven (7) days after receiving written notice from the Company, to remove from the Clinic any Provider who the Company determines has materially disrupted or interfered with the performance of the P.C.’s obligations hereunder. This provision shall not be construed as permitting the Company to control or impair the P.C.’s or the Providers’ chiropractic judgment, professional performance or patient of care. (e) The Company may terminate this Agreement immediately upon written notice to the P.C. in the event of termination for any reason of any of the following agreements: the Company’s operating agreement and/or the employment agreement between the P.C. and ________________ [Doctor’s Name]. (f) The Company may terminate this Agreement at any time with or without cause, by giving the P.C. forty-five (45) days’ prior written notice. (g) Either party may terminate this Agreement upon thirty (30) days’ prior written notice to the other party in the event of a material breach by the other party of any material term or condition hereof, if such breach is not cured to the reasonable satisfaction of the non-breaching party within thirty (30) days after the non- breaching party has given notice thereof to the other party. (h) Upon termination or expiration of this agreement by either party, the P.C. shall pay the Company any amounts owed to the Company under paragraph 5 hereof as of the date of termination or expiration.

{WS087179v1 } 224 (i) Upon termination or expiration of this Agreement, the P.C. shall return to the Company any and all property of the Company which may be in the P.C.’s possession or under the P.C.’s control. (j) If, in the opinion (the “Opinion”) of nationally recognized health care counsel selected by the Company, it is determined that it is more likely than not that applicable Laws in effect or to become effective as of a date certain, or if the Company or the P.C. receives notice (the “Notice”) of an actual or threatened decision, finding or action by any governmental or private agency or court (collectively referred to herein as “Action”), which Laws or Action, if or when implemented, would have the effect of subjecting either party to civil or criminal prosecution under state and/or federal laws, or other material adverse proceeding on the basis of their participation herein, then the Company or the P.C. shall provide such Opinion or Notice to the other party. The parties shall attempt in good faith to amend this Agreement to the minimum extent necessary in order to comply with such Laws or to avoid the Action, as applicable, and shall utilize mutually agreed upon joint legal counsel to the extent practicable. If, within ninety (90) days of providing written notice of such Opinion or such Notice to the other party, the parties hereto acting in good faith are unable to mutually agree upon and make amendments or alterations to this Agreement to meet the requirements in question, or alternatively, the parties mutually determine in good faith that compliance with such requirements is impossible or unfeasible, then this Agreement shall be terminated without penalty, charge or continuing liability upon the earlier of the following: the date one hundred and eight (180) days subsequent to the date upon which any party gives written notice to the other party, or the effective date upon which the Law or Action prohibits the relationship of the parties pursuant to this Agreement. In the event of a termination of this Agreement in accordance with this Section 16(j), then the restrictions contained in 12 and 13 of this Agreement shall be waived and shall be of no further effect. 17. Obligations After Termination. Except as otherwise provided herein or in any amendment hereto, following the effective date of termination of this Agreement: (a) The Company shall continue to permit the P.C. or its authorized representatives to conduct financial audits relating to the period this Agreement was in effect; (b) The P.C. shall cooperate with the Company to assure the appropriate transfer of patient cases and patient records; (c) Both the Company and the P.C. shall cooperate in connection with the termination or assignment of provider contracts and other contractual arrangements; and (d) Both the Company and the P.C. shall cooperate in the preparation of final financial statements and the final reconciliation of fees paid hereunder, which shall be calculated by the Company six (6) months after termination of this agreement; provided that in the event of a termination of this Agreement by the Company pursuant to Section 17(b), (c), or (d), the P.C. and any such Provider shall forfeit its (or his/her) rights to any future payment from the Company under this or any other agreement between the parties, except as may otherwise be agreed to by the Company in its discretion. 18. Return of Proprietary Property and Confidential Information. All documents, procedural manuals, guides, specifications, plans, drawings, designs, copyrights, service marks and trademark rights, computer programs, program descriptions and similar materials, lists of present, past or prospective patients, proposals, marketing and public relations materials, invitations to submit proposals, fee schedules and data relating to patients and the pricing of the Company’s products and services, records, notebooks and similar repositories of or containing Confidential Information and Inventions (including all copies thereof) that come into P.C. and/or its Providers possession or control, whether prepared by P.C., its Providers, or others: (a) are the property of the Company, (b) will not be used by P.C. or its Providers in any way adverse to the Company or to the benefit of P.C. and/or its Providers, (c) will not be removed from the Company’s premises (except as P.C. and/or its Providers’ duties hereunder require) and (d) at the termination of this Agreement or engagement of such Providers, will be left with, or forthwith returned and/or restored to the Company, and P.C. and such Providers shall discontinue use of such materials. {WS087179v1 } 225 19. Status of Parties. In the performance of the work duties and obligations under this Agreement, it is mutually understood and agreed that each party is at all times acting and performing as an independent contractor with respect to the other and that no relationship of partnership, joint venture or employment is created by this Agreement. 20. Force Majeure. Neither party shall be deemed to be in default of this Agreement if prevented from performing any obligation hereunder for any reason beyond its control, including but not limited to, Acts of God, war, civil commotion, fire, flood or casualty, labor difficulties, shortages of or inability to obtain labor, materials or equipment, governmental regulations or restrictions, or unusually severe weather. In any such case, the parties agree to negotiate in good faith with the goal of preserving this Agreement and the respective rights and obligations of the parties hereunder, to the extent reasonably practicable. It is agreed that financial inability shall not be a matter beyond a party’s reasonable control. 21. Notices. Any notices to be given hereunder by either party to the other shall be deemed to be received by the intended recipient (a) when delivered personally, (b) the first business day following delivery to a nationally recognized overnight courier service with proof of delivery, or (c) three (3) days after mailing by certified mail, postage prepaid with return receipt requested, in each case addressed to the parties at the addresses set forth on page 1 above or at any other address designated by the parties in writing. 22. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter of this Agreement. This Agreement may not be changed orally, and may only be amended by an agreement in writing signed by both parties. 23. No Rights in Third Parties. Except as provided in Section 13, hereof, this Agreement is not intended to, nor shall it be construed to, create any rights in any third parties, including, without limitation, in any Providers employed or engaged by the P.C. in connection with the Clinic. 24. Governing Law. This Agreement shall be construed and enforced under and in accordance with the laws of the State of __________________, and venue for the commencement of any action or proceeding brought in connection with this agreement shall be exclusively in the federal or state court in the State of __________________, County of _________________. [Insert State where franchisee and P.C. are located.] 25. Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be contrary to law, that provision will be enforced to the maximum extent permissible, and the remaining provisions of this Agreement will remain in full force and effect, unless to do so would result in either party not receiving the benefit of its bargain. 26. Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to that term or any other term of this Agreement. 27. Rights Unaffected. No amendment, supplement or termination of this Agreement shall affect or impair any right or obligations which shall have theretofore matured hereunder. 28. Interpretation of Syntax. All references made and pronouns used herein shall be construed in the singular or plural, and in such gender, as the sense and circumstances require. 29. Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties, their respective heirs, executors, administrators and assigns. 30. Further Actions. Each of the parties agrees that it shall hereafter execute and deliver such further {WS087179v1 } 226 instruments and do such further acts and things as may be required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof. 31. Non-Assignment. The P.C. may not assign this Agreement except with the prior written approval of the Company. The Company may assign this Agreement. 32. Access of the Government to Records. To the extent that the provisions of Section 1861(v)(1)(I) of the Social Security Action [42 U.S.C. § 1395x(v)(1)(I)] are applicable to this Agreement, the parties agree to make available, upon the written request of the Secretary of the Department of Health and Human Services or upon the request of the Comptroller General, or any of their duly authorized representatives, this Agreement, and other books, records and documents that are necessary to certify the nature and extent of costs incurred by them for services furnished under this Agreement. The obligations hereunder shall extent for four (4) years after furnishing of such services. The parties shall notify each other of any such request for records. {WS087179v1 } 227 IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto affix their signatures below and execute this Agreement under seal. [P.C.] [JOINT FRANCHISEE/ “Company”] By:__________________________________ By:______________________________ Its: President Its:______________________________

{WS087179v1 } 228 EXHIBIT A TO JOINT MANAGEMENT AGREEMENT EQUIPMENT/FURNISHINGS [Insert “Supply List” for each Clinic] {WS087179v1 } 229 EXHIBIT B TO JOINT MANAGEMENT AGREEMENT BUSINESS ASSOCIATE ADDENDUM This Business Associate Addendum (the “Addendum”) to the Management Agreement (the “Agreement”) dated _____________________, by and between the P.C. and the Company (for purposes of this addendum, the “Business Associate”), is entered into for the purpose of complying with the Health Insurance Portability and Accessibility Act of 1996, as amended by the Health Information Technology Act of 2009 (the “HITECH Act”), and the regulations promulgated under HIPAA and the HITECH Act (all of the foregoing collectively referred to as “HIPAA”). I. Definitions. For purposes of this addendum, the following capitalized terms shall have the meanings ascribed to them below: A. “Protected Health Information” shall mean Individually Identifiable Health Information (as defined below) that is (a) transmitted by electronic media; (b) maintained in any electronic medium; or (c) transmitted or maintained in any other form or medium. “Protected Health Information” does not include Individually Identifiable health information in (x) education records covered by the Family Educational Right and Privacy Act, as amended (20 USC §1232(g) or (y) records described in 20 USC §1231g(a)(4)(B)(iv). For purposes of this definition, Individually Identifiable Health Information shall mean health information, including demographic information collected from an individual, that: (aa) is created or received by a health care provider (including the P.C.), health plan, employer or health care clearing house; and (bb) relates to the past. present or future physical or mental health or condition of an individual, the provision of health care to an individual, or the past, present or future payment for the provision of health care to an individual and that (1) identifies the individual or (2) with respect to which there is a reasonable basis to believe the information can be used to identify the individual. B. “Required by Law” shall mean a mandate contained in law that compels the use or disclosure of Protected Health Information and that is enforceable in a court of law. “Required by Law” includes, but is not limited to, court orders and court-ordered warrants; subpoenas or summons issued by a court, grand jury, a governmental or tribal inspector general, or an administrative body authorized to require the production of information; a civil or an authorized investigative demand; Medicare conditions or participation with respect to health care providers participating in the program; and statutes or regulations that require such information if payment is sought under a government program providing public benefits. Any terms used but not otherwise defined in this Addendum shall have the same meaning as the meaning ascribed to those terms in HIPAA. II. Permitted Uses and Disclosures. Business Associate may use or disclose Protected Health Information received or created by Business Associate pursuant to the Agreement solely for the following purposes: {WS087179v1 } 230 A. Business Associate may use or disclose Protected Health Information as necessary to carry out Business Associate’s responsibilities and duties under the Agreement. B. Business Associate may use or disclose Protected Health Information for Business Associate’s proper management and administration ore to fulfill any present or future legal responsibilities of Business Associate; provided, however, that if Business Associate discloses Protected Health Information to a third party under this Section II(b), Business Associate shall Ii) obtain reasonable assurances from the person to whom the Protected Health Information is disclosed that it will be held confidentially and used or further disclosed only as Required by Law or for the purpose for which it was disclosed and (ii) obligate such person to notify Business Associate of any instances of which it is aware in which the confidentiality of the Protected Health Information has been breached. C. Business Associate may use or disclose protected Information as Required by Law. D. Any use or disclosure of Protected Health Information permitted hereunder shall be limited to the minimum amount necessary to accomplish the intended purpose of the use, disclosure or request and shall otherwise be accordance with HIPAA. III. Disclosure to Agent. In the event Business Associate disclosed to any agent, including a subcontractor, Protected Health Information received from, or created or received by Business Associate on behalf of, the P.C., Business Associate shall obligate each such agent to agree to the same restrictions and conditions regarding the use and disclosure of Protected Health Information as are applicable to Business Associate under this Addendum. IV. Safeguards. Business Associate shall employ appropriate administrative, technical and physical safeguards, consistent with the size and complexity of Business Associate’s operations, to prevent the use or disclosure of Protected Health Information in any manner inconsistent with the terms of this Addendum. Business Associate shall maintain a written security program describing such safeguards, a copy of which shall be available to the P.C. upon request. V. Reporting of Improper Disclosures. Business Associate shall report to the P.C. any unauthorized or improper use or disclosure of Protected Health Information within one (1) business day of the date on which Business Associate becomes aware of such use or disclosure. VI. Reporting of Disclosures of Security Incidents. Business Associate shall report to the P.C. any Security Incident of which it becomes aware. For purposes of this Addendum, “Security Incident” means the attempted or successful unauthorized access, use, disclosure, modification, or destruction of information or interference with system operations in an information system; provided, however, that Business Associate shall not have any obligation to notify P.C. of any unsuccessful attempts to (i) obtain unauthorized access to P.C.’s information in Business Associate’s possession, or (ii) interfere with Business Associate’s system operations in an information system, where such unsuccessful attempts are extremely numerous and common to all users of electronic information systems (e.g., attempted unauthorized access to information systems, attempted modification or destruction of data files and software, attempted transmission of a computer virus). VII. Mitigation. Business Associate agrees to mitigate, to the extent practicable, any harmful effect that is known to Business Associate of a use or disclosure of Protected Health Information by Business Associate in violation of the requirements of this Addendum. {WS087179v1 } 231 VIII. Access to protected health information by the P.C. A. Within (10) days of a request by the P.C., Business Associate shall provide to the P.C. all Protected Health Information in Business Associate’s possession necessary for the P.C. to provide patients or their representatives with access to or copies thereof in accordance with 45 CFR §§ 164.524. B. Within ten (10) days of a request by the P.C., Business Associate shall provide to the P.C. all information and records in Business Associate’s possession necessary for the P. C. to provide patients or their representatives with an accounting of disclosures thereof in accordance with 45 C.F.R § 164.528. C. Within ten (10) days of a request by the P.C. Business Associate shall provide to the P.C. all protected Health Information in Business Associate’s possession necessary for the P.C. to respond to a request by a patient to amend such Protected Health Information in accordance with 45 C.F.R. § 164.526. At the P.C.'s direction, Business Associate shall incorporate any amendments to a patient’s Protected Health Information made by the P.C. into the copies of such information maintained by Business Associate. IX. Access of HHS. Business Associate shall make its internal practices, books and records relating to the use and disclosure of Protected Health Information received from the P.C., or created or received by Business Associate on behalf of the P.C., to HHS in accordance with HIPAA and the regulations promulgated thereunder. X. Return of Protected Health Information Upon Termination. Upon termination of the Agreement, Business Associate shall: (a) if feasible, return or destroy all Protected Health Information received from, or created or received by Business Associate on behalf of, the P.C. that Business Associate still maintains in any form, and Business Associate shall retain no copies of such information; or (b) if Business Associate reasonably determines that such return or destruction is not feasible, extend the protections of this Addendum to such information and limit further uses and disclosures to those purposes that make the return or destruction of the Protected Health Information infeasible. XI. Obligations of P.C. A. Upon request of Business Associate, P.C. shall provide Business Associate with the notice of privacy practices that P.C. produces in accordance with 45 CFR §164.520. B. P.C. shall provide Business Associate with any changes in, or revocation of, permission by an individual to use or disclose Protected Health Information, if such changes affect Business Associate’s permitted or required uses and disclosures. C. P.C. shall notify Business Associate of any restriction on the use or disclosure of Protected Health Information to which P.C. has agreed in accordance with 45 CFR §164.522 to the extent that such restriction may affect Business Associate’s use or disclosure of PHI. XII. Amendment. If any of the regulations promulgated under HIPAA are amended or interpreted in a manner that renders this Addendum inconsistent therewith, the P.C. may, on thirty (30) days written notice to Business Associate, amend this Addendum to the extent necessary to comply with such amendments or interpretations. XIII. Indemnification. Each of the parties shall indemnify, defend and hold harmless the other and its directors, officers, employees and agents from and against any and all third party liabilities, costs, claims and losses including, without limitation, the imposition of civil penalties by HHS under HIPAA, arising from or

{WS087179v1 } 232 relating to the breach by either party or any of its directors, officers, employees or agents (including subcontractors) of the terms of this Addendum. XIV. Conflicting Terms. In the event of any terms of this Addendum conflict with any terms of the Agreement, the terms of this Addendum shall govern and control.   {WS087179v1 } 233 MANAGEMENT AGREEMENT (North Carolina) THIS MANAGEMENT AGREEMENT (“Agreement”) is made effective as of ________ by and between___________________________________________________, a [State] [corporation/limited liability company], having its principal place of business at ___________________________ (“the Company”), and ______________________________________, a ________ [State] professional service corporation, having its principal place of business at ______________________________ (the “P.C.”) [This defined term may be adapted to correspond to the applicable business form (i.e., P.L.L.C.).]. WHEREAS, the P.C. has been incorporated under the laws of the State of _________________ to render chiropractic services to patients of the P.C.; WHEREAS, the P.C. desires to establish and operate a chiropractic clinic and provide chiropractic services (the “Clinic”) at ________ (the “Premises”) and to obtain certain equipment, furnishings, office space and management services for the P.C. from the Company; and WHEREAS, the Company is ready, willing, and able to provide furnishings, equipment, office space and management services to the P.C. in connection with the Clinic. NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows: 1. Representations and Warranties. 1.1 Representations and Warranties of the Company. The Company represents and warrants to the P.C. that at all times during the term of this Agreement, the Company is a corporation [limited liability company] duly organized, validly existing and in good standing under the laws of the State of ______________. 1.2 Representations and Warranties of the P.C. The P.C. hereby represents and warrants to the Company that at all times during the term of this Agreement: (a) The P.C. is a professional service corporation duly organized, validly existing and in good standing under the laws of the State of ___________ and is duly licensed and qualified under all applicable laws and regulations to engage in the practice of chiropractic medicine in the State of _______________________. (b) Each of the professionals employed or engaged by the P.C. to render services at the Clinic is duly licensed, certified, or registered, to render the professional services for which he or she has been employed or engaged by the P.C. (c) The P.C. will establish and enforce procedures to ensure that proper and complete patient records are maintained regarding all patients of the P.C. as required by Section 4.10 below, applicable law and by the rules and regulations of any applicable governmental agency (collectively “Laws”). 2. Furnishings and Equipment, Use of Premises, Trade Name 2.1 Title and Maintenance. During the term of this Agreement, the Company grants to the P.C. the exclusive right to use the Equipment and Furnishings specified in Exhibit A hereto, and as may be amended from time to time, on the terms and conditions hereinafter set forth. The P.C. shall use, and shall cause its Providers (as defined in Section 4.2, below) to use, the Equipment and Furnishings in connection with the Clinic in a manner that the P.C. determines is in the best interest of its patients. Title to the Equipment and Furnishings, {WS087179v1 } 234 including any improvements thereto, shall be and remain in the Company at all times. The P.C. agrees to take no action that would adversely affect the Company’s title to or interest in the Equipment and Furnishings. During the term of this Agreement, the P.C. shall be responsible for maintaining the Equipment and Furnishings in good condition and repair, reasonable wear and tear from normal use excepted, including, where necessary, the replacement or substitution of parts. All maintenance, repair and replacement, if necessary, of the Equipment and Furnishings shall be performed by the Company on behalf of the P.C., in accordance with Section 3.1 of this Agreement. The P.C. agrees to assume the cost and expense of all supplies used in connection with the Equipment and Furnishings, and the P.C. agrees to make the Equipment and furnishings available for inspection by the Company or its designee at any reasonable time. 2.2 Liens, Encumbrances, Etc. The P.C. shall not directly or indirectly create or suffer to exist any mortgage, security interest, attachment, writ or other lien or encumbrance on the Furnishings or Equipment, and will promptly and at its own expense, discharge any such lien or encumbrance which shall arise, unless the same shall have been created or approved by the Company. 2.3 Use of Premises. The Company will provide as a license to use space, the use of the Premises in which the P.C. shall conduct and provide its chiropractic services at the Clinic during the term of this Agreement. This Agreement shall not be construed as a lease or sublease of the Premises, and shall not be deemed to create a relationship between a landlord and a tenant. The P.C. shall have no rights as a lessee of or any other possessory or occupancy rights to or any interest in the Premises except for the right to perform professional chiropractic services on the Premises as expressly set forth in this Agreement. 2.4 Return of Equipment and Furnishings. Upon the termination or expiration, as applicable of this Agreement, the Company shall retain all Furnishings and Equipment and the P.C. will relinquish control thereof free and clear of all liens, encumbrances, and right of others (save those created or approved by the Company). 2.5 Assignment. The P.C. shall not assign any of its rights hereunder to the use of the furnishings and Equipment to any third party, without the prior written consent of the Company. 2.6 Reporting. The P.C. shall advise the Company with respect to the selection of additional and replacement equipment or furnishings for the Clinic, and with respect to any proposed additions or improvements to the Equipment or Furnishings. The P.C. will ensure that all Equipment and Furnishings are used in a safe and appropriate manner. The P.C. shall promptly notify the Company of any defective Equipment or Furnishings. The P.C. may refer the patient for consultation or treatment elsewhere, if the P.C. deems such to be in the best interest of its patient(s). The P.C. hereby approves the use of the Equipment identified in Exhibit A hereto. 2.7 Use of Trade Name. The Company shall provide P.C. with a revocable license to use the name “The Joint®”, “The Joint Chiropractic®, or “The Joint…the chiropractic place®” for the Clinic (the “Name”), and the Name shall be used by the P.C. in conformity with all applicable Laws. 3. General Responsibilities of the Company. Except as otherwise provided in this Agreement, the Company shall have responsibility for general management and administration of the day-to-day business operations of the P.C., exclusive of chiropractic, professional and ethical aspects of the P.C.’s chiropractic Clinic, in all respects subject to applicable Laws. 3.1 Maintenance, Repair and Servicing of Furnishings and Equipment. During the term of this Agreement, the P.C. engages the Company and the Company agrees to perform, or subcontract for the performance of, all maintenance, repair, and servicing as may be necessary for the Equipment and furnishings to be maintained in good working condition, reasonable wear and tear excepted. 3.2 Administrative and Management Services (a) The Company shall provide, or arrange for the provision of, certain business, {WS087179v1 } 235 management and administrative services of a non-clinical nature necessary or appropriate for the proper operation of the P.C. (“the Management Services”), as described below. The Company shall be the exclusive provider to the P.C. of such Management Services. The P.C. shall not obtain any Management Services from any source other than the Company, except with the prior written consent of the Company. Subject to P.C.’s oversight and ultimate authority over all issues, Company is expressly authorized to take such actions that Company, in the exercise of reasonable discretion, deems necessary and/or appropriate to fulfill its obligations under this Agreement and meet the day-to-day requirements of P.C., including the responsibility and commensurate authority to provide full service management services for P.C. as set forth in this Agreement, including supplies, support services, third party contracting, quality assurance, educational activities, risk management, billing and collection services, management, administration, financial record keeping and reporting, and other business services as provided in this Agreement. The Company is authorized to contract with third parties, including one or more of its affiliates, for the provision of services, equipment and personnel needed to perform its obligations under this Agreement. Any contracts with such affiliates shall be arms’ length agreements on terms reasonably available from reasonably efficient competing vendors. Nothing herein shall be construed to interfere with P.C.’s or its licensed providers’ professional judgment or actions with respect to the diagnosis and treatment of any of their patients. (b) The Management Services to be provided by the Company for the Clinic shall include, but not be limited to, the following: (i) business planning; (ii) financial management, including causing annual financial statements to be prepared for the P.C., providing to the P.C. the data necessary for the P.C. to prepare and file its tax returns and make any other necessary governmental filings, paying on behalf of the P.C., the P.C.’s Monthly Obligations (as defined in Section 4.4(d) hereof); (iii) bookkeeping, accounting, and data processing services; (iv) maintenance of patient records owned and maintained by the P.C. in accordance with procedures established by the P.C. pursuant to Section 1.2(c) above; (v) materials management, including purchase and stock of office supplies and maintenance of equipment and facilities, subject to the P.C.’s approval of the selection of chiropractic equipment for the Clinic; (vi) administering or causing to be administered any welfare, benefit or insurance plan or arrangement of the P.C.; (vii) coordinate human resources management, including primary direction of recruitment, training, and management of all Administrative Staff (defined in Section 3.3 below); (viii) billing to and collection from all payors, accounts receivable and accounts payable processing, all in accordance with the P.C.’s decisions made in consultation with the Company; (ix) administering utilization, cost and quality management systems that are established in accordance with Section 4.3; (x) subject to the P.C.’s approval of all materials that become public, developing a marketing program which includes the design, procurement, and monitoring of electronic and print advertising of the Clinic, in conformity with the requirements of applicable Laws; (xi) arrange for the P.C. to obtain and maintain malpractice and other agreed upon insurance coverages;

{WS087179v1 } 236 (xii) providing administrative services in connection with the P.C.’s advertising, marketing and promotional activities of the Clinic, in accordance with applicable laws; (xiii) arranging for necessary legal services except with respect to any legal dispute between the P.C. and the Company; (xiv) performing credentialing support services such as application processing and information verification; (xv) developing and providing OSHA compliance programs and consulting; (xvi) developing and providing P.C. with consulting services regarding pricing and membership plan strategies for the Clinic, subject to the requirements of applicable provisions of Law. Notwithstanding the foregoing, the parties expressly acknowledge and agree that all policies and decisions relating to pricing, credit, refunds and warranties shall be established in compliance with applicable Laws; and (xvii) to the extent not included in any of the services listed in Section 3.2(b)(i) – (xv) providing: (a) relationship development with Chiropractic schools; (b) personnel training and orientation in non-Chiropractic areas; (c) monitoring of industry developments and strategic planning; (d) payroll processing; (e) public relations; (f) facilities management; (g) coordination and negotiation of clinic financing efforts; (h) clinic remodels; (i) continuing education programs; (j) client scheduling design software; (k) coordinate client service and complaint handling, provided that any clinical complaints shall be directed to the P.C. or its providers; (l) clinic management analysis; (m) internal publications development and distribution; (n) conference and travel coordination; and (o) administration of committees. (c) The Company shall not provide any of the following services to the Clinic: {WS087179v1 } 237 (i) the assignment of Providers to treat patients; (ii) assumption of responsibility for the care of patients; (iii) serving as the party to whom bills and charges are made payable; (iv) any activity that involves the practice of chiropractic medicine and the provision of chiropractic services or that would cause the Clinic to be subject to licensure under applicable laws and regulations in ___________ (State). 3.3 Administrative Staff. Subject to P.C.’s oversight and ultimate authority (including ratification of all non-chiropractic personnel who indirectly are involved in patient care), Company may recommend for employment and termination the employment of all Non-Chiropractic Personnel as Company will deem necessary or advisable, and will be responsible for the supervision, direction, training and assigning of duties of all Non-Chiropractic Personnel, with the exception of activities, if any, carried on by Non-Chiropractic Personnel which must be under the direction or supervision of licensed chiropractors in accordance with applicable law and regulations. Unless otherwise specifically agreed in writing, Company shall administer compensation, benefits, and scheduling of all Non-Chiropractic Personnel providing any services for or on behalf of P.C., and such personnel will be employees or independent contractors employed or engaged by Company. 3.4 Patient Records. The Company shall use its reasonable efforts to preserve the confidentiality of patient records and use information contained in such records only to the extent permitted by applicable Laws. 3.5 Performance Standards. All Management Services provided hereunder shall be subject to commercially reasonable performance standards agreed to by the parties from time to time. {WS087179v1 } 238 4. Responsibilities of the P.C. 4.1 Professional Services. During the term of this Agreement, the P.C. shall be solely responsible for all aspects of the diagnostic, therapeutic and related professional services delivered by the Providers at the Clinic, and for the selection, training, professional direction, supervision, employment or engagement of all Providers. Company will provide assistance to P.C. in recruiting and evaluating prospective chiropractors and support personnel as employees or independent contractors of P.C. P.C. will make all decisions relating to hiring, training, managing, and termination of Chiropractic Personnel. At the request of P.C., Company will administer compensation, benefits, and scheduling of Chiropractic Personnel on behalf of the P.C. as directed by P.C., which shall exclusively oversee and direct all clinical and patient care activities. In addition, the P.C. shall be solely responsible for the following determining what diagnostic tests are appropriate for a particular condition; determining the need for referrals to or consultation with another chiropractor/specialist; and the overall care of the patient, including the treatment options available. 4.2 Time Commitment. The P.C. shall employ or engage and make available to the Clinic, sufficient chiropractors and other professionals, authorized to engage to the extent permitted by law in the chiropractic services provided by the Clinic (collectively referred to as “Providers”) in adequate numbers to meet the chiropractic needs of the patients of the Clinic. The P.C. shall provide such services during normal business hours, as established in consultation with the Company. The P.C. shall ensure that all work and coverage schedules meet the needs of patients of the P.C. in a competent, timely and responsive manner. The P.C. shall determine how many patients a chiropractor must see in a given period of time or how many hours a chiropractor must work. 4.3 Quality of Service. The P.C. shall establish and enforce procedures to assure the appropriateness, necessity, consistency, quality, cost effectiveness and efficacy of all chiropractic services provided to patients of the Clinic. The P.C. shall require each of its Providers who are licensed, registered or certified to perform professional services to participate in and cooperate with any utilization management, quality assurance, risk management, patient care assessment, continuous quality improvement, accreditation or other similar program or study to review the performance such Providers as may be required by the P.C., governmental agencies, professional review organizations, accrediting bodies, or health care entities or other third parties with which the P.C. may contract or affiliate. The P.C. shall ensure that no Provider materially disrupts or interferes with the performance of the P.C.’s obligations hereunder at the Clinic. 4.4 Billing and Collection. (a) The Company shall bill and use its best efforts to collect for all services rendered by the P.C. and its Providers hereunder and for all access and membership fees as agent for the P.C. in accordance with P.C.’s decisions made in consultation with the Company regarding billing procedures for professional services provided by the P.C. All of the payments with respect to such services shall be made by cash or by check, electronic funds transfer, or credit card payable to the P.C. and shall be deposited into a bank account of the P.C. (the “Concentration Account”) with a bank mutually agreed to by the Company and the P.C. (the “Account Bank”). The Company shall prepare and make available to the P.C. an accounting of receipts attributable to services provided by the P.C., and receipts attributable to services provided by the Company. (b) The P.C. shall, and shall cause its Providers to, promptly endorse and deliver to the Company all payments, notes, checks, money orders, remittances and other evidences of indebtedness or payment received by the P.C. or its Providers, with respect to all accounts, contract rights, instruments, documents, or other rights to payment from time to time arising from the rendering of chiropractic services by the P.C. and its Providers, for access or membership fees, or otherwise relating to the business of the P.C., together with any guarantees thereof or securities therefore which are generated during the term of this Agreement. The Company is hereby granted a special power of attorney with respect to the Concentration Account and shall have the power and authority to deposit into, and withdraw funds from, all such accounts as may be required to pay P.C.’s Expenses (as defined in Section 4.13 below). The P.C. shall notify the banking institution of the concentration Account, and shall cause one or more employees or agents designated by the Company to be listed as a signatory on that account. (c) With respect to funds deposited in the Concentration Account (the “P.C.’s {WS087179v1 } 239 revenues”), the Company shall direct the Account Bank to transfer all amounts in the Concentration Account, at the end of each day, to an operating account maintained by and in the name of the Company (the “Operating Account”). The Company shall hold the P.C.’s Revenues in the Operating Account as the P.C.’s agent, and shall administer such Revenues on the P.C.’s behalf. The Company shall separately and accurately account for the receipt, use, disposition, and interest gained on the P.C.’s Revenues. (d) On at least a monthly basis, the Company shall pay, from the P.C.’s Revenue in the Operating Account, all of the current month’s P.C. Expenses, as defined in Section 4.13 hereof and the current month’s Management Fee as defined in Section 5 hereof (collectively, the “P.C.s Monthly Obligations”). In the event that the P.C.’s Revenue (including the current month’s interest earned on the P.C.’s Revenue) is insufficient to pay fully the P.C.’s Monthly Obligations, the Company may advance to the P.C. an amount equal to the deficit (the “Deficit Advance”) by depositing such amount in the Concentration Account or the Operating Account. The amounts of the Deficit Advances shall accrue and the P.C. shall be obligated to pay such amounts upon the termination of this Agreement. In the event that there is a monthly profit that exceeds the P.C.’s Monthly Obligations (the “Monthly Profits”), then the Company shall use such amount to repay any prior Deficit Advances made by the Company (if any) together with interest accrued thereof. 4.5 Licensure. The P.C. shall ensure that each Provider associated with P.C. maintains, if applicable, an unrestricted license to practice chiropractic or other health care profession, or to be engaged in his or her particular field of expertise in the State of ___________ and, to the extent that Providers provide professional services in other states, that such individuals maintain comparable unrestricted licensure in such other jurisdictions. Each Provider shall have a level of competence, experience and skill comparable to that prevailing in the community where such Provider provides professional services. 4.6 Continuing Education. The P.C. shall ensure that each Provider shall obtain the required continuing professional education for his or her specialty in each state where such Provider provides professional services and shall provide documentation of the same to the Company. 4.7 Disciplinary Actions. The P.C. shall, and shall cause each of its Providers to, disclose to the Company during the term of this Agreement: (i) the existence of any proceeding against any Provider instituted by any plaintiff, governmental agency, health care facility, peer review organization or professional society which involves any allegation of substandard care or professional misconduct raised against any Provider, and (ii) any allegation of substandard care or professional misconduct raised against any Provider by any person or agency during the term of this Agreement. 4.8 Outside Activities. The P.C. and its Providers shall devote their best efforts to fulfill their obligations hereunder. The P.C. and its Providers shall not engage in any other professional activities, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage, which would interfere with the performance of the P.C.’s duties hereunder, without the prior written consent of the Company, which consent shall not be unreasonably withheld. The P.C. shall assure that each of its Providers shall not provide chiropractic services other than on behalf of the P.C., unless such activity is disclosed in writing to and is expressly authorized in writing by the Company. 4.9 Patient Records. (a) The P.C. and its Providers shall maintain, in a timely manner, complete, accurate and legible records for all patients of the Clinic, and all such patient records shall be the property of the P.C. The P.C. and its Providers shall comply with all applicable laws, regulations and ethical principles concerning confidentiality of patient records. (b) The P.C. shall own and control all patient chiropractic records, including determining the contents thereof. The P.C. shall grant the Company access to the information contained in the patient records owned by the P.C. and completed by the Providers to the extent that access to such information is permitted by applicable Laws and is required in connection with the Company’s administrative responsibilities

{WS087179v1 } 240 hereunder. The P.C. agrees that, upon the termination of this Management Agreement (as permitted by applicable laws), the P.C. will transfer the original, or at P.C’s discretion, complete copies of all of the P.C.’s patient records to a successor P.C. or a licensed chiropractor identified by the Company who will provide chiropractic services at the Premises, or ensure that such records are transferred to a successor P.C. that will provide chiropractic services at the Premises. Notwithstanding the foregoing, such successor P.C. or chiropractor shall be obligated to transfer a patient’s record in accordance with the patient’s request. (c) As required by the privacy regulations issue under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), the parties shall comply with the terms of the Business Associate Addendum attached as Exhibit B of this Agreement. 4.10 Credentialing. The P.C. shall participate and cooperate in and comply with any credentialing program established from time to time by the Company. 4.11 Fees for Professional Services. The P.C. shall be solely responsible for legal, accounting, and other professional service fees it incurs, except as otherwise provided herein. 4.12 Standards of Care. The P.C. and its Providers shall render services to patients hereunder in a competent and professional manner, in compliance with generally accepted and prevailing standards of care and in compliance with applicable statutes, regulations, rules, policies and directives of federal, state and local governmental, regulatory and accrediting agencies. 4.13 P.C. Expenses. The following expenses of the P.C. that are related to the Clinic (“P.C. Expenses”) shall be paid by the Management Company, on behalf of the P.C. and at the direction of the P.C.: (a) Salaries, wages, benefits, (including health, life, and disability insurance coverage and all contributions under employee benefit plans), vacation and sick pay, employment and payroll taxes; and the cost of payroll administration and administration of benefits, for Providers employed by the P.C.; (b) Cost of all new chiropractic and non-chiropractic equipment and supplies obtained for use in the operation of the Clinic, and depreciation cost of all capital equipment and items obtained for use in the operation of the Clinic in accordance with federal tax depreciation schedules for such equipment and items; (c) Expenses of comprehensive professional liability insurance, professional liability insurance for each Provider of the P.C. to the extent the P.C. is required to pay for such insurance pursuant to the terms of the Provider’s employment agreement, comprehensive general liability insurance and property insurance coverage for the P.C.’s facility and operations, and worker’s compensation and unemployment insurance coverage for all P.C. employees; (d) Interest expense on indebtedness (including capitalized leases) incurred with respect to debt obligations to fund the operation of, or the acquisition of capital assets for, the P.C.; (e) State and local business license taxes, professional licensure and board certification fees, sales and use taxes, income, franchise and excise taxes and other similar taxes, fees and charges assessed against the P.C. or the Providers; (f) Expenses incurred in the course of recruiting chiropractors, chiropractic receptionists and other professional staff to work for and/or join the P.C.; and (g) Any federal income taxes, including the cost of preparation of the annual income tax returns of the P.C. and its Providers. The P.C. shall promptly notify the Company of all P.C. Expenses incurred, and shall provide the Company with all invoices, bills, statements and other documents evidencing such P.C. Expenses. {WS087179v1 } 241 5. Management Fee. (a) In consideration of the Company (i) licensing to the P.C. the use of Equipment, Furnishings and the Name; (ii) permitting the P.C. to operate the Clinic and perform professional chiropractic services at the Premises; (iii) granting to the P.C. the right to use the personal property and leasehold improvement at the Premises; and (iv) providing all other services described in this Agreement, the P.C. hereby agrees to pay to the Company a monthly Management Fee that shall be equal to [__________ Dollars ($______)]. The Management Fee will be adjusted annually by the parties. The Management Fee shall be paid in accordance with Section 4.4(d). In the event that in any month the P.C.s Revenue (including the current month’s interest earned on the P.C.’s Revenue) is insufficient to pay fully the monthly Management Fee, the unpaid amount of the Management Fee shall accrue each month, and the P.C. shall be obligated to pay such amount until fully paid in accordance with Section 4.4(d). The parties agree that the Management Fee represents the fair market value of the items and services provided under this Agreement. Further, the parties acknowledge that the Management Fee is not based upon, or in no way take into account, the volume or value of referrals to the Clinic or is intended to constitute remuneration for referrals, or the influencing of such referrals, to the Clinic. (b) The portion of the Management Fee (i) allocable to the P.C.’s use of the Equipment, Furnishings and Name has been determined by the parties to equal the fair market value of the use of the Equipment, Furnishings and name, respectively, and (ii) allocable to the provisions of all other services hereunder has been determined by the parties to equal the fair market value of such other services. (c) The Management Fee paid by the P.C. to the Company hereunder has been determined by the parties through good-faith and arm’s length bargaining. No amount paid hereunder is intended to be, nor shall it be construed to be, an inducement or payment for referral of, or recommending referral of, patients by the P.C. to the Company (or its affiliates) or by the Company (or its affiliates) to the P.C. In addition, the Management Fee charged hereunder does not include any discount, rebate, kickback, or other reduction in charge, and the Management Fee charged hereunder is not intended to be, nor shall it be construed to be, an inducement or payment for referral, or recommendation of referral, of patients by the P.C. to the Company (or its affiliates) or by the Company (or its affiliates) to the P.C. 6. Regulatory Matters. (a) The P.C.’s Providers shall at all times be free, in their sole discretion, to exercise their professional judgment on behalf of patients of the P.C. No provision of this Agreement is intended, nor shall it be construed, to permit the Company to affect or influence the professional judgment of any member of the P.C.’s Providers. To the extent that any act or service required or permitted of the Company by any provision of this Agreement may be construed or deemed to constitute the practice of chiropractic, the ownership or control of a chiropractic practice, or the operation of a clinic, said provision of this Agreement shall be void ab initio and the performance of said act or service by the Company shall be deemed waived by the P.C. (b) The parties agree to cooperate with one another in the fulfillment of their respective obligations under this Agreement, and to comply with the requirements of applicable Laws and with all ordinances, statutes, regulations, directives, orders, or other lawful enactments or pronouncements of any federal, state, municipal, local or other lawful authority applicable to the Clinic, and of any insurance company insuring the Clinic or the parties against liability for accident or injury in or upon the premises of the Clinic. 7. Insurance. 7.1 General Comprehensive Liability Insurance. During the term of this agreement, the Company shall obtain and maintain, at the P.C.’s expense, a comprehensive general liability insurance policy and such other insurances as may be required, in such amounts, with such coverages and with such companies as the Company may reasonably determine to be necessary and appropriate, as required by law or as are usual and {WS087179v1 } 242 customary. These insurance policies must name The Joint Corp., the Company, and any of their respective affiliates that the Company or The Joint Corp. designates as additional named insureds, and provide for third (30) days’ prior written notice to the Company and The Joint Corp. and of a policy’s material modification, cancellation or expiration. 7.2 Equipment Insurance. The Company shall cause to be carried and maintained, at its own expense, insurance against all risks of physical loss or damage to the Equipment in an amount not less than the original purchase price or the replacement cost with like kind and quality at the time of loss, with such companies and as the Company shall reasonably determine. These insurance policies must name The Joint Corp., the Company, and any of their respective affiliates that the Company or The Joint Corp. designates as additional named insureds, and provided for thirty (30) days’ prior written notice to the Company and The Joint Corp. and of a policy’s material modification, cancellation or expiration. 7.3 Malpractice Insurance. During the term of this Agreement, the Company shall arrange for the P.C. to obtain and maintain, at the P.C.’s expense, professional liability insurance covering the P.C. and its Providers, with limits of not less than [one million dollars ($1,000,000) per occurrence and three million dollars ($3,000,000) in the aggregate], which the parties hereby agree are adequate amounts of coverage, or such other amount as required by law. In the event the P.C. has a “claims made” form of insurance in effect at any time during the term of this Agreement, the Company shall obtain, at P.C.’s expense, full “tail” coverage to cover any event that may have occurred during the term of this Agreement. The P.C. shall provide to the Company any information with respect to the P.C. or the Providers necessary for the Company to secure such professional liability insurance. These insurance policies must name The Joint Corp., the Company, and any of their respective affiliates that the Company or The Joint Corp. designates as additional name insureds, and provide for thirty (30) days’ prior written notice to the Company and The Joint Corp. and of a policy’s material modification, cancellation or expiration. 8. Indemnification by the P.C. The P.C. hereby agrees to indemnify, defend, and hold harmless the Company, and each of the Company’s officers, directors, shareholders, agents and employees, from and against any and all claims, demands, losses, liabilities, actions, lawsuits and other proceedings judgments and awards, and costs and expenses (including court costs, and reasonable attorneys’ and consultancy fees), arising directly or indirectly, in whole or in part out of any breach by the P.C. of this Agreement or any acts or omissions by the P.C. or its Providers in their performance of this Agreement, including, but not limited to, negligence of the P.C. or its Providers arising form or related to any of their professional acts or omissions to the extent that such is not paid or covered by the proceeds of insurance. The P.C. shall immediately notify the Company of any lawsuits or actions, or any threat thereof, against P.C. or any Provider, or the Company, which may become known to the P.C. 9. Indemnification by the Company. The Company hereby agrees to indemnify, defend, and hold harmless the P.C., and each of its officers, managers, members, agents and employees, from and against any and all claims, demands, losses, liabilities, actions, lawsuits and other proceedings, judgments and awards, and costs and expenses (including court costs, and reasonable attorneys’ and consultancy fees), arising directly or indirectly, in whole or in part, out of any breach by the Company of this Agreement or any willful or grossly negligent act or omission by the Company in its performance of this Agreement, to the extent that such is not paid or covered by the proceeds of insurance. The company shall immediately notify the P.C. of any lawsuits or actions, or any threat thereof, against the Company, P.C. or any Provider that may become known to the Company. 10. Security Interest. As security for Practice’s obligations set forth in this Agreement, Shareholder, who is owner of 100% of P.C.’s shares of common stock, hereby pledges, and as inducement to Company to enter into this Agreement, grants a security interest in, assigns, transfers, and delivers to Company (or Company’s qualifying designee) P.C.’s shares to Company as collateral security for the performance of P.C.’s obligations hereunder. In the event of a breach by or default of P.C. of this Agreement, or upon termination of this Agreement for any reason, and as further provided below, Shareholder shall cooperate as reasonably requested in the transfer of P.C.’s shares to a chiropractor independently determined to be competent designated by Company. In connection with this grant of a security interest, Shareholder represents and warrants that Shareholder owns the pledged shares free and clear of any material liens, claims, encumbrances, or security interests of any kind or nature whatsoever; that Shareholder is not precluded, by agreement or operation of law or otherwise, from making this pledge, and {WS087179v1 } 243 needs no further authority or authorization for this pledge; and that the pledge of the shares as collateral creates a valid first priority lien on and a first priority perfected security interest and lien in the collateral and proceeds thereof, securing the performance of P.C.’s obligations under this Agreement. 11. Actions Requiring Company’s Consent. As inducement to Company to enter into this Agreement, P.C. agrees that it shall not take certain governance actions without Manager’s consent. Therefore, notwithstanding anything in this Agreement to the contrary, P.C. agrees that the following actions by P.C. shall be void unless undertaken with the prior written consent of Manager: (a) The issuance, reclassification, recapitalization, redemption of capital stock of P.C. or of any security convertible into shares of capital stock of P.C., without prior consultation and written consent of Manager; (b) The payment of any dividends on the capital stock of P.C. or other distribution to the shareholders of P.C., without prior consultation and written consent of Manager; (c) Any consolidation, conversion, merger or stock/share exchange of P.C. without prior consultation and written consent of Manager; (d) Any sale, assignment, pledge, lease, exchange, transfer or other disposition (without prior consultation and written consent of Manager), excluding salaries, but including without limitation a mortgage or other security device, of assets, including P.C.’s accounts receivable, constituting in the aggregate five percent (5%) or more (in any transaction or series of transactions over any consecutive five (5) year period) of the total assets of P.C. at the end of its most recent fiscal year ending prior to such disposition; and (e) The dissolution or liquidation of P.C. 12. Non-Solicitation. (a) Intentionally Omitted. (b) To the extent permitted by law, during the term of any Provider’s employment with the P.C. and for a period of one (1) year after the termination or expiration of any such Provider’s employment agreement with the P.C., such Provider shall not, without the express written consent of the P.C., solicit verbally or in writing, any patient or former patient of the P.C., or otherwise interfere with such patient or former patient’s relationship with the P.C. in connection with the provisions of chiropractic services. Upon termination of any Provider’s employment with the P.C., the P.C. shall promptly notify the Provider’s patients of how and where to contact the Provider. (c) In the event that any of the P.C.’s Providers shall violate any provision of this Section 10, the P.C.’s President shall immediately notify the Company of such activity and the P.C. shall immediately take all necessary and appropriate corrective action. (d) Company agrees to waive any outstanding Management Fees owed by the P.C. at termination of this agreement, pursuant to Section 4.4(d), as consideration for the non-solicitation provision set forth in Section 12 (b) above. 13. Proprietary Rights. The P.C. recognizes and acknowledges that all records, files, reports, protocols, polities, manuals, data bases, processes, procedures, computer systems, materials and other documents used by the Company (or its affiliates) in rendering services hereunder, or relating to the operations of the company (or its affiliates), belong to and shall remain the property of the Company, and constitute proprietary information and trade secrets that are valuable, special, and unique assets of the Company’s business (“Confidential Information”). The P.C. shall not, and shall assure that each of its Providers shall not, during or after the term of this Agreement, disclose any Confidential Information of the Company (or its affiliates), or the terms and

{WS087179v1 } 244 conditions of this Agreement to any other firm, person, corporation, association, or other entity for any reason or purpose whatsoever, without the written consent of the Company or its respective affiliates. 14. Enforcement. (a) The P.C. recognizes and acknowledges that all records, files, reports, protocols, policies, manuals, data bases, processes, procedures, computer systems, materials and other documents used by the Company (or its affiliates) in rendering services hereunder, or relating to the operations of the Company (or its affiliates), belong to and shall remain the property of the Company, and constitute proprietary information and trade secrets that are valuable, special, and unique assets of the Company's business ("Confidential Information"). The P.C. shall not, and shall assure that each of its Providers shall not, during or after the term of this Agreement, disclose any Confidential Information of the Company (or its affiliates), or the terms and conditions of this Agreement to any other firm, person, corporation, association, or other entity for any reason or purpose whatsoever, without the written consent of the Company or its respective affiliates. (b) All works, discoveries and developments, whether or not copyrightable, relating to the Company's present, past or prospective activities, services and products ("Inventions") which are at any time conceived or reduced to practice by P.C. and/or any of its Providers, acting alone or in conjunction with others, in connection with the Company's management of the P.C. or, during the course of the P.C.'s employment or engagement of Providers (or, if based on or related to any Confidential Information, made by P.C. and/or any Provider during or after such management by the Company or employment or engagement by the P.C.) and all concepts and ideas known to P.C. or any Provider at any time during the Company's management of the P.C. which relate to the Company's present, past or prospective activities, services and products ("Concepts and Ideas") or any modifications thereof held by or known to P.C. and/or any Provider on the date of this Agreement or acquired by P.C: and/or any Provider during the term of this Agreement shall be the property of the Company, free of any reserved or other rights of any kind on P.C. and/or 'any Provider's part in respect thereof, and P.C. and/or any such Provider hereby assign all rights therein to the Company. (c) P.C. and/or its Providers shall promptly make full disclosure of any such Inventions, Concepts and Ideas or modifications thereof to the Company. Further, P.C. and/or its Providers shall, at the Company's cost and expense, promptly execute formal applications for copyrights and also do all other acts and things (including, among others, executing and delivering instruments of further assurance or confirmation) deemed by the Company to be necessary or desirable at any time or times in order to effect the full assignment to the Company of P.C. and/or its Providers' rights and title to such Inventions, Concepts and Ideas or modifications, without payment therefor and without further compensation. In order to confirm the Company's rights, P.C. and/or its Providers will also assign to the Company any and all copyrights and reproduction rights to any written material prepared by P.C. and/or its Providers in connection with the Company's management of the P.C. or the Providers' employment or engagement by the P.C. P.C. and/or its Providers further understand that the absence of a request by the Company for information, or for the making of an oath, or for the execution of any document, shall in no way be construed to constitute a waiver of the rights of the Company under this Agreement. This Agreement shall not be construed to limit in any way any "shop rights" or other common law or contractual rights of the P.C. or the Company in or to any Inventions, Concepts and Ideas or modifications which the Company has or may have by virtue of the Company's management activities hereunder or the P.C.'s engagement of its Providers. (d) The P.C. agrees that the restrictive covenants set forth in Sections 12 and 13 are reasonable in nature, duration and geographical scope. The P.C. further acknowledges that any violation of those restrictive covenants will cause the Company irreparable damage, which a monetary award would be inadequate to remedy, and that a court or arbitrator of competent jurisdiction may, in addition to monetary awards, enjoin any breach of, and enforce, such restrictive covenants by temporary restraining order, and preliminary and permanent injunctive relief without the need for the moving party to post any bond or surety. If a court or arbitrator of competent jurisdiction determines that any of the restrictive covenants set forth in Section 12 or 13 are unreasonable in nature, duration or geographic scope, then the P.C. agrees that such court or arbitrator shall reform such restrictive covenant so that such restrictive covenant is enforceable to the maximum extent permitted by law for a restrictive covenant of that nature, and such court shall enforce the restrictive covenant to that extent. If any court or arbitrator {WS087179v1 } 245 finds that the P.C. and/or any Provider has breached the restrictive covenants set forth in Sections 12 or 13 above, then such restrictive covenants shall be extended for an additional period equal to the period of such breach. 15. Employment Agreements. The P.C. agrees that it shall impose by contract on each of its Providers the obligation to abide by the applicable terms and conditions of this Agreement, including the restrictive covenants specified above. The Company and its affiliates are intended to be third-party beneficiaries of such contracts and the Company may, in its sole discretion, be a signatory to such contracts for purposes of enforcing against Providers the terms and conditions of this Agreement. 16. Term and Termination. (a) The term of this Agreement shall be for [coterminous with franchise agreement] years commencing on the date first written above, unless sooner terminated as set forth herein, and shall automatically renew for successive one (1) year terms unless either party gives the other at least ninety (90) days prior written notice of its intention not to renew prior to the expiration of then current term. (b) Either party may terminate this Agreement immediately upon the occurrence of any of the following events with regard to the other party: (i) the making of a general assignment for the benefit of creditors; (ii) the filing of a voluntary petition or the commencement of any proceeding by either party for any relief under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustments of indebtedness, reorganization, composition or extension; (iii) the filing of any involuntary petition or the commencement of any proceeding by or against either party for any relief under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness, reorganization, composition or extension, which such petition or proceeding is not dismissed within ninety (90) days of the date on which it is filed or commenced; or (iv) suspension of the transaction of the usual business of either party for a period in excess of fourteen (14) days. (c) The Company may terminate this Agreement immediately upon any of the following events: (i) The date of death of [Name of sole shareholder]; (ii) The date [Name of sole shareholder] is determined by a court of competent jurisdiction to be incompetent, or permanently disabled so as to be unable to render any professional services (iii) The date [Name of sole shareholder] becomes disqualified under the bylaws of the P.C. or applicable law to be a shareholder of the P.C.; (iv) The date upon which any of the shares of stock in the P.C. held by [Name of sole shareholder] are transferred or attempted to be transferred voluntarily, by operation of law or otherwise to any person; (v) The date upon which [Name of sole shareholder] ceases to provide chiropractic services in connection with the P.C.; or (vi) The merger, consolidation, reorganization, sale, liquidation, dissolution, or other disposition of all or substantially all of the stock or assets of the P.C. (d) The Company may terminate this Agreement immediately upon written notice to the P.C. in the event of termination for any reason of any of the following agreements: the Company’s operating agreement and/or the employment agreement between the P.C. and ________________ [Doctor’s Name]. (e) The Company may terminate this Agreement at any time with or without cause, by giving the P.C. forty-five (45) days’ prior written notice. {WS087179v1 } 246 (f) Either party may terminate this Agreement upon thirty (30) days’ prior written notice to the other party in the event of a material breach by the other party of any material term or condition hereof, if such breach is not cured to the reasonable satisfaction of the non-breaching party within thirty (30) days after the non- breaching party has given notice thereof to the other party. (g) Upon termination or expiration of this agreement by either party, the P.C. shall pay the Company any amounts owed to the Company under paragraph 5 hereof as of the date of termination or expiration. (h) Upon termination or expiration of this Agreement, the P.C. shall return to the Company any and all property of the Company which may be in the P.C.’s possession or under the P.C.’s control. (i) If, in the opinion (the “Opinion”) of nationally recognized health care counsel selected by the Company, it is determined that it is more likely than not that applicable Laws in effect or to become effective as of a date certain, or if the Company or the P.C. receives notice (the “Notice”) of an actual or threatened decision, finding or action by any governmental or private agency or court (collectively referred to herein as “Action”), which Laws or Action, if or when implemented, would have the effect of subjecting either party to civil or criminal prosecution under state and/or federal laws, or other material adverse proceeding on the basis of their participation herein, then the Company or the P.C. shall provide such Opinion or Notice to the other party. The parties shall attempt in good faith to amend this Agreement to the minimum extent necessary in order to comply with such Laws or to avoid the Action, as applicable, and shall utilize mutually agreed upon joint legal counsel to the extent practicable. If, within ninety (90) days of providing written notice of such Opinion or such Notice to the other party, the parties hereto acting in good faith are unable to mutually agree upon and make amendments or alterations to this Agreement to meet the requirements in question, or alternatively, the parties mutually determine in good faith that compliance with such requirements is impossible or unfeasible, then this Agreement shall be terminated without penalty, charge or continuing liability upon the earlier of the following: the date one hundred and eight (180) days subsequent to the date upon which any party gives written notice to the other party, or the effective date upon which the Law or Action prohibits the relationship of the parties pursuant to this Agreement. In the event of a termination of this Agreement in accordance with this Section 16(i), then the restrictions contained in 10 and 11 of this Agreement shall be waived and shall be of no further effect. 17. Obligations After Termination. Except as otherwise provided herein or in any amendment hereto, following the effective date of termination of this Agreement: (a) The Company shall continue to permit the P.C. or its authorized representatives to conduct financial audits relating to the period this Agreement was in effect; (b) The P.C. shall cooperate with the Company to assure the appropriate transfer of patient cases and patient records; (c) Both the Company and the P.C. shall cooperate in connection with the termination or assignment of provider contracts and other contractual arrangements; and (d) Both the Company and the P.C. shall cooperate in the preparation of final financial statements and the final reconciliation of fees paid hereunder, which shall be calculated by the Company six (6) months after termination of this agreement; provided that in the event of a termination of this Agreement by the Company pursuant to Section 17(b), (c), or (d), the P.C. and any such Provider shall forfeit its (or his/her) rights to any future payment from the Company under this or any other agreement between the parties, except as may otherwise be agreed to by the Company in its discretion. 18. Return of Proprietary Property and Confidential Information. All documents, procedural manuals, guides, specifications, plans, drawings, designs, copyrights, service marks and trademark rights, computer programs, program descriptions and similar materials, lists of present, past or prospective patients, proposals, marketing and public relations materials, invitations to submit proposals, fee schedules and data relating to patients and the pricing of the Company’s products and services, records, notebooks and similar repositories of or {WS087179v1 } 247 containing Confidential Information and Inventions (including all copies thereof) that come into P.C. and/or its Providers possession or control, whether prepared by P.C., its Providers, or others: (a) are the property of the Company, (b) will not be used by P.C. or its Providers in any way adverse to the Company or to the benefit of P.C. and/or its Providers, (c) will not be removed from the Company’s premises (except as P.C. and/or its Providers’ duties hereunder require) and (d) at the termination of this Agreement or engagement of such Providers, will be left with, or forthwith returned and/or restored to the Company, and P.C. and such Providers shall discontinue use of such materials. 19. Status of Parties. In the performance of the work duties and obligations under this Agreement, it is mutually understood and agreed that each party is at all times acting and performing as an independent contractor with respect to the other and that no relationship of partnership, joint venture or employment is created by this Agreement. 20. Force Majeure. Neither party shall be deemed to be in default of this Agreement if prevented from performing any obligation hereunder for any reason beyond its control, including but not limited to, Acts of God, war, civil commotion, fire, flood or casualty, labor difficulties, shortages of or inability to obtain labor, materials or equipment, governmental regulations or restrictions, or unusually severe weather. In any such case, the parties agree to negotiate in good faith with the goal of preserving this Agreement and the respective rights and obligations of the parties hereunder, to the extent reasonably practicable. It is agreed that financial inability shall not be a matter beyond a party’s reasonable control. 21. Notices. Any notices to be given hereunder by either party to the other shall be deemed to be received by the intended recipient (a) when delivered personally, (b) the first business day following delivery to a nationally recognized overnight courier service with proof of delivery, or (c) three (3) days after mailing by certified mail, postage prepaid with return receipt requested, in each case addressed to the parties at the addresses set forth on page 1 above or at any other address designated by the parties in writing. 22. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter of this Agreement. This Agreement may not be changed orally, and may only be amended by an agreement in writing signed by both parties. 23. No Rights in Third Parties. Except as provided in Section 13, hereof, this Agreement is not intended to, nor shall it be construed to, create any rights in any third parties, including, without limitation, in any Providers employed or engaged by the P.C. in connection with the Clinic. 24. Governing Law. This Agreement shall be construed and enforced under and in accordance with the laws of the State of __________________, and venue for the commencement of any action or proceeding brought in connection with this agreement shall be exclusively in the federal or state court in the State of __________________, County of _________________. [Insert State where franchisee and P.C. are located.] 25. Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be contrary to law, that provision will be enforced to the maximum extent permissible, and the remaining provisions of this Agreement will remain in full force and effect, unless to do so would result in either party not receiving the benefit of its bargain. 26. Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to that term or any other term of this Agreement. 27. Rights Unaffected. No amendment, supplement or termination of this Agreement shall affect or impair any right or obligations which shall have theretofore matured hereunder. 28. Interpretation of Syntax. All references made and pronouns used herein shall be construed in the singular or plural, and in such gender, as the sense and circumstances require.

{WS087179v1 } 248 29. Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties, their respective heirs, executors, administrators and assigns. 30. Further Actions. Each of the parties agrees that it shall hereafter execute and deliver such further instruments and do such further acts and things as may be required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof. 31. Non-Assignment. The P.C. may not assign this Agreement except with the prior written approval of the Company. The Company may assign this Agreement. 32. Access of the Government to Records. To the extent that the provisions of Section 1861(v)(1)(I) of the Social Security Action [42 U.S.C. § 1395x(v)(1)(I)] are applicable to this Agreement, the parties agree to make available, upon the written request of the Secretary of the Department of Health and Human Services or upon the request of the Comptroller General, or any of their duly authorized representatives, this Agreement, and other books, records and documents that are necessary to certify the nature and extent of costs incurred by them for services furnished under this Agreement. The obligations hereunder shall extent for four (4) years after furnishing of such services. The parties shall notify each other of any such request for records. IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto affix their signatures below and execute this Agreement under seal. [P.C.] [JOINT FRANCHISEE/ “Company”] By:__________________________________ By:______________________________ Its: President Its:______________________________ {WS087179v1 } 249 EXHIBIT A TO JOINT MANAGEMENT AGREEMENT EQUIPMENT/FURNISHINGS [Insert “Supply List” for each Clinic] {WS087179v1 } 250 EXHIBIT B TO JOINT MANAGEMENT AGREEMENT BUSINESS ASSOCIATE ADDENDUM This Business Associate Addendum (the “Addendum”) to the Management Agreement (the “Agreement”) dated _____________________, by and between the P.C. and the Company (for purposes of this addendum, the “Business Associate”), is entered into for the purpose of complying with the Health Insurance Portability and Accessibility Act of 1996, as amended by the Health Information Technology Act of 2009 (the “HITECH Act”), and the regulations promulgated under HIPAA and the HITECH Act (all of the foregoing collectively referred to as “HIPAA”). I. Definitions. For purposes of this addendum, the following capitalized terms shall have the meanings ascribed to them below: A. “Protected Health Information” shall mean Individually Identifiable Health Information (as defined below) that is (a) transmitted by electronic media; (b) maintained in any electronic medium; or (c) transmitted or maintained in any other form or medium. “Protected Health Information” does not include Individually Identifiable health information in (x) education records covered by the Family Educational Right and Privacy Act, as amended (20 USC §1232(g) or (y) records described in 20 USC §1231g(a)(4)(B)(iv). For purposes of this definition, Individually Identifiable Health Information shall mean health information, including demographic information collected from an individual, that: (aa) is created or received by a health care provider (including the P.C.), health plan, employer or health care clearing house; and (bb) relates to the past. present or future physical or mental health or condition of an individual, the provision of health care to an individual, or the past, present or future payment for the provision of health care to an individual and that (1) identifies the individual or (2) with respect to which there is a reasonable basis to believe the information can be used to identify the individual. B. “Required by Law” shall mean a mandate contained in law that compels the use or disclosure of Protected Health Information and that is enforceable in a court of law. “Required by Law” includes, but is not limited to, court orders and court-ordered warrants; subpoenas or summons issued by a court, grand jury, a governmental or tribal inspector general, or an administrative body authorized to require the production of information; a civil or an authorized investigative demand; Medicare conditions or participation with respect to health care providers participating in the program; and statutes or regulations that require such information if payment is sought under a government program providing public benefits. Any terms used but not otherwise defined in this Addendum shall have the same meaning as the meaning ascribed to those terms in HIPAA. II. Permitted Uses and Disclosures. Business Associate may use or disclose Protected Health Information received or created by Business Associate pursuant to the Agreement solely for the following purposes: {WS087179v1 } 251 A. Business Associate may use or disclose Protected Health Information as necessary to carry out Business Associate’s responsibilities and duties under the Agreement. B. Business Associate may use or disclose Protected Health Information for Business Associate’s proper management and administration ore to fulfill any present or future legal responsibilities of Business Associate; provided, however, that if Business Associate discloses Protected Health Information to a third party under this Section II(b), Business Associate shall Ii) obtain reasonable assurances from the person to whom the Protected Health Information is disclosed that it will be held confidentially and used or further disclosed only as Required by Law or for the purpose for which it was disclosed and (ii) obligate such person to notify Business Associate of any instances of which it is aware in which the confidentiality of the Protected Health Information has been breached. C. Business Associate may use or disclose protected Information as Required by Law. D. Any use or disclosure of Protected Health Information permitted hereunder shall be limited to the minimum amount necessary to accomplish the intended purpose of the use, disclosure or request and shall otherwise be accordance with HIPAA. III. Disclosure to Agent. In the event Business Associate disclosed to any agent, including a subcontractor, Protected Health Information received from, or created or received by Business Associate on behalf of, the P.C., Business Associate shall obligate each such agent to agree to the same restrictions and conditions regarding the use and disclosure of Protected Health Information as are applicable to Business Associate under this Addendum. IV. Safeguards. Business Associate shall employ appropriate administrative, technical and physical safeguards, consistent with the size and complexity of Business Associate’s operations, to prevent the use or disclosure of Protected Health Information in any manner inconsistent with the terms of this Addendum. Business Associate shall maintain a written security program describing such safeguards, a copy of which shall be available to the P.C. upon request. V. Reporting of Improper Disclosures. Business Associate shall report to the P.C. any unauthorized or improper use or disclosure of Protected Health Information within one (1) business day of the date on which Business Associate becomes aware of such use or disclosure. VI. Reporting of Disclosures of Security Incidents. Business Associate shall report to the P.C. any Security Incident of which it becomes aware. For purposes of this Addendum, “Security Incident” means the attempted or successful unauthorized access, use, disclosure, modification, or destruction of information or interference with system operations in an information system; provided, however, that Business Associate shall not have any obligation to notify P.C. of any unsuccessful attempts to (i) obtain unauthorized access to P.C.’s information in Business Associate’s possession, or (ii) interfere with Business Associate’s system operations in an information system, where such unsuccessful attempts are extremely numerous and common to all users of electronic information systems (e.g., attempted unauthorized access to information systems, attempted modification or destruction of data files and software, attempted transmission of a computer virus). VII. Mitigation. Business Associate agrees to mitigate, to the extent practicable, any harmful effect that is known to Business Associate of a use or disclosure of Protected Health Information by Business Associate in violation of the requirements of this Addendum.

{WS087179v1 } 252 VIII. Access to protected health information by the P.C. A. Within (10) days of a request by the P.C., Business Associate shall provide to the P.C. all Protected Health Information in Business Associate’s possession necessary for the P.C. to provide patients or their representatives with access to or copies thereof in accordance with 45 CFR §§ 164.524. B. Within ten (10) days of a request by the P.C., Business Associate shall provide to the P.C. all information and records in Business Associate’s possession necessary for the P. C. to provide patients or their representatives with an accounting of disclosures thereof in accordance with 45 C.F.R § 164.528. C. Within ten (10) days of a request by the P.C. Business Associate shall provide to the P.C. all protected Health Information in Business Associate’s possession necessary for the P.C. to respond to a request by a patient to amend such Protected Health Information in accordance with 45 C.F.R. § 164.526. At the P.C.'s direction, Business Associate shall incorporate any amendments to a patient’s Protected Health Information made by the P.C. into the copies of such information maintained by Business Associate. IX. Access of HHS. Business Associate shall make its internal practices, books and records relating to the use and disclosure of Protected Health Information received from the P.C., or created or received by Business Associate on behalf of the P.C., to HHS in accordance with HIPAA and the regulations promulgated thereunder. X. Return of Protected Health Information Upon Termination. Upon termination of the Agreement, Business Associate shall: (a) if feasible, return or destroy all Protected Health Information received from, or created or received by Business Associate on behalf of, the P.C. that Business Associate still maintains in any form, and Business Associate shall retain no copies of such information; or (b) if Business Associate reasonably determines that such return or destruction is not feasible, extend the protections of this Addendum to such information and limit further uses and disclosures to those purposes that make the return or destruction of the Protected Health Information infeasible. XI. Obligations of P.C. A. Upon request of Business Associate, P.C. shall provide Business Associate with the notice of privacy practices that P.C. produces in accordance with 45 CFR §164.520. B. P.C. shall provide Business Associate with any changes in, or revocation of, permission by an individual to use or disclose Protected Health Information, if such changes affect Business Associate’s permitted or required uses and disclosures. C. P.C. shall notify Business Associate of any restriction on the use or disclosure of Protected Health Information to which P.C. has agreed in accordance with 45 CFR §164.522 to the extent that such restriction may affect Business Associate’s use or disclosure of PHI. XII. Amendment. If any of the regulations promulgated under HIPAA are amended or interpreted in a manner that renders this Addendum inconsistent therewith, the P.C. may, on thirty (30) days written notice to Business Associate, amend this Addendum to the extent necessary to comply with such amendments or interpretations. XIII. Indemnification. Each of the parties shall indemnify, defend and hold harmless the other and its directors, officers, employees and agents from and against any and all third party liabilities, costs, claims and losses including, without limitation, the imposition of civil penalties by HHS under HIPAA, arising from or {WS087179v1 } 253 relating to the breach by either party or any of its directors, officers, employees or agents (including subcontractors) of the terms of this Addendum. XIV. Conflicting Terms. In the event of any terms of this Addendum conflict with any terms of the Agreement, the terms of this Addendum shall govern and control.   {WS087179v1 } 254 MANAGEMENT AGREEMENT (Kansas) THIS MANAGEMENT AGREEMENT (“Agreement”) is made effective as of ________, 20__ by and between , a Kansas [corporation/limited liability company], having its principal place of business at ___________________________ (“the Manager”), and ______________________________________, a Kansas professional service corporation, having its principal place of business at ______________________________ (the “P.C.”) [This defined term may be adapted to correspond to the applicable business form (i.e., P.L.L.C.).] (individually, a “Party,” and collectively, “Parties”). WHEREAS, the P.C. has been incorporated under the laws of the State of Kansas to render chiropractic services to patients of the P.C.; and WHEREAS, the Manager is in the business of providing administrative, consulting, and other support services to chiropractic practices; and WHEREAS, the P.C. desires to establish and operate a chiropractic clinic and provide chiropractic services (the “Clinic”) at ________ (the “Premises”) and to obtain certain equipment, furnishings, office space and management services for the P.C. from the Manager; and WHEREAS, the Manager is ready, willing, and able to provide, to the extent permitted by applicable law, furnishings, equipment, office space and management services to the P.C. in connection with the Clinic; and WHEREAS, the Manager and P.C. intend for this Agreement to comply with the Kansas Healing Arts Act in all respects. NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows: 1. Representations and Warranties. 1.1 Representations and Warranties of the Manager. The Manager represents and warrants to the P.C. that at all times during the term of this Agreement, the Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Kansas. 1.2 Representations and Warranties of the P.C. The P.C. hereby represents and warrants to the Manager that at all times during the term of this Agreement: (a) The P.C. is a professional service corporation duly organized, validly existing and in good standing under the laws of the State of Kansas and is duly licensed and qualified under all applicable laws and regulations to engage in the practice of chiropractic medicine in the State of Kansas. (b) Each of the professionals employed or engaged by the P.C. to render services at the Clinic is duly licensed, certified, or registered, to render the professional services for which he or she has been employed or engaged by the P.C. 2. Furnishings and Equipment, Use of Premises, Trade Name 2.1 Title and Maintenance. During the term of this Agreement, the Manager grants to the P.C. the exclusive right to use the Equipment and Furnishings specified in Exhibit A hereto, and as may be amended from time to time, on the terms and conditions hereinafter set forth. The P.C. shall use, and shall cause its {WS087179v1 } 255 Providers (as defined in Section 4.2, below) to use, the Equipment and Furnishings only in connection with the Clinic. Title to the Equipment and Furnishings, including any improvements thereto, shall be and remain in the Manager at all times. The P.C. agrees to take no action that would adversely affect the Manager’s title to or interest in the Equipment and Furnishings. During the term of this Agreement, the P.C. shall be responsible for maintaining the Equipment and Furnishings in good condition and repair, reasonable wear and tear from normal use excepted, including, where necessary, the replacement or substitution of parts. All maintenance, repair and replacement, if necessary, of the Equipment and Furnishings shall be performed by the Manager on behalf of the P.C., in accordance with Section 3.1 of this Agreement. The P.C. agrees to assume the cost and expense of all supplies used in connection with the Equipment and Furnishings, and the P.C. agrees to make the Equipment and furnishings available for inspection by the Manager or its designee at any reasonable time. 2.2 Liens, Encumbrances, Etc. The P.C. shall not directly or indirectly create or suffer to exist any mortgage, security interest, attachment, writ or other lien or encumbrance on the Furnishings or Equipment, and will promptly and at its own expense, discharge any such lien or encumbrance which shall arise, unless the same shall have been created or approved by the Manager. 2.3 Use of Premises, Furnishings, and Equipment. The Manager shall lease or sublease office space, Equipment, and Furnishings to P.C. pursuant to a separate real estate and equipment sublease agreement in the form attached as Exhibit B, which, upon execution by both Parties, shall be considered incorporated by reference in this Agreement. 2.4 Return of Equipment and Furnishings. Upon the termination or expiration, as applicable of this Agreement, the Manager shall retain all Furnishings and Equipment and the P.C. will relinquish control thereof free and clear of all liens, encumbrances, and right of others (save those created or approved by the Manager). 2.5 Assignment. The P.C. shall not assign any of its rights hereunder to the use of the Premises, Furnishings, and Equipment to any third party, without the prior written consent of the Manager. 2.6 Reporting. The P.C. shall advise the Manager with respect to the selection of additional and replacement equipment or furnishings for the Clinic, and with respect to any proposed additions or improvements to the Equipment or Furnishings. The P.C. will ensure that all Equipment and Furnishings are used in a safe and appropriate manner. The P.C. shall promptly notify the Manager of any defective Equipment or Furnishings. 2.7 Use of Trade Name. The Manager shall provide P.C. with a revocable license to use the name “The Joint®”, “The Joint Chiropractic®, or “The Joint…the chiropractic place®” for the Clinic (the “Name”) and the Name shall be used by the P.C. in conformity with all applicable Laws. Nothing herein shall be interpreted as prohibiting P.C. from marketing, advertising, or otherwise holding itself and its Providers out to the public as affiliated with [insert name of P.C.] 3. General Responsibilities of the Manager. Except as otherwise provided in this Agreement, the Manager shall have responsibility for general management and administration of the day-to-day business operations of the P.C., exclusive of chiropractic, professional and ethical aspects of the P.C.’s chiropractic Clinic, in all respects subject to applicable Laws. Notwithstanding any other provision in this Agreement to the contrary, the P.C. and the Manager hereby covenant and agree that the relationship between the P.C. and the Manager is not intended to, shall not, and does not, affect or limit in any way the exercise of the independent professional judgment of any professionals employed or engaged by the P.C. regarding the diagnosis or treatment of any disease, disorder, or physician condition. 3.1 Maintenance, Repair and Servicing of Furnishings and Equipment. During the term of this Agreement, the P.C. engages the Manager and the Manager agrees to perform, or subcontract for the performance of, all maintenance, repair, and servicing as may be necessary for the Equipment and Furnishings to be maintained in good working condition, reasonable wear and tear excepted.

{WS087179v1 } 256 3.2 Administrative and Management Services (a) The Manager shall provide, or arrange for the provision of, certain business, management and administrative services of a non-clinical nature necessary or appropriate for the proper operation of the P.C. (“the Management Services”), as described below. The Manager shall be the exclusive provider to the P.C. of such Management Services. The P.C. shall not obtain any Management Services from any source other than the Manager, except with the prior written consent of the Manager. Subject to P.C.’s oversight and ultimate authority over all issues, Manager is expressly authorized to take such actions that Manager, in the exercise of reasonable discretion, deems necessary and/or appropriate to fulfill its obligations under this Agreement and meet the day-to-day requirements of P.C., including the responsibility and commensurate authority to provide full service management services for P.C. as set forth in this Agreement, including supplies, support services, third party contracting, quality assurance, educational activities, risk management, billing and collection services, management, administration, financial record keeping and reporting, and other business services as provided in this Agreement. The Manager is authorized to contract with third parties, including one or more of its affiliates, for the provision of services, equipment and personnel needed to perform its obligations under this Agreement. Any contracts with such affiliates shall be arms’ length agreements on terms reasonably available from reasonably efficient competing vendors. (b) The Management Services to be provided by the Manager for the Clinic shall include, but not be limited to, the following: (i) business planning; (ii) financial management, including causing annual financial statements to be prepared for the P.C., providing to the P.C. the data necessary for the P.C. to prepare and file its tax returns and make any other necessary governmental filings, paying on behalf of the P.C., the P.C.’s Monthly Obligations (as defined in Section 4.4(d) hereof); (iii) bookkeeping, accounting, and data processing services; (iv) materials management, including purchase and stock of office supplies and maintenance of equipment and facilities, subject to the P.C.’s approval of the selection of chiropractic equipment for the Clinic; (v) administering or causing to be administered any welfare, benefit or insurance plan or arrangement of the P.C.; (vi) human resources management, including primary direction and control of recruitment, training, and management of all Administrative Staff (defined in Section 3.3 below); (vii) billing to and collection from all payors, accounts receivable and accounts payable processing, all in accordance with the P.C.’s decisions made in consultation with the Company; (viii) administering utilization, cost and quality management systems that are established in accordance with Section 4.3; (ix) developing a marketing program which includes the design, procurement, and monitoring of electronic and print advertising of the Clinic, in conformity with the requirements of applicable Laws; (x) arrange for the P.C. to obtain and maintain malpractice and other agreed upon insurance coverages; {WS087179v1 } 257 (xi) providing administrative services in connection with the P.C.’s advertising, marketing and promotional activities of the Clinic, in accordance with applicable laws; (xii) arranging for necessary legal services except with respect to any legal dispute between the P.C. and the Manager; (xiii) performing credentialing support services such as application processing and information verification; (xiv) developing and providing OSHA compliance programs and consulting; (xv) developing and providing P.C. with consulting services regarding pricing and membership plan strategies to be followed by the Clinic, subject to the requirements of applicable provisions of Law. Notwithstanding the foregoing, the parties expressly acknowledge and agree that all policies and decisions relating to pricing, credit, refunds and warranties shall be established in compliance with applicable Laws; and (xvi) to the extent not included in any of the services listed in Section 3.2(b)(i) – (xv) providing and/or facilitating: (a) relationship development with Chiropractic schools; (b) personnel training and orientation in non-Chiropractic areas; (c) monitoring of industry developments and strategic planning; (d) payroll processing; (e) public relations; (f) facilities management; (g) coordination and negotiation of clinic financing efforts; (h) clinic remodels; (i) continuing education programs; (j) client scheduling protocol design; (k) client service and complaint handling; (l) clinic management analysis; (m) internal publications development and distribution; (n) conference and travel coordination; and (o) administration of committees. (c) The Manager shall not provide any of the following services to the Clinic: (i) the assignment of Providers to treat patients; {WS087179v1 } 258 (ii) assumption of responsibility for the care of patients; (iii) serving as the party to whom bills and charges are made payable; (iv) any activity that involves the practice of chiropractic medicine and the provision of chiropractic services or that would cause the Clinic to be subject to licensure under applicable laws and regulations in Kansas. 3.3 Administrative Staff. Subject to P.C.’s oversight and ultimate authority (including ratification of all non-chiropractic personnel who indirectly are involved in patient care), Manager may recommend for employment and termination the employment of all Non-Chiropractic Personnel as Manager will deem necessary or advisable, and will be responsible for the supervision, direction, training and assigning of duties of all Non-Chiropractic Personnel, with the exception of activities, if any, carried on by Non-Chiropractic Personnel which must be under the direction or supervision of licensed chiropractors in accordance with applicable law and regulations. Unless otherwise specifically agreed in writing, Manager shall administer compensation, benefits, and scheduling of all Non-Chiropractic Personnel providing any services for or on behalf of P.C., and such personnel will be employees or independent contractors employed or engaged by Manager. 3.4 Patient Records. The Manager shall use its reasonable efforts to preserve the confidentiality of patient records and use information contained in such records only to the extent permitted by applicable Laws. 3.5 Performance Standards. All Management Services provided hereunder shall be subject to commercially reasonable performance standards agreed to by the parties from time to time. 3.6 Reservation of Rights to P.C. No provision of this Agreement shall be construed to give the Manager the right or authority to control the following functions of P.C. and/or Clinic: (1) the provision of chiropractic services to patients; (2) the decision to accept individual patients for treatment; (3) the direction or delegation of professional services; (4) the ownership of patient records; and (5) the supervision of clinical staff. The Manager hereby affirms that P.C. and/or Clinic possesses complete and the sole right with respect to each of the foregoing functions. 4. Responsibilities of the P.C. 4.1 Professional Services. During the term of this Agreement, the P.C. shall be solely responsible for all aspects of the diagnostic, therapeutic and related professional services delivered by the Providers at the Clinic, and for the selection, training, professional direction, supervision, employment or engagement of all Providers. Company will provide assistance to P.C. in recruiting and evaluating prospective chiropractors and support personnel as employees or independent contractors of P.C. P.C. will make all decisions relating to hiring, training, managing, and termination of Chiropractic Personnel. At the request of P.C., Company will administer compensation, benefits, and scheduling of Chiropractic Personnel on behalf of the P.C. as directed by P.C., which shall exclusively oversee and direct all clinical and patient care activities. In addition, the P.C. shall be solely responsible for determining what diagnostic tests are appropriate for a particular condition; determining the need for referrals to or consultation with another chiropractor/specialist; and the overall care of the patient, including the treatment options available. 4.2 Time Commitment. The P.C. shall employ or engage and make available to the Clinic, sufficient chiropractors and other professionals, authorized to engage to the extent permitted by law in the chiropractic services provided by the Clinic (collectively referred to as “Providers”) in adequate numbers to meet the chiropractic needs of the patients of the Clinic. The P.C. shall provide such services during normal business hours, as established in consultation with the Manager. The P.C. shall ensure that all work and coverage schedules meet the needs of patients of the P.C. in a competent, timely and responsive manner. The P.C. shall determine how many patients a chiropractor must see in a given period of time or how many hours a chiropractor must work. {WS087179v1 } 259 Notwithstanding the foregoing, no provision in this Section 4.2 is intended to suggest that the Manager has been given the right to direct or control P.C.’s determinations regarding patient volume, professional staffing, hours of work required of any particular Provider, scheduling or other matters related to patient treatment or a Provider’s professional judgment. 4.3 Quality Assurance and Utilization Management. The Manager shall, as an Expense, assist the P.C. in the establishment and implementation of procedures and programs to assure the appropriateness, necessity, consistency, quality, cost effectiveness and efficacy of all chiropractic services provided to patients of the Clinic including utilization management, quality assurance, risk management, patient care assessment, continuous quality improvement, accreditation or other similar program or study to review the performance Clinic and its Providers as may be required by the P.C., governmental agencies, professional review organizations, accrediting bodies, or health care entities or other third parties with which the P.C. may contract or affiliate. Nothing herein is intended to or shall be interpreted as controlling, attempting to control, influencing, attempting to influence, or otherwise interfering with the exercise of the Clinic or a Provider’s independent professional judgment regarding the provision of chiropractic services. 4.4 Billing and Collection. (a) The Manager shall bill and use its best efforts to collect for all services rendered by the P.C. and its Providers hereunder and for all access and membership fees as agent for the P.C. in accordance with P.C.’s decisions made in consultation with the Manager regarding billing procedures for professional services provided by the P.C. Although the Manager shall supply information and advice to P.C. regarding fees generally charged within P.C.’s service area, P.C. as the provider of chiropractic services shall determine all fees charged for the provision of chiropractic services. All of the payments with respect to such services shall be made by cash or by check, electronic funds transfer, or credit card payable to the P.C. and shall be deposited into a bank account of the P.C. (the “Concentration Account”) with a bank mutually agreed to by the Manager and the P.C. (the “Account Bank”). The Manager shall prepare and make available to the P.C. an accounting of receipts attributable to services provided by the P.C., and receipts attributable to services provided by the Manager. (b) The P.C. shall, and shall cause its Providers to, promptly endorse and deliver to the Manager all payments, notes, checks, money orders, remittances and other evidences of indebtedness or payment received by the P.C. or its Providers, with respect to all accounts, contract rights, instruments, documents, or other rights to payment from time to time arising from the rendering of chiropractic services by the P.C. and its Providers, for access or membership fees, or otherwise relating to the business of the P.C., together with any guarantees thereof or securities therefore which are generated during the term of this Agreement. The Manager is hereby granted a special power of attorney with respect to the Concentration Account and shall have the power and authority to deposit into, and withdraw funds from, all such accounts as may be required to pay P.C.’s Expenses (as defined in Section 4.13 below). The P.C. shall notify the banking institution of the Concentration Account, and shall cause one or more employees or agents designated by the Manager to be listed as a signatory on that account. (c) With respect to funds deposited in the Concentration Account (the “P.C.’s revenues”), the Manager shall direct the Account Bank to transfer all amounts in the Concentration Account, at the end of each day, to an operating account maintained by and in the name of the Manager (the “Operating Account”). The Manager shall hold the P.C.’s Revenues in the Operating Account as the P.C.’s agent, and shall administer such Revenues on the P.C.’s behalf. The Manager shall separately and accurately account for the receipt, use, disposition, and interest gained on the P.C.’s Revenues. (d) On at least a monthly basis, the Manager shall pay, from the P.C.’s Revenue in the Operating Account, all of the current month’s P.C. Expenses, as defined in Section 4.13 hereof and the current month’s Management Fee as defined in Section 5 hereof (collectively, the “P.C.'s Monthly Obligations”). In the event that the P.C.’s Revenue (including the current month’s interest earned on the P.C.’s Revenue) is insufficient to pay fully the P.C.’s Monthly Obligations, the Manager may advance to the P.C. an amount equal to the deficit (the “Deficit Advance”) by depositing such amount in the Concentration Account or the Operating Account. The amounts of the Deficit Advances shall accrue and the P.C. shall be obligated to pay such amounts upon the

{WS087179v1 } 260 termination of this Agreement. In the event that there is a monthly profit that exceeds the P.C.’s Monthly Obligations (the “Monthly Profits”), then the Manager shall use such amount to repay any prior Deficit Advances made by the Manager (if any) together with interest accrued thereof. 4.5 Licensure. The P.C. shall ensure that each Provider associated with P.C. maintains, if applicable, an unrestricted license to practice chiropractic or other health care profession, or to be engaged in his or her particular field of expertise in the State of Kansas and, to the extent that Providers provide professional services in other states, that such individuals maintain comparable unrestricted licensure in such other jurisdictions. Each Provider shall have a level of competence, experience and skill comparable to that prevailing in the community where such Provider provides professional services. 4.6 Continuing Education. The P.C. shall ensure that each Provider shall obtain the required continuing professional education for his or her specialty in each state where such Provider provides professional services and shall provide documentation of the same to the Manager. 4.7 Disciplinary Actions. The P.C. shall, and shall cause each of its Providers to, disclose to the Manager during the term of this Agreement: (i) the existence of any proceeding against any Provider instituted by any plaintiff, governmental agency, health care facility, peer review organization or professional society which involves any allegation of substandard care or professional misconduct raised against any Provider, and (ii) any allegation of substandard care or professional misconduct raised against any Provider by any person or agency during the term of this Agreement. 4.8 Patient Records. (a) The P.C. and its Providers shall maintain, in a timely manner, complete, accurate and legible records for all patients of the Clinic, and all such patient records shall be the property of the P.C. The P.C. and its Providers shall comply with all applicable laws, regulations and ethical principles concerning confidentiality of patient records. (b) The P.C. shall own and control all patient chiropractic records, including determining the contents thereof. The P.C. shall grant the Manager access to the information contained in the patient records owned by the P.C. and completed by the Providers to the extent that access to such information is permitted by applicable Laws and is required in connection with the Manager’s administrative responsibilities hereunder. The P.C. agrees that, upon the termination of this Management Agreement and any real estate and equipment sublease agreement between the Parties), the P.C.’s Providers will exercise their professional judgment with respect to patient record retention, transfer, or other appropriate disposition, and as permitted by applicable laws, the P.C. will make available complete copies of patient records to a successor P.C. or chiropractor as needed in the best interests of the P.C.'s patients for purposes of the continuity of patient care. Notwithstanding the foregoing, P.C. shall at all times maintain ownership of all patient records and retain such records in accordance with applicable law. (c) As required by the privacy regulations issue under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), the parties shall comply with the terms of the Business Associate Addendum attached as Exhibit C of this Agreement. 4.9 Credentialing. The P.C. shall participate and cooperate in and comply with any credentialing program established from time to time by the Manager. 4.10 Fees for Professional Services. The P.C. shall be solely responsible for legal, accounting, and other professional service fees it incurs, except as otherwise provided herein. 4.11 Standards of Care. The P.C. and its Providers shall render services to patients hereunder in a competent and professional manner, in compliance with generally accepted and prevailing standards of care and in compliance with applicable statutes, regulations, rules, policies and directives of federal, state and local {WS087179v1 } 261 governmental, regulatory and accrediting agencies. 4.12 P.C. Expenses. The following expenses of the P.C. that are related to the Clinic (“P.C. Expenses”) shall be paid by the Manager, on behalf of the P.C. and at the direction of the P.C.: (a) Salaries, wages, benefits, (including health, life, and disability insurance coverage and all contributions under employee benefit plans), vacation and sick pay, employment and payroll taxes; and the cost of payroll administration and administration of benefits, for Providers employed by the P.C.; (b) Cost of all new chiropractic and non-chiropractic equipment and supplies obtained for use in the operation of the Clinic, and depreciation cost of all capital equipment and items obtained for use in the operation of the Clinic in accordance with federal tax depreciation schedules for such equipment and items; (c) Expenses of comprehensive professional liability insurance, professional liability insurance for each Provider of the P.C. to the extent the P.C. is required to pay for such insurance pursuant to the terms of the Provider’s employment agreement, comprehensive general liability insurance and property insurance coverage for the P.C.’s facility and operations, and worker’s compensation and unemployment insurance coverage for all P.C. employees; (d) Interest expense on indebtedness (including capitalized leases) incurred with respect to debt obligations to fund the operation of, or the acquisition of capital assets for, the P.C.; (e) State and local business license taxes, professional licensure and board certification fees, sales and use taxes, income, franchise and excise taxes and other similar taxes, fees and charges assessed against the P.C. or the Providers; (f) Expenses incurred in the course of recruiting chiropractors, chiropractic receptionists and other professional staff to work for and/or join the P.C.; and (g) Any federal income taxes, including the cost of preparation of the annual income tax returns of the P.C. and its Providers. The P.C. shall promptly notify the Manager of all P.C. Expenses incurred, and shall provide the Manager with all invoices, bills, statements and other documents evidencing such P.C. Expenses. 5. Management Fee. (a) In consideration of the Manager (i) licensing to the P.C. the use of Equipment, Furnishings and the Name; (ii) permitting the P.C. to operate the Clinic and perform professional chiropractic services at the Premises; (iii) granting to the P.C. the right to use the personal property and leasehold improvement at the Premises; and (iv) providing all other services described in this Agreement, the P.C. hereby agrees to pay to the Manager a monthly Management Fee that shall be equal to [__________ Dollars ($______)]. The Management Fee will be adjusted annually by the parties. The Management Fee shall be paid in accordance with Section 4.4(d). In the event that in any month the P.C.’s Revenue (including the current month’s interest earned on the P.C.’s Revenue) is insufficient to pay fully the monthly Management Fee, the unpaid amount of the Management Fee shall accrue each month, and the P.C. shall be obligated to pay such amount until fully paid in accordance with Section 4.4(d). The parties agree that the Management Fee represents the fair market value of the items and services provided under this Agreement. Further, the parties acknowledge that the Management Fee is not based upon, or in no way take into account, the volume or value of referrals to the Clinic or is intended to constitute remuneration for referrals, or the influencing of such referrals, to the Clinic. (b) The portion of the Management Fee (i) allocable to the P.C.’s use of the Equipment, Furnishings and Name has been determined by the parties to equal the fair market value of the use of the Equipment, Furnishings and name, respectively, and (ii) allocable to the provisions of all other services hereunder has been determined by the parties to equal the fair market value of such other services. {WS087179v1 } 262 (c) The Management Fee paid by the P.C. to the Manager hereunder has been determined by the parties through good-faith and arm’s length bargaining. No amount paid hereunder is intended to be, nor shall it be construed to be, an inducement or payment for referral of, or recommending referral of, patients by the P.C. to the Manager (or its affiliates) or by the Manager (or its affiliates) to the P.C. In addition, the Management Fee charged hereunder does not include any discount, rebate, kickback, or other reduction in charge, and the Management Fee charged hereunder is not intended to be, nor shall it be construed to be, an inducement or payment for referral, or recommendation of referral, of patients by the P.C. to the Manager (or its affiliates) or by the Manager (or its affiliates) to the P.C. 6. Regulatory Matters. (a) The P.C.’s Providers shall at all times be free, in their sole discretion, to exercise their professional judgment on behalf of patients of the P.C. No provision of this Agreement is intended, nor shall it be construed, to permit the Manager to affect or influence the professional judgment of any member of the P.C.’s Providers. To the extent that any act or service required or permitted of the Manager by any provision of this Agreement may be construed or deemed to constitute the practice of chiropractic, the ownership or control of a chiropractic practice, or the operation of a clinic, said provision of this Agreement shall be void ab initio and the performance of said act or service by the Manager shall be deemed waived by the P.C. (b) The parties agree to cooperate with one another in the fulfillment of their respective obligations under this Agreement, and to comply with the requirements of applicable Laws and with all ordinances, statutes, regulations, directives, orders, or other lawful enactments or pronouncements of any federal, state, municipal, local or other lawful authority applicable to the Clinic, and of any insurance Manager insuring the Clinic or the parties against liability for accident or injury in or upon the premises of the Clinic. 7. Insurance. 7.1 General Comprehensive Liability Insurance. During the term of this agreement, the Manager shall make recommendations and obtain and maintain, at the P.C.’s expense, a comprehensive general liability insurance policy and such other insurances as may be required, in such amounts, with such coverages and with such companies as the Manager may reasonably determine to be necessary and appropriate, as required by law or as are usual and customary. The Parties acknowledge that in the event of a claim, incident, or other liability stemming from an incident on the Premises, the P.C., its Providers, the Manager, and The Joint Corp. may all be named as defendants in any ensuing litigation. To address this risk and if requested by the Manager, these insurance policies must include an endorsement naming The Joint Corp., the Manager, and any of their respective affiliates that the Manager or The Joint Corp. designates as additional named insureds thereunder, and provide for thirty (30) days’ prior written notice to the P.C. from the insurer as to any material modification, cancellation or expiration. P.C. shall provide written notice to the Manager promptly upon receipt of notice given to P.C. of such material modification, cancellation or expiration. 7.2 Equipment Insurance. The Manager shall cause to be carried and maintained, at its own expense, insurance against all risks of physical loss or damage to the Equipment in an amount not less than the original purchase price or the replacement cost with like kind and quality at the time of loss, with such companies and as the Manager shall reasonably determine. 7.3 Malpractice Insurance. During the term of this Agreement, the Manager shall make recommendations and arrange for the P.C. to obtain and maintain, at the P.C.’s expense, professional liability insurance covering the P.C. and its Providers, with limits of not less than one million dollars ($1,000,000) per occurrence and three million dollars ($3,000,000) in the aggregate, which the parties hereby agree are adequate amounts of coverage, or such other amount as required by law. In the event the P.C. has a “claims made” form of insurance in effect at any time during the term of this Agreement, the Manager shall obtain, at P.C.’s expense, full “tail” coverage to cover any event that may have occurred during the term of this Agreement. The P.C. shall provide to the Manager any information with respect to the P.C. or the Providers necessary for the Manager to {WS087179v1 } 263 secure such professional liability insurance. The Parties acknowledge that in the event of a claim, incident, or other liability stemming from treatment provided by the P.C. and its Providers, the P.C., its Providers, the Manager, and The Joint Corp. may all be named as defendants in any ensuing litigation. To address this risk and if requested by the Manager, these insurance policies must name The Joint Corp., the Manager, and any of their respective affiliates that the Manager or The Joint Corp. designates as additional name insureds, and provide for thirty (30) days’ prior written notice to the P.C. from the insurer as to any material modification, cancellation or expiration. 8. Indemnification by the P.C. The P.C. hereby agrees to indemnify, defend, and hold harmless the Manager, and each of the Manager’s officers, directors, shareholders, agents and employees, from and against any and all claims, demands, losses, liabilities, actions, lawsuits and other proceedings judgments and awards, and costs and expenses (including court costs, and reasonable attorneys’ and consultancy fees), arising directly or indirectly, in whole or in part out of any breach by the P.C. of this Agreement or any acts or omissions by the P.C. or its Providers in their performance of this Agreement, including, but not limited to, negligence of the P.C. or its Providers arising form or related to any of their professional acts or omissions to the extent that such is not paid or covered by the proceeds of insurance. The P.C. shall immediately notify the Manager of any lawsuits or actions, or any threat thereof, against P.C. or any Provider, or the Manager, which may become known to the P.C. 9. Indemnification by the Manager. The Manager hereby agrees to indemnify, defend, and hold harmless the P.C., and each of its officers, managers, members, agents and employees, from and against any and all claims, demands, losses, liabilities, actions, lawsuits and other proceedings, judgments and awards, and costs and expenses (including court costs, and reasonable attorneys’ and consultancy fees), arising directly or indirectly, in whole or in part, out of any breach by the Manager of this Agreement or any willful or grossly negligent act or omission by the Manager in its performance of this Agreement, to the extent that such is not paid or covered by the proceeds of insurance. The Manager shall immediately notify the P.C. of any lawsuits or actions, or any threat thereof, against the Manager, P.C. or any Provider that may become known to the Manager. 10. Security Interest. As security for Practice’s obligations set forth in this Agreement, Shareholder, who is owner of 100% of P.C.’s shares of common stock, hereby pledges, and as inducement to Manager to enter into this Agreement, grants a security interest in, assigns, transfers, and delivers to Manager (or Manager’s qualifying designee) P.C.’s shares to Manager as collateral security for the performance of P.C.’s obligations hereunder. In the event of a breach by or default of P.C. of this Agreement, or upon termination of this Agreement for any reason, and as further provided below, Shareholder shall cooperate as reasonably requested in the transfer of P.C.’s shares to a chiropractor independently determined to be competent designated by Manager. In connection with this grant of a security interest, Shareholder represents and warrants that Shareholder owns the pledged shares free and clear of any material liens, claims, encumbrances, or security interests of any kind or nature whatsoever; that Shareholder is not precluded, by agreement or operation of law or otherwise, from making this pledge, and needs no further authority or authorization for this pledge; and that the pledge of the shares as collateral creates a valid first priority lien on and a first priority perfected security interest and lien in the collateral and proceeds thereof, securing the performance of P.C.’s obligations under this Agreement. 11. Actions Requiring Manager’s Consent. As inducement to Manager to enter into this Agreement, P.C. agrees that it shall not take certain governance actions without Manager’s consent. Therefore, notwithstanding anything in this Agreement to the contrary, P.C. agrees that the following actions by P.C. shall be void unless undertaken with the prior written consent of Manager: (a) The issuance, reclassification, recapitalization, redemption of capital stock of P.C. or of any security convertible into shares of capital stock of P.C., without prior consultation and written consent of Manager; (b) The payment of any dividends on the capital stock of P.C. or other distribution to the shareholders of P.C., without prior consultation and written consent of Manager; (c) Any consolidation, conversion, merger or stock/share exchange of P.C. without prior consultation and written consent of Manager;

{WS087179v1 } 264 (d) Any sale, assignment, pledge, lease, exchange, transfer or other disposition (without prior consultation and written consent of Manager), excluding salaries, but including without limitation a mortgage or other security device, of assets, including P.C.’s accounts receivable, constituting in the aggregate five percent (5%) or more (in any transaction or series of transactions over any consecutive five (5) year period) of the total assets of P.C. at the end of its most recent fiscal year ending prior to such disposition; and (e) The dissolution or liquidation of P.C. 12. Intentionally Omitted. 13. Proprietary Rights; Confidential Information. The P.C. recognizes and acknowledges that all records, files, reports, protocols, policies, manuals, data bases, processes, procedures, computer systems, materials and other documents used by the Manager (or its affiliates) in rendering services hereunder, or relating to the operations of the Manager (or its affiliates), belong to and shall remain the property of the Manager, and constitute proprietary information and trade secrets that are valuable, special, and unique assets of the Manager’s business (“Confidential Information”). The P.C. shall not, and shall assure that each of its Providers shall not, during or after the term of this Agreement, disclose any Confidential Information of the Manager (or its affiliates), or the terms and conditions of this Agreement to any other firm, person, corporation, association, or other entity for any reason or purpose whatsoever, without the written consent of the Manager or its respective affiliates. Confidential Information may be disclosed pursuant to a bona fide subpoena if the P.C. has given the Manager prompt written notice of receipt of the subpoena so that the Manager can object or otherwise intervene as it deems appropriate. 14. Enforcement. (a) All works, discoveries and developments, whether or not copyrightable, relating to the Manager's present, past or prospective activities, services and products ("Inventions") which are at any time conceived or reduced to practice by P.C. and/or any of its Providers, acting alone or in conjunction with others, in connection with the Manager's management of the P.C. or, during the course of the P.C.'s employment or engagement of Providers (or, if based on or related to any Confidential Information, made by P.C. and/or any Provider during or after such management by the Manager or employment or engagement by the P.C.) and all concepts and ideas known to P.C. or any Provider at any time during the Manager's management of the P.C. which relate to the Manager's present, past or prospective activities, services and products ("Concepts and Ideas") or any modifications thereof held by or known to P.C. and/or any Provider on the date of this Agreement or acquired by P.C: and/or any Provider during the term of this Agreement shall be the property of the Manager, free of any reserved or other rights of any kind on P.C. and/or any Provider's part in respect thereof, and P.C. and/or any such Provider hereby assign all rights therein to the Manager. (b) P.C. and/or its Providers shall promptly make full disclosure of any such Inventions, Concepts and Ideas or modifications thereof to the Manager. Further, P.C. and/or its Providers shall, at the Manager's cost and expense, promptly execute formal applications for copyrights and also do all other acts and things (including, among others, executing and delivering instruments of further assurance or confirmation) deemed by the Manager to be necessary or desirable at any time or times in order to effect the full assignment to the Manager of P.C. and/or its Providers' rights and title to such Inventions, Concepts and Ideas or modifications, without payment therefor and without further compensation. In order to confirm the Manager's rights, P.C. and/or its Providers will also assign to the Manager any and all copyrights and reproduction rights to any written material prepared by P.C. and/or its Providers in connection with the Manager's management of the P.C. or the Providers' employment or engagement by the P.C. P.C. and/or its Providers further understand that the absence of a request by the Manager for information, or for the making of an oath, or for the execution of any document, shall in no way be construed to constitute a waiver of the rights of the Manager under this Agreement. This Agreement shall not be construed to limit in any way any "shop rights" or other common law or contractual rights of the P.C. or the Manager in or to any Inventions, Concepts and Ideas or modifications which the Manager has or may have by virtue of the Manager's management activities hereunder or the P.C.'s engagement of its Providers. {WS087179v1 } 265 15. Term and Termination. (a) The term of this Agreement shall be for [coterminous with franchise agreement] years commencing on the date first written above, unless sooner terminated as set forth herein, and shall automatically renew for successive one (1) year terms unless either party gives the other at least ninety (90) days prior written notice of its intention not to renew prior to the expiration of then current term. (b) Either party may terminate this Agreement immediately upon the occurrence of any of the following events with regard to the other party: (i) the making of a general assignment for the benefit of creditors; (ii) the filing of a voluntary petition or the commencement of any proceeding by either party for any relief under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustments of indebtedness, reorganization, composition or extension; (iii) the filing of any involuntary petition or the commencement of any proceeding by or against either party for any relief under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness, reorganization, composition or extension, which such petition or proceeding is not dismissed within ninety (90) days of the date on which it is filed or commenced; or (iv) suspension of the transaction of the usual business of either party for a period in excess of fourteen (14) days. (c) The Manager may terminate this Agreement immediately upon any of the following events: (i) The date of death of [Name of sole shareholder]; (ii) The date [Name of sole shareholder] is determined by a court of competent jurisdiction to be incompetent, or permanently disabled so as to be unable to render any professional services (iii) The date [Name of sole shareholder] becomes disqualified under the bylaws of the P.C. or applicable law to be a shareholder of the P.C.; (iv) The date upon which any of the shares of stock in the P.C. held by [Name of sole shareholder] are transferred or attempted to be transferred voluntarily, by operation of law or otherwise to any person; (v) The date upon which [Name of sole shareholder] ceases to provide chiropractic services in connection with the P.C.; (vi) The merger, consolidation, reorganization, sale, liquidation, dissolution, or other disposition of all or substantially all of the stock or assets of the P.C; (vii) The revocation, suspension, cancellation, or restriction of any Provider’s license to practice chiropractic in Kansas or any state where P.C. is providing services under this Agreement; (viii) The revocation, suspension, cancellation, or restriction of any Provider’s DEA registration; or (ix) The inability to secure and/or maintain insurance coverage on behalf of Provider or Clinic in accordance with the provisions of Section 7. (d) The Manager may terminate this Agreement immediately upon written notice to the P.C. in the event of termination for any reason of any of the following agreements: the Manager’s operating agreement and/or the employment agreement between the P.C. and ________________ [Doctor’s Name]. (e) The Manager may terminate this Agreement upon ten (10) days’ written notice to the P.C. in the event P.C. fails to make any payment due the Manager in accordance with the terms and conditions of this Agreement and such breach is not cured within the 10-day notice period; provided however, that the Manager may {WS087179v1 } 266 terminate this Agreement immediately upon written notice if P.C. fails to make any payment due the Manager under this Agreement more than twice during any twelve (12) consecutive month period. (f) The Manager may terminate this Agreement at any time with or without cause, by giving the P.C. forty-five (45) days’ prior written notice. (g) Either party may terminate this Agreement upon thirty (30) days’ prior written notice to the other party in the event of a material breach by the other party of any material term or condition hereof, if such breach is not cured to the reasonable satisfaction of the non-breaching party within thirty (30) days after the non- breaching party has given notice thereof to the other party. (h) Upon termination or expiration of this agreement by either party, the P.C. shall pay the Manager any amounts owed to the Manager under paragraph 5 hereof as of the date of termination or expiration. (i) Upon termination or expiration of this Agreement, the P.C. shall return to the Manager any and all property of the Manager which may be in the P.C.’s possession or under the P.C.’s control. (j) If, in the opinion (the “Opinion”) of health care counsel selected by the Manager, it is determined that it is more likely than not that applicable Laws in effect or to become effective as of a date certain, or if the Manager or the P.C. receives notice (the “Notice”) of an actual or threatened decision, finding or action by any governmental or private agency or court (collectively referred to herein as “Action”), which Laws or Action, if or when implemented, would have the effect of subjecting either party to civil or criminal prosecution under state and/or federal laws, or other material adverse proceeding on the basis of their participation herein, then the Manager or the P.C. shall provide such Opinion or Notice to the other party. The parties shall attempt in good faith to amend this Agreement to the minimum extent necessary in order to comply with such Laws or to avoid the Action, as applicable, and shall utilize mutually agreed upon joint legal counsel to the extent practicable. If, within ninety (90) days of providing written notice of such Opinion or such Notice to the other party, the parties hereto acting in good faith are unable to mutually agree upon and make amendments or alterations to this Agreement to meet the requirements in question, or alternatively, the parties mutually determine in good faith that compliance with such requirements is impossible or unfeasible, then this Agreement shall be terminated without penalty, charge or continuing liability upon the earlier of the following: the date one hundred and eight (180) days subsequent to the date upon which any party gives written notice to the other party, or the effective date upon which the Law or Action prohibits the relationship of the parties pursuant to this Agreement. In the event of a termination of this Agreement in accordance with this Section 13(j), then the restrictions contained in 8 and 10 of this Agreement shall be waived and shall be of no further effect. 16. Obligations After Termination. Except as otherwise provided herein or in any amendment hereto, following the effective date of termination of this Agreement: (a) The Manager shall continue to permit the P.C. or its authorized representatives to conduct financial audits relating to the period this Agreement was in effect; (b) Both the Manager and the P.C. shall cooperate in connection with the termination or assignment of provider contracts and other contractual arrangements; and (c) Both the Manager and the P.C. shall cooperate in the preparation of final financial statements and the final reconciliation of fees paid hereunder, which shall be calculated by the Manager six (6) months after termination of this agreement; provided that in the event of a termination of this Agreement by the Manager pursuant to Section 13(b), (c), (d), or (e) the P.C. and any such Provider shall forfeit its (or his/her) rights to any future payment from the Manager under this or any other agreement between the parties, except as may otherwise be agreed to by the Manager in its discretion. 17. Return of Proprietary Property and Confidential Information. All documents, procedural {WS087179v1 } 267 manuals, guides, specifications, plans, drawings, designs, copyrights, service marks and trademark rights, computer programs, program descriptions and similar materials, lists of present, past or prospective patients, proposals, marketing and public relations materials, invitations to submit proposals, fee schedules and data relating to patients and the pricing of the Manager’s products and services, records, notebooks and similar repositories of or containing Confidential Information and Inventions (including all copies thereof) that come into P.C. and/or its Providers possession or control, whether prepared by P.C., its Providers, or others: (a) are the property of the Manager, (b) will not be used by P.C. or its Providers in any way adverse to the Manager or to the benefit of P.C. and/or its Providers, (c) will not be removed from the Manager’s premises (except as P.C. and/or its Providers’ duties hereunder require) and (d) at the termination of this Agreement or engagement of such Providers, will be left with, or forthwith returned and/or restored to the Manager, and P.C. and such Providers shall discontinue use of such materials. 18. Status of Parties. In the performance of the work duties and obligations under this Agreement, it is mutually understood and agreed that each party is at all times acting and performing as an independent contractor with respect to the other and that no relationship of partnership, joint venture or employment is created by this Agreement. 19. Force Majeure. Neither party shall be deemed to be in default of this Agreement if prevented from performing any obligation hereunder for any reason beyond its control, including but not limited to, Acts of God, war, civil commotion, fire, flood or casualty, labor difficulties, shortages of or inability to obtain labor, materials or equipment, governmental regulations or restrictions, or unusually severe weather. In any such case, the parties agree to negotiate in good faith with the goal of preserving this Agreement and the respective rights and obligations of the parties hereunder, to the extent reasonably practicable. It is agreed that financial inability shall not be a matter beyond a party’s reasonable control. 20. Notices. Any notices to be given hereunder by either party to the other shall be deemed to be received by the intended recipient (a) when delivered personally, (b) the first business day following delivery to a nationally recognized overnight courier service with proof of delivery, or (c) three (3) days after mailing by certified mail, postage prepaid with return receipt requested, in each case addressed to the parties at the addresses set forth on page 1 above or at any other address designated by the parties in writing. 21. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter of this Agreement. This Agreement may not be changed orally, and may only be amended by an agreement in writing signed by both parties. 22. No Rights in Third Parties. This Agreement is not intended to, nor shall it be construed to, create any rights in any third parties, including, without limitation, in any Providers employed or engaged by the P.C. in connection with the Clinic. 23. Governing Law. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Kansas, and venue for the commencement of any action or proceeding brought in connection with this agreement shall be exclusively in the federal or state court in the State of Kansas, County of ___________. 24. Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be contrary to law, that provision will be enforced to the maximum extent permissible, and the remaining provisions of this Agreement will remain in full force and effect, unless to do so would result in either party not receiving the benefit of its bargain. 25. Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to that term or any other term of this Agreement.

{WS087179v1 } 268 26. Rights Unaffected. No amendment, supplement or termination of this Agreement shall affect or impair any right or obligations which shall have theretofore matured hereunder. 27. Interpretation of Syntax. All references made and pronouns used herein shall be construed in the singular or plural, and in such gender, as the sense and circumstances require. 28. Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties, their respective heirs, executors, administrators and assigns. 29. Further Actions. Each of the parties agrees that it shall hereafter execute and deliver such further instruments and do such further acts and things as may be required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof. 30. Non-Assignment. The P.C. may not assign this Agreement except with the prior written approval of the Manager. The Manager may assign this Agreement. 31. Access of the Government to Records. To the extent that the provisions of Section 1861(v)(1)(I) of the Social Security Action [42 U.S.C. § 1395x(v)(1)(I)] are applicable to this Agreement, the parties agree to make available, upon the written request of the Secretary of the Department of Health and Human Services or upon the request of the Comptroller General, or any of their duly authorized representatives, this Agreement, and other books, records and documents that are necessary to certify the nature and extent of costs incurred by them for services furnished under this Agreement. The obligations hereunder shall extent for four (4) years after furnishing of such services. The parties shall notify each other of any such request for records. IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto affix their signatures below and execute this Agreement under seal. [P.C.] [JOINT FRANCHISEE/ “Manager”] By:__________________________________ By:______________________________ Its: President Its:______________________________ {WS087179v1 } 269 EXHIBIT A TO JOINT MANAGEMENT AGREEMENT EQUIPMENT/FURNISHINGS [Insert “Supply List” for each Clinic] {WS087179v1 } 270 EXHIBIT B REAL ESTATE AND EQUIPMENT SUBLEASE [Attach] {WS087179v1 } 271 EXHIBIT C TO JOINT MANAGEMENT AGREEMENT BUSINESS ASSOCIATE ADDENDUM This Business Associate Addendum (the “Addendum”) to the Management Agreement (the “Agreement”) dated _____________________, by and between the P.C. and the Manager (for purposes of this addendum, the “Business Associate”), is entered into for the purpose of complying with the Health Insurance Portability and Accessibility Act of 1996, as amended by the Health Information Technology Act of 2009 (the “HITECH Act”), and the regulations promulgated under HIPAA and the HITECH Act (all of the foregoing collectively referred to as “HIPAA”). I. Definitions. For purposes of this addendum, the following capitalized terms shall have the meanings ascribed to them below: A. “Protected Health Information” shall mean Individually Identifiable Health Information (as defined below) that is (a) transmitted by electronic media; (b) maintained in any electronic medium; or (c) transmitted or maintained in any other form or medium. “Protected Health Information” does not include Individually Identifiable health information in (x) education records covered by the Family Educational Right and Privacy Act, as amended (20 USC §1232(g) or (y) records described in 20 USC §1231g(a)(4)(B)(iv). For purposes of this definition, Individually Identifiable Health Information shall mean health information, including demographic information collected from an individual, that: (aa) is created or received by a health care provider (including the P.C.), health plan, employer or health care clearing house; and (bb) relates to the past. present or future physical or mental health or condition of an individual, the provision of health care to an individual, or the past, present or future payment for the provision of health care to an individual and that (1) identifies the individual or (2) with respect to which there is a reasonable basis to believe the information can be used to identify the individual. B. “Required by Law” shall mean a mandate contained in law that compels the use or disclosure of Protected Health Information and that is enforceable in a court of law. “Required by Law” includes, but is not limited to, court orders and court-ordered warrants; subpoenas or summons issued by a court, grand jury, a governmental or tribal inspector general, or an administrative body authorized to require the production of information; a civil or an authorized investigative demand; Medicare conditions or participation with respect to health care providers participating in the program; and statutes or regulations that require such information if payment is sought under a government program providing public benefits. Any terms used but not otherwise defined in this Addendum shall have the same meaning as the meaning ascribed to those terms in HIPAA. II. Permitted Uses and Disclosures. Business Associate may use or disclose Protected Health Information received or created by Business Associate pursuant to the Agreement solely for the following purposes:

{WS087179v1 } 272 A. Business Associate may use or disclose Protected Health Information as necessary to carry out Business Associate’s responsibilities and duties under the Agreement. B. Business Associate may use or disclose Protected Health Information for Business Associate’s proper management and administration ore to fulfill any present or future legal responsibilities of Business Associate; provided, however, that if Business Associate discloses Protected Health Information to a third party under this Section II(b), Business Associate shall Ii) obtain reasonable assurances from the person to whom the Protected Health Information is disclosed that it will be held confidentially and used or further disclosed only as Required by Law or for the purpose for which it was disclosed and (ii) obligate such person to notify Business Associate of any instances of which it is aware in which the confidentiality of the Protected Health Information has been breached. C. Business Associate may use or disclose protected Information as Required by Law. D. Any use or disclosure of Protected Health Information permitted hereunder shall be limited to the minimum amount necessary to accomplish the intended purpose of the use, disclosure or request and shall otherwise be accordance with HIPAA. III. Disclosure to Agent. In the event Business Associate disclosed to any agent, including a subcontractor, Protected Health Information received from, or created or received by Business Associate on behalf of, the P.C., Business Associate shall obligate each such agent to agree to the same restrictions and conditions regarding the use and disclosure of Protected Health Information as are applicable to Business Associate under this Addendum. IV. Safeguards. Business Associate shall employ appropriate administrative, technical and physical safeguards, consistent with the size and complexity of Business Associate’s operations, to prevent the use or disclosure of Protected Health Information in any manner inconsistent with the terms of this Addendum. Business Associate shall maintain a written security program describing such safeguards, a copy of which shall be available to the P.C. upon request. V. Reporting of Improper Disclosures. Business Associate shall report to the P.C. any unauthorized or improper use or disclosure of Protected Health Information within one (1) business day of the date on which Business Associate becomes aware of such use or disclosure. VI. Reporting of Disclosures of Security Incidents. Business Associate shall report to the P.C. any Security Incident of which it becomes aware. For purposes of this Addendum, “Security Incident” means the attempted or successful unauthorized access, use, disclosure, modification, or destruction of information or interference with system operations in an information system; provided, however, that Business Associate shall not have any obligation to notify P.C. of any unsuccessful attempts to (i) obtain unauthorized access to P.C.’s information in Business Associate’s possession, or (ii) interfere with Business Associate’s system operations in an information system, where such unsuccessful attempts are extremely numerous and common to all users of electronic information systems (e.g., attempted unauthorized access to information systems, attempted modification or destruction of data files and software, attempted transmission of a computer virus). VII. Mitigation. Business Associate agrees to mitigate, to the extent practicable, any harmful effect that is known to Business Associate of a use or disclosure of Protected Health Information by Business Associate in violation of the requirements of this Addendum. {WS087179v1 } 273 VIII. Access to protected health information by the P.C. A. Within (10) days of a request by the P.C., Business Associate shall provide to the P.C. all Protected Health Information in Business Associate’s possession necessary for the P.C. to provide patients or their representatives with access to or copies thereof in accordance with 45 CFR §§ 164.524. B. Within ten (10) days of a request by the P.C., Business Associate shall provide to the P.C. all information and records in Business Associate’s possession necessary for the P. C. to provide patients or their representatives with an accounting of disclosures thereof in accordance with 45 C.F.R § 164.528. C. Within ten (10) days of a request by the P.C. Business Associate shall provide to the P.C. all protected Health Information in Business Associate’s possession necessary for the P.C. to respond to a request by a patient to amend such Protected Health Information in accordance with 45 C.F.R. § 164.526. At the P.C.'s direction, Business Associate shall incorporate any amendments to a patient’s Protected Health Information made by the P.C. into the copies of such information maintained by Business Associate. IX. Access of HHS. Business Associate shall make its internal practices, books and records relating to the use and disclosure of Protected Health Information received from the P.C., or created or received by Business Associate on behalf of the P.C., to HHS in accordance with HIPAA and the regulations promulgated thereunder. X. Return of Protected Health Information Upon Termination. Upon termination of the Agreement, Business Associate shall: (a) if feasible, return or destroy all Protected Health Information received from , or created or received by Business Associate on behalf of, the P.C. that Business Associate still maintains in any form, and Business Associate shall retain no copies of such information; or (b) if Business Associate reasonably determines that such return or destruction is not feasible, extend the protections of this Addendum to such information and limit further uses and disclosures to those purposes that make the return or destruction of the Protected Health Information infeasible. XI. Obligations of P.C. A. Upon request of Business Associate, P.C. shall provide Business Associate with the notice of privacy practices that P.C. produces in accordance with 45 CFR §164.520. B. P.C. shall provide Business Associate with any changes in, or revocation of, permission by an individual to use or disclose Protected Health Information, if such changes affect Business Associate’s permitted or required uses and disclosures. C. P.C. shall notify Business Associate of any restriction on the use or disclosure of Protected Health Information to which P.C. has agreed in accordance with 45 CFR §164.522 to the extent that such restriction may affect Business Associate’s use or disclosure of PHI. XII. Amendment. If any of the regulations promulgated under HIPAA are amended or interpreted in a manner that renders this Addendum inconsistent therewith, the P.C. may, on thirty (30) days written notice to Business Associate, amend this Addendum to the extent necessary to comply with such amendments or interpretations. XIII. Indemnification. Each of the parties shall indemnify, defend and hold harmless the other and its directors, officers, employees and agents from and against any and all third party liabilities, costs, claims and losses including, without limitation, the imposition of civil penalties by HHS under HIPAA, arising from or {WS087179v1 } 274 relating to the breach by either party or any of its directors, officers, employees or agents (including subcontractors) of the terms of this Addendum. XIV. Conflicting Terms. In the event of any terms of this Addendum conflict with any terms of the Agreement, the terms of this Addendum shall govern and control. {WS087179v1 } 275 EXHIBIT I AMENDMENT TO WAIVE MANAGEMENT AGREEMENT

{WS087179v1 } 276 AMENDMENT TO FRANCHISE AGREEMENT WAIVER OF MANAGEMENT AGREEMENT THIS AMENDMENT (“Amendment”) is made and entered into on this __ day of _________, 20_ by and between The Joint Corp., a Delaware corporation (“Franchisor” or “we” or “us”), and , a (“Franchisee” or “you”). RECITALS A. We and you are parties to a The Joint Corp. Franchise Agreement dated as of the same date as this Amendment (the “Franchise Agreement”), which pertains to the management and operation of a “The Joint” business at a facility operating under the name “The Joint” (which is referred to as a “Clinic”) (together the management and operation of a Clinic will be referred to as the “Franchised Business”) with the “Territory” as described in the Franchise Agreement. Your Clinic will be located and operated in the state of B. We and you wish to amend the terms of the Franchise Agreement as described below. C. All capitalized terms not defined in this Amendment will have the meaning set forth in the Franchise Agreement, or the Management Agreement (as defined below). AGREEMENT NOW THEREFORE, we and you, in consideration of the undertakings and commitments of each party to the other party set forth herein and in the Franchise Agreement, and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, mutually agree as follows: 1. Franchisee's Representations and Warranties: a. You understand and agree that you are solely responsible for operating in full compliance with all laws that apply to your Franchised Business. The laws regulating the chiropractic medical industry include without limitation, federal, state and local regulations relating to: the practice of chiropractic medicine and the operation and licensing of chiropractic services; the relationship of providers and suppliers of health care services, on the one hand, and physicians and clinicians, on the other, including anti-kick back laws; restrictions or prohibition on fee splitting; physician self-referral restrictions; payment systems for medical benefits available to individuals through insurance and government resources; privacy of patient records; use of medical devices; and advertising of medical services (together such are, “Medical Regulations”). b. You represent and warrant to us that: (1) you have conducted independent research regarding the Medical Regulations that are applicable to chiropractic services generally, and the Franchised Business specifically in the Territory, including retaining the services of qualified professional advisers as necessary; (ii) you have verified that under the Medical Regulations applicable to your Franchised Business, you are permitted to both manage the Clinic and operate the Clinic, including hiring any chiropractic and other personnel and providing chiropractic services to patients at the Clinic. c. You have requested that, based on your representations and warranties to us as to the Medical Regulations applicable to your Franchised Business, we waive the requirements of the Franchise Agreement that you (i) enter into a management agreement with a P.C., which as a separate entity would operate the Clinic and provide all chiropractic services, and (ii) you refrain from providing any chiropractic services to patients or hiring and supervising medical providers, subject to all applicable Medical Regulations. d. You acknowledge and agree that we are entering into this Amendment in reliance your representations and warranties. You understand and agree that your obligations to operate in compliance with Medical Regulations will continue throughout the term of the Franchise Agreement, and if there are any changes in {WS087179v1 } 277 Medical Regulations that would render your operation of the Clinic in violation of any Medical Regulation, you will immediately advise of such change and of the your proposed corrective action to comply with Medical Regulations, including (if applicable) entering into a management agreement with a P.C.. e. You acknowledge and agree that by requesting us to permit you to perform all of the activities and obligations of the P.C. (rather than signing a management agreement with a P.C. that would operate the Clinic), you will incur all costs of both managing and operating the Clinic, including those costs that would otherwise be borne by the P.C. (such as obtaining all necessary licensing and certification for practicing chiropractic medicine and compensation of chiropractic professionals). You have researched the costs associated with both managing and operating the Clinic. 2. Based on your representations and warranties to us above, you and we agree as follows: a. Notwithstanding anything to the contrary in the Franchise Agreement, including Section 1.2, you are not required by the Franchise Agreement to enter into a Management Agreement with a P.C., provided that you comply with applicable Medical Regulations. b. Notwithstanding anything to the contrary in the Franchise Agreement, including Section 1.2, you are not restricted from providing chiropractic services to the Clinic's patients, or from hiring and supervising the chiropractors and employees who are legally authorized to provide chiropractic services to patients of the Clinic. c. Instead of entering into the Management Agreement with a separate P.C., you agree to be solely responsible for operating the Clinic and providing, or arranging for and supervising the provision of, chiropractic services to the patients of the Clinic. You, therefore, agree that you will perform all responsibilities and obligations of the “P.C.” as set forth in the form of Management Agreement attached to this Amendment as Exhibit A (the “Management Agreement”), which are hereby incorporated into this Amendment. Without limiting the foregoing, you acknowledge and agree that these obligations include: (i) satisfying the representations and warranties of Section 1.2 of the Management Agreement; (ii) selecting, maintaining, and using the Equipment and Furnishings in good condition and repair and in a safe and appropriate manner as described in Section 2 of the Management Agreement; (iii) being responsible for all aspects of the diagnostic, therapeutic and related professional services delivered by the Providers at the Clinic; selecting, training, supervising and employing (or otherwise engaging) all Providers; ensuring that the Clinic and all Providers maintain all necessary licenses and credentials; establishing and maintaining quality and standards of patient care, as described in Section 4 of the Management Agreement; (iv) maintaining malpractice and other insurance as described in Section 7 of the Management Agreement; (v) indemnifying us as described in Sections 8 and 9 of the Management Agreement; and (vi) complying with the non-solicitation requirements of Section 10 of the Management Agreement. d. Instead of entering into the Management Agreement with a separate P.C., you agree to be solely responsible for providing the management and support services necessary for operating the Clinic. You, therefore, agree that you will perform all responsibilities and obligations of the “Company” as set forth in the Management Agreement, which are hereby incorporated into this Amendment. Without limiting the foregoing, you acknowledge and agree that these obligations include: (i) providing the use of the Premises and Equipment and Furnishings as described in Section 2 of the Management Agreement; (ii) providing the management and administrative services described in Sections 3 and 4 of the Management Agreement; and {WS087179v1 } 278 (iii) ensuring that all insurance required by Section 7 of the Management Agreement is maintained. e. Any reference in the Franchise Agreement to an obligation of, or requirement applicable to, the P.C. will be your obligation. f. Any reference in the Franchise Agreement to the “Franchised Business” will include your activities in both managing and operating the Clinic. 3. Except as otherwise amended above, the Franchise Agreement is otherwise in full force and effect. IN WITNESS WHEREOF, the parties hereto have duly executed, sealed, and delivered this Amendment in duplicate on the day and year first above written. FRANCHISOR FRANCHISEE THE JOINT CORP., a Delaware corporation By: ____________________________ By: Name: ____________________________s Name: Title: ____________________________ Title: {WS087179v1 } 279 EXHIBIT A TO AMENDMENT MANAGEMENT AGREEMENT

{WS087179v1 } 280 EXHIBIT J STATE-SPECIFIC DISCLOSURES {WS087179v1 } 281 {WS087179v1 } 282 REQUIRED BY THE STATE OF CALIFORNIA CALIFORNIA CORPORATIONS CODE SECTION 31125 REQUIRES THAT THE FRANCHISOR GIVE THE FRANCHISEE A DISCLOSURE DOCUMENT APPROVED BY THE DEPARTMENT OF CORPORATIONS PRIOR TO A SOLICITATION OF A PROPOSED MATERIAL MODIFICATION OF AN EXISTING FRANCHISE. THE CALIFORNIA FRANCHISE INVESTMENT LAW REQUIRES THAT A COPY OF ALL PROPOSED AGREEMENTS RELATING TO THE SALE OF THE FRANCHISE BE DELIVERED TOGETHER WITH THE DISCLOSURE DOCUMENT. Neither we nor any person or franchise broker identified in Item 2 is subject to any currently effective order of any national securities association or national securities exchange, as defined in the Securities Exchange Act of 1934, 15 U.S.C.A. 78a et seq., suspending or expelling such persons from membership in that association or exchange. The California Business and Professions Code Sections 20000 through 20043 provide rights to you concerning termination and non-renewal of a franchise. If the Franchise Agreement contains a provision that in inconsistent with the law, the law will control. We may not terminate your franchise except for good cause, and we must give you a notice of default and a reasonable opportunity to cure the defects (except for certain defects specified in the statute, for which no opportunity to cure is required by law). The statute also requires that we give you notice of any intention not to renew your franchise at least 180 days before expiration of the Franchise Agreement. You must sign a general release if you renew or transfer your franchise. California Corporations Code 31512 voids a waiver of your rights under the Franchise Investment Law (California Corporations Code 31000 through 31516). Business and Professions Code 20010 voids a waiver of your rights under the Franchise Relations Act (Business and Professions Code 20000 through 20043). The Franchise Agreement contains a covenant not to compete which extends beyond the termination of your franchise. This provision may not be enforceable under California law. THE FRANCHISE AGREEMENT REQUIRES APPLICATION OF THE LAW OF ARIZONA. THIS PROVISION MAY NOT BE ENFORCEABLE UNDER CALIFORNIA LAW. To the extent permitted by law, you and we waive any right to or claim for any punitive or exemplary damages against each other and agree that in the event of a dispute between us, each will be limited to the recovery of actual damages only (except in limited circumstances). Each party further waives trial by jury and, to the extent permitted by law, all claims arising out of or relating to the Franchise Agreement must be brought within one year from the date on which you or we knew or should have known of the facts giving rise to such claims (except for claims relating to nonpayment or underpayment of amounts you owe us). The Franchise Agreement requires mediation. The mediation will occur at the office of the American Arbitration Association Office closest to our principal executive offices. Prospective franchisees are encouraged to consult private legal counsel to determine the applicability of California and federal laws (such as Business and Professions Code Section 20040.5, Code of Civil Procedure Section 1281) to any provisions of a franchise agreement restricting venue to a forum outside the State of California. OUR WEBSITE (www.thejoint.com) HAS NOT BEEN REVIEWED OR APPROVED BY THE CALIFORNIA DEPARTMENT OF BUSINESS OVERSIGHT. ANY COMPLAINTS CONCERNING THE CONTENT OF THIS WEBSITE MAY BE DIRECTED TO THE CALIFORNIA DEPARTMENT OF BUSINESS OVERSIGHT at www.dbo.ca.gov. {WS087179v1 } 283 REQUIRED BY THE STATE OF HAWAII THESE FRANCHISES WILL BE/HAVE BEEN FILED UNDER THE FRANCHISE INVESTMENT LAW OF THE STATE OF HAWAII. FILING DOES NOT CONSTITUTE APPROVAL, RECOMMENDATION OR ENDORSEMENT BY THE DIRECTOR OF COMMERCE AND CONSUMER AFFAIRS OR A FINDING BY THE DIRECTOR OF COMMERCE AND CONSUMER AFFAIRS THAT THE INFORMATION PROVIDED HEREIN IS TRUE, COMPLETE AND NOT MISLEADING. THE FRANCHISE INVESTMENT LAW MAKES IT UNLAWFUL TO OFFER OR SELL ANY FRANCHISE IN THIS STATE WITHOUT FIRST PROVIDING TO THE PROSPECTIVE FRANCHISEE, OR SUBFRANCHISOR, AT LEAST SEVEN DAYS PRIOR TO THE EXECUTION BY THE PROSPECTIVE FRANCHISEE OF ANY BINDING FRANCHISE OR OTHER AGREEMENT, OR AT LEAST SEVEN DAYS PRIOR TO THE PAYMENT OF ANY CONSIDERATION BY THE FRANCHISEE, OR SUBFRANCHISOR, WHICHEVER OCCURS FIRST, A COPY OF THE DISCLOSURE DOCUMENT, TOGETHER WITH A COPY OF ALL PROPOSED AGREEMENTS RELATING TO THE SALE OF THE FRANCHISE. THIS DISCLOSURE DOCUMENT CONTAINS A SUMMARY ONLY OF CERTAIN MATERIAL PROVISIONS OF THE FRANCHISE AGREEMENT. THE CONTRACT OR AGREEMENT SHOULD BE REFERRED TO FOR A STATEMENT OF ALL RIGHTS, CONDITIONS, RESTRICTIONS AND OBLIGATIONS OF BOTH THE FRANCHISOR AND THE FRANCHISEE. Item 20 of this Disclosure Document will be amended by the addition of the following paragraph: As of the dates listed in Attachment 1, this franchise offering is or will be effective in California, Hawaii, Illinois, Indiana, Maryland, Michigan, Minnesota, New York, North Dakota, Rhode Island, South Dakota, Virginia, Washington and Wisconsin and exempt from registration in Arizona and Utah. No states have refused, by order or otherwise, to register these franchises. No states have revoked or suspended the right to offer these franchises. The proposed registration of these franchises has not been involuntarily withdrawn in any state. REQUIRED BY THE STATE OF ILLINOIS Illinois requires the following additional risk factor: “Your spouse must sign a document that makes your spouse liable for all financial obligations under the franchise agreement, even if your spouse has no ownership interest in the franchise. This guarantee will place both your and your spouse’s marital and personal assets (perhaps including your house) at risk if your franchise fails.” Item 5 of this disclosure document is amended to add the following language at the end of the section: Fee Deferral All fees referenced in the Franchise Agreement are subject to deferral pursuant to order of the Illinois Attorney General’s Office based upon their review of our financial condition as reflected in our financial statements. Accordingly, you will pay no fees to us until we have completed all of our material pre-opening responsibilities to you and you commence operating the franchised business. Item 17 of this disclosure document is supplemented by the addition of the following paragraphs

{WS087179v1 } 284 at the end of the chart: State Law The conditions under which you can be terminated and your rights on non-renewal may be affected by Illinois law, 815 ILCS 705/19 and 705/20. The Illinois Franchise Disclosure Act will govern any Franchise Agreement if it applies to a subfranchise located in Illinois. Any condition in the Franchise Agreement that designates jurisdiction or venue in a forum outside of Illinois is void with respect to any cause of action that otherwise is enforceable in Illinois, provided that the Franchise Agreement may provide for mediation in a forum outside of Illinois. In conformance with Section 41 of the Illinois Franchise Disclosure Act, any condition, stipulation or provision purporting to bind any person acquiring any franchise to waive compliance with the Illinois Franchise Disclosure Act or any other law of Illinois is void. Illinois law governs the Franchise Agreement (s). REQUIRED BY THE STATE OF INDIANA The Franchise Agreement contains a covenant not to compete that extends beyond the termination of your franchise. This provision may not be enforceable under Indiana law. Indiana law makes unilateral termination of your franchise unlawful unless there is a material violation of the Franchise Agreement and the termination is not done in bad faith. If Indiana law requires the Franchise Agreement and all related documents to be governed by Indiana law, then nothing in the Franchise Agreement or related documents referring to Arizona law will abrogate or reduce any of your rights as provided for under Indiana law. Indiana law prohibits a prospective general release of claims subject to the Indiana Deceptive Franchise Practices Law. Although the Franchise Agreement requires mediation to be held at the office of the American Arbitration Association closest to our principal executive offices, mediation held pursuant to the Franchise Agreement must take place in Indiana if you so request. If you choose Indiana, we have the right to select the location in Indiana. REQUIRED BY THE STATE OF MARYLAND A franchisee located within the state of Maryland shall not be required to assent to any release, estoppel or waiver of liability as a condition of purchasing a franchise which would act as a release, estoppel or waiver of any liability incurred under the Maryland Franchise Registration and Disclosure Law. The provisions in the Franchise Agreement relating to the general release that is required as a condition of renewal, sale and assignment/transfer shall not apply to any liability under the Maryland Franchise Registration and Disclosure Law. Lawsuits by either you or us may take place in Maryland for claims arising under the Maryland Franchise Registration and Disclosure Law. {WS087179v1 } 285 Any limitation of claims provision(s) in the Franchise Agreement shall not act to reduce the 3-year statute of limitations afforded to you for bringing a claim under the Law. Any claims arising under the Maryland Franchise Registration and Law must be brought within 3 years after the grant of the franchise to you. Item 5 of this disclosure document is amended to add the following language at the end of the section: Fee Deferral Based upon the franchisor's financial condition, the Maryland Securities Commissioner has required a financial assurance. Therefore, all initial fees and payments owed by franchisees shall be deferred until the franchisor completes its pre-opening obligations under the Franchise Agreement. REQUIRED BY THE STATE OF MINNESOTA We will protect your right to use the Marks and/or indemnify you from any loss, costs or expenses arising out of any claim, suit or demand regarding the use of the Marks. Minn. Rule 2860.4400D prohibits us from requiring you to assent to a general release. Any release you sign as a condition of renewal or transfer will not apply to any claims you may have under the Minnesota Franchise Law. With respect to franchises governed by Minnesota law, we will comply with Minn. Stat. Sec. 80C. 14, subds, 3, 4 and 5 which require, except in certain specified cases, that you be given 90 days’ notice in advance of termination (with 60 days to cure) and 180 days’ notice in advance of nonrenewal of the Franchise Agreement. Minn. Stat. § 80C.17, Subd. 5, states that no civil action pertaining to a violation of a franchise rule or statute can be commenced more than three years after the cause of action accrues Minn. Stat. Sec. 80C.21 and Minn. Rule 2860.4400J prohibit us from requiring litigation to be conducted outside Minnesota. In addition, nothing in this Disclosure Document or the Franchise Agreement can abrogate or reduce any of your rights as provided for in Minnesota Statutes, Chapter 80C, or your rights to any procedure, forum, or remedies provided for by the laws of the jurisdiction. Under Minnesota law, we cannot require you to consent to inunction relief; however, we may seek injunctive relief from the Court. Minn. Rule Part 2860.4400J prohibits us from requiring you to waive your rights to a jury trial or waive your rights to any procedure, forum, or remedies provided for by the laws of the jurisdiction, or consenting to liquidated damages, termination penalties or judgment notes. REQUIRED BY STATE OF NEW JERSEY Liquidated damages are void if unreasonable under the totality of the circumstances, including whether a statute governs the relationship and concerns liquidated damages clauses; and the common practice in the industry. REQUIRED BY THE STATE OF NEW YORK 1. The following information is added to the cover page of the Franchise Disclosure Document: INFORMATION COMPARING FRANCHISORS IS AVAILABLE. CALL THE STATE ADMINISTRATORS LISTED IN EXHIBIT A OR YOUR PUBLIC LIBRARY FOR SOURCES OF INFORMATION. REGISTRATION OF THIS FRANCHISE BY NEW YORK STATE DOES NOT {WS087179v1 } 286 MEAN THAT NEW YORK STATE RECOMMENDS IT OR HAS VERIFIED THE INFORMATION IN THIS FRANCHISE DISCLOSURE DOCUMENT. IF YOU LEARN THAT ANYTHING IN THE FRANCHISE DISCLOSURE DOCUMENT IS UNTRUE, CONTACT THE FEDERAL TRADE COMMISSION AND NEW YORK STATE DEPARTMENT OF LAW, BUREAU OF INVESTOR PROTECTION AND SECURITIES, 120 BROADWAY, 23RD FLOOR, NEW YORK, NEW YORK 10271. THE FRANCHISOR MAY, IF IT CHOOSES, NEGOTIATE WITH YOU ABOUT ITEMS COVERED IN THE FRANCHISE DISCLOSURE DOCUMENT. HOWEVER, THE FRANCHISOR CANNOT USE THE NEGOTIATING PROCESS TO PREVAIL UPON A PROSPECTIVE FRANCHISEE TO ACCEPT TERMS WHICH ARE LESS FAVORABLE THAN THOSE SET FORTH IN THIS FRANCHISE DISCLOSURE DOCUMENT. 2. The following is added at the end of Item 3: Except as provided above, with regard to the franchisor, its predecessor, a person identified in Item 2, or an affiliate offering franchises under the franchisor’s principal trademark: A. No such party has an administrative, criminal or civil action pending against that person alleging: a felony, a violation of a franchise, antitrust, or securities law, fraud, embezzlement, fraudulent conversion, misappropriation of property, unfair or deceptive practices, or comparable civil or misdemeanor allegations. B. No such party has pending actions, other than routine litigation incidental to the business, which are significant in the context of the number of franchisees and the size, nature or financial condition of the franchise system or its business operations. C. No such party has been convicted of a felony or pleaded nolo contendere to a felony charge or, within the 10 year period immediately preceding the application for registration, has been convicted of or pleaded nolo contendere to a misdemeanor charge or has been the subject of a civil action alleging: violation of a franchise, antifraud, or securities law;fraud; embezzlement; fraudulent conversion or misappropriation of property; or unfair or deceptive practices or comparable allegations. D. No such party is subject to a currently effective injunctive or restrictive order or decree relating to the franchise, or under a Federal, State, or Canadian franchise, securities, antitrust, trade regulation or trade practice law, resulting from a concluded or pending action or proceeding brought by a public agency; or is subject to any currently effective order of any national securities association or national securities exchange, as defined in the Securities and Exchange Act of 1934, suspending or expelling such person from membership in such association or exchange; or is subject to a currently effective injunctive or restrictive order relating to any other business activity as a result of an action brought by a public agency or department, including, without limitation, actions affecting a license as a real estate broker or sales agent. 3. The following is added to the end of Item 4: Neither the franchisor, its affiliate, its predecessor, officers, or general partner during the 10-year period immediately before the date of the offering circular: (a) filed as debtor (or had filed against it) a petition to start an action under the U.S. Bankruptcy Code; (b) obtained a discharge of its debts under the bankruptcy code; or (c) was a principal officer of a company or a general partner in a partnership that either filed as a debtor (or had filed against it) a petition to start an action under the U.S. Bankruptcy Code or that obtained a discharge of its debts under the U.S. Bankruptcy Code during or within 1 year after that officer or general partner of the franchisor held this position in the company or partnership. 4. The following is added to the end of Item 5: {WS087179v1 } 287 The initial franchise fee constitutes part of our general operating funds and will be used as such in our discretion. 5. The following is added to the end of the “Summary” sections of Item 17(c), titled “Requirements for franchisee to renew or extend,” and Item 17(m), entitled “Conditions for franchisor approval of transfer”: However, to the extent required by applicable law, all rights you enjoy and any causes of action arising in your favor from the provisions of Article 33 of the General Business Law of the State of New York and the regulations issued thereunder shall remain in force; it being the intent of this provision that the non-waiver provisions of General Business Law Sections 687.4 and 687.5 be satisfied. 6. The following language replaces the “Summary” section of Item 17(d), titled “Termination by franchisee”: You may terminate the agreement on any grounds available by law. 7. The following is added to the end of the “Summary” section of Item 17(j), titled “Assignment of contract by franchisor”: However, no assignment will be made except to an assignee who in good faith and judgment of the franchisor, is willing and financially able to assume the franchisor’s obligations under the Franchise Agreement. 8. The following is added to the end of the “Summary” sections of Item 17(v), titled “Choice of forum”, and Item 17(w), titled “Choice of law”: The foregoing choice of law should not be considered a waiver of any right conferred upon the franchisor or upon the franchisee by Article 33 of the General Business Law of the State of New York. REQUIRED BY THE STATE OF NORTH DAKOTA The Franchise Agreement contains a covenant not to compete which extends beyond the termination of your franchise. This provision may not be enforceable under North Dakota law. Although the Franchise Agreement provides that the place of mediation will be located at the office of the American Arbitration Association closest to our principal executive offices, we agree that the place of mediation will be a location that is in close proximity to the site of your Franchised Business. The Franchise Agreement requires that you consent to the jurisdiction of a court in close proximity to our principal executive offices. This provision may not be enforceable under North Dakota law because North Dakota law precludes you from consenting to jurisdiction of any court outside of North Dakota. Although the Franchise Agreement provides that it will be governed by and construed in accordance with the laws of the State of Arizona, we agree that the laws of the State of North Dakota will govern the construction and interpretation of the Franchise Agreement. A contractual requirement that you sign a general release may be unenforceable under the laws of North Dakota. Although the Franchise Agreement requires the franchisee to consent to a waiver of trial by jury, the Commissioner has determined that a requirement requiring the waiver of a trial by jury to be unfair, unjust and inequitable within the intent of Section 51-19-09 of the North Dakota Franchise Investment Law. This provision is not enforceable in North Dakota.

{WS087179v1 } 288 Although the Franchise Agreement requires the franchisee to consent to a waiver of exemplary and punitive damages, the Commissioner had determined these types of provisions to be unfair, unjust and inequitable within the intent of Section 51-19-09 of the North Dakota Franchise Investment Law. This provision is not enforceable in North Dakota. Although the Franchise Agreement requires the franchisee to consent to a limitation of claims period within one year, the Commissioner had determined this to be unfair, unjust and inequitable within the intent of Section 51- 19-09 of the North Dakota Franchise Investment Law. The limitation of claims period is therefore governed by North Dakota law. To the extent any provision of the Franchise Agreement requires you to consent to a waiver of exemplary or punitive damages, the provision will be deemed null and void. REQUIRED BY THE STATE OF RHODE ISLAND Even though our Franchise Agreement says the laws of Arizona apply, § 19-28.1-14 of the Rhode Island Franchise Investment Act provides that “A provision in a franchise agreement restricting jurisdiction or venue to a forum outside this state or requiring the application of the laws of another state is void with respect to a claim otherwise enforceable under this Act.” REQUIRED BY THE STATE OF WASHINGTON The state of Washington has a statute, RCW 19.100.180 which may supersede the Franchise Agreement in your relationship with the franchisor including the areas of termination and renewal of your franchise. There may also be court decisions which may supersede the Franchise Agreement in your relationship with the franchisor including the areas of termination and renewal of your franchise. In any mediation involving a franchise purchased in Washington, the mediation site shall be either in the state of Washington, or in a place mutually agreed upon at the time of the mediation, or as determined by the mediator. In the event of a conflict of laws, the provisions of the Washington Franchise Investment Protection Act, Chapter 19.100 RCW shall prevail. A release or waiver of rights executed by a franchisee shall not include rights under the Washington Franchise Investment Protection Act except when executed pursuant to a negotiated settlement after the agreement is in effect and where the parties are represented by independent counsel. Provisions such as those which unreasonably restrict or limit the statute of limitations period for claims under the Act, rights or remedies under the Act such as a right to a jury trial may not be enforceable. Transfer fees are collectable to the extent that they reflect the franchisor’s reasonable estimated or actual costs in effecting a transfer. These requirements must be included in an addendum to the Franchise Agreement you sign for the State of Washington. [Signature Page Follows] {WS087179v1 } 289 The undersigned does hereby acknowledge receipt of this addendum. Dated this _________________ day of __________________________________ 20______. FRANCHISOR: THE JOINT CORP. a Delaware corporation FRANCHISEE ______________________________________, a(n)___________________________________ By: Name: Its: By:________ Name: Its: {WS087179v1 } 290 EXHIBIT K REQUIRED VENDOR AGREEMENTS REQUIRED VENDOR AGREEMENTS {WS087179v1 } 291 CLIENT FRANCHISEE AGREEMENT 1. TERMS “Franchisee” (as signed and entered below on the signature page) as a The Joint Chiropractic franchise owner, and Spectrio enter into this Client Franchisee Agreement (“Agreement”) for a period of twenty-four (24) months. Excepting the foregoing terms and conditions, this Agreement shall be governed by the Spectrio Mater Agreement with The Joint Corp. dated as of its “Effective Date” (as defined therein) (“Master Agreement”). Any term utilized herein not otherwise defined shall have the same meaning as set forth in the Master Agreement. This Agreement will automatically convert after the initial twenty-four (24) month term to a month-to-month term until a new agreement is put in place or this Agreement is cancelled upon notice in writing by certified mail from the terminating party to the non terminating party. In the event that either Spectrio or Franchisee breaches any material term of this Agreement, and such breach shall remain un-remedied for a period of thirty (30) days after written notice of such breach from the non-breaching party, the non-breaching party may immediately terminate this Agreement upon written notice to the breaching party. A. Franchisee will select five (5) stylized music format, with each format consisting of professional programmed licensed music to meet a particular Franchisees’ needs and targeted audience. B. Franchisee’s Service comes with the option of twelve (12) produced pieces of messaging a year of up to thirty (:30) seconds in length each, including branding, thank you or up-selling messages, that Spectrio will produce, create and insert, subject to Franchisee’s prior approval, at no additional cost or expense. These spots will run at equal rotation unless otherwise expressed in writing. All copy points for the spots are to be provided by the Franchisee to Spectrio for clarity. Franchisee has the right to approve first. Music and messaging can be used for on hold service if the Franchisees have a proper phone system with an audio input. C. Franchisees electing to utilize the services of Spectrio as outlined in this Agreement are required to lease the use of the “plug & play” box per location, to be provided by Spectrio, with a one (1) time set-up fee as stated in Section 2, Compensation, of this Agreement. Spectrio shall also provide the initial installed equipment more particularly described in Section 3 Terms of Service set forth hereinafter. D. Franchisees electing to utilize the services of Spectrio as outlined in this Agreement have the option to select between four (4) in-store music formats, each for a respective monthly subscription fee as set forth in Section 2, for a minimum of twenty-four (24) months per Clinic Location. E. Franchisees electing to utilize the Services of Spectrio as outlined in this Agreement will have a tiered out clause. If the applicable agreement is cancelled within the first twelve (12) months, seventy-five percent (75%) of remaining amount to be billed under the agreement would be due. The second twelve (12) month period constitute a buyout of sixty (60%) of the remaining amount to be billed under the agreement. If the agreement were to be cancelled in the last twelve (12) month period, the buyout would be fifty (50%) of the remaining amount to be billed under the agreement. All remaining balances will be due upon termination. All cancellations must be received by certified mail. This clause will be activated and the Franchisees’ direct agreement with Spectrio can be cancelled with no penalty or buyout required by the applicable Franchisees if they fall out of good standing with Client.

{WS087179v1 } 292 F. Franchisee agrees and acknowledges to be personally, jointly and severally bound to the terms and obligations in the Master Agreement. Franchisee agrees and acknowledges that The Joint Corp. shall bear no obligation or liability for the payment of any costs, fees or expenses related to this Agreement. Franchisee further agrees and acknowledges that Franchisee (including without limitation its individual owners) shall indemnify and hold harmless The Joint Corp., its subsidiaries, affiliates, predecessors, successors and assigns, and each of their respective officers, directors and employees, harmless from and against any and all loss, liability, claims, demands or suits (including, without limitation, reasonable attorneys’ fees, court and expert costs, and expenses) which arise out of: (i) this Client Franchisee Agreement, the Master Agreement, the Services or the breach of any of the representations, warranties or agreements made by Franchisee in this Client Franchisee Agreement or the Master Agreement (including, without limitation, damages caused by any violations by law by Franchisee); (ii) disclosure to an unauthorized party of the Confidential Information; or (iii) the alleged negligence, misconduct, error or omission of Franchisee, its employees, agents, affiliates, assigns, independent contractors, officers, directors or principals. 2. COMPENSATION A. Franchisees enter into this Agreement with Spectrio for the Services, and shall be solely responsible for compensating Spectrio for the Services and all related costs and fees as set forth herein. The negotiated fee for each Franchisee shall not exceed a $24.00 monthly subscription fee per location for a minimum of twenty-four (24) months per location. If the franchisee elects a 36-month term the monthly subscription fee will be $21.00 per month. B. If elected, Franchisee’s digital signage services provided for a monthly fee would be $20.00 $ per month for a 24 for month term or $15.00 per month for a 36-month term. C. Agreements between Spectrio and any Franchisees will pay Spectrio a one (1) time start-up fee of $99 for music player & (1) time start-up fee of $99 for the digital player plus shipping per location which includes the one-time usage charge of the “plug & play” player, initial production, and playlist development. 3. TERMS OF SERVICE A. THE FOLLOWING DESCRIBES YOUR RIGHTS AS THEY PERTAIN TO THE HARDWARE AND ALL ASSOCIATED SOFTWARE (“EQUIPMENT”) OF SPECTRIO PROVIDED TO EVERY FRANCHISEE THAT HAS ENTERED INTO A THIS AGREEMENT WITH SPECTRIO FOR ITS MUSIC SERVICES. B. Restrictions. The Equipment and the accompanying printed or written materials are protected by applicable national copyright laws and are also subject to trade secret laws. Unauthorized copying of the Equipment or any related materials, including those instances where any aspects of the Equipment or related material have been modified, merged, or included with other data, code or software for any reason, is expressly forbidden. Franchisee of Client Franchisee of Client will be liable for copyright infringement and all {WS087179v1 } 293 damages that result from any such unauthorized copying. The Equipment contains trade secrets, and in order to protect them, you may not decompile, reverse engineer or disassemble the Equipment, or otherwise reduce the Equipment to a human perceivable form. Franchisees may not modify, adapt, translate, rent, lease, loan, resell for profit, distribute, network or create derivative works based on all or any part of the Equipment. C. Title. The original and any copies of the Equipment, its associated software, and all accompanying content and documentation, in whole and in part, including translations, compilations, partial copies, modifications, and updates are the property of Spectrio. Franchisee has only the limited rights granted by this Agreement. Franchisee is not an owner of a copy of the Program, and therefore 17 U.S.C. Section 117 does not apply. D. Failure or Interruption of Service. For any failure or interruption of the Service that exceeds twenty-four (24) consecutive hours in duration, Spectrio will credit Franchisee's account with respect to the affected Clinic Location by an amount equal to one-thirtieth of the recurring monthly charge for the Service for each 24-hour period during which the failure or interruption continues. E. Indemnification. During the term of this Agreement and thereafter, the parties, to the fullest extent permitted by law, shall each hold the other party harmless against any judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees), and advance amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted by law, in connection with any claim, action or proceeding (whether civil or criminal) against the other party as a result of either party’s violations of any representations or laws, or that party’s acts or omissions arising from or related to this Agreement. . THE UNDERSIGNED HAS READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND IT. IN WITNESS WHEHREOF, Franchisee and Spectrio have executed this Agreement as of the date and year first written below. This Agreement may be delivered by electronic transmission and receipt of n E-Sig or PDF electronic copy of any party’s signature shall be considered to be receipt of an original copy thereof. FRANCHISEE _________________________________________ _____________ [PRINT/SIGNATURE] Date SPECTRIO By: Angela Selander, Representative of Spectrio. ____________________________________ ____________ Angela Selander Date Franchisee hereby voluntarily elects to utilize the services of Spectrio as outlined above on the terms and conditions as outlined above, and acknowledges its joinder to this Agreement by its signature below for the location and start date indicated below: {WS087179v1 } 294 ______________________________ By: _________________________ Its: ________________________ Clinic Location covered: _______________________________________ Start Date for above location: ______________________________ All of the Foregoing Acknowledged, agreed and accepted to: SPECTRIO By: Angela Selander, Representative of Spectrio. ____________________________________ ____________ Angela Selander Date {WS087179v1 } 295 National Integrated HealthCare Group – Credentialing Application and Services Agreement for The Joint Chiropractic Clinic(s) This Credentialing Application and Services Agreement for The Joint Chiropractic® Clinic(s) (the “Agreement”) is made effective as of the date last set forth below at the signature page (“Effective Date”), by and between The Joint Chiropractic franchise owner _________________________________ (“Franchisee”), and NATIONAL INTEGRATED HEALTHCARE GROUP, LLC, a Texas limited liability company with offices located at 539 W. Commerce St., Ste. 1140, Dallas, TX 75208 (“Company”), collectively referred to herein as the “Parties” (or individually, as a “Party”). AGREEMENT For and in consideration of the mutual promises, releases, agreements, and covenants set forth below, the Parties agree as follows: 1. Service Obligations. Franchisee is the owner and operator of one or more The Joint Chiropractic clinics (each a “Franchisee Clinic”) and agrees to engage Company’s services as an independent contractor in accordance with the terms and conditions herein. Company will be expected to provide prompt and complete credentialing of chiropractic personnel and related services, reports and deliverables as further defined below (the “Services”) for The Joint Chiropractic® franchise owners and any applicable and authorized affiliated legal entities (collectively, “Franchisees” each operating a “Franchisee Clinic”). Both Franchisee and shall complete and execute the form of Credentialing Application (“Credentialing Application”) attached hereto at Exhibit A. The terms of this Agreement shall be incorporated into, and govern, each Credentialing Agreement. This Credentialing Agreement shall include details of any billing, invoicing and payment details and Clinic-specific agreements. The Credentialing Agreement shall also include all “Credentialing Requirements” at Exhibit B hereto (as determined by the Company and third parties delivering some or all of the Services) to ensure Franchisee is fully aware and notified of such for compliance purposes. 2. Master Services Agreement. This Credentialing Agreement is governed by the terms of the Master Services Agreement entered into by The Joint Corp., a Delaware corporation and the Company dated as of its separately defined “Effective Date.” Franchisee agrees and acknowledges that it has had the opportunity to read and understand the terms of the Master Services Agreement, and that Franchisee further agrees and acknowledges to be fully bound by the terms of the Master Services Agreement as incorporated to and governing the terms of this Credentialing Agreement. Any conflict between this Agreement and the Master Services Agreement shall be governed by the Master Services Agreement. 3. Services and Fees. Company agrees to provide the following Services to Franchisee for the Franchisee Clinic(s) as detailed below on the Credentialing Application: a. Background check including Fraud Abuse Control Information System (FACIS) Level 3 b. Education verification c. License verification d. Joint specific malpractice verification e. Ongoing monitoring of Department of Health and Human Services Office of Inspector General (OIG) and licensure board sanctions Service Package and Credentialing Fees. The Services shall be delivered to Franchisee through the purchase of a “Service Package,” which shall include the above Services, including the related deliverables and reporting. The applicable fees for the Services/Service Package and any other fees or expenses shall be set forth and detailed at Schedule 1 below (“Credentialing Fees”). Company agrees that the Credentialing Fees shall remain unchanged and in effect through the Initial Term. Company further agrees that any change to the Credentialing Fees subsequent to the Initial Term shall only take effect thirty (30) days following written notice to Franchisee (email shall suffice). 4. Term and Termination. A. Term and Termination. This Agreement shall be in effect for an initial term of one (1) year (“Initial Term”), beginning on the Effective Date, and will thereafter automatically renew for successive one-year terms (each, a “Renewal Term”) until terminated in accordance with the provisions hereof. The Initial Term and any Renewal Terms shall

{WS087179v1 } 296 collectively be referred to as a the “Term.” After the Initial Term, Franchisee shall have the right to terminate this Agreement for any reason after first giving Company thirty (30) days advance written notice of Franchisee’s intent to do so, provided the Franchisee’s account is paid to date. If Franchisee has selected to pay the account via the convenience of any payment plan, the balance of the account must be paid in full upon termination. Termination of this Agreement shall not terminate the rights or obligations of either Company or Franchisee arising during the period when this Agreement was in force and effect. Company shall not be obligated to return to Provider any portion of the Company’s Fees upon termination; unless Company breaches the terms of this Agreement. In such event, Franchisee shall be entitled to a refund of Fees paid during such breach; refund to be paid within ten (10) days of the date of termination of Agreement. B. Breach with Cure Opportunity. In the event that a Party breaches any material term of this Agreement (unless in accordance with Subsection C below), and such breach shall remain un-remedied for a period of seven (7) calendar days after written notice of such breach from the non-breaching Party, the non-breaching Party may immediately terminate this Agreement upon written notice to the breaching Party; provided however that each active Credentialing Agreement shall remain active unless and until either of those applicable executing parties elect to renew or to terminate the applicable Credentialing Agreement. C. Breach with No Cure Opportunity. 1. By Franchisee. Franchisee may terminate this Agreement effective immediately, upon written notice, if (a) Company is named as a defendant in a criminal proceeding for a violation of Health Insurance Portability and Accountability Act (HIPAA), Health Information Technology for Economic and Clinical Health (HITECH), or other security or privacy laws or (b) there is a finding or stipulation that Company has violated any standard or requirement of HIPAA, HITECH, or other security or privacy laws in any administrative or civil proceeding in which Company is involved. 2. By Company. Company may terminate this Agreement effective immediately, upon written notice, if Franchisee (a) should cease for any reason to be properly licensed or registered to practice the Services specified by this Agreement; (b) commits any act of fraud, whether related to the provision of Services or otherwise, against either Company or any third-party payor regardless of whether or not such contract has been secured by the Company; (c) fails to Provider fails to pay any Fees required in this Agreement following Company’s delivery of notice of failure to pay such Fees and ten (10) days following Franchisee’s receipt of such notice; D. Review Following Termination. Should Franchisee dispute Company’s termination of this Agreement, Franchisee shall deliver written notice to Company of Franchisee’s desire for Company to review such termination. Such notice shall include all records, documentation and information Franchisee wishes for Company to consider in its review. Within thirty (30) days of Company’s receipt of written notice, Company will review all records, documentation and information submitted; and deliver to Franchisee a final written determination of Franchisee’s request for reinstatement. 5. Franchisee Obligations. A. Franchisee agrees to maintain any patient medical records in its possession in strictest confidence in accordance with applicable federal and state laws, rules and regulations, including applicable provisions of HIPAA, HITECH and regulations promulgated thereunder, as they may be amended from time to time; and to ensure accuracy of beneficiary medical, health and enrollment information and records; and to maintain such records for a period of not less than ten years. B. Franchisee warrants that all information provided to Company for Credentialing Requirements are valid and accurate. C. Franchisee agrees to immediately notify Company of, and provide Company with, all information pertaining to any disciplinary action, malpractice action, legal action or judgment against Franchisee (or any of the personnel Franchisee seeks Credentialing); any sanction by the Medicare or Medicaid Programs; or Franchisee’s failure for any reason to meet the Credentialing Requirements. Such events may result in Franchisee’s suspension or termination from Company. D. Franchisee warrants it is in compliance with all applicable laws, regulations, and rules that apply to their ability to provide services under this Agreement, including, if applicable, Medicare, Medicaid and Centers for Medicare and Medicaid Services (CMS) laws, and any local, state, and federal regulations, reporting requirements, and CMS instructions. {WS087179v1 } 297 E. Franchisee agrees not to discriminate in the treatment of any patient or in the quality of services provided to any patient on the basis of race, sex, age, religion, marital status, national origin, physical or mental handicap, health status, or source of payment, and to provide services which are of a quality consistent with generally accepted standards and practices in the medical community. F. Franchisee may, at any time, review the information submitted to Company in support of their initial or re-credentialing form. If Company receives information that varies substantially from the information submitted by the Franchisee, the Franchisee will be notified by appropriate verbal or written means of their failure to pass the credentialing process and be given the opportunity to explain the discrepancy and/or correct erroneous information prior to approval or denial/termination of the credentialing process. The notification to the Franchisee will outline when, how and to whom the information should be submitted and will describe the appeal process including documentation to be submitted by practitioner, criteria, schedule and who will hear the appeal. G. Franchisee acknowledges and agrees that Company is required to follow national credentialing guidelines concerning any documented sanctions or actions not previously reported to appropriate entities. Company may utilize appropriate verbal or written communications to clarify any finding with Franchisee. Should Company determine that its’ finding require reporting to appropriate entities, Franchisee acknowledges that Company may do so. H. Franchisee acknowledges it have or will set standards and thresholds for office-site criteria and medical treatment record-keeping practices within Franchisee’s Clinic for each of the following categories: Physical Accessibility, Physical Appearance, Adequacy of Waiting/Examining Room Space and, Adherence to Patient Privacy. 6. Indemnification. Each of the Company and Franchisee shall indemnify and hold harmless the other, including its subsidiaries, affiliates, predecessors, successors and assigns, and each of their respective officers, directors and employees (including The Joint Corp.), harmless from and against any and all loss, liability, claims, demands or suits (including, without limitation, reasonable attorneys’ fees, court and expert costs, and travel expenses) which arise out of: (i) the Master Services Agreement, the Credentialing Agreement, the Services or the breach of any of the representations, warranties or agreements made by either Party in the Master Services Agreement or Credentialing Agreement (including, without limitation, damages caused by any violations by law by either Party); (ii) disclosure to an unauthorized party of the Confidential Information; or (iii) the alleged negligence, misconduct, error or omission of either Party, its employees, agents, affiliates, assigns, independent contractors, officers, directors or principals. 7. Governing Law and Dispute Resolution. A dispute between the Company and Franchisee relating to one or more Franchisee Locations located within a single state will be resolved pursuant to the laws of that state without regard to conflict of laws. The prevailing party shall be entitled to recover from the non-prevailing party, its reasonable attorneys’ fees, court costs and expert witness expenses. Franchisee and Company hereby irrevocably waive any rights to require other jurisdictions or other dispute resolution process; unless Franchisee and Company agree by separate writing. 8. No Discriminatory Practices. Company represents that it does not discriminate in the credentialing process on the basis of color, creed, religious affiliation, sexual orientation, national origin, or physical abilities. 9. Notices. All notices required or permitted to be given by one Party to another under this Agreement shall be in writing, and shall be deemed sufficient if either delivered in person or sent by overnight delivery service, by email to one or more of the customarily used email addresses, or by registered or certified mail return receipt requested, to the Parties at the addresses provided herein or to the address of a legal entity of either Party. Any change of address must be furnished to the other party in writing (email shall suffice). 10. Franchisee Representations. The person executing this Agreement on behalf of Franchisee, by such execution, warrants and represents that he/she has the authority to execute this Franchisee Agreement on behalf of Franchisee, and intends to be bound by this Agreement and the Master Services Agreement. Franchisee (including its owners individually) shall indemnify and hold harmless The Joint Corp., its subsidiaries, affiliates, predecessors, successors and assigns, and each of their respective officers, directors and employees, harmless from and against any and all loss, liability, claims, demands or suits (including, without limitation, reasonable attorneys’ fees, court and expert costs, and expenses) which arise out of: (i) this Agreement, the Master Services Agreement, the Services, or the breach of any of the representations, warranties or agreements made by Franchisee in this Agreement or the Master Services Agreement (including, without limitation, damages caused by any violations by law by Franchisee); (ii) disclosure to an unauthorized party of the Confidential Information; or (iii) the alleged negligence, misconduct, error or omission of Franchisee, its employees, agents, affiliates, assigns, independent {WS087179v1 } 298 contractors, officers, directors or principals. Complete terms and conditions of this Franchisee Service Agreement include any and all terms and conditions included in the Master Services Agreement, which are incorporated herein by reference, and may upon request. Franchisee further agrees and warrants that The Joint Corp. is hereby granted the authority and consent (and any necessary agency) by Franchisee to review and retain the Services (including all deliverables and reports) generated by Company and delivered to Franchisee in accordance with the terms of this Agreement. Franchisee acknowledges and agrees that this Agreement does not provide any financial incentive or make any payment that results, directly or indirectly, in an inducement to limit medically necessary services. 11. Digital Signatures and Counterparts. The Parties agree that faxed, digital, electronic, scanned or photocopied signatures are acceptable as original signatures in execution of this Agreement. This Agreement may be executed in as many counterparts as may be deemed necessary or convenient, and by the different Parties on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument. IN WITNESS WHEREOF, the Parties have executed this Agreement on the Effective Date. “FRANCHISEE” “COMPANY” THE JOINT CORP., a Delaware corporation NATIONAL INTEGRATED HEALTHCARE GROUP, LLC, a Texas limited liability company By: By: Name: ___________________________ Name: ___________________________ Title: ____________________________ Title: ____________________________ Date: ____________________________ Date: ____________________________ Schedule 1 – Credentialing Fees TASK Frequency Quote, Per Provider Comments Background check including FACIS Level 3 Initial $15.00 one-Time Fee This is a one-time fee, per provider per Background check at the initial on-boarding {WS087179v1 } 299 Education verification Initial $12.00 one-time fee We can obtain a letter from the Licensing boards stating that they verify the provider’s education prior to issuing a license and this does meet the NCQA National Guidelines License verification check and on-going license monitoring Monthly $4.00 a yr Board/OIG sanction monitoring Monthly $4.00 a yr Required malpractice insurance verification (specific to The Joint that have to be visualized) Initial and as expired $12.00 a yr Background check including FACIS Level 3 (For Alias) Initial $15.00 one-Time Fee This is a one-time fee, per provider per alias check at the initial on-boarding License verification fees where there are applicable fees which we have to pay to the state eg. OK TBD as it varies by state

Exhibit A – Credentialing Application

PRIMARY CLINIC:

Clinic Main Contact and Phone

____

Clinic Name ____

Physical Address ____

Practice Mailing Address ____

Franchisee Name ____

Physical Address Phone __________________________ Fax ____________________ E-Mail _____________________

Include:

- Signed W-9
- Copy of license of each doctor
- Copy of malpractice Certificate of Insurance for each doctor

---

ADDITIONAL CLINIC:

Clinic Name ____

Physical Address ____

Clinic Mailing Address: ____

Franchisee Name ____

Physical Address Phone __________________________ Fax ____________________ E-Mail _____________________

Include:

- Signed W-9
- Copy of license of each doctor
- Copy of malpractice Certificate of Insurance for each doctor

---

ADDITIONAL CLINIC:

Clinic Name ____

Physical Address ____

Clinic Mailing Address: ____

Franchisee Name ____

Physical Address Phone __________________________ Fax ____________________ E-Mail _____________________

{WS087179v1 }

300

Include:

- Signed W-9
- Copy of license of each doctor
- Copy of malpractice Certificate of Insurance for each doctor

Credit Card Authorization Form

Please complete all fields. You may cancel this authorization at any time by contacting us. This authorization will remain in effect until cancelled.

Practice Name: ______________________________

Credit Card Information				
Card Type:	☐ MasterCard □ Other ______________________	☐ VISA	☐ Discover	☐ AMEX
Cardholder Name (as shown on card): ______________________________				
Card Number: ______________________________				
Expiration Date (mm/yy): ______________ CVV: ______________				
Billing Street Address: ______________________________				
Billing City & State: ______________________________				
Billing Zip Code: ______________________________				

I, ______________________, authorize National Integrated HealthCare Group LLC to charge my credit card above for agreed upon purchases. I understand that my information will be saved to file for future transactions on my account.

____

Customer Signature Date

The above charge(s) will appear on your statement as NIHC Credentialing

Authorization: I agree that this is a timely charge that will be processed as indicated above (if applicable). I hereby agree and acknowledge that I will not dispute NIHC Group recurring billing with my credit card issuer. I guarantee and warrant that I am the legal cardholder for this credit card, and that I am legally authorized to enter into this recurring billing agreement with NIHC Group. In the event the credit card expires, or any charges are denied, I do hereby agree to provide NIHC Group with a new and valid card within 48 hours of expiration or denial. I further authorize a $35.00 service charge for denied, cancelled or terminated payments not in accordance with this Agreement.

Recurring Billing: I hereby acknowledge that there will be no advance notice of billing and authorize National Integrated HealthCare Group (NIHC Group) to process recurring payments (if applicable for malpractice renewal verification, license renewal verification etc.).

{WS087179v1 } 301

Exhibit B – Credentialing Requirements

{WS087179v1 }

302

MOOD® MULTITERRITORY ACCOUNT SERVICE AGREEMENT
EXHIBIT "C" – FRANCHISEE SERVICE AGREEMENT

By executing this Franchisee Service Agreement below, the undersigned agrees to be bound by the terms and conditions of the Master Service Agreement dated as of ______, 2021 between The Joint Corp., a Delaware corporation ("Subscriber") and/or ("Franchisor") and Muzak, LLC d/b/a Mood Media ("Mood") acting as agent for the Servicing Suppliers listed on Exhibit "A" of the MSA, as such may be amended from time to time (the "Agreement").

FRANCHISEE INFORMATION		
Franchisee's Trade Name:		Franchisee's Legal Name:
Contact Name:	Phone Number:	Email Address:
Location Address:		☐ Additional locations listed on Schedule "1" attached
Billing Address:		Billing Contact Email:

SERVICES & SERVICE EQUIPMENT
(check boxes to make selection)

For the purposes of this Franchisee Service Agreement, equipment provided by Mood and used in the delivery of the Service shall be referred to as "Service Equipment", and additional leased system equipment shall be referred to as "Additional System Equipment".

MUSIC SERVICE (EXCLUDING MOOD MIX SERVICE)

☐ **$25.00 per month -** Core Music Programming delivered via a Digital Media Manager ("DMM") device. Monthly updates provided via Ethernet.
DMM Service Equipment: Harmony, or substantially similar device ☒ Purchase **$99.00 per DMM** # of DMM per Serviced Premises:

DIGITAL SIGNAGE SERVICE

☐ **$45.00 per month -** Digital Signage Service is delivered via Mood's Service Equipment. Franchisee shall provide the visual content. Additional fees apply in the event Franchisee has Mood create or manage visual content.
Service Equipment: ☐ Harmony, or substantially similar device ☐ Same device as Music Service # of DMM per Serviced Premises: _____ ☒ Purchased

ADDITIONAL SYSTEM EQUIPMENT PACKAGE

☐ **$977.00 per Package** - Franchisee shall purchase the following selected additional system equipment ("Additional System Equipment"):
☐ Option 1: Three (3) Mood flush mount speakers, 1 TOA 35watt amp, wiring and labor.
☐ Option 2: Three (3) Mood surface mount speakers, 1 TOA 35watt amp, wiring and labor.
☐ Option 3: One (1) Mood flush mount and (2) surface mount speakers, 1 TOA 35watt amp, wiring and labor.

ASSURANCE PLAN

The Assurance Plans set forth below are further described in Section 5. In the event no Assurance Plan is selected, then the Player Assurance or System Assurance Complete plan (as applicable) shall apply to any leased Service Equipment or leased Additional System Equipment.

SERVICE EQUIPMENT	☐ Player Assurance ☒ Player Assurance Plus ☐ Player Assurance Complete
ADDITIONAL SYSTEM EQUIPMENT	☒ System Assurance Complete – Automatically included with leased Additional System Equipment

TERM

Franchisee hereby purchases from Mood the specified service(s) (hereinafter "Service") for a period of thirty (30) continuous months (the "Initial Term") from (i) the date of installation of Equipment (if applicable) or (ii) the date of delivery of the Equipment (the "Commencement Date"*) for the location address above or any additional locations (each a "Serviced Premises") identified in Schedule "1". This Agreement shall extend and renew for further one (1) month periods (each a "Renewal Term") under the same terms and conditions without further notice unless either party gives written notice of its intent to terminate this Agreement not less than ninety (90) or more than two-hundred seventy (270) days before the end of the then-current term. In such event, the termination shall become effective at the expiration of the then-current term.

*In the event Equipment was previously installed, the Commencement Date shall start from the date this Agreement is fully executed by both parties.

FEES

SUMMARY OF PRICING Franchisee agrees to pay as provided in the boxes below for the duration of this Franchisee Service Agreement and any extension thereof, the following monthly charges for each Serviced Premises in advance and any interim payment (equal to 1/30th of the total monthly payment per day from and including the date of installation of equipment by Mood or date of delivery of the Service Equipment, whichever is later), plus any and all local, state or federal taxes, tariffs and licensing fees which may hereafter be levied or increased from current levels, and are required to be paid by Mood. Time is of the essence with regard to all payments due to Mood. Franchisee is to pay all applicable freight or shipping charges, unless otherwise provided in Section 5.

TOTAL MONTHLY FEES		ONE-TIME FEES	
$ _____	Monthly Service charge ("MSC") for all Services, Service Equipment (if applicable), and Assurance Plan (if applicable)	$ _____	Total Service Equipment purchase price
		$ _____	Total System Equipment purchase price
$ _____	Other:	$ _____	☐ Installation by Mood OR ☐ self-install
$ _____	Total monthly payment ("TMP")	$ _____	TOTAL ONE TIME FEES, Per Location

SPECIAL CONDITIONS:

INVOICING AND PAYMENT OPTIONS

Billing Frequency: Franchisee elects to pay monthly recurring charges in advance of each:, ☐ year ☐ quarterly or ☐ month
Invoice Delivery Options: Franchisee elects: ☐ Paperless via Online Payment Portal - http://ireceivables.moodmedia.com ☐ paper invoice sent by mail
☐ 3rd Party Portal Management e.g. Service Channel, Ariba. (per location Admin Fee applies) ☐ Automatic Email in PDF format sent by to: _____
A $5.00 service fee will be applied to each payment.

Payment Options: By Checking one of the automatic payment options below, Franchisee hereby authorizes Mood to deduct payments due under this Agreement the first business day of the month.
☐ automatic credit card charge (Visa, MasterCard or Discover) or ☐ automatic bank draft (EFT-ACH)
Franchisee agrees to provide ACH or Credit Card information by:
☐ Online entry - http://ireceivables.moodmedia.com, or ☐ Secure line phone call. Best time to contact: ☐ Morning ☐ Afternoon

{WS087179v1 }

303

{WS087179v1 } 304 OR       Submit payment to remit address: Remit to address: P.O. Box 71070 Charlotte, NC 28272‐1070, or other such address required by Mood from time to time.  The person executing this Franchisee Service Agreement on behalf of Franchisee, by such execution, warrants and represents that he/she has the authority to execute this  Franchisee Service Agreement on behalf of Franchisee, and intends to be bound by this Franchisee Service Agreement and the Agreement. Franchisee (including its owners  individually) shall  indemnify and hold harmless Franchisor,  its subsidiaries, affiliates, predecessors, successors and assigns, and each of their respective officers, directors  and employees, harmless from and against any and all  loss,  liability, claims, demands or suits (including, without  limitation, reasonable attorneys’ fees, court and expert  costs, and expenses) which arise out of: (i) this Franchisee Service Agreement, the Agreement, or the breach of any of the representations, warranties or agreements made  by Franchisee in this Franchisee Service Agreement or the Agreement (including, without limitation, damages caused by any violations by law by Franchisee); (ii) disclosure  to an unauthorized party of  the Confidential  Information; or  (iii)  the alleged negligence, misconduct, error or omission of Franchisee,  its employees, agents, affiliates,  assigns, independent contractors, officers, directors or principals. In the event of any conflict between the terms and conditions of this Franchisee Service Agreement and  the Agreement, the Agreement controls.   Complete terms and conditions of this Franchisee Service Agreement  include any and all terms and conditions  included  in the  Service Agreement, which are incorporated herein by reference, and may be reviewed in the Agreement upon request.  Franchisee: Supplier: By: By: As Agent for the Servicing Music Suppliers Title: Title: Address: Address:         {WS087179v1 } 305 SCHEDULE “1” TO SERVICE AGREEMENT  FRANCHISEE’S SERVICED PREMISES    During  the  Initial  Term  or  any  Renewal  Term  and  subject  to  the  terms  and  conditions  of  this Agreement,  Franchisee may  request that the Service be provided at additional Franchisee locations (“Additional Serviced Premises”) according to the same  terms set forth in this Agreement by providing Mood with prior written or emailed notice listing the address, contact name, and  telephone number for such Additional Serviced Premises.  In addition, Franchisee agrees that regardless of whether Franchisee  provides Mood with such notice, the Additional Serviced Premises shall be deemed added to this Schedule “1” at the time the  Franchisee accepts delivery of any equipment or Mood commences installation of any equipment or Service at any Additional  Serviced Premises, whichever occurs first.    List of Serviced Premises    {WS087179v1 } 306 {WS087179v1 } 307

{WS087179v1 } 308 {WS087179v1 } 309 {WS087179v1 } 310 {WS087179v1 } 311

{WS087179v1 } 312 {WS087179v1 } 313 {WS087179v1 } 314 {WS087179v1 } 315

{WS087179v1 } 316 {WS087179v1 } 317 {WS087179v1 } 318 {WS087179v1 } 319

{WS087179v1 } 320 {WS087179v1 } 321 {WS087179v1 } 322 {WS087179v1 } 323

DocuSign Envelope ID: E8192C3A-2B6F-43D8-B8DB-2502E7084E19

event promote or publish the availability of any application, service, product or process that is intended to permit unauthorized access to audio or audio-visual content.

8. Termination and Suspension.

(a) Termination. The Parties may mutually agree to terminate the SSHA at any time in a writing signed by an officer or authorized representative of each Party. In addition to any other remedy available at law or in equity, either Party may terminate the SSHA immediately, without further obligation to the other Party, in the event of a material breach of the SSHA by the other Party that is not remedied within thirty (30) days following written notice of such breach. Notwithstanding the foregoing, if Client fails to pay any Fees as and when required, in addition to the remedies set forth herein, Spectrio may immediately suspend the Spectrio Services during such period of non-payment. Spectrio may terminate the SSHA immediately for any breach of Sections 1, 6 or 7 of these Standard Terms. Spectrio may recover its costs, including outside legal fees and court costs, arising out of Spectrio's termination of this SSHA. Additionally, upon Spectrio's termination for Client's breach of Section 1, the entire amount payable under this SSHA (including past due and unpaid amounts) will become immediately due and owing from Client to Spectrio.

(b) Effect of Termination. Upon the termination of the SSHA, Client will, at Client's sole expense, and at Spectrio's direction, promptly return to Spectrio all Equipment located in Client Premises in good condition (or pay the full replacement value thereof), ordinary wear and tear excepted. Spectrio will not be required to repair, replace, or otherwise re-establish the Client Premises to their original condition. All wiring installed by or for Spectrio will be the property of the Client. Upon termination, Client's rights to use or access the Licensed Music hereunder will terminate, and Client will be solely responsible for any royalties due for any reproduction, distribution, public performance, or communication to the public of any musical works and sound recordings made within or to Client Premises.

(c) Suspension. Notwithstanding any other remedies Spectrio may have under the SSHA or at law or in equity, Spectrio may temporarily suspend all or any portion of the Spectrio Services: (i) in the event of a security breach of Equipment; (ii) if required or otherwise directed by a licensor of the Licensed Music or a Provider; (iii) if Spectrio deems it reasonably necessary to protect Equipment, third-party content, or Spectrio's reputation, or (iv) if Client is in material breach of the terms of the SSHA.

9. Representations and Warranties.

(a) Mutual. Each Party represents and warrants to the other that: (i) it has the right, power, and authority to enter into this SSHA and to perform the acts required of it hereunder; (ii) the execution of this SSHA by each such Party, and the performance by such Party of its obligations and duties hereunder, do not and will not violate any agreement to which such Party is a party or by which it is otherwise bound; (iii) when executed and delivered by each such Party, this SSHA will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms; and (iv) each such Party acknowledges that Spectrio makes no representations, warranties, or agreements related to the subject matter hereof that are not expressly provided for in this SSHA.

(b) Spectrio. Spectrio represents, warrants and covenants that it or its Provider: (i) is licensed to provide the Spectrio Services; (ii) has obtained all rights, authorizations, and permissions necessary to provide Licensed Music to Client Premises; (iii) will pay any royalties due for the public performance or reproduction of any Licensed Music; and (iv) will perform all of its obligations in a professional and workmanlike manner.

(c) Client. Client represents, warrants, and covenants that it: (i) will be responsible for paying any performance royalties due for the public performance of musical works within Client Premises by any means other than via Spectrio Services in Client Premises; (ii) will not tamper, damage, destroy, interfere with, or attempt to obtain unauthorized access to any Equipment or any Licensed Music reproduced therein without Spectrio's express written consent; (iii) will not transmit, retransmit, record, or dub the Licensed Music; (iv) will comply with all applicable laws in connection with its use of the Spectrio Services and the Licensed Music; (v) all information provided by Client in any Exhibit is true, complete, and correct; and (vi) will offer the Spectrio Services in Client Premises as provided by Spectrio without alteration of any kind.

10. Indemnification.

(a) Indemnification by Client. Client will indemnify, defend, and hold harmless Spectrio from and against any liability, damage, claim, or any litigation cost or expense (including, but not limited to, reasonable outside attorney's fees), arising out of any third-party claim (a "**Claim**") brought against Spectrio arising from (i) Client's breach of any covenant, representation or warranty contained in the SSHA or (ii) any losses or injuries caused by accident, fire, theft, misuse, damage of or to the Equipment (normal wear and tear excepted). Client will further indemnify Spectrio for any costs incurred in the enforcement of this SSHA against Client.

(b) Indemnification by Spectrio. Spectrio will indemnify, defend, and hold harmless Client from and against any Claim brought against Client alleging that the Licensed Music infringes any copyright or trademark right of any third party. Spectrio will have no liability to the extent any alleged infringement arises from: (i) alterations to the Spectrio Services provided through Equipment in Client Premises; (ii) the use of any Spectrio Services with any non-Spectrio approved equipment or in any location not authorized in this SSHA; or (iii) the use of Equipment in a manner for which it was neither designed nor contemplated.

11. Disclaimers; Limitation of Liability.

(a) DUE TO THE INHERENT UNRELIABILITY OF COMMUNICATIONS NETWORKS, SPECTRIO WILL HAVE NO LIABILITY TO CLIENT OR ANY THIRD PARTY FOR ANY INTERRUPTION OF THE SPECTRIO SERVICES CAUSED BY EQUIPMENT FAILURE, NETWORK INTERRUPTION, OR ANY OTHER CAUSE BEYOND THE REASONABLE CONTROL OF SPECTRIO. THE EQUIPMENT AND SPECTRIO SERVICES ARE PROVIDED "AS IS" AND "**WITH ALL FAULTS**." EXCEPT AS EXPRESSLY STATED IN THIS SSHA, NO WARRANTIES, CONDITIONS, GUARANTEES, OR REPRESENTATIONS (AS USED HEREIN, "**WARRANTIES**") ARE MADE AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR ARISING FROM A COURSE OF DEALING, TITLE, USAGE OF TRADE, OR COURSE OF PERFORMANCE OR OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, IN LAW OR IN FACT, ORAL OR IN WRITING. EACH PARTY HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY WARRANTY MADE BY THE OTHER EXCEPT AS SPECIFICALLY SET FORTH IN THIS SSHA.

(b) IN NO EVENT WILL SPECTRIO BE LIABLE TO CLIENT FOR LOST PROFITS, FAILURE TO REALIZE EXPECTED SAVINGS, OR FOR ANY INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS SSHA, EVEN IF ADVISED OF THE POSSIBILITY THEREOF. IN NO EVENT WILL SPECTRIO'S LIABILITY TO CLIENT EXCEED THE TOTAL AMOUNT OF MONTHLY FEES PAID TO SPECTRIO DURING THE TWELVE (12) MONTH PERIOD PRIOR TO CLIENT'S CLAIM AGAINST SPECTRIO.

12. General Provisions.

(a) Entire Agreement. The SSHA sets forth the entire agreement between the Parties and supersedes any and all prior agreements, understandings, and discussions (whether oral or written) of the Parties with respect to the transactions set forth herein. No Party will be bound by, and each Party specifically objects to, any term condition, or other provision which is different from or in addition to the provisions of this agreement (whether or not it would materially alter the SSHA) and which is proffered by another Party in any correspondence or other document, unless the Party to be bound thereby specifically agrees to such provision by signed agreement. No material change, amendment, or modification of any provision of the SSHA will be valid unless set forth in a written instrument.

(b) Fees. Spectrio reserves the right to increase prices no more than ten percent (10%) per year, exclusive of any fees raised due to licensing increase.

(c) Assignment. The SSHA will be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Client may not assign its rights and obligations under the SSHA to any third party without Spectrio's prior written approval, which may be withheld for any reason. In the event of an assignment by Client, Client will not be relieved of any fees due and owing Spectrio as of the date of such assignment. Spectrio may assign any of its rights or obligations under the SSHA in whole or in part to any third party at any time.

(d) Waiver. Unless agreed to in writing, the waiver by a Party of any breach, violation, or default of a provision of the SSHA will not operate as a waiver of any subsequent breach, violation, or default of that or of any other provision. No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act.

(e) Force Majeure. In the event a Party is materially unable to perform any of its obligations under the SSHA because of natural disasters, pandemics, satellite failure, Acts of God, riots, wars, governmental action, network failure, electricity outage or any other event beyond the reasonable control of the Party (excluding financial inability) (a "**Force Majeure**"), then such Party will, upon written notice to the other Party, be relieved from its performance of such obligations for the duration of such Force Majeure.

(f) Choice of Law; Choice of Forum. This SSHA is governed by and construed in accordance with the laws of the Florida without regard to conflicts of law principles. Any and all proceedings relating to the subject matter of this SSHA will be maintained in the courts of or in the United States District Court for which courts will have exclusive jurisdiction for such purpose, and Client hereby consents to the personal jurisdiction of such courts and waives any claim of forum non convenience.

(g) Relationship of the Parties. The sole relationship between the Parties will be that of independent contractors. Nothing contained in the SSHA will be construed to constitute the Parties as partners, joint ventures or agents of each other in any way whatsoever. No Party will make any warranties or representations, or assume or create any obligations, on another Party's behalf except as may be expressly permitted hereby. Each Party will be solely responsible for the actions of its respective employees, agents, and representatives.

(h) Advertising and Promotion. Client agrees that Spectrio may use Client's name, including any trade name, trademark, or logo owned or used by Client, in Spectrio's portfolio and for purposes of advertising Spectrio's services, which advertising may be in printed, electronic and/or any and all other media now known or hereafter devised, as Spectrio deems necessary, including on Spectrio's website(s), social media and marketing materials.

(i) Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity of any other provision of this Agreement, and in the event that any provision is determined to be invalid or otherwise illegal, this Agreement will remain in effect and will be construed in accordance with its terms as if the invalid or illegal provision were not contained herein, provided that the Parties will negotiate in good faith an equitable adjustment to this Agreement so as to give effect to the intent so expressed and the benefits so provided.

####

Page 4 of 4

DS
AS
Client's Initials

{WS087179v1 } 324

EXHIBIT L

FORM OF TRANSFER AGREEMENT
AND GENERAL RELEASE AGREEMENT

{WS087179v1 } 325

THE JOINT CORP.

TRANSFER AGREEMENT

(License #_______)

THIS TRANSFER AGREEMENT (the "Agreement") is made and entered into and effective as of the __ day of _______________, 20__ ("the Effective Date"), by and between THE JOINT CORP., a Delaware corporation ("Franchisor"), and ____________________ ("Assignor" or "Franchisee"), and each undersigned owner of Assignor/Franchisee and his or her spouse (individually, a "Assignor or Franchisee Owner," and collectively, the "Assignor or Franchisee Owners"), and ____________________ ("Assignee"), and each undersigned owner of Assignee and his or her spouse (individually, an "Assignee Owner," and collectively, the "Assignee Owners") (collectively, Franchisor, Franchisee/Assignor, Franchisee/Assignee Owners, Assignee, and Assignee Owners are referred to hereinafter as the "Parties").

Recitals

WHEREAS, Franchisor and Franchisee previously entered into that certain Franchisee Agreement dated ____________________ and any and all addenda thereto (collectively the "FA"), granting to Franchisee that certain The Joint Corp. franchise in ________________________________ ("Location"), and referred to as License #____________ (hereinafter the "Franchise" or "License #_____");

WHEREAS, the FA provides as follows with respect to the Transfer (as defined below) of the FA, the Franchise, or any interest therein:

a. Section 14.4 of the FA states that any Transfer (as defined below) of the Franchisee's interest in the FA or of Franchisee's rights or privileges under the FA must be approved by Franchisor in writing before such Transfer may be made or become effective;

b. Section 14.5 of the FA sets forth certain terms and conditions that must be complied with, or that Franchisor may require be complied with, before any Transfer may be made or become effective; and

WHEREAS, Franchisee and/or each undersigned Franchisee Owner wish(es) to Transfer (as set forth in Section 14 of the FA) to Assignees the following interest (the "Transferred Interest"):

____

____

WHEREAS, Franchisor is willing to consent to the above Transfer of the Transferred Interest, and the Parties desire that the Transfer be made in accordance with the following terms and conditions;

NOW, THEREFORE, in consideration of the mutual agreements, covenants and undertakings herein contained and other valuable consideration, the adequacy of which is acknowledged by all Parties, the Parties hereby agree as follows:

1. Recitals. The above recitals are hereby incorporated into and made part of this Agreement.

2. Consent to Transfer. Franchisor hereby consents to the Transfer of the Transferred Interest as described in the Recitals. The following conditions apply to the transfer:

A. The Franchisor represents and warrants that the conditions for approval of Transfer as set forth in Section 14.5 of the FA, except to the extent such requirements have been otherwise addressed by the Parties, have been fully and completely satisfied to Franchisor's satisfaction.

B. Notwithstanding the foregoing, the Assignor and Assignee understand that there are three options with respect to the amount of the transfer fee ("the Transfer Fee") that must be paid before the Transfer will be approved, and before Franchisor will countersign this Agreement. The option selected shall affect the rights of

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the Assignee. The three options available are:

_______ i. Option 1: Payment of a Transfer Fee equal to 75% of the then-current franchise fee for a The Joint™ Franchise.

_______ ii. Option 2: Payment of a Transfer Fee of $15,000.

_______ iii. Option 3: Payment of a Transfer Fee of $15,000, plus a pro-rated renewal fee added to get to a 10 year term (rounded to the nearest month).

C. The rights and obligations of the Assignee based on the amount of the Transfer Fee paid shall be as follows:

i. If Option 1 is selected, the Assignee shall assume the existing FA, and the Assignee shall have the rights of the Assignor for the remaining term of FA. For example, if the initial term of the FA commenced on January 1, 2010, the FA would expire on December 31, 2019, and the terms of renewal under the original FA would apply.

ii. If Option 2 is selected, the Assignee would be required to execute the Franchisor's current form of Franchise Agreement, but the remaining term under the new franchise agreement ("New FA") would be the same as the term of the original FA. For example, if the initial term of the original FA commenced on January 1, 2010, the New FA would expire on December 31, 2019, but the terms of renewal would be governed by the New FA.

iii. If Option 3 is selected, the Assignee would be required to execute a New FA, and the term of the New FA would be 10 years from the effective date of the New FA.

3. Release. Franchisee and/or each undersigned Franchisee Owner, and their present or former affiliated entities, officers, directors, shareholders, partners, members, employees, contractors, agents, predecessors, successors, assigns, attorneys, representatives, heirs, personal representatives and any spouses of each, as well as all other persons, firms, corporations, limited liability companies, associations or partnerships or other affiliated entities claiming by or through them (the "Releasing Entities"), hereby fully release Franchisor and its present or former affiliated entities, and their respective officers, directors, shareholders, partners, members, employees, contractors, agents, predecessors, successors, assigns, attorneys, representatives, heirs, personal representatives and any spouses of each, as well as all other persons, firms, corporations, limited liability companies, associations or partnerships or other affiliated entities claiming by or through it (the "Released Entities") from any and all liabilities, claims, demands, debts, damages, obligations and causes of action of any nature or kind, whether presently known or unknown, which the Releasing Entities may have against the Released Entities, whether arising prior to or after the date this Agreement is executed, and which are related to or arise out of the Transferred Interest, License #___, or the FA.

4. Non-Competition; Non-Solicitation; Confidentiality.

A. Definitions. Wherever used in this Section 5, the term "Franchisor" shall refer to Franchisor and any affiliate, subsidiary, or any successor or assign of Franchisor. Wherever used in this Section, the phrase "directly or indirectly" includes, but is not limited to, acting, either personally or as principal, owner, shareholder, employee, independent contractor, agent, manager, partner, joint venturer, consultant, or in any other capacity or by means of any corporate or other device, or acting through the spouse, children, parents, brothers, sisters, or any other relatives, friends, trustees, agents, or associates of any of the undersigned parties. Wherever used in this Section, the term "employees" shall refer to employees of Franchisor; any affiliate, subsidiary, or any successor or assign of Franchisor; and any franchisee of Franchisor existing as of the date of this Agreement and, to the extent allowable by law, any other person that has been an employee (as defined above) in the twelve (12) months preceding the date of this Agreement. Whenever used in this Section, the term "Confidential Information"

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{WS087179v1 } 328 shall be defined as provided in Section 9.1 of the FA, which provisions are hereby incorporated by reference. B. Consideration. The undersigned Parties acknowledge that consideration for this Agreement has been provided and is adequate. The consideration includes, but is not limited to, the granting of the Franchise to Franchisee and/or each undersigned Owner, and Franchisor’s consent to the Transfer of the Transferred Interest as provided in this Agreement. C. Need for this Agreement. The undersigned Parties recognize that in the highly competitive business in which Franchisor and its affiliates and franchisees are engaged, preservation of Confidential Information is crucial and personal contact is important in securing new franchisees and employees, and retaining the goodwill of present franchisees, employees, customers, and suppliers. Personal contact is a valuable asset and is an integral part of protecting the business of Franchisor. Franchisee and/or each undersigned Owner recognize that it has had substantial contact with Franchisor’s employees, customers, and suppliers and Confidential Information. For that reason, Franchisee and/or each undersigned Owner may be in a position to take for his or her benefit the Confidential Information and goodwill Franchisor has with its employees and Confidential Information now or in the future. If Franchisee and/or each undersigned Owner, after the Transfer of the Transferred Interest as provided in this Agreement, takes advantage of such Confidential Information or goodwill for Franchisee’s and/or each undersigned Owner’s own benefit, then the competitive advantage that Franchisor has created through its efforts and investment will be irreparably harmed. D. Non-Competition with Franchisor. Franchisee and/or each undersigned Owner of Franchisee agrees that for twenty-four (24) months following the date of this Agreement, neither Franchisee, nor any Owner, nor any member of Franchisee’s or an Owner’s immediate family will have any direct or indirect interest (e.g., through a spouse) as a disclosed or beneficial owner, investor, partner, director, officer, employee, consultant, representative or agent, or in any other capacity, in any Competitive Business located or operating: (a) within twenty-five (25) miles of the Franchisee’s current location(s); or (b) within twenty-five (25) miles of any The Joint Corp. franchise in operation or development on the date of this Agreement. The term “Competitive Business” means any business which derives more than Ten Thousand and No/100 Dollars ($10,000.00) of revenue per year from the performance of chiropractic or related services, or any business which grants franchises or licenses to others to operate such a business, other than a The Joint Corp. franchise operated under a franchise agreement with us. E. Intentionally Omitted. F. Non-Solicitation of Franchisor’s Customers. Franchisee and/or each undersigned Owner agrees that for twelve (12) months after the date of this Agreement, it will not directly or indirectly: (a) induce, canvas, solicit, or request or advise any customers of Franchisor, the Franchise, or any The Joint Corp. franchise to become customers of any person, firm, or business that competes with any business of Franchisor, the Franchise, or any The Joint Corp. franchise; or (b) induce, request or advise any customer of Franchisor, the Franchise, or any The Joint Corp. franchise to terminate or decrease such customer’s relationship with Franchisor, the Franchise, or any The Joint Corp. franchise; or (c) disclose to any other person, firm, partnership, corporation or other entity, the names, addresses or telephone numbers of any of the customers of Franchisor, the Franchise, or any The Joint Corp. franchise, except as required by law. G. Confidential Information. Franchisee and/or each undersigned Owner agrees at all times following the date of this Agreement, to hold the Confidential Information in the strictest confidence and not to use such Confidential Information for Franchisee’s and/or each undersigned Owner’s personal benefit, or the benefit of any other person or entity other than Franchisor, or disclose it directly or indirectly to any person or entity without Franchisor’s express authorization or written consent. Franchisee and each undersigned Owner fully understand the need to protect the Confidential Information and all other confidential materials and agree to use all reasonable care to prevent unauthorized persons from obtaining access to Confidential Information at any time. 5. Subordination. Franchisee and/or each undersigned Owner and Assignee each agrees that all of Assignee’s obligations to make any installment payments to or for the benefit of Franchisee and/or an undersigned {WS087179v1 } 329 Owner in connection with the Transfer of the Transferred Interest as provided under this Agreement shall be subordinate to Assignee’s obligations under the FA or any New FA (as defined below) to pay to us or our affiliates any fees and payments provided for therein. [PICK ONE OF OPTIONS BELOW BASED ON WHAT THEY SELECT IN SECTION 2.B.] [6. No New FA. Assignee agrees that in connection with the Transfer of the Transferred Interest to it, Assignee shall be bound by all of the terms and conditions of the existing FA for License #____ and that a new FA will not be executed by the Assignee. As such, any and all deadlines in the FA shall remain unchanged. Assignee will also be bound by the terms of any and all addenda to the FA, which are attached as Exhibit A hereto. Each principal owner of the Assignee (“Assignee Owner”) shall execute the Guaranty and Assumption of Obligations in the form attached as Exhibit B hereto. The executed Guaranty and Assumption of Obligations shall be submitted to Franchisor with an executed copy of this Agreement.] OR [6. New FA. Assignee agrees that in connection with the Transfer of the Transferred Interest to it, Assignee shall sign a New FA along with all applicable exhibits, including but not limited the Guaranty and Assumption of Obligations.] 7. Guaranty of Obligations. In consideration of, and as an inducement to, the execution of this Agreement by Franchisor, each of the undersigned Assignee Owners hereby personally and unconditionally guarantees to Franchisor and its successors and assigns that the Assignee Owners will punctually pay and perform each and every undertaking, agreement and covenant of Assignees set forth in the FA; and agrees to be personally bound by, and personally liable for the breach of, each and every provision in the FA, including without limitation, monetary obligations, the obligations to take or refrain from taking certain actions and arbitration of disputes. Each of the undersigned Assignee Owners waives (1) protest and notice of default, demand for payment or nonperformance of any obligations guaranteed by this Section 8; (2) any right the Assignee Owners may have to require that an action be brought against Franchisor or any other person as a condition of the Assignee Owners’ liability; (3) all right to payment or reimbursement from, or subrogation against, Franchisor which Assignee Owners may have arising out of this guaranty of Assignee; and (4) any and all other notices and legal or equitable defenses to which Assignee Owners may be entitled in its capacity as guarantor. Each of the undersigned Assignee Owners consents and agrees that (1) its direct and immediate liability under this Section shall be joint and several; (2) it will make any payment or render any performance required under the FA on demand if Assignee fails or refuses to do so when required; (3) its liability will not be contingent or conditioned on our pursuit of any remedies against Assignees or any other person; (4) its liability will not be diminished, relieved or otherwise affected by any extension of time, credit or other indulgence which Franchisor may from time to time grant to Assignee or to any other person, including without limitation, the acceptance of any partial payment or performance, or the compromise or release of any claims; and (5) the guaranty under this Section will continue and be irrevocable during the term of the FA and afterward for so long as Assignee has any obligations under the FA. If Franchisor is required to enforce the guaranty provided for under this Section in a judicial or arbitration proceeding, and prevail in such proceeding, then each of the undersigned Assignee Owners agrees that Franchisor will be entitled to reimbursement of its costs and expenses, including, but not limited to, reasonable accountants’, attorneys’, attorneys’ assistants’, arbitrators’ and expert witness fees, costs of investigation and proof of facts, court costs, other litigation expenses and travel and living expenses, whether incurred prior to, in preparation for or in contemplation of the filing of any such proceeding. If Franchisor is required to engage legal counsel in connection with any failure by any undersigned Assignee Owner to comply with the guaranty provisions of this Section, then the Assignee Owners shall reimburse Franchisor for any of the above-listed costs and expenses incurred by Franchisor. 8. Breach. The Parties hereby agree that each of the matters stated herein are important, material, and confidential, and substantially affect the effective and successful conduct of the business of Franchisor and its reputation, and goodwill. Any breach of the terms of this Agreement is a material breach of this Agreement, which will result in substantial and irreparable injury to Franchisor, for which the breaching Party may be preliminarily {WS087179v1 } 330 and permanently enjoined and for which the breaching Party shall also pay to Franchisor all damages (including, but not limited to, compensatory, incidental, consequential and lost profits damages) which arise from the breach, together with interest, costs and Franchisor’s reasonable attorneys’ fees (through final unappealable judgment) to enforce this Agreement. This Agreement does not limit any other remedies available at law or in equity available to Franchisor. 9. No Waiver. Franchisor may waive a provision of this Agreement only in writing executed by an authorized representative. No Party shall rely upon any oral representations as to a waiver of any provision of this Agreement. No waiver by a Party of a breach by another Party of any provision of this Agreement shall operate or be construed as a waiver of any subsequent breach by the breaching Party. 10. Assignment. This Agreement is fully transferable by Franchisor. Franchisee and/or each undersigned Franchisee Owner, Assignee and Assignee Owner shall not assign, convey, sell, delegate, or otherwise transfer this Agreement or any right or duty hereunder without obtaining Franchisor’s prior written consent. 11. Binding Agreement. This Agreement shall be binding upon the Parties’ heirs and legal representatives. This Agreement shall be enforceable by the successors and assigns of Franchisor, any person or entity which purchases substantially all of the assets of Franchisor, and any subsidiary, affiliate or operation division of Franchisor. 12. Headings. The paragraph headings of this Agreement are not a substantive part of this Agreement and shall not limit or restrict this Agreement in any way. 13. Choice of Law and Venue. This Agreement shall be construed in accordance with and governed for all purposes by the laws of Arizona. If any action or proceeding shall be instituted by any Party, or any representative thereof, all Parties and their representatives hereby consent and will submit to the jurisdiction of, and agree that venue is proper in Maricopa County, State of Arizona. 14. Severance and Reformation. In case any one or more of the provisions or restrictions contained in this Agreement, or any part thereof, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions or restrictions of this Agreement. In case any one or more of the provisions or restrictions contained in this Agreement shall, for any reason, be held to be unreasonable, improper, overbroad or unenforceable in any manner, it is agreed that they are divisible and separable and should be valid and enforceable to the extent allowed by law. The intention of the Parties is that Franchisor shall be given the broadest protection allowed by law with respect to this Agreement. 15. Entire Agreement. No change, addition, deletion or amendment of this Agreement shall be valid or binding upon any Party unless in writing and signed by the Parties. Insofar as matters within the scope of this Agreement are concerned, this Agreement is the entire Agreement between the Parties and replaces and supersedes all prior agreements and understandings pertaining to the matters addressed in this Agreement. There are no oral or other agreements or understandings between the Parties affecting this Agreement. 16. Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be deemed to constitute one and the same instrument, and each counterpart shall be deemed an original. 17. Opportunity to Seek Independent Advice. The undersigned Parties recognize that this Agreement is an important document that affects their legal rights. For this reason, the Parties may wish to seek independent legal advice before accepting the terms stated herein. The undersigned Parties acknowledge that they have had an opportunity to seek such independent legal advice. They acknowledge that they have read and understand the provisions contained herein and acknowledge receipt of a copy of this Agreement. {WS087179v1 } 331 [Signatures Appear on the Following Page]

{WS087179v1 } 332 IN WITNESS WHEREOF, the Parties hereto affix their signatures and execute this Agreement as of the day and year first above written. FRANCHISOR: THE JOINT CORP., a Delaware corporation By: _ Its: _ ASSIGNOR/FRANCHISEE: By: Print Name: Title: _ ASSIGNEE: By: Print Name: Title: _ {WS087179v1 } 333 ASSIGNOR/FRANCHISEE OWNERS: By: Print Name: By: Print Name: ASSIGNEE OWNERS: By: Print Name: By: Print Name: {WS087179v1 } 334 EXHIBIT A TO TRANSFER AGREEMENT FRANCHISE AGREEMENT AND ADDENDA (IF ANY) (Attached) {WS087179v1 } 335 EXHIBIT B TO TRANSFER AGREEMENT GUARANTY AND ASSUMPTION OF OBLIGATIONS (If Assuming Existing Franchise Agreement)

{WS087179v1 } 336 GUARANTY AND ASSUMPTION OF OBLIGATIONS (LICENSE #________) In consideration of, and as an inducement to, the execution of the Transfer Agreement dated , 20___, by and between The Joint Corp., a Delaware corporation (“us”), , (“Assignor”), and (“Assignee”) for relating to the Franchise Agreement dated , and all addenda thereto (collectively the “FA”), each of the undersigned owners of the Assignee and their respective spouses (the “Assignee Owners” or “you”), hereby personally and unconditionally agree to perform and keep during the terms of the FA, each and every covenant, obligation, payment, agreement, and undertaking on the part of Assignee contained and set forth in the FA. Each of you agree that all provisions of the FA relating to the obligations of Assignee, including, without limitation, the covenants of confidentiality and non-competition and other covenants set forth in the FA, shall be binding on you. Each of you waives (1) protest and notice of default, demand for payment or nonperformance of any obligations guaranteed by this Guaranty; (2) any right you may have to require that an action be brought against Assignee or any other person as a condition of your liability; (3) all right to payment or reimbursement from, or subrogation against, the Assignee which you may have arising out of your guaranty of the Assignee’s obligations; and (4) any and all other notices and legal or equitable defenses to which you may be entitled in your capacity as guarantor. Each of you consents and agrees that (1) your direct and immediate liability under this Guaranty shall be joint and several; (2) you will make any payment or render any performance required under the FA on demand if Assignee fails or refuses to do so when required; (3) your liability will not be contingent or conditioned on our pursuit of any remedies against Assignee or any other person; (4) your liability will not be diminished, relieved or otherwise affected by any extension of time, credit or other indulgence which we may from time to time grant to Assignee or to any other person, including without limitation, the acceptance of any partial payment or performance, or the compromise or release of any claims; and (5) this Guaranty will continue and be irrevocable during the term of the FA and afterward for so long as the Assignee has any obligations under the FA. If we are required to enforce this Guaranty in a judicial or arbitration proceeding, and prevail in such proceeding, we will be entitled to reimbursement of our costs and expenses, including, but not limited to, reasonable accountants’, attorneys’, attorneys’ assistants’, arbitrators’ and expert witness fees, costs of investigation and proof of facts, court costs, other litigation expenses and travel and living expenses, whether incurred prior to, in preparation for or in contemplation of the filing of any such proceeding. If we are required to engage legal counsel in connection with any failure by you to comply with this Guaranty, you agree to reimburse us for any of the above-listed costs and expenses incurred by us. {WS087179v1 } 337 This Guaranty may be executed in counterparts, all of which shall be deemed to constitute one and the same instrument, and each counterpart shall be deemed an original. This Guaranty is now executed as of the Agreement Date. ASSIGNEE OWNER: ASSIGNEE OWNER’S SPOUSE: Print Name: Print Name: ASSIGNEE OWNER: ASSIGNEE OWNER’S SPOUSE: Print Name: Print Name: {WS087179v1 } 338 GENERAL RELEASE AGREEMENT THIS GENERAL RELEASE AGREEMENT (“Release”) is made and entered into this ______ day of _____________, 20__, by and between The Joint Corp., a Delaware corporation (“Franchisor”), and _________________________________, a _______________ corporation/limited liability company/partnership (circle one) (“Franchisee”), and each owner of Franchisee and his or her spouse (individually, an “Owner,” and collectively, the “Owners”) (collectively, Franchisor, Franchisee, and Owners are referred to hereinafter as the “Parties”). WITNESSETH WHEREAS, the Parties previously entered into that certain Franchise Agreement dated _________________, 20___ (the “Agreement”), granting Franchisee the right to operate a Franchise Business of Franchisor (“Clinic”) for a specific Term (as defined in the Agreement); and WHEREAS, Franchisee desires to renew the Agreement for an additional Term (as defined in the Agreement); and WHEREAS, Section 2.4(c) of the Agreement requires Franchisee and each of its Owners and their respective spouses to execute, in favor of Franchisor and its officers, directors, agents, and employees, and Franchisor’s affiliates and their officers, directors, agents, and employees, as a condition to renew the Agreement, a general release from liability of all claims that Franchisee, its Owners, and their respective spouses may have against Franchisor, its affiliates, and their respective owners, officers, directors, employees, and agents; and WHEREAS, the Parties desire to enter into this Release to comply with the requirements of the Agreement and preserve Franchisee’s eligibility to renew the Agreement. NOW, THEREFORE, in consideration of the mutual agreements contained herein and other valuable consideration, the Parties hereby agree as follows: 1. Recitals. The foregoing Recitals are incorporated into and made part of this Release. 2. Release. Franchisee, each Owner and his or her spouse, and their present or former affiliated entities, officers, directors, shareholders, partners, members, employees, contractors, agents, predecessors, successors, assigns, attorneys, representatives, heirs, personal representatives and any spouses of each, as well as all other persons, firms, corporations, limited liability companies, associations or partnerships or other affiliated entities claiming by or through them (the “Releasing Entities”), hereby fully release Franchisor and its present or former officers, directors, shareholders, partners, members, employees, contractors, agents, predecessors, successors, assigns, attorneys, representatives, heirs, personal representatives and any spouses of each, and Franchisor’s affiliates and their respective present or former officers, directors, shareholders, partners, members, employees, contractors, agents, predecessors, successors, assigns, attorneys, representatives, heirs, personal representatives and any spouses of each, as well as all other persons, firms, corporations, limited liability companies, associations or partnerships or other affiliated entities claiming by or through Franchisor (the “Released Entities”) from any and all liabilities, claims, demands, debts, damages, obligations and causes of action of any nature or kind, whether presently known or unknown, which the Releasing Entities may have against the Released Entities as of the date this Release is executed. 3. Miscellaneous. A. This Release contains the entire agreement and representations between the Parties hereto with respect to the subject matter hereof. This Release supersedes and cancels any prior understanding or agreement between the parties hereto whether written or oral, express or implied. No modifications or amendments to this Release shall be effective unless in writing, signed by all Parties. {WS087179v1 } 339 B. In the event any provision hereof, or any portion of any provision hereof shall be deemed to be invalid, illegal or unenforceable, such invalidity, illegality, or unenforceability shall not affect the remaining portion of any provision, or of any other provision hereof, and each provision of this Release shall be deemed severable from all other provisions hereof. C. This Release shall be governed by the laws of the State of Arizona. Any litigation or court action arising under or related to this Release shall be filed in state or federal court in Maricopa County, State of Arizona. D. In the event a court action is brought to enforce or interpret this Release, the prevailing Party in that proceeding or action shall be entitled to reimbursement of all of its legal expenses, including, but not limited to, reasonable attorneys’ fees and court costs incurred. The prevailing Party shall be entitled to reimbursement of all such expenses both in the initial proceeding or action and on any appeal therefrom. E. This Release is binding on the Parties hereto and their respective successors, heirs, beneficiaries, agents, legal representatives, and assigns, and on any other persons claiming a right or interest through the Parties. F. This Release may be executed in any number of counterparts, all of which shall be deemed to constitute one and the same instrument, and each counterpart shall be deemed an original.

IN WITNESS WHEREOF, the Parties hereto affix their signatures and execute this Release as of the day and year first above written.

FRANCHISOR:

THE JOINT CORP.
A Delaware corporation

____
By:____________________________________
Its:____________________________________

FRANCHISEE:

____

____
By:____________________________________
Title:__________________________________

OWNERS:

	Owner's Residential Address:	Owner's % Ownership:
____________________________ Signature of Owner	____________________________	
____________________________ Printed/Typed Name of Owner	____________________________	______%
	Owner's Title/Position with Franchisee:	
____________________________ Signature of Owner's Spouse	____________________________	
____________________________ Printed/Typed Name of Spouse	Date: __________________, 200__	

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EXHIBIT M

LETTER OF INTENT

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LETTER OF INTENT FOR A THE JOINT CHIROPRACTIC FRANCHISE

Dear Prospective Franchisee:

Thank you for your interest in The Joint Chiropractic®. This Letter of Intent ("LOI") is a binding agreement between you (as identified below) and The Joint Corp., a Delaware corporation d/b/a The Joint Chiropractic ("we". "us", "our", or "The Joint")). The terms and conditions of this LOI are as follows:

1. With the signing of this LOI you will pay the sum of ten thousand dollars, $10,000 (Initial Application Fee "IAF").

   If we grant final approval to your completed application for a The Joint Chiropractic franchise and you later enter into a Franchise Agreement with us, then we will credit your entire IAF toward any up-front fees due from you to us under that Franchise Agreement. Otherwise, the IAF is nonrefundable. The IAF is fully earned (except only as set forth in Section 3(b) below) as a result of the time, energy and expertise devoted to you and which would otherwise be devoted to applicants or current franchisees seeking to purchase one of our The Joint Chiropractic franchises.

2. You are not permitted to sign this LOI or pay to us the IAF until after fourteen (14) calendar days from the date on which you received our Franchise Disclosure Document ("FDD"). After you sign this LOI, you may deliver to us (or to our representative): (a) the $10,000 IAF check made payable to "The Joint Chiropractic", and b) your signed and dated copy of this LOI.

3. Upon our counter-signature of this LOI and acceptance of your IAF, we will process your completed Franchise Application Package. We will promptly thereafter notify you in writing as to which of the following applies:

   a. Your application is rejected upon initial review. If this occurs, we will promptly refund to you your entire IAF.

   b. We will likewise refund to you your entire IAF if, after we notify you that your application is preliminarily approved, we inform you that your application did not receive final approval. However, if your failure to receive a business loan from a prospective lender that you identified then in order for you to receive a refund of your entire IAF under this provision, the following must have occurred. Namely you: (i) notified us if your written loan denial(s); and (ii) applied to, and received written denials from a maximum of three (3) prospective lenders that are identified for you by us.

4. Within one hundred and eighty (180) days after the executed date of this Agreement, you must:

   a. Locate, submit and receive our acceptance of, and secure (e.g., sign a lease) a suitable site at which to operate a The Joint Chiropractic location (a "Clinic"); and

   b. Sign our then-current form of the Franchise Agreement and pay the then current initial fees under the Franchise Agreement (provided that you must sign that agreement and pay the required fees thereunder no later than fourteen (14) calendar days after you sign a lease agreement for a The Joint Chiropractic Clinic according to the paragraph above).

If you do not sign a lease agreement for a The Joint Chiropractic franchise within one hundred and eighty (180) days after you sign this Agreement, you must provide us with a written request to extend your site selection due date. The request must state: (i) that you anticipate a delay; (ii) the reasons you believe are causing or have caused the delay; (iii) the efforts that you are making to proceed with securing the site for the franchise; and (iv) a future date by which you expect to sign a lease agreement for the franchise. In considering the request, we will not unreasonably withhold or delay our consent to an extension period that you have been diligently working in good faith to secure a site for the franchise.

{WS087179v1 } 342

5. You must obtain our written acceptance for a The Joint Chiropractic Clinic's proposed site before signing any lease, sublease, or other document for the site. We will not reasonably withhold our approval of a site that meets our criteria for demographic characteristics; traffic patterns; parking; character of neighborhoods; competition from, proximity to, and nature of other businesses; other commercial characteristics; and the proposed site's size, appearance, and other physical characteristics. We will review your proposed site location for the franchise after we receive the complete site report and other materials we request.

6. If we recommend a proposed site for the Clinic or give you any information regarding the proposed site, you acknowledge that this is not a representation or warranty of any kind, expressed or implied, of the proposed site's suitability for a The Joint Chiropractic Clinic or for any other purpose. Our recommendation indicates only that we believe that the site meets our then acceptable criteria. We are not responsible if a site we recommend does not meet your expectations.

7. We have the right to review and accept the terms of any lease, sublease, for the site before you sign it. Our review and acceptance of the lease or sublease is not a guarantee or warranty, expressed or implied, of the success or profitability of a The Joint Chiropractic Clinic operated at the site. Our review and acceptance indicates only that we believe that the site and lease terms meet our then acceptable criteria and includes the necessary lease provisions we require.

8. Upon our acceptance of a proposed site, you will execute the Franchise Agreement in the form delivered to you.

9. This LOI does not create nor promise to you a The Joint Chiropractic franchise. You would only acquire such franchise rights if and when we and you were to enter into a Franchise Agreement.

10. If we approve your application, we may possibly share with you certain of our proprietary and confidential training materials prior to your entering into a franchise agreement with us. If this occurs, you understand and herby agree that if you do not for whatever, reason enter into a franchise agreement with us, you will not: (i) use these training materials for any non-The Joint Chiropractic purpose, and (ii) disclose those proprietary and confidential training materials to anyone other than your co-applicants (if any), your employees that would work at your franchised Clinic (if any), and your professional advisors (e.g. attorney, accountant).

11. Your rights under this LOI are personal to you and may not be sold, transferred, assigned pledged or encumbered to any third party.

12. We may terminate this LOI at any time prior to the LOI "Conclusion Date" by providing written notice to you: (a) if we learn that you have been made false, misleading, inaccurate or incomplete statements to us or to any of our representatives in the course of any communication or application submitted to us; or (b) have received or relied upon any representations by us or by any of our authorized representatives that are contrary to the terms and conditions of this LOI or of the FDD.

13. By your execution of this LOI, you promise to us that you: (a) had full opportunity to review this LOI, the Initial Application Fee and the FDD with your professional advisors before signing; (b) are signing this LOI after having made such independent investigation of us and our operations as you desire; and (c) have not received nor relied upon any representations by us or by any of our authorized representatives that are contrary to the terms and conditions of this LOI or of the FDD.

14. This Agreement is neither an offer by us nor a contract for the acquisition of a franchise, license, or other rights. Only the execution of the Franchise Agreement by you and us will bind you and us to a franchise relationship.

{WS087179v1 }

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{WS087179v1 } 344 15. You shall indemnify and hold harmless The Joint, its subsidiaries, affiliates, predecessors, successors and assigns, and each of their respective officers, directors and employees, harmless from and against any and all loss, liability, claims, demands or suits (including, without limitation, reasonable attorneys’ fees and expenses) which arise out of: (i) the breach of this LOI or any of the representations, warranties or agreements made by you in this LOI (including, without limitation, damages caused by any violations by law by you); or (ii) the alleged negligence or intentional misconduct of you, your employees, agents, affiliates, assigns, independent contractors, officers, directors or principals. 16. This LOI and the rights and obligations of the parties hereto shall be governed by and construed in accordance with laws of the State of Arizona, without giving effect to the principles thereof relating to the conflicts of laws. 17. All notices, requests, consents, approvals, agreements, authorizations, waivers, and other communications required or permitted under this LOI shall be in writing and shall be deemed given when sent by email or delivered by hand to the addresses of the parties, or one or more of the active and customary email addresses used by, and exchanged between, the parties). 18. Notwithstanding any limited rights granted in this LOI, The Joint shall retain its sole and absolute property and ownership rights to all forms of proprietary rights, titles, interests, and ownership relating to patents, copyrights, trademarks, trade dresses, trade secrets, knowhow, mask works, droit moral (moral rights), and all similar rights of every type that may exist now or in the future in any jurisdiction, including without limitation all applications and registrations therefore. 19. Each party shall comply in all respects with all applicable legal requirements governing the duties, obligations, and business practices of that party and shall obtain any permits or licenses necessary for its operations. Neither party shall take any action in violation of any applicable legal requirement that could result in liability being imposed on the other party. 20. You shall have no right to use The Joint’s name, logos or trademarks or otherwise promote or publicize any relationship with The Joint or any benefits The Joint has or may derive from this Agreement, without obtaining prior express written consent from The Joint’s legal department. Any provisions that contradict or conflict with the terms of this section shall be wholly void and unenforceable. 21. This LOI may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one agreement between the Parties. If any provision of this LOI is held by a court of competent jurisdiction to be contrary to applicable law, then the remaining provisions of this LOI shall remain in full force and effect. The captions used herein are inserted only as a matter of convenience and for reference and in no way define, limit, or describe the scope or the intent of any section or paragraph hereof. This LOI represents the entire agreement between the parties with respect to its subject matter hereto, and there are no other representations, understandings or agreements between the parties relative to such subject matter. No amendment to, or change, waiver or discharge of, any provision of this LOI shall be valid unless in writing and signed by an authorized representative of each of the undersigned parties. {WS087179v1 } 345 AGREED AND ACCEPTED AS OF THE EFFECTIVE DATE PROSPECTIVE FRANCHISEE (“YOU”) Signature: _____________________ Printed Name: __________________ Position: _______________________ Date: __________________________ FRANCHISOR THE JOINT CORP., a Delaware corporation Signature: ______________________ Printed Name: ___________________ Position: _________________________ *Date: ___________________________ *Effective Date = date of The Joint’s counter-signature {WS087179v1 } - 1 - EXHIBIT N ASSET AND FRANCHISE AGREEMENT PURCHASE AGREEMENT {WS087179v1 } - 2 - ASSET AND FRANCHISE AGREEMENT PURCHASE AGREEMENT THIS ASSET AND FRANCHISE AGREEMENT PURCHASE AGREEMENT (“Agreement”) is made and entered into on the date last set forth below on the signature page (“Effective Date”), by and between The Joint Corp., a Delaware corporation (“TJC”), and _________________________________, a ________________ corporation/limited liability company (collectively, “Seller” and as applicable, “Lessee”). TJC, Seller, and Lessee shall at times each be referred to individually as a “Party,” or collectively as the “Parties.” Background: A. The Seller is the franchisee under a franchise agreement with TJC for The Joint Chiropractic franchise number ___________ known as the _________________ “Clinic,” located at ___________________________________ (the “Subject Franchise”); B. Seller will sell to TJC, and TJC will purchase from Seller, all of Seller’s interest in the Subject Franchise and the “Franchise Agreement” (as defined below), on the terms and conditions set forth in this Agreement; and C. The Parties, in conjunction with this Asset and Franchise Agreement Purchase Agreement, mutually desire to terminate the “Franchise Agreement” (as defined below) as set forth below. The Franchisee will surrender the Territory and mutually terminate the Franchise Agreement, other than Franchisee’s “Post-Termination Obligations” (as defined below). NOW, THEREFORE, in consideration of the mutual agreements, covenants and undertakings herein contained and other valuable consideration, the adequacy of which is acknowledged by all Parties, the Parties hereby agree as follows: 1. Purchase and Sale (a) Except as provided herein, at the “Closing" (as hereinafter defined in Section 5) of the transactions contemplated hereby, Seller and Lessee shall sell, assign, transfer and deliver, or cause its affiliates to assign, transfer and deliver, to TJC, and TJC shall purchase and accept from Seller, Lessee, and/or their affiliates, the “Assets” (as defined below); free and clear of any and all liens, claims (including, without limitation, title claims and claims of taxing authorities), encumbrances, pledges, security interests or charges of any kind whatsoever, and shall assume the obligations only as specifically stated herein, for the purchase price set forth in Section 4 hereof. (b) For purposes of this Agreement, “Assets” shall mean: (i) the franchise agreement between Seller and TJC dated ____________________ for the Subject Franchise, as more particularly described in Schedule 1(b)(i) attached hereto as and made a part hereof, without any transfer fees (as amended, the “Franchise Agreement”); (ii) all of Seller’s and Lessee’s interest in equipment, machinery, tools, maintenance supplies, fixed assets, office equipment, leasehold improvements, furniture, fixtures, inventories and supplies and other similar items of tangible personal property (together the “Personal Property”) used or held for use by Seller in the Subject Franchise, which is more particularly listed and described in Schedule 1(b)(ii) attached hereto and made a part hereof;

{WS087179v1 } - 3 - (iii) all of Seller’s interest in any membership agreements, prepaid services packages and other agreements or arrangements Seller has made with patients of the Subject Franchise, together with any deposits or prepayments (for packages or otherwise) made by any patients covered by such agreements or arrangements to the extent related to services to be performed after Closing (hereinafter, the “Prepayment Balance”); (iv) the trademarks, trade names, copyrights and all other intellectual property rights of Seller associated with the Subject Franchise and all of Seller’s goodwill attributable to the Subject Franchise; (v) all telephone numbers and domain names associated with the Subject Franchise; (vi) copies of all medical records with respect to patients of the Subject Franchise and all documents and records in the possession of Seller pertaining to patients and employees of the Subject Franchise; (vii) to the extent transferable, all licenses, government approvals and permits and all other approvals and permits relating to the Subject Franchise; (viii) all of Lessee’s interests as tenant (including leasehold improvements) under its leases for the premises occupied by the Subject Franchise, a copy of which is attached hereto as Exhibit A and made a part hereof (hereinafter, the “Lease”); and (ix) the agreements and contracts which TJC has expressly agreed to assume and which are listed on Schedule 1(b)(ix) (together, the “Assumed Contracts”). (c) Termination of Franchise Agreement. As of the Effective Date, the Parties hereby agree that effective as of the Effective Date, the Franchise Agreement, along with any addendums, amendments, exhibits, security agreements related to the Franchise Agreement, and all of the Parties’ rights and obligations thereunder, shall be terminated and of no further force and effect subject to the following: All obligations imposed upon Franchisee under this Termination and Release, and the Franchise Agreement that survive the termination, expiration or transfer of the Franchise Agreement, including but not limited to the “Post-Termination Obligations” and the “Survival Provisions” (without limitation Section 16 of the Franchise Agreement), shall survive and Franchisee agrees to comply with all such Post-Termination Obligations and Survival Provisions as applicable to each in accordance with the terms of the Franchise Agreement notwithstanding its termination. Notwithstanding the foregoing, the Post-Termination Obligations and Survival Provisions related to competition or covenants not-to-compete, shall not be enforced by Franchisor (excepting any usage of Trade Secrets, Confidential Information or the Marks as defined in the Franchise Agreement). 2. Excluded Assets Notwithstanding anything to the contrary contained in this Agreement, it is expressly acknowledged by TJC that Seller will not be conveying to TJC (a) any cash, cash equivalents, working capital, or accounts receivable (other than accounts receivable under membership agreements or other arrangements described in Section 1(b)(iii) above for periods after Closing), (b) any of the proceeds of the transaction described in this Agreement, and (c) the items listed on the attached Schedule 2 (collectively, the “Excluded Assets”). 3. No Assumption of Liabilities {WS087179v1 } - 4 - Except as expressly provided in this Agreement, TJC shall not assume any debts, liabilities or obligations of Seller, Lessee or their shareholders, members, affiliates, officers, employees or agents of any nature, whether known or unknown, fixed or contingent, including, but not limited to, debts, liabilities or obligations with regard or in any way relating to any contracts (including, without limitation, any of the following: (i) employment or management agreements; (ii) stock transfer agreements; (iii) medical direction agreements; or (iv) any other documents related to the business, leases for real or personal property, trade payables, tax liabilities, disclosure obligations, product liabilities, liabilities to any regulatory authorities, liabilities relating to any claims, litigation or judgments, any pension, profit- sharing or other retirement plans, any medical, dental, hospitalization, life, disability or other benefit plans, any stock ownership, stock purchase, deferred compensation, performance share, bonus or other incentive plans, or any other similar plans, agreements, arrangements or understandings which Seller, Lessee, or any of their affiliates, maintain, sponsor or are required to make contributions to, in which any employee of Seller or Lessee participate or under which any such employee is entitled, by reason of such employment, to any benefits (collectively the (“Excluded Liabilities”). For the avoidance of doubt, any liability under any lease for real property for the Subject Franchise, whether or not assumed by TJC, for the period before Closing, shall be an Excluded Liability. However, any liability for periods after Closing under any assigned lease for real property for a Subject Franchise shall not be an Excluded Liability. 4. Payment of Purchase Price (a) The purchase price to be paid by TJC for the Assets (the “Purchase Price”) is _____________________________________ ($______________), subject to adjustment as set forth in Section 4(d) (“Purchase Price”); (b) TJC will pay to Seller the amount of ___________________ in _______________ by wire or business check (unless a promissory note applies) one (1) day of the Closing Date, less the following items: (i) any amounts to be paid to third parties in connection with the satisfaction of liens or security interests affecting the Assets; (ii) any amounts required to be paid to the landlord in connection with the assignment of the Lease; (iii) that portion of the Prepayment Balance that was sold and collected by Seller after _________________ and is still outstanding; and (iv) any outstanding or accrued royalties, advertising contributions and other fees under the Franchise Agreement through the “Closing Date” (as hereinafter defined in Section 5) (collectively, the “FA Fees”); (c) Subject to Section 4(d) below, the ___________________ balance of the Purchase Price (the “Purchase Price Balance”) shall be paid by TJC to Seller ninety (90) calendar days after the Closing Date (the “Purchase Price Balance Due Date”); and (d) Within ninety (90) days after Closing Date, the Purchase Price Balance shall be adjusted by appropriate pro-rations for rent, state and local real estate taxes and transfer taxes, sales tax, service and utility contracts, any merchant card collections on account of the Subject Franchise only for periods after the Closing, balance of any security deposit held by the landlord under the Lease that transfers to TJC, and/or FA Fees, payroll and employee related payments related to the Subject Franchise in respect of periods prior to Closing (the “Adjustments”). The Parties shall cooperate to determine the amounts of the Adjustments, and shall use commercially reasonable efforts to determine amounts within ninety (90) days after Closing Date and shall reimburse the other party as necessary and as detailed below. The agreed amount of the Adjustments shall be documented by a written calculation signed by the Parties hereto (the “Adjustment Agreement”). In the event that the Parties agree that the Adjustments in favor of Seller are greater than the Adjustments in favor of TJC, TJC shall remit the net amount of Adjustments to Seller along with the remittance of the Purchase Price Balance on the Purchase Price Balance Due Date. In the event that the Parties agree that the Adjustments in favor of TJC are greater than the Adjustments in {WS087179v1 } - 5 - favor of Seller, the Purchase Price Balance shall be reduced by the net amount of the Adjustments. Any Adjustments received by TJC following the ninety (90)-day period shall be remitted to the Seller by written notice within sixty (60) days of TJC’s receipt, upon which Seller shall remit to TJC the amount of those Adjustments within thirty (30) days of such written notice. 5. Closing Subject to the satisfaction or waiver of the conditions described in Sections 9 and 10, the Closing of the transactions described herein shall take place on or about __________________, but in any event no later than ____________________, at such time as the Parties agree. The date on which the Closing takes place is referred to in this Agreement as the “Closing Date.” At the Closing, Seller shall deliver, or cause its affiliates to deliver, such bills of sale, assignments, certificates and other documents and instruments as may reasonably be requested by TJC to carry out the transfer and assignment to TJC of the Assets, including execution of the “Bill of Sale and Assignment,” attached hereto at Exhibit B. Following the Closing, the Parties shall cooperate fully with each other and shall make available to the other, as reasonably requested and at the expense of the requesting party, and to any taxing or regulatory authority, all information, records or documents relating to tax obligations, financial reporting and audit records, and regulatory compliance matters of Seller for all periods on or prior to the Closing Date, and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations and extensions thereof. 6. Representations, Warranties and Covenants of Seller and the Lessee Seller and Lessee, where applicable, hereby jointly and severally represent and warrant to TJC as follows, and further memorialized hereto at Exhibit D – Seller’s Certificate: (a) Organization. Lessee is a corporation duly organized and validly subsisting under the laws of the State of California, and each of Seller and Lessee have full power and authority to conduct its business as it is now being conducted, and to execute, deliver and perform this Agreement. (b) Authority. Neither Seller or Lessee is a party to, subject to, or bound by any agreement, judgment, order, writ, injunction, or decree of any court or governmental body that prevents or impairs the carrying out of this Agreement. The execution, delivery and performance of this Agreement and all other documents, instruments and agreements contemplated hereby have been duly authorized by all required corporate, limited liability company or limited partnership action of Seller and Lessee. All other actions (including all action required by state law and by the organizational documents of Lessee) necessary to authorize the execution, delivery and performance by Seller and Lessee of this Agreement, the bills of sale transferring the Assets, the assignments in connection herewith and the other documents, instruments and agreements necessary or appropriate to carry out the transactions herein contemplated, have been taken by Seller and Lessee. Upon the execution of this Agreement and the other documents and instruments contemplated hereby by Seller and the Lessee (and assuming the due execution and delivery by the other parties), this Agreement and such other documents and instruments will be the valid and legally binding obligations of Seller and the Lessee, enforceable against each of them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth on Schedule 6(b), no authorization, consent, approval or other order of, declaration to or filing with any third party, including any governmental body or authority is required for the approval or consummation by Seller or the Lessee of the transactions contemplated by this Agreement. Seller and the Lessee agree that {WS087179v1 } - 6 - assignment of the Lease shall not be subject to or contingent upon any novation or any release of any principal obligor or guarantor thereunder. (c) Taxes. Seller has filed when due in accordance with all applicable laws (or properly and timely filed an extension therefor) all tax returns required under applicable statutes, rules or regulations to be filed by it. As of the time of filing, such returns were accurate and complete in all material respects. All taxes due with respect to Seller and the Assets, and all additional assessments received, have been paid. Seller is not delinquent in the payment of any such tax and none has requested any extension of time within which to file any tax return, which return has not since been filed. There are no federal, state, local or other tax liens outstanding on any of the Assets being sold hereunder. (d) Title to and Condition of Assets. Seller and Lessee have good and marketable title to (or, with respect to any Assets that are leased, a valid leasehold interest in) all of the Assets to be acquired by TJC at the Closing, free from any liens, adverse claims, security interest, rights of other parties or like encumbrances of any nature. The Assets consisting of physical property are in good condition and working order, normal wear and tear excepted, and function properly for their intended uses. (e) Compliance with Laws. To the best of Seller’s and Lessee’s knowledge, neither Seller, Lessee nor the Subject Franchise is in violation of, nor are they or any of them subject to any liability in respect of, any federal, state, county, township, city or municipal laws, codes, regulations or ordinances (including without limitation those relating to environmental protection, health, hazardous or toxic substances, fire or safety hazards, occupational safety, labor laws, employment discrimination, subdivision, building or zoning) with respect to the conduct of the Subject Franchise, nor has Seller or Lessee received any notices of investigation or violation pertaining to any such matters. To the best of Seller’s and Lessee’s knowledge, Seller and Lessee have, and all professional employees or agents of Seller and Lessee have, all licenses, franchises, permits, authorizations or approvals from all governmental or regulatory authorities required for the conduct of the Subject Franchise and neither Seller nor the professional employees or agents of Seller and Lessee have violated any such license, franchise, permit, authorization or approval or any terms or conditions thereof. (f) Litigation. There is no action, suit or proceeding pending, threatened against or affecting the Assets, or relating to or arising out of, the ownership or operation of the Assets, including claims by employees of the Subject Franchise. (g) Employees. Schedule 6(g) attached hereto contains a complete and correct list of the name, position, current rate of compensation and any vacation or holiday pay and any other compensation arrangements or fringe benefits, of each current employee of Seller who is directly employed in the Subject Franchise (collectively, the “Employees”). Seller hereby agrees to terminate all of the Employees as of the Closing Date and pay any and all compensation due the Employees through the Closing Date; including, but not limited to, all base pay, hourly pay, bonuses and commission, vacation and sick time, and any severance obligations. (h) Contracts. Seller and Lessee have delivered to TJC copies of any and all material contracts, leases, agreements, software licensing agreements, or commitments, unless customarily kept in non-physical, non-pdf format or other digital document format, with respect to the Assets or the Subject Franchise. Except as set forth in Schedule 6(h), no consent or approval of any third party is required for the assignment to TJC of any contracts that TJC is assuming pursuant to Sections 1(b)(iii), (vi), (vii), (viii), and (ix). (i) Financial Statements. Seller has delivered to TJC the financial statements for the Subject

{WS087179v1 } - 7 - Franchise as of and for the calendar years 2017, 2018, 2019 and the first three months of 2020 (collectively, the “Financial Statements”). The Financial Statements fairly present and will fairly present the financial position and results of operations of the Subject Franchise as of and for the periods presented. (j) Claims. Neither Seller, Lessee, nor any other person who holds or has ever held a direct or indirect interest in the Subject Franchise has any claim, demand, or cause of action for damages of any kind whatsoever, whether known or unknown, against TJC or its officers, directors, employees, attorneys, agents, successors and assigns by reason of any event, occurrence or omission arising under, or relating to, the Subject Franchise. (k) Pre-Closing Operations. Until such time as the Subject Franchise has been transferred and assigned to TJC, Seller and the Lessee shall continue to operate the Subject Franchise in a commercially reasonable manner (including without limitation, engaging in the sale of any products or packages at discounted amounts, or other revenue “stuffing” activities), consistent with the respective franchise agreement, and neither the Seller nor Lessee shall take any actions or operate the Subject Franchise in such a way as to cause or precipitate any diminution in their prospective, post-closing sales or any material shift in their prospective, post-closing revenue streams. (l) Due Diligence Request. Seller and Lessee agree and acknowledge that TJC delivered the Due Diligence Request attached hereto at Exhibit E. Seller further warrants, represents and covenants that it has disclosed all material disclosures, documentation and information responsive to the Due Diligence Request. (m) Personal Guarantee. As an inducement and as a condition of TJC to enter into this Agreement, _____________________ agrees individually, and as the sole shareholder of Seller and Lessee, to jointly and severally personally guarantee Seller’s and Lessee’s performance, representations, covenants, and obligations under this Agreement. 7. TJC’s Representations and Warranties TJC represents and warrants to Seller and the Lessee as follows: (a) Organization of TJC. TJC is a corporation duly organized and validly subsisting under the laws of the state of Delaware, and TJC has full power and authority to conduct its business as it is now being conducted, and to execute, deliver and perform this Agreement. (b) Authorization. TJC is not a party to, subject to or bound by any agreement, judgment, order, writ, injunction, or decree of any court or governmental body that prevents or impairs the carrying out of this Agreement. The execution, delivery and performance of this Agreement and all other documents, instruments and agreements contemplated hereby have been duly authorized by TJC’s Board of Directors. All other actions (including all action required by state law and by the organizational documents of TJC) necessary to authorize the execution, delivery and performance by TJC of this Agreement, the Note, the bill of sale transferring the Assets, the assignments in connection herewith and the other documents, instruments and agreements necessary or appropriate to carry out the transactions herein contemplated, have been taken by TJC. Upon the execution of this Agreement and the other documents and instruments contemplated hereby by TJC, this Agreement and such other documents and instruments will be the valid and legally binding obligations of TJC, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of {WS087179v1 } - 8 - equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). (c) No Consent or Approval Required. No authorization, consent, approval or other order of, declaration to or filing with any governmental body or authority, including, without limitation, with respect to environmental matters, is required for the consummation by TJC of the transactions contemplated by this Agreement. (d) No Violation of Other Agreements. Neither the execution and delivery of this Agreement nor compliance with the terms and conditions of this Agreement by TJC will breach or conflict with any of the terms, conditions or provisions of any agreement or instrument to which TJC is or may be bound or constitute a default thereunder or result in a termination of any such agreement or instrument. (e) Financial Capability. TJC will have at Closing, sufficient internal funds available to pay the Purchase Price and any fees or expenses incurred by TJC in connection with the transactions contemplated hereby. 8. Pre-C losing E vents (a) General. Pending Closing, the Parties shall use commercially reasonable efforts to take all actions that may be necessary to close the transaction in accordance with the terms of this Agreement (but TJC shall not be required to waive any of the TJC Closing Conditions, and Seller and the Lessee shall not be required to waive any of the Seller Closing Conditions). (b) Conduct of Business. Pending Closing, Seller and the Lessee shall: (i) conduct the business of the Subject Franchise in the ordinary course and use commercially reasonable efforts, in consultation with (but without being bound by) TJC’s transition management team personnel, to maintain and grow the business of the Subject Franchise and to preserve their goodwill and advantageous relationships with patients, employees, suppliers and other persons having business dealings with the Subject Franchise. In clarification of the foregoing, Seller and Lessee hereby acknowledge and agree that they shall not sell Heavily Discounted Prepaid Packages from the Subject Franchise from April 20, 2020 until the Closing Date. “Heavily Discounted Prepaid Packages” shall mean prepaid packages that are priced below the average pricing Seller and Lessee sold prepaid packages at the Subject Franchise during the preceding two years; and (ii) not take any affirmative action that results in the occurrence of an event of default under any contract or agreement to which Seller is a party and take any reasonable action within Seller’s control that would avoid the occurrence of such default. (c) Access to Information. Pending Closing, Seller and the Lessee shall: (i) afford TJC and its representatives (including its lawyers, accountants, consultants and the like) reasonable access during normal business hours, but without unreasonable interference with operations, to the Seller’s and Lessee’s books and records and other documents relating to the Subject Franchise; (ii) respond to reasonable inquires by TJC and its representatives regarding Seller and Lessee; {WS087179v1 } - 9 - (iii) cause Seller and Lessee to furnish TJC and its representatives with all information and copies of all documents concerning Seller that TJC and its representatives reasonably request; (iv) deliver to TJC, Seller’s financial statements for the period between January 1, 2019 and the end of the last full month before Closing; and (v) otherwise cooperate with TJC in its due diligence activities. (d) Notice of Developments. Pending Closing, Seller and the Lessee shall promptly give notice to TJC of: (i) any fact or circumstance of which Seller or Lessee becomes aware that causes or constitutes a material inaccuracy in or material breach of any of Seller’s or Lessee’s representations and warranties in Section 6 as of the date of this Agreement; (ii) any fact or circumstance of which Seller or Lessee becomes aware that would cause or constitute a material inaccuracy in or material breach of any of Seller’s or Lessee’s representations and warranties in Section 6 if those representations and warranties were made on and as of the date of occurrence or discovery of the fact or circumstance; or (iii) the occurrence of any event of which Seller or Lessee becomes aware that reasonably could be expected to make satisfaction of any TJC Closing Condition impossible or unlikely. (e) Supplements to Schedules. Pending Closing, Seller and Lessee may supplement or correct the Schedules to this Agreement as necessary to insure their completeness and accuracy. No supplement or correction to any Schedule or Schedules to this Agreement shall be effective, however, to cure any breach or inaccuracy in any of the representations and warranties; but if TJC does not exercise its right to terminate this Agreement under Section 12 and closes the transaction, the supplement or correction shall constitute an amendment of the Schedule or Schedules to which it relates for all purposes of this Agreement. 9. TJC Closing Conditions Except as provided herein, TJC’s obligation to close the transaction is subject to the satisfaction of each of the following conditions (the “TJC Closing Conditions”) at or prior to Closing: (a) Seller’s and the Lessee’s representations, warranties and covenants in Section 6, as qualified or limited by any exceptions in the Schedules to Section 6, are true, correct and fulfilled on the Closing Date as if made at and as of Closing (other than representations and warranties that address matters as of a certain date, which were true and correct as of that date); (b) Seller and the Lessee have executed and delivered all of the documents and instruments that they are required to execute and deliver or enter into prior to or at Closing, and have performed, complied with or satisfied in all material respects all of the other obligations, agreements and conditions under this Agreement that they are required to perform, comply with or satisfy at or prior to Closing, and Seller and the Lessee shall have delivered to TJC properly executed and notarized releases (in form and substance acceptable to TJC, in its sole and absolute discretion) from any and all third parties from whom waivers, releases and/or approvals are necessary (in TJC’s sole and absolute discretion) to effectuate the {WS087179v1 } - 10 - transfer of the Assets to TJC free and clear of any and all third party interests, claims, liens or security interests; (c) no material adverse change in the Seller’s and Lessee’s assets, financial condition, operations, operating results or prospects relating to the Subject Franchise has occurred since the date of this Agreement; (d) no suit has been initiated or threatened by a third party that challenges or seeks damages or other relief in connection with the transaction or that could have the effect of preventing, delaying, making illegal or otherwise interfering with the transaction; (e) Seller and Lessee have obtained and delivered to TJC all consents listed on Schedule 6(h); (f) Seller has terminated all of the Employees as of the Closing Date and paid all wages, bonuses, commissions, vacation and sick pay, benefits and any applicable severance to such Employees as of the Closing Date; and TJC has reached satisfactory rehiring terms with those of the Employees it wants to retain going forward, with such determination to be made in TJC’s sole and absolute discretion; (g) Seller and Lessee have obtained consents to the assignment of, and estoppel letters under, the Lease attached hereto as Exhibit A, relating to the premises of the Subject Franchise, in a form reasonably acceptable to TJC. (h) TJC has received the approval of its Board of Directors to close the transaction contemplated by this Agreement; (i) TJC has completed its due diligence activities under Section 8 above to its satisfaction, with such determination to be made in TJC’s sole and absolute discretion; (j) The Seller and the Lessee have executed and delivered, in a form reasonably acceptable to TJC, releases of all Claims against TJC, its officers, directors, employees, attorneys, agents, successors and assigns, arising prior to the Closing, in form and substance acceptable to TJC in its sole discretion; (k) Seller and Lessee, as applicable, have delivered payoff letters and releases of security interests or liens from any secured lenders or lessors; and (l) Seller and Lessee have terminated that certain “Management Agreement” dated __________________ by and between _____________________ and _____________________________; TJC may waive any condition specified in this Section 9 by a written waiver delivered to Seller or Lessee at any time prior to or at Closing. 10. Seller’s Closing Conditions Seller’s and Lessee’s obligation to close the transaction is subject to the satisfaction of each of the following conditions (the “Seller Closing Conditions”) at or prior to Closing: (a) TJC’s representations and warranties in Section 7 were true and correct as of the date of this Agreement and are true and correct on the Closing Date as if made at and as of Closing;

{WS087179v1 } - 11 - (b) TJC has executed and delivered all of the documents and instruments that it is required to execute and deliver or enter into prior to or at Closing, and has performed, complied with or satisfied in all material respects all of the other obligations, agreements and conditions under this Agreement that it is required to perform, comply with or satisfy prior to or at Closing; and (c) no suit has been initiated or threatened by a third party since the date of this Agreement that challenges or seeks damages or other relief in connection with the transaction or that could seeks to prevent the transaction. Seller and Lessee may waive any condition specified in this Section 10 by a written waiver delivered to TJC at any time prior to or at Closing. 11. Non-Competition; Non-Solicitation; Confidentiality (a) Definitions. Wherever used in this Section 11, the term “TJC” shall refer to TJC and any affiliate, subsidiary, or any successor or assign of TJC. Wherever used in this Section, the phrase “directly or indirectly” includes, but is not limited to, acting, either personally or as principal, owner, shareholder, member, employee, independent contractor, agent, manager, partner, joint venturer, consultant, or in any other capacity or by means of any corporate or other device, or acting through the spouse, children, parents, brothers, sisters, or any other relatives, friends, invitees, agents, or associates of any of the undersigned parties. Wherever used in this Section, the term “employees” shall refer to employees of TJC; any affiliate, subsidiary, or any successor or assign of TJC; and any franchisee of TJC existing as of the date of this Agreement and, to the extent allowable by law, any other person that has been an employee (as defined above) in the twelve (12) months preceding the date of this Agreement. Whenever used in this Section, the term “Confidential Information” shall be defined as provided in Section 9 of Seller’s franchise agreement with TJC, which provisions are hereby incorporated by reference and shall expressly further include any audio or video recordings possessed by Seller and/or Lessee of conversations between TJC’s employees and both Seller and/or Lessee, if applicable. “Confidential Information” shall also include the terms of this Agreement, and any related communications or negotiations thereto; unless the disclosure of such information shall be required of the Parties for the purposes of tax or legal disclosures. (b) Consideration. The undersigned parties acknowledge that consideration for this Agreement has been provided and is adequate. (c) Need for this Agreement. The undersigned parties recognize that in the highly competitive business in which TJC and its affiliates and franchisees are engaged, preservation of Confidential Information is crucial and personal contact is important in securing new franchisees and employees, and retaining the goodwill of present franchisees, employees, customers, and suppliers. Personal contact is a valuable asset and is an integral part of protecting the business of TJC. Seller and the Lessee recognize that each of them has had substantial contact with TJC’s employees, customers, consultants, vendors and suppliers and Confidential Information. For that reason, Seller and the Lessee may be in a position to take for his, her or its benefit the goodwill TJC has with its employees and customers (patients) and Confidential Information now or in the future. If Seller or the Lessee at any time after Closing takes advantage of such Confidential Information or goodwill for their own benefit, then the competitive advantage that TJC has created through its efforts and investment will be irreparably harmed. (d) Non-Competition with TJC. Seller and Lessee agree that, for thirty six (36) months following the date of Closing, neither Seller nor the Lessee, will have any direct or indirect interest (e.g., through a spouse, common law or otherwise) as a disclosed or beneficial owner, investor, partner, {WS087179v1 } - 12 - director, officer, employee, consultant, representative or agent, or in any other capacity, in any Chiropractic Business located or operating within twenty-five (25) miles of any chiropractic clinic currently or within such thirty-six (36) month period owned by TJC or operated by a TJC third party independent franchisee. The term “Chiropractic Business” means any business which derives more than Ten Thousand Dollars ($10,000.00) of revenue per year from the performance of chiropractic or related services, or any business which grants franchises or licenses to others to operate such a business, with the sole exception of (i) a regional developer license granted by TJC or (ii) a franchise operated under a franchise agreement with TJC. (e) Non-Solicitation of TJC’s Employees. Seller and Lessee agree that for twelve (12) months after the date of this Agreement, it, he or she will not directly or indirectly: (a) induce, canvas, solicit, or request or advise any employees, suppliers, vendors or consultants of TJC, or any TJC franchisee or affiliated professional corporation to accept employment with any person, firm, or business that competes with any business of TJC or any TJC franchisee or affiliated professional corporation; or (b) induce, request, or advise any employee of TJC or TJC franchisee or affiliated professional corporation to terminate such employee’s relationship with TJC or any TJC franchisee or affiliated professional corporation; or (c) disclose to any other person, firm, partnership, corporation or other entity, the names, addresses or telephone numbers of any of the employees of TJC or any TJC franchisee or affiliated professional corporation, except as required by law. (f) Non-solicitation of TJC’s Customers (Patients). Seller and Lessee each agrees that for thirty six (36) months after the date of this Agreement, it, he or she will not directly or indirectly: (a) induce, canvas, solicit, or request or advise any customers of TJC or any TJC franchisee or affiliated professional corporation to become customers of any person, firm, or business that competes with any business of TJC or any TJC franchisee or affiliated professional corporation; or (b) induce, request or advise any customer of TJC or any TJC franchisee or affiliated professional corporation to terminate or decrease such customer’s relationship with TJC or any TJC franchisee or affiliated professional corporation; or (c) disclose to any other person, firm, partnership, corporation or other entity, the names, addresses or telephone numbers of any of the customers of TJC or any TJC franchisee or affiliated professional corporation, except as required by law. (g) Confidential Information. Seller and Lessee agree at all times following the date of this Agreement, to hold the Confidential Information in the strictest confidence and not to use such Confidential Information for Seller’s or Lessee’s personal benefit, or the benefit of any other person or entity other than TJC, or disclose it directly or indirectly to any person or entity without TJC’s express authorization or written consent. Seller and the Lessee fully understand the need to protect the Confidential Information and all other confidential materials and agree to use all reasonable care to prevent unauthorized persons from obtaining access to Confidential Information at any time. (h) Tolling. To ensure that TJC will receive the full benefit of this Section 11, the provisions of Subsections (d), (e) and (f) of this Section 11 will shall be extended by a length of time equal to (i) the period during which Seller or Lessee is in violation of Seller or the Lessee’s agreements under such Subsections, and (ii) without duplication, any period during which litigation that TJC institutes to enforce the Seller or Lessee’s agreements under such Subsections is pending (to the extent that Seller or Lessee is in violation of Seller’s or Lessee’s agreements under such Subsections during this period). (i) Non-Disparagement: Each of the Parties expressly covenant and agree not to make any false representations, or to defame, disparage, discredit or deprecate any of the other Parties or otherwise communicate with any person or entity in a manner intending to damage any of the other Parties, the business conducted by any of the other Parties, or the reputation of any of the other Parties. For purposes {WS087179v1 } - 13 - of clarity, the obligations in this Section apply to all methods of communications, including the making of statements or representations through direct verbal or written communication as well as the making of statements or representations on the Internet, through social media sites or through any other verbal, digital or electronic method of communication. The obligations in this Section also prohibit the Parties from indirectly violating this Section by influencing or encouraging third parties to engage in activities that would constitute a violation of this Section if conducted directly by one of the Parties. 12. Termination (a) This Agreement may be terminated by TJC, upon notice to Seller and the Lessee, if prior to or at Closing: (i) Seller or Lessee defaults in the performance of any of their material obligations under this Agreement and the default is not cured within five business days after TJC gives notice of the default to Seller and the Lessee; or (ii) any TJC Closing Condition is not satisfied as of June 4, 2020, or satisfaction of any TJC Closing Condition is or becomes impossible (other than as a result of TJC’s breach of or failure to perform its obligations under this Agreement), and TJC does not waive satisfaction of the condition; or (iii) Closing does not occur on or before June 16, 2020 (other than as a result of TJC’s breach of or failure to perform its obligations under this Agreement). (b) This Agreement may be terminated by Seller upon notice to TJC, if prior to or at Closing: (i) TJC defaults in the performance of any of its material obligations under this Agreement and the default is not cured within five (5) Business Days after Seller gives notice of the default to TJC; (ii) any Seller Closing Condition is not satisfied as of June 4, 2020, or satisfaction of any Seller Closing Condition is or becomes impossible (other than as a result of Seller’s, or Lessee’s breach of or failure to perform their obligations under this Agreement) and Seller does not waive satisfaction of the condition; or (iii) Closing has not occurred by June 16, 2020 (other than as a result of Seller’s, or Lessee’s breach of or failure to perform their obligations under this Agreement); or (c) This Agreement may be terminated by the written agreement of the Parties. (d) The right of termination under this Section 12 is in addition to any other rights that a party may have under this Agreement or otherwise, and a party’s exercise of its right of termination shall not be considered an election of remedies. Notwithstanding the termination of this Agreement pursuant to this Section 12, the Parties’ confidentiality obligations under Section 11(g) shall survive termination and continue indefinitely. 13. Indemnification of TJC (a) Subject to Sections 15 and 16, Seller and the Lessee agree, jointly and severally, to indemnify TJC against and hold TJC harmless from: {WS087179v1 } - 14 - (i) any loss, liability, damage, cost or expense, including reasonable attorneys’ fees and cost of investigation (“Loss”) that TJC (or its directors, representatives, affiliates, employees, subsidiaries, and other related parties or individuals) may suffer or incur that is caused by, arises out of or relates to any inaccuracy in or breach of any representation and warranty by Seller or Lessee in Section 6 of this Agreement; (ii) any Loss that TJC may suffer or incur that is caused by, arises out of or relates to Seller’s or Lessee’s breach of or failure to perform any of their covenants and obligations in this Agreement in any material respect; or (iii) any Loss that TJC may suffer or incur that is caused by, arises out of or relates to the assertion against TJC of an Excluded Liability. Claims asserted by TJC under subsections (i), (ii) and (iii) above are hereinafter referred to as TJC’s “Indemnification Claim(s).” (b) The benefit of the indemnification obligations of Seller and the Lessee under this Section 13 shall extend to the respective officers, directors, employees and agents of TJC and its affiliates. 14. Indemnification of Seller and the Lessee (a) Subject to Sections 15 and 16, TJC agrees to indemnify Seller and the Lessee against and hold each of them harmless from: (i) any Loss that Seller or the Lessee may suffer or incur that is caused by, arises out of or relates to any inaccuracy in or breach of any representation and warranty by TJC in Section 7 of this Agreement; (ii) any Loss that Seller or the Lessee may suffer or incur that is caused by, arises out of or relates to TJC’s breach of or failure to perform any of its obligations in this Agreement in any material respect; or (iii) any Loss that Seller or the Lessee may suffer or incur that is caused by, arises out of or relates to TJC’s operation of the Subject Franchise after Closing. Claims asserted by Seller or the Lessee under subsections (i), (ii) and (iii) above are hereinafter referred to as Sellers’ or the Lessee’s “Indemnification Claim(s).” (b) The benefit of TJC’s indemnification obligation under this Section 14 shall extend to the heirs and legal representatives of Seller and the Lessee. 15. Threshold and Cap (a) In respect of TJC’s assertion of an Indemnification Claim under Section 13(a)(i), TJC shall not be entitled to indemnification until the aggregate amount for which indemnification is sought exceeds $5,000.00. If this threshold is reached, TJC may assert an Indemnification Claim for the full amount of the claim (going back to the first dollar) and may assert any subsequent Indemnification Claim under Section 13(a)(i) without regard to any threshold. The maximum aggregate amount for which TJC may assert Indemnification Claims under Section 13 shall be the Purchase Price. No threshold or cap shall apply, however, in the case of any Loss caused by, arising out of or relating to any fraud or intentional

{WS087179v1 } - 15 - misrepresentation. (b) In respect of Seller’s and/or a Lessee’s assertion of an Indemnification Claim under Section 14(a)(i), Seller and/or the Lessee shall not be entitled to indemnification until the aggregate amount for which indemnification is sought collectively exceeds $5,000.00. If this threshold is reached, Seller and the Lessee may assert an Indemnification Claim for the full amount of the claim (going back to the first dollar) and may assert any subsequent Indemnification Claim under Section 13(a)(i) without regard to any threshold. The maximum aggregate amount for which Seller and/or the Lessee may assert Indemnification Claims under Section 14 shall be the Purchase Price. No threshold shall apply, however, in the case of any Loss caused by, arising out of or relating to any fraud or intentional misrepresentation. (c) No threshold shall apply to TJC’s assertion of an Indemnification Claim under Sections 13(a)(ii) or (iii) or to Seller’s or Lessee’s assertion of an Indemnification Claim under Sections 14(a)(ii) or (iii). 16. Survival (a) An Indemnification Claim under Sections 13(a)(i) and 14(a)(i) may be asserted at any time prior to the second anniversary of the Closing Date, with the exception that: (i) an Indemnification Claim under Section 13(a)(i) in respect of any inaccuracy in or breach of any of the representations and warranties in Section 6(c) (“Taxes”) may be asserted at any time prior to the expiration of the applicable statute of limitation; and (ii) an Indemnification Claim under Section 13(a)(i) in respect of any inaccuracy in or breach of any of the representations and warranties in Sections 6(b) (“Authority”) and 6(d) (“Title to and Condition of Assets”), may be asserted at any time without limit, but only as to Indemnification Claims related to title to Assets, not the condition of Assets. (b) An Indemnification Claim under Sections 13(a)(ii) and (iii) and Sections 14(a)(ii) and (iii) may be asserted at any time prior to ninety (90) days after the expiration of the applicable statute of limitation. 17. Notice of Indemnification Claim (a) The indemnified party may assert an Indemnification Claim by giving written notice of the Indemnification Claim to the indemnifying party. The indemnified party’s notice shall provide reasonable detail of the facts giving rise to the Indemnification Claim and a statement of the indemnified party’s Loss or an estimate of the Loss that the indemnified party reasonably anticipates that it will suffer. The indemnified party may amend or supplement its Indemnification Claim at any time, and more than once, by written notice to the indemnifying party. (b) If or to the extent that the Indemnification Claim is not in respect of a Third-Party Suit, Section 18 shall apply. If or to the extent that the Indemnification Claim is in respect of a Third-Party Suit, Section 19 shall apply. 18. Resolution of Claims (a) If the indemnifying party does not object to an Indemnification Claim during the 30-day period following receipt of the indemnified party’s notice of its Indemnification Claim, the indemnified {WS087179v1 } - 16 - party’s Indemnification Claim shall be considered undisputed, and the indemnified party shall be entitled to recover the actual amount of its indemnifiable loss from the indemnifying party, subject to the threshold, if any, in Section 15(a) or (b). (b) If the indemnifying party gives notice to the indemnified party within the 30-day objection period that the indemnifying party objects to the indemnified party’s Indemnification Claim, the indemnifying party and the indemnified party shall attempt in good faith to resolve their differences during the 30-day period following the indemnified party’s receipt of the indemnifying party’s notice of its objection. If they fail to resolve their disagreement during this 30-day period, either of them may unilaterally submit the disputed Indemnification Claim for non-binding arbitration before the American Arbitration Association in Phoenix, Arizona in accordance with its rules for commercial arbitration in effect at the time, which shall be a condition precedent to seeking resolution of the disputed Indemnification Claim before any court of competent jurisdiction. The award of the arbitrator or panel of arbitrators may include attorneys’ fees to the prevailing party. The prevailing party may enforce the award of the arbitrator or panel of arbitrators in any court of competent jurisdiction. 19. Third Party Suits (a) Indemnified party shall promptly give notice to indemnifying party of any suit, demand, or claim by a third person against indemnified party, for which indemnified party is entitled to indemnification under Section 13(a) (a “Third Party Suit”), which may be given by notice of an Indemnification Claim in respect of the Third-Party Suit. Indemnified party’s failure or delay in giving this notice shall not relieve indemnifying party from its indemnification obligation under this Section 19(a) in respect of the Third-Party Suit, except to the extent that indemnifying party suffers or incur a loss or is prejudiced by reason of indemnified party’s failure or delay. (b) Indemnified party shall control the defense of any Third-Party Suit. Indemnifying party shall be entitled to copies of all pleadings and, at its expense, may participate in, but not control, the defense and employ its own counsel. Indemnifying party shall in any event reasonably cooperate in the defense of the Third-Party Suit. (c) Indemnified party’s settlement of a Third-Party Suit shall also be binding on indemnifying party, in the same manner as if a final judgment in the amount of the settlement had been entered by a court of competent jurisdiction, if, as part of the settlement, indemnifying party receives a binding release providing that any liability of indemnifying party in respect of the Third-Party Suit is being satisfied as part of the settlement. Indemnified party shall give indemnifying party at least thirty (30) days’ prior notice of any proposed settlement, and during this thirty (30)-day period indemnifying party may reject the proposed settlement and instead assume the defense of the Third-Party Suit if: (i) the Third-Party Suit seeks only money damages and does not seek injunctive or other equitable relief against indemnified party; (ii) Indemnifying party unconditionally acknowledges in writing to indemnified party that indemnifying party is obligated to indemnify indemnified party in full in respect of the Third-Party Suit (except for any matters that are not subject to indemnification under this Agreement); (iii) the counsel chosen by indemnifying party to defend the Third-Party Suit is reasonably satisfactory to indemnified party; {WS087179v1 } - 17 - (iv) Indemnifying party furnishes indemnified party with security reasonably satisfactory to indemnified party to assure that indemnifying party have the financial resources to defend the Third-Party Suit and to satisfy their indemnification obligation in respect of the Third- Party Suit; (v) Indemnifying party actively and diligently defends the Third-Party Suit; and (vi) Indemnifying party consults with indemnified party regarding the Third-Party Suit at indemnified party’s reasonable request. If indemnifying party assumes the defense of the Third-Party Suit, indemnified party shall be entitled to copies of all pleadings and, at its expense, may participate in, but not control, the defense and employ its own counsel. (d) Indemnifying party may settle a Third-Party Suit in which, indemnifying party controls the defense only if the following conditions are satisfied: (i) the terms of settlement do not require any admission by indemnifying party or indemnified party, in respect of any matters subject to indemnification under Sections 13 or 14 of this Agreement, that in indemnified party’s reasonable judgment would have an adverse effect on indemnified party; and (ii) as part of the settlement, indemnified party receives a binding release providing that any liability of indemnified party in respect of the Third-Party Suit is being satisfied as part of the settlement. (e) Indemnified party’s failure to defend a Third Party Suit shall not relieve indemnifying party of its indemnification obligation under Section 13 or Section 14 of this Agreement if indemnified party gives indemnifying party at least thirty (30) days’ prior notice of indemnified party’s intention not to defend the Third Party Suit and affords indemnifying party the opportunity to assume the defense without having to satisfy the conditions in Section 19(c) for assuming the defense. 20. Expenses Each party shall pay its own expenses in connection with the negotiation and preparation of this Agreement and the closing of this transaction, including the process of determining and paying the amount of the Adjustments under Section 4(d) above. In the event of termination of this Agreement prior to Closing pursuant to Section 12, each Party’s obligation to pay its own expenses shall be subject to any right of recovery as a result of a default under this Agreement by the other party. 21. Schedules Nothing in any Schedule to Section 6 shall be considered adequate to constitute an exception to the related representation and warranty in Section 6 unless the Schedule describes the relevant facts in reasonable detail. Any exception in a Schedule to Section 6 shall be considered an exception to any other representation and warranty in Section 6 to which the exception relates if it is reasonably apparent on its face that the exception in question relates to such other representation and warranty. 22. Parties’ Review {WS087179v1 } - 18 - Any knowledge acquired by a party (or that should have been or could have been acquired) as a result of any due diligence or other review or investigation in connection with the negotiation and execution of this Agreement and the closing of the transaction shall not limit that party’s right to rely on the other party’s representations and warranties in this Agreement or circumscribe that party’s entitlement to indemnification under this Agreement. 23. Publicity Any public announcement or similar publicity regarding this Agreement or the transaction shall be issued only as, when and in the manner and form that TJC determines. 24. Notices (a) All notices under this Agreement shall be in writing and sent by certified or registered mail, overnight messenger service, or personal delivery, as follows: (i) if to Seller, to or in care of: (iii) If to the Lessee: (iii) if to TJC, to: The Joint Corp. 16767 N. Perimeter Dr. Suite 110 Scottsdale, AZ 85260 Attention: Jorge Armenteros with a required copy to: Aaron Gagnon, Esq. Warshawsky Seltzer, PLLC 9943 East Bell Road Scottsdale, AZ 85260 (b) A notice sent by certified or registered mail shall be considered to have been given five business days after being deposited in the mail. A notice sent by overnight courier service or personal delivery shall be considered to have been given when actually received by the intended recipient. A party may change its address for purposes of this Agreement by notice in accordance with this Section 24. 25. Further Assurances and Cooperation (a) The parties agree to (i) furnish to one another other such further information, (ii) execute and deliver to one another such further documents and (iii) do such other acts and things that any party reasonably requests for the purpose of carrying out the intent of this Agreement and the documents and instruments referred to in this Agreement. The Parties acknowledge that TJC may be required to conduct audits of the financial statements of the businesses operated using the Assets, and the Seller and the Lessee agree to cooperate with TJC and to provide it with any information reasonably available to the

{WS087179v1 } - 19 - Seller and the Lessee to assist TJC and its representatives in conducting such audits. For forty-five (45) days following the Closing, Seller and Lessee shall provide to TJC such assistances as TJC reasonably requests to help ensure a smooth and orderly transition of ownership of the Subject Franchise. (b) The Parties acknowledge that TJC may be required by applicable laws and regulations to include financial statements and information relating to the Subject Franchise in TJC’s financial statements, and TJC may be required to perform audits of the Subject Franchise’s financial statements. Accordingly, the Seller and the Lessee agree to cooperate with TJC and to provide it with any information reasonably available to the Seller and the Lessee to assist TJC and its representatives in obtaining such financial statements, conforming such financial statements to applicable accounting standards and conducting such audits (Seller’s and the Lessee’s “Section 25(b) Duties”). Such information includes, but is not limited to, the financial books, records and work papers of Seller. 26. Waiver The failure or any delay by any party in exercising any right under this Agreement or any document referred to in this Agreement shall not operate as a waiver of that right, and no single or partial exercise of any right shall preclude any other or further exercise of that right or the exercise of any other right. All waivers shall be in writing and signed by the party to be charged with the waiver, and no waiver that may be given by a party shall be applicable except in the specific instance for which it is given. 27. Entire Agreement This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (together with (i) the Exhibits, (ii) the Schedules and (iii) the Parties’ Closing Documents) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement signed by the party to be charged with the amendment. 28. Assignment No party may assign any of its rights under this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, TJC may assign its rights, interests and duties under this Agreement and all ancillary documents to a third party TJC franchisee (who desires to step in to the shoes of TJC and complete the transaction contemplated by this Agreement) without the necessity of obtaining any consent of Seller or Lessee. 29. No Third-Party Beneficiaries Nothing in this Agreement shall be considered to give any person other than the parties any legal or equitable right, claim or remedy under or in respect of this Agreement or any provision of this Agreement. This Agreement and all of its provisions are for the sole and exclusive benefit of the parties and their respective successors, permitted assigns, heirs and legal representatives. 30. Construction (a) All references in this Agreement to “Section” or “Sections” refer to the corresponding section or sections of this Agreement. (b) All words used in this Agreement shall be construed to be of the appropriate gender or {WS087179v1 } - 20 - number as the context requires. (c) Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms. (d) The captions of articles and sections of this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement. 31. Severability The invalidity or unenforceability of any term or provision, or part of any term or provision, of this Agreement shall not affect the validity and enforceability of the other terms and provisions of this Agreement, and this Agreement shall be construed in all respects as if the invalid or unenforceable term or provision, or part, had been omitted. In the event that any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable because it is too broad, such provision shall be interpreted to be only as broad as is enforceable. 32. Counterparts This Agreement may be signed in any number of counterparts (including by facsimile or portable document format (pdf)), all of which together shall constitute one and the same instrument. 33. Governing Law This Agreement shall be governed by the internal Laws of the State of Arizona, without giving effect to any choice of law provision or rule (whether of the State of Arizona or any other state) that would cause the laws of any state other than the State of Arizona to govern this Agreement. 34. Binding Effect This Agreement shall apply to, be binding in all respects upon and inure to the benefit of parties and their respective heirs, legal representatives, successors and permitted assigns. IN WITNESS WHEREOF, the Parties, through authorized representatives, hereto affix their signatures and execute this Agreement as of the Effective Date. “Seller” “TJC” The Joint Corp., a Delaware corporation By: _____________________________ By: _____________________________ Peter Holt, Chief Executive Officer Date: ___________________________ Date: ___________________________ “Lessee” By: _____________________________ Its: ______________________________ Print: ____________________________ Date: ____________________________ {WS087179v1 } - 2 - EXHIBIT A The Lease 1. _______________________________________________________ [See attached Lease Agreement and all associated addendums for the Subject Franchise, by separate electronic attachment and/or by attachment below.] {WS087179v1 } - 3 - EXHIBIT B Bill of Sale and Assignment This Bill of Sale and Assignment is made as of the date last set forth below (“Effective Date”) by ______________________________________, a _____________________ corporation/limited liability company, to and in favor of The Joint Corp., a Delaware corporation, and is delivered pursuant to Section 5 of the Asset and Franchise Agreement Purchase Agreement dated as of its Effective Date, by and among The Joint Corp., a Delaware corporation (“TJC”), and __________________________________, a ____________________ corporation/limited liability company (“Seller” and “Lessee”) (the “Asset Purchase Agreement”). Capitalized terms used in this Bill of Sale and Assignment without being defined have the same meanings that they have in the Asset Purchase Agreement. For value received, the receipt and sufficiency of which is acknowledged, the Seller and Lessee grant, bargain, sell, deliver, transfer, assign and convey to TJC, its successors and assigns, all of their right, title and interest in, to and under the Assets, including, but not limited to, its right, title, interest and estate in, to, and under the following: (i) the franchise agreement between Seller and TJC for the Subject Franchise, a copy of which is attached to the Asset Purchase Agreement as Schedule 1(b)(i), (ii) all equipment, machinery, tools, maintenance supplies, office equipment, leasehold improvements, furniture, fixtures, inventories and supplies and other similar items of tangible personal property used by Seller in connection with the Subject Franchise which is more particularly listed and described in Schedule 1(b)(ii) attached to the Asset Purchase Agreement; (iii) all of Seller’s interest in any membership agreements, prepaid services packages and other agreements or arrangements Seller has made with patients of the Subject Franchise, together with any deposits or prepayments (for packages or otherwise) made by any patients covered by such agreements or arrangements to the extent related to services to be performed after Closing; (iv) the trademarks, trade names, copyrights and all other intellectual property rights of Seller associated with the Subject Franchise and all of Seller’s goodwill attributable to the Subject Franchise; (v) all telephone numbers and domain names associated with the Subject Franchise; (vi) to the extent transferable, all licenses, government approvals and permits and all other approvals and permits relating to the Subject Franchise; (vii) all of Lessee’s interest as tenant (including leasehold improvements) under its lease for the premises occupied by the Subject Franchise, a copy of which is attached to the Asset Purchase Agreement as Exhibit A; and (vii) the agreements and contracts which TJC has expressly agreed to assume and which are listed on Schedule 1(b)(ix);

{WS087179v1 } - 4 - (ix) all of its other Assets that Seller and/or Lessee uses or holds for use in the operation of the Subject Franchise. To have and to hold the Assets unto TJC, its successors and assigns forever. This Bill of Sale and Assignment does not convey any right, title or interest in the Excluded Assets. IN WITNESS WHEREOF, the Parties, through authorized representatives, hereto affix their signatures and execute this Bill of Sale and Assignment as of the date last set forth below. “TJC” “LESSEE” THE JOINT CORP., a Delaware corporation _______________________, a _____________ By: _____________________________ By: _____________________________ Peter Holt, Chief Executive Officer Date: ___________________________ Its: ______________________________ Date: ____________________________ “SELLER” By: _____________________________ Its: ______________________________ Print: ____________________________ Date: ____________________________ {WS087179v1 } 5 EXHIBIT C – General Release The undersigned holds a direct or indirect interest in one or more of the parties to that certain Asset and Franchise Purchase Agreement dated as of its Effective Date, entered into by The Joint Corp., a Delaware corporation (“TJC”), __________________________________, a ________________ corporation/limited liability company (collectively, “Seller”), and _____________________ corporation/limited liability company (the “Lessee”), pursuant to which TJC acquired substantially all of the Assets of Seller and Lessee related to the Subject Franchise of TJC (the “Asset Purchase Agreement”). Capitalized terms used in this General Release without being defined have the same meanings that they have in the Asset Purchase Agreement. The undersigned is delivering this General Release to TJC pursuant to Section 9(b) of the Asset Purchase Agreement. The undersigned’s release of TJC was and is a material inducement to TJC to enter into and close the Asset Purchase Agreement. The undersigned waives and releases (i) any written notice required or right of first refusal granted to the undersigned under any operative instrument with respect to the Seller, the Lessee, the Assets, the Subject Franchise or any of them, (ii) any and all right, title and interest of the undersigned in, to and under any of the Asset, or the Subject Franchise. The undersigned specifically acknowledges and agrees that TJC will rely and is entitled to rely upon the effectiveness of this instrument in closing the transactions contemplated by the Asset Purchase Agreement, and that the undersigned will benefit personally (directly or indirectly) from the closing of those transactions. Effective upon the closing of the transactions described in the Asset Purchase Agreement, and without the necessity of notice or any other additional act, the undersigned releases each of TJC, its officers, directors, attorneys and affiliates (“TJC Parties”) and Seller from any and all claims, demands and causes of action of any kind or nature whatsoever, including any claims or causes of action related to any of the following: (a) the Subject Franchise, (b) the Assets; and/or (c) the Franchise Agreement and any other agreements between the Parties, that the undersigned, either alone or with any one or more of the other members of Seller or Assignee, has had or may have, whether now known or unknown, as of Closing Date against the TJC Parties for any event occurring prior to Closing Date. With respect to the matters hereinabove released, the undersigned knowingly waives all its rights and protection, if any, under Section 1542 of the Civil Code of the State of California, or any similar law of any state or territory of the United States of America. Section 1542 provides as follows: 1542 General Release; Extent. A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor. [SIGNATURES FOLLOW BELOW] {WS087179v1 } 6 IN WITNESS WHEREOF, the Seller and Lessee, through authorized representatives, hereto affix their signatures and execute this General Release as of the date last set forth below. “SELLER” __________________________, an individual __________________________, a ____________ By: ______________________________ By: ______________________________ Print: ____________________________ Its: ______________________________ Date: _____________________________ “LESSEE” ________________, a _____________________ By: ______________________________ Print: ____________________________ Its: ______________________________ Date: _____________________________ {WS087179v1 } 7 EXHIBIT D SELLER’S CERTIFICATE This Sellers’ Certificate (“Certificate”) is delivered pursuant to Section 5 of the Asset and Franchise Agreement Purchase Agreement dated as of its Effective Date (the “Asset Purchase Agreement”) entered into by The Joint Corp., a Delaware corporation (“TJC”), _____________________________ a ____________________ corporation/limited liability company (collectively, “Seller”), ____________________, a ________________________ corporation/limited liability company (the “Lessee”), pursuant to which TJC acquired substantially all of the Assets of Seller and Lessee related to the Subject Franchise of TJC. Capitalized terms used in this Seller’s Certificate without being defined have the same meanings that they have in the Asset Purchase Agreement. I, ______________________, certify to TJC, as the Seller and sole shareholder of Lessee, as follows: 1. ________________________ is the Seller and sole shareholder of Lessee and Seller, and is authorized to execute and deliver this Certificate on Seller’s and Lessee’s behalf; 2. The representations and warranties in Section 6, as qualified or limited by any exceptions in the Schedules to Section 6, were true and correct as of the date of the Asset Purchase Agreement; 3. The representations and warranties in Section 6, as qualified or limited by any exceptions in the Schedules to Section 6, as they may have been amended, are true and correct in all material respects on the Closing Date as if made at and as of Closing; 4. Each of Seller and Lessee has performed, complied with or satisfied in all material respects all of the obligations, agreements and conditions under the Asset Purchase Agreement that it is required to perform, comply with or satisfy prior to or at Closing; and 5. Resolutions (and other corporate governance procedures) were duly adopted by us, as the sole shareholders of Lessee, to authorize its execution, delivery and performance of the Asset Purchase Agreement on behalf of Lessee. Lessee and Seller agree, as necessary, to promptly execute any documentation required by TJC to formalize any aspect of the Asset Purchase Agreement. [SIGNATURES FOLLOW BELOW]

{WS087179v1 } 8 IN WITNESS WHEREOF, the Seller and Lessee, through authorized representatives, hereto affix their signatures and execute this Seller’s Certificate as of the date last set forth below. “SELLER” __________________________, an individual __________________________, a ____________ By: ______________________________ By: ______________________________ Print: ____________________________ Its: ______________________________ Date: _____________________________ “LESSEE” ________________, a _____________________ By: ______________________________ Print: ____________________________ Its: ______________________________ Date: _____________________________ {WS087179v1 } 9 Schedule 1(b)(i) Franchise Agreement 1. Franchise Agreement _______________ dated ___________________ by and between The Joint Corp. and __________________________ for The Joint Chiropractic __________________ Clinic located at _____________________________________________. [The Franchise Agreement shall be attached by separate electronic attachment and/or by attachment below.] {WS087179v1 } 10 Schedule 1(b)(ii) Personal Property of the Subject Franchise [Seller and Lessee acknowledge the obligation to provide any detail of the Personal Property above, and that any failure to include may be subject to a holdback of the Purchase Payment by TJC] {WS087179v1 } 11 Schedule 1(b)(ix) – Assumed Contracts/Insurance Policies/Corporate Documentation [Copies of each of the above-listed Assumed Contracts attached to be provided by the Seller and Lessee, and incorporated into this Agreement. Seller and Lessee acknowledge its obligation to provide all Assumed Contracts to TJC as a material condition of this Agreement.]

{WS087179v1 } 12 Schedule 2 Other Excluded Assets NONE {WS087179v1 } 13 Schedule 6(b) Required Consents or Approvals [See the Lease Agreement above] {WS087179v1 } 14 Schedule 6(g) List of Employees and Wage Information {WS087179v1 } 15 Schedule 6(h) Contracts [See Schedule 1(b)(ix)]

{WS087179v1 } 16 EXHIBIT E DUE DILIGENCE REQUEST The following information is requested to be provided by ___________________________ (collectively, the “Company”), a ________________________ corporation/limited liability company, to Jesse McBain, Aaron Gagnon and Jorge Armenteros on behalf of The Joint Corp. To the extent that any request below would be unduly burdensome to produce, please advise us so that we may discuss narrowing this request. For purposes of this request, the “Company” includes all of the Company’s respective subsidiaries and any predecessors. If any item on this list is inapplicable to the Company or if no information of the type requested exists, please indicate in writing. 1. Company Records: 1.1 The articles of organization and operating agreement, as amended to date, for the Company. Copies of any organizational charts relating to the organizational structure of the Company. 1.2 The minute books and membership interest ledgers for the Company, together with written consents and minutes of all meetings of the board of managers, any committees of the board of managers, and members of the Company, and all materials furnished to managers and members of the Company related thereto. 1.3 Copies of all certificates or other documentation representing membership interests of the Company. A list of each security holder of the Company and a description (including the number outstanding) of each class of securities issued and outstanding thereto. 1.4 List of all subsidiaries of the Company 1.5 The charter/formation documents and the related by-laws, partnership agreements and operating agreements, as applicable, as amended to date, for all of the subsidiaries of the Company and, to the extent in the possession of the Company, for any member of the Company that is an entity. 1.6 The minute books and stock/membership interest ledgers for all of the subsidiaries of the Company, together with written consents and minutes of all meetings of the board of directors/managers, any committees of the board of directors/managers, and shareholders/members of the subsidiaries of the Company, and all materials furnished to officers/managers and shareholders/members of the subsidiaries of the Company related thereto. 1.7 Copies of all certificates representing shares/membership interests of each of the subsidiaries of the Company. A list of each security holder of each of the subsidiaries of the Company and a description (including the number outstanding) he number of each class of securities issued and outstanding thereto. 1.8 List of all jurisdictions in which the Company and/or any of its subsidiaries does business and/or is/are currently qualified to do business as a foreign entity. 1.9 List of locations of all plants, offices, or other facilities of the Company and/or of its subsidiaries. 1.10 Copies of all certificates of authority or qualification issued by each jurisdiction in which the Company and/or its subsidiaries to do business as a foreign corporation. 1.12 A list of any significant mergers, acquisitions or dispositions entered into by the Company and/or any of its subsidiaries within the last five years. 1.13 The (i) federal tax identification number(s), (ii) the state tax identification number(s), and (iii) state organizational i.d. number for the Company and each of its subsidiaries. 2. Governmental Regulation: 2.1 Copies of any and all governmental permits, licenses, certifications, authorizations, consents or similar items of the Company and/or any of its subsidiaries. 2.2 Copies of the most recent reports of inspections of the Company’s and/or any of its subsidiaries’ businesses and properties conducted by governmental authorities, insurance companies or consultants, 2.3 Copies of any and all correspondence, information, reports, investigations, filings or other documentation relating to noncompliance by the Company and/or any of its subsidiaries with any laws or regulations during the past five years. 3. Financings: 3.1 A list of all outstanding loans and/or guarantees of the Company and/or any of its subsidiaries, and copies of any and all underlying financing documents related thereto. Including documentation that support current debt to shareholders. 3.2 A list and copy of all UCC filings on file in any jurisdiction with respect to the Company and/or any of its subsidiaries or any of their respective assets. 4. Employment and PC Agreement: 4.1 Copies of any and all PC agreements, employment agreements, consulting agreements, confidentiality agreements, non-compete agreements, severance agreements, change-of-control agreements, option agreements, commission agreements, and indemnification agreements to which the Company and/or any of its subsidiaries is/are a party. Copies of any employee handbooks issued or adopted by the Company and/or any of its subsidiaries. 4.2 A description of any complaints, disputes or grievances by or with employees, requests for arbitration, grievance proceedings, etc. during the past five years for the Company and/or any of its subsidiaries. A list of any work stoppages, strikes or other labor actions affecting the Company and/or any of its subsidiaries in the past five years. {WS087179v1 } 17 4.4 Copies of any and all pension, retirement, severance, profit sharing, medical, disability, hospitalization, insurance, deferred compensation, bonus, incentive, welfare or any other employee benefit plan, policy, agreement or practice currently or previously maintained by the Company and/or any of its subsidiaries for any of their respective personnel. A description of all sick leave, maternity leave, vacation and other paid absence policies for the Company and/or any of its subsidiaries. 4.5 A copy of each employee benefit plan of the Company and/or any of its subsidiaries; the most recent actuarial and financial reports prepared with respect to any employee benefit plan; the most recent annual report, if any, filed with any governmental authority for each employee benefit plan; and all Internal Revenue Service and Department of Labor rulings, and any open requests for rulings, and determination letters that pertain to any employee benefit plan of the Company and/or any of its subsidiaries. A copy of COBRA forms and procedures. 4.6 A list of the current officers, directors, managers, independent contractors and employees of the Company and/or any of its subsidiaries along with a description of their job duties and their jurisdiction of employment. 4.7 A list of all current employees of the Company, 4.8 Clinic rosters – employee name, address, date of birth, pay rate, position etc. 4.9 A copy of the last couple of payrolls for the clinic and Copies of I-9s. 4.10 Amount of vacation owed. 4.11 Information of sponsored visa of key employee 5. Certain Material Agreements: 5.1 Copies of any and all supply or requirements contracts to which the Company and/or any of its subsidiaries is a party. 5.2 Copies of any and all leases of real property and all leases of personal property to which the Company and/or any of its subsidiaries is/are a party. Confirmation that neither the Company nor any of its subsidiaries own any real estate. 5.3 Copies of any and all forms of all standard agreements (e.g., terms of purchase or sale, warranties, guaranties, non-competes, etc.) utilized by the Company and/or any of its subsidiaries in the ordinary course of its business. 5.4 Copies of any and all agreements of the Company and/or any of its subsidiaries with sales agents or other independent representatives. a. Confirmation that there are no contracts, agreements or other documents containing any restrictions on financing, borrowing, the issuance or offering of any security of the Company and/or any of its subsidiaries, or the consummation of any asset or equity sale. Confirmation that there are no agreements relating to restrictions upon competition or restricting or purporting to restrict the ability of the Company and/or any of its subsidiaries to engage in any type of business or to operate in any geographic area. b.a. Copies of any and all secrecy, confidentiality and nondisclosure agreements and any other contracts or agreements made otherwise than in the ordinary course of business by the Company and/or any of its subsidiaries in the past three years. 5.7 To the extent not already included in any of the above items, copies of each contract, lease or instrument entered into or binding upon the Company and/or any of its subsidiaries which (a) provides for aggregate payments by the Company and/or any of its subsidiaries in excess of $10,000, (b) which is not terminable without penalty by the Company and/or any of its subsidiaries upon the provision of no more than 30 days’ written notice, and/or (c) which is material to the operations or business of the Company. 5.8 Copies of any and all contracts containing termination or other provisions triggered by a sale of assets equity or change of control or requiring the consent of the Company and/or any of its subsidiaries. 5.9 Copies of any and all documentation evidencing any patents, patent rights, trademarks, trade names, service marks, brands, copyrights and other intellectual property rights issued in favor of the Company and/or any of its subsidiaries in any jurisdiction and register copies of all pending registrations and applications therefor. 5.10 Copies of any and all documents relating to any technology and/or intellectual property used or otherwise relied upon by the Company and/or any of its subsidiaries in the ordinary course of business, including, without limitation, any and all “work for hire agreements,” right to use agreements, agreements relating to source code used by the Company and/or any of its subsidiaries, software development agreements, and license agreements. 6. Operating and Related Party Agreements: 6.1 Copies of any and all contracts relating to the Company’s and/or any of its subsidiaries’ securities to which the Company and/or any of its subsidiaries or any of their respective shareholders/members is a party, including operating agreements, shareholders’ agreements voting trust agreement, option agreements, preemptive rights agreements, warrants, etc. 6.2 Copies of any and all agreements between the Company and any of its subsidiaries which are material to the conduct of the Company’s business and/or which require the payment by the Company of any fees, royalties, compensation or other payments to any of the Company’s subsidiaries, members, a relative of any member, entities owned by any member and/or relative or any member. 7. Litigation: 7.1 A schedule and description of all suits, actions, litigations, administrative proceedings or other governmental investigations or inquiries, currently pending, pending during the past five years or known to be contemplated, by any private party or governmental authority, affecting the business or operations of the Company and/or any of its subsidiaries, including amounts claimed and whether or not covered by insurance. Detail on workers’ comp. experience for the past five years. 7.2 Copies of any and all consent decrees, judgments, other decrees or orders, settlement agreements and other agreements, to which the Company and/or any of its subsidiaries is/are a party or is bound, requiring or prohibiting any future {WS087179v1 } 18 activities or assessing any penalties for violations of laws. 8. Financial and Auditors: 8.1 Copies of any and all letters from the Company and/or any of its subsidiaries to any of the Company’s and/or any of its subsidiaries, as applicable, independent public accountants in the past five years regarding certain representations requested by any of the Company’s and/or any of its subsidiaries, independent public accountants in connection with their audit of the Company and/or any of its subsidiaries, as applicable. 8.2 Copies of any and all accountants’ reports, audited financial statements and auditors letters to management from the Company’s and/or any of its subsidiaries’ respective auditors to the Company and/or any of its subsidiaries for the past five years and interim periods subsequent to the most recent fiscal year end. 8.3 CAPEX investments for the past year. 8.4 Monthly Income Statements for the most recent 12 months. 8.4 To present: - Detailed List of Property Plant and Equipment (including its original purchase price, depreciation and book value) - Detailed list of Accounts Receivable and Accounts Payable - Detailed list of all prepaid accounts - including schedule of how much collected and what remains outstanding 8.5 List of any off-balance sheet liabilities not appearing in most recent financial statements (including the notes thereto) 8.6 To the extent they exist, current budgets, forecasts and cash projections for five years, including all supporting information 8.7 Allocation of assets and total value of assets for the clinic. 9. Insurance: 9.1 A list and brief description of any claims pending under any policies of insurance during the past five years. 9.2 Copies of any and all correspondence relating to the cancellation or non-renewal any policy of insurance during the last five years. 10. Intellectual Property: 10.1. A list of all software programs owned by the Company and/or any of its subsidiaries and used internally in connection with the Company’s and/or any of its subsidiaries’, as applicable, business. 10.17 List of all internet domain names owned by the Company and/or any of its subsidiaries or otherwise used by any of them in their business, and a list of all internet domain names owned by third parties or by employees of the Company and/or any of its subsidiaries and used by Company and/or any of its subsidiaries in its business. 11. Tax Information: 11.1 Copies of Federal income tax returns for the years 2014, 2015 and 2016 for the Company and each of its subsidiaries. 11.2 Copies of all state income tax and unemployment tax returns for the years 2014, 2015 and 2016 for the Company and each of its subsidiaries. 11.3 Copies of any and all documents and correspondence relating to any pending tax investigations or inquires by any taxing authority in respect of the Company and/or any of its subsidiaries. 12. Real Property. 12.1 Real Property Leased. With respect to each parcel of real property which is leased by the Company, please provide copies of and/or information pertaining to: a. lease agreement and any addendums b. any correspondence from the landlord from the last six months. c. any information written or otherwise that the Company is or may be in violation of the terms of the lease. d. any information or notification from the landlord that it is in breach of the lease agreement and/or it may be renewing the lease. e. title policies. f. amounts of deposits required. 13. Miscellaneous: 13.1 Copies of all complaints or demands received from any customers and independent contractors within the last twelve months with respect to the Company and/or any of its subsidiaries. 13.2 Copies of any and all other documents, reports, studies or information viewed by the officers and directors of the Company and/or any of its subsidiaries as material to the business, financial condition, prospects or operations of the Company and/or any of its subsidiaries. 13.3 Any marketing agreements with radio stations, TV stations, or other vendors. 13.5 Summary of all local media and marketing relationships and details of those partnerships (including work with charities etc.) 13.6 Digital versions of all artwork that has been created. EXHIBIT O {WS087179v1 } 19 STATE EFFECTIVE DATES State Effective Dates The following states have franchise laws that require that the Franchise Disclosure Document be registered or filed with the state, or be exempt from registration: California, Hawaii, Illinois, Indiana, Maryland, Michigan, Minnesota, New York, North Dakota, Rhode Island, South Dakota, Virginia, Washington, and Wisconsin. This document is effective and may be used in the following states, where the document is filed, registered or exempt from registration, as of the Effective Date stated below: State Effective Date California Hawaii Illinois Indiana Maryland Michigan Minnesota New York North Dakota Rhode Island South Dakota Virginia Washington Wisconsin Other states may require registration, filing, or exemption of a franchise under other laws, such as those that regulate the offer and sale of business opportunities or seller-assisted marketing plans.

{WS087179v1 } 20 EXHIBIT P RECEIPTS {WS087179v1 } 21 RECEIPT (YOUR COPY – RETAIN FOR YOUR FILES) This Disclosure Document summarizes certain provisions of the Franchise Agreement and other information in plain language. Read this Disclosure Document and all agreements carefully. If The Joint Corp. offers you a franchise, it must provide this Disclosure Document to you fourteen (14) days before you sign a binding agreement with, or make a payment to, the franchisor or an affiliate in connection with the proposed franchise sale, or sooner if required by applicable law. If The Joint Corp. does not deliver this Disclosure Document on time, or if it contains a false or misleading statement, or a material omission, a violation of federal law and state law may have occurred and should be reported to the Federal Trade Commission, Washington, D.C. 20580 and the applicable state agency listed in Exhibit A. New York and Rhode Island require that we give you this Disclosure Document at the earlier of the first personal meeting or 10 business days before execution of the franchise or other agreement or the payment of any consideration that relates to the franchise relationship. Michigan and Oregon require that we give you this Disclosure Document at least 10 business days before the execution of any binding franchise agreement or other agreement or the payment of any consideration, whichever occurs first. The following franchise seller(s) will represent us in connection with the sale of our franchises: Eric Simon (Name) at 16767 N. Perimeter Dr., Suite 110, Scottsdale, Arizona 85260 (Principal Address) and (480) 245-5960 (Telephone Number). Date of Issuance: April 29, 2021 See Exhibit A for our registered agents authorized to receive service of process. I have received a Franchise Disclosure Document dated April 29, 2021. This Disclosure Document included the following Exhibits: A. State Administrators/Agents for Service of Process B. Franchise Agreement C. Operations Manual– Table of Contents D. Financial Statements E. Confidentiality/Nondisclosure Agreement F. List of Franchisees G. Form UCC-1 Financing Statement H. Management Agreement I. Amendment to Waive Management Agreement J. State-Specific Disclosures K. Required Vendor Agreements L. Form of Transfer Agreement and General Release Agreement M. Letter of Intent N. Form of Asset Purchase Agreement O. State Effective Dates _____________________________________________ Signature of Potential Franchisee _________________________ _____________________________________________ Date Print Name of Potential Franchisee You may return the signed receipt either by signing, dating, and mailing it to us at The Joint Corp., located at 16767 N. Perimeter Dr., Suite 110, Scottsdale, Arizona 85260, or by faxing a copy of the signed and dated receipt to us at (480) 513-7989. {WS087179v1 } 22 RECEIPT (OUR COPY – SIGN, DATE AND RETURN TO US) This Disclosure Document summarizes certain provisions of the Franchise Agreement and other information in plain language. Read this Disclosure Document and all agreements carefully. If The Joint Corp. offers you a franchise, it must provide this Disclosure Document to you fourteen (14) days before you sign a binding agreement with, or make a payment to, the franchisor or an affiliate in connection with the proposed franchise sale, or sooner if required by applicable law. New York and Rhode Island require that we give you this Disclosure Document at the earlier of the first personal meeting or 10 business days before execution of the franchise or other agreement or the payment of any consideration that relates to the franchise relationship. Michigan and Oregon require that we give you this Disclosure Document at least 10 business days before the execution of any binding franchise agreement or other agreement or the payment of any consideration, whichever occurs first. If The Joint Corp. does not deliver this Disclosure Document on time, or if it contains a false or misleading statement, or a material omission, a violation of federal law and state law may have occurred and should be reported to the Federal Trade Commission, Washington, D.C. 20580 and the applicable state agency listed in Exhibit A. The following franchise seller(s) will represent us in connection with the sale of our franchises: Eric Simon (Name) at 16767 N. Perimeter Dr., Suite 110, Scottsdale, Arizona 85260 (Principal Address) and (480) 245-5960 (Telephone Number). Date of Issuance: April 29, 2021 See Exhibit A for our registered agents authorized to receive service of process. I have received a Franchise Disclosure Document dated April 29, 2021. This Disclosure Document included the following Exhibits: A. State Administrators/Agents for Service of Process B. Franchise Agreement C. Operations Manual– Table of Contents D. Financial Statements E. Confidentiality/Nondisclosure Agreement F. List of Franchisees G. Form UCC-1 Financing Statement H. Management Agreement I. Amendment to Waive Management Agreement J. State-Specific Disclosures K. Required Vendor Agreements L. Form of Transfer Agreement and General Release Agreement M. Letter of Intent N. Form of Asset Purchase Agreement O. State Effective Dates _____________________________________________ Signature of Potential Franchisee _________________________ _____________________________________________ Date Print Name of Potential Franchisee You may return the signed receipt either by signing, dating, and mailing it to us at The Joint Corp., located at 16767 N. Perimeter Dr., Suite 110, Scottsdale, Arizona 85260, or by faxing a copy of the signed and dated receipt to us at (480) 513-7989.